As filed with the Securities and Exchange Commission on September 15, 2006
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-4
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

COCONUT PALM ACQUISITION CORP.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	6770	20-2763411
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

595 South Federal Highway, Suite 500
Boca Raton, Florida 33432
(561) 955-7300
(Address, Including Zip Code, and Telephone Number,
Including Area Code, of Registrant’s Principal Executive Offices)

Richard C. Rochon
Chairman and Chief Executive Officer
595 South Federal Highway, Suite 500
Boca Raton, Florida 33432
Phone: (561) 955-7300
(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent For Service)

With Copy To:
Stephen K. Roddenberry, Esq.
Akerman Senterfitt
One S.E. Third Avenue, Suite 2800
Miami, Florida 33131
Phone: (305) 374-5600
Fax: (305) 374-5095

     Approximate date of commencement of proposed sale of the securities to the public: as soon as practicable after the effective date of this registration statement.

     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:    ☐
     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

Calculation of Registration Fee

		Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class of	Amount	Offering Price	Aggregate	Registration
Securities to be Registered	to be Registered	Per Share(1)	Offering Price(1)	Fee

Common Stock, par value $0.0001 per share	26,720,055(2)	$5.34	$142,685,093.70	$15,267.31

Series A Convertible Non-voting Preferred Stock, par value $0.0001 per share	1,736,746	$5.34	$9,274,223.64	$992.34

Common Stock, par value $0.0001 per share(3)	1,736,746	$5.34	$9,274,223.64	$992.34

Common Stock, par value $0.0001 per share(4)	3,274,853	$5.34	$17,487,715.02	$1,871.19

Total Amount of Registration Fee				$19,123.18

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f)(1) and (3) and Rule 457(c) of the Securities Act of 1933, calculated based on the market value of the registrant’s common stock to be issued in the merger, as established by the average of the bid and ask price for the registrant’s common stock on September 12, 2006 on the Over-the-Counter Bulletin Board, which was $5.34.

(2)	Represents a bona fide estimate of the maximum number of shares of common stock, par value $0.0001 per share, that may be issued in connection with the merger described herein.

(3)	Represents shares issuable upon conversion by holders of the registrant’s Series A convertible non-voting preferred stock, pursuant to a Certificate of Designation for the Series A convertible non-voting preferred stock.

(4)	Represents shares issuable upon the conversion by the holders of Equity Broadcasting Corporation common stock options into shares of the registrant’s common stock.

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this proxy statement/ prospectus is not complete and may be changed. Coconut Palm Acquisition Corp. may not distribute and issue the securities being registered pursuant to this registration statement until the registration statement filed with the Securities and Exchange Commission is declared effective. This proxy statement/ prospectus is not an offer to sell these securities and Coconut Palm Acquisition Corp. is not soliciting an offer to buy these securities in any jurisdiction where such offer or sale is not permitted.

PROXY STATEMENT FOR SPECIAL MEETING OF STOCKHOLDERS OF COCONUT PALM ACQUISITION CORP.
PROSPECTUS FOR UP TO 31,731,654 SHARES OF COMMON STOCK AND 1,736,746 SHARES OF SERIES A PREFERRED STOCK OF
COCONUT PALM ACQUISITION CORP.
SUBJECT TO COMPLETION, DATED SEPTEMBER 15, 2006
COCONUT PALM ACQUISITION CORP.
MERGER PROPOSED — YOUR VOTE IS VERY IMPORTANT

       We are pleased to report that the boards of directors of Coconut Palm Acquisition Corp. and Equity Broadcasting Corporation, which we refer to as EBC, have each unanimously approved a merger of the two companies under the terms of a merger agreement.
      In the merger, Coconut Palm will issue a combination of shares of common stock, preferred stock and replacement options as well as deliver $25 million in cash and $15 million in EBC assets and assume up to $84 million in EBC debt. Specifically, each share of EBC Class A common stock will be converted into the right to receive 1.461988 shares of Coconut Palm common stock and each share of EBC Class B common stock will be converted into the right to receive 4.678362 shares of Coconut Palm common stock. The number of shares actually issued to holders of EBC Class A and Class B common stock is subject to pro rata reduction to satisfy EBC’s indemnification obligations. In exchange for their shares of EBC Series A preferred stock, Sycamore Venture Capital, L.P. and Univision Communications, Inc. will receive, pro rata according to their ownership of EBC Series A preferred stock, an aggregate of $40 million in cash and EBC assets, of which $15 million in EBC assets will be paid to Univision by the delivery to Univision of two existing EBC TV stations. Sycamore and Univsion will receive additional shares of Coconut Palm common stock and preferred stock in exchange for accrued dividends through the date of the completion of the merger. Each outstanding option to purchase EBC Class A common stock will be converted into the right to receive options to purchase 1.461988 shares of Coconut Palm common stock.
      Upon completion of the merger, Coconut Palm stockholders will continue to own their existing shares of Coconut Palm common stock and their existing Coconut Palm warrants and units.
      Coconut Palm common stock, warrants and units are listed on the OTC Bulletin Board under the symbols CNUT, CNUTW and CNUTU, respectively. On September 14, 2006, the closing price of Coconut Palm common stock, warrants and units was $5.40, $0.44 and $6.20, respectively.
      We encourage you to read this proxy statement/ prospectus including the section entitled “Risk Factors” beginning on page 30, before voting.

      Coconut Palm and EBC have each scheduled a special stockholder meeting in connection with the respective votes required. Your vote is very important. Whether or not you plan to attend the Coconut Palm special stockholder meeting, please take the time to vote by marking your vote on your proxy card, signing and dating the proxy card, and returning it to your respective company in the enclosed envelope. The Coconut Palm proxy card is enclosed with this proxy statement. Information regarding EBC’s special meeting, including the EBC proxy card, is being mailed by EBC along with this proxy statement/ prospectus to EBC shareholders.

Sincerely,
/s/ Richard C. Rochon
Chairman of the Board and Chief Executive Officer
Coconut Palm Acquisition Corp.
      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this proxy statement/ prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
      This proxy statement/ prospectus is dated                    , 2006, and is first being mailed to Coconut Palm stockholders on or about                     , 2006 and by EBC to EBC shareholders on or about                     , 2006.

COCONUT PALM ACQUISITION CORP.
595 South Federal Highway, Suite 500
Boca Raton, Florida 33432
To the Stockholders of Coconut Palm Acquisition Corp.:
      You are cordially invited to attend a special meeting of the stockholders of Coconut Palm Acquisition Corp. relating to the proposed merger between Coconut Palm and Equity Broadcasting Corporation, which we refer to as EBC, which will be held at 10:00 a.m., Eastern Time, on [                    ], 2006, at the offices of Coconut Palm, 595 South Federal Highway, Suite 500, Boca Raton, Florida 33432.
      At the special meeting, you will be asked to consider and vote upon the following proposals:

•	the merger proposal — to approve the merger with EBC, pursuant to the Agreement and Plan of Merger, dated as of April 7, 2006, as amended, among Coconut Palm, EBC and certain shareholders of EBC, and the transactions contemplated by the merger agreement;

•	the stock incentive plan proposal — to approve the adoption of the Coconut Palm Acquisition Corp. 2006 Stock Incentive Plan under which Coconut Palm will reserve up to 12,274,853 shares of common stock for issuance under the 2006 Stock Incentive Plan;

•	the Amended and Restated Certificate of Incorporation proposal — to approve the adoption of Coconut Palm’s Amended and Restated Certificate of Incorporation, to (i) increase the number of authorized shares of common stock from 50,000,000 shares to 100,000,000 shares, (ii) increase the number of authorized shares of preferred stock from 1,000,000 shares to 25,000,000 shares, (iii) change Coconut Palm’s name from “Coconut Palm Acquisition Corp.” to “Equity Broadcasting Corporation”, (iv) provide for a staggered board with three classes of directors, and (v) authorize the issuance of 1,736,746 shares of Series A Convertible Non-Voting Preferred Stock under a Certificate of Designation; and

•	to transact such other business as may properly come before the special meeting or any adjournment or postponement of the special meeting.
      The board of directors of Coconut Palm has fixed the close of business on [                    ], 2006, as the record date for the determination of stockholders entitled to notice of and to vote at the special meeting and at any adjournment of the special meeting. A list of stockholders entitled to vote as of the record date at the special meeting will be open to the examination of any stockholder, for any purpose germane to the special meeting, during ordinary business hours for a period of ten calendar days before the special meeting at Coconut Palm’s offices at 595 South Federal Highway, Suite 500, Boca Raton, Florida 33432, and at the time and place of the special meeting during the duration of the special meeting.
      It is expected that holders of EBC common stock and preferred stock will hold approximately 66% of the outstanding shares of Coconut Palm common stock and 100% of the outstanding shares of Coconut Palm preferred stock immediately following the closing of the merger, based on the number of shares of EBC and Coconut Palm capital stock outstanding as of June 30, 2006. In the merger, Coconut Palm will issue a combination of shares of common stock, preferred stock and replacement options as well as deliver $25 million in cash and $15 million in EBC assets and assume up to $84 million in EBC debt as the merger consideration. Specifically, each share of EBC Class A common stock will be converted into the right to receive 1.461988 shares of Coconut Palm common stock. Each share of EBC Class B common stock will be converted into the right to receive 4.678362 shares of Coconut Palm common stock. The number of shares actually issued to holders of EBC Class A and Class B common stock is subject to pro rata reduction to satisfy EBC’s indemnification obligations. In exchange for their shares of EBC Series A preferred stock, Sycamore Venture Capital, L.P. and Univision Communications, Inc. will receive, pro rata according to their ownership of EBC Series A preferred stock, an aggregate of $40 million in cash and EBC assets, of which $15 million in EBC assets will be paid to Univision by the delivery to Univision of two existing EBC TV stations. With respect to each $5.13 accrued and unpaid dividends of EBC Series A preferred stock, Sycamore will receive one share of Coconut Palm common stock, or 271,711 shares, and Univision will receive one share of Coconut Palm Series A Convertible Non-Voting Preferred Stock, or 1,736,746 shares. Each outstanding option to purchase EBC Class A common stock will be converted into the right to receive options to purchase 1.461988 shares of Coconut Palm common stock.
      Coconut Palm will issue approximately 26,720,055 shares of common stock, 1,736,746 shares of Series A Convertible Non-Voting Preferred Stock and 3,274,853 options at the close of the merger.
      After completion of the merger, if no holders of Coconut Palm common stock have demanded that Coconut Palm convert their shares into a pro rata portion of the trust account holding a substantial portion of the net proceeds of Coconut Palm’s initial public offering, then Coconut Palm stockholders will own approximately 34% of the combined company’s issued and outstanding shares of common stock. If one or more of Coconut Palm’s stockholders vote against the merger proposal and demand that Coconut Palm convert their shares into a pro rata portion of the trust account, then Coconut Palm’s stockholders will own less than 34.4% of the combined company’s issued and outstanding shares of common stock after completion of the merger.
      The affirmative vote of a majority of the shares outstanding as of the record date of Coconut Palm’s common stock that were issued in Coconut Palm’s initial public offering is required to approve the merger proposal. The affirmative vote of a majority of the shares of Coconut Palm’s common stock issued and outstanding as of the record date that are present in person or by proxy and entitled to vote at the special meeting is required to approve the adoption of the 2006 Stock Incentive Plan. The affirmative vote of a majority of the shares of Coconut Palm’s common stock issued and outstanding as of the record date is required to approve the adoption of Coconut Palm’s Amended and Restated Certificate of Incorporation. Each of the merger proposal and the Amended and Restated Certificate of Incorporation proposal is conditioned upon the approval of the other and, in the event one of those proposals does not receive the necessary vote to approve that proposal, then Coconut Palm will not complete any of the transactions identified in any of the proposals, including the stock incentive plan proposal. If the stock incentive plan proposal is not approved but the merger proposal and the Amended and Restated Certificate of Incorporation proposal are approved, we may still consummate the merger.
      In addition, each Coconut Palm stockholder who holds shares of common stock issued in Coconut Palm’s initial public offering or purchased following such offering in the open market has the right to vote against the merger proposal and, at the same time, demand that Coconut Palm convert such stockholder’s shares into cash equal to a pro rata portion of the proceeds in the trust account, including interest, in which a substantial portion of the net proceeds of Coconut Palm’s initial public offering is deposited, which as of June 30, 2006 is equal to approximately $5.5734 per share. If the merger is not completed, then your shares will not be converted to cash at this time, even if you so elected. However, if the holders of 2,300,000 or more shares of common stock issued in Coconut Palm’s initial public offering, an amount equal to 20% or more of the total number of shares issued in the initial public offering, vote against the merger and demand conversion of their shares into a pro rata portion of the trust account, then Coconut Palm will not be able to consummate the merger. Coconut Palm’s founding stockholder, RPCP Investments, LLLP, an affiliate of our officers and directors, which purchased or received shares of common stock prior to Coconut Palm’s initial public offering, presently owns an aggregate of approximately 17.9% of the outstanding shares of Coconut Palm common stock. RPCP Investments has agreed to vote the shares acquired prior to the public offering in accordance with the vote of the majority in interest of all other Coconut Palm stockholders on the merger proposal.
      Coconut Palm’s shares of common stock, warrants and units are listed on the OTC Bulletin Board under the symbols CNUT, CNUTW, and CNUTU, respectively. EBC’s securities are not listed or quoted on any national securities exchange or the over-the-counter bulletin board.
      After careful consideration of the terms and conditions of the proposed merger with EBC, the 2006 Stock Incentive Plan, and the Amended and Restated Certificate of Incorporation, the board of directors of Coconut Palm has determined that such proposals and the transactions contemplated thereby are fair to and in the best interests of Coconut Palm and its stockholders. In connection with the merger proposal, the board of directors of Coconut Palm has received a fairness opinion from Morgan Joseph & Co. Inc. dated May 19, 2006 to the effect that as of the date of its opinion, and based on conditions that existed as of that date, upon and subject to the considerations described in its opinion and based upon such other matters as Morgan Joseph considered relevant, the consideration to be paid by Coconut Palm in the merger pursuant to the merger agreement was fair to Coconut Palm from a financial point of view.
      The board of directors of Coconut Palm unanimously recommends that you vote or give instruction to vote (i) “FOR” the proposal to acquire EBC pursuant to the merger agreement; (ii) “FOR” the proposal to adopt the 2006 Stock Incentive Plan; and (iii) “FOR” the proposal to approve the Amended and Restated Certificate of Incorporation to increase the authorized shares of common stock and preferred stock, to change Coconut Palm’s corporate name, to provide for a staggered board of directors and to authorize the issuance of 1,736,746 shares of Series A Convertible Non-Voting Preferred Stock pursuant to the Certificate of Designation, all as described above.
      Enclosed is a notice of special meeting and proxy statement/ prospectus containing detailed information concerning the merger, the 2006 Stock Incentive Plan and the Amended and Restated Certificate of Incorporation. Whether or not you plan to attend the special meeting, we urge you to read this material carefully. I look forward to seeing you at the special meeting.

Sincerely,

Richard C. Rochon
Chairman of the Board
and Chief Executive Officer
      Your vote is important. Whether you plan to attend the special meeting or not, please sign, date and return the enclosed proxy card as soon as possible in the envelope provided. If you return your proxy card without an indication of how you wish to vote, your proxy will be voted (i) “FOR” the merger proposal, (ii) “FOR” the stock incentive plan proposal and (iii) “FOR” the Amended and Restated Certificate of Incorporation proposal.
      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
      See “Risk Factors” beginning on page 30 for a discussion of various factors that you should consider in connection with the merger.
      We are soliciting the proxy represented by the enclosed proxy on behalf of the board of directors, and we will pay all costs of preparing, assembling and mailing the proxy materials. In addition to mailing out proxy materials, our officers may solicit proxies by telephone or fax, without receiving any additional compensation for their services. We have requested brokers, banks and other fiduciaries to forward proxy materials to the beneficial owners of our stock.
      This proxy statement/ prospectus is dated [                    ], 2006 and is first being mailed to Coconut Palm stockholders on or about [                    ], 2006.

      This proxy statement/ prospectus incorporates important business and financial information about Coconut Palm that is not included in or delivered with the document. This information is available without charge to security holders upon written or oral request. The request should be made to:
Mario B. Ferrari
Coconut Palm Acquisition Corp.
595 South Federal Highway, Suite 500
Boca Raton, Florida 33432
(561) 955-7300

COCONUT PALM ACQUISITION CORP.
595 South Federal Highway, Suite 500
Boca Raton, Florida 33432
NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON [                    ], 2006
TO THE STOCKHOLDERS OF COCONUT PALM ACQUISITION CORP.:
      NOTICE IS HEREBY GIVEN that a special meeting of stockholders, including any adjournments or postponements thereof, of Coconut Palm Acquisition Corp., will be held at 10:00 a.m. Eastern Time, on [                    ], 2006, at the offices of Coconut Palm, 595 South Federal Highway, Suite 500, Boca Raton, Florida 33432, for the following purposes:

•	the merger proposal — to approve the merger with Equity Broadcasting Corporation, an Arkansas corporation, which we refer to as EBC, pursuant to the Agreement and Plan of Merger, dated as of April 7, 2006, as amended, by and among Coconut Palm, EBC and certain shareholders of EBC, and the transactions contemplated by the merger agreement;

•	the stock incentive plan proposal — to approve the adoption of the Coconut Palm Acquisition Corp. 2006 Stock Incentive Plan under which Coconut Palm will reserve up to 12,274,853 shares of common stock for issuance under the 2006 Stock Incentive Plan;

•	the Amended and Restated Certificate of Incorporation proposal — to approve the adoption of Coconut Palm’s Amended and Restated Certificate of Incorporation to (i) increase the number of authorized shares of common stock from 50,000,000 shares to 100,000,000 shares, (ii) increase the number of authorized shares of preferred stock from 1,000,000 shares to 25,000,000 shares, (iii) change Coconut Palm’s name from “Coconut Palm Acquisition Corp.” to “Equity Broadcasting Corporation”, (iv) provide for a staggered board with three classes of directors, and (v) authorize the issuance of 1,736,746 shares of Series A Convertible Non-Voting Preferred Stock under a Certificate of Designation; and

•	to transact such other business as may properly come before the special meeting or any adjournment or postponement thereof.
      The board of directors of Coconut Palm has fixed the close of business on [                    ], 2006 as the date for which Coconut Palm stockholders are entitled to receive notice of, and to vote at, the special meeting and any adjournments or postponements thereof. Only the holders of record of Coconut Palm common stock on that date are entitled to have their votes counted at the special meeting and any adjournments or postponements thereof.
      Each of the merger proposal and the Amended and Restated Certificate of Incorporation proposal is conditioned upon the approval of the other and, in the event one of those proposals does not receive the necessary vote to approve that proposal, then Coconut Palm will not complete any of the transactions identified in any of the proposals, including the stock incentive plan proposal. If the stock incentive plan proposal is not approved but the merger proposal and the Amended and Restated Certificate of Incorporation proposal are approved, we may still consummate the merger.
      Coconut Palm will not transact any other business at the special meeting, except for business properly brought before the special meeting, or any adjournment or postponement thereof, by Coconut Palm’s board of directors.
      Your vote is important. Please sign, date and return your proxy card as soon as possible to make sure that your shares are represented at the special meeting. If you are a stockholder of record of Coconut Palm common stock, you may also cast your vote in person at the special meeting. If your shares are held in an account at a brokerage firm or bank, you must instruct your broker or bank on how to vote your shares.

      The board of directors of Coconut Palm unanimously recommends that you vote “FOR” the merger proposal, “FOR” the stock incentive plan proposal, and “FOR” the Amended and Restated Certificate of Incorporation proposal.

By Order of the Board of Directors,

Richard C. Rochon
Chairman of the Board
and Chief Executive Officer
[ ], 2006

i

Page

Annex E-1 — Fairness Opinion of Morgan Joseph & Co. Inc.	E-1
Annex E-2 — Fairness Opinion of Sanders Morris Harris	E-2
Annex F-1 — Form of Employment Agreement — Larry Morton	F-1
Annex F-2 — Form of Employment Agreement — Gregory Fess	F-2
Annex F-3 — Form of Consulting Agreement — Max Hooper	F-3
EX-23.1 Consent of Eisner LLP
EX-23.2 Consent of Moore Stephen Frost PLC
EX-99.1 Proxy Card for Special Meeting

ii

QUESTIONS AND ANSWERS ABOUT THE PROPOSALS
      The following questions and answers briefly address some commonly asked questions about the merger and the other proposals being voted upon at the special meetings of the stockholders of Coconut Palm and EBC. Except where indicated otherwise, as used in this proxy statement/ prospectus, “Coconut Palm” refers to Coconut Palm Acquisition Corp. and “EBC” refers to Equity Broadcasting Corporation. In addition, except where indicated otherwise, references to the merger agreement include all amendments to the merger agreement.
Who is Coconut Palm?
      Coconut Palm is a blank-check company formed specifically as a vehicle for the acquisition of or merger with a business whose fair market value is at least 80% of the net assets of Coconut Palm.
Who is EBC?
      EBC is one of the largest owners and operators of television stations in the United States, as well as the largest, centralized distribution platform for Spanish-language television stations.
What is being voted on at the Coconut Palm special meeting?
      There are three proposals on which you are being asked to vote.

The Merger Proposal
      The first proposal is to approve the merger with EBC pursuant to the merger agreement whereby EBC will be merged with and into Coconut Palm, with Coconut Palm remaining as the surviving corporation. As consideration for such merger, and as further described herein, each share of EBC Class A common stock will be converted into the right to receive 1.461988 shares of Coconut Palm common stock. Each share of EBC Class B common stock will be converted into the right to receive 4.678362 shares of Coconut Palm common stock. The number of shares actually issued to holders of EBC Class A and Class B common stock is subject to pro rata reduction to satisfy EBC’s indemnification obligations. In exchange for their shares of EBC Series A preferred stock, Sycamore Venture Capital, L.P. and Univision Communications, Inc. will receive, pro rata according to their ownership of EBC Series A preferred stock, an aggregate of $40 million in cash and EBC assets, of which $15 million in EBC assets will be paid to Univision by the delivery to Univision of two existing EBC TV stations. With respect to each $5.13 accrued and unpaid dividends of EBC Series A preferred stock, Sycamore will receive one share of Coconut Palm common stock, or 271,711 shares, and Univision will receive one share of Coconut Palm Series A Convertible Non-Voting Preferred Stock, or 1,736,746 shares. We refer to the Coconut Palm Series A Convertible Non-Voting Preferred Stock as the Coconut Palm Series A preferred stock. Each outstanding EBC option will be converted into the right to receive options to purchase 1.461988 shares of Coconut Palm common stock under the proposed 2006 Stock Incentive Plan. We refer to this proposal as the merger proposal.

The Stock Incentive Plan Proposal
      The second proposal is to approve the adoption of the 2006 Stock Incentive Plan, pursuant to which 12,274,853 shares of Coconut Palm common stock comprised of (i) 3,274,853 shares converted from existing EBC options assumed in the merger, (ii) 2,000,000 and 250,000 shares underlying options issuable to Larry Morton, EBC director and President, and Gregory Fess, EBC director and Senior Vice President, respectively, under employment agreements to be entered in connection with the merger, and (iii) 6,750,000 shares reserved for future grants. We refer to this proposal as the stock incentive plan proposal.

The Amended and Restated Certificate of Incorporation Proposal
      The third proposal is to approve Coconut Palm’s Amended and Restated Certificate of Incorporation to (i) increase the number of authorized shares of common stock from 50,000,000 shares to 100,000,000 shares,

(ii) increase the number of authorized shares of preferred stock from 1,000,000 to 25,000,000, (iii) change Coconut Palm’s name from “Coconut Palm Acquisition Corp.” to “Equity Broadcasting Corporation”, (iv) provide for a staggered board with three classes of directors, and (v) authorize the issuance of 1,736,746 shares of Coconut Palm Series A preferred stock, pursuant to the Certificate of Designation. We refer to this proposal as the Amended and Restated Certificate of Incorporation proposal. It is important for you to note that except for the stock incentive plan proposal, each of the proposals is conditioned upon the approval of the others and in the event the merger proposal or the Amended and Restated Certificate of Incorporation proposal does not receive the necessary vote to approve such proposal, then Coconut Palm will not consummate any of the proposals including the stock incentive plan proposal. If the stock incentive plan proposal is not approved, Coconut Palm may still consummate the merger if the other two proposals are approved.
What is being voted on at the EBC special meeting?
      There are two proposals on which the EBC shareholders are being asked to vote. The first proposal is to approve the merger of EBC with and into Coconut Palm pursuant to the merger agreement. This is also referred to as the merger proposal.
      The second proposal is to consider and vote on the termination and buy-out of a management agreement between EBC and Arkansas Media, LLC, which we refer to as Arkansas Media, and certain other matters as further described in a purchase and settlement agreement, dated April 7, 2006, between EBC, Arkansas Media and certain individuals, which we refer to as the settlement agreement. If the settlement agreement is approved, Arkansas Media would receive $3,200,000.00 cash, and 640,000 newly issued shares of EBC’s Class A common stock (valued at $4,800,000.00) in consideration for termination of a management agreement. This issuance of additional shares of stock would be effective before the merger, and, as a result, Arkansas Media would also receive their pro rata portion of the merger consideration. This proposal is referred to as the settlement proposal. A description of the settlement agreement can be found in “The Agreement and Plan of Merger — Settlement Agreement” beginning on page 50.
      More detailed information regarding EBC’s special meeting, including the EBC proxy card, is being mailed by EBC along with this proxy statement/ prospectus to EBC shareholders.
Why is Coconut Palm proposing the merger, the adoption of the 2006 Stock Incentive Plan and the approval of Coconut Palm’s Amended and Restated Certificate of Incorporation?
      Coconut Palm is a blank-check company formed specifically as a vehicle for the acquisition of or merger with a business whose fair market value is at least 80% of the net assets of Coconut Palm. In the course of Coconut Palm’s search for a business combination partner, Coconut Palm was introduced to EBC, a company the board of directors of Coconut Palm believes has growth potential. The board of directors of Coconut Palm is attracted to EBC because of its position as one of the largest networks of television stations in the United States and as a distribution platform for Spanish-language television stations, among other factors. As a result, Coconut Palm believes that the merger with EBC will provide Coconut Palm stockholders with an opportunity to merge with, and participate in, a company with growth potential. The adoption of the 2006 Stock Incentive Plan is being undertaken because the board of directors of Coconut Palm deems it beneficial for the combined company going forward following the merger. The Amended and Restated Certificate of Incorporation proposal is being undertaken because as a result of the adoption of the 2006 Stock Incentive Plan and the requirement to issue common stock in the merger, a greater number of shares of common stock may be required to be issued than is currently authorized, a class of preferred stock is necessary to be authorized as part of the merger consideration for the EBC shareholders, and upon completion of the merger, management desires to change Coconut Palm’s name to reflect its operations.
Why is EBC proposing the merger and settlement agreement proposals?
      EBC’s board of directors has determined that the merger with Coconut Palm is the most efficient method by which to provide liquidity to EBC shareholders. The common stock of Coconut Palm is registered with the

Securities and Exchange Commission, which we refer to as the SEC, and currently trades on the OTC Bulletin Board. Upon consummation of the merger, the combined company intends to apply, contemporaneously with and subject to the consummation of the merger, to be quoted on the Nasdaq Global Market. In accordance with the terms of the merger, EBC current shareholders will receive shares of common stock and preferred stock of Coconut Palm and, as a result, will be holders of registered shares of stock.
      During merger negotiations, EBC and Coconut Palm determined that the surviving entity resulting from the merger should not be subject to the management agreement currently in place between EBC and Arkansas Media and that the management agreement should be terminated prior to the effectiveness of the merger. Therefore, the buy-out and termination of the management agreement, and the closing of the other matters described in the settlement agreement, is a condition precedent to the merger transaction and must be approved by the EBC shareholders if the merger is to be effected. A description of the settlement agreement can be found in “The Agreement and Plan of Merger — Settlement Agreement” beginning on page 50.
What vote is required in order to approve the merger proposal at the Coconut Palm meeting?
      The approval of the merger with EBC will require the affirmative vote of a majority of the shares outstanding as of the record date of Coconut Palm’s common stock that were issued in Coconut Palm’s initial public offering. In addition, each Coconut Palm stockholder who holds shares of common stock issued in Coconut Palm’s initial public offering, or purchased following such offering in the open market, has the right to vote against the merger proposal and, at the same time, demand that Coconut Palm convert such stockholder’s shares into cash equal to a pro rata portion of the trust account in which a substantial portion of the net proceeds of Coconut Palm’s initial public offering is deposited. These shares will be converted into cash only if the merger is completed. Based on the amount of cash held in the trust account as of June 30, 2006, without taking into account any interest accrued after such date, stockholders who vote against the merger proposal and elect to convert such stockholder’s shares as described above will be entitled to convert each share of common stock that it holds into approximately $5.5734 per share. However, if the holders of 2,300,000 or more shares of common stock issued in Coconut Palm’s initial public offering (an amount equal to 20% or more of the total number of shares issued in the initial public offering), vote against the merger and demand conversion of their shares into a pro rata portion of the trust account, then Coconut Palm will not be able to consummate the merger. Coconut Palm’s founding stockholder, RPCP Investments, an affiliate of our officers and directors, which purchased or received shares of common stock prior to Coconut Palm’s initial public offering, presently owns an aggregate of approximately 17.9% of the outstanding shares of Coconut Palm common stock, and this stockholder has agreed to vote the shares acquired prior to the public offering in accordance with the vote of the majority in interest of all other Coconut Palm stockholders on the merger proposal.
What vote is required in order to approve the stock incentive plan proposal at the Coconut Palm meeting?
      The approval of the adoption of the 2006 Stock Incentive Plan will require the affirmative vote of a majority of the shares of Coconut Palm’s common stock issued and outstanding as of the record date that are present in person or by proxy and entitled to vote at the special meeting. The officers and directors of Coconut Palm intend to vote all of their shares of common stock in favor of this proposal.
What vote is required in order to approve Coconut Palm’s Amended and Restated Certificate of Incorporation at the Coconut Palm meeting?
      The approval of Coconut Palm’s Amended and Restated Certificate of Incorporation will require the affirmative vote of a majority of the shares of Coconut Palm’s common stock issued and outstanding as of the record date. The officers and directors of Coconut Palm intend to vote all of their shares of common stock in favor of this proposal.

What vote is required in order to approve the merger at the EBC special meeting?
      EBC’s issued and outstanding capital stock consists of shares of Class A common stock, Class B common stock, and Series A preferred stock. EBC management has determined that voting by separate voting groups is required with respect to the merger proposal and the settlement proposal under the Arkansas Business Corporation Act of 1987, as amended, which we refer to as the ABCA. Therefore, each voting group, voting separately as a group, must approve the merger proposal and the settlement proposal. Pursuant to separate voting agreements entered into in connection with the merger agreement, the owners of all the outstanding Class B common shares and Series A Preferred shares are required to vote in favor of the merger proposal and the settlement proposal. In addition, the Class A common shareholders must approve the merger proposal and the settlement proposal for the two proposals to be effected. The merger proposal and the settlement proposal will be voted on together and will either collectively pass or fail.
      In order to be approved by EBC’s Class A common shareholders, the merger proposal and the settlement proposal must be approved by the affirmative vote of the holders of a majority of the outstanding Class A common shares. In addition to the approval of all outstanding Class A common shares, the merger proposal and settlement proposal must also receive the approval of a majority of a quorum of the shares of Class A common shares held by disinterested parties. As described more particularly herein, certain Class A shareholders have a conflict of interest with respect to the merger proposal and the settlement proposal. The votes of those shares held by Class A shareholders having a conflict of interest will be counted for the purpose of determining whether a majority of the total Class A shares have approved of the merger proposal and the settlement proposal but will be disregarded for the purpose of determining whether a majority of the disinterested Class A shares have approved of the merger proposal and settlement proposal. Both approvals must be obtained for the respective proposals to pass.
If I am not going to attend the Coconut Palm special meeting of stockholders in person, should I return my proxy card instead?
      Yes. After carefully reading and considering the information contained in this proxy statement/ prospectus, please complete and sign your proxy card. Then return the enclosed proxy card in the return envelope provided herewith as soon as possible, so that your shares may be represented at the Coconut Palm special meeting.
What will happen if I abstain from voting or fail to vote at the Coconut Palm meeting?
      Coconut Palm will count a properly executed proxy marked ABSTAIN with respect to a particular proposal as present for purposes of determining whether a quorum is present. For purposes of approval, an abstention or failure to vote, because it is not an affirmative vote in favor of a respective proposal (i) will have the same effect as a vote against the merger proposal but will not have the effect of converting your shares into a pro rata portion of the trust account in which a substantial portion of the net proceeds of Coconut Palm’s initial public offering are held, unless an affirmative election voting against the merger proposal is made and an affirmative election to convert such shares of common stock is made on the proxy card, (ii) will have the same effect as a vote against the stock incentive plan proposal, and (iii) will have the same effect as a vote against the Amended and Restated Certificate of Incorporation proposal. An abstention will have the same effect as a vote against the stock incentive plan proposal, but a failure to vote will have no effect on the stock incentive plan proposal, assuming that a quorum for the special meeting is present.
What do I do if I want to change my vote prior to the Coconut Palm meeting?
      If you are a record holder and you wish to change your vote, please send a later-dated, signed proxy card to Mario B. Ferrari at Coconut Palm prior to the date of the special meeting or attend the special meeting and vote in person. You also may revoke your proxy by sending a notice of revocation to Mario B. Ferrari at the address of Coconut Palm’s corporate headquarters, provided such revocation is received prior to the special meeting. If your shares are held in “street name”, you should contact your broker on how to change your vote.

What is householding?
      Regulations regarding the delivery of copies of proxy materials and annual reports to stockholders permit us, banks, brokerage firms and other nominees to send one annual report and proxy statement to multiple stockholders who share the same address under certain circumstances. This practice is known as “householding.” Stockholders who hold their shares through a bank, broker or other nominee may have consented to reducing the number of copies of materials delivered to their address. In the event that a stockholder wishes to revoke a “householding” consent previously provided to a bank, broker or other nominee, the stockholder must contact the bank, broker or other nominee, as applicable, to revoke such consent. If a stockholder wishes to receive separate proxy materials, the stockholder may receive printed copies by contacting Coconut Palm Acquisition Corp., Investor Relations, 595 South Federal Highway, Suite 500, Boca Raton, Florida 33432 by mail or by calling (561) 955-7300.
      Any stockholders of record sharing an address who now receive multiple copies of Coconut Palm’s annual reports and proxy statements and who wish to receive only one copy of these materials per household in the future should also contact Investor Relations by mail or telephone as instructed above. Any stockholders sharing an address whose shares of common stock are held by a bank, broker or other nominee who now receive multiple copies of Coconut Palm’s annual reports and proxy statements, and who wish to receive only one copy of these materials per household, should contact the bank, broker or other nominee to request that only one set of these materials be delivered in the future.
If my shares of Coconut Palm are held in “street name” by my broker, will my broker vote my shares for me?
      No. Your broker can vote your shares only if you provide instructions on how to vote. You should instruct your broker to vote your shares in accordance with directions you provided to your broker.
What will Coconut Palm stockholders receive in the merger?
      If the merger is completed and you vote your shares for the merger proposal, you will continue to hold the Coconut Palm securities that you currently own. If the merger is completed but you hold shares of common stock issued in Coconut Palm’s initial public offering, or purchased following such offering in the open market, and have voted your shares against the merger proposal and have elected a cash conversion instead, your Coconut Palm shares will be cancelled and you will receive cash equal to a pro rata portion of the trust account, which, as of June 30, 2006, was equal to approximately $5.5734 per share.
What will EBC shareholders receive in the merger?
      As consideration for the merger, each share of EBC Class A common stock will be converted into the right to receive 1.461988 shares of Coconut Palm common stock. Each share of EBC Class B common stock will be converted into the right to receive 4.678362 shares of Coconut Palm common stock. In exchange for their shares of EBC Series A preferred stock, Sycamore and Univision will receive, pro rata according to their ownership of EBC Series A preferred stock, an aggregate of $40 million in cash and EBC assets, of which $15 million in EBC assets will be paid to Univision by the delivery to Univision of two existing EBC TV stations. With respect to each $5.13 accrued and unpaid dividends of EBC Series A preferred stock, Sycamore will receive one share of Coconut Palm common stock, or 271,711 shares, and Univision will receive one share of Coconut Palm Series A Convertible Non-Voting Preferred Stock, or 1,736,746 shares. Each outstanding EBC option will be converted into the right to receive options to purchase 1.461988 shares of Coconut Palm common stock under the proposed 2006 Stock Incentive Plan. The number of Coconut Palm shares actually issued to holders of EBC Class A and Class B common stock will be subject to a pro rata reduction in order to satisfy the requirement under the merger agreement that 2,100,000 of such shares be placed in escrow to secure EBC’s indemnification obligations. For example if you own one share of EBC Class A common stock, you will receive approximately 1.347076 shares of Coconut Palm common stock, with 0.114912 of the shares otherwise issued as merger consideration to be placed into escrow. These 2,100,000 shares represent approximately 7.86% of the aggregate Coconut Palm common stock to be issued in the merger. Alternatively, the holders of outstanding EBC Class A and Class B common stock and the holders of outstanding shares of EBC Series A preferred stock who were parties to the merger agreement may, at their own expense, purchase an insurance policy to satisfy EBC’s potential indemnity obligations, in which case no portion of the Coconut Palm shares issued in the merger would be placed into escrow. See “The Agreement and Plan of Merger — Purchase Price Payment” beginning on page 44.
How is Coconut Palm paying for the merger?
      Coconut Palm will use its common stock and preferred stock as well as $25,000,000 in cash held in the trust account from its initial public offering to pay for the outstanding capital stock of EBC. If the merger is approved and completed, then the balance of the proceeds from Coconut Palm’s public offering will be used to assist with the growth of the surviving company and for working capital purposes.
Do Coconut Palm stockholders have conversion rights? If so, how do they exercise them?
      If you hold shares of common stock issued in Coconut Palm’s initial public offering, or purchased following such offering in the open market, then you have the right to vote against the merger proposal and demand that Coconut Palm convert your shares of common stock into a pro rata portion of the trust account in which a substantial portion of the net proceeds of Coconut Palm’s initial public offering are held. These rights to vote against the merger and demand conversion of the shares into a pro rata portion of the trust account are sometimes referred to herein as conversion rights. The merger can still be consummated if no more than 19.99% of Coconut Palm stockholders elect to exercise their conversion right.
      If you wish to exercise your conversion rights, you must vote against the merger and, at the same time, demand that Coconut Palm convert your shares into cash. If, notwithstanding your vote, the merger is completed, then you will be entitled to receive a pro rata share of the trust account in which a substantial portion of the net proceeds of Coconut Palm’s initial public offering are held, including any interest earned thereon through the date of the special meeting. Based on the amount of cash held in the trust account as of June 30, 2006, without taking into account any interest accrued after such date, you will be entitled to convert each share of common stock that you hold into approximately $5.5734 per share. If you exercise your conversion rights, then you will be exchanging your shares of Coconut Palm common stock for cash and will no longer own these shares of common stock. You will only be entitled to receive cash for these shares if you continue to hold these shares through the closing date of the merger and then tender your stock certificate to Coconut Palm. If you convert your shares of common stock, you will still have the right to exercise the warrants received as part of the units in accordance with the terms thereof. If the merger is not completed, then your shares will not be converted to cash at this time, even if you so elected. See “The Coconut Palm Special Meeting — Conversion Rights” beginning on page 67.
Do Coconut Palm stockholders have appraisal rights?
      Coconut Palm stockholders do not have appraisal or dissenters rights under the Delaware General Corporation Law in connection with the merger.
Do EBC shareholders have appraisal rights?
      Holders of EBC common stock who properly exercise their dissenters’ rights in accordance with Sections 4-27-1301 to 1331 of the ABCA are entitled to appraisal rights under the ABCA. Any shareholder of EBC may exercise dissenters’ rights only by delivering to EBC, before the vote of the EBC shareholders is taken on the proposed merger, written notice of the shareholder’s intent to demand payment for the shareholder’s shares if the proposed merger is approved and effectuated, and the shareholder must not vote his or her shares in favor of the proposed merger, either in person at the EBC annual meeting or by proxy. A shareholder of EBC who does not satisfy these requirements as well as the other requirements of Sections 4-27-1301 to -1331 of the ABCA is not entitled to payment for his shares as a dissenting shareholder under the ABCA, and would be entitled to the consideration for his or her shares as provided in the merger agreement. Coconut Palm may terminate the merger agreement in the event that more than 5% of the outstanding EBC shares exercise their dissenters’ rights. See “The Merger Proposal, Appraisal or Dissenters Rights” beginning on page 76.
What happens to the funds deposited in the trust account after completion of the merger?
      Upon completion of the merger, funds remaining in the trust account after payment of amounts, if any, to stockholders requesting and exercising their conversion rights, will be disbursed to Coconut Palm and used to achieve revenue growth and for customary working capital purposes.
Who will manage Coconut Palm and EBC upon completion of the merger?
      Upon completion of the merger, EBC will be merged with and into Coconut Palm, with Coconut Palm remaining as the surviving entity. It is anticipated that the surviving entity will be initially managed by the following persons:

Name	Position

Richard C. Rochon	Vice Chairman
Larry E. Morton	Director, President/CEO
Thomas M. Arnost	President/CEO — Broadcast Station Group
Mario B. Ferrari	Chief Strategic Officer
Henry Luken, III	Chairman of the Board
Robert B. Becker	Director
Robert Farenhem	Director
Gregory Fess	Senior Vice President/COO
Glenn Charlesworth	Chief Financial Officer
James Hearnsberger	Vice President — Finance & Administration
      This list of individuals represents only the initial anticipated management personnel of the surviving entity. In addition, four additional persons will be appointed to the combined company’s board of directors, two of which shall be designated by representatives of EBC, and two of which shall be designated by representatives of Coconut Palm. The officers and directors of the surviving entity can, and likely will, change in the future.
What will the name of the combined company be after the merger?
      Coconut Palm will change its name to Equity Broadcasting Corporation.
Where will Coconut Palm common stock to be listed?
      Coconut Palm’s common stock, warrants and units are currently listed on the OTC Bulletin Board under the symbols CNUT, CNUTW and CNUTU, respectively. Upon consummation of the merger, EBC will merge with and into Coconut Palm, with Coconut Palm remaining as the surviving entity, and Coconut Palm’s name will be changed to Equity Broadcasting Corporation. The surviving entity, will apply for listing on the Nasdaq Global Market.
What happens to Coconut Palm if the merger is not consummated?
      If the merger is not consummated, the 2006 Stock Incentive Plan will not be adopted, Coconut Palm’s Certificate of Incorporation will not be amended and restated and Coconut Palm will continue to search for a service business to acquire. In addition, Coconut Palm will be liquidated if (i) it does not consummate a business combination by March 14, 2007 or, (ii) a letter of intent, agreement in principle or definitive agreement is executed, but not consummated, by March 14, 2007, then by September 14, 2007. In any liquidation, the net proceeds of Coconut Palm’s initial public offering held in the trust account, plus any interest earned thereon, will be distributed on a pro rata basis to the holders of Coconut Palm’s common stock.

By what date must the merger be consummated?
      The merger must be consummated by March 31, 2007, unless extended by EBC and Coconut Palm.
What happens to EBC if the merger is not consummated?
      If the merger is not consummated, EBC intends to continue its business as a privately-held company for the foreseeable future. In such case, neither the termination of the management agreement between EBC and Arkansas Media nor any of the other transactions described in the settlement agreement (see “Agreement and Plan of Merger — Settlement Agreement” beginning on page 50) will occur.
When do you expect the proposals to be completed?
      It is currently anticipated that the transactions and actions contemplated by the proposals will be completed simultaneously as promptly as practicable following the Coconut Palm special meeting of stockholders to be held on [                    ], and the EBC special meeting of stockholders, to be held on the date to be determined by the EBC board of directors.
What are the expected United States federal income tax consequences to the merger?
      The merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.
      An EBC shareholder’s receipt of Coconut Palm common stock in the merger will be tax-free for United States federal income tax purposes. However, an EBC shareholder who exercises his or her appraisal rights and who receives cash in exchange for his or her shares of EBC common stock generally will recognize gain or loss measured by the difference between the amount of cash received and the tax basis of that stockholder’s shares of EBC common stock.
      The merger will have no direct tax effect on stockholders of Coconut Palm. However, a stockholder of Coconut Palm who exercises conversion rights and effects a termination of the stockholder’s interest in Coconut Palm will generally be required to recognize capital gain or loss upon the exchange of that stockholder’s shares of common stock of Coconut Palm for cash, if such shares were held as a capital asset on the date of the merger. That gain or loss will be measured by the difference between the amount of cash received and the tax basis of that stockholder’s shares of Coconut Palm common stock. No gain or loss will be recognized by non-converting stockholders of Coconut Palm.
      No gain or loss will be recognized by Coconut Palm or EBC as a result of the merger, except that EBC will have taxable gain to the extent that the value of the assets transferred to Univision in exchange for the EBC Series A preferred stock held by Univision exceeds the adjusted tax basis of said assets. For a description of the material federal income tax consequences of the merger, see “Merger Proposal, Material Federal Income Tax Consequences of the Merger” beginning on page 77.
Who can help answer my questions?
      If you are a Coconut Palm stockholder and have questions about the transactions discussed in the proxy statement/ prospectus, you may write or call Coconut Palm Acquisition Corp. at 595 South Federal Highway, Suite 500, Boca Raton, Florida 33432, (561) 955-7300, Attention: Mario B. Ferrari.
      If you are an EBC stockholder and have any questions about the transactions discussed in the proxy statement/ prospectus, you may write or call Equity Broadcasting Corporation, One Shackleford Drive, Suite 400, Little Rock, AR 72211-2545, (501) 219-2400, Attention: James Hearnsberger.

SUMMARY
      This summary highlights the material information from this proxy statement/ prospectus and may not contain all of the information that is important to you. You should carefully read this entire proxy statement/ prospectus, including the Annexes, and the other documents to which this proxy statement/ prospectus refers you. See “Where You Can Find More Information” beginning on page 170.
Merger Proposal — Merger with Equity Broadcasting Corporation
The Parties

Coconut Palm Acquisition Corp.
      Coconut Palm was incorporated in Delaware on April 29, 2005, as a blank check company formed to serve as a vehicle for the acquisition, through a merger, capital stock exchange, asset acquisition or other similar business combination with a then currently unidentified operating business.
      The principal executive office of Coconut Palm is located at 595 South Federal Highway, Suite 500, Boca Raton, Florida 33432, (561) 955-7300.

Equity Broadcasting Corporation
      EBC was incorporated in Arkansas on May 29, 1998 and is one of the largest networks of television stations in the United States and a distribution platform for Spanish-language television stations. Given this large platform of television stations, we believe EBC is well positioned to introduce new media service offerings in an effort to build the company into a diversified media services enterprise.
      The principal executive office of EBC is located at One Shackleford Drive, Suite 400, Little Rock, Arkansas 72211, (501) 221-0400, which will be the combined company’s headquarters after the merger.
The Merger
      The merger agreement provides for the acquisition by Coconut Palm of all of the outstanding securities of EBC through the merger of EBC with and into Coconut Palm, with Coconut Palm remaining as the surviving entity. The merger agreement was executed on April 7, 2006. Following completion of the merger, the business and assets of EBC will be Coconut Palm’s only operations. At closing, as consideration for such merger and subject to the stock escrow discussed below, each share of EBC Class A common stock will be converted into the right to receive 1.461988 shares of Coconut Palm common stock. Each share of EBC Class B common stock will be converted into the right to receive 4.678362 shares of Coconut Palm common stock. In exchange for their shares of EBC Series A preferred stock, Sycamore and Univision will receive, pro rata according to their ownership of EBC Series A preferred stock, an aggregate of $40 million in cash and EBC assets, of which $15 million in EBC assets will be paid to Univision by the delivery to Univision of two existing EBC TV stations. With respect to each $5.13 accrued and unpaid dividends of EBC Series A preferred stock, Sycamore will receive one share of Coconut Palm common stock, or 271,711 shares, and Univision will receive one share of Coconut Palm Series A Convertible Non-Voting Preferred Stock, or 1,736,746 shares. Each outstanding EBC option will be converted into the right to receive options to purchase 1.461988 shares of Coconut Palm common stock under the Coconut Palm’s proposed 2006 Stock Incentive Plan.
      An aggregate of 2,100,000 shares of common stock of Coconut Palm to be issued to the holders of EBC Class A and Class B common stock as a part of the merger consideration will be withheld from each holder on a pro rata basis and will be placed in escrow to secure the indemnity obligations of EBC under the merger agreement. Alternatively, the holders of outstanding EBC Class A and Class B common stock and the holders of outstanding EBC Series A preferred stock who were parties to the merger agreement may, at their own expense, obtain insurance covering EBC’s indemnification obligations in the amount of the valuation of the Coconut Palm common stock to be held in escrow, the proceeds of which will be paid directly and only to Coconut Palm to remedy any such indemnification obligation of EBC arising out of the merger agreement.

The $25,000,000 in cash to be paid to the holders of outstanding EBC Series A preferred stock will be paid from the cash held in the trust account from Coconut Palm’s initial public offering, which was consummated in September 2005.
      Coconut Palm and EBC plan to complete the merger as promptly as practicable after the Coconut Palm special meeting and the EBC special meeting, provided that:

•	Coconut Palm’s stockholders have approved the merger agreement and Coconut Palm’s Amended and Restated Certificate of Incorporation, including the Certificate of Designation;

•	holders of less than 20% of the shares of common stock issued in Coconut Palm’s initial public offering vote against the merger proposal and demand conversion of their shares into cash;

•	EBC’s stockholders have approved the merger proposal and the settlement proposal, as amended;

•	the necessary regulatory approvals have been obtained; and

•	the other conditions specified in the merger agreement have been satisfied or waived.
      The merger agreement may be terminated by either Coconut Palm or EBC if the merger is not consummated by March 31, 2007.
      The merger agreement, the first amendment to the merger agreement and the second amendment to the merger agreement are attached hereto as “Annex A-1”, “Annex A-2” and “Annex A-3” respectively, to this proxy statement/ prospectus. We encourage you to read the merger agreement and the first and second amendments in their entirety. See “Agreement and Plan of Merger” beginning on page 44.
EBC Options
      An aggregate of 2,240,000 shares of EBC Class A common stock are issuable upon exercise of outstanding EBC stock options. At the effective time of the merger, EBC’s obligations with respect to each outstanding and unexercised option to purchase EBC Class A common stock that has an exercise price per share of $7.50, which we refer to as the EBC Stock Options, will be converted into options to purchase an aggregate of 3,274,853.12 shares of Coconut Palm common stock under the 2006 Stock Incentive Plan at the fair market value as of the date of the effective time of the merger.
      If at the effective time of the merger, the fair market value of EBC’s Class A common stock exceeds $7.50 per share, then the EBC Stock Options shall be converted into options to purchase an aggregate of 3,274,853.12 shares of Coconut Palm common stock. Specifically, each EBC Stock Option shall be converted into an option to purchase 1.461988 shares of Coconut Palm common stock at an adjusted exercise price so that the converted option retains the built in gain, if any, of the EBC Stock Option. The conversion formula and adjusted exercise are being determined in accordance with the Internal Revenue Code so that the conversion of the EBC Stock Options shall not be treated as the grant of a new stock right or a change in the form of payment for purposes of Section 409A of the Internal Revenue Code and shall not be considered a modification of EBC Stock Options pursuant to Section 424 of the Internal Revenue Code and the regulations thereunder. The fair market value of the EBC Class A common stock shall be determined by multiplying the fair market value of Coconut Palm common stock as of the effective time of the merger by 1.461988.
      If the Coconut Palm stockholders do not approve the 2006 Stock Incentive Plan but the merger is approved, the current EBC stock option plans and the outstanding options issued pursuant to them will remain in existence following the merger. Under the terms of the merger agreement, Coconut Palm, as the surviving corporation, will be obligated to issue options to purchase an aggregate of 3,274,853 shares of Coconut Palm common stock in substitution of the existing EBC options. Such action will be taken without approval of the Coconut Palm stockholders. In such event, the exercise price of the EBC options will be adjusted and the stock underlying the EBC options will be converted into stock of Coconut Palm common stock using the same conversion ratio described above. In addition, Coconut Palm will remain obligated to issue the options to purchase 2,000,000 and 250,000 to Larry Morton and Gregory Fess, respectively, under employment agreements to be entered in connection with the merger. In such a case, Coconut Palm will issue the options pursuant to separate option agreements outside of any plan.
Approval of EBC’s Shareholders
      As indicated in the merger agreement, the approval of the shareholders of EBC is required to consummate the merger. The affirmative vote of the holders of a majority of the outstanding shares of each of EBC’s Class A common stock, Class B common stock and Series A preferred stock, voting as separate voting groups, is required to approve the merger proposal. In addition, based on the existence of a possible director conflict of interest, the vote of a majority of a quorum of the shares of EBC Class A common stock held by disinterested parties are required to approve and ratify the merger agreement and the settlement proposal related thereto. In connection with the signing of the merger agreement, Univision, Sycamore, John Whitman, Henry Luken III, and Arkansas Media, representing in the aggregate 38% of the outstanding EBC Class A common stock and 100% of the outstanding EBC Class B common stock and EBC Series A preferred stock, executed voting agreements and proxies voting in favor of the merger and related transactions. On June 2, 2006, EBC sent a letter and proxy to its shareholders discussing the merger and seeking the shareholders’ approval and consent for such merger. On June 15, 2006, at the annual meeting of EBC shareholders, the shareholders approved the merger. In response to a lawsuit initiated by an EBC shareholder, and as a result of the second amendment to the merger agreement, EBC’s board of directors will call a special meeting of its shareholders for reconsideration of the merger agreement. The vote taken at the special meeting will supercede the vote taken at the June 15, 2006 annual meeting. More detailed information regarding EBC’s special meeting, including the EBC proxy card, is being mailed by EBC along with this proxy statement/ prospectus to EBC shareholders.
Conversion Rights
      Pursuant to Coconut Palm’s Certificate of Incorporation, as originally filed, a holder of shares of Coconut Palm’s common stock issued in the initial public offering, or purchased following such offering in the open market may, if the stockholder votes against the merger, demand that Coconut Palm convert such shares into cash. This demand must be made on the proxy card at the same time that the stockholder votes against the merger proposal. If properly demanded, upon consummation of the merger, Coconut Palm will convert each share of common stock as to which such demand has been made into a pro rata portion of the trust account which consists of approximately $64,094,073 as of June 30, 2006 of the net proceeds of Coconut Palm’s initial public offering are held, plus interest earned thereon after such date. If you exercise your conversion rights, then you will be exchanging your shares of Coconut Palm common stock for cash and will no longer own these shares. Based on the amount of cash held in the trust account as of June 30, 2006, without taking into account any interest accrued after such date, you will be entitled to convert each share of common stock that you hold into approximately $5.5734 per share. You will only be entitled to receive cash for these shares if you continue to hold these shares through the closing date of the merger and then tender your stock certificate to Coconut Palm. If the merger is not completed, then these shares will not be converted into cash. If you convert your shares of common stock, you will still have the right to exercise the warrants received as part of the units in accordance with the terms thereof. If the merger is not completed, then your shares will not be converted to cash at this time, even if you so elected.
      The merger will not be completed if the holders of 2,300,000 or more shares of common stock issued in Coconut Palm’s initial public offering, an amount equal to 20% or more of such shares, vote against the merger proposal and exercise their conversion rights.
Appraisal or Dissenters’ Rights
      No appraisal rights are available under the Delaware General Corporation Law for the stockholders of Coconut Palm in connection with the merger proposal.
      Consummation of the merger creates dissenters rights to the shareholders of EBC under applicable Arkansas law. Pursuant to sections 4-27-1301 to -1331 of the ABCA, any shareholder of EBC may only by delivering to EBC, before the vote of the EBC shareholders is taken on the proposed merger, written notice of the shareholder’s intent to demand payment for the shareholder’s shares if the proposed merger is approved and effectuated, and the shareholder must not vote his or her shares in favor of the proposed merger, either in person at the EBC annual meeting or by proxy. A shareholder of EBC who does not satisfy these requirements as well as the other requirements of sections 4-27-1301 to -1331 of the ABCA is not entitled to payment for his shares as a dissenting shareholder under the ABCA, and would be entitled to the consideration for his or her shares as provided in the merger agreement.
      If the merger is approved by EBC shareholders, EBC shall, within ten days after the date on which such approval is obtained, deliver to such dissenting shareholder, if any, a form for demanding payment and a written notice setting forth where the payment demand must be sent and where and when certificates representing such dissenting shareholder’s shares must be deposited. The written notice will also set forth a date by which EBC must receive the payment demand, which date may not be fewer than thirty nor more than sixty days after the date the payment demand notice is delivered by EBC. A shareholder who has received a payment demand notice must then demand payment, certify whether he acquired beneficial ownership of the shares before the date required to be set forth in the notice, and deposit the shareholder’s share certificates pursuant to the terms of and within the deadlines set forth in the payment demand notice (as described in the preceding sentence).
      As soon as the merger becomes effective, or upon receipt of a payment demand, EBC shall pay each dissenter who complied with the payment demand notice requirements and other applicable dissenters’ rights provisions of the ABCA, the amount EBC estimates to be the fair value of the shares, plus accrued interest. Such payment will be accompanied by current financial statements of EBC, a statement of EBC’s estimate of the fair value of the shares, an explanation of how the interest amount was calculated, a statement of a dissenter’s right to demand payment under section 4-27-1328 of the ABCA and a copy of the dissenters’ rights provisions of the ABCA.
      If a dissenter believes that the amount paid by EBC is less than the fair value of the dissenter’s shares or that the interest has been incorrectly calculated, or EBC fails to make payment within sixty days after the date set for demanding payment, the dissenter may notify EBC in writing of the dissenter’s own estimate of the fair value of the shares and amount of interest due, and demand payment of the dissenter’s estimate (less any payment previously made). A dissenter waives right to make such demand unless he notifies EBC of such demand in writing within thirty days after EBC has made payment for his shares.
      If a demand for payment as set forth in the preceding paragraph remains unsettled, EBC shall commence a proceeding in Circuit Court of Pulaski County, Arkansas, within sixty days after receiving the payment demand set forth in the preceding paragraph and petition such court to determine the fair value of the shares and accrued interest. If EBC fails to commence the proceeding within the sixty day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.
      In the event that any EBC shareholder properly exercises dissenters’ rights, EBC intends to promptly obtain an independent appraisal of the fair value of EBC shares prior to the merger. EBC’s board of directors believes that the determined value of EBC shares, based on EBC’s value as a non-public entity which remains subject to the management agreement with Arkansas Media, will be substantially less than the value of the merger consideration payable by Coconut Palm under the terms of the merger agreement. Coconut Palm has the option to terminate the merger agreement in the event that more than 5% of the outstanding EBC shares exercise their dissenters’ rights.
Stock Ownership of Coconut Palm
      Of the 14,000,000 outstanding shares of Coconut Palm common stock, Coconut Palm’s founding stockholder, RPCP Investments, an affiliate of our officers and directors, which purchased or received shares of common stock prior to Coconut Palm’s initial public offering, presently owns an aggregate of approximately 17.9% of the outstanding shares of Coconut Palm common stock, and this stockholder has agreed to vote the shares acquired prior to the public offering in accordance with the vote of the majority in interest of all other Coconut Palm stockholders on the merger proposal.

      Based solely upon information contained in public filings, as of the record date, the following stockholders beneficially own greater than five percent of Coconut Palm’s issued and outstanding common stock, as such amounts and percentages are reflected in the public filing of such stockholder:

	Amount and		Approximate
	Nature of		Percentage Of
	Beneficial		Outstanding
Name and Address of Beneficial Owner(1)	Ownership		Common Stock

RPCP Investments, LLLP	2,500,000	(2)(3)	17.9%
Richard C. Rochon	2,500,000	(3)	17.9%
Prentice Capital Management, LP	1,667,000	(4)	13.3%
Michael Zimmerman	1,667,000	(4)	13.3%
Sapling, LLC	1,307,461	(5)	9.3%
Millenco, L.P.	811,500	(6)	5.8%
All directors and executive officers as a group (5 individuals)	2,500,000	(3)	17.9%

(1)	Unless otherwise indicated, the business address of each of the owners is 595 South Federal Highway, Suite 500, Boca Raton, Florida 33432.

(2)	RPCP Investments may distribute its shares as a dividend or liquidation distribution to Mr. Rochon, Stephen J. Ruzika, Jack I. Ruff, Mario B. Ferrari, and Robert Farenhem, RPCP Investments’ five limited partners, at a later date. If the shares are distributed prior to the end of the escrow period referred to below, such shares will remain in escrow for the duration of the period. To the extent such shares are not distributed to its limited partners, either prior to or subsequent to the end of the escrow period, they will be retained by RPCP Investments. Except for Mr. Rochon, as set forth in footnote 3 below, beneficial ownership of Coconut Palm common stock held by RPCP Investments is not attributed to its limited partners, Messrs. Ruzika, Ruff, Ferrari and Farenhem, all of whom are directors and/or executive officers of Coconut Palm.

(3)	These shares are held by RPCP Investments. Mr. Rochon is president and director and owns a 54% interest in the general partner of RPCP Investments. As such, Mr. Rochon exercises voting and dispositive power over these shares. These shares do not include warrants to purchase 2,000,000 shares of common stock which will become exercisable on the later of the completion of the merger (or if the merger is not consummated, the first acquisition consummated) or September 8, 2006 and thus are not known to be exercisable within 60 days. Such warrants are held by CPACW, LLLP. Mr. Rochon exercises voting and dispositive power over these warrants. The foregoing information was derived from a Schedule 13G and from Forms 4 as filed with the SEC through February 7, 2006.

(4)	Prentice Capital Management serves as investment manager to a number of investment funds and manages investments for certain entities in managed accounts with respect to which it has voting and dispositive authority over the shares of common stock reflected above. Michael Zimmerman as a Managing Member of Prentice Capital Management may be deemed to control such investments. Each of Prentice Capital Management and Michael Zimmerman disclaims beneficial ownership of all shares of common stock reflected above. The business address of the Prentice Capital Management, LP and Michael Zimmerman is 623 Fifth Avenue, 32nd Floor, New York, New York 10022. The foregoing information was derived from a Schedule 13G and a Schedule 13G/ A, as filed with the SEC on September 19, 2005 and February 14, 2006, respectively.

(5)	The business address of this entity is 535 Fifth Avenue, 31st Floor, New York, New York 10017. The foregoing information was derived from a Schedule 13G and a Schedule 13G/ A, as filed with the SEC on September 23, 2005 and March 29, 2006, respectively.

(6)	On June 9, 2006, Millenco, L.P., a Delaware limited partnership (“Millenco”), purchased 811,500 Coconut Palm warrants at a price of $0.47 per share. Each warrant entitles Millenco to purchase one share of Coconut Palm common stock at a price of $5.00 per share. Each warrant becomes exercisable upon the later of Coconut Palm’s completion of the merger (or if the merger is not consummated, the first acquisition consummated) and September 8, 2006. Millennium Management, L.L.C., a Delaware

limited liability company (“Millenium Management”) is the general partner of Millenco. Israel A. Englander is the managing member of Millennium Management and may be deemed to be the beneficial owner of any shares deemed to be beneficially owned by Millenium Management. The business address for Millenco, Millenium Management and Mr. Englander is 666 Fifth Avenue, New York, New York, 10103. The foregoing information was derived from a Schedule 13D as filed with the SEC on July 14, 2006.
Stock Ownership of EBC
      As of the record date, directors and executive officers of EBC and their affiliates beneficially owned and were entitled to vote approximately 5,017,825 shares of EBC common stock that have a market value of approximately $62,353,945 based on converting such shares using the merger exchange ratio of 1.461988 for Class A common stock and 4.678361 for EBC Class B common stock and multiplying that by Coconut Palm’s common stock price of $5.34 on September 12, 2006. The total of these shares represented approximately 34.72% of EBC’s issued and outstanding common stock as of the record date.
      As of the record date, there were 3,991,625 shares of EBC Series A preferred stock issued and outstanding and entitled to vote that have a market value of $50,725,160 based on converting such shares into the merger consideration consisting of (i) $40.0 million in cash and EBC assets, (ii) 1,736,746 shares of Coconut Palm Series A preferred stock valued at $9,274,223 and (iii) 271,711 shares of Coconut Palm common stock valued at $1,450,937 using Coconut Palm’s common stock price of $5.34 on September 12, 2006. Univision beneficially owns 3,451,625, or 86.5% of the outstanding EBC Series A preferred stock and Sycamore beneficially owns 540,000, or 13.5%, of the outstanding EBC Series A preferred stock.
      The following table sets forth information regarding the beneficial ownership of the common stock of EBC as of September 12, 2006, by:

•	each person known by EBC to be the beneficial owner of more than 5% of its outstanding shares of common stock based solely upon the amounts and percentages as are contained in the public filings of such persons;

•	each of EBC’s officers and directors; and

•	all of EBC’s officers and directors as a group.
      Unless otherwise indicated, EBC believes that all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them. As of September 4, 2006, there were 13,101,999 shares of EBC Class A common stock and 1,349,585 of EBC Class B common stock issued and outstanding.

			Approximate	Approximate
	Amount and		Percentage of	Percentage of
	Nature of		Outstanding	Outstanding
	Beneficial		Class A	Class B
Name and Address of Beneficial Owner	Ownership		Common Stock	Common Stock

Henry G. Luken, III	3,737,400	(1)	25.95%	25.00%
641 Battery Place
Chattanooga, TN 37403
Arkansas Media, LLC	1,248,360	(2)	1.80%	75.00%
One Shackleford Drive Suite 400
Little Rock, AR 72211
RMS Limited Partnership	886,667	(3)	6.77%	*
2535 Success Drive
Odessa, FL 33556
Univision Communications, Inc.	847,665		6.47%	*
1999 Avenue of the Stars, Suite 3050
Los Angeles, CA 90067
Robert B. Becker	13,665		*	*
227 Sky Farm Road
Copake, NY 12516
Mindy L. Hooper Life Trust, Max Hooper, Trustee	11,500		*	*
4 Woodsong Court
Little Rock, AR 72135
Sandy Morton Life Trust, Larry E. Morton, Trustee	4,600		*	*
One Shackleford Drive, Suite 400
Little Rock, AR 72211
Lori Withrow	4,600		*	*
One Shackleford Drive, Suite 400
Little Rock, AR 72111
Gregory Fess	0		*	*
One Shackleford Drive, Suite 400
Little Rock, AR 72111
Glenn Charlesworth	0		*	*
One Shackleford Drive, Suite 400
Little Rock, AR 72111
James Hearnsberger	0		*	*
One Shackleford Drive, Suite 400
Little Rock, AR 72111
All directors and executive officers as a group (8 individuals)	5,017,825	(4)	28.00%	100.00%

*	Less than 1%

(1)	Mr. Luken, an EBC director, owns 3,400,000 Class A common shares and 337,400 Class B common shares.

(2)	Arkansas Media owns 236,175 Class A common shares and 1,012,185 Class B common shares. Arkansas Media, is 41.7% owned by the Sandra Morton Life Trust, Larry E. Morton, EBC Director and President, as Trustee, 33.3% owned by the Mindy L. Hooper Life Trust, Max Hooper, Director and Senior Vice President, as Trustee and 25.5% owned by the Judith Fess Life Trust, Gregory W. Fess, EBC Director and Senior Vice President, as Trustee. Mr. Fess does not own EBC shares individually.

(3)	RMS Limited Partnership is controlled by Roy Spears.

(4)	Includes 3,668,240 shares of Class A common stock and 1,349,585 shares of Class B common stock.
Coconut Palm’s Board of Directors’ Recommendation
      After careful consideration, Coconut Palm’s board of directors has determined unanimously that the merger proposal is fair to, and in the best interests of, Coconut Palm and its stockholders. Accordingly, Coconut Palm’s board has unanimously approved and declared advisable the merger and unanimously recommends that you vote or instruct your vote to be cast “FOR” the approval of the merger proposal.
      Coconut Palm’s board of directors has determined unanimously that the adoption of a stock incentive plan is fair to, and in the best interests of, Coconut Palm and its stockholders. Accordingly, Coconut Palm’s board has unanimously approved and declared advisable the adoption of a stock incentive plan and unanimously recommends that you vote or instruct your vote to be cast “FOR” the approval of the stock incentive plan proposal.
      Finally, the approval of Coconut Palm’s Amended and Restated Certificate of Incorporation, including the addition of the Certificate of Designation, is a condition to the merger with EBC and the adoption of the stock incentive plan. Coconut Palm’s board of directors has determined unanimously that the Amended and Restated Certificate of Incorporation, including the addition of the Certificate of Designation, is fair to, and in the best interests of, Coconut Palm and its stockholders. Accordingly, Coconut Palm’s board has unanimously approved and declared advisable the Amended and Restated Certificate of Incorporation and unanimously recommends that you vote or instruct your vote to be cast “FOR” the approval of the Amended and Restated Certificate of Incorporation proposal.
Interests of Coconut Palm Directors and Officers in the Merger
      When you consider the recommendation of Coconut Palm’s board of directors that you vote in favor of the merger proposal, you should keep in mind that certain of Coconut Palm’s directors and officers have interests in the merger that are different from, or in addition to, your interests as a stockholder. These interests include, among other things, that if the merger is not approved and Coconut Palm fails to consummate an alternative transaction within the time allotted pursuant to its Certificate of Incorporation, Coconut Palm is required to liquidate, and the shares of common stock issued prior to Coconut Palm’s initial public offering to and held by Coconut Palm’s founding stockholder, RPCP Investments, which is affiliated with Coconut Palm’s executives and directors, and the warrants issued following the initial public offering to CPACW, LLP, which is affiliated with Coconut Palm’s executive officers and directors, will be worthless because Coconut Palm’s executives and directors are not entitled to receive any of the net proceeds of Coconut Palm’s initial public offering that may be distributed upon liquidation of Coconut Palm. In addition, it is anticipated that after the consummation of the merger, Robert C. Farenhem, the Chief Financial Officer and a current director of Coconut Palm, and three additional persons whom Coconut Palm will designate will become directors of the combined company. All other current Coconut Palm directors will resign.
      In addition, at the closing of the merger, Coconut Palm shall enter into a management services agreement with Royal Palm Capital Management, LLLP, which we refer to as Royal Palm, an affiliate of Coconut Palm’s current officers and directors, pursuant to which Royal Palm will provide management and advisory services to the combined company. Royal Palm will also receive at closing of the merger a fee for advisory services performed in connection with the merger.
      The directors and officers of Coconut Palm purchased warrants to purchase 2,000,000 shares of Coconut Palm common stock on the open market. These warrants are exercisable upon consummation of the merger and may expire worthless if the merger is not consummated.
Interests of Directors and Officers of EBC in the Merger
      You should understand that some of the current directors and officers of EBC have interests in the merger that are different from, or in addition to, your interests as a stockholder. In particular, Larry Morton,

EBC’s current Chief Executive Officer and President, is expected to become Coconut Palm’s Chief Executive Officer and President, and Gregory Fess, EBC’s current Senior Vice President, is expected to become a Senior Vice President at Coconut Palm. Further, each of Larry Morton and Gregory Fess, who are referred to below as employees, are expected to enter into employment agreements with Coconut Palm in connection with the merger. A summary of the employment agreements can be found under “Agreement and Plan of Merger — Employment Agreements” beginning on page 56 and each of the form of employment agreements are attached to this proxy statement/ prospectus as Annexes F-1 and F-2. In addition, pursuant to the merger agreement, EBC and Univision have designated John Whitman to act as a representative on behalf of the shareholders of EBC. It is possible that potential conflicts of interest may arise with respect to Mr. Whitman’s obligations as shareholders’ representative and his interests individually as an EBC shareholder.
      In addition, Larry Morton and Gregory Fess are principals in Arkansas Media, an entity that provides management services to EBC. In connection with the closing of the merger, and pursuant to the settlement agreement will receive $411,009.47 from EBC for satisfaction of outstanding promissory notes. In addition, pursuant to the settlement agreement, (i) EBC will pay to Actron, Inc. (a controlling interest in which is owned by Larry Morton and Greg Fess) of an amount equal to $411,009.47, plus accrued interest at seven percent since January 1, 2003, in settlement of EBC’s obligations under a Promissory Note to Actron, Inc. dated January 1, 2003 relating to EBC’s purchase of Central Arkansas Payroll Company in 2003, (ii) Max Hooper, EBC’s director and Senior Vice President, and Greg Fess have agreed to resign as directors of Kaleidoscope Foundation, a nonprofit corporation, and a related agreement that Larry Morton may remain as a director of Kaleidoscope Foundation provided his duties do not conflict with those owed to EBC (or its survivor), (iii) EBC will purchase all of the assets of one, more, or all of the three television stations identified in Section 3 of the settlement agreement, which closing shall occur immediately prior to the closing of the merger, (iv) Arkansas Media will transfer its Fort Smith, Arkansas office building to EBC by special warranty deed in exchange for cash and EBC’s assumption of the current debt outstanding, and (v) Arkansas Media and EBC agree that they will cancel the management agreement, dated June 1, 1998, upon payment by EBC of cash and EBC Class A common stock to Arkansas Media as provided above.
Conditions to the Completion of the Merger
      The obligations of Coconut Palm, EBC and the shareholders of EBC to complete the merger are subject to the satisfaction or waiver of specified conditions before completion of the merger, including the following:

Conditions to Coconut Palm’s and EBC’s obligations:

•	the receipt of the Coconut Palm stockholder approval;

•	the receipt of the EBC shareholder approval;

•	the absence of any order or injunction preventing consummation of the merger;

•	the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended (the “HSR Act”);

•	the receipt of necessary consents and approvals by third parties and the completion of necessary proceedings, including all necessary consents and approvals of the Federal Communications Commission (“FCC”); and

•	the closing of the asset purchase agreement between EBC and Univision providing for the sale to Univision of two EBC TV stations, or in lieu thereof, the issuance of a $15,000,000 secured promissory note, and related documents, in favor of Univision payable in one year with interest at 7% unless the asset purchase agreement closes earlier.

Conditions to Coconut Palm’s obligations:
      The obligation of Coconut Palm to complete the merger is further subject to the following conditions:

•	EBC’s representations and warranties that are qualified as to materiality must be true and correct, and those not qualified as to materiality must be true and correct in all material respects, in each case as of April 7, 2006 and as of the effective time of the merger;

•	EBC and the Major EBC Shareholders (those EBC Shareholders who are signatories to the merger agreement) must have performed or complied in all material respects all agreements and covenants required to be performed by them under the terms of the merger agreement;

•	the absence of any suit or proceeding by any governmental authority or any other person challenging the merger, prohibiting the EBC shareholders’ ownership of EBC capital stock or having a material adverse effect on EBC;

•	there must not have occurred since the date of the merger agreement any material adverse effect on EBC;

•	all shareholder agreements, voting agreements, buy-sell agreements and all similar agreements involving EBC and its shareholders shall have been terminated as of the closing, except as otherwise provided;

•	the employment agreements and consulting agreement shall have been executed by Messrs. Morton, Fess and Hooper, respectively, and delivered to Coconut Palm;

•	the voting agreements entered into by Univision, Henry Luken, III, Sycamore, and Arkansas Media and any entities controlled by them which are shareholders of EBC shall have been executed and delivered to Coconut Palm;

•	the holders of not more than five percent of the outstanding capital stock of any class of EBC shall have demanded appraisal rights in accordance with the ABCA;

•	EBC shall have delivered to Coconut Palm an officer’s certificate, dated as of the closing, certifying as to the satisfaction of certain conditions;

•	an appraisal of EBC with a valuation of at least $300 million conducted by a reputable media valuation firm such as Holt Media Group or other similar media evaluation firm;

•	Coconut Palm shall have received a fairness opinion from Morgan Joseph to the effect that the merger is fair to Coconut Palm’s shareholders from a financial point of view;

•	Coconut Palm shall have satisfactorily completed its due diligence review;

•	an aggregate of 2,100,000 shares of Coconut Palm common stock shall have been placed in escrow, or alternatively, the holders of outstanding EBC Class A and Class B common stock and the holders of outstanding shares of EBC Series A preferred stock who were parties to the merger agreement may, at their own expense, purchase an insurance policy to satisfy EBC’s potential indemnity obligations, in which case no portion of the Coconut Palm shares issued in the merger would be placed into escrow.

•	Coconut Palm shall have received “comfort” letters from Moore Stephens Frost, PLC dated the date of distribution of this proxy statement/ prospectus and the date of closing with respect to certain EBC financial statements and other financial information contained in this proxy statement/ prospectus;

•	EBC shall have delivered to Coconut Palm, as of the closing date, a true and complete list of all holders of EBC capital stock, stock options and any other rights to purchase EBC capital stock, as certified by EBC’s Secretary;

•	the total indebtedness of EBC as reflected on a balance sheet of EBC dated as of the date prior to closing and certified by EBC’s chief financial officer, shall not exceed $62.0 million or such higher amount in the event certain conditions are met; and

•	EBC and the Major EBC Shareholders shall have delivered certificates evidencing the Class A Preferred Stock; Articles of Incorporation and Bylaws, as amended, of EBC and its subsidiaries; certified resolutions of EBC approving the merger agreement and the merger; the resignation of directors of EBC subsidiaries as requested; a written opinion from EBC’s counsel; a certificate of non-foreign status from EBC: and such other documents reasonably requested by Coconut Palm.

Conditions to EBC’s obligations:
      The obligation of EBC to complete the merger is further subject to the following conditions:

•	Coconut Palm’s representations and warranties that are qualified as to materiality must be true and correct and those not qualified as to materiality must be true and correct in all material respects, in each case as of April 7, 2006 and as of the effective time of the merger;

•	Coconut Palm must have performed or complied in all material respects all agreements and covenants required to be performed by it under the terms of the merger agreement;

•	the absence of any suit or proceeding by any governmental authority or any other person challenging the merger or having a material adverse effect on EBC;

•	Coconut Palm shall have delivered to EBC an officer’s certificate, dated as of the closing, certifying as to the satisfaction of certain conditions;

•	Coconut Palm shall be in compliance in all material respects with the reporting requirements under the Exchange Act;

•	the effectiveness of the registration statement under which the shares of common stock and preferred stock of Coconut Palm issuable as merger consideration have been registered with the SEC;

•	Coconut Palm shall have delivered certified resolutions of Coconut Palm authorizing and approving the merger agreement and the merger; evidence of consents and approvals reasonably requested by EBC; written opinion from Coconut Palm’s counsel; resignation of the Coconut Palm directors; and such other documents reasonably requested by EBC;

•	Coconut Palm shall have obtained directors’ and officers’ liability insurance with terms reasonably acceptable to EBC, and such insurance shall be in full force and effect;

•	Coconut Palm shall have made all necessary arrangements and satisfied all conditions to have the amount in the trust account (which shall contain no less than $63,120,589) disbursed to Coconut Palm immediately upon the closing; and

•	there must not have occurred since the date of the merger agreement any material adverse effect on Coconut Palm.
Termination, Amendment and Waiver
      The merger agreement may be terminated at any time prior to the completion of the merger, whether before or after receipt of stockholder approval, as follows:

•	by mutual written consent;

•	by either party if the merger is not consummated on or before March 31, 2007;

•	by either party if any governmental authority shall have enacted, issued, promulgated or enforced any injunction, order, decree or ruling or taken any other action that has the effect of making consummation of the merger illegal;

•	by either party, subject to a 30-day cure period, if the other party has breached any of its covenants or representations and warranties in any material respect;

•	by either party if the merger agreement shall fail to receive either EBC or Coconut Palm stockholder approval at their respective stockholders’ meetings; or

•	by Coconut Palm, in writing, on or prior to May 15, 2006, if the results of due diligence review is not satisfactory to Coconut Palm in its sole discretion.
      If permitted under applicable law, either Coconut Palm or EBC may waive conditions for their own respective benefit and consummate the merger, even though one or more of these conditions have not been met. We cannot assure you that all of the conditions will be satisfied or waived or that the merger will occur.
Regulatory Matters
      We believe the merger and the transactions contemplated by the merger agreement are not subject to any federal or state regulatory requirement or approval, except for those requirements or approvals under the HSR Act and the Communications Act, and except for filings necessary to effectuate the transactions contemplated by the merger proposal and the Amended and Restated Certificate of Incorporation proposal with the Secretary of State of the State of Delaware and the Secretary of State of the State of Arkansas, as applicable.
Closing of the Merger
      Subject to the provisions of the merger agreement, the closing of the merger will take place no later than March 31, 2007, or, as soon as practicable after all the conditions described below under “The Agreement and Plan of Merger — Conditions to the Completion of the Merger” have been satisfied, unless Coconut Palm and EBC agree to another time.

The Stock Incentive Plan Proposal
      Coconut Palm is seeking stockholder approval for the adoption of the 2006 Stock Incentive Plan, pursuant to which the 2006 Stock Incentive Plan will govern up to 12,274,853 shares of Coconut Palm common stock comprised of (i) 3,274,853 shares converted from existing EBC options assumed in the merger, (ii) 2,000,000 and 250,000 shares underlying options issuable to Larry Morton and Gregory Fess, respectively, under employment agreements to be entered in connection with the merger, and (iii) 6,750,000 shares reserved for future grants. The 2006 Stock Incentive Plan is attached as Annex B to this proxy statement/ prospectus. The purpose of the 2006 Stock Incentive Plan is to enable Coconut Palm to attract, retain, reward and motivate officers, directors, employees and consultants of Coconut Palm, its subsidiaries or affiliates by providing them with an opportunity to acquire or increase a propriety interest in the company.
      The 2006 Stock Incentive Plan will become effective upon the closing of the merger.

The Amended and Restated Certificate of Incorporation Proposal
      Coconut Palm is seeking approval for its proposed Amended and Restated Certificate of Incorporation, attached hereto as Annex C. The Amended and Restated Certificate of Incorporation will not become effective unless and until the merger is completed. The material terms of such Amended and Restated Certificate of Incorporation are to: (i) increase the number of authorized shares of common stock from 50,000,000 shares to 100,000,000 shares, (ii) increase the number of authorized shares of preferred stock from 1,000,000 to 25,000,000, (iii) change Coconut Palm’s name from “Coconut Palm Acquisition Corp.” to “Equity Broadcasting Corporation”, (iv) provide for a staggered board with three classes of directors and (v) authorize the issuance of 1,736,746 shares of Coconut Palm Series A preferred stock, pursuant to the Certificate of Designation The increase in the number of authorized shares of common stock and preferred stock, the name change and the designation of the Coconut Palm Series A preferred stock are being undertaken as a result of and in conjunction with the merger. As a result of the adoption of the 2006 Stock Incentive Plan and the requirement to issue common stock in the merger, we will require additional shares of common stock to be reserved in our Amended and Restated Certificate of Incorporation. In addition, in the event that the merger is completed, Coconut Palm will change its name to “Equity Broadcasting Corpora-

tion” and issue 1,736,746 shares of Coconut Palm Series A preferred stock pursuant to a Certificate of Designation.
      This Amended and Restated Certificate of Incorporation proposal is conditioned upon and subject to the approval of the merger proposal.

Developments Since Execution of Merger Agreement
      On May 5, 2006, Coconut Palm, EBC and certain EBC shareholders entered into the first amendment to the merger agreement, providing primarily for the extension of the four week due diligence review period by one additional week, ending on May 12, 2006. The first amendment to the merger agreement also clarified other miscellaneous provisions of the merger agreement and is attached as Annex A-2.
      On May 12, 2006, Coconut Palm provided notice to EBC that the Company had completed its due diligence review and that it was proceeding with the merger in accordance with the terms of the merger agreement.
      On May 19, 2006, Morgan Joseph delivered its opinion to Coconut Palm’s board of directors that the consideration to be paid by Coconut Palm in the merger pursuant to the merger agreement was fair from a financial point of view to Coconut Palm.
      On June 14, 2006, Sanders Morris Harris delivered its opinion to EBC’s board of directors that the consideration to be paid by coconut Palm in the merger pursuant to the merger agreement was fair from a financial point of view to the holders of Class A common stock.
      On June 15, 2006, Coconut Palm was informed by EBC that EBC shareholders had approved the merger. Coconut Palm was also informed that EBC and each member of the EBC board of directors had been named in a lawsuit filed by an EBC shareholder in the circuit court of Pulaski County, Arkansas on June 14, 2006 (Case No. CV06-6601). The lawsuit contains both a class action component and derivative claims. The class action claims allege various deficiencies in EBC’s proxy used to inform its shareholders of the special meeting to consider the merger. These allegations include: (i) failure to provide sufficient information regarding the fair value of EBC’s assets and the resulting fair value of EBC’s Class A common stock; (ii) that the interests of holders of EBC’s Class A common stock are improperly diluted as a result of the merger to the benefit of the holders of EBC’s Class B common stock; (iii) failure to sufficiently describe the further dilution that would occur post-merger upon exercise of Coconut Palm’s outstanding warrants; (iv) failure to provide pro-forma financial information; (v) failure to disclose alleged related party transactions; (vi) failure to provide access to audited financial statements during previous years; (vii) failure to provide shareholders with adequate time to review a fairness opinion obtained by EBC’s board of directors in connection with the merger; and (viii) alleged sale of EBC below appraised market value of its assets. The derivative components of the lawsuit allege instances of improper self-dealing, including through a management agreement between EBC and Arkansas Media.
      In addition to requesting unspecified compensatory damages, the plaintiff also requested injunctive relief to enjoin the EBC annual shareholder meeting and the vote. An injunction hearing was not held before the EBC annual meeting regarding the merger so the meeting and shareholder vote proceeded as planned and the EBC shareholders approved the merger. On August 9, 2006, EBC’s motion to dismiss the lawsuit was denied. According to EBC, EBC views the lawsuit as baseless and will continue to vigorously defend the matter. Coconut Palm and EBC are proceeding with the merger in accordance with the terms of the merger agreement.
      In response to the lawsuit, and as a result of the second amendment to the merger agreement, EBC’s board of directors will call a special meeting of its shareholders for reconsideration of the merger agreement. The vote taken at the special meeting will supersede the vote taken at the June 15, 2006 annual meeting of EBC shareholders. While the EBC board of directors believes that EBC’s proxy statement provided sufficient disclosure of all material facts concerning the proposed merger with Coconut Palm, the EBC board of directors has decided to provide supplemental disclosures, and will call a special meeting, in an effort to ensure that all shareholders have received adequate disclosure and time to consider the merger. Although the merger was approved as required under Arkansas law at the June 15, 2006 annual meeting of EBC shareholders, a new vote will be held at the special meeting which will determine whether EBC proceeds with the merger. EBC’s shareholders will also be asked to ratify a new management agreement between EBC and Arkansas Media. Based on the existence of a possible conflict of interest of the EBC directors in the transaction under Arkansas law, the EBC board of directors will withhold any recommendation to the EBC shareholders regarding the merger. More detailed information regarding EBC’s special meeting, including the EBC proxy card, is being mailed by EBC along with this proxy statement/ prospectus to EBC shareholders.
      On September 14, 2006, Coconut Palm, EBC and certain EBC shareholders entered into the second amendment to the merger agreement, providing for (i) the increase in the number of members of the combined company’s board of directors from seven to nine, (ii) the extension of the termination date of the merger agreement from December 31, 2006 to March 31, 2007, and (iii) the increase in EBC’s maximum indebtedness to reflect EBC’s operations, and in particular the acquisition and disposition of assets, for the period from September 14, 2006 to March 31, 2007. The second amendment to the merger agreement is attached as “Annex A-3”.

SELECTED HISTORICAL AND UNAUDITED
PRO FORMA FINANCIAL INFORMATION
      We are providing the following financial information to assist you in your analysis of the financial aspects of the merger. We derived the EBC historical information from the audited consolidated financial statements of EBC as of and for each of the years ended December 31, 2005, 2004, 2003, 2002 and 2001 and from the unaudited consolidated financial statements as of and for the six months ended June 30, 2006. The information as of and for the years ended December 31, 2002 and 2001 was derived from EBC’s audited consolidated financial statements which are not contained in this proxy statement/ prospectus. We derived the Coconut Palm historical information from the audited financial statements of Coconut Palm for the period from April 29, 2005 (date of inception) to December 31, 2005, and from unaudited financial statements for the six months ended June 30, 2006 and for the period from April 29, 2005 (date of inception) to June 30, 2006. The information is only a summary and should be read in conjunction with each company’s management’s discussion and analysis of financial condition and results of operations and historical financial statements and related notes contained elsewhere herein. The historical results included below and elsewhere in this document are not indicative of the future performance of EBC, Coconut Palm or the combined company.
Coconut Palm Selected Historical Financial Data
      The following table sets forth selected historical financial data of Coconut Palm. The information presented below was derived from Coconut Palm’s audited consolidated financial statements for the period from April 29, 2005 (date of inception) to December 31, 2005 and from the unaudited financial statements for the six months ended June 30, 2006 and for the period from April 29, 2005 (inception) to June 30, 2006. This information is only a summary. You should read it together with Coconut Palm’s historical financial statements accompanying notes in this proxy statement/ prospectus.

		Period from	Period from
	Six Months	Apr. 29, 2005	Apr. 29, 2005
	Ended	(inception) to	(inception) to
	June 30, 2006	Dec. 31, 2005	June 30, 2006

	(Unaudited)		(Unaudited)
Condensed statements of operations:
Operating costs	$(306,391)	$(146,923)	$(453,313)
Interest income	984,665	507,871	1,492,535

Income before provision for income taxes	678,274	360,948	1,039,222
Provision for income taxes	(52,561)	(25,756)	(78,317)

Net income	$625,713	$335,192	$960,905
Net income per share

Basic	$0.04	$0.04
Diluted	0.04	0.04
Weighted average number of shares outstanding
Basic	14,000,000	7,544,534
Diluted	15,909,966	7,895,119

	As of	As of
	Jun. 30, 2006	Dec. 31, 2005

	(Unaudited)
Condensed balance sheet data:
Cash	$504,552	$934,086
Investment held in Trust	64,094,073	63,120,584
Total assets	65,866,975	64,069,669
Total liabilities	1,272,926	101,333
Common stock subject to possible conversion	12,517,738	12,517,738
Interest income attributable to common stock subject to possible conversion	294,667	100,067
Total stockholders’ equity	51,781,644	51,350,531
Total liabilities and stockholders’ equity	65,866,975	64,069,669
EBC Selected Historical Financial Data
      The following table sets forth selected historical financial data of EBC. The information presented below was derived from EBC’s audited consolidated financial statements as of December 31, 2005, 2004, 2003, 2002 and 2001 and unaudited consolidated financial statements as of and for the six months ended June 30, 2006 and 2005. The information as of and for the years ended December 31, 2002 and 2001 was derived from EBC’s audited consolidated financial statements which are not contained in this proxy statement/ prospectus. The information presented below is only a summary. You should read it together with EBC’s management’s discussion and analysis of financial condition and results of operations and historical consolidated financial statements and accompanying notes in this proxy statement/ prospectus.

						6 Months Ended
	Fiscal Years Ended Dec. 31,					June 30,

	2005	2004	2003	2002	2001	2006	2005

	($ in thousands, except earnings per share)
						(Unaudited)
Consolidated Statements of Operations Data
Revenue:	$27,471	$22,402	$19,617	$17,588	$12,909	$15,928	$12,942
Operating expenses	(43,327)	(37,021)	(29,555)	(24,204)	(21,552)	(22,158)	(19,407)

(Loss) from operations	(15,856)	(14,619)	(9,938)	(6,616)	(8,643)	(6,230)	(6,465)
Interest expense, net	(5,085)	(3,189)	(1,622)	(1,263)	(4,406)	(3,668)	(2,161)
Gain (loss) on sale of assets	7,676	11,282	3,075	(221)	11,302	692	8,226
Other income (expense)	548	464	457	(390)	1,263	306	1,164

Income (loss) before income tax	(12,717)	(6,062)	(8,028)	(8,490)	(484)	(8,900)	764
Income tax (benefit) expense	—	—	—	—	—	—	—

Net income (loss)	$(12,717)	$(6,062)	$(8,028)	$(8,490)	$(484)	$(8,900)	$764

Net income (loss) per share available to common shareholders:
Basic	$(0.87)	$(0.44)	$(0.60)	$(0.63)	$(0.04)	$(0.62)	$0.05
Diluted	$(0.87)	$(0.44)	$(0.60)	$(0.63)	$(0.04)	$(0.62)	$0.04
Weighted average common shares outstanding:
Basic	14,551	13,705	13,454	13,579	13,565	14,452	14,550
Diluted	14,551	13,705	13,454	13,579	13,565	14,452	20,787
Selected Balance Sheet Data (at period end)
Total assets	$120,159	$118,585	$91,482	$89,131	$84,761	$117,087	$125,271
Long-term obligations	62,626	44,556	26,919	10,815	4,654	65,242	52,213
Total liabilities	75,663	57,356	38,607	28,716	17,882	81,491	63,278

						6 Months Ended
	Fiscal Years Ended Dec. 31,					June 30,

	2005	2004	2003	2002	2001	2006	2005

	($ in thousands)
						(Unaudited)
Selected Operating Data:
Adjusted EBITDA(1)	$(10,515)	$(11,539)	$(7,401)	$(4,425)	$(4,783)	$(4,586)	$(4,737)
Net cash provided by/(used in):
Operating activities	$(15,657)	$(14,191)	$(8,059)	$(7,237)	$(8,513)	$(3,422)	$(5,281)
Investing activities	3,061	(2,455)	(4,399)	(2,029)	1,139	(226)	2,473
Financing activities	13,630	15,095	9,218	14,626	7,676	1,984	2,241

(1)	Represents net income (loss) before deductions for interest, income taxes, depreciation and amortization. Loss on asset impairment and disposals is added back as it is a non-recurring, non-cash charge. We believe that Adjusted EBITDA is useful to stockholders as a measure of comparative operating performance, as it is less susceptible to variances in actual performance resulting from depreciation, amortization and other non-cash charges and more reflective of changes in pricing decisions, cost controls and other factors that affect operating performance. We also present Adjusted EBITDA because we believe it is useful to stockholders as a way to evaluate our ability to incur and service debt, make capital expenditures and meet working capital requirements. Adjusted EBITDA is not intended as a measure of our operating performance, as an alternative to net income (loss) or as an alternative to any other performance measure in conformity with U.S. generally accepted accounting principles or as an alternative to cash flow provided by operating activities as a measure of liquidity. The following is a reconciliation of net income (loss) to Adjusted EBITDA:

						6 Months Ended
	Fiscal Years Ended Dec. 31,					June 30,

	2005	2004	2003	2002	2001	2006	2005

	($ in thousands)
						(Unaudited)
Net income (loss)	$(12,717)	$(6,062)	$(8,028)	$(8,490)	$(484)	$(8,900)	$764
Interest expense, net	5,085	3,189	1,622	1,263	4,406	3,668	2,161
Depreciation and amortization	3,652	3,080	2,537	2,191	3,860	1,644	1,728
Loss on asset impairment(1)	1,689	—	—	—	—	—	—
Other, net of interest	(8,224)	(11,746)	(3,532)	611	(12,565)	(998)	(9,390)
Income tax (benefit) expense	—	—	—	—	—	—	—

Adjusted EBITDA	$(10,515)	$(11,539)	$(7,401)	$(4,425)	$(4,783)	$(4,586)	$(4,737)

(1)	Loss on asset impairment is added back in Adjusted EBITDA calculation as it is a non-recurring, non-cash charge.
Selected Unaudited Pro Forma Combined Financial Information
      The merger will be accounted for as a reverse acquisition application of the equity recapitalization method of accounting. Accordingly, although the merger is structured such that EBC will be merged with and into Coconut Palm at closing, EBC will be treated as the acquirer for accounting and financial reporting purposes. The assets and liabilities of Coconut Palm will be recorded, as of completion of the merger, at their respective historical cost, which is considered to be the equivalent of fair value and added to those of EBC.
      We have presented below selected unaudited pro forma combined financial information that reflects the equity recapitalization method of accounting and is intended to provide you with a better picture of what our business might have looked like had EBC and Coconut Palm actually combined. The combined financial information may have been different had the companies actually been combined. You should not rely on the selected unaudited pro forma combined financial information as being indicative of the historical results that would have occurred had the companies been combined or the future results that may be achieved after the merger. The following selected unaudited pro forma combined financial information has been derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial statements and related notes thereto included elsewhere in this document.
      The selected unaudited pro forma combined financial data is based on estimates and assumptions that are preliminary. The data is presented for informational purposes only and is not intended to represent or be indicative of the consolidated results of operations or financial condition of EBC that would have been reported had the proposed merger been completed as of the date presented, and should not be taken as representative of future consolidated results of operations or financial condition.
      The unaudited pro forma condensed combined balance sheet data assumes that the merger took place on June 30, 2006 and combines EBC’s historical balance sheet at June 30, 2006 and Coconut Palm’s historical condensed balance sheet at June 30, 2006. The unaudited pro forma combined statement of operations data assumes that the merger took place as of January 1, 2005 and January 1, 2006, respectively.
      The selected unaudited pro forma combined financial data has been prepared using two different levels of approval of the merger by the Coconut Palm stockholders, as follows:

•	Assuming No Conversions: assumes no stockholders of Coconut Palm seek to convert their shares into a pro rata share of the trust account; and

•	Assuming Maximum Conversions: assumes Coconut Palm stockholders owning 19.99% of the stock issued in the initial public offering seek conversion.

	Six Months Ended		Year Ended
	June 30, 2006		Dec. 31, 2005

	Maximum	Minimum	Maximum	Minimum
	Approval	Approval	Approval	Approval

	($ in thousands, except per share data)
Unaudited combined pro forma statement of operations data:
Total revenue	$13,167	$13,167	$22,890	$22,890
Operating expenses	(19,753)	(19,753)	(38,662)	(38,662)

Loss from operations	(6,585)	(6,585)	(15,772)	(15,772)
Interest (expense), net	(2,707)	(2,902)	(4,624)	(4,724)
Other income, net	473	473	8,199	8,199

Loss before income tax	(8,819)	(9,013)	(12,197)	(12,297)
Income tax expense	—	—	—	—
Net loss	$(8,819)	$(9,013)	$(12,197)	$(12,297)

Net loss per share
Basic and diluted	$(0.22)	$(0.23)	$(0.38)	$(0.39)

	As of June 30, 2006

	Maximum	Minimum
	Approval	Approval

	($ in thousands)
Unaudited pro forma selected condensed balance sheet data:
Cash and cash equivalents	$50,415	$37,602
Total assets	158,872	146,059
Total liabilities	78,992	78,992
Total shareholders’ equity	$70,970	$58,157
Comparative Per Share Data
      The following table sets forth selected historical per share information of EBC and Coconut Palm and unaudited pro forma combined per share ownership information of EBC and Coconut Palm after giving effect to the merger, assuming a maximum level and a minimum level of approval of the merger by Coconut Palm stockholders who exercise their conversion right. The table assumes that no appraisal rights have been exercised by the EBC stockholders. You should read this information in conjunction with the selected summary historical financial information, included elsewhere in this proxy statement/ prospectus, and the historical financial statements of EBC and Coconut Palm and related notes that are included elsewhere in this proxy statement/ prospectus. The unaudited EBC and Coconut Palm pro forma combined per share information is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial statements and related notes included on page 141 in this proxy statement/ prospectus.

The historical per share information is derived from financial statements as of and for the years ended December 31, 2004 and 2005.
      The unaudited pro forma combined per share information does not purport to represent what the actual results of operations of EBC and Coconut Palm would have been had the companies been combined or to project the EBC and Coconut Palm results of operations that may be achieved after the merger.

Number of shares of common stock outstanding upon consummation of					Combined
the merger:	EBC		Coconut Palm		Company

Assuming minimum approval	26,720,055		11,701,150		38,421,205
Assuming maximum approval	26,720,055		14,000,000		40,720,055
Net income (loss) per share — historical:
Year ended December 31, 2004:	$(0.44	)(1)	N/A
Year ended December 31, 2005:	$(0.87	)(1)	$0.04	(3)(4)(5)
Six months ended June 30, 2005	$0.05	(1)	N/A
Six months ended June 30, 2006	$(0.62	)(1)	$0.04	(4)(5)
Tangible book value per share — Historical December 31, 2005	$(1.32	)(2)	$4.57
Net income (loss) per share — pro forma:
Year ended December 31, 2005:
Minimum approval					$(0.40)
Maximum approval					$(0.38)
Six months ended June 30, 2006:
Minimum approval					$(0.23)
Maximum approval					$(0.22)
Tangible book value per share — pro forma June 30, 2006:
Minimum approval					$(0.10)
Maximum approval					$0.22

(1)	Based on weighted average common shares outstanding for given period.

(2)	Based on common shares outstanding at end of given period, plus increase in share count due to preferred stock conversion.

(3)	For the period from April 29, 2005 (date of inception) to December 31, 2005.

(4)	Includes interest income attributable to common stock subject to possible conversion.

(5)	Based on weighted average diluted shares outstanding for given period.

PER SHARE MARKET PRICE INFORMATION
      The shares of Coconut Palm common stock, warrants and units are currently quoted on the OTC Bulletin Board under the symbols CNUT, CNUTW and CNUTU, respectively. The closing prices per share of common stock, warrant and unit of Coconut Palm on April 6, 2006, the last trading day before the execution of the merger agreement, were $5.81, $1.00 and $7.90, respectively. Each unit of Coconut Palm consists of one share of Coconut Palm common stock and two warrants to purchase Coconut Palm common stock. Coconut Palm warrants became separable from Coconut Palm common stock on October 25, 2005. Each warrant entitles the holder to purchase from Coconut Palm one share of common stock at an exercise price of $5.00 commencing on the later of the completion of the merger (or if the merger is not consummated, the first acquisition which is consummated) or September 8, 2006. The Coconut Palm warrants will expire at 5:00 p.m., New York City time, on September 7, 2009, or earlier upon redemption. Prior to September 8, 2005, there was no established public trading market for Coconut Palm’s common stock, warrants or units.
      There is no established public trading market for the securities of EBC.
      The following table sets forth, for the calendar quarter indicated, the quarterly high and low bid prices of Coconut Palm’s common stock, warrants and units as reported on the OTC Bulletin Board. The over-the-counter market quotations reported below reflect inter-dealer prices, without markup, markdown or commissions and may not represent actual transactions.

	Units		Common Stock		Warrants

2005	High	Low	High	Low	High	Low

Third Quarter	$6.20	$6.10	N/A	N/A	N/A	N/A
Fourth Quarter	$6.40	$6.05	$5.30	$5.10	$0.54	$0.48
2006
First Quarter	$7.50	$6.18	$5.77	$5.20	$0.90	$0.45
Second Quarter	$8.00	$6.45	$5.81	$5.31	$1.22	$0.40
      On September 14, 2006, the closing prices of Coconut Palm common stock, warrants and units was $5.40, $0.44, and $6.20 respectively.

RISK FACTORS
      You should carefully consider the following risk factors, together with all of the other information included in this proxy statement/ prospectus, before you decide whether to vote or instruct your vote to be cast to adopt the merger proposal. As Coconut Palm’s operations will be those of EBC upon completion of the merger, a number of the following risk factors relate to the business and operations of EBC and Coconut Palm, as the successor to such business. References to “we” and “our” below refer to the combined company following the merger.
Risks Related to our Business and Operations Following the Merger with EBC

EBC has a history of losses and there can be no assurance that EBC will become profitable.
      EBC has a history of losses. EBC had a net loss of $12.7 million for the year ended December 31, 2005 as compared to a net loss of $6.1 million for the year ended December 31, 2004. EBC had a net loss of $8.9 million for the six month period ended June 30, 2006 as compared to a net income of $0.8 million for the six month period ended June 30, 2005. There can be no assurance that EBC will become or remain profitable or that losses will not continue to occur.

The merger may contribute to a future ownership change which may negatively impact Coconut Palm’s ability to utilize EBC’s net operating loss deferred tax assets in the future.
      The merger will increase the likelihood that previously incurred net operating losses of EBC that are transferred to Coconut Palm in the merger will become subject to an annual limitation pursuant to Section 382 of the Internal Revenue Code if there are additional changes in the equity ownership of Coconut Palm in the future, including changes arising from the exercise of currently outstanding warrants. Depending on Coconut Palm’s market value at the time of such future ownership change, an ownership change under Section 382 could negatively impact Coconut Palm’s ability to use the net operating loss deferred tax assets attributable to EBC’s previously incurred net operating losses in the event Coconut Palm generates future taxable income. Currently, EBC has recorded a full valuation allowance against its net operating loss deferred tax asset.

We incur and expect to continue to incur losses on newly acquired or built stations without an immediate return on our investment.
      Generally, it takes a few years for our newly acquired or built stations to generate operating cash flow. During the initial period after acquisition or construction of a station, we incur significant expenses related to:

•	acquiring syndicated programming;

•	improving technical facilities;

•	increasing and improving cable distribution;

•	hiring new personnel; and

•	marketing our television stations to viewers.
      In addition, it requires time to gain viewer awareness of new station programming and to attract advertisers. Accordingly, we have incurred, and expect to continue to incur, with newly acquired or built stations, losses at a station in the first few years after we acquire or build the station. Occasionally unforeseen expenses and delays increase the estimated initial start-up expenses. This requires our established stations to generate revenues and cash flow sufficient to meet our business plan including the significant expenses related to our newly acquired or built stations.

The loss of the services of our senior management team or a significant number of our employees may negatively affect our business.
      Our success is largely dependent on the continued services of our senior management team, which includes Richard Rochon, our Vice Chairman, Larry Morton, our President and Chief Executive Officer, Thomas M. Arnost, our President and Chief Executive Officer of the Broadcast Station Group, Mario Ferrari, our Chief Strategic Officer, Gregory Fess, our Senior Vice President and Chief Operating Officer, James Hearnsberger, our Executive Vice President — Finance & Administration, and Glenn Charlesworth, our Chief Financial Officer. The loss of the services of our senior management team could harm our business if we are not able to find an appropriate replacement on a timely basis. Our success will also be dependent in part on our ability to attract and retain quality general managers and other management personnel for our stations. Further, the loss of a significant number of employees or our inability to hire a sufficient number of qualified employees could have a material adverse effect on our business.

We depend on our network affiliation relationship with Univision for maintaining our existing business and expanding into new media markets.
      Many of our television stations are affiliates of Univision and Telefutura (collectively for this discussion, “Univision”) and we anticipate that a number of the television stations we acquire will become affiliates of Univision. Accordingly, our success largely depends on our stations’ continued relationship with Univision and on Univision’s continued success as a broadcast network. We cannot be sure that in the future we will be able to acquire additional Univision markets other than Waco, Texas; Nashville, Tennessee and Jacksonville, Florida. We cannot be sure that the ratings of Univision programming will continue to improve or that Univision will continue to provide programming, marketing and other support to its affiliates on the same basis as currently provided. Finally, by aligning ourselves closely with Univision, we may forego other opportunities that could provide diversity of network affiliation and avoid dependence on any one network.

We expect the competition for and the prices of syndicated programming will continue to increase and we may not be able to acquire desired syndicated programming on acceptable terms or at all.
      On our English language stations, one of our most significant operating costs is syndicated programming. We may be exposed in the future to increased syndicated programming costs that may adversely affect our operating results. In addition, syndicated programs that meet our criteria may not be available in the future or may not be available at prices that are acceptable to us. We believe that the prices of the most sought after syndicated programming will continue to increase.
      Syndicated programming rights are often acquired several years in advance and may require multi-year commitments, making it difficult to accurately predict how a program will perform. In some instances, programs must be replaced before their costs have been fully amortized, resulting in write-offs that increase station operating costs.
      Competition for popular programming licensed from third parties is intense, and we may be outbid by our competitors for the rights to new popular syndicated rerun programming or in connection with the renewal of popular rerun syndicated programming we currently license. In addition, renewal costs could substantially exceed the existing contract costs. If we are unable to acquire certain popular programming, our ratings could decrease which could adversely affect our revenue.

Increasing competition in the broadcast television industry and its programming alternatives may adversely affect us.
      The broadcast television industry is highly competitive, and our success depends in large part on our ability to compete successfully with other network affiliated and independent broadcast television stations and other media for viewers and advertising revenues. The ability of broadcast television stations to generate advertising revenues depends to a significant degree upon audience ratings. Through the 1970s, network television broadcasting generally enjoyed dominance in viewership and television advertising revenues, because network-affiliated television stations competed principally with each other in local markets. Beginning in the 1980s, however, this dominance began to decline.
      Programming alternatives, such as independent broadcast stations, cable television and other multi-channel competitors, pay-per-view and home videos have fragmented television viewing audiences and subjected television broadcast stations to new types of competition. Since the mid-1980s, cable television and formerly independent stations now affiliated with new networks have captured increasing market share and overall viewership from general broadcast network television. Cable-originated programming in particular has emerged as a significant competitor for broadcast television programming. We also face increasing competition from home satellite delivery, direct broadcast satellite television systems and video delivery systems utilizing telephone lines. Many of our competitors have longer operating histories and greater resources than us. As a result of this competition, our revenues could be adversely affected.

New technologies may have a material adverse effect on our results of operations.
      Advances in technology may increase competition for viewers and advertising revenue which may have a material adverse effect on our results of operations. For example, advances in video compression technology could lower entry barriers for new video channels and encourage the development of increasingly specialized “niche” programming. This may increase the number of competitors targeting the same demographic group as us. Future competition in the television industry may include the provision of interactive video and data services capable of providing two-way interaction with commercial video programming, together with information and data services, that may be delivered by commercial television stations, cable television, direct broadcast satellite television and other video delivery systems.

The loss of major advertisers, a reduction in their advertising expenditures, a decrease in advertising rates or a change in economic conditions may materially harm our business.
      We derive substantially all of our revenues from advertisers in diverse industries at the local, regional and national levels. The loss of any major advertiser, a reduction in their advertising expenditures, a general decrease in advertising rates, or adverse developments or changes in the local, regional or national economy could materially harm our business by reducing our revenue.

Our revenues are affected by seasonal trends causing additional cash flow concerns during the slower seasons.
      The revenues and cash flows of our television stations are subject to various seasonal factors that influence the television broadcasting industry as a whole. Like other broadcasters, we experience higher revenues and cash flows during the second and fourth quarters of the year when television viewing and advertising is higher compared to the first and third quarters. The slower seasons result in lower revenue which causes additional cash flow concerns during these quarters.

Failure to observe governmental rules and regulations governing the granting, renewal, transfer and assignment of licenses and our inability to conclusively anticipate timing and approval actions could negatively impact our business.
      Television broadcasting is a regulated industry and is subject to the jurisdiction of the FCC under the Communications Act of 1934, as amended from time to time (the “Communications Act”). The Communications Act prohibits the operation of television broadcasting stations except under a license issued by the FCC. Licenses may be as long as eight years under current law. The Communications Act also prohibits the assignment of a broadcast license or the transfer of control of a broadcast licensee without the prior approval of the FCC. Additionally, a party must obtain a construction permit from the FCC in order to build a new television station and subsequently obtain a license to commence operations. The Communications Act empowers the FCC, among other things to issue, revoke and modify broadcast licenses; decide whether to approve a change of ownership or control of station licenses; regulate the equipment used by stations; and adopt and implement regulations to carry out the provisions of the Communications Act.

      In determining whether to grant, renew, or permit the assignment or transfer of control of a broadcast license, the FCC considers a number of factors pertaining to the licensee, including:

•	compliance with various rules limiting common ownership of media properties;

•	the character of the licensee (i.e., the likelihood that the licensee will comply with applicable law and regulations) and those persons holding attributable interests (i.e., the level of ownership or other involvement in station operations resulting in the FCC attributing ownership of that station or other media outlet to such person or entity in determining compliance with FCC ownership limitations; and

•	compliance with the Communications Act’s limitations on alien ownership.
      Additionally, for a renewal of a broadcast license, the FCC will consider whether a station has served the public interest, convenience, and necessity, whether there have been any serious violations by the licensee of the Communications Act or FCC rules and policies, and whether there have been no other violations of the Communications Act and FCC rules and policies which, taken together, would constitute a pattern of abuse. Any other party with standing may petition the FCC to deny a broadcaster’s application for renewal. However, only if the FCC issues an order denying renewal will the FCC accept and consider applications from other parties for a construction permit for a new station to operate on that channel. The FCC may not consider any new applicant for the channel in making determinations concerning the grant or denial of the licensee’s renewal application. Although renewal of licenses is granted in the majority of cases even when petitions to deny have been filed, we cannot be sure our station licenses will be renewed for a full term or without modification.
      With respect to obtaining the FCC’s consent prior to assigning a broadcast license or transferring control of a broadcast licensee, if the application involves a substantial change in ownership or control, the filer must comply with the public notice requirements. During the public notice period of not less than 30 days, petitions to deny the application may be filed by interested parties, including certain members of the public. If the FCC grants the application, interested parties then have a minimum 30 day period during which they may seek reconsideration or review of that grant by the FCC or, as the case may be, a court of competent jurisdiction. The full FCC commission has an additional 10 days to set aside on its own motion any action taken by the FCC’s staff.
      Failure to observe FCC or other governmental rules and policies can result in the imposition of various sanctions, including monetary forfeitures, the grant of short, or less than maximum license renewal terms or for particularly egregious violations, the denial of a license renewal application, the revocation of a license or denial of FCC consent to acquire additional broadcast properties — any of which could negatively impact both our existing business and future acquisitions. Additionally, our inability to conclusively anticipate the timing and approval of license grants, renewals, transfers and assignments may result in uncertainty and negatively impact our business because of delays and additional expenses.

Changes in FCC regulations regarding media ownership limits have increased the uncertainty surrounding the competitive position of our stations in the markets we serve and may adversely affect our ability to buy new television stations or sell existing television stations.
      In June 2003, the FCC amended its multiple ownership rules, including, among other things, its local television ownership limitations, its prohibition on common ownership of newspapers and broadcast stations in the same market, as well as its local radio ownership limitations. Under the amended rules, a single entity would be permitted to own up to two television stations in a market with at least five television stations if one of the stations is not among the top-4 ranked stations and could own three television stations in a market with at least 18 television stations as long as two of the stations are not among the top-4 ranked stations. The amended rules also establish new cross media limits to govern the combined ownership of television stations, radio stations and daily newspapers. Specifically, in markets with 4-8 television stations, a single entity can own (1) a combination of one daily newspaper, one television station, and half the ownership limit of radio stations, (2) a combination of one daily newspaper and the full complement of allowed radio stations, or (3) a combination of two television stations (if otherwise permissible) and the full complement of radio stations but no daily newspaper. The effectiveness of these new rules was stayed pending appeal. In June 2004, a federal court of appeals issued a decision which upheld portions of the FCC decision adopting the rules, but concluded that the order failed to adequately support numerous aspects of those rules, including the specific numeric ownership limits adopted by the FCC. The court remanded the matter to the FCC for revision or further justification of the rules, retaining jurisdiction over the matter. The court has partially maintained its stay of the effectiveness of those rules, particularly as they relate to television. The rules are now largely in effect as they relate to radio. The Supreme Court has declined to review the matter at this time, and the FCC must review the matter and issue a revised order. We cannot predict whether, how or when the new rules will be modified, ultimately implemented as modified, or repealed in their entirety.
      The new multiple ownership rules could limit our ability to acquire additional television stations in existing markets that we serve. Legislation went into effect in January 2004 that permits a single entity to own television stations serving up to 39% of U.S. television households, an increase over the previous 35% cap. Large broadcast groups may take advantage of this law to expand further their ownership interests on a national basis.

The restrictions on foreign ownership may limit foreign investment in us or our ability to successfully sell our business.
      The Communications Act limits the extent of non-U.S. ownership of companies that own U.S. broadcast stations. Under this restriction, a U.S. broadcast company such as ours may have no more than 25% non-U.S. ownership (by vote and by equity). These restrictions limit our ability to attract foreign investment in us and may impact our ability to successfully sell our business if we were to ever determine that such actions are in the best interests of our company and stockholders.

Failure to observe rules and policies regarding the content of programming may adversely affect our business.
      Stations must pay regulatory and application fees and follow various FCC rules that regulate, among other things:

•	political advertising;

•	children’s programming;

•	the broadcast of obscene or indecent programming;

•	sponsorship identification; and

•	technical operations.
      The FCC requires licensees to present programming that is responsive to community problems, needs and interests. In addition, FCC rules require television stations to serve the educational and informational needs of children 16 years old and younger through the stations’ own programming as well as through other means. FCC rules also limit the amount of commercial matter that a television station may broadcast during programming directed primarily at children 12 years old and younger. The FCC requires television broadcasters to maintain certain records and/or file periodic reports with the FCC to document their compliance with the foregoing obligations. Failure to observe these or other rules and policies can result in the imposition of various sanctions, including monetary forfeitures, the grant of short, less than the maximum, renewal terms, or for particularly egregious violations, the denial of a license renewal application or the revocation of a license.

Because our television stations rely on “must carry” rights to obtain cable carriage, new laws or regulations that eliminate or limit the scope of these rights or failures could significantly reduce our ability to obtain cable carriage and therefore reduce our revenues.
      Pursuant to the “must carry” provisions of the Cable Television Consumer Protection and Competition Act of 1992, television broadcast stations may elect to require that a cable operator carry its signal if the cable operator is located in the same market as the broadcast station. However, in such cases the broadcast station cannot demand compensation from the cable operator. Such mandatory carriage is commonly referred to as “must-carry.” The future of “must carry” rights is uncertain, especially as they relate to the carriage of digital television. Under the current FCC rules, must-carry rights extend to digital television signals only in limited circumstances. While proposed legislation to broaden such rights has been proposed, we cannot predict whether such legislation will be adopted or the details of any legislation that may be adopted. Our full-power television stations often rely on “must-carry” rights to obtain cable carriage on specific cable systems. New laws or regulations that eliminate or limit the scope of these cable carriage rights could significantly reduce our ability to obtain cable carriage, which would reduce our ability to distribute our programming and consequently our ability to generate revenues from advertising.
      In addition, a number of entities have commenced operation, or announced plans to commence operation of internet protocol video systems, using digital subscriber line (“DSL”), fiber optic to the home (“FTTH”) and other distribution technologies. The issue of whether those services are subject to the existing cable television regulations, including must-carry obligations, has not been resolved. There are proposals in Congress and at the FCC to resolve this issue. We cannot predict whether must-carry rights will cover such Internet Protocol Television (“IPTV”) systems. In the event IPTV systems gain a significant share of the video distribution marketplace, and new laws and regulations fail to provide adequate must-carry rights, our ability to distribute our programming to the maximum number of potential viewers will be significantly reduced and consequently our revenue potential will be significantly reduced.

Our use of local marketing agreements and joint sales agreements may result in uncertainty regarding scheduled programming and/or revenue from the sale of advertising.
      We have, from time to time, entered into local marketing agreements, generally in connection with pending station acquisitions which allow us to provide programming and other services to a station that we have agreed to acquire before we receive all applicable FCC and other governmental approvals. FCC rules generally permit local marketing agreements if the station licensee retains ultimate responsibility for and control of the applicable station, including finances, personnel, programming and compliance with the FCC’s rules and policies. We cannot be sure that we will be able to air all of our scheduled programming on a station with which we may have a local marketing agreement or that we would receive the revenue from the sale of advertising for such programming.
      We have, from time to time, entered into joint sales agreements, which allow us to sell advertising time on another station. The FCC’s New Rules make joint sales agreements for radio stations an attributable ownership interest if the selling station is located in the same market and sells more than 15% of the other station’s weekly advertising time. The FCC recently initiated a new rulemaking proceeding that could result in rules which make joint sales agreements for television an attributable ownership interest to the same extent that radio joint sales agreements are an attributable ownership interest. The FCC proceeding could result in the adoption of rules which would limit our opportunities to enter into joint sales agreements with other television stations in a market where we already own one or more television stations, and that could adversely affect our revenue from advertising.

The industry-wide mandatory conversion to digital television has required us, and will continue to require us, to make significant capital expenditures without assurance that we will remain competitive with other developing technologies.
      FCC regulations required all commercial television stations in the United States to commence digital operations on a schedule determined by the FCC and Congress, in addition to continuing their analog operations. Digital transmissions were initially permitted to be low-power, but full-power transmission was required by July 1, 2005 for stations affiliated with the four largest networks (ABC, CBS, NBC and Fox) in the top one hundred markets and is required by July 1, 2006 for all other stations.
      We have already constructed full power digital television facilities for six of our stations in the Cheyenne, Wyoming, Amarillo, Texas, Salt Lake City, Utah, Eugene, Oregon, Montgomery, Alabama and Little Rock,

Arkansas markets. We have made significant capital expenditures in order to comply with the FCC’s digital television requirements.
      Another major issue surrounding the implementation of digital television is the scope of a local cable television system’s obligation to carry the signals of local broadcast television stations. On February 10, 2005, the FCC decided that a cable television system is only obligated under the Communications Act to carry a television station’s “primary video” signal and, accordingly, that a cable television system does not have to carry the television station’s digital signal as well as its analog signal (but must carry the digital signal if the station does not have an analog signal). The new digital technology will enable a television station to broadcast four or more video streams of programming to the public, but the FCC said that the cable television system only has an obligation to carry one of those signals (the “primary video” signal) and not all of them, thus rejecting the broadcasters’ request for the FCC to impose a “multicasting” obligation on cable television systems. In addition, the FCC has not yet promulgated rules regarding the obligation of direct broadcast satellite providers to carry the digital signal of a local broadcast station. The FCC decisions could limit the reach of our television stations’ digital programming and, to that extent, could have an adverse impact on the revenue we derive from station operations.

If direct broadcast satellite companies do not carry the stations that we own and operate or provide services to, we could lose audience share and revenue.
      The Satellite Home Viewer Extension and Reauthorization Act allows direct broadcast satellite television companies to continue to transmit local broadcast television signals to subscribers in local markets provided that they offer to carry all local stations in that market. However, satellite providers have limited satellite capacity to deliver local station signals in local markets. Satellite providers may choose not to carry local stations in any of our markets. In those markets in which the satellite providers do not carry local station signals, subscribers to those satellite services are unable to view local stations without making further arrangements, such as installing antennas and switches. A principal component of the new regulation requires satellite carriers to carry the analog signals of all local television stations in a market if they carry one. We have taken advantage of that regulation to elect carriage of our stations on satellite systems in markets in which local-into-local carriage is provided, however, this has been a time consuming process to provide the local television broadcast signal to certain of these markets. Furthermore, when direct broadcast satellite companies do carry local television stations in a market, they are permitted to charge subscribers extra for such service. Some subscribers may choose not to pay extra to receive local television stations. In the event subscribers to satellite services do not receive the stations that we own and operate or provide services to, we could lose audience share which would adversely affect our revenue.

Our substantial indebtedness may negatively impact our ability to implement our business plan.
      Our substantial indebtedness may negatively impact our ability to implement our business plan. For example, it could:

•	limit our ability to fund future working capital and capital expenditures;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	subject us to interest rate risk in connection with any potential future refinancing of our debt;

•	limit our ability to borrow additional funds;

•	increase our vulnerability to adverse general economic and industry conditions; and

•	require us to restructure or refinance our debt, sell debt or equity securities, or sell assets, possibly on unfavorable terms in order to meet payment obligations.
      In addition, our existing credit facility contains restrictive covenants, including interest coverage, debt service coverage and a maximum ratio of debt to earnings that could adversely affect our ability to incur debt when we otherwise believe it is advisable to do so.

EBC will incur increased costs as a result of being a public company.
      Upon completion of the merger, EBC, as a public company, will incur significant legal, accounting and other expenses that it did not incur as a private company. These expenses include, complying with SEC reporting requirements and implementing corporate governance measures required under SEC rules, the Sarbanes Oxley Act of 2002 (“Sarbanes Oxley”) and the rules of the Nasdaq Global Market such as creating board committees and adopting internal controls over financial reporting and disclosure controls and procedures. In order to comply with these rules and regulations, we will need to carry out activities not done previously and expend a considerable amount of time on the part of management and our employees. For example, under Section 404 of the Sarbanes-Oxley Act, for our annual report on Form 10-K for 2007, we, depending upon certain facts existing upon closing of the merger, may need to document and test our internal control procedures, our management may need to assess and report on our internal control over financial reporting and our independent accountants will need to issue an opinion on that assessment and the effectiveness of those controls. Furthermore, if we identify any issues in complying with these requirements (for example, if we or our accountants identify a material weakness or significant deficiency in our internal control over financial reporting), we could incur additional costs to address and remedy those issues, and the existence of those issues could adversely affect us, our reputation or investor perceptions of us. We also expect that it may be difficult and expensive to obtain director and officer liability insurance, and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified persons to serve on our board of directors or as executive officers.

Failure of EBC’s internal control over financial reporting could harm our business and financial results.
      Following the merger, the combined company will be obligated to establish and maintain adequate internal control over financial reporting. Internal control over financial reporting is a process to provide reasonable assurance regarding the reliability of financial reporting in accordance with GAAP. Internal control over financial reporting includes maintaining records that in reasonable detail accurately and fairly reflect EBC’s transactions and dispositions of assets, providing reasonable assurance that transactions are recorded as necessary for preparation of the financial statements in accordance with GAAP, providing reasonable assurance that receipts and expenditures of EBC are made only in accordance with management authorization, and providing reasonable assurance that unauthorized acquisition, use or disposition of EBC assets that could have a material effect on the financial statements would be prevented or detected on a timely basis. EBC’s growth and entry into new markets and acquisitions of new stations will place significant additional pressure on our system of internal control over financial reporting. Any failure to maintain an effective system of internal control over financial reporting could limit our ability to report financial results accurately and timely or to detect and prevent fraud, which in turn would harm our business and financial results.

An existing lawsuit against EBC and the members of EBC’s board of directors could distract EBC from their operational responsibilities.
      EBC and each member of the EBC board of directors has been named in a lawsuit filed by an EBC shareholder in the circuit court of Pulaski County, Arkansas on June 14, 2006. The lawsuit was filed as a class action, meaning that the plaintiff, Mr. Max Bobbitt, seeks to represent all shareholders in the class, provided the class is certified by the court. The complaint makes various allegations against EBC and the board of EBC with respect to the merger and other matters. EBC views the lawsuit as baseless and will continue to vigorously defend the matter. Coconut Palm and EBC are proceeding with the merger in accordance with the terms of the merger agreement. During the course of this litigation it is possible that members of EBC’s senior management and members of the board of directors continuing with EBC following the merger may have to devote significant time and effort to the resolution of such litigation adversely impacting their ability to properly attend to the operations of the combined company. It is also possible that any judgment or settlement may adversely affect the financial position of the combined company.

We may not be able to grow our business through acquisitions.
      We intend to continue to pursue the acquisition of additional television stations. Our ability to acquire additional television stations involves risks including:

•	we may be unable to obtain required approval by the FCC of the assignments or transfers of control of licenses issued by the FCC;

•	the law limits the number and location of broadcasting properties that any one person or entity (including its affiliates) may own;

•	the market to purchase television stations is highly competitive, and many potential acquirers have greater resources available than we have to make such acquisitions;

•	stations may not be available for purchase;

•	we may be unable to obtain desired affiliations for all of the stations we acquire in the future; and

•	we may not have the financial resources necessary to acquire additional stations.
      The ability to grow our business will be negatively impacted if we are unable to successfully implement our acquisition plans. Once we acquire a station, we cannot be sure that we will be successful in integrating the acquired stations into our existing business or that these integration efforts will not adversely divert our limited management resources.

If third parties bring claims against us or if EBC has breached any of its representations, warranties or covenants set forth in the merger agreement, we may not be adequately indemnified for any losses arising therefrom.
      A total of 2,100,000 shares of common stock of Coconut Palm to be issued to the holders of EBC Class A and Class B common stock as part of the merger consideration will be withheld from each holder on a pro rata basis and shall be placed in a escrow to secure the indemnity obligations of EBC under the merger agreement. Although the merger agreement provides that the EBC shareholders will indemnify us for losses arising from an inaccuracy or breach of the representations and warranties, the non-fulfillment or breach of any covenant by EBC, and certain taxes of EBC or any subsidiary not properly accrued, such indemnification is limited to an aggregate amount of the value of the escrow. Further, if the total indebtedness of EBC at the closing of the merger is less than $72,000,000, then the combined entity will be responsible for satisfying any indemnification claims, acting like a deductible, up to the amount that EBC’s closing indebtedness is less than $72,000,000. In the event two specific TV stations remain as EBC assets at closing, then EBC’s total indebtedness can be increased up to $84,000,000 resulting in an increase in the deductible.
      In addition, the survival period for any claims under the merger agreement is limited to one year after the closing of the merger. Accordingly, we will be prevented from seeking indemnification for any claims above the aggregate threshold or arising after the one-year survival period.
Risks Related to the Merger

If 20% or more of the holders of Coconut Palm’s common stock issued in its public offering decide to vote against the proposed acquisition, Coconut Palm may be forced to liquidate, stockholders may receive less than approximately $5.5734 per share and the warrants will expire worthless.
      Under the terms of Coconut Palm’s corporate charter, if 20% or more of the shares issued in Coconut Palm’s initial public offering decide to vote against the proposed merger and opt to convert their shares to cash, Coconut Palm may ultimately be forced to liquidate. While Coconut Palm will continue to search to acquire an operating company in the service business industry, if (i) it does not consummate a business combination by March 14, 2007, or, (ii) if a letter of intent, agreement in principle or definitive agreement is executed, but not consummated, by March 14, 2007, then by September 14, 2007, it will be forced to liquidate. In any liquidation, the net proceeds of Coconut Palm’s initial public offering held in the trust account, plus any interest earned thereon, will be distributed on a pro rata basis to the holders of Coconut Palm’s common stock issued in its public offering. If Coconut Palm is forced to liquidate its assets, the per-share liquidation will be the amount deposited in the trust account at the time of the initial public offering, plus interest accrued thereon until the date of any liquidation. As of June 30, 2006, there was approximately $5.5734 per share. Furthermore, there will be no distribution with respect to Coconut Palm’s outstanding warrants and, accordingly, the warrants will expire worthless.

The combined company’s working capital could be reduced, and Coconut Palm stockholders could own less than 34% of the combined company’s outstanding common stock, if Coconut Palm stockholders exercise their right to convert their shares into cash.
      Pursuant to Coconut Palm’s certificate of incorporation, holders of shares issued in Coconut Palm’s initial public offering may vote against the merger and demand that Coconut Palm convert their shares into cash. Coconut Palm and EBC will not consummate the merger if holders of 20% or more shares of common stock issued in Coconut Palm’s initial public offering exercise these conversion rights. To the extent the merger is consummated and holders of less than 20% of Coconut Palm’s common stock issued in its initial public offering have demanded to convert their shares, there will be a corresponding reduction in the amount of funds available to the combined company following the merger and a reduction in the aggregate percentage of the combined company that is owned by Coconut Palm’s stockholders after the merger. Additionally, if holders demand to convert their shares, there may be a corresponding reduction in the value of each share of common stock held in the combined company. As of June 30, 2006, assuming the merger proposal is adopted, the maximum amount of funds that could be disbursed to Coconut Palm’s stockholders upon the exercise of the conversion rights would be approximately $12,812,405 or approximately 19.99% of the funds currently held in trust. If no funds were disbursed to Coconut Palm stockholders upon the exercise of the conversion rights, the percentage of the combined company’s common stock that would be owned by the Coconut Palm stockholders would be approximately 34%. If the maximum amount of funds were disbursed, the percentage of the combined company’s common stock that would be owned by the Coconut Palm stockholders who did not exercise their conversion right would be approximately 30%.

A substantial number of the combined company’s shares will become eligible for future resale in the public market after the merger which could result in dilution and an adverse effect on the market price of those shares.
      If the merger is consummated, warrants to purchase 23,000,000 shares of common stock issued in connection with Coconut Palm’s initial public offering will become exercisable on the date the merger is consummated, as described under “Description of Coconut Palm Securities — Warrants.” Moreover, 2,500,000 shares of Coconut Palm common stock purchased by stockholders prior to Coconut Palm’s initial public offering will be held in escrow until September 8, 2008, at which time they will be released from escrow and be eligible for resale in the public market subject to compliance with applicable law. Consequently, at various times after completion of the merger, a substantial number of additional shares of Coconut Palm common stock will be eligible for resale in the public market. Sales of substantial numbers of such shares in the public market could adversely affect the market price of such shares and of the warrants.

If the merger’s benefits do not meet the expectations of financial or industry analysts, the market price of Coconut Palm’s common stock may decline.
      The market price of Coconut Palm’s common stock may decline as a result of the merger if:

•	Coconut Palm does not achieve the perceived benefits of the merger as rapidly, or to the extent anticipated by, financial or industry analysts; or

•	the effect of the merger on Coconut Palm’s financial results is not consistent with the expectations of financial or industry analysts.
      Accordingly, investors may experience a loss as a result of a decline in the market price of Coconut Palm’s common stock. In addition, a decline in the market price of Coconut Palm’s common stock could adversely affect our ability to issue additional securities and our ability to obtain additional financing in the future.

If Coconut Palm is unable to list on the Nasdaq Global Market or other national securities exchange, then it may be difficult for its stockholders to sell their securities.
      Pursuant to the terms of the merger agreement, within 30 days of the merger, Coconut Palm has an obligation to make an application to the Nasdaq Global Market, or a national securities exchange, and to make reasonable efforts to obtain approval for the listing of Coconut Palm common stock on such exchange. If Coconut Palm’s application is denied or delayed, the liquidity of Coconut Palm common stock may decline significantly making it difficult for stockholders to sell their securities.

The lack of diversification in the business of the combined company affects Coconut Palm’s ability to mitigate the risks that it may face or to offset possible losses that it may incur as a result of competing in the television broadcasting industry.
      The prospects for Coconut Palm’s success will be dependent upon the future performance of a single business. Coconut Palm may not have the resources to diversify its operations or benefit from the possible spreading of risks or offsetting of losses. By consummating a business combination with only a single entity, Coconut Palm’s lack of diversification may subject Coconut Palm to numerous economic, competitive and regulatory developments, any or all of which may have a substantial adverse impact on Coconut Palm and may result in Coconut Palm’s dependency upon the development or market acceptance of EBC’s television stations.

If you do not vote your shares at the Coconut Palm special meeting or give instructions to your broker to vote or abstain from voting you will not be eligible to convert your shares of Coconut Palm common stock into cash and receive a portion of the trust account upon consummation of the merger.
      Pursuant to Coconut Palm’s certificate of incorporation, a holder of shares of Coconut Palm’s common stock issued in its initial public offering may, if the stockholder votes against the merger, demand that Coconut Palm convert such shares into cash. This demand must be made on the proxy card at the same time that the stockholder votes against the merger proposal. If so demanded, Coconut Palm will convert each share of common stock into a pro rata portion of the trust account in which a substantial portion of the net proceeds of Coconut Palm’s initial public offering are held, plus all interest earned thereon. If you exercise your conversion rights, then you will be exchanging your shares of Coconut Palm common stock for cash and will no longer own these shares. You will only be entitled to receive cash for these shares if you continue to hold these shares through the effective time of the merger and then tender your stock certificate to the combined company. If the merger is not completed, then these shares will not be converted into cash at this time and Coconut Palm will need to liquidate if a business combination is not completed by March 14, 2007 or September 14, 2007, as applicable. Shares that are not voted or are broker non-voted or where the stockholder abstains from voting shall not in any event be eligible to be converted into cash upon completion of the merger.

Failure to complete the merger could negatively impact the market price of Coconut Palm’s common stock and may make it more difficult for Coconut Palm to attract another acquisition candidate, resulting, ultimately, in the disbursement of the trust proceeds, causing investors to experience a loss of their investment.
      If the merger is not completed for any reason, Coconut Palm may be subject to a number of material risks, including:

•	the market price of Coconut Palm’s common stock may substantially decline;

•	costs related to the merger, such as legal and accounting fees and the costs of the fairness opinion, must be paid even if the merger is not completed; and

•	charges will be made against earnings for transaction-related expenses, which could be higher than expected.
      Such decreased market price and added costs and charges of the failed merger, together with the history of failure in consummating a merger, may make it more difficult for Coconut Palm to attract another acquisition candidate, resulting, ultimately, in the disbursement of the trust proceeds, causing investors to experience a loss of their investment.

If Coconut Palm does not consummate the merger with EBC and it is unable to consummate any business combination by March 14, 2007 or September 14, 2007, as applicable, and is forced to dissolve and liquidate, payments from the trust account to Coconut Palm’s public stockholders may be delayed.
      If Coconut Palm does not consummate the business combination with EBC and it is unable to consummate any business combination by March 14, 2007 or September 14, 2007, as applicable, Coconut Palm will dissolve and liquidate. Coconut Palm anticipates that, promptly after such date, the following will occur:

•	Coconut Palm’s board of directors will convene and adopt a specific plan of dissolution and liquidation, which it will then vote to recommend to stockholders; at such time it will also cause to be prepared a preliminary proxy statement setting out such plan of dissolution and liquidation as well as the board’s recommendation of such plan;

•	Coconut Palm will promptly file its preliminary proxy statement with the SEC;

•	if the SEC does not review the preliminary proxy statement, then, 10 days following the filing of such preliminary proxy statement, Coconut Palm will mail the definitive proxy statement to stockholders, and 10-20 days following the mailing of such definitive proxy statement, Coconut Palm will convene a meeting of stockholders, at which they will vote on the plan of dissolution and liquidation; and

•	if the SEC does review the preliminary proxy statement, Coconut Palm currently estimates that it will receive their comments approximately 30 days after the filing of such proxy statement. Coconut Palm would then mail the definitive proxy statement to stockholders following the conclusion of the comment and review process (the length of which it cannot predict with any certainty, and which may be substantial) and Coconut Palm will convene a meeting of stockholders at which they will vote on the plan of dissolution and liquidation.
      Coconut Palm currently expects that the costs associated with the implementation and completion of the plan of dissolution and liquidation would not be more than approximately $50,000 to $75,000. Coconut Palm anticipates that members of Coconut Palm management will advance Coconut Palm the funds necessary to complete such dissolution and liquidation.
      Coconut Palm will not liquidate the trust account unless and until stockholders approve the plan of dissolution and liquidation. Accordingly, the foregoing procedures may result in substantial delays in its liquidation and the distribution to public stockholders of the funds in the trust account and any remaining net assets as part of the plan of dissolution and liquidation.

Coconut Palm stockholders may be held liable for claims by third parties against it to the extent of distributions received by them.
      If Coconut Palm is unable to complete the merger with EBC and it is unable to consummate any business combination by March 14, 2007 or September 14, 2007, as applicable, Coconut Palm will dissolve and liquidate pursuant to Section 275 of the Delaware General Corporation Law. Under Sections 280 through 282 of the Delaware General Corporation Law, stockholders may be held liable for claims by third parties against a corporation to the extent of distributions received by them in a dissolution. Pursuant to Section 280, if the corporation complies with certain procedures intended to ensure that it makes reasonable provision for all claims against it, including a 60-day notice period during which any third-party claims can be brought against the corporation, a 90-day period during which the corporation may reject any claims brought, and an additional 150-day waiting period before any liquidating distributions are made to stockholders, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would be barred after the third anniversary of the dissolution.
      Although we will seek stockholder approval to liquidate the trust account to its public stockholders as part of the plan of dissolution and liquidation, Coconut Palm will seek to conclude this process as soon as possible and as a result it does not intend to comply with those procedures. Accordingly, Coconut Palm’s founding stockholder, RPCP Investments, could potentially be liable for any claims to the extent of distributions received by them in a dissolution and any liability of its stockholders may extend beyond the third anniversary of such dissolution. RPCP Investments, the founding stockholder of Coconut Palm, will be personally liable to pay debts and obligations, if any, to creditors that are owed money by Coconut Palm in excess of the net proceeds of Coconut Palm’s initial public offering not held in the trust account. As of June 30, 2006, Coconut Palm’s working capital deficit is approximately $700,266. Based on information obtained from such entity, Coconut Palm currently believes that such entity is of substantial means and capable of satisfying such debts and obligations even though Coconut Palm has not requested it to reserve for such an eventuality. However, there is no assurance that RPCP Investments will be able to satisfy those obligations.
      Additionally, if Coconut Palm is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against it which is not dismissed, any distributions received by stockholders in the dissolution could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by the stockholders in the dissolution.
FORWARD-LOOKING STATEMENTS
      This proxy statement/ prospectus contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements concern beliefs, projections, plans, strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. Specifically, this proxy statement/ prospectus contains forward-looking statements including:

•	Coconut Palm’s expectations regarding consummation and timing of the merger and related transactions, including the satisfaction of closing conditions to the merger;

•	Coconut Palm’s and EBC’s expectations regarding EBC’s growth potential, including growth within areas of specialty or niche programming and with respect to data convergence and spectrum assets, introduction of new media service offerings, engagement of a national sales representative for several of EBC’s non-Univision stations, and rationalization of station portfolio return-on-investment and gross margin parameters;

•	the combined company’s expectations and intentions regarding acquisitions of additional television stations and strategic partnerships with additional content partners for both Spanish and English language content;

•	the combined company’s beliefs and expectations regarding the Central Automated Satellite Hub (C.A.S.H.) services system, including growth potential and reduction of costs;

•	the combined company’s intentions and expectations regarding full power digital television, including the build out of full power digital television facilities in Eugene, Oregon, Montgomery, Alabama, and Little Rock, Arkansas markets, and opportunities to offer digital platform services to new media providers;

•	the combined company’s expectations regarding competition, including competition and pricing for advertising and syndicated programming, anticipated industry consolidation and the effect of industry consolidation on distribution alternatives for content providers;

•	the combined company’s belief that EBC will still be able to implement its business plan even if the maximum number of Coconut Palm stockholders exercised their conversion rights and the combined company received only 80% of the funds deposited in the trust account;

•	EBC’s estimates and expectations regarding the growth in the Hispanic population, buying power of Hispanics, use by Hispanics of Spanish language media, and the impact on Spanish-language media;

•	the combined company’s expectations regarding losses;

•	the combined company’s estimates regarding working capital, capital expenditures and debt service requirements, including the source and adequacy of funds for such purposes;

•	the combined company’s ability to conclusively anticipate the timing and approval of license grants, renewals, transfers and assignments;

•	the application of Coconut Palm’s criteria for evaluating business combinations and its expectations regarding the lack of diversification in its business upon the consummation of a business combination;

•	Coconut Palm’s expectation that it may be difficult and expensive to obtain director and officer liability insurance;

•	Coconut Palm’s expectations regarding dissolution and liquidation, including costs, advancement of funds, the ability of the founding stockholder to satisfy the debts and obligations of Coconut Palm, and the timing of dissolution and liquidation;

•	the combined company’s expectations regarding listing on the Nasdaq Global Market upon consummation of the merger;

•	the combined company’s intention not to pay dividends on its shares of common stock in the foreseeable future and instead reinvest any earnings back into the combined company;

•	Coconut Palm’s expectations regarding certain accounting policies; and

•	Coconut Palm’s beliefs regarding inflation.
      These forward-looking statements, among others, reflect Coconut Palm’s and EBC’s current views about future events and are subject to risks, uncertainties and assumptions. Coconut Palm wishes to caution readers that certain important factors may have affected and could in the future affect actual results and could cause actual results to differ significantly from those expressed in any forward-looking statement. The most important factors that could prevent Coconut Palm and EBC from achieving their goals, and cause the assumptions underlying forward-looking statements and the actual results to differ materially from those expressed in or implied by those forward-looking statements include, but are not limited to, the risks included in “Risk Factors” in this proxy statement/ prospectus and the following:

•	approval of the merger and related proposals by the Coconut Palm stockholders and EBC shareholders and the number and percentage of Coconut Palm stockholders voting against the merger;

•	the consummation of the merger and related transactions within the expected timeframe, or at all;

•	in the event the merger is not consummated, Coconut Palm’s ability to consummate any business transaction within the required timeframe;

•	Coconut Palm’s ability to dissolve and liquidate in a timely manner and as anticipated, if necessary;

•	difficulties encountered in integrating the merged businesses;

•	the competitive environment;

•	whether EBC’s business grows as expected and whether EBC’s business plan is implemented as expected;

•	any changes in industry trends, particularly with respect to growth trends involving Hispanics and the impact on Spanish language media;

•	continued compliance with government regulations, including FCC licensing;

•	legislation or regulatory environments, requirements or changes adversely affecting the businesses in which EBC is engaged;

•	the outcomes of government or third-party reviews, inquiries, investigations and related litigation;

•	the combined company’s ability to list its securities on the Nasdaq Global Market; and

•	general economic conditions.
AGREEMENT AND PLAN OF MERGER
      The following summary of the material provisions of the merger agreement is qualified by reference to the complete text of the merger agreement, and the first and second amendments to the merger agreement, copies of which are attached as “Annex A-1,” “Annex A-2” and “Annex A-3” respectively to this proxy statement/ prospectus and are incorporated herein by reference. All stockholders are encouraged to read the merger agreement and the first and second amendments to the merger agreement in their entirety for a more complete description of the terms and conditions of the merger.
Structure of the Merger
      At the effective time of the merger, EBC will be merged with and into Coconut Palm with Coconut Palm remaining as the surviving corporation.
Purchase Price-Payment
      Under the terms of the merger agreement, at closing, in exchange for all the outstanding shares of capital stock of EBC, EBC shareholders will receive approximately $277.4 million comprised of the issuance of Coconut Palm capital stock, cash, assets, and the assumption by Coconut Palm of EBC’s outstanding debt. The purchase price is comprised of:

•	26,448,344 shares of Coconut Palm common stock valued at $153.7 million. Holders of each share of EBC Class A common stock will have the right to receive 1.461988 shares of Coconut Palm common stock. Holders of each share of EBC Class B common stock will have the right to receive 4.678362 shares of Coconut Palm common stock. In addition, Sycamore will have the right to receive 271,711 shares of Coconut Palm common stock valued at $1.6 million with respect to accrued and unpaid dividends of EBC Series A preferred stock held by Sycamore;

•	in exchange for their shares of EBC Series A preferred stock, Sycamore and Univision will receive, pro rata according to their ownership of EBC Series A preferred stock, an aggregate of $40 million in cash and EBC assets, of which $15 million will be paid to Univision by the delivery to Univision of two existing EBC TV stations;

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•	1,736,746 shares of Coconut Palm Series A preferred stock, valued at $10.1 million, issuable to Univision with respect to accrued and unpaid dividends of EBC Series A preferred stock held by Univision; and

•	the assumption of up to $72.0 million of EBC debt, which amount is subject to increase up to $12.0 million in the event one or both of two TV stations set forth in the merger agreement have not been sold by EBC at or before closing.
      The dollar values of the shares of Coconut Palm common stock referenced above are based on a per share price of $5.81 which was the price on April 6, 2006, the last trading day prior to the execution of the merger agreement. The exact number of shares of Coconut Palm common stock to be issued under the merger agreement shall remain the same while the value of these shares is subject to changes in market price of the shares. 2,100,000 shares of common stock of Coconut Palm to be issued to the holders of EBC Class A and Class B common stock will be withheld from each holder on a pro rata basis and shall be placed in escrow. Alternatively, the holders of outstanding EBC Class A and Class B common stock and the holders of outstanding shares of EBC Series A preferred stock who were parties to the merger agreement may, at their own expense, purchase an insurance policy to satisfy EBC’s potential indemnity obligations, in which case no portion of the Coconut Palm shares issued in the merger would be placed into escrow. Assuming no payments to Coconut Palm shareholders due to the exercise of their conversion rights, the majority of the $39.1 million of cash in the trust account, after deducting the $25 million cash payment to EBC’s preferred shareholders, that is not used to effect this business combination will be used to provide growth capital for network programming, internal growth initiatives and acquisitions.
Closing of the Merger
      Subject to the provisions of the merger agreement, the closing of the merger will take place no later than March 31, 2007 after all the conditions described below under “The Agreement and Plan of Merger — Conditions to the Completion of the Merger” have been satisfied, unless Coconut Palm and EBC agree to another time.
Representations and Warranties
      The merger agreement contains a number of representations and warranties that each of EBC and Coconut Palm has made to each other. These representations and warranties include and relate to:

•	organization and qualification;

•	organizational documents and bylaws;

•	capitalization, shareholders and books and records;

•	authorization, execution, delivery, and enforceability of the merger agreement and related agreements;

•	absence of conflicts or violations under organizational documents, certain agreements and applicable laws or decrees, as a result of the contemplated transaction, receipt of all required consents and approvals;

•	absence of certain changes or events since February 28, 2006;

•	taxes;

•	title to properties and absence of liens and encumbrances, subject to certain exceptions (EBC only);

•	intellectual property;

•	absence of liability for brokerage, finders’ fees or agent’s commissions in connection with the merger agreement (Coconut Palm only);

•	absence of litigation;

•	permits and compliance with applicable laws;

•	material contracts;

•	real property and leasehold interests (EBC only);

•	SEC filings (Coconut Palm only);

•	accuracy of the information contained in financial statements;

•	interested party transactions (EBC only);

•	labor and employment matters, and employee benefit plans (EBC only);

•	permits (EBC only);

•	insurance (EBC only);

•	board approval, state antitakeover statutes and EBC Rights Agreement (EBC only);

•	absence of undisclosed liabilities;

•	environmental matters (EBC only);

•	FCC representation (EBC only);

•	franchise matters (EBC only);

•	information supplied;

•	bank accounts (EBC only);

•	brokers;

•	agreement regarding EBC disclosures (EBC only);

•	survival of representations and warranties (Coconut Palm only);

•	indebtedness (Coconut Palm only);

•	other transactions (EBC only);

•	investment (EBC only);

•	the Trust Fund (Coconut Palm only);

•	compliance with applicable law, rules regulation or order with respect to the conduct of its business (Coconut Palm only); and

•	restrictions on business activities (Coconut Palm only).
Materiality and Material Adverse Effect
      Certain of the representations and warranties are qualified by materiality or material adverse effect. For the purposes of the merger agreement, a material adverse effect on an entity means any event, circumstance, development, change or effect that, individually or in the aggregate with all other events, circumstances, developments, changes and effects, is materially adverse to the business, operations, assets, condition (financial or otherwise) or results of operations of either Coconut Palm or EBC taken as a whole or would reasonably be expected to prevent or materially delay the consummation of the merger and the transactions contemplated in the merger agreement, or prevent or materially impair or delay the ability of either Coconut Palm or EBC to perform their respective obligations hereunder. Solely with respect to EBC, none of the following shall be taken into account in determining whether there has been a material adverse effect:

•	General business or economic conditions,

•	National or international, political or social conditions,

•	Changes in laws, rules, regulations, orders or other binding directives issued by any governmental authority, or

•	Any public announcement concerning, or the taking of any action contemplated by the merger agreement, and the agreements contemplated by the merger agreement.
Interim Covenants Relating to Conduct of Business
      Under the merger agreement, EBC has agreed, prior to completion of the merger, to conduct its business and the business of its subsidiaries in the ordinary course consistent with past practice, except as expressly permitted by the merger agreement.
      Under the merger agreement, Coconut Palm has agreed, prior to the completion of the merger, to not (i) take any action to cause its representations and warranties set forth in the merger agreement to be untrue in any material respect, (ii) take any action that would unreasonably materially delay the consummation of the merger, and (iii) amend or otherwise change the Amended and Restated Certificate of Incorporation or Bylaws without EBC’s consent.
No Solicitations by Coconut Palm or EBC
      Until May 27, 2006 or the effective termination of the merger agreement, each of Coconut Palm, EBC, its subsidiaries and the Major EBC Shareholders have agreed that it will not, and will cause its affiliates, employees, agents and representatives not to, directly or indirectly, solicit or initiate discussions with, enter into negotiations or agreements with, or furnish any information about themselves, or otherwise assist, facilitate or encourage, any Person or group (other than parties to the merger agreement or their authorized representatives) concerning any proposal for a merger, sale or purchase of substantial assets, sale or purchase of shares of capital stock or other securities, recapitalization or other business combination transaction involving Coconut Palm, EBC or its subsidiaries on the one hand and any third party on the other hand. Each party must immediately halt any discussions with any third party regarding any transaction that would be inconsistent with these exclusivity provisions or that would interfere with, prevent or delay the consummation of the transactions contemplated by the merger agreement. EBC will notify Coconut Palm immediately in writing if EBC becomes aware that any inquiries or proposals are received by, any information is requested from, or any negotiations or discussions are sought to be initiated with, EBC or its subsidiaries as described above.
Coconut Palm Stockholders’ Meeting
      Coconut Palm has agreed to call and hold a meeting of its stockholders, as promptly as practicable, but in any event within seventy-five days following completion of the SEC review of the Registration Statement, for the purpose of seeking the adoption of the merger proposal by its stockholders. Coconut Palm has also agreed that it will, through its board of directors and subject to their fiduciary duties or as otherwise required by law, recommend to its stockholders that they approve and adopt the merger proposal.
EBC Shareholders’ Meeting
      EBC held its annual meeting of shareholders on June 15, 2006, at which time EBC’s shareholders approved the merger agreement and related matters, as required under Arkansas law. In response to the lawsuit initiated by an EBC shareholder on June 14, 2006 disclosed above, and as a result of the second amendment to the merger agreement, EBC’s board of directors will call a special meeting of its shareholders for reconsideration of the merger agreement. The vote taken at the special meeting will supercede the vote taken at the June 15, 2006 annual meeting of EBC shareholders. While the EBC board of directors believes that EBC’s proxy statement provided sufficient disclosure of all material facts concerning the proposed merger with Coconut Palm, the EBC board of directors has decided to provide supplemental disclosures, and will call a special meeting, in an effort to ensure that all shareholders have received adequate disclosure and time to consider the merger. Although the merger was approved as required under Arkansas law at the June 15, 2006 annual meeting of EBC shareholders, a new vote will be held at the special meeting which will determine whether EBC proceeds with the merger. EBC’s shareholders will also be asked to ratify a new management agreement between EBC and Arkansas Media. Based on the existence of a possible conflict of interest of the EBC directors in the transaction under Arkansas law, the EBC board of directors will withhold any recommendation to the EBC shareholders regarding the merger. More detailed information regarding EBC’s special meeting, including the EBC proxy card, is being mailed by EBC along with this proxy statement/ prospectus to EBC shareholders.
Access to Information
      During the period prior to the closing, each of EBC and Coconut Palm has agreed to give the other, its counsel, accountants and other representatives, reasonable access during normal business hours and upon reasonable prior notice to the officers, employees, agents, properties, books, records and personnel of the other to obtain all information concerning the business, including the status of product development efforts, properties, results of operations and personnel of the other, as such party may reasonably request.
Coconut Palm Due Diligence Investigation
      Pursuant to the terms of the merger agreement, Coconut Palm was required to complete its due diligence investigation of EBC within four weeks of the date of the merger agreement. By the terms of the first amendment to the merger agreement, this due diligence period was extended to five weeks from the date of the merger agreement. In the event that Coconut Palm’s due diligence review was not satisfactory, in its sole discretion, Coconut Palm was entitled to terminate the merger agreement by written notice to EBC prior to the end of such due diligence period. By letter dated May 12, 2006, Robert Farenhem, as Vice President and Secretary of Coconut Palm, notified EBC that Coconut Palm would proceed to consummate the merger subject to EBC making certain revisions to its disclosure schedules as referenced in the merger agreement and the satisfaction of all other conditions. EBC has agreed to make the requested revisions.
EBC Options
      An aggregate of 2,240,000 shares of EBC Class A common stock are issuable upon exercise of outstanding EBC stock options. At the effective time of the merger, EBC’s obligations with respect to each outstanding and unexercised option to purchase EBC Class A common stock that has an exercise price per share of $7.50 (the “EBC Stock Options”) will be converted into options to purchase an aggregate of 3,274,853.12 shares of Coconut Palm common stock under the 2006 Stock Incentive Plan at the fair market value of Coconut Palm Stock.
      If at the effective time of the merger, the fair market value of EBC Stock exceeds $7.50 per share, then the EBC Stock Options shall be converted into options to purchase an aggregate of 3,274,853.12 shares of Coconut Palm common stock. Specifically, each EBC Stock Option shall be converted into an option to purchase 1.461988 shares of Coconut Palm common stock at an adjusted exercise price so that the converted option retains the built in gain, if any, of the EBC Stock Option. The conversion formula and adjusted exercise price are being determined in accordance with the Internal Revenue Code so that the conversion of the EBC Stock Options shall not be treated as the grant of a new stock right or a change in the form of payment for purposes of Section 409A of the Internal Revenue Code and shall not be considered a modification of EBC Stock Options pursuant to Section 424 of the Internal Revenue Code and the regulations thereunder. The fair market value of the EBC Class A common stock shall be determined by multiplying the fair market value of Coconut Palm common stock as of the effective time of the merger by 1.461988.
      If the Coconut Palm stockholders do not approve the 2006 Stock Incentive Plan but the merger is approved, the current EBC stock option plan and the outstanding options issued pursuant to it will remain in existence following the merger. Under the terms of the merger agreement, Coconut Palm, as the surviving corporation, will be obligated to issue options to purchase an aggregate of 3,274,853 shares of Coconut Palm common stock in substitution of the existing EBC options. Such action will be taken without approval of the Coconut Palm stockholders. In such event, the exercise price of the EBC options will be adjusted and the

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stock underlying the EBC options will be converted into stock of Coconut Palm common stock using the same conversion ratio described above.
      In addition, if the Coconut Palm stockholders do not approve the 2006 Stock Incentive Plan but the merger is approved, Coconut Palm will remain obligated to issue the options to purchase 2,000,000 and 250,000 shares of Coconut Palm common stock to Larry Morton and Gregory Fess, respectively, under employment agreements to be entered in connection with the merger. In such a case, Coconut Palm will issue the options pursuant to separate option agreements outside of any plan.
Escrow and Indemnification
      2,100,000 shares of common stock of Coconut Palm to be issued to the holders of EBC Class A and Class B common stock in exchange for their shares will be withheld from each holder on a pro rata basis and shall be placed in escrow to secure the indemnity obligations of EBC under the merger agreement. Coconut Palm and its representatives, successors and permitted assigns shall be entitled to indemnification out of the escrow fund for any damages, whether as a result of any third party claim or otherwise, and which arise from or in connection with (i) the inaccuracy, non-fulfillment or breach of representations and warranties and agreements and covenants of EBC under the merger agreement and (ii) any taxes of EBC or any subsidiary of EBC arising in or relating to any taxable period, or portion thereof, ending on or before the closing date which EBC has not properly accrued on its most recent balance sheet in accordance with GAAP. The representations, warranties, covenants and agreements of EBC shall survive the closing for a period of one year. The aggregate liability for losses under the merger agreement shall not exceed the escrow, which shall constitute the sole source of payment of any indemnification claim. Further, if the total indebtedness of EBC at the closing of the merger is less than $72,000,000, then the combined entity will be responsible for satisfying any indemnification claims, acting like a deductible, up to the amount that EBC’s closing indebtedness is less than $72,000,000. In the event two specific TV stations remain as EBC assets at closing, then EBC’s total indebtedness can be increased up to $84,000,000 resulting in an increase in the deductible.
      In lieu of the Coconut Palm common stock escrow described above, the holders of outstanding EBC Class A and Class B common stock and the holders of outstanding EBC Series A preferred stock who were parties to the merger agreement may, at their own expense, obtain insurance in the amount of the valuation of the Coconut Palm common stock in escrow, the proceeds of which will be paid directly and only to Coconut Palm to remedy any such indemnification obligation of EBC arising out of the merger agreement.
Fees and Expenses
      Whether or not the merger is consummated, all fees and expenses incurred in connection with the merger including, without limitation, all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties incurred by a party in connection with the negotiation and effectuation of the terms and conditions of the merger agreement and the transactions contemplated thereby, shall be the obligation of the respective party incurring such fees and expenses. Each of EBC and Coconut Palm has agreed to provide the other party with a statement of estimated third party expenses incurred by each party at least ten business days prior to the closing in a form reasonably satisfactory to the other party.
Voting Agreement
      Univision, Henry Luken, III, Sycamore, and Arkansas Media, and any entities controlled by any of them which are shareholders of EBC, have executed a voting agreement, in substantially the form of Exhibit F to the merger agreement, agreeing to vote all of the shares of capital stock in EBC held by each of them in favor of the merger. Collectively these shareholders represent approximately 38% of the outstanding EBC Class A common stock and 100% of the outstanding EBC Class B common stock and the Series A preferred stock.

Settlement Agreement
      On April 7, 2006, EBC, Arkansas Media, and Larry Morton, Gregory Fess, and Max Hooper executed the settlement agreement. The settlement agreement generally provides for the resolution of the following matters between the parties:

•	EBC’s payment to Actron, Inc. (a controlling interest in which is owned by Larry Morton and Greg Fess) of an amount equal to $411,009.47, plus accrued interest at seven percent since January 1, 2003, in settlement of EBC’s obligations under a Promissory Note to Actron, Inc. dated January 1, 2003. This obligation relates to EBC’s purchase of Central Arkansas Payroll Company in 2003;

•	The agreement of Max Hooper and Greg Fess to resign as directors of Kaleidoscope Foundation, a nonprofit corporation, and a related agreement that Larry Morton may remain as a director of Kaleidoscope Foundation provided his duties do not conflict with those owed to EBC (or its survivor);

•	The purchase by EBC from Arkansas Media of one low-power broadcast station in Oklahoma City, Oklahoma and two low-power broadcast stations in Little Rock, Arkansas, for a combined purchase price of $1,300,000.00;

•	EBC’s purchase of an office building in Fort Smith, Arkansas from Arkansas Media, which office building houses TV stations KPBI, KFDF, KXUN, and KWFT. The purchase price will be an amount equal to the actual prior cash payments by Arkansas Media with respect to the building (not to exceed $100,000.00), and EBC’s assumption of debt secured by the building and owing to Citizen’s Bank and Trust, Fort Smith, Arkansas, in the amount of approximately $216,155.12; and

•	The cancellation of a management agreement, dated June 1, 1998, between Arkansas Media and EBC in exchange for the following: (i) payment to Arkansas Media of (a) $3,200,000.00 cash, and (b) 640,000 newly issued shares of EBC’s Class A common stock (valued at $4,800,000.00); and (ii) payment of all accrued management fees and commissions through the closing date of the merger. EBC is also required to reimburse Arkansas Media, Morton, Fess and Hooper for all expenses incurred in negotiating and consummating the settlement agreement.

Conditions to Closing Under Settlement Agreement
      The closing of each of the transactions described in the settlement agreement is specifically conditioned on (i) EBC having obtained shareholder approval of the settlement agreement and the transactions described therein as required under its Articles of Incorporation, Bylaws, and applicable provisions of Arkansas law, and (ii) all conditions to closing under the merger agreement having been satisfied or waived, in which case the transactions under the settlement agreement would close immediately prior to the closing under the merger agreement.

Required Shareholder Approval
      In order to be approved by EBC’s Class A common shareholders, the settlement agreement must be approved by the affirmative vote of the holders of a majority of the outstanding Class A common shares. In addition to the approval of all outstanding Class A common shares, the settlement agreement must also receive the approval of a majority of a quorum of the shares of Class A common shares held by disinterested parties. As described more particularly herein, certain Class A shareholders have a conflict of interest with respect to the settlement agreement. The votes of those shares held by Class A shareholders having a conflict of interest will be counted for the purpose of determining whether a majority of the total Class A shares have approved of the settlement agreement but will be disregarded for the purpose of determining whether a majority of the disinterested Class A shares have approved of the settlement agreement. Both the merger agreement and the settlement agreement must be approved for the respective proposals to pass.

Consideration for Termination of Management Agreement
      The settlement agreement provides for the termination and cancellation of all rights and interests of any party under the management agreement between Arkansas Media and EBC. In consideration, Arkansas Media is receiving $3,200,000 cash and 640,000 shares of EBC’s Class A common stock valued at $4,800,000, for total consideration of $8,000,000 (the “Termination Payment”). The Termination Payment was determined to be fair to EBC by EBC’s executive officers and disinterested directors.
Public Announcements
      The parties have agreed to cooperate in good faith to jointly prepare all press releases and public announcements pertaining to the merger agreement, and the related transactions, and no party shall issue or otherwise make any public announcement or communication pertaining to the merger agreement, or the merger without the prior consent of the other, except as required by any legal requirement or by the rules and regulations of, or pursuant to any agreement of, a stock exchange or trading system. Each party has agreed not to unreasonably withhold approval from the other with respect to any press release or public announcement.
Conditions to the Completion of the Merger
      The obligations of Coconut Palm and EBC to consummate the merger is subject to the following conditions:

•	the receipt of the Coconut Palm stockholder approval;

•	the receipt of the EBC shareholder approval;

•	the absence of any order or injunction preventing consummation of the merger;

•	the expiration or termination of any applicable waiting period under the HSR Act;

•	the receipt of necessary consents and approvals by third parties and the completion of necessary proceedings, including all necessary consents and approvals of the FCC; and

•	the closing of the asset purchase agreement providing for the sale to Univision of two EBC TV stations, or if the transactions thereby have not closed as of the Effective Time, then EBC shall execute a local marketing agreement with Univision with respect to such station and shall issue to Univision a $15,000,000 promissory note secured by the assets sought to be transferred under the asset purchase agreement, payable in one year with interest at 7% unless the asset purchase agreement closes earlier.
      The obligation of Coconut Palm to complete the merger is further subject to the following conditions:

•	EBC’s representations and warranties that are qualified as to materiality must be true and correct, and those not qualified as to materiality must be true and correct in all material respects, in each case as of April 7, 2006 and as of the effective time of the merger;

•	EBC and the Major EBC Shareholders must have performed or complied in all material respects all agreements and covenants required to be performed by them under the terms of the merger agreement;

•	the absence of any suit or proceeding by any governmental authority or any other person challenging the merger, prohibiting the EBC shareholders’ ownership of EBC capital stock or having a material adverse effect on EBC;

•	there must not have occurred since the date of the merger agreement any material adverse effect on EBC;

•	all shareholder agreements, voting agreements, buy-sell agreements and all similar agreements involving EBC and its shareholders shall have been terminated as of the closing, except as otherwise provided;

•	the employment agreements and consulting agreement shall have been executed by Messrs. Morton, Fess and Hooper, respectively, and delivered to Coconut Palm;

•	the voting agreements entered into by Univision, Henry Luken, III, Sycamore, and Arkansas Media and any entities controlled by them which are shareholders of EBC shall have been executed and delivered to Coconut Palm;

•	the holders of not more than five percent of the outstanding capital stock of any class of EBC shall have demanded appraisal rights in accordance with the ABCA;

•	EBC shall have delivered to Coconut Palm an officer’s certificate, dated as of the closing, certifying as to the satisfaction of certain conditions;

•	an appraisal of EBC with a valuation of at least $300 million conducted by a reputable media valuation firm such as Holt Media Group or other similar media evaluation firm;

•	Coconut Palm shall have received a fairness opinion from Morgan Joseph to the effect that the merger is fair to Coconut Palm’s shareholders from a financial point of view;

•	Coconut Palm shall have satisfactorily completed its due diligence review;

•	an aggregate of 2,100,000 shares of Coconut Palm common stock shall have been placed in escrow, or alternatively, the holders of outstanding EBC Class A and Class B common stock and the holders of outstanding shares of EBC Series A preferred stock who were parties to the merger agreement may, at their own expense, purchase an insurance policy to satisfy EBC’s potential indemnity obligations, in which case no portion of the Coconut Palm shares issued in the merger would be placed into escrow;

•	Coconut Palm shall have received “comfort” letters from Moore Stephens Frost, PLC dated the date of distribution of this proxy statement/ prospectus and the date of closing with respect to certain EBC financial statements and other financial information contained in this proxy statement/ prospectus;

•	EBC shall have delivered to Coconut Palm, as of the closing date, a true and complete list of all holders of EBC capital stock, stock options and any other rights to purchase EBC capital stock, as certified by EBC’s Secretary;

•	the total indebtedness of EBC as reflected on a balance sheet of EBC dated as of the date prior to closing and certified by EBC’s chief financial officer, shall not exceed $62.0 million or such higher amount in the event certain conditions are met; and

•	EBC and the Major EBC Shareholders shall have delivered certificates evidencing the Class A Preferred Stock; Articles of Incorporation and Bylaws, as amended, of EBC and its subsidiaries; certified resolutions of EBC approving the merger agreement and the merger; the resignation of directors of EBC subsidiaries as requested; a written opinion from EBC’s counsel; a certificate of non-foreign status from EBC: and such other documents reasonably requested by Coconut Palm.
      The obligation of EBC to complete the merger is further subject to the following conditions:

•	Coconut Palm’s representations and warranties that are qualified as to materiality must be true and correct and those not qualified as to materiality must be true and correct in all material respects, in each case as of April 7, 2006 and as of the effective time of the merger;

•	Coconut Palm must have performed or complied in all material respects all agreements and covenants required to be performed by it under the terms of the merger agreement;

•	the absence of any suit or proceeding by any governmental authority or any other person challenging the merger or having a material adverse effect on EBC;

•	Coconut Palm shall have delivered to EBC an officer’s certificate, dated as of the closing, certifying as to the satisfaction of certain conditions;

•	Coconut Palm shall be in compliance in all material respects with the reporting requirements under the Exchange Act;

•	the effectiveness of the registration statement pursuant to which the shares of common stock and preferred stock of Coconut Palm issuable as merger consideration have been registered with the SEC;

•	Coconut Palm shall have delivered certified resolutions of Coconut Palm authorizing and approving the merger agreement and the merger; evidence of consents and approvals reasonably requested by EBC; written opinion from Coconut Palm’s counsel; resignation of the Coconut Palm directors; and such other documents reasonably requested by EBC;

•	Coconut Palm shall have obtained directors’ and officers’ liability insurance with terms reasonably acceptable to EBC, and such insurance shall be in full force and effect;

•	Coconut Palm shall have made all necessary arrangements and satisfied all conditions to have the amount in the trust account (which shall contain no less than $63,120,589) disbursed to Coconut Palm immediately upon the closing; and

•	there must not have occurred since the date of the merger agreement any material adverse effect on Coconut Palm.
Termination
      The merger agreement may be terminated at any time prior to the completion of the merger, whether before or after receipt of stockholder approval, as follows:

•	by mutual written consent;

•	by either party if the merger is not consummated on or before March 31, 2007;

•	by either party if any governmental authority shall have enacted, issued, promulgated or enforced any injunction, order, decree or ruling or taken any other action that has the effect of making consummation of the merger illegal;

•	by either party, subject to a 30-day cure period, if the other party has breached any of its covenants or representations and warranties in any material respect;

•	by either party if the merger agreement shall fail to receive either EBC or Coconut Palm shareholder approval at their respective stockholders’ meetings; or

•	by Coconut Palm, in writing, on or prior to May 15, 2006, if the results of due diligence review is not satisfactory to Coconut Palm in its sole discretion.
      If permitted under applicable law, either Coconut Palm or EBC may waive conditions for their own respective benefit and consummate the merger, even though one or more of these conditions have not been met. We cannot assure you that all of the conditions will be satisfied or waived or that the merger will occur.
Effect of Termination
      Except as otherwise provided in the merger agreement, in the event of termination by either EBC or Coconut Palm, the merger agreement will become void and have no effect, without any liability or obligation on the part of Coconut Palm or EBC; provided however, that such termination shall not in any way terminate, limit or restrict the rights and remedies of any party hereto against another party that has violated or breached any of the representations, warranties, covenants or agreements of this Agreement prior to termination hereof; and provided further that those provisions which survive the termination of this Agreement shall not be void. The parties acknowledge and agree that prior to the closing any claims for indemnification under the merger agreement may only be brought against EBC directly and not any EBC shareholders, officers, directors, agents, or representatives, but that there are no limitations on the amount of indemnification claims against EBC directly for claims prior to closing.

Assignment
      The merger agreement and the rights and obligations of a party thereunder may not be assigned, transferred or encumbered, whether pursuant to a merger, by operation of law or otherwise, without the prior written consent of the other parties.
Further Assurances
      Each of Coconut Palm and EBC agree that it will execute and deliver, or cause to be executed and delivered, on or after the date of the merger agreement, all such other documents and instruments and will take all reasonable actions as may be necessary to transfer and convey the securities of EBC to Coconut Palm.
Listing Application
      Pursuant to the terms of the merger agreement, Coconut Palm must, within thirty days following the effective date of the merger, make application to the Nasdaq Global Market for which it qualifies, or to a national securities exchange, for the listing of Coconut Palm common stock, and following the submission of such application shall make reasonable efforts to obtain approval for such application. Coconut Palm anticipates filing the listing application as soon as practicable following the effective date of the merger.
Coconut Palm Registration Statement
      Coconut Palm has agreed to prepare and file with the SEC, a registration statement on Form S-4 (or similar form of registration statement) (of which this prospectus forms a part) with respect to shares of Coconut Palm common stock and Coconut Palm preferred stock to be issued as consideration in the merger. Coconut Palm has agreed to provide to EBC and Univision, and their counsel, the opportunity to review and comment on the Coconut Palm registration statement prior to its filing with the SEC.
Management Stock Option Plan
      Immediately following consummation of the merger, Coconut Palm, as the surviving entity, is required under the merger agreement to adopt a management stock option plan which will provide for the reservation of stock options to purchase approximately 12,274,853 shares of Coconut Palm common stock exercisable at fair market value. These options will be granted to officers of Coconut Palm, as determined by Coconut Palm’s compensation committee post-closing.
One-Time Management Incentive Plan
      Immediately following closing, Coconut Palm, as the surviving corporation, will establish a one-time management cash incentive plan of up to a maximum of $8.5 million, intended to be funded solely by proceeds received by the anticipated exercise of outstanding Coconut Palm warrants, which, assuming all outstanding warrants are exercised, could generate proceeds of up to $115 million. The Coconut Palm warrants, which are exercisable at a price of $5.00 per share, may be exercised beginning upon the later to occur of (i) Coconut Palm’s completion of a business combination transaction, or (ii) one year from the date of Coconut Palm’s prospectus issued in its initial public offering, and must be exercised prior to September, 2009. It is anticipated that such warrants will not be exercised unless the per share trading price of Coconut Palm common stock, following the merger, is near or equal to $8.50 per share.
      If funds are available from exercise of the warrants, the terms of the plan will provide that Larry Morton will receive a bonus in the amount of $3,040,000, Gregory Fess will receive a bonus of $500,000, RPCP Investments will receive a payment in the amount of $2,500,000, and the balance of the plan funds will be distributed to officers, directors or third party service providers and advisors of Coconut Palm, as the surviving corporation, at the discretion of Coconut Palm’s compensation committee post-closing. If directed by Coconut Palm’s board of directors, in its discretion, the management incentive plan funds may be used to fund the cashless exercise of options granted under the Coconut Palm management stock option plan described above.
Management Services Agreement; Conflict of Interest
      At closing, Coconut Palm will enter into a management services agreement with Royal Palm. Such agreement will generally provide that Royal Palm will provide general management and advisory services for an initial term of three years, subject to renewal thereafter on an annual basis by approval of a majority of the independent directors serving on Coconut Palm’s board of directors. Royal Palm shall receive an annual management fee of $1,500,000, in addition to the reimbursement of budgeted out-of-pocket costs and expenses incurred in the performance of Royal Palm’s management services. The management services agreement may be terminated upon the material failure of either party to comply with its stated duties and obligations, subject to a 30-day cure period. Royal Palm will also receive at closing of the merger a fee for advisory services performed in connection with the merger.
      Certain officers and directors of Royal Palm may also serve as officers and directors of Coconut Palm post-closing. For this reason, Royal Palm is generally prohibited from engaging in activities competitive with the business of Coconut Palm, post-closing, unless such restriction is waived by the board of directors of Coconut Palm.
Univision Affiliation Agreement
      Immediately following closing of the merger, Univision Network Limited Partnership and Telefutura will revise and execute new Affiliation Agreements for all existing television broadcast stations attributable to EBC that are Univision and Telefutura affiliates. These new agreements will contain the same terms and conditions as the previous affiliation agreements, but will be renewed for 15 year terms from the closing date of the acquisition, and Univision and Telefutura will no longer have the ability to unilaterally terminate upon its respective sole discretion with six months prior written notice. In the event the merger does not close, these affiliation agreement changes will not be made effective.
Univision Purchase Agreement
      In furtherance of the merger, wholly-owned subsidiary licensees of EBC have entered into a sale agreement to assign all of the assets used or useful in the operation, including the authorizations, for KUTF(TV), Logan, Utah and K45GX, Salt Lake City, Utah, to Univision Television Group, Inc. These two TV stations constitute the $15 million in assets to be transferred to Univision as partial consideration for the exchange of shares of EBC Series A preferred stock held by Univision as set forth in the merger agreement. The asset purchase agreement is subject to several closing conditions including with respect to both parties that the representations and warranties are true in all material respects, FCC approvals are obtained, no litigation exists, the merger is completed, and with respect to EBC that lender consent is obtained and with respect to Univision that there is no material change in the assets, among other closing conditions. The closing is also subject to delivery of closing documents such as the bill of sale and the termination of existing affiliate agreements in Salt Lake City, Utah, among other deliveries and conditions. The agreement is subject to customary termination rights. In addition, if the merger does not close before the 18-month anniversary of the asset purchase agreement, then either EBC or Univision may unilaterally terminate the asset purchase agreement. If the transactions thereby have not closed as of the Effective Time, then EBC shall execute a local marketing agreement with Univision with respect to such station and shall issue to Univision a $15,000,000 promissory note secured by the assets sought to be transferred under the asset purchase agreement, payable in one year with interest at 7% unless the asset purchase agreement closes earlier.
Univision Registration Rights
      Pursuant to the merger agreement, Coconut Palm has granted to Univision certain “piggy back” registration rights at any time during the two year period following the effective date of the merger. Coconut Palm shall provide Univision with written notice thereof at least fifteen days prior to the filing, and Univision shall provide written notice of the number of its registrable shares to be included in the registration statement within fifteen days of its receipt of Coconut Palm’s notice.
Obligations of Coconut Palm with Respect to Trust Account
      Under the terms of the merger agreement, at closing, Coconut Palm is required to have no less than $63,120,589 invested in a trust account with Smith Barney, less amounts payable to its shareholders who properly elect to convert their Coconut Palm shares to cash in accordance with the provisions of Coconut Palm’s Certificate of Incorporation. The merger agreement further requires that these amounts be released to Coconut Palm immediately following closing.
EBC Shareholder Representative
      In order to administer efficiently (i) the implementation of the Escrow Agreement on behalf of the shareholders of EBC and (ii) the settlement of any dispute with respect to the Escrow Agreement, EBC and Univision have pursuant to the merger agreement designated John Whitman, an officer of the general partner of Sycamore, as to act as a representative on behalf of the shareholders of EBC, which we refer to as the EBC Shareholder Representative. By approving the merger agreement, the shareholders of EBC authorize and empower the EBC Shareholder Representative to make such designation, approve and ratify all of the rights, powers and authorities provided to the EBC Shareholder Representative under the terms of the merger agreement and agree to be bound by all decisions and other actions taken by the EBC Shareholder Representative.
Employment Agreements
      A condition to Coconut Palm’s obligation to consummate the merger is that Larry Morton and Gregory Fess enter into employment agreements with Coconut Palm, in the form of employment agreements attached hereto as Annex F-1 and Annex F-2, respectively. Once the final agreements are executed in connection with the closing of the merger, these documents will be included in the appropriate filings of Coconut Palm.

Scope and Term of Employment
      The employment agreements provide that, after the merger, Larry Morton will be employed as the President and Chief Executive Officer, and Gregory Fess will be employed as Senior Vice President of the combined company. Messrs. Morton and Fess are collectively sometimes referred to as the employees. Other than these differences in offices (and other requirements under applicable laws), it is anticipated that the employment agreements will be substantially identical. The term of the employment agreements are anticipated to be three years from the date of the agreement.

Compensation
      Each employee:

•	will be entitled to a base salary anticipated to be equal to $520,000 for Mr. Morton and $315,000 for Mr. Fess, which salary will be reviewed annually by the board of directors of the combined company;

•	will be eligible for any bonus compensation determined at the discretion of the board of directors of the combined company; and

•	will receive an initial option grant of a 2,000,000 shares for Mr. Morton and 250,000 shares for Mr. Fess having an exercise price equal to the fair market value on the date of grant, which options shall vest in four equal installments commencing at the signing of the employment agreement and on each anniversary thereafter. The stock options shall be exercisable for a minimum of five years.

Fringe Benefits, Reimbursement of Expenses
      Each employee will be entitled to, among other things:

•	participate in the combined company’s Management Incentive Compensation Plan, to be established in conjunction with the merger agreement, with a minimum amount of not less than $3,040,000 for Mr. Morton and $500,000 for Mr. Fess;

•	participate in health, medical, dental, disability, retirement and life insurance benefit plans fully funded by the combined company;

•	participate in all benefit programs established and made available to management employees, if any;

•	twenty business days of vacation leave each calendar year; and

•	reimbursement for reasonable expenses incurred or paid by the employee in connection with, or related to the performance of their duties, responsibilities or services, upon presentation by the employee of documentation, expense statements, vouchers and/or such other supporting information as may be reasonably requested.

Termination
      It is anticipated that at any time during the term, the combined company shall have the right to terminate the agreement for good cause, as will be defined in the employment agreement. Upon termination for good cause, death or disability, the employee shall be entitled to that portion of earned and unpaid base salary and reasonable expenses through the date of termination.
      If the combined company terminates the employee without cause, it is anticipated that the employee will be entitled to receive any unpaid portion of the employee’s salary, bonus, benefits and un-reimbursed expenses, payable when and as the same would have been due and payable but for such termination. In addition, the combined company will also continue to pay employee, as severance, base salary for a period of twelve months following date of termination.
      The combined company or the employee may terminate the employment agreement for any reason upon sixty days prior written notice to the other.
Consulting Agreement
      A condition to Coconut Palm’s obligation to consummate the merger is that Max Hooper enter into a consulting agreement with Coconut Palm, in the form attached hereto as Annex F-3. The following description of such consulting agreement describes the material terms contained therein and does not purport to describe all of the terms and conditions of the consulting agreement.

Scope and Term
      The consulting agreement provides that, after the merger, Max Hooper will be engaged to provide consulting and advisory services to Coconut Palm, as the surviving entity. The initial term of the consulting agreement is for one year, subject to termination in accordance with its terms.

Compensation
      Mr. Hooper will receive a consulting fee in the amount of $250,000 in exchange for the consulting services provided.

Termination
      The consulting agreement shall automatically terminate upon Mr. Hooper’s death or breach of the agreement’s confidentiality or non-competition provisions. In addition, either party may terminate the agreement upon the breach by the other party of any term or provision of the agreement, and failure to cure such breach following 30-days written notice of such breach.
Developments Since Execution of Merger Agreement
      On May 5, 2006, Coconut Palm, EBC and certain EBC shareholders entered into the first amendment to the merger agreement providing primarily for the extension of the four week due diligence review period by one additional week, ending on May 12, 2006. The first amendment to the merger agreement also clarified other miscellaneous provisions of the merger agreement.
      On May 12, 2006, Coconut Palm provided notice to EBC that it had completed its due diligence review and that it was proceeding with the merger in accordance with the terms of the merger agreement.
      On May 19, 2006, Morgan Joseph delivered its opinion to Coconut Palm’s board of directors that the consideration to be paid by Coconut Palm in the merger pursuant to the merger agreement was fair from a financial point of view.
      On June 14, 2006, Sanders Morris Harris delivered its opinion to EBC’s board of directors that the consideration to be paid by coconut Palm in the merger pursuant to the merger agreement was fair from a financial point of view to the holders of Class A common stock.
      On June 15, 2006, Coconut Palm was informed by EBC that EBC shareholders had approved the merger. Coconut Palm was also informed that EBC and each member of the EBC board of directors had been named in a lawsuit filed by an EBC shareholder on June 14, 2006, in the circuit court of Pulaski County, Arkansas on June 14, 2006 (Case No. CV06-6601). The lawsuit contains both a class action component and derivative claims. The class action claims allege various deficiencies in EBC’s proxy used to inform its shareholders of the special meeting to consider the merger. These allegations include: (i) failure to provide sufficient information regarding the fair value of EBC’s assets and the resulting fair value of EBC’s Class A common stock; (ii) that the interests of holders of EBC’s Class A common stock are improperly diluted as a result of the merger to the benefit of the holders of EBC’s Class B common stock; (iii) failure to sufficiently describe the further dilution that would occur post-merger upon exercise Coconut Palm’s outstanding warrants; (iv) failure to provide pro-forma financial information; (v) failure to disclose alleged related party transactions; (vi) failure to provide access to audited financial statements during previous years; (vii) failure to provide shareholders with adequate time to review a fairness opinion obtained by EBC’s board of directors in connection with the merger; and (viii) alleged sale of EBC below appraised market value of its assets. The derivative components of the lawsuit allege instances of improper self-dealing, including through a management agreement between EBC and Arkansas Media.
      In addition to requesting unspecified compensatory damages, the plaintiff also requested injunctive relief to enjoin the EBC annual shareholder meeting and the vote. An injunction hearing was not held before the EBC annual meeting regarding the merger so the meeting and shareholder vote proceeded as planned and the EBC shareholders approved the merger. On August 9, 2006, EBC’s motion to dismiss the lawsuit was denied. According to EBC, EBC views the lawsuit as baseless and will continue to vigorously defend the matter. Coconut Palm and EBC are proceeding with the merger in accordance with the terms of the merger agreement.
      In response to the EBC shareholder lawsuit disclosed above, and as a result of the second amendment to the merger agreement, EBC’s board of directors will call a special meeting of its shareholders for reconsideration of the merger agreement. The vote taken at the special meeting will supercede the vote taken at the June 15, 2006 annual meeting of EBC shareholders. While the EBC board of directors believes that EBC’s proxy statement provided sufficient disclosure of all material facts concerning the proposed merger with Coconut Palm, the EBC board of directors has decided to provide supplemental disclosures, and will call a special meeting, in an effort to ensure that all shareholders have received adequate disclosure and time to consider the merger. Although the merger was approved as required under Arkansas law at the June 15, 2006 annual meeting of EBC shareholders, a new vote will be held at the special meeting which will determine whether EBC proceeds with the merger. EBC’s shareholders will also be asked to ratify a new management agreement between EBC and Arkansas Media. Based on the existence of a possible conflict of interest of the EBC directors in the transaction under Arkansas law, the EBC board of directors will withhold any recommendation to the EBC shareholders regarding the merger. More detailed information regarding EBC’s special meeting, including the EBC proxy card, is being mailed along with this proxy statement/ prospectus to EBC shareholders.
      On September 14, 2006, Coconut Palm, EBC and certain EBC shareholders entered into the second amendment to the merger agreement, providing for (i) the increase in the number of members of the combined company’s board of directors from seven to nine, (ii) the extension of the termination date of the merger agreement from December 31, 2006 to March 31, 2007, and (iii) the increase in EBC’s maximum indebtedness to reflect EBC’s operations, and in particular the acquisition and disposition of assets, for the period from September 14, 2006 to March 31, 2007. The second amendment to the merger agreement is attached as “Annex A-3.”
Significant Differences Between the Corporation Laws of Arkansas and Delaware
      The following provides a summary of major substantive differences between the corporation laws of Arkansas and Delaware. It is not an exhaustive description of all differences between the two states’ laws.

Arkansas Constitutional Provisions Requiring Shareholder Approval of Certain Actions
      Article 12, Section 8 of the Arkansas Constitution provides that the stock and bonded indebtedness of a corporation shall not be increased without the consent of the persons holding the larger amount in value of stock, which consent must be obtained at a meeting where notice of such meeting has been provided not less than 60 days in advance of such meeting. The Delaware Constitution does not have an analogous provision.

Shareholder Approval of Certain Business Combinations
      Delaware. Under Section 203 of the DGCL, a Delaware corporation is prohibited from engaging in a “business combination” with an “interested stockholder” for three years following the date that such person or entity becomes an interested stockholder. With certain exceptions, an interested stockholder is a person or entity who or which owns, individually or with or through certain other persons or entities, 15% or more of the corporation’s outstanding voting shares (including any rights to acquire shares pursuant to an option, warrant, agreement, arrangement, or understanding, or upon the exercise of conversion or exchange rights, and shares with respect to which the person or entity has voting rights only). The three-year moratorium imposed by Section 203 on business combinations does not apply if (i) prior to the date on which such stockholder becomes an interested stockholder the board of directors of the subject corporation approves either the business combination or the transaction that resulted in the person or entity becoming an interested stockholder; (ii) upon consummation of the transaction that made him or her an interested stockholder, the interested stockholder owns at least 85% of the corporation’s voting shares outstanding at the time the transaction commenced (excluding from the 85% calculation shares owned by directors who are also officers of the subject corporation and shares held by employee stock plans that do not give employee participants the right to decide confidentially whether to accept a tender or exchange offer); or (iii) on or after the date such person or entity becomes an interested stockholder, the board approves the business combination and it is also approved at a stockholders’ meeting by 66 2/3% of the outstanding voting shares not owned by the interested stockholder. Although a Delaware corporation to which Section 203 applies may elect not to be governed by Section 203, the board of Coconut Palm intends to be, and Coconut Palm has elected to be, governed by Section 203.
      Coconut Palm believes that Section 203 will encourage any potential acquirer to negotiate with its board of directors. Section 203 also might have the effect of limiting the ability of a potential acquirer to make a two-tiered bid for Coconut Palm in which all stockholders would not be treated equally. Shareholders should note, however, that the application of Section 203 to Coconut Palm will confer upon the board of directors the power to reject a proposed business combination in certain circumstances, even though a potential acquirer may be offering a substantial premium for Coconut Palm’s shares over the then-current market price. Section 203 would also discourage certain potential acquirers unwilling to comply with its provisions.
      Arkansas. Arkansas law does not impose any restrictions or prohibitions on “business combinations” with shareholders and does not provide protection to shareholders against coercive two-tiered bids for a corporation in which the shareholders are not treated equally.

Classified Board of Directors
      A classified board is one on which a certain number, but not all, of the directors are elected on a rotating basis each year.
      Delaware. Delaware law permits a corporation to establish a classified board of directors, pursuant to which the directors can be divided into as many as three classes with staggered three-year terms of office, with only one class of directors standing for election each year. The Amended and Restated Certificate of Incorporation provides for a classified board.
      Arkansas. Under Arkansas law, if a corporation has nine or more directors, the articles of incorporation may provide for a staggered board of directors with as many as three classes with staggered three-year terms of office and with only one class of directors standing for election each year. EBC’s Articles of Incorporation do not provide for a classified board.

Removal of Directors
      Delaware. Under Delaware law, any director or the entire board of directors of a corporation that does not have a classified board of directors or cumulative voting may be removed with or without cause with the approval of at least a majority of the outstanding shares entitled to vote at an election of directors. Since the Amended and Restated Certificate of Incorporation allows for a classified board of directors, a director may be removed only with cause.
      Arkansas. Under Arkansas law, any director may be removed, with or without cause, if the votes cast in favor of removal exceed the votes cast against removal; provided, however, if cumulative voting is authorized, a director may not be removed if the number of votes cast against removal would be sufficient to elect him or her. The bylaws of EBC allow for the removal of directors only with cause.

Limitation of Liability
      Arkansas law and Delaware law both permit a corporation to adopt a charter provision eliminating or limiting, with exceptions, the monetary liability of a director to the corporation or its shareholders for breach of the director’s duty.
      Delaware. Coconut Palm’s certificate of incorporation eliminates the liability of directors to the corporation or its stockholders for monetary damages for breach of fiduciary duty as directors to the fullest extent permitted by Delaware law, as that law exists currently and as it may be amended in the future. Under Delaware law, such a provision may not eliminate or limit a director’s monetary liability for: (i) breaches of the director’s duty of loyalty to the corporation or its stockholders; (ii) acts or omissions not in good faith or involving intentional misconduct or knowing violations of law; (iii) the payment of unlawful dividends or stock repurchases or redemptions; or (iv) transactions in which the director received an improper personal benefit. Coconut Palm’s certificate of incorporation does not eliminate or limit a director’s liability for violations of federal law (such as the federal securities laws) and certain state laws (including state securities laws), or affect the availability of non-monetary remedies such as injunctive relief or rescission.
      Arkansas. Arkansas law permits Arkansas corporations to include, in their charters, a provision eliminating or limiting the monetary liability of the corporation’s directors to the corporation or its shareholders for breaches of their duties as directors, subject to exceptions that are similar but not identical to the exceptions specified by Delaware law. EBC’s Articles of Incorporation presently include a comparable provision under Arkansas law.

Indemnification
      Delaware. Delaware law generally permits the indemnification of expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred in the defense or settlement of a direct, derivative, or third-party action, provided there is a determination by a majority vote of a disinterested quorum of the directors or a committee of disinterested directors, by independent legal counsel, or by the stockholders, that the person seeking indemnification acted in good faith and in a manner he or she reasonably believed to be in (or not opposed to) the best interests of the corporation and, with respect to any criminal action, had no reasonable cause to believe the conduct was unlawful. Without court approval, however, no indemnification may be made in respect of any action by the corporation, including any derivative action, in which the person was adjudged liable.
      Delaware law requires indemnification of reasonable defense expenses incurred by a director or officer, in any such proceeding, to the extent the director or officer was successful in the defense of the proceeding. Expenses incurred by an officer or director in defending an action may be advanced before the conclusion of a proceeding, under Delaware law, if the individual undertakes to repay such amounts if it ultimately is determined that he or she is not entitled to indemnification. In addition, Delaware law authorizes a corporation to purchase insurance for the benefit of its officers and directors whether or not the corporation would have the power to indemnify against the liability covered by the policy but subject to limits imposed by insurance law.
      Arkansas. Arkansas law permits an Arkansas corporation to indemnify any director, officer, employee, or agent of the corporation for expenses (including attorneys’ fees), judgments, fines, and settlement amounts to the extent that, as determined by a majority vote of a disinterested quorum of directors, by independent legal counsel in a written opinion if a disinterested quorum of directors so directs or such quorum is not obtainable, or by the shareholders, the individual acted in good faith and in a manner he or she believed to be in (or not opposed to) the best interests of the corporation and, with respect to any criminal action, had no reasonable cause to believe the conduct was unlawful. Arkansas law does not permit indemnification if the person is held liable to the corporation, including in a derivative action, except to the extent that the court concludes that despite the adjudication of liability but in view of all the circumstances, the person is fairly and reasonably entitled to indemnification for those expenses that the court deems proper.
      Arkansas law requires indemnification of reasonable defense expenses incurred by a director, officer, employee or agent, in any such proceeding, to the extent the director, officer, employee or agent was successful in the defense of the proceeding. Expenses incurred by an officer or director in defending an action may be advanced before the conclusion of a proceeding, under Arkansas law, if the individual undertakes to repay such amounts if it ultimately is determined that he or she is not entitled to indemnification. In addition, Arkansas law authorizes a corporation to purchase insurance for the benefit of its officers, directors, employees, and agents whether or not the corporation would have the power to indemnify against the liability covered by the policy.

Inspection of Shareholder List and Books and Records
      Delaware. Delaware law also permits any stockholder of record, upon compliance with procedures specified in the DGCL, to inspect a list of stockholders entitled to vote at a meeting and the corporation’s other books and records for any proper purpose reasonably related to such person’s interest as a stockholder. However, Delaware law contains no provision comparable to the other specific rights of inspection provided by Arkansas to shareholders.
      Arkansas. Arkansas law provides a shareholder and his, her or its agent or attorney with a right to inspect (beginning two business days after notice of a meeting is given) and copy the corporation’s shareholder list. Arkansas law also permits any shareholder, on at least five business days advance written demand to the corporation, to inspect (i) the articles of incorporation and bylaws of the corporation and all amendments thereto that are in effect; (ii) board resolutions of the corporation relating to the creation of any class of shares that are still outstanding; (iii) minutes of shareholder meetings, records of actions taken by shareholders without a meeting and all written communications to shareholders, including financial statements, for the past three years; (iv) the names and addresses of the current directors and officers; and (v) the most recent annual franchise tax report delivered to the Arkansas Secretary of State. In addition, a shareholder satisfying specified conditions is entitled to inspect (i) excerpts of minutes of any meeting of the board of directors and records of any actions of any committee of the board of directors and of actions taken by the board of directors without a meeting; (ii) accounting records; and (iii) the record of shareholders, in each case to the extent directly connected to the purpose of such inspection.

Dividends and Repurchases of Shares
      Delaware. Delaware law permits a corporation to declare and pay dividends out of surplus or, if there is no surplus, out of net profits for the fiscal year in which the dividend is declared and/or for the preceding fiscal year as long as the amount of capital of the corporation following the declaration and payment of the dividend is not less than the aggregate amount of the capital represented by the issued and outstanding shares of all classes having a preference upon the distribution of assets. In addition, Delaware law generally provides that a corporation may redeem or repurchase its shares only if the capital of the corporation is not impaired and such redemption or repurchase would not impair the capital of the corporation.
      Arkansas. Under Arkansas law, a corporation may not make any distribution to its shareholders if, after giving effect to the distribution: (i) the corporation would not be able to pay its debts as they become due in the usual course of business or (ii) the corporation’s total assets would be less than the sum of its total liabilities plus (unless the articles of incorporation permit otherwise) the amount that would be needed, if the corporation were to be dissolved at the time of distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution.

Shareholder Voting
      Amendment of Charter Documents. Under Arkansas and Delaware law, the provisions of a corporation’s charter document may be amended by the affirmative vote of the holders of a simple majority of the outstanding shares entitled to vote on such an amendment.
      Statutory Mergers. Both Arkansas and Delaware law generally require that the holders of a majority of the shares of the constituent corporations in a statutory merger approve the merger. However, Delaware law does not require a vote of stockholders of the surviving corporation in a merger (unless the corporation provides otherwise in its certificate of incorporation) if (i) the merger agreement does not amend the corporation’s existing certificate of incorporation; (ii) each share of the surviving corporation outstanding immediately before the effective date of the merger is an identical outstanding share after the merger; and (iii) either (x) no shares of common stock of the surviving corporation and no shares, securities, or obligations convertible into such stock are to be issued or delivered under the plan of merger, or (y) the authorized unissued shares or shares of common stock of the surviving corporation to be issued or delivered under the plan of merger plus those initially issuable upon conversion of any other shares, securities, or obligations to be issued or delivered under such plan do not exceed 20% of the shares of common stock of such corporation outstanding immediately prior to the effective date of the merger. Arkansas law contains a similar exception to its voting requirements for mergers where (i) the number of voting shares outstanding after the merger plus the number of voting shares issuable as a result of the merger (either by conversion of securities issued pursuant to the merger or the exercise of rights and warrants issued pursuant to the merger) will not exceed by more than 20% the total number of voting shares outstanding immediately before the merger and (ii) the number of shares entitled to distributions (“participating shares”) outstanding after the merger plus the number of participating shares issuable as a result of the merger (either by conversion of securities issued pursuant to the merger or the exercise of rights and warrants issued pursuant to the merger) will not exceed by more than 20% the total number of participating shares outstanding immediately before the merger.

Appraisal Rights
      Under both Arkansas and Delaware law, a shareholder of a corporation participating in certain major corporate transactions may, under varying circumstances, be entitled to appraisal rights, pursuant to which

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such shareholder may receive cash in the amount of the fair market value of his, her or its shares in lieu of the consideration he, she or it would otherwise receive in the transaction.
      Delaware. Under Delaware law, such fair market value is determined exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, and such appraisal rights are not available: (i) with respect to the sale, lease, or exchange of all or substantially all of the assets of a corporation; (ii) with respect to a merger or consolidation by a corporation the shares of which are either listed on a national securities exchange or are held of record by more than 2,000 holders if such stockholders receive only shares of the surviving corporation or shares of any other corporation that are either listed on a national securities exchange or held of record by more than 2,000 holders, plus cash in lieu of fractional shares of such corporations; or (iii) to stockholders of a corporation surviving a merger if no vote of the stockholders of the surviving corporation is required to approve the merger under Delaware law.
      Arkansas. Under Arkansas law, a shareholder has a right of appraisal with respect to (i) a plan or merger that requires the approval of the shareholder; (ii) a merger of a parent corporation with its subsidiary effected without shareholder approval; (iii) a plan of share exchange in which the corporation’s shares will be acquired that requires the approval of the shareholder; (iv) a sale or exchange of all or substantially all of the property (other than in the usual and regular course of business) that requires the approval of the shareholder, including a sale in dissolution but excluding a sale for cash pursuant to a plan by which all or substantially all of the net proceeds will be distributed to shareholders within one year of the sale; (v) certain amendments of the articles of incorporation that materially and adversely affect rights of a holder of shares; and (vi) any corporate action taken pursuant to a shareholder vote to the extent that the articles of incorporation, bylaws or a resolution of the board of directors provide that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares. Accordingly, shareholders have more limited appraisal rights under Delaware law. DISSENTERS’ RIGHTS ARE AVAILABLE TO EBC SHAREHOLDERS WITH RESPECT TO THE MERGER. See “The Merger Proposal, Appraisal or Dissenters’ Rights” beginning on page 76.

Dissolution
      Delaware. Under Delaware law, unless the board of directors approves a proposal to dissolve, the dissolution must be unanimously approved by all the stockholders entitled to vote thereon. Only if a dissolution is initially approved by the board of directors may the dissolution be approved by a simple majority of the outstanding shares of the corporation’s stock entitled to vote. In the event of such a board-initiated dissolution, Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority (greater than a simple majority) voting requirement in connection with dissolutions. Coconut Palm’s Amended and Restated Certificate of Incorporation contains no such supermajority voting requirement.
      Arkansas. Under Arkansas law, in order for a corporation to dissolve (i) the corporation’s board of directors must recommend such dissolution (which recommendation may be conditioned on any basis) to the shareholders and (ii) shareholders representing a majority (or such other greater vote required by the articles of incorporation or the directors as a condition to the dissolution proposal) of all votes entitled to be cast must approve such dissolution; provided that no recommendation is required if the board determines that because of a conflict of interest or other special circumstances it should make no recommendation and communicates the basis for its determination to shareholders.

Interested Director Transactions
      Under both Arkansas and Delaware law, certain contracts or transactions in which one or more of a corporation’s directors has an interest are not void or voidable simply because of such interest, provided that certain conditions are met, such as obtaining required disinterested board approval, fulfilling the requirements of good faith and full disclosure, or proving the fairness of the transaction. With minor exceptions, the conditions are similar under Arkansas and Delaware law.

Loans to Officers and Employees
      Delaware. Under Delaware law, a Delaware corporation may make loans to, guarantee the obligations of, or otherwise assist its officers or other employees and those of its subsidiaries (including directors who are also officers or employees) when such action, in the judgment of the directors, may reasonably be expected to benefit the corporation.
      Arkansas. Under Arkansas law, any loan or guaranty to or for the benefit of a director of a corporation requires either (i) the approval of a majority of votes represented by outstanding voting shares excluding the shares of the director to be benefited or (ii) a determination by the board of directors that the loan or guarantee benefits the corporation and the approval of the specific loan or a general plan authorizing loans and guarantees. Arkansas law does not expressly limit or prohibit a corporation from making a loan to or guaranteeing the obligation of its officers or other employees and those of its subsidiaries.

Shareholder Derivative Suits
      Delaware. Under Delaware law, a shareholder may bring a derivative action on behalf of the corporation only if the stockholder was a shareholder of the corporation at the time of the transaction in question or if his, her or its stock thereafter devolved upon him, her or it by operation of law.
      Arkansas. Arkansas law provides that a shareholder may bring a derivative action on behalf of the corporation only if the shareholder was a shareholder of the corporation at the time of the transaction in question or he, she or it became a shareholder through transfer by operation of law from one who was a shareholder at that time.

COCONUT PALM SPECIAL MEETING
The Coconut Palm Special Meeting
      Coconut Palm is furnishing this proxy statement/ prospectus to you as part of the solicitation of proxies by the Coconut Palm board of directors for use at the special meeting in connection with the proposed merger, the adoption of a stock incentive plan, and the Amended and Restated Certificate of Incorporation. This proxy statement/ prospectus provides you with the information you need to be able to vote or instruct your vote to be cast at the special meeting.
Date, Time and Place
      The special meeting will be held at 10:00 a.m., Eastern Time on [                    ], at the offices of Coconut Palm, 595 South Federal Highway, Suite 500, Boca Raton, Florida 33432, to vote on each of the merger, the adoption of a stock incentive plan, and the Amended and Restated Certificate of Incorporation proposals.
Purpose of the Special Meeting
      At the special meeting, the holders of Coconut Palm common stock are being asked to:

•	approve the merger with EBC pursuant to an Agreement and Plan of Merger by and among Coconut Palm, EBC, and certain shareholders of EBC by means of a merger after which EBC will merge with and into Coconut Palm, with Coconut Palm remaining as the surviving corporation;

•	approve the adoption of the 2006 Stock Incentive Plan; and

•	approve the adoption of the Amended and Restated Certificate of Incorporation to (i) increase the number of authorized shares of common stock from 50,000,000 shares to 100,000,000 shares, (ii) increase the number of authorized shares of preferred stock from 1,000,000 shares to 25,000,000 shares, (iii) change Coconut Palm’s name from “Coconut Palm Acquisition Corp.” to “Equity Broadcasting Corporation”, (iv) provide for a staggered board with three classes of directors, and (v) authorize the issuance of 1,736,746 shares of Coconut Palm Series A preferred stock, pursuant to the Certificate of Designation.
      The Coconut Palm board of directors:

•	has unanimously determined that the merger, the adoption of a stock incentive plan, and the Amended and Restated Certificate of Incorporation proposals are fair to, and in the best interests of, Coconut Palm and its stockholders;

•	has determined that the consideration to be paid by Coconut Palm in connection with the merger with EBC is fair to our current stockholders from a financial point of view and the fair market value of EBC is equal to or greater than 80% of the value of the net assets of Coconut Palm;

•	has unanimously approved and declared advisable the merger, the adoption of a stock incentive plan, and the Amended and Restated Certificate of Incorporation proposals; and

•	unanimously recommends that the holders of Coconut Palm common stock vote “FOR” the proposal to approve the merger with EBC, “FOR” the approval of the Coconut Palm Acquisition Corp. 2006 Stock Incentive Plan and “FOR” the approval of Coconut Palm’s Amended and Restated Certificate of Incorporation in order to increase the number of Coconut Palm’s authorized shares of common stock and preferred stock, change its name to “Equity Broadcasting Corporation”, provide for a staggered board with three classes of directors, and authorize the issuance of Coconut Palm Series A preferred stock pursuant to a Certificate of Designation.

Record Date; Who is Entitled to Vote
      The record date for the special meeting is [                    ], 2006. Record holders of Coconut Palm common stock at the close of business on the record date are entitled to vote or have their votes cast at the special meeting. On the record date, there were [                    ] outstanding shares of Coconut Palm common stock.
      Each share of Coconut Palm common stock is entitled to one vote per share at the special meeting.
      Any shares of Coconut Palm common stock purchased prior to the initial public offering will be voted in accordance with the majority of the votes cast at the special meeting. The holders of common stock acquired in Coconut Palm’s public offering or afterwards are free to vote such shares, as they see fit.
      Coconut Palm’s issued and outstanding warrants do not have voting rights and record holders of Coconut Palm warrants will not be entitled to vote at the special meeting.
Quorum
      The presence, in person or by proxy, of a majority of all the outstanding shares of Coconut Palm common stock constitutes a quorum at the Coconut Palm special meeting. Abstentions and broker non-votes will be counted as present for purposes of determining if there is a quorum present.
Voting Your Shares
      Each share of Coconut Palm common stock that you own in your name entitles you to one vote. Your proxy card shows the number of shares of Coconut Palm common stock that you own.
      There are two ways to vote your shares of Coconut Palm common stock at the special meeting:

•	You can vote by signing and returning the enclosed proxy card. If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card, but do not give instructions on how to vote your shares, your shares will be voted, as recommended by the Coconut Palm board, “FOR” the approval of the merger proposal, “FOR” the approval of the stock incentive plan proposal and “FOR” approval of the Amended and Restated Certificate of Incorporation proposal.

•	You can attend the special meeting and vote in person. Coconut Palm will give you a ballot when you arrive. However, if your shares are held in the name of your broker, bank or another nominee, you must get a proxy from the broker, bank or other nominee. That is the only way Coconut Palm can be sure that the broker, bank or nominee has not already voted your shares.
      If you do not vote your shares of Coconut Palm common stock in any of the ways described above, it will have (i) the same effect as a vote against the merger proposal, but will not have the effect of a demand of conversion of your shares into a pro rata share of the trust account in which a substantial portion of the proceeds of coconut palm’s initial public offering are held, and (ii) the effect of a vote against, the stock incentive plan and the amended and restated certificate of incorporation proposals.
Who Can Answer Your Questions About Voting Your Shares
      If you have any questions about how to vote or direct a vote in respect of your Coconut Palm common stock, you may call Mario B. Ferrari at (561) 955-7300.
No Additional Matters May Be Presented at the Special Meeting
      This special meeting has been called only to consider the approval of the merger, financing, stock incentive plan and Amended and Restated Certificate of Incorporation proposals. Under Coconut Palm’s bylaws, other than procedural matters incident to the conduct of the meeting, no other matters may be considered at the special meeting if they are not included in the notice of the meeting.

Revoking Your Proxy
      If you give a proxy, you may revoke it at any time before it is exercised by doing any one of the following:

•	You may send another proxy card with a later date;

•	You may notify Mario B. Ferrari, addressed to Coconut Palm, in writing before the special meeting that you have revoked your proxy; and

•	You may attend the special meeting, revoke your proxy, and vote in person.
Vote Required
      The approval of the merger proposal will require the affirmative vote of a majority of the shares outstanding as of the record date of Coconut Palm’s common stock issued in its initial public offering. The approval of the stock incentive plan proposal will require the affirmative vote of a majority of the shares of Coconut Palm’s common stock issued and outstanding as of the record date that are present in person or by proxy and that are entitled to vote at the special meeting. The approval of the Amended and Restated Certificate of Incorporation will require the affirmative vote of a majority of the shares of Coconut Palm’s common stock issued and outstanding as of the record date. For purposes of approval, if you abstain from voting or do not vote, either in person or by proxy or by voting instruction, it will (i) have the same effect as a vote against the merger proposal but will not have the effect of converting your shares into a pro rata portion of the trust account in which a substantial portion of the net proceeds of Coconut Palm’s initial public offering are held, unless an affirmative election voting against the proposal is made and an affirmative election to convert such shares of common stock is made on the proxy card; (ii) have the same effect as a vote against the approval of the stock incentive plan; and (iii) have the same effect as a vote against the approval of the Amended and Restated Certificate of Incorporation proposal.
Abstentions and Broker Non-Votes
      If your broker holds your shares in its name and you do not give the broker voting instructions, under the rules of the NASD, your broker may not vote your shares on the proposal to approve the merger with EBC pursuant to the merger agreement. If you do not give your broker voting instructions and the broker does not vote your shares, this is referred to as a “broker non-vote.” Abstentions and broker non-votes are counted for purposes of determining the presence of a quorum. Abstentions will have the same effect as a vote “against” the merger proposal, the stock incentive plan proposal and the Amended and Restated Certificate of Incorporation proposal. Broker non-votes, while considered present for the purposes of establishing a quorum, will have the effect of a vote against the merger proposal and the Amended and Restated Certificate of Incorporation proposal, but will have no effect on the stock incentive plan proposal. Abstentions, broker non-votes and shares that are not voted are not eligible to be converted into cash upon the completion of the merger.
Conversion Rights
      Any stockholder of Coconut Palm holding shares of common stock issued in Coconut Palm’s initial public offering who votes against the merger proposal may, at the same time, demand that Coconut Palm convert his shares into a pro rata portion of the trust account. If so demanded, Coconut Palm will convert these shares into a pro rata portion of funds held in a trust account, which consist of the approximately $64,094,073, as of June 30, 2006, of net proceeds from the initial public offering deposited into the trust account, plus interest earned thereon after such date, if the merger is consummated. If the holders of 20%, or 2,300,000, or more shares of common stock issued in Coconut Palm’s initial public offering vote against the merger proposal and demand conversion of their shares into a pro rata portion of the trust account in which a substantial portion of the net proceeds of Coconut Palm’s initial public offering are held, Coconut Palm will not be able to consummate the merger. Based on the amount of cash held in the trust account as of June 30, 2006, without taking into account any interest accrued after such date, you will be entitled to convert each share of common stock that you hold into approximately $5.5734 per share. If the merger is not consummated,

Coconut Palm will continue to search for a business combination. However, Coconut Palm will be liquidated if (i) it does not consummate a business combination by March 14, 2007, or, (ii) if a letter of intent, agreement in principle or definitive agreement is executed, but not consummated, by March 14, 2007, then by September 14, 2007. In any liquidation, the net proceeds of Coconut Palm’s initial public offering held in the trust account, plus any interest earned thereon, will be distributed on a pro rata basis to the holders of Coconut Palm’s common stock who purchased their shares in Coconut Palm’s initial public offering or thereafter.
      If you exercise your conversion rights, then you will be exchanging your shares of Coconut Palm common stock for cash and will no longer own these shares. You will only be entitled to receive cash for these shares if you continue to hold these shares through the closing date of the merger and then tender your stock certificate to Coconut Palm. The closing price of Coconut Palm’s common stock on September 12, 2006, the most recent trading day practicable before the printing of this proxy statement/ prospectus, was $5.34 and the amount of cash held in the trust account is approximately $64,094,073 as of June 30, 2006, plus interest accrued thereon after such date. If a Coconut Palm stockholder would have elected to exercise his conversion rights on such date, then he would have been entitled to receive approximately $5.5734 per share, plus interest accrued thereon subsequent to such date. Prior to exercising conversion rights, Coconut Palm stockholders should verify the market price of Coconut Palm’s common stock as they may receive higher proceeds from the sale of their common stock in the public market than from exercising their conversion rights. As of September 12, 2006, the market price of $5.34 per share was substantially lower than the amount which would be received upon conversion.
Stock Ownership
      Coconut Palm’s founding stockholder, RPCP Investments, an affiliate of our officers and directors, which purchased or received shares of common stock prior to Coconut Palm’s initial public offering, presently owns an aggregate of approximately 17.9% of the outstanding shares of Coconut Palm common stock, and this stockholder has agreed to vote the shares acquired prior to the public offering in accordance with the vote of the majority in interest of all other Coconut Palm stockholders on the merger proposal.
      Based solely upon information contained in public filings, as of the record date, the following stockholders beneficially own greater than five (5%) percent of Coconut Palm’s issued and outstanding common stock as such amounts and percentages are reflected in the public filing of such stockholder:

	Amount and		Approximate
	Nature of		Percentage of
	Beneficial		Outstanding
Name and Address of Beneficial Owner(1)	Ownership		Common Stock

RPCP Investments, LLLP	2,500,000	(2)	17.9%
Richard C. Rochon	2,500,000	(3)	17.9%
Prentice Capital Management, LP	1,667,000	(4)	13.3%
Michael Zimmerman	1,667,000	(4)	13.3%
Sapling, LLC	1,307,461	(5)	9.3%
Millenco, L.P.	811,500	(6)	5.8%
All directors and executive officers as a group (5 individuals)	2,500,000	(3)	17.9%

(1)	Unless otherwise indicated, the business address of each of the owners is 595 South Federal Highway, Suite 500, Boca Raton, Florida 33432.

(2)	RPCP Investments may distribute its shares as a dividend or liquidation distribution to Mr. Rochon, Stephen J. Ruzika, Jack I. Ruff, Mario B. Ferrari, and Robert Farenhem, RPCP Investments’ five limited partners, at a later date. If the shares are distributed prior to the end of the escrow period referred to below, such shares will remain in escrow for the duration of the period. To the extent such shares are not distributed to its limited partners, either prior to or subsequent to the end of the escrow period, they will be retained by RPCP Investments. Except for Mr. Rochon, as set forth in footnote 3 below, beneficial ownership of Coconut Palm common stock held by RPCP Investments is not attributed to its limited partners, Messrs. Ruzika, Ruff, Ferrari and Farenhem, all of whom are directors and/or executive officers of Coconut Palm.

(3)	These shares are held by RPCP Investments. Mr. Rochon is president and director and owns a 54% interest in the general partner of RPCP Investments. As such, Mr. Rochon exercises voting and dispositive power over these shares. These shares do not include warrants to purchase 2,000,000 shares of common stock which will become exercisable on the later of the completion of the merger (or if the merger is not consummated, the first acquisition consummated) or September 8, 2006 and thus are not known to be exercisable within 60 days. Such warrants are held by CPACW, LLLP. Mr. Rochon exercises voting and dispositive power over these warrants. The foregoing information was derived from a Schedule 13G and from Forms 4 as filed with the SEC through February 7, 2006.

(4)	Prentice Capital Management serves as investment manager to a number of investment funds and manages investments for certain entities in managed accounts with respect to which it has voting and dispositive authority over the shares of common stock reflected above. Michael Zimmerman as a Managing Member of Prentice Capital Management may be deemed to control such investments. Each of Prentice Capital Management and Michael Zimmerman disclaims beneficial ownership of all shares of common stock reflected above. The business address of the Prentice Capital Management, LP and Michael Zimmerman is 623 Fifth Avenue, 32nd Floor, New York, New York 10022. The foregoing information was derived from a Schedule 13G and a Schedule 13G/ A, as filed with the SEC on September 19, 2005 and February 14, 2006, respectively.

(5)	The business address of this entity is 535 Fifth Avenue, 31st Floor, New York, New York 10017. The foregoing information was derived from a Schedule 13G and a Schedule 13G/ A, as filed with the SEC on September 23, 2005 and March 29, 2006, respectively.

(6)	On June 9, 2006, Millenco purchased 811,500 Coconut Palm warrants at a price of $0.47 per share. Each warrant entitles Millenco to purchase one share of Coconut Palm common stock at a price of $5.00 per share. Each warrant becomes exercisable upon the later of Coconut Palm’s completion of the merger (or if the merger is not consummated, the first acquisition consummated) and September 8, 2006. Millennium Management is the general partner of Millenco. Israel A. Englander is the managing member of Millennium Management and may be deemed to be the beneficial owner of any shares deemed to be beneficially owned by Millenium Management. The business address for Millenco, Millenium Management and Mr. Englander is 666 Fifth Avenue, New York, New York, 10103. The foregoing information was derived from a Schedule 13D as filed with the SEC on July 14, 2006.

MERGER PROPOSAL
      The discussion in this proxy statement/ prospectus of the merger and the principal terms of the Agreement and Plan of Merger dated April 7, 2006, by and among Coconut Palm, EBC and certain shareholders of EBC, as amended on May 5, 2006 by the first amendment to the merger agreement is subject to, and is qualified in its entirety by reference to the merger agreement. Copies of the merger agreement, the first amendment to the merger agreement and the second amendment to the merger agreement are attached as “Annex A-1”, “Annex A-2,” and “Annex A-3” respectively, to this proxy statement/ prospectus and is incorporated in this proxy statement/ prospectus by reference.
General Description of the Merger
      Pursuant to the merger agreement, Coconut Palm will acquire 100% of the issued and outstanding securities of EBC. EBC will merge with and into Coconut Palm, with Coconut Palm remaining as the surviving corporation.
Background of the Merger
      The terms of the merger agreement are the result of arm’s-length negotiations between representatives of Coconut Palm and EBC. The following is a brief discussion of the background of these negotiations, the merger and related transactions.
      Coconut Palm was incorporated in Delaware on April 29, 2005, as a blank check company formed to serve as a vehicle for the acquisition, through a merger, capital stock exchange, asset acquisition or other similar business combination with a then currently unidentified operating business.
      A registration statement for Coconut Palm’s initial public offering was declared effective on September 8, 2005. On September 14, 2005, Coconut Palm consummated its initial public offering of 10,000,000 units and on September 19, 2005, consummated the closing of an additional 1,500,000 units that were subject to the underwriters’ over-allotment option. Each unit consists of one share of common stock and two redeemable common stock purchase warrants. Each warrant expires on September 13, 2009, or earlier upon redemption, and entitles the holder to purchase two shares of our common stock at an exercise price of $5.00 per share. The common stock and warrants started trading separately as of October 25, 2005.
      The net proceeds from the sale of the Coconut Palm units were approximately $63,608,000. Of this amount, $62,620,000 was deposited in trust and, in accordance with Coconut Palm’s Amended and Restated Certificate of Incorporation, will be released either upon the consummation of a business combination or upon the liquidation of Coconut Palm. The remaining amount of approximately $998,000 was held outside of the trust for use to provide for business, legal and accounting due diligence on prospective acquisitions and continuing general and administrative expenses. As of June 30, 2006, approximately $64,094,073 was held in deposit in the trust account.
      During the period from September 2005 through March 2006, Coconut Palm was involved in sourcing and evaluating prospective businesses regarding potential business combinations.
      Given the background and affiliations of Coconut Palm’s officers and directors, this activity was a constant occurrence.
      Coconut Palm attempted to source opportunities both proactively and reactively, and given the mandate to find a suitable business combination partner, did not limit itself to any one industry or transaction structure (i.e. cash vs. stock issued to seller, straight merger, corporate spin-out or management buy-out). Proactive sourcing involved Coconut Palm management, among other things:

•	initiating conversations, whether it be via phone, e-mail or other means and whether directly or via their major shareholders, with third-party companies they believed may make attractive combination partners;

•	attending conferences or other events to meet prospective business combination partners;

•	contacting professional service providers (lawyers, accountants, consultants and bankers);

•	utilizing their own network of business associates and friends for leads;

•	working with third-party intermediaries, including investment bankers;

•	inquiring of business owners, including private equity firms, of their interest in selling their business; and

•	engaging “finder’s” with whom Coconut Palm entered into success-fee based engagement letters.
      Reactive sourcing involved fielding inquiries or responding to solicitations by either (i) companies looking for capital or investment alternatives, or (ii) investment bankers or other similar professionals who represented a company engaged in a sale or fund-raising process.
      The efforts of the officers and directors of Coconut Palm often were thematic, with one of the board members taking special interest in a particular topic or industry sector (the document storage space for example) and researching that industry via publicly available documents or information supplied by third parties. In certain instances that may have even included discussions with other board members that highlighted the particular industry, profiled companies which might be attractive business combination candidates and provided valuation multiples for companies in the sector.
      Prior to signing the merger agreement with EBC, Coconut Palm considered numerous companies and industries at different levels and signed five separate non-disclosure agreements, as well as one verbal “finder fee” agreement, two which resulted in Coconut Palm reaching a letter-of-intent stage, and none which resulted in a formal acquisition offer.
      Based on their experience sourcing investment opportunities, and tradition of pursuing special situations of companies that do not involve auctions, the opportunities which Coconut Palm management pursued with greater interest were those that were “proprietary” in nature for companies where the owners were not necessarily looking to sell their business.
      EBC has, from time to time since its inception, explored potential transactions with financial and strategic partners. In 1999, Henry Luken III, founder of Telco Communications, invested $8.5 million in EBC Class A common stock and acquired $1.5 million of EBC Class B common stock. In 2001, EBC received an approximately $25 million equity investment from Univision in order to build out its national portfolio. In 2004 and later in 2005, EBC received several unsolicited indications of interest from financial and strategic buyers, none of which were able to structure a transaction that could match the needs of the disparate interests of the EBC shareholder base. In response to an unsolicited offer from a special purpose acquisition company, the EBC board of directors evaluated that indication of interest and analyzed EBC’s other strategic alternatives. As a result of that process, on January 4, 2006, Henry Luken III, a director and minority shareholder of EBC, approached Beau Ferrari, director of Coconut Palm, with the intent to inquire about “special purpose acquisition companies” and to assess Mr. Ferrari’s views with respect to the benefits these vehicles offer to prospective business combination partners. Mr. Luken cited that he was not familiar with the intricacies of how special purpose acquisition companies were designed and wanted to know the merits of this structure for a prospective seller.
      On January 6, 2006, at the suggestion of Mr. Luken, Mr. Ferrari spoke with Larry Morton, Chief Executive Officer of EBC. During the conversation, Mr. Morton mentioned that EBC was assessing its strategic alternatives, including the prospect of a public offering. Mr. Morton indicated that EBC would be interested in learning more about Coconut Palm. Between January 6 and January 13, Messrs. Ferrari and Morton exchanged non-disclosure agreements and information on EBC and Coconut Palm. Upon review, Mr. Ferrari and Mr. Morton set up a meeting in Boca Raton, FL on January 17, which included Richard C. Rochon, Henry Luken III, and Robert Becker, a director of EBC. Until this period, neither Coconut Palm, nor any member of Coconut Palm management was exploring a potential business combination to take EBC public. Messrs. Morton and Becker presented the background information on EBC in a slideshow presentation, provided the history of Univision involvement, and learned further details about the Coconut Palm structure. Messrs. Rochon and Ferrari decided, following the meeting, to proceed with additional due diligence on EBC and for the following two weeks Coconut Palm and EBC exchanged financial and historical information. Mr. Ferrari and Mr. Luken spoke several times during this period of time regarding their mutual interest of exploring a potential transaction involving EBC. Since 2002, EBC had primarily financed its growth by building up stations to profitability and divesting of such stations, as well as borrowing from a line of credit.
      Coconut Palm discussed, on a preliminary basis, the general structure that Coconut Palm had proposed for a potential transaction, including total consideration of $267.4 million less estimated indebtedness and transaction costs and expenses, $153.7 million of which would be paid in Coconut Palm stock, $25 million of which would be used to partially pay down Univision’s preferred stock interest, $15 million of value which would be ascribed to an existing EBC station transferred to Univision at closing, and a remaining minority ownership investment of approximately eight percent that Univision would retain in EBC at closing. On February 2, 2006, Mr. Ferrari provided Messrs. Morton, Luken and Becker, with a letter of intent. From February 2 through February 7, 2006, Coconut Palm and EBC continued to negotiate the letter of intent, and Messrs. Morton and Ferrari decided to meet in New York to continue the discussions. On February 8, 2006, Messrs. Morton and Becker met with Mr. Ferrari in New York, where Mr. Morton was attending the Broadcasting and Cable’s Competitive Television Summit conference. During the meeting, Morgan Joseph also provided Mr. Morton with additional background information on Coconut Palm and discussed further the mechanics of the special purpose vehicle structure. On February 8, Mr. Ferrari and Robert Farenhem provided EBC with a list of additional due diligence materials that Coconut Palm required for its analysis of EBC, and Coconut Palm continued its due diligence review with continued requests for EBC management through February 24. From February 7 through February 24, Messrs. Rochon, Ferrari and Morton, and Luken also continued to discuss terms of a letter of intent and potential employment terms for Mr. Morton, Greg Fess, and Max Hooper to remain involved in EBC.
      On February 24, 2006, Mr. Hobson provided his final comments on behalf of Univision for the letter of intent. On February 25, 2006 the board of directors of Coconut Palm met to discuss EBC as well as other potential opportunities that Coconut Palm had been evaluating. The board of directors decided that, based on the information available at that time, the EBC opportunity would be the most attractive to the shareholders of Coconut Palm. On February 27, 2006, upon finalizing discussions between Messrs. Rochon and Ferrari with Mr. Luken, Mr. Morton, Mr. Hobson, Mr. Becker and John Whitman, Coconut Palm and EBC executed the letter of intent. Based on the letter of intent, the parties agreed that the transaction would be financed primarily with Coconut Palm stock as consideration, Univision would continue to own an approximately eight percent ownership in EBC after receiving a partial pay down of their preferred stock interest, with the majority of Coconut Palm’s cash in trust to be used for internal growth and acquisitions for EBC. After this call, both Coconut Palm and EBC instructed their respective counsel, Akerman Senterfitt and Friday Eldredge & Clark, LLP, respectively, to begin a legal due diligence investigation of the other. Coconut Palm also retained Ernst & Young LLP Transaction Advisory Services and L4 Media Group to conduct additional confirmatory due diligence on station locations, proprietary technology, intellectual property, taxes, systems, internal controls and accounting matters of EBC.
      On March 10, 2006, Coconut Palm provided EBC with a draft purchase agreement, which was reviewed by EBC’s board of directors and counsel. On March 15, 2006, Coconut Palm and EBC representatives had a conference call to discuss the structure of the transaction as outlined in the definitive agreement. On March 17, Mr. Becker and Mr. Fess met with Coconut Palm’s officers and directors in Boca Raton, FL. From March 18 to March 31, various telephone conferences were held among Coconut Palm’s management, EBC management and representatives of Morgan Joseph regarding due diligence, the business of EBC and the terms of the definitive merger agreement and the other related agreements for the proposed business combination. Messrs. Rochon and Ferrari continued negotiations with Messrs. Luken and Morton with respect to the purchase agreement. During the same period, Coconut Palm continued its due diligence process and received reports from third parties conducting due diligence reviews on its behalf. Coconut Palm requested that the definitive purchase agreement include an additional four week period to finalize its confirmatory due diligence, and engaged Ernst and Young Transaction Advisory Services to conduct further onsite company visits and support Coconut Palm’s due diligence review. Given the nature of three parties being involved in the negotiations, Coconut Palm, EBC and Univision management, significant negotiations continued during this time to determine the final terms of the merger agreement. On March 31, 2006, Mr. Ferrari, Mr. Hobson and Mr. Morton conducted a conference call with respective legal counsel, Akerman Senterfitt and Friday Eldredge & Clark, LLP to finalize the terms of the definitive agreement between Coconut Palm, Univision and EBC.
      From March 31, 2006 to April 6, 2006, Coconut Palm’s board of directors met several times to discuss the due diligence review, definitive merger agreement, and review due diligence reports that were prepared by third parties engaged by Coconut Palm. On April 5, Coconut Palm received notice that Holt Media Group had finalized its third party appraisal of the television station and Central Automated Satellite Hub, which we refer to as C.A.S.H., services system assets. The total appraised value for these assets was $390.9 million.
      On April 6, 2006, the Coconut Palm board of directors held a telephonic board meeting to authorize the merger with EBC. EBC counsel, Friday Eldredge & Clark and Coconut Palm counsel, Akerman Senterfitt reviewed the terms of merger agreement and related agreements, and answered questions directed by members of the Coconut Palm board of directors. During the meeting Coconut Palm’s board of directors also discussed obtaining a fairness opinion for the proposed merger. Coconut Palm’s board of directors discussed that the closing of the merger would be subject to a fairness opinion that the merger was fair from a financial point of view. Coconut Palm’s board decided not to obtain such an opinion before signing the merger agreement based on its belief that its directors had the skill and experience to properly evaluate the fairness of a proposed transaction. The Coconut Palm board of directors also noted that the value had also been determined based in part on the fact that Coconut Palm had matched another potential offer for EBC with different components of consideration, in which EBC determined Coconut Palm would be a better merger partner in order to complete the transaction. The Coconut Palm board of directors was further apprised by Akerman Senterfitt as to the procedures following the proposed execution of the merger agreement, including the continued due diligence, receipt of a satisfactory appraisal at a valuation no less than $300 million, a fairness opinion from Morgan Joseph, EBC’s shareholder approval, SEC review, FCC approval and Coconut Palm shareholder approval. The Coconut Palm board of directors then voted unanimously to approve the merger and related transactions.
      On April 7, 2006, Coconut Palm and EBC entered into the merger agreement and related agreements.
      On April 10, 2006 Coconut Palm and EBC publicly announced their agreement through a joint press release.
      On May 11, 2006, the Coconut Palm board of directors, Coconut Palm’s legal counsel, Akerman Senterfitt, representatives from Ernst & Young LLP Transaction Advisory Services, L4 Media Group and Morgan Joseph convened a special meeting to review each of these parties’ reports and due diligence findings relating to EBC in connection with the merger agreement.
      On May 19, 2006, Morgan Joseph delivered a fairness opinion analysis to Coconut Palm’s board of directors. Such opinion is attached hereto as Annex E-1.
      On June 14, 2006, Sanders Morris Harris delivered its opinion to EBC’s board of directors that the consideration to be paid by coconut Palm in the merger pursuant to the merger agreement was fair from a financial point of view to the holders of Class A common stock. Such opinion is attached hereto as Annex E-2.
      On June 15, at the annual meeting of EBC shareholders, the shareholders approved the merger. However, in response to the lawsuit initiated by an EBC shareholder disclosed above, and as a result of the second amendment to the merger agreement, EBC’s board of directors will call a special meeting of its shareholders for reconsideration of the merger agreement. The vote taken at the special meeting will supercede the vote taken at the June 15, 2006 annual meeting.

Coconut Palm’s Reasons for the Merger and Recommendation of the Coconut Palm Board
      The Coconut Palm board of directors has concluded that the merger with EBC is in the best interests of Coconut Palm’s stockholders.
      Each member of Coconut Palm’s board of directors is currently a partner or officer at a private equity or investment holding company and evaluations businesses generally or performs business valuations specifically on a regular basis in their positions with their respective organizations. In arriving at its determination to approve the merger agreement with EBC, the board of directors of Coconut Palm relied on information (including financial information) relating to EBC, the regulatory environment, the industry dynamics, the reports of several outside due diligence consultants and their experience in building, managing and financing broadcasting companies.
      During the due diligence process Coconut Palm’s board of directors also discussed the option of obtaining a fairness opinion of the proposed merger between Coconut Palm and EBC. The board of directors decided not to obtain such an opinion before signing the merger agreement based on the fact that Coconut Palm had the ability to continue, and did continue, to conduct due diligence on EBC for ultimately five weeks beyond the signing of the merger agreement. As a condition to Coconut Palm’s obligation to close the merger, the merger agreement provides that Coconut Palm will obtain an opinion from its financial advisor as to the fairness of the merger. On May 19, 2006, the board of directors of Coconut Palm obtained a fairness opinion, as discussed below.
      The Coconut Palm board of directors considered a wide variety of factors in connection with its evaluation of the merger. In light of the complexity of those factors, the Coconut Palm board of directors did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it considered in reaching its decision. In addition, individual members of the Coconut Palm board of directors may have given different weight to different factors.
      The analysis of the Coconut Palm board of directors in reaching this conclusion is described in more detail below. In considering the merger, the Coconut Palm board gave considerable weight to the following positive factors:

The terms of the merger agreement
      The terms of the merger agreement, including the closing conditions, restrictions on Coconut Palm’s and EBC’s ability to respond to competing proposals and termination provisions, are customary and reasonable. It was important to Coconut Palm’s board of directors that the merger agreement include customary terms and conditions as it believed that such terms and conditions would allow for a more efficient closing process and lower transaction expenses.
      Coconut Palm’s board of directors believes that the above factors strongly supported its determination and recommendation to approve the merger. The Coconut Palm board of directors did, however, consider the following potentially negative factors, among others, including the Risk Factors, in its deliberations concerning the merger.

The risk that its public stockholders would vote against the merger and exercise their conversion rights.
      Coconut Palm’s board of directors considered the risk that the current public stockholders of Coconut Palm would vote against the merger and demand to redeem their shares for cash upon consummation of the merger, thereby depleting the amount of cash available to the combined company following the merger. Coconut Palm’s board of directors deemed this risk to be less with regard to EBC than it would be for other target companies and believes that EBC will still be able to implement its business plan even if the maximum number of public stockholders exercised their conversion rights and the combined company received only 80% of the funds deposited in the trust account.

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Certain officers and directors of Coconut Palm may have different interests in the merger than the Coconut Palm stockholders.
      Coconut Palm’s board of directors considered the fact that certain officers and directors of Coconut Palm may have interests in the merger that are different from, or are in addition to, the interests of Coconut Palm stockholders generally, including the matters described under “Interests of Coconut Palm Directors and Officers in the Merger” above. However, this fact would exist with respect to a merger with any target company.

The limitations on indemnification set forth in the merger agreement.
      Coconut Palm’s board of directors considered the limitations on indemnification set forth in the merger agreement. see “The Agreement and Plan of Merger — Escrow and Indemnification.” The board of directors of Coconut Palm determined that any definitive agreement with any target company would contain similar limitations.
      After deliberation, the Coconut Palm board of directors determined that these potentially negative factors were outweighed by the potential benefits of the merger, including the opportunity for Coconut Palm stockholders to share in EBC’s future possible growth and anticipated profitability.
EBC’s Reasons for the Merger and Recommendation of the Coconut Palm Board
      The EBC board of directors has determined that the merger with Coconut Palm is the most efficient method by which to provide liquidity to EBC shareholders.
      As of June 30, 2006, Coconut Palm had $64,094,073 in escrow, representing the net proceeds and interest from its initial public offering. If the merger is consummated, $25 million will be paid to Univision and at least 80% of the remaining funds in the Coconut Palm escrow account, less expenses of the merger, will be available for operations of the combined company. EBC believes that because the combined company will have substantially greater capitalization than EBC alone, the combined company will be in a better position than EBC alone, to compete in the marketplace.
      EBC believes that the skills and expertise of the officers and directors of Coconut Palm, their collective access to acquisition opportunities and ideas and their contacts will provide the combined company with increased opportunities for future acquisitions and growth.
Coconut Palm Fairness Opinion
      Morgan Joseph rendered its opinion to the Coconut Palm board of directors on May 19, 2006 that, as of the date of its opinion, which was delivered and based on conditions that existed as of that date, upon and subject to the considerations described in its opinion and based on other matters Morgan Joseph considered relevant, the consideration to be paid by Coconut Palm pursuant to the merger agreement was fair to Coconut Palm from a financial point of view.
      A more complete discussion of the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion can be found on page 134 hereof. The full text of the Morgan Joseph fairness opinion, dated as of May 19, 2006, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached hereto as “Annex E-1.”
EBC Fairness Opinion
      Sanders Morris Harris formally rendered its opinion to the EBC board of directors on June 14, 2006 that, as of the date of its opinion, which was delivered and based on conditions that existed as of that date, upon and subject to the considerations described in its opinion and based on other matters Sanders Morris considered relevant, the consideration to be paid by Coconut Palm pursuant to the merger agreement was fair from a financial point of view to the holders of EBC Class A common stock.

      A more complete discussion of the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion can be found on page 138 hereof. The full text of the Sanders Morris fairness opinion, dated as of June 14, 2006, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached hereto as “Annex E-2.”
Appraisal or Dissenters’ Rights
      No appraisal rights are available under the Delaware General Corporation Law for the stockholders of Coconut Palm in connection with the merger proposal.
      Consummation of the merger creates dissenters rights to the shareholders of EBC under applicable Arkansas law. Pursuant to sections 4-27-1301 to -1331 of the ABCA, any shareholder of EBC may only by delivering to EBC, before the vote of the EBC shareholders is taken on the proposed merger, written notice of the shareholder’s intent to demand payment for the shareholder’s shares if the proposed merger is approved and effectuated, and the shareholder must not vote his or her shares in favor of the proposed merger, either in person at the EBC annual meeting or by proxy. A shareholder of EBC who does not satisfy these requirements as well as the other requirements of sections 4-27-1301 to -1331 of the ABCA is not entitled to payment for his shares as a dissenting shareholder under the ABCA, and would be entitled to the consideration for his or her shares as provided in the merger agreement.
      If the merger is approved by EBC shareholders, EBC shall, within ten days after the date on which such approval is obtained, deliver to such dissenting shareholder, if any, a form for demanding payment and a written notice setting forth where the payment demand must be sent and where and when certificates representing such dissenting shareholder’s shares must be deposited. The written notice will also set forth a date by which EBC must receive the payment demand, which date may not be fewer than thirty nor more than sixty days after the date the payment demand notice is delivered by EBC. A shareholder who has received a payment demand notice must then demand payment, certify whether he acquired beneficial ownership of the shares before the date required to be set forth in the notice, and deposit the shareholder’s share certificates pursuant to the terms of and within the deadlines set forth in the payment demand notice (as described in the preceding sentence).
      As soon as the merger becomes effective, or upon receipt of a payment demand, EBC shall pay each dissenter who complied with the payment demand notice requirements and other applicable dissenters’ rights provisions of the ABCA, the amount EBC estimates to be the fair value of the shares, plus accrued interest. Such payment will be accompanied by current financial statements of EBC, a statement of EBC’s estimate of the fair value of the shares, an explanation of how the interest amount was calculated, a statement of a dissenter’s right to demand payment under section 4-27-1328 of the ABCA and a copy of the dissenters’ rights provisions of the ABCA.
      If a dissenter believes that the amount paid by EBC is less than the fair value of the dissenter’s shares or that the interest has been incorrectly calculated, or EBC fails to make payment within sixty days after the date set for demanding payment, the dissenter may notify EBC in writing of the dissenter’s own estimate of the fair value of the shares and amount of interest due, and demand payment of the dissenter’s estimate (less any payment previously made). A dissenter waives right to make such demand unless he notifies EBC of such demand in writing within thirty days after EBC has made payment for his shares.
      If a demand for payment as set forth in the preceding paragraph remains unsettled, EBC shall commence a proceeding in Circuit Court of Pulaski County, Arkansas, within sixty days after receiving the payment demand as set forth in the preceding paragraph and petition such court to determine the fair value of the shares and accrued interest. If EBC fails to commence the proceeding within the sixty day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.
      In the event that any EBC shareholder properly exercises dissenters’ rights, EBC intends to promptly obtain an independent appraisal of the fair value of EBC shares prior to the merger. EBC’s board of directors believes that the determined value of EBC shares, based on EBC’s value as a non-public entity which remains subject to the management agreement with Arkansas Media, will be substantially less than the value of the merger consideration payable by Coconut Palm under the terms of the merger agreement. Coconut Palm has the option to terminate the merger agreement in the event that more than 5% of the outstanding EBC shares exercise their dissenters’ rights.
Anticipated Accounting Treatment
      The merger will be accounted for under the reverse acquisition application of the equity recapitalization method of accounting in accordance with U.S. generally accepted accounting principles for accounting and financial reporting purposes. Under this method of accounting, Coconut Palm will be treated as the “acquired” company for financial reporting purposes. In accordance with guidance applicable to these circumstances, the merger will be considered to be a capital transaction in substance. Accordingly, for accounting purposes, the merger will be treated as the equivalent of EBC issuing stock for the net monetary assets of Coconut Palm, accompanied by a recapitalization. The net monetary assets of Coconut Palm will be stated at their fair value, essentially equivalent to historical costs, with no goodwill or other intangible assets recorded. The accumulated deficit of EBC will be carried forward after the merger. Operations prior to the merger will be those of EBC.
Material United States Federal Income Tax Consequences of the Merger
      The following describes the material U.S. federal income tax considerations of the merger that are generally applicable to the holders of EBC common stock and the holders of Coconut Palm common stock. This discussion is based on the Internal Revenue Code of 1986, as amended, which we refer to as the Code, existing, temporary, and proposed Treasury regulations thereunder, current administrative rulings and judicial decisions, all as currently in effect and all of which are subject to change (possibly with retroactive effect) and to differing interpretations. This discussion applies only to EBC stockholders that hold their EBC common stock and Coconut Palm stockholders that hold their Coconut Palm common stock as a capital asset within the meaning of Section 1221 of the Code. Further, this discussion does not address all aspects of United States federal taxation that may be relevant to a particular holder of EBC common stock or Coconut Palm common stock in light of such holder’s personal circumstances or to holders subject to special treatment under the United States federal income tax laws, including:

•	financial institutions,

•	investors in pass-through entities,

•	insurance companies,

•	tax-exempt organizations,

•	dealers in securities or currencies,

•	traders in securities that elect to use a mark to market method of accounting,

•	persons that hold Coconut Palm common stock or EBC common stock as part of a straddle, hedge, constructive sale or conversion transaction,

•	persons who are treated as nonresident aliens of the United States pursuant to federal tax law, or who otherwise are not subject to United States taxation on their worldwide income, and

•	stockholders who acquired their shares of Coconut Palm common stock or their shares of EBC common stock through the exercise of an employee stock option or otherwise as compensation.
      In addition, this discussion does not address any alternative minimum or any state, local or foreign tax consequences of the merger.
      Each holder of Coconut Palm common stock or EBC common stock should consult its tax advisor with respect to the particular tax consequences of the merger to such holder based on the holder’s specific circumstances, applicable state, local, and foreign tax consequences and potential changes in applicable tax laws.
      Neither EBC nor Coconut Palm intends to request a ruling from the Internal Revenue Service regarding the United States federal income tax consequences of the merger. Consequently, no assurance can be given that the Internal Revenue Service will not assert, or a court would not sustain, a position contrary to any of those set forth below.
Tax Consequences of the Merger to EBC Common Stockholders
      The merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. As a consequence:

•	no gain or loss will be recognized by common shareholders of EBC who receive solely shares of Coconut Palm common stock in exchange for shares of EBC common stock;

•	the aggregate tax basis of the shares of Coconut Palm common stock received in the merger by the EBC common stockholders (including the Coconut Palm common stock held in escrow and held by the EBC Shareholder Representative) will be equal to the aggregate tax basis of the shares of EBC common stock exchanged therefore. Upon a return of any portion of the shares of Coconut Palm common stock held in escrow or by the stockholders’ representative to Coconut Palm, the tax basis of the returned shares should be added to the tax basis of the remaining shares of Coconut Palm common stock received by the EBC common stockholder in the merger. The EBC common shareholders should recognize no gain or loss with respect to returned shares;

•	the holding period of the Coconut Palm common stock received in the merger by the EBC common shareholders (including the Coconut Palm common stock held in escrow) will include the holding period of the EBC common stock exchanged therefor; and

•	any EBC common shareholder who exercises his or her appraisal rights and who receives cash in exchange for his or her shares of EBC common stock generally will recognize gain or loss measured by the difference between the amount of cash received and the tax basis of such common shareholder’s shares of EBC common stock exchanged therefor. This gain or loss will generally be long-term capital gain or loss if the holder’s holding period with respect to the EBC common stock surrendered is more than one year at the effective time of the merger. There are limitations on the extent to which stockholders may deduct capital losses from ordinary income. If an EBC common stockholder who receives cash in exchange for all of the common stockholder’s shares of EBC common stock actually or constructively owns Coconut Palm common stock after the merger (as the result of prior actual or constructive ownership of Coconut Palm common stock or otherwise), all or a portion of the cash received by the common shareholder may be taxed as a dividend, and those common shareholders should consult their tax advisors to determine the amount and character of the income recognized in connection with the merger.
Tax Consequences of the Merger to Coconut Palm Stockholders
      No gain or loss will be recognized by the stockholders of Coconut Palm pursuant to the merger who do not exchange their shares of Coconut Palm common stock pursuant to the merger, continue to own such shares of Coconut Palm, and do not exercise their conversion rights.
      A stockholder of Coconut Palm who exercises their conversion rights and effects a termination of the stockholder’s interest in Coconut Palm will generally be required to recognize gain or loss upon the exchange of that stockholder’s shares of Coconut Palm common stock for cash. Such gain or loss will be measured by the difference between the amount of cash received and the tax basis of that stockholder’s shares of Coconut Palm common stock. This gain or loss will generally be capital gain or capital loss and that capital gain or loss and will be a long-term capital gain or loss if the holding period for the shares of Coconut Palm common stock is more than one year. There are limitations on the extent to which stockholders may deduct capital losses from ordinary income. If a Coconut Palm stockholder who receives cash in exchange for all of the stockholder’s shares of Coconut Palm stock constructively or otherwise owns Coconut Palm common stock after the conversion, all or a portion of the cash received by the stockholder may be taxed as a dividend, and those stockholders should consult their tax advisors to determine the amount and character of the income recognized in connection with the merger.
Tax Consequences of the Merger Generally to Coconut Palm and EBC
      Generally, no taxable gain or loss will be recognized by Coconut Palm or EBC as a result of the merger, except that EBC will have taxable gain to the extent that the value of the assets transferred to Univision in exchange for the EBC Class A preferred stock held by Univision exceeds the adjusted tax basis of that assets. Net operating loss carryforwards of EBC may be available to be applied against that gain.
      The merger will increase the likelihood that previously incurred net operating losses of EBC that are transferred to Coconut Palm in the merger will become subject to an annual limitation pursuant to Section 382 of the Code if there are additional changes in the equity ownership of Coconut Palm in the future, including changes arising from the exercise of currently outstanding stock options and warrants. Depending on Coconut Palm’s market value at the time of such future ownership change, an ownership change under Section 382 could negatively impact Coconut Palm’s ability to use the net operating loss deferred tax assets attributable to EBC’s previously incurred net operating losses in the event Coconut Palm generates future taxable income. Currently, EBC has recorded a full valuation allowance against its net operating loss deferred tax asset.
Reporting and Recordkeeping
      A holder of EBC common stock receiving Coconut Palm common stock as a result of the merger, is required to retain records relating to such holder’s EBC common stock and file with its United States federal income tax return a statement setting forth facts relating to the merger and with respect to the holder’s nonrecognition of gain or loss upon the exchange of their shares of EBC common stock for shares of Coconut Palm common stock pursuant to the merger. At a minimum, the statement must include (1) the holder’s tax basis in the EBC common stock surrendered and (2) the amount of cash (if any) and the fair market value, as of the effective date of the merger, of the Coconut Palm common stock received in exchange therefor.
Backup Withholding and Information Reporting
      Payments of cash to a holder of EBC common stock as a result of an exercise of their dissenters rights and payments of cash to a holder of Coconut Palm common stock as a result of an exercise of their conversion rights may, under certain circumstances, be subject to information reporting and backup withholding at a rate of 28% of the cash payable to the holder, unless the holder provides proof of an applicable exemption satisfactory to Coconut Palm and the exchange agent or furnishes its taxpayer identification number, and otherwise complies with all applicable requirements of the backup withholding rules. Any amounts withheld from payments to a holder under the backup withholding rules are not additional tax and will be allowed as a refund or credit against the holder’s United States federal income tax liability, provided the required information is furnished to the Internal Revenue Service.
      Because the complexity of the tax laws, and because the tax consequences of any particular stockholder may be affected by matters not discussed above, each Coconut Palm stockholder is urged to consult a tax advisor with respect to the specific tax consequences of the transactions contemplated by the merger agreement to him, her or it, including the applicability and effect of state, local and non-U.S. tax laws, as well as federal tax laws.
Regulatory Matters
      We believe the merger and the transactions contemplated by the merger agreement are not subject to any federal or state regulatory requirement or approval, except the HSR Act, the Communications Act of 1934, as amended, and except for filings necessary to effectuate the transactions contemplated by the merger proposal and the Amended and Restated Certificate of Incorporation proposal with the Secretary of State of the State of Delaware and the Secretary of State of the State of Arkansas, as applicable, and filings for a listing application with the Nasdaq Global Market.
Consequences if Merger Proposal is Not Approved
      If the merger proposal is not approved by the stockholders, Coconut Palm will not merge with EBC and Coconut Palm will continue to seek other potential business combinations. In addition, Coconut Palm would not consummate the Amended and Restated Certificate of Incorporation and stock incentive plan proposals.
Required Vote
      Approval of the merger proposal will require the affirmative vote of a majority of the shares outstanding as of the record date of Coconut Palm’s common stock issued in its initial public offering. In addition, each Coconut Palm stockholder that holds shares of common stock issued in Coconut Palm’s initial public offering or purchased following such offering in the open market has the right to vote against the merger proposal and, at the same time, demand that Coconut Palm convert such stockholder’s shares into cash equal to a pro rata portion of the trust account in which a substantial portion of the net proceeds of Coconut Palm’s initial public offering is deposited. These shares will be converted into cash only if the merger is completed and the stockholder requesting conversion holds such shares until the date the merger is consummated. However, if the holders of 2,300,000 or more shares of common stock issued in Coconut Palm’s initial public offering, an amount equal to 20% or more of the total number of shares issued in the initial public offering, vote against the merger and demand conversion of their shares into a pro rata portion of the trust account, then Coconut Palm will not be able to consummate the merger.
Abstentions and Broker Non-Votes
      Abstentions and broker non-votes are counted for purposes of determining the presence of a quorum. Abstentions will have the same effect as a vote “against” the merger proposal. Broker non-votes will have the effect of a vote against the merger proposal. Abstentions, broker non-votes and shares that are not voted are not eligible to be converted into cash upon the completion of the merger.
Recommendation
      After careful consideration, Coconut Palm’s board of directors has determined unanimously that the merger proposal is fair to, and in the best interests of, Coconut Palm and its stockholders. Coconut Palm’s board of directors has approved and declared advisable the merger proposal and unanimously recommends that you vote or give instructions to vote “FOR” the merger proposal.
      The foregoing discussion of the information and factors considered by the Coconut Palm board of directors is not meant to be exhaustive, but includes the material information and factors considered by the Coconut Palm board of directors.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE MERGER PROPOSAL.

STOCK INCENTIVE PLAN PROPOSAL
Background
      We are seeking your approval on the adoption of the Coconut Palm Acquisition Corp. 2006 Stock Incentive Plan providing for the issuance of a maximum of 12,274,853 shares of common stock in connection with the grant of options and/or other stock-based or stock-denominated awards. On September 12, 2006, the closing price of Coconut Palm common stock was $5.34 as reported on the OTC Bulletin Board.
      The board of directors adopted the 2006 Stock Incentive Plan on August 29, 2006, subject to approval by Coconut Palm stockholders. The 2006 Stock Incentive Plan is intended to replace EBC’s 1994 Plan and EBC’s 2001 Plan (the “Prior Plans”). In connection with the merger, the following stock options will be granted under the 2006 Stock Incentive Plan, if the 2006 Stock Incentive Plan is approved by Coconut Palm stockholders: (i) options to purchase 3,274,853 shares of Coconut Palm common stock converted from stock options under the Prior Plans to purchase 2,240,000 shares of EBC’s Class A common stock assumed in the merger, with original vesting schedules remaining in place, and (ii) options to purchase 2,000,000 and 250,000 shares of common stock, respectively, with an exercise price at fair market value and which shall vest with a four-year vesting period, under employment agreements with Messrs. Morton and Fess. Upon the approval of the 2006 Stock Incentive Plan by shareholders, no further grants will be made under the Prior Plans. If approved, the 2006 Stock Incentive Plan will become effective on the date shareholders approve the 2006 Stock Incentive Plan. Upon approval, options to purchase 6,750,000 shares of Coconut Palm common stock shall remain available to be granted under the 2006 Stock Incentive Plan.
      The board of directors believes the 2006 Stock Incentive Plan will advance the long-term success of our company by encouraging stock ownership among key employees and members of our board of directors who are not employees.

Key Features of 2006 Stock Incentive Plan
      The following are several key features of the 2006 Stock Incentive Plan:

•	Discounted Stock Option and Stock Appreciation Rights Prohibited. The 2006 Stock Incentive Plan prohibits stock appreciation rights or stock option awards with an exercise price less than the fair market value of our common stock on the date of grant.

•	Re-pricing Without Shareholder Approval Prohibited. Without shareholder approval, the 2006 Stock Incentive Plan prohibits the re-pricing of options and stock appreciation rights, the cancellation of such awards in exchange for new awards with a lower exercise price or the repurchase of such awards, except in the event of stock splits, certain other recapitalizations and a change in control.

•	Inclusion of Minimum Vesting Provisions. With respect to awards that are subject only to a future service requirement, unless the Compensation Committee provides otherwise in an award agreement, (i) options and stock appreciation rights granted pursuant to the 2006 Stock Incentive Plan will be subject to a 5-year vesting schedule, pursuant to which options and stock appreciation rights shall vest in five equal annual increments of 20%, with one increment vesting on each anniversary date of the grant, and (ii) all other awards that have vesting periods will vest in equal annual increments over a four-year period following the date of grant, with one increment vesting on each anniversary date of the grant.

•	Shares Terminated Under Prior Plans will Not Increase the Plan Reserve. Shares subject to awards under the Prior Plans that are cancelled, forfeited, or expired will not be available for re-grant in the 2006 Stock Incentive Plan. There will be no transfer of unused shares reserved for other plans into the 2006 Stock Incentive Plan share reserve. Upon approval of the 2006 Stock Incentive Plan, Coconut Palm will not grant any new awards under any of the Prior Plans.

•	Shares Surrendered to Pay Taxes or Exercise Price for Stock Options Will Not Increase the Plan Reserve. Shares tendered to us for taxes or to pay the exercise price will not provide us with additional shares for the 2006 Stock Incentive Plan.

•	Stock Appreciation Rights Settled in Shares Will Not be Counted on a Net Basis. Each stock-settled stock appreciation right will count as a full share against the 2006 Stock Incentive Plan share reserve limit rather than the net gain realized upon exercise.

•	Independent Plan Administrator. The 2006 Stock Incentive Plan will be administered by the Compensation Committee, composed exclusively of independent non-employee directors.

•	Fixed Plan Term. The 2006 Stock Incentive Plan will expire ten years after shareholders approve the 2006 Stock Incentive Plan. However, awards granted under the 2006 Stock Incentive Plan may survive the termination of the Plan.

•	Limit on Stock Option Period. Stock appreciation rights and stock options will have a maximum term of seven years.

•	Share Usage. The 2006 Stock Incentive Plan provides for a fixed reserve of 12,274,853 shares, comprised of 3,274,853 shares converted from existing EBC options assumed in the merger, 2,250,000 shares to be granted under employment agreements with Messrs. Morton and Fess and 6,750,000 shares reserved for future grants. In managing the number of shares awarded annually under the 2006 Stock Incentive Plan, the Compensation Committee will consider the potential negative impact on dilution of the granting of awards under the 2006 Stock Incentive Plan. Any shares of common stock that we may repurchase from time to time will be factored into the Compensation Committee’s determination of awards under the 2006 Stock Incentive Plan.

Description of the 2006 Stock Incentive Plan
      The text of the 2006 Stock Incentive Plan is attached hereto as Annex B and is hereby incorporated by reference. The following summary of key provisions of the 2006 Stock Incentive Plan is qualified in its entirety by reference to the attached 2006 Stock Incentive Plan document.

Purpose of the 2006 Stock Incentive Plan
      The purpose of the 2006 Stock Incentive Plan is to align shareholder and management interests through stock and performance-based awards linked to shareholder value and to give us a competitive advantage in attracting and retaining key employees and directors.

Eligibility and Participation
      Officers, directors, employees (including prospective employees) and consultants of our company, its subsidiaries and affiliates will be eligible to participate in the 2006 Stock Incentive Plan, as determined by the Compensation Committee.

Administration of the 2006 Stock Incentive Plan
      The 2006 Stock Incentive Plan will be administered by the Compensation Committee, to be established following consummation of the merger composed exclusively of independent non-employee directors in accordance with Rule 16b-3 under the Exchange Act and Section 162(m) of the Code. The Compensation Committee will have full authority to administer the 2006 Stock Incentive Plan, including, without limitation, the authority to determine who will receive awards, to establish the specific terms that will govern awards as will be set forth in individual award agreements, to interpret awards and 2006 Stock Incentive Plan provisions and to amend the 2006 Stock Incentive Plan and outstanding awards subject to certain limitations set forth in the 2006 Stock Incentive Plan document.

Shares Reserved for Plan Awards
      A maximum of 12,274,853 shares of our common stock may be delivered under the 2006 Stock Incentive Plan, comprised of 3,274,853 shares converted from existing EBC options assumed in the merger, 2,250,000 shares to be granted under employment agreements with Messrs. Morton and Fess and 6,750,000 shares reserved for future grants. If awards granted under the 2006 Stock Incentive Plan are forfeited, cancelled or otherwise expire without delivery of shares, the shares reserved for issuance pursuant to any such terminated award will remain available for future awards. Awards that are valued by reference to our common stock but settled in cash will not be subject to the foregoing share limitations.
      Shares tendered to pay the exercise price or tax withholding obligation for stock options will be treated as delivered for purposes of calculating the share reserve limit and will not be added back to the share reserve for additional grants. The pool of available shares will be reduced by the gross number of shares underlying stock appreciation right awards.
      The maximum number of shares subject to grants of incentive stock options is 6,750,000 for future option grants.

Individual Award Limits
      The maximum number of shares subject to options or stock appreciation rights that may be granted to an individual participant in any one fiscal year is 1,000,000. The maximum number of shares subject to performance shares, restricted stock or common stock awards that may be granted to an individual participant in any one fiscal year is 2,000,000. In addition, no individual participant may be granted performance units having a grant date value greater than $5,000,000 in any one fiscal year.
      The aggregate fair market value (determined at the time such incentive stock option is granted) of the shares of common stock for which any individual may have incentive stock options which first become vested and exercisable in any calendar year shall not exceed $100,000. Any excess will be treated as a non-qualified stock option.

Stock Appreciation Rights and Stock Options
      The 2006 Stock Incentive Plan provides for awards of stock appreciation rights, non-qualified stock options and incentive stock options intended to comply with Section 422 of the Code. The 2006 Stock Incentive Plan specifically prohibits the following:

•	the granting of stock appreciation rights and stock options with an exercise price less than the fair market value of our common stock on the date of grant (or, in the case of an incentive stock option granted to a 10% shareholder, 110% of fair market value); and

•	without shareholder approval (except in the event of a stock split, certain other recapitalizations and a change in control):

•	the re-pricing of stock appreciation and stock option awards;

•	the cancellation of such awards in exchange for new awards with a lower exercise price; or

•	the repurchase of such awards.
      As of September 12, 2006, the market price of our common stock was $5.34 per share.
      A stock appreciation right entitles the holder to receive shares of our common stock or cash equal in value to the difference between the fair market value of our common stock on the exercise date and the value of our common stock on the grant date. Stock appreciation rights and stock options will have a maximum term of seven years (or five years in the case of an incentive stock option granted to a 10% shareholder). Options and stock appreciation rights that are subject only to a future service requirement, will be subject to a 5-year vesting schedule, pursuant to which options and stock appreciation rights shall vest in five equal annual increments of 20%, with one increment vesting on each anniversary date of the grant (unless the

Compensation Committee provides otherwise in an award agreement). However, options granted to non-employee directors in lieu of cash compensation are not subject to any minimum vesting schedule.

Restricted Stock, Performance Share and Performance Unit Awards
      A restricted stock award is an award of shares of our common stock subject to a restriction on transferability. The restriction on transferability will lapse following a stated period of time, upon attainment of specified performance targets or some combination thereof. A performance share award is restricted stock that vests solely upon the achievement of specified performance targets. A performance unit award gives the holder the right to receive a designated dollar value, or shares of common stock of equivalent value that is payable only upon the achievement of specified performance targets. Generally, restricted stock awards subject only to a future service requirement will vest over a four-year vesting schedule in annual increments of 25%. However, restricted stock awards to non-employee directors in lieu of cash compensation are not subject to any minimum vesting schedule. Unless the Compensation Committee provides otherwise, in an award agreement a recipient of a restricted stock or performance share award will have all of the rights of a holder of our common stock with respect to the underlying shares except for the restriction on transferability, including the right to vote the shares and receive dividends. The holder of a performance share unit award is generally not entitled to the rights of a holder of our common stock.

Change in Control and Other Events
      The 2006 Stock Incentive Plan provides the Compensation Committee with discretion to take certain actions with respect to outstanding awards in the event of a change in control or certain other material events that affect our capital structure or the number of shares of our common stock outstanding. In the event of a recapitalization, reclassification, reorganization, stock split, reverse stock split, share combination, exchange of shares, stock dividend or other event affecting the value of a share of our common stock or the number of shares outstanding, the various share limitations set forth in the 2006 Stock Incentive Plan and the number of shares subject to outstanding awards will be adjusted as necessary and appropriate to reflect the change in the number or value of outstanding shares and to preserve the value of outstanding awards.
      In the event of a change in control, the Compensation Committee may, in its discretion, provide that some or all outstanding awards will (i) become immediately exercisable or vested, (ii) terminate, subject to the ability of the participants to exercise any vested award or to receive a cash payment equal to the difference between the change in control price and the exercise price of any vested awards, (iii) in the event of a liquidation or dissolution of us, convert into the right to receive the liquidation proceeds, less the exercise price, or (iv) any combination of the above.

Qualified Performance-Based Awards
      The 2006 Stock Incentive Plan provides that compensation from stock options, stock appreciation rights, performance share units and other performance-based awards will generally be structured to be exempt from the limitation on deductible compensation imposed by Section 162(m) of the Code. The Compensation Committee will administer the 2006 Stock Incentive Plan and the 2006 Stock Incentive Plan will be interpreted consistent with the purpose of maintaining the exemption from the Section 162(m) deduction limitation, except that qualified performance targets may be waived in the event of a change of control. The Compensation Committee is responsible for certifying to the measurement of applicable performance targets. The 2006 Stock Incentive Plan provides that performance-based compensation awards intended to be exempt from the Section 162(m) deduction limitation will be subject to vesting on the basis of one or more of the following performance targets:

•	Enterprise value or value creation;

•	After-tax or pre-tax profits;

•	Operational cash flow or working capital;

•	Operational costs;

•	Level of bank debt or other long- or short-term debt or other similar financial obligations;

•	Earnings per share or earnings from continuing operations;

•	Net sales, revenues, net income or earnings before income tax or other exclusions;

•	Return on capital;

•	Return on shareholder equity;

•	Fair market value of our common stock;

•	Value of an investment in our common stock; and

•	EBITDA (earnings before income tax, depreciation and amortization).

Effective Date and Term
      The 2006 Stock Incentive Plan will be effective on the date shareholders approve the 2006 Stock Incentive Plan. The 2006 Stock Incentive Plan will terminate on the earlier of the date that all shares reserved for issuance have been awarded or ten years after the date shareholders approve the 2006 Stock Incentive Plan.

Amendments
      The 2006 Stock Incentive Plan may be amended by the Compensation Committee provided that no 2006 Stock Incentive Plan amendment may materially impair the rights of award recipients with respect to existing awards and no amendment shall be made without approval of our shareholders to:

•	Change the class of individuals eligible to receive awards under the 2006 Stock Incentive Plan;

•	Increase the number of shares that may be issued under the 2006 Stock Incentive Plan;

•	Amend the 2006 Stock Incentive Plan in a manner that requires shareholder approval under state or federal law or the rules of the Nasdaq Global Market or similar quotation system on which Coconut Palm’s common stock is listed; or

•	Eliminate a requirement that shareholders approve an action under the 2006 Stock Incentive Plan.

Transferability
      Awards granted under the 2006 Stock Incentive Plan are transferable only by the participant’s will, the applicable laws of descent and distribution and, in the discretion of the Compensation Committee, to certain of the participant’s family members. Restricted stock, performance shares and performance share units may not be transferred or disposed of until the applicable restrictions lapse.
New Plan Benefits
      The following table shows stock options that the individuals referred to below will receive if the merger proposal is approved and the stock option plan proposal is approved by the Coconut Palm stockholders at the special meeting. As discussed above, the EBC stock options under the Prior Plans will be converted into options to purchase 3,274,853 shares of Coconut Palm common stock and options to purchase 2,250,000 shares of Coconut Palm common stock will be granted under employment agreements with Messrs. Morton and Fess. It is anticipated that the individuals referred to below, upon consummation of the merger, will serve in the capacities as set forth below. All other grants and awards under the 2006 Stock Incentive Plan are discretionary and will be determined by the Compensation Committee.
New Plan Benefits
2006 Stock Incentive Plan

Number of
Name and Position	Shares

Richard C. Rochon	—
Vice Chairman
Larry Morton	3,096,491
Director, President and Chief Executive Officer
Thomas M. Arnost	—
President/ CEO — Broadcast Station Group
Mario B. Ferrari	—
Chief Strategic Officer
Henry Luken, III	—
Chairman of the Board of Directors
Robert B. Becker	21,930
Director
Robert C. Farenhem	—
Director
Gregory Fess	652,047
Senior Vice President
Glenn Charlesworth	146,199
Chief Financial Officer
James Hearnsberger	299,708
Vice President — Finance and Administration
All other employees as a group	1,308,479

Federal Income Tax Consequences
      In October 2004, the U.S. Congress enacted tax legislation establishing new rules and limitations with respect to non-qualified deferred compensation plans. This legislation (codified in Section 409A of the Code) applies to equity awards, including restricted stock units, stock appreciation rights, stock options and to the deferral of option or other equity award gains pursuant to a separate non-qualified deferred compensation plan. The requirements of Section 409A include, but are not limited to, limiting distributions of deferred compensation to specified dates, requirements as to the timing of deferral elections and limitation on the ability to change deferral elections. Failure to comply with the new rules will result in immediate taxation of amounts deemed improperly deferred, plus a 20% additional penalty tax and interest charges on late tax payments.
      Assuming the requirements of Section 409A of the Code are satisfied, the following is a summary of the federal income tax rules relevant to individuals who participate in the 2006 Stock Incentive Plan, based on the Code. This summary does not address every situation that may result into taxation, and does not address tax situations which may be unique to certain participants in the 2006 Stock Incentive Plan, nor does it take into account state, local, or foreign tax consequences which may result from the 2006 Stock Incentive Plan. In addition, the Code is a highly technical and very fluid code, and is subject to change in the future. Individuals eligible under the 2006 Stock Incentive Plan should consult their personal tax advisor to determine their individual tax consequences from participation in the 2006 Stock Incentive Plan.

      SARs. There are no immediate tax consequences upon the receipt of a stock appreciation right, or “SAR”. The recipient will be subject to ordinary income tax, and wage and employment tax withholding, equal to the excess of the fair market value of our common stock on the exercise date over the fair market value of our common stock on the date of grant, upon the exercise of a SAR. We will be entitled to a corresponding deduction equal to the amount of ordinary income that the recipient recognizes.
      Nonqualified Stock Options. Generally, the optionee does not recognize any taxable income at the time of grant of a nonqualified stock option which has an exercise price equal to the fair market value of the underlying stock as of the grant date. Upon the exercise of the nonqualified option, the optionee will recognize ordinary income, subject to wage and employment tax withholding, equal to the excess of the fair market value of the common stock acquired as of the date of exercise over the exercise price. We will be entitled to a deduction equal to the ordinary income. The optionee will have a capital gain or loss upon the subsequent sale of the stock in an amount equal to the sale price less the fair market value of the common stock on the date of exercise. The capital gain or loss will be long- or short-term depending on whether the stock was held for more than one year after the exercise date. We will not be entitled to a deduction for any capital gain realized.
      The exercise of a nonqualified stock option through the delivery of previously acquired shares of common stock will generally be treated as a non-taxable, like-kind exchange as to the number of shares surrendered and the identical number of shares received under the option. That number of shares will take the same basis and, for capital gains purposes, the same holding period as the shares that are given up. The value of the shares received upon such an exchange that are in excess of the number given up will be includible as ordinary income to the optionee at the time of the exercise. The excess shares will have a new holding period for capital gain purposes and a basis equal to the value of such shares determined at the time of exercise. Neither the optionee nor the transferee will realize taxable income at the time of a non-arm’s-length transfer of a nonqualified stock option as a gift. Upon the subsequent exercise of the option by the transferee, the optionee will realize ordinary income in an amount equal to the excess of the fair market value of the shares on the date of exercise over the option price. Upon a subsequent disposition of the shares by the transferee, the transferee will generally realize short-term or long-term capital gain or loss, with the basis for computing such gain or loss equal to the fair market value of the stock at the time of exercise.
      Incentive Stock Options. Generally, the optionee will not recognize any taxable income at the time of grant or exercise of an option that qualifies as an incentive option under Section 422 of the Code. However, the excess of the stock’s fair market value at the time of exercise over the exercise price will be included in the optionee’s alternative minimum taxable income as an item of adjustment and thereby may cause the optionee to be subject to an alternative minimum tax.
      In order to qualify for the incentive option tax treatment described in the preceding paragraph, the optionee must generally be employed by the Company or a parent or subsidiary corporation (as defined in the Code) continuously from the time of the option’s grant until three months before the option’s exercise, and the optionee must not sell the shares until the later of at least one year after the option’s exercise date and two years after its grant date. If the optionee does not satisfy these conditions, the optionee will recognize taxable ordinary income when the optionee sells the shares in an amount equal to the difference between the option exercise price and the lesser of (i) the fair market value of the stock on the exercise date and (ii) the sale price. If the sale price exceeds the fair market value on the exercise date, the excess will be taxable to the optionee as long-term or short-term capital gain, depending on whether the optionee held the stock for more than one year.
      To the extent that the aggregate fair market value of the stock with respect to which incentive stock options are exercised for the first time by an optionee during any calendar year exceeds $100,000, the options will be treated as non-qualified stock options for tax purposes.
      We will not be entitled to any deduction by reason of the grant or exercise of the incentive option or the sale of stock received upon exercise after the required holding period has been satisfied. If the optionee does not satisfy the required holding period before selling the shares and consequently recognizing ordinary income, we will be allowed a deduction corresponding to the optionee’s ordinary income.

      The exercise of an incentive stock option through the exchange of previously acquired stock will generally be treated in the same manner as such an exchange would be treated in connection with the exercise of a nonqualified stock option; that is, as a non-taxable, like-kind exchange as to the number of shares given up and the identical number of shares received under the option. That number of shares will take the same basis and, for capital gain purposes, the same holding period as the shares that are given up. However, such holding period will not be credited for purposes of the one-year holding period after exercise that is required for the new shares to receive incentive stock option tax treatment. Shares received in excess of the number of shares given up will have a new holding period and will have a basis of zero or, if any cash was paid as part of the exercise price, the excess shares received will have a basis equal to the amount of the cash. If a disqualifying disposition (a disposition before the end of the required holding period) occurs with respect to any of the shares received from the exchange, it will be treated as a disqualifying disposition of the shares with the lowest basis. If the exercise price of an incentive stock option is paid with shares of stock of the company acquired through a prior exercise of an incentive stock option, gain will be realized on the shares given up (and will be taxed as ordinary income) if those shares have not been held for the minimum incentive stock option holding period (two years from the date of grant and one year from the date of transfer), but the exchange will not affect the tax treatment, as described above of the shares received upon exercise.
      Performance Share or Performance Unit. The granting of a performance share or performance unit award does not result in taxable income to the recipient. When the award is paid or distributed, the full value paid or distributed will be considered as ordinary income to the recipient unless a deferral of the payment or distribution is elected in accordance with Section 409A of the Code. We will receive a corresponding tax deduction.
      Restricted Stock. Generally, an employee or non-employee director who receives restricted stock will recognize ordinary income at the time that the restricted stock is no longer subject to forfeiture. The amount of such income will be determined based on the fair market value of our stock at that time. We will be entitled to a deduction at the same time and in the same amount. The holding period to determine whether the employee or non-employee director has long-term or short-term capital gain or loss on a subsequent sale generally begins when the restricted period expires, and the employee’s or non-employee director’s tax basis for such shares will generally equal the fair market value of such shares at that time. However, an employee or non-employee director may elect under Section 83(b) of the Code, within 30 days after the date of any restricted stock grant, to recognize taxable ordinary income on the date of grant in the amount equal to the excess of the fair market value of the shares of restricted stock over the amount, if any, paid for the restricted stock. By reason of such an election, the participant’s holding period will commence on the date of grant and he or she will have a tax basis equal to the fair market value of the shares on that date (determined without regard to the restrictions imposed under the 2006 Stock Incentive Plan). Likewise, we will be entitled to a deduction at that time in the amount that is taxable as ordinary income by reason of the election. If shares are forfeited after making such an election, the participant will not be entitled to a deduction, loss or credit for the ordinary income recognized or the taxes paid in respect of the Section 83(b) election, but would generally be entitled to a capital loss for the amount, if any paid for the forfeited shares.
      Restricted Stock Units. An eligible individual receiving a restricted stock unit award will not have taxable income when the restricted unit or any dividend equivalents are credited to his or her account. He or she will recognize ordinary income equal to the fair market value of the shares of our stock delivered (or the amount of cash paid in lieu of such shares), plus the amount of cash and the fair market of any property credited to his or her account as dividend equivalents when the restricted unit is no longer subject to forfeiture. We will generally be entitled to a deduction for the year in which, and in the amount that, the eligible individual recognizes ordinary income.

Foreign Employees and Foreign Law Considerations
      The Compensation Committee may grant awards to individuals who are foreign nationals and are located outside of the United States. With respect to such individuals, the Compensation Committee is authorized to modify provisions to applicable award agreements and establish sub-plans for the purpose of complying with legal or regulatory provisions of countries outside the United States.

Consequences if Stock Incentive Plan Proposal is Not Approved
      If the Coconut Palm stockholders do not approve the 2006 Stock Incentive Plan, Coconut Palm will not adopt the 2006 Stock Incentive Plan. However, if each of the merger proposal and the Amended and Restated Certificate of Incorporation proposal is approved, Coconut Palm will proceed with the merger.
      If the Coconut Palm stockholders do not approve the 2006 Stock Incentive Plan but the merger is approved, the current EBC stock option plans and the outstanding options issued pursuant to them will remain in existence following the merger. Under the terms of the merger agreement, Coconut Palm, as the surviving corporation, will be obligated to issue options to purchase an aggregate of 3,274,853 shares of Coconut Palm common stock in substitution of the existing EBC options. Such action will be taken without approval of the Coconut Palm stockholders. In such event, the exercise price of the EBC options will be adjusted and the stock underlying the EBC options will be converted into stock of Coconut Palm common stock using the same conversion ratio described above. In addition Coconut Palm will remain obligated to issue the options to purchase 2,000,000 and 250,000 shares of Coconut Palm common stock to Larry Morton and Gregory Fess, respectively, under employment agreements to be entered in connection with the merger. In such a case, Coconut Palm will issue the options to Messrs. Morton and Fess pursuant to separate option agreements outside of any plan.
Required Vote
      Approval of the stock incentive plan proposal will require the affirmative vote of a majority of the shares of Coconut Palm’s common stock issued and outstanding as of the record date that are present in person or by proxy and entitled to vote at the special meeting.
Abstentions and Broker Non-Votes
      Abstentions and broker non-votes are counted for purposes of determining the presence of a quorum.
      Abstentions will have the same effect as a vote against the stock incentive plan proposal. Broker non-votes will have no effect on the stock incentive plan proposal.
Recommendation
      The board of directors believes that it is in the best interests of, and fair to, Coconut Palm and its stockholders that the stockholders approve Coconut Palm Acquisition Corp. 2006 Stock Incentive Plan.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE ADOPTION OF THE COCONUT PALM ACQUISITION CORP. 2006 STOCK INCENTIVE PLAN.

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION PROPOSAL
Background
      We are seeking your approval to authorize the board of directors to amend and restate our Certificate of Incorporation to (i) increase the number of authorized shares of common stock from 50,000,000 shares to 100,000,000 shares, (ii) increase the number of authorized shares of preferred stock from 1,000,000 to 25,000,000, (iii) change Coconut Palm’s name from “Coconut Palm Acquisition Corp.” to “Equity Broadcasting Corporation”, (iv) provide for a staggered board with three classes of directors, and (v) authorize the issuance of 1,736,746 shares of Coconut Palm Series A preferred stock, pursuant to the Certificate of Designation. The increase in the number of authorized shares of common stock and the name change are being undertaken as a result of and in conjunction with the merger with EBC. As a result of the potential assumption of options and adoption of a new stock incentive plan, as described in the stock incentive plan proposal, we will require additional shares of common stock to be reserved in our Certificate of Incorporation. In addition, in the event that the merger is completed, we will change our name to “Equity Broadcasting Corporation” and issue 1,736,746 shares of Coconut Palm Series A preferred stock convertible into 1,736,746 Coconut Palm common stock pursuant to the Certificate of Designation. Accordingly, this proposal to approve the Amended and Restated Certificate of Incorporation is conditioned upon and subject to the approval of the merger proposal.
      Of the 50,000,000 shares of common stock currently authorized, as of April 7, 2006, 14,000,000 shares were issued and outstanding, 23,000,000 shares were reserved for issuance upon exercise of our currently outstanding publicly traded warrants and 1,500,000 shares were reserved for issuance for the shares underlying the underwriter’s purchase option to purchase 750,000 units. As a result, only 11,500,000 shares of common stock remain available for future issuance. It is anticipated that pursuant to the merger proposal that we will have to issue approximately 26,720,055 shares of common stock and reserve for future issuance up to 1,736,746 shares of common stock issuable upon the conversion of the Coconut Palm Series A preferred stock, and that pursuant to the stock incentive plan proposal we will have to reserve for future issuance up to 12,274,853 shares of our common stock. Accordingly, an increase in the number of authorized shares of common stock is necessary in order to insure a sufficient number of shares are available for issuance upon the transactions described in Proposals 1 and 2. Accordingly, this proposal to increase the authorized number of shares of common stock is conditioned upon the approval of the merger proposal, and the board of directors, even if approved, will not undertake to amend our Certificate of Incorporation if the merger proposal is not approved. Additionally, our current name will not adequately reflect our business operations in the event the merger with EBC is consummated. Accordingly, we believe that changing our name to “Equity Broadcasting Corporation” in connection with the merger will better reflect our operating business upon completion of the merger.
      The Certificate of Incorporation is also being amended to provided for a staggered board with three classes of directors. Each of the three classes will have an equal number of directors with the third class, Class C, having any additional members. After the initial slated of directors is elected, Class A directors would stand for election after the first year, Class B directors would stand for election after the second year and Class C directors would stand for election after the third year, with all directors thereafter serving three year terms.
      Any effort to obtain control of Coconut Palm’s board of directors by causing the election of a majority of the board of directors may require more time than would be required without a staggered election structure. Vacancies in Coconut Palm’s board of directors, including a vacancy created by increasing the size of the board, may only be filled by a majority of Coconut Palm’s directors. Any director elected to fill a vacancy, including a vacancy created by increasing the size of the board, will hold office for the remainder of the full term of the class of directors in which the vacancy occurred and until such director’s successor shall have been duly elected and qualified. No decrease in the number of directors will shorten the term of any incumbent director. Coconut Palm’s Amended and Restated Certificate of Incorporation and bylaws will provide that the number of directors will be fixed and increased or decreased from time to time by resolution of the board of directors. These provisions may have the effect of slowing or impeding a third party from initiating a proxy contest, making a tender offer or otherwise attempting a change in the membership of Coconut Palm’s board of directors that would effect a change of control.
      Of the 1,000,000 shares of preferred stock currently authorized, none are issued and outstanding. In the merger, we will be issuing 1,736,746 shares of Series A Preferred stock. Accordingly, an increase in the number of authorized shares of preferred stock is necessary in order to insure a sufficient number of shares are available for issuance in the merger. The terms of the Series A preferred stock are described below in “Description of Coconut Palm Securities” beginning on page 166.
      IF OUR STOCKHOLDERS DO NOT APPROVE THIS PROPOSAL, WE WILL NOT BE ABLE TO EFFECTUATE THE TRANSACTIONS DISCUSSED IN THE MERGER PROPOSAL.
Proposal
      Under the proposal, the text of the Certificate of Incorporation of Coconut Palm is amended and restated in its entirety to read as provided in Annex C and the Certificate of Designation of the Coconut Palm Series A preferred stock is adopted as provided in Annex D. The Amended and Restated Certificate of Incorporation as provided in Annex C has deleted sections relating to allowing stockholders to demand cash for their shares if the company is unable to enter into a business combination and to approve the business combinations that the Coconut Palm does make which are no longer applicable to a public company with operations.
      Our board of directors has recommended that our stockholders approve the Amended and Restated Certificate of Incorporation and the Certificate of Designation for the Coconut Palm Series A preferred stock. The proposed Amended and Restated Certificate of Incorporation would provide a sufficient number of available shares to enable us to close the transactions discussed in the merger proposal and would provide the board of directors with the ability to issue additional shares of common stock without requiring stockholder approval of such issuances except as otherwise may be required by applicable law or the rules of any stock exchange or trading system on which the securities may be listed or traded, including the Nasdaq Global Market. Other than as previously disclosed, our board of directors does not intend to issue any common stock except on terms that the board of directors deems to be in the best interest of Coconut Palm and our stockholders.
Required Vote
      Approval of the Amended and Restated Certificate of Incorporation proposal requires the affirmative vote of holders of at least a majority of the shares of Coconut Palm’s common stock issued and outstanding as of the record date.
Abstentions and Broker Non-Votes
      Abstentions and broker non-votes are counted for purposes of determining the presence of a quorum. Abstentions will have the same effect as a vote against the Amended and Restated Certificate of Incorporation proposal. Broker non-votes will have the effect of a vote against the Amended and Rested Certificate of Incorporation proposal.
Recommendation
      The board of directors believes that it is in the best interests of Coconut Palm that the stockholders approve the proposal to authorize the board of directors, in its discretion, to amend our Certificate of Incorporation.
      THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS OF COCONUT PALM VOTE “FOR” THIS PROPOSAL TO (i) INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK FROM 50,000,000 SHARES TO 100,000,000 SHARES, (ii) INCREASE THE NUMBER OF AUTHORIZED SHARES OF PREFERRED STOCK FROM 1,000,000 TO 25,000,000, (iii) CHANGE COCONUT PALM’S NAME FROM “COCONUT PALM

ACQUISITION CORP.” TO “EQUITY BROADCASTING CORPORATION”, (iv) PROVIDE FOR A STAGGERED BOARD WITH THREE CLASSES OF DIRECTORS AND (v) AUTHORIZE THE ISSUANCE OF 1,736,746 SHARES OF SERIES A CONVERTIBLE NON-VOTING PREFERRED STOCK, PAR VALUE $0.0001 PER SHARES PURSUANT TO A CERTIFICATE OF DESIGNATION FOR THE SERIES A PREFERRED STOCK.
THE SETTLEMENT PROPOSAL
      On April 7, 2006, EBC, Arkansas Media, and Larry Morton, Gregory Fess, and Max Hooper executed the settlement agreement. The settlement agreement generally provides for the resolution of the following matters between the parties:

•	EBC’s payment to Actron, Inc. (a controlling interest in which is owned by Larry Morton and Greg Fess) of an amount equal to $411,009.47, plus accrued interest at seven percent since January 1, 2003, in settlement of EBC’s obligations under a Promissory Note to Actron, Inc. dated January 1, 2003. This obligation relates to EBC’s purchase of Central Arkansas Payroll Company in 2003;

•	The agreement of Max Hooper and Greg Fess to resign as directors of Kaleidoscope Foundation, a nonprofit corporation, and a related agreement that Larry Morton may remain as a director of Kaleidoscope Foundation provided his duties do not conflict with those owed to EBC (or its survivor);

•	The purchase by EBC from Arkansas Media of one low-power broadcast station in Oklahoma City, Oklahoma and two low-power broadcast stations in Little Rock, Arkansas, for a combined purchase price of $1,300,000.00;

•	EBC’s purchase of an office building in Fort Smith, Arkansas from Arkansas Media, which office building houses TV stations KPBI, KFDF, KXUN, and KWFT. The purchase price will be an amount equal to the actual prior cash payments by Arkansas Media with respect to the building (not to exceed $100,000.00), and EBC’s assumption of debt secured by the building and owing to Citizen’s Bank and Trust, Fort Smith, Arkansas, in the amount of approximately $216,155.12; and

•	The cancellation of a management agreement, dated June 1, 1998, between Arkansas Media and EBC in exchange for the following: (i) payment to Arkansas Media of (a) $3,200,000.00 cash, and (b) 640,000 newly issued shares of EBC’s Class A common stock (valued at $4,800,000.00); and (ii) payment of all accrued management fees and commissions through the closing date of the merger. EBC is also required to reimburse Arkansas Media, Morton, Fess and Hooper for all expenses incurred in negotiating and consummating the settlement agreement.

Relationship Between Arkansas Media and EBC
      Arkansas Media is owned by parties affiliated with and/or related to Messrs. Morton, Fess and/or Hooper, each of whom are currently officers and directors of EBC.

Actron, Inc. Payment — Prior Purchase of Central Arkansas Payroll Company
      EBC’s obligations to Actron, Inc. arise from EBC’s prior purchase of Central Arkansas Payroll Company. Larry Morton and Greg Fess collectively own a controlling interest in Actron, Inc. Central Arkansas Payroll Company, as a subsidiary of EBC, processes payroll and related matters for EBC and certain other entities. The company was acquired from Actron, Inc. on or about January 1, 2003, for an aggregate purchase price of $411,009.47, represented by a note payable from EBC to Actron, Inc. No payments of principal or accrued interest on the note have been made.

Purchase of Low-Power Television Stations
      The settlement agreement provides for EBC’s acquisition from Arkansas Media of the following low-power television stations: (i) KWBF-LP, located in Sheridan, Arkansas, for a purchase price of $500,000; (ii) KLRA-LP located in Little Rock, Arkansas, for a purchase price of $300,000; and (iii) KWDW-LP, located in Oklahoma City, Oklahoma, for a purchase price of $500,000. Arkansas Media became the licensee on each of these stations on the following dates: May 12, 2000 — KWBF-LP; September 6, 2002 — KLRA-LP; and April 5, 2002 — KWDW-LP. The stations were originally acquired by Arkansas Media following the decision by EBC to apply available funds to the construction of new full-power stations. EBC operates these stations under local marketing agreements with Arkansas Media that provide for a monthly fee of $3,000 per station.
      The purchase price of each of these stations was established in 2003 by the executive officers of EBC, and is believed to be less than the current fair market value of these assets.

Acquisition of Fort Smith, Arkansas Office Building
      Arkansas Media presently owns a 4,388 square foot office building located at 510 North Greenwood, Fort Smith, Arkansas, which houses TV stations KPBI, KFDF, KXUN and KWFT. Arkansas Media leases the building to Fort Smith 46, Inc., a wholly-owned subsidiary of EBC, on a triple net basis for $3,000 per month. Under the terms of the settlement agreement, EBC will acquire the office building in exchange for actual cash payments that Arkansas Media has made with respect to the building (not to exceed $100,000), and EBC’s assumption of debt outstanding and secured by the building in the amount of approximately $216,155.12, as adjusted through the closing date. The executive officers of EBC have determined that the foregoing transaction is fair to EBC, and believe that the current fair market value of the building is in excess of the aggregate consideration to be provided by EBC.

Termination of Arkansas Media Management Agreement
      On June 1, 1998, EBC entered into a management agreement with Arkansas Media. The agreement generally provides that Arkansas Media would have exclusive control of overall operating decisions concerning the management and activities of EBC. The initial term of the Agreement is twenty (20) years, with two additional twenty year renewal terms. In exchange for management services provided, Arkansas Media is paid $1,000 per month for each radio and television station that EBC owns or operates, whether low power or full power, plus five percent of all of EBC’s ad revenue, lease revenue, time brokerage revenue or any other operating revenues. In addition, Arkansas Media is reimbursed for all expenses incurred in connection with performance of its management services.
      Except in the case of a mutual agreement to terminate, the management agreement is terminable only following an uncured default pursuant to its terms. At this time, neither Arkansas Media nor EBC is alleged to be in default under the terms of the agreement. In the event the agreement is terminated for cause, based on an uncured default by Arkansas Media, Arkansas Media is entitled to receive a severance payment equal to the prior twenty-four months’ management fees.
      EBC pays substantial annual fees to Arkansas Media under the agreement. Total annual payments in 2003, 2004 and 2005 were $1,449,000, $1,408,000, and $1,533,000, respectively. In 2005, Arkansas Media obtained an independent valuation of its rights under the management agreement. The appraisal reflected a valuation substantially in excess of the Termination Payment (defined below).
      The settlement agreement provides for the termination and cancellation of all rights and interests of any party under the management agreement between Arkansas Media and EBC. In consideration, Arkansas Media will receive $3,200,000.00 in cash and 640,000 shares of EBC’s Class A common stock valued at $4,800,000.00, for total consideration of $8,000,000.00 (the “Termination Payment”). The Termination Payment was determined to be fair to EBC by its disinterested directors.

Kaleidoscope Foundation, Inc.
      Kaleidoscope Foundation, Inc. (“KFI”), is a nonprofit Arkansas corporation, of which Larry Morton is President and Director, and each of Greg Fess and Max Hooper are directors. KFI initially intended to apply for and operate noncommercial television stations as an ancillary manner of serving the public interest. It currently has two television station applications that have been tendered for filing since 1997, one for

Channel 14, Billings, Montana and one for Channel 25, Pocatello, Idaho. Because these applications are mutually exclusive with other applications, the FCC has not yet determined which applicant will ultimately receive the construction permit. Under the settlement agreement, Mr. Fess and Mr. Hooper have each agreed to resign their positions as directors of KFI. Mr. Morton will remain as a director.

Conditions to Closing Under Settlement Agreement
      The closing of each of the transactions described in the settlement agreement is specifically conditioned on (i) EBC having obtained shareholder approval of the transaction as required under its Articles of Incorporation, Bylaws, and applicable provisions of Arkansas law, and (ii) all conditions to closing under the merger agreement shall have been satisfied or waived, in which case the transactions under the settlement agreement would close immediately prior to the closing under the merger agreement.

Required Shareholder Approval
      In order to be approved by EBC’s Class A common shareholders, the settlement agreement must be approved by the affirmative vote of the holders of a majority of the outstanding Class A common shares. In addition to the approval of all outstanding Class A common shares, the settlement agreement must also receive the approval of a majority of a quorum of the shares of Class A common shares held by disinterested parties. As described more particularly herein, certain Class A shareholders have a conflict of interest with respect to the settlement agreement. The votes of those shares held by Class A shareholders having a conflict of interest will be counted for the purpose of determining whether a majority of the total Class A shares have approved of the settlement agreement but will be disregarded for the purpose of determining whether a majority of the disinterested Class A shares have approved of the settlement agreement. Both the merger agreement and the settlement agreement must be approved for the respective proposals to pass.

INFORMATION ABOUT
EQUITY BROADCASTING CORPORATION
Overview
      EBC is one of the largest owners and operators of television stations in the United States, as well as the largest, centralized distribution platform for Spanish-language television stations. In an era of declining revenues and margins for television broadcasters, EBC is a fast-growing broadcaster with a low cost structure and multiple sources of revenue and value. EBC was legally formed as it exists now on June 1, 1998 through a stock and unit exchange of various entities and assets for EBC’s Class A and Class B common stock, with the Class A shares representing 49% of the voting interest of EBC and the Class B shares representing 51% of the voting interest. In June, 2001, EBC issued approximately $30 million of Series A Convertible Preferred Stock to various preferred shareholders, including a $25.0 million equity investment by Univision in EBC. Seeking to increase its footprint across the United States and pursue its aggressive growth strategy, Univision has historically utilized EBC as an outsourced development vehicle to enter into various new, strategic markets across the United States and has entered into affiliation agreements to provide programming in those markets. After the merger with Coconut Palm, Univision will continue to own approximately 8% of the post-merger EBC on a fully-converted basis, with ownership consisting of common stock and preferred stock. In connection with the merger, Univision has agreed to extend its affiliation agreements for a term totaling 15 years in all markets in which EBC currently operates with Univision and TeleFutura. EBC will have affiliation agreements for 44 of its stations and, upon completion of the merger, 20 of these stations will have 15-year affiliation agreements with the top-ranked Univision primary network or the TeleFutura network. Of these 20 Hispanic stations, 13 will be in the nation’s top 65 Hispanic markets.
      Through the use and applications of the FCC historic television licensing process and its industry alliances, EBC has been able to develop its FCC asset portfolio to a total of 128 full and low power permits, licenses and applications that it owns or has contracts to acquire. During this time, EBC has accumulated one of the largest portfolios of both television stations and digital spectrum in the United States. Presently, EBC has 24 full power stations and construction permits, 37 Class A stations and 67 low power stations, which serve primarily as translator stations (cellular repeaters). While EBC originally targeted small to medium- sized markets for development, EBC has been able to leverage its original properties into stations in larger metropolitan markets such as Denver, Colorado; Salt Lake City, Utah; Kansas City, Missouri; Detroit, Michigan; Minneapolis, Minnesota; Oklahoma City, Oklahoma; and Portland, Oregon.
      EBC believes it is uniquely positioned within the high growth areas of specialty or niche programming (particularly Hispanic programming), with access to broadcast spectrum in several large markets. EBC also believes that it is well positioned with respect to data convergence, and that its significant spectrum assets provide an opportunity as a digital content delivery vehicle within its footprint.
      EBC is the second largest affiliate of Univision, the leading Spanish-language television broadcaster in the U.S. that reaches approximately 98% of all U.S. “Hispanic Households” (defined as those with a head of household who is of Hispanic descent or origin, regardless of the language spoken in the household). Univision is a key source of programming for EBC’s television broadcasting business and continues to be a key strategic partner. Univision’s primary network, which is the most watched television network (English or Spanish-language) among Hispanic Households, provides the Univision affiliates with 24 hours per day of Spanish-language programming with a prime time schedule of substantially all first run programming (i.e., no re-runs) throughout the year.
      Of the stations in EBC’s portfolio, 44 have strategic affiliation agreements in place to provide programming and generate revenue. A significant number of these affiliates are in early stages of development with high growth potential. A significant portion of EBC’s station and spectrum portfolio does not have content agreements in place and this will represent a significant growth opportunity in enhancing the Company’s revenue and profitability.
      In the last eight years, EBC management has been focused on acquisitions, developing stations and getting FCC approvals for licenses to operate in markets across the United States. During this period, EBC financed itself largely by acquiring television construction permits and acquiring stations at attractive valuations. After acquiring the stations, EBC would construct and/or upgrade the facilities. EBC would, on a selective market basis, acquire attractive programming, build up a local sales presence and sell the station at an increased valuation to fund operations, internal growth, acquisitions and to service debt. An example of this was EBC’s acquisition of a construction permit 240 miles east of Portland, Oregon, which it purchased in December 2000 for $500,000. EBC invested slightly less than $500,000 to build the station and acquire a translator. EBC subsequently introduced content through its strategic partnership with Univision, improved operations and profitability, and sold the station in 2006 for $19.2 million to Fisher Communications, Inc. As a result of the limited availability of funding, EBC has continued this selective station development and sale process and to date has not focused on implementing comprehensive programming, sales, marketing and advertising programs at each station to fully maximize the revenue or profitability potential for its properties.
Industry Overview and Trends

Television Broadcast Industry
      Although television technology was developed in the late 1800s, the first television broadcast in the United States came approximately 50 years later when Very High Frequency (VHF) channels (channels 2-13) were introduced in the early 1940s. Ultrahigh Frequency (UHF) channels (channels 14-83) were unveiled 11 years later following a four year freeze on station licensing, which allowed engineers to work out the intricacies of adding these additional channels. It was almost a decade after the introduction of UHF channels when the first commercially-based Spanish television station began broadcasting in the United States.
      The majority of over-the-air television stations in the U.S. are affiliated with major networks, such as NBC, CBS, ABC, Fox and Univision. Each of these networks contributes programming to affiliate stations in exchange for the use of advertising sales time within those programs. The networks typically retain the revenues generated from these advertising placements, which helps to offset the cost of providing the programming. Historically, affiliated broadcasters generate revenues through the remaining advertising time not taken by the major networks, through the advertising of non-network programming (either in-house or independent) and through network compensation agreements. However, the industry trends have begun to shift away from the concept of network compensation, and networks are frequently asking stations to essentially share in the cost of producing high-profile programming, such as major sporting events. This trend increases the pressure on local stations to recoup related expenses.
      In contrast to the major networks, smaller networks such as MyNetworkTV (being launched by FOX) and the CW (formed through the merger of WB and UPN) typically possess a smaller catalog of programming, and affiliated stations utilize more syndicated and, or local programming. The syndicated and, or local programming normally allows the station to retain the rights to a significantly higher portion of advertising spots. This is attractive to broadcasters because it allows for more advertising spots, as well as decreases the network fees that are often associated with the larger networks, especially given the recent trend of networks having stations share in the cost of producing programs.
The Spanish Language Market Opportunity in the United States
      Management believes that EBC has and will continue to benefit from the growth of the Hispanic market in the United States. Spanish-language media is expected to continue expanding due to growth in the Hispanic population and the increasing spending power of the Hispanic demographic. The discussion below references statistics from the U.S. Census and the Global Insights Hispanic Market Report and the Advertising Age Hispanic Fact Pack.

Hispanic Population Growth
      The Hispanic population in the U.S. has increased from 22 million in 1990 to 35 million in 2000 and 41 million in 2004. This number in 2004 represented 14% of the total U.S. population. The growth rate of the Hispanic population is over four times the growth rate of the total U.S. population and seven times the growth rate of the non-Hispanic population. The total Hispanic community is expected to grow to 60 million by 2020 and represent 18% of the total U.S. population. The change in Hispanic demographics has impacted smaller markets which are in turn experiencing increased growth rates of approximately 30% — 40%.

Hispanic Buying Power
      The buying power of Hispanics in the U.S. has increased from $475 billion in 2000 to $715 billion in 2004. A fast-growing Hispanic population, in conjunction with increasing disposable income per household, is spurring this tremendous growth. Buying power of Hispanics in the U.S. is expected to increase to over $820 billion in 2006, to $1 trillion by 2010 and exceed $3 trillion by 2025. The growth in buying power through 2010 is projected to be twice the rate of the already high Hispanic population growth.
      Because of this, U.S. Hispanic households are rapidly reaching parity with the average U.S. non-Hispanic household, Hispanic household demographics offer significant advantages and opportunities to many of the nation’s top advertisers. The average Hispanic household is younger and contains more members, with an average age of 26.5 and 3.5 persons, compared to an average age of 38 and 2.4 persons for a non-Hispanic household, which means that the average Hispanic household is 46% larger than a non-Hispanic household. These significant differences are reflected in the disproportionately larger consumer discretionary spending of Hispanic households as compared to non-Hispanic households. Despite slightly total lower disposable income, an average U.S. Hispanic household spends 15% more on food, 79% more on children’s clothing, 50% more on footwear and 35% more on household products than the average U.S. non-Hispanic household.

Spanish-language Advertising
      Total Hispanic media spending in the U.S. topped $3.3 billion in 2005. This represents 12.1% growth over 2004, compared with a 6.6% growth in overall U.S. advertising spending. Over 86% of total Hispanic media spending was in the form of TV and radio advertising. Advertising spending on Hispanic broadcast and cable networks is projected to grow 16.4% per year through 2009.
      While Hispanics represent 14% of the total U.S. population, Spanish-language advertising spending only accounted for 3.4% of total U.S. advertising spending in 2005. Therefore, the Spanish-language media market can still gain almost 11% market share, on a fair basis, of a currently $264 billion U.S. media spending market.

Spanish-language Viewers
      Although the percentage of Hispanics who speak Spanish at home is expected to decline slightly, the absolute number of speakers continually increases. This is proven by the fact that Spanish language viewing continues its unprecedented growth. In 1993, Spanish-language television accounted for 40% of the Hispanic population’s viewing time. This percentage grew to 46% in 2000 and currently stands at an all time high of 58%. The number of Hispanics using Spanish media is expected to grow from 30 million in 2005 to 49 million in 2025, driving the continued growth of Hispanic television and radio.

Spanish-language Industry Growth Attracts Continued Investment
      In recent years, the Spanish-language broadcasting industry has been undergoing significant growth.
      On June 26, 2006, Univision announced it had entered into a merger agreement with Umbrella Holdings, LLC, consisting of Haim Saban, Texas Pacific Group Inc., Thomas H. Lee Partners, Madison Dearbon Partners LLC, and Providence Equity Partners Inc., whereby Umbrella will acquire Univision at a price of $36.25 per share in cash payable and assume or repay all outstanding debt of Univision, representing a transaction value of approximately $13.7 billion.
      On September 22, 2003, Univision acquired all assets of the Hispanic Broadcasting Corporation, the world’s largest Spanish radio operator for $3.5 billion and the assumption of liabilities representing a transaction value of $3.6 billion.

      On April 12, 2002, General Electric, through its National Broadcasting Company (NBC) acquired Telemundo Communications Group Inc. for $1.98 billion. Including the assumption of liabilities, the total valuation of this transaction was approximately $2.7 billion.
      Management believes that increasing industry consolidation will lead to fewer distribution alternatives for content providers and thereby strengthen EBC’s position relative to its advertiser base. As EBC seeks to vertically integrate with its own content offerings, EBC will be able to leverage its broad distribution base, which may make it an attractive acquisition target for strategic and/or financial buyers seeking access to EBC’s Spanish-language distribution platform.

EBC Industry Position
      EBC owns and/or operates 20 Univision-affiliated television stations, 13 of which are in the nation’s top 65 Hispanic markets. Univision’s primary network, together with its TeleFutura Network, are viewed by approximately 80% of the Spanish-language network television prime time audience in the U.S., and have consistently had between 95%-100% of the 20 most widely watched television shows. EBC combines this national broadcasting with self-produced local news to create a recognizable and memorable local brand in each market with a Univision-affiliated station.

EBC Business Strategy — Historical
      EBC has historically operated through five primary revenue channels (described below): (i) paid programming and infomercials on its English language stations; (ii) spot sales on its Spanish-language stations (Univision and TeleFutura); (iii) spot sales on traditional network affiliate stations (FOX, ABC, UPN and WB); (iv) acquiring and divesting television properties (and using the proceeds, in part, for new station build-outs and/or acquisitions); and (v) EBC’s Media Services division. Products of the Media Services division, which EBC makes available to other broadcasters, include the CASH Services (Central Automated Satellite Hub) system and ENS (Equity News Service). The CASH Services system is a proprietary, state-of-the-art, server-based centralized programming system that uses digital satellite technology to allow EBC to feed all programming to station transmitters and cable systems from EBC’s master control facility in Little Rock, Arkansas. ENS is a news production facility that provides centralized news operations. Due to scarce resources and the limited window of opportunity to develop Univision markets, EBC had focused its efforts on acquiring high-growth, underserved Hispanic markets rather than fully developing each market before moving to the next market. Management believes EBC is primed to introduce an aggressive sales and marketing program to expand spot sales on Spanish-language television stations and grow the Media Services division. In addition, EBC intends to rationalize its station portfolio return-on-investment and gross margin parameters. Management is evaluating the possibility to divest certain non-core English-language stations and re-deploy capital into developing existing properties, acquiring additional Spanish-language stations, and/or acquiring content companies.

(i)	English-language Television
      As of August 1, 2006, EBC’s English-language station group had the following network affiliations: ABC (1 station), FOX (5 stations), WB (3 stations), UPN (5 stations) and Retro Television Network (“RTN”) (5 stations). This fall, the UPN and WB networks are expected to merge to form the CW network, and FOX is expected to launch the MyNetworkTV network. EBC has entered into five primary affiliations and four secondary affiliations with MyNetworkTV starting in September of 2006. MyNetworkTV uses all original programming on the proven telenovella model used by Univision. In addition, the MyNetworkTV affiliation allows up to nine minutes per hour for local commercials.
      In the English-language television market, EBC has concentrated on developing new stations primarily around Fox’s MyNetworkTV and RTN. RTN, a new network that EBC launched, is based on traditionally high-quality programs that have been digitally remastered. RTN provides up to nine minutes of spot time per hour.

      Many start-up stations that do not have a strong local sales team allocate a substantial portion of their air time to paid programming and infomercials. This provides a stable cash flow for the time periods involved, but the revenue is normally substantially less than the amount that could be generated by spot sales during quality, syndicated programming. In addition, paid programming alienates most viewers and produces significantly reduced ratings, making spot sales harder to generate. In 2005, paid programming accounted for 29% of EBC total television revenue.
      For the next five years, stations carrying the new networks should allow for higher growth rates than the traditional television model. As a result of these stations being in the process of developing their audience, they have an abundance of available inventory and are currently selling spots at low rates. As the station’s ratings mature, the inventory will sell out and spot rates are anticipated to increase as demand exceeds supply. In contrast, most mature stations have very little available inventory and are dependent on inflammatory spot rate increases for growth.

(ii) Spanish-Language Television

Overview
      Upon completion of the merger, 20 of the EBC stations will have 15-year affiliation agreements with the top-ranked Univision primary network or Univision’s TeleFutura network. Of these 20 Hispanic stations, 13 will be in the nation’s top 65 U.S. Hispanic markets. EBC’s television stations include the second largest affiliate group of the Univision networks. Univision is the leading Spanish-language network in the United States, reaching 98% of all U.S. Hispanic households. Univision’s primary network is the most watched television network (English- or Spanish-language) among U.S. Hispanic households. Univision’s primary network and its TeleFutura Network represent approximately 34% of the total prime time viewing among Hispanics, regardless of language. EBC has 24-hour access to Univision programming, which includes all first-run programming every day during prime time. No other major network offers 100% first-run programming during prime time.

Univision Network Programming
      Univision directs its programming primarily toward a young, family-oriented audience. Every Monday through Friday, programming begins with several talk shows, followed by game shows and several novellas. The late afternoon begins with an entertainment show and continues into the evening with the national news, as well as local news produced by EBC’s own stations. Prime time is filled with 100% first run novellas, variety shows, talk shows, comedies, reality shows and specials. Another session of late news follows with a late night comedy show to conclude the daily programming. Weekend daytime programming begins with children’s programming and is generally followed by sports, reality shows, teen lifestyle shows and movies.
      Approximately eight to ten hours of programming per weekday, including a large portion of weekday prime time, are currently programmed with novellas supplied primarily by Grupo Televisa, and to a lesser extent, Venevision. Though largely equated to the daytime soap operas of the major English networks, novellas have significant differences. Originally made as serialized books, novellas typically run four to eight months and target much wider audiences than the typical English soap operas.

TeleFutura Network Programming
      TeleFutura is Univision’s other 24-hour general-interest Spanish-language broadcast network. TeleFutura programming includes sports (including boxing, soccer and a nightly wrap-up at 11 p.m.), movies (including a mix of English-language movies translated into Spanish) and novellas not run on Univision’s primary network, as well as reruns of popular novellas broadcast on Univision’s primary network.
      TeleFutura’s programming schedule is strategically counter-programmed to the Univision programming, such as when TeleFutura will be airing a movie or soccer game.

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Network Affiliation Agreements
      Certain EBC stations have affiliation agreements granting them exclusive rights to broadcast Univision and TeleFutura programming. These agreements allow the stations to sell up to six minutes per hour of advertising on the Univision network and four and a half minutes on TeleFutura’s network, subject to occasional allocation adjustments by Univision. As part of this merger, the affiliation agreements with Univision will be extended for a term totaling 15 years through 2021, with provisions for several two-year renewals at Univision’s option and EBC’s consent.

EBC Local Programming
      EBC offers local news in several markets. EBC believes that its local news products brand its stations in their local television markets. EBC shapes its local news to relate to and inform its target audiences. Substantial investments have been made in people and equipment in order to provide local communities with quality newscasts. EBC strives to be the most important community voice in each of its local markets. In several of these markets, EBC believes that its local news is the most significant source of Spanish-language daily news for the Hispanic community. Many of EBC’s stations produce local weekly community affairs shows that cover important issues and topics for Hispanics. In addition, EBC also produces local news and weather updates throughout the broadcast day.

EBC’s Television Station Portfolio
      The table below lists information concerning each of EBC’s television stations and its respective market.
EBC STATIONS

MEDIA MARKET			CHANNEL
NAME	CITY OF LICENSE	CALL SIGN	#	AFFILIATION

Amarillo	Borger, TX	KEYU	31	UNI
	Amarillo, TX	KEYU-LP	41	UNI
	Amarillo, TX	K59HG	59	UNI
	Amarillo, TX	KEAT-LP	22	UNI
Amarillo	Amarillo, TX	KAMT-LP	50	TLF
	Amarillo, TX	K38IP	38	TLF
Atlanta	Atlanta, GA	WYGA-CA	38	SHOP
Buffalo	Springville, NY	WNGS	67	RTN
Burlington/ Plattsburgh	Burlington, VT	WGMU-CA	39	UPN/ MNT
	Rutland, VT	W61CE	61	UPN/ MNT
	Burlington, VT	WBVT-CA	30	UPN/ MNT
	St. Albans, VT	W52CD	52	UPN/ MNT
	Monkton, VT	W19BR	19	UPN/ MNT
	Ellenburg, NY	W49BI	49	UPN/ MNT
	Claremont, NY	W17CI	17	UPN/ MNT
Butte/ Bozeman	Butte, MT	KBTZ	24	FOX & MNT
	Bozeman, MT	KBTZ-LP	32	FOX
	Bozeman, MT	K56IM	56	FOX
Cedar Rapids/ Waterloo	Waterloo, IA	KWWF	22	UPN/ RTN
Cheyenne/ Scottsbluff	Cheyenne, WY	KKTU-LP	40	ABC
Cheyenne/ Scottsbluff	Scottsbluff, NE	KTUW	16	RTN
Denver/ Cheyenne	Cheyenne, WY	KDEV	33	RTN
	Aurora, CO	KDEV-CA	39	RTN

MEDIA MARKET			CHANNEL
NAME	CITY OF LICENSE	CALL SIGN	#	AFFILIATION

	Rawlins, WY	K21CV	21	RTN
	Laramie, WY	K61DX	61	RTN
Detroit	Detroit, MI	WUDT-CA	23	UNI
Dothan	Dothan, AL	WUJF-LP	59	SHOP
	Dothan, AL	W53CQ	53	SHOP
Eugene	Roseburg, OR	KTVC	36	RTN
	Eugene, OR	KAMK-LP	53	RTN
Ft. Myers/ Naples	Ft. Myers, FL	WTLE-LP	18	TLF
Ft. Myers/ Naples	Naples, FL	WUVF-CA	2	UNI
	Ft. Myers, FL	WLZE-CA	65/51	UNI
Ft. Myers/Naples	Ft. Myers, FL	WEVU-CA	4	SHOP
	Naples, FL	WBSP-CA	9	SHOP
Ft. Smith — Fayetteville	Ft. Smith, AR	KPBI	46	FOX/MNT
	Bentonville, AR	KHMF-CA	14	FOX/MNT
	Siloam Springs, AR	KKAF-CA	33	FOX/MNT
	Paris, AR	KRAH-CA	53	FOX/MNT
	Poteau, OK	KSJF-CA	59/50	FOX/MNT
	Hindsville, AR	KRBF-CA	59	FOX/MNT
	Fayetteville, AR	KEGW-LP	64/48	FOX/MNT
	Winslow, AR	KWNL-CA	31	FOX/MNT
	Fort Smith, AR	K66FM	66	FOX/MNT
	Salisaw, OK	K48FL	48	FOX/MNT
	Fort Smith, AR	K33HE	52	FOX/MNT
	Fort Smith, AR	K32GH	32	FOX/MNT
Ft. Smith — Fayetteville	Ft. Smith, AR	KFDF-CA	10	UPN/TLF
	Fayetteville, AR	KFFS-CA	36	UPN/TLF
	Ft. Smith, AR	KUFS-LP	18/54	UPN/TLF
Ft. Smith — Fayetteville	Eureka Springs, AR	KBBL-TV	34	WB/RTN
	Ft. Smith, AR	KWFT-LP	34	WB/RTN
	Ft. Smith, AR	K58FB	58	WB/RTN
Ft. Smith — Fayetteville	Springdale, AR	KJBW-CA	4	UNI
	Fort Smith, AR	KXUN-LP	43	UNI
Gainesville	Williston, FL	W56EJ	56	SHOP
	Williston, FL	W63DB	63	SHOP
Grand Rapids	Grand Rapids, MI	WUHQ-LP	29	MAS MUS
Great Falls	Great Falls, MT	KLMN	26	FOX & MNT
Jackson	Jackson, MS	WJXF-LP	49	UNI
	Jackson, MS	WJMF-LP	53	UNI
Jacksonville	Jacksonville	W39BZ/WUJF	39	UNI
Kansas City	Kansas City, MO	KUKC-LP	48	UNI
Las Vegas	Goldfield, NV	KEGS	7	RTN
	Las Vegas, NV	KEGS-CA	63/30	RTN

MEDIA MARKET			CHANNEL
NAME	CITY OF LICENSE	CALL SIGN	#	AFFILIATION

	Reno, NV	KELM-LP	43	RTN
Las Vegas	Ely, NV	KBNY	6	Su TV
	Las Vegas, NV	KNBX-CA	31	Su TV
Lexington	Lexington, KY	WBLU-LP	62	MNT & RTN
Little Rock	Camden	KKYK	49	RTN
	Little Rock, AR	KKYK-CA	20	RTN
	Hot Springs, AR	KTVV-CA	63	RTN
	Little Rock, AR	KHUG-CA	14	RTN
	Little Rock, AR	KHTE-LP	44	RTN
Little Rock	Little Rock, AR	KLRA-CA	58/46	UNI
Little Rock	Little Rock, AR	KWBF	42/44	WB/MNT
	Sheridan, AR	KWBF-LP	47	WB/MNT
	Pine Bluff, AR	KWBK-LP	45	WB/MNT
	Batesville, AR	K38IY	38	WB/MNT
Los Angeles	Ventura, CA	WIMG-LP	23	ASIAN
Marquette	Marquette, MI	WMQF	19	FOX & MNT
Minneapolis/St. Paul	Minneapolis, MN	WUMN-CA	13	UNI
Minneapolis/St. Paul	Minneapolis, MN	WTMS-CA	7	Daystar/TLF
Missoula	Missoula, MT	KMMF	17	FOX & MNT
	Kalispell, MT	KMMF-LP	22	FOX & MNT
	Kalispell, MT	KEXI-LP	24	FOX & MNT
	Kalispell, MT	NEW	28	FOX & MNT
Monroe/El Dorado	El Dorado, AR	K55JY	55	SHOP/RTN
	El Dorado, AR	K47JG	47	SHOP/RTN
	Delhi, LA	K33IF	33	SHOP/RTN
	Monroe, LA	New	53	SHOP/RTN
Nashville	Nashville, TN	WGAP-LP	26	UNI
Oklahoma City	Woodward, OK	KUOK	35	UNI
	Norman, OK	KUOK-CA	11	UNI
	Oklahoma City, OK	KCHM-CA	59-36	UNI
	Sulphur, OK	KOKT-LP	20	UNI
Oklahoma City	Oklahoma City, OK	KWDW-LP	69/48	TLF
Panama City	Marianna, FL	WBIF	51	UPN/RTN
	Panama City, FL	New	58	UPN/RTN
Portland	La Grande, OR	KPOU	16	UNI
	Salem, OR	KPOU-LP	57	UNI
Reno	Reno, NV	KRRI-LP	25	SHOP
Salt Lake City *	Logan, UT	KUTF	12	TLF
	Salt Lake City, UT	K45GX	45	TLF
Salt Lake City	Vernal, UT	KBCJ	6	RTN
	Price, UT	KCBU	3	RTN
	Salt Lake City, UT	KUBX-CA	58	RTN

MEDIA MARKET			CHANNEL
NAME	CITY OF LICENSE	CALL SIGN	#	AFFILIATION

	Vernal, UT	K060F	6	RTN
	Cedar City, UT	K16FZ	16	RTN
Seattle	Seattle, WA	KUSE-LP	58	Daystar
Sherman/Ada	Sherman, TX	K34HQ	34	SHOP
Spokane	Pullman, WA	KQUP	24	RTN
	Couer d’Alene, ID	KQUP-LP	47	RTN
Springfield	Harrison, AR	KWBM	31	WB/MNT
	Springfield, MO	KBBL-CA	56	WB/MNT
	Aurora, MO	KNJE-LP	58	WB/MNT
Syracuse	Ithaca, NY	WNYI	52	UNI
Tulsa	Tulsa, OK	KUTU-CA	25	UNI
Waco/Temple/Bryan	Bryan, TX	KUTW-LP	35	UNI
	Waco, TX	KWKO-LP	38	UNI
West Palm Beach	Port St. Lucie, FL	WSLF-LP	35	SHOP
Wichita Falls/Lawton	Lawton, OK	KOUN-LP	30	UNI
	Wichita Falls, OK	KUWF-LP	68	UNI
Wichita Falls/ Lawton	Wichita Falls, OK	K36GZ	36	TLF
	Lawton, OK	K64GJ	64	TLF

*	The stations KUTF and K45GX are expected to be sold to Univision as part of the merger.

(iii) Television Advertising
      EBC targets local, regional and national advertisers to increase sales. EBC competes in each of these opportunities for advertising revenues primarily with other television stations, both affiliated and independent. Other competitors include newspapers, radio stations, magazines and regional digital content providers.

Content and Allocation
      EBC takes an opportunistic approach to choosing content and affiliations on a market-by-market basis, based upon demographics and pre-existing affiliations in each market. In general, EBC evaluates several network affiliation opportunities in any given market or pursues independent opportunities including local content.
      In determining how to allot content, EBC will explore available programming alternatives with networks, brokers and various content providers. In cases where a network affiliation is not available, EBC will rely on local programming, which is typically either purchased from cable operators or produced at its Little Rock production facility. In addition, EBC utilizes industry barter arrangements to obtain syndicated content in exchange for an advertising spot split for the given program. EBC will then allocate programming into four separate dayparts: morning, afternoon, primetime and late night. Each daypart is evaluated with respect to market demand, demographic breakdown and programming cost. Content allotment can then be modified as necessary based on market conditions and viewership. EBC’s operating approach also provides for maintaining a low cost base at its stations by leveraging station automation with the C.A.S.H. services system.

A low expense base allows EBC to achieve a positive broadcast cash flow and higher profit margins earlier as an independent station or network affiliate.
      EBC has affiliations with a variety of networks, a business model that has many advantages over a pure-play affiliation with one network. If EBC had targeted a pure-play network affiliation model, it would face significant barriers to entry in markets with previously existing affiliates of that network, such as increased proposed costs to acquire such affiliated stations. In addition, EBC would potentially incur increased content management costs, and advertising opportunities would potentially be diminished by network requirements. EBC’s approach also allows it to position itself as an independent broadcaster in the near term should network affiliations already exist in a particular market, with long-term leading network affiliation possibilities still open for consideration.

Local
      Local sales will be achieved through the use of EBC’s local sales departments, as well as partnerships and joint sales agreements with existing television and radio station operations in target markets. EBC will undertake early and aggressive marketing and promotional efforts in all target markets, beginning with the local cable systems. EBC has extensive experience in the lengthy process of ensuring that the must-carry rights the FCC has awarded to full-power stations are actually secured from the cable systems. In 2005, local advertising accounted for approximately 36% of EBC’s total broadcast revenue.
      To build local awareness for its new stations, EBC will secure promotional allowances from its network partners. While radio has proven to be the most effective medium for tune-in advertising for television, EBC will target other effective launch media as well. Another important advantage of entering into an agreement with an in-market radio operation to handle local sales is that EBC also secures a willing trade partner for marketing and promotional purposes. While management anticipates that the majority of its radio promotion will be run on partner stations, it will not be the exclusive radio outlet in any given market.

National
      EBC’s national advertising revenue represents commercial broadcasting time sold for Univision and TeleFutura to a national advertiser by Univision, acting as EBC’s national representative firm. Univision is typically paid a 15% commission on the net revenue from the sales booked. The Univision representative works closely with each station’s national sales manager to target the largest national Spanish-language advertisers. This relationship has secured some of the largest national advertisers, including Ford Motor Company, General Motors, Dodge, Toyota, Verizon, AT&T, U.S. Cellular, Subway, Taco Bell, Pizza Hut, Wendy’s and McDonald’s. In 2005, national advertising accounted for approximately 28% of EBC’s total broadcast revenue. EBC plans to engage a national sales representative for several of its non — Univision stations and expects this relationship to generate significant revenue growth for EBC from national accounts.

Network
      Advertisers seeking to capture a national audience typically purchase time from television networks directly, or select separate networks on an ad hoc basis. National advertisers that target a regional or local audience deal directly with local stations through national advertising placement firms. Local businesses typically purchase advertising time directly from the station’s local sales staff or local sales agents.

Television Marketing/ Audience Research
      EBC primarily derives its revenues from selling advertising time. The relative advertising rates charged by competing stations within a market depend on several factors including:

•	each station’s ratings (households or people viewing its programming as a percentage of total households or people in the viewing area);

•	each station’s audience share (households or people viewing its specific programs as a percentage of households or people watching television at that specific time);

•	the time of day the advertising will run;

•	the first-run, re-run or syndication status of the show to air the advertisement;

•	the demographic trends of a program’s viewers (primarily age and gender); and

•	competitive conditions in each station’s market, including the availability of other advertising media.

Rating Service
      The Nielsen Station Index (“NSI”) measures local station viewing of all households and individuals in a specific market. This is the primary rating service for English-language stations and generally under-represents Spanish-language television.
      The Nielsen Hispanic Station Index (“NHSI”) measures U.S. Hispanic household and individual viewing information at the local market level. NHSI also weighs the varying levels of language usage by Hispanics in each market in order to reflect more accurately the Hispanic household population in the specific market. This methodology only measures the audience viewing of U.S. Hispanic households, defined as households where the head of the household is of Hispanic descent or origin.

Television Competition
      Large markets already have an established and defined broadcast presence. While EBC believes that many of its target markets are emerging and underserved, EBC faces competition for viewers and revenues from established network affiliates and independent stations in each market. EBC believes that its ability to attract audience share and advertising revenues will determine its overall success.
      EBC believes that it is positioned to gain significant shares of viewership within its markets. One of EBC’s primary competitive advantages is the high-quality programming it receives from Univision. Univision’s programming has consistently ranked first in prime time television among all U.S. Hispanic adults. Univision’s primary network and the TeleFutura Network have also maintained superior audience ratings among all U.S. Hispanic households regardless of language, as shown by the Nielsen market share breakdown below:
Hispanic Total Share of Viewing, Adults Primetime

Network	2006	2005	2004

Univision	29%	31%	25%
TeleFutura	5	5	5
ABC	6	5	4
CBS	5	5	3
NBC	4	5	4
Fox	7	6	6
Telemundo	10	8	8

Source: Nielson Media Research, NHTI, NHHI

(iv) Media Services
EBC generates incremental revenue by providing media services for Equity News Services, outsourcing C.A.S.H. services and New Media Services (described below).

Central Automated Satellite Hub (“C.A.S.H”)
      EBC’s C.A.S.H. services system is a state of the art/ proprietary technology (patent pending) facility based in Little Rock, Arkansas that provides management services to broadcast television stations. Currently, the C.A.S.H system manages approximately 40 television stations, the majority of which are owned by EBC.

EBC has entered into agreements with third-party owners of stations where EBC receives a contractual monthly recurring fee per station for which EBC manages. The gross margins on each agreement that EBC executes for outsourced management of a station is in excess of 50%. Management believes that C.A.S.H can scale to accommodate multiple station operators around the country, and that it is currently the only such facility of its kind providing such services to station operators. The C.A.S.H system has enabled the following key components of EBC’s Media Services infrastructure to date:
      Standardized Approach to Station Development. EBC has developed a standardized approach to station development and plans to utilize that model to achieve its aggressive growth strategy. Development of the C.A.S.H. services system has contributed to EBC’s efforts to consolidate programming, traffic, accounting and billing. As new stations are acquired or constructed, they are converted into the C.A.S.H. services system, which allows these stations to be centrally managed from EBC’s Little Rock, Arkansas facility. The C.A.S.H. Services system greatly reduces capital requirements and ongoing staffing expenses at the station site. In EBC’s experience, this standardized approach to building out stations typically allows projects to be completed within budget and on time. This approach requires detailed planning in order to review station configuration, maximize cable subscriber penetration and ensure a “hands-free” operating environment to maximize broadcast cash flow.
      Low Cost Operations. As a result of EBC acquiring most of its permits through the FCC application process and internally building facilities, EBC has a low cost infrastructure. EBC believes that its C.A.S.H. Services system further reduces both construction and operating costs. Also, the satellite delivery delivers a digital quality signal to every cable head-end in the DMA. In large DMAs and mountainous terrain, EBC often uses a cellular construction philosophy. By using a smaller full power station and multiple LPTV stations (a number of which are actually larger than some full power stations), EBC specifically targets higher density population areas and fills gaps with satellite delivery to the distant cable systems. In addition, using the ENS system, EBC believes it can provide a local newscast at a reduced cost. As EBC attempts to expand its network programming, it expects to achieve discounts on syndicated programming.

Equity News Services (“ENS”)
      ENS is a centralized news service that allows EBC to provide localized news content to stations throughout its national footprint from a centralized location. Using the Centralcast news concept, EBC can afford to provide newscasts at many startup stations that did not previously broadcast news content. ENS news management personnel in Little Rock, Arkansas communicate with local reporters at each station to determine news coverage each day. At ENS’s central facility, news scripts are entered into a computerized newsroom operations system, which consolidates data for all newscasts. This allows producers to share video and stories among ENS stations, greatly expanding the “pool” of stories on any given day. Finished stories are fed back to Little Rock via the internet and/or EBC’s VSAT satellite system. All anchor talent is based in Little Rock and shared among multiple stations. For example, on EBC’s Univision stations, the same anchor person, meteorologist and sports anchor appear on all stations, while the news content is localized for each market. The finished product is a well-integrated, attractively priced newscast that is offered to smaller stations, which would otherwise not be able to justify the expense of required facilities and local staff. This news product localizes the station, allowing it to differentiate itself from its competitors and to increase its market penetration and ratings. Centralization of news services reduces per station cost and gives EBC a significant advantage over its competitors.

New Media Services
      EBC also owns approximately 33% of Spinner Networks Systems, LLC. Spinner is a software-based network system that allows advertisers, agencies, cable networks and television stations to add content to their spot programs via an internet connection through personal computers. Text and graphics may be added up to a few minutes prior to the spot’s runtime. This process allows clients to use television to advertise last minute specials, promotions and co-op advertising without large production costs for each change or modification. The Spinner system has also been utilized to tailor products specific to in-store or in-stadium marketing campaigns.

Growth Strategy
      EBC has a diversified growth strategy that will focus on three specific drivers: (1) the Broadcast Station Group, (2) the Broadcast Services Division, and (3) the Spectrum Holdings Division.

•	EBC Broadcast Station Group:

•	Increase advertising sales within its core Spanish and English language stations through a focus on local operations and sales, in addition to securing a national sales representation partner;

•	Recruit and retain world-class executives that have previously been involved with building market leaders (Univision and Telemundo);

•	Continue to enter into programming affiliation agreements with high-quality strategic partners such as Univision;

•	Execute disciplined, well-priced acquisitions of stations in key Hispanic markets, in addition to opportunistic acquisitions in major metropolitan markets;

•	Focus on monetizing English-language stations that do not meet ROIC parameters across the EBC portfolio for cash and re-deployment of this capital into higher ROIC initiatives, including acquisitions of stations in major metropolitan markets in the U.S; and

•	Leverage the C.A.S.H. services system as a competitive advantage in mergers and acquisitions activity to enable disciplined pricing of acquisitions and greater station-level operating expense reductions than other potential acquirers would be able to generate.

•	EBC Broadcast Services Division:

•	Market and commercialize EBC’s proprietary, patent-pending C.A.S.H. services system (third-party management of television stations) to additional U.S. and international station operators to create a high-growth recurring revenue stream with high gross profit margins per station; and

•	Seek out new joint-venture content partners (emerging networks, channels, etc.) that will continue to utilize EBC’s content distribution platform. EBC plans to opportunistically assume significant equity ownership positions in these partners’ businesses.

•	EBC Spectrum Holdings Division:
      Monetize EBC’s significant spectrum portfolio.
EBC Broadcast Station Group
      EBC plans to immediately increase its revenue and profitability within its core Spanish and English language stations by focusing on the following initiatives:

(i)	Increase Advertising Sales within Core Spanish and English Language Stations

Continue to Develop Strategic Content Partnership with Univision, and its Media Brands and Identify Opportunities for New Markets
      EBC is the second largest affiliate group of Univision and Univision’s TeleFutura network, the most watched television network (English or Spanish-language) among U.S. Hispanic households. Univision’s programming, combined with EBC’s local news and community-oriented segments, provides EBC with an advantage over other Spanish- and English-language broadcasters in reaching viewers. EBC will continue to brand each local station as the best source of national programming through Univision and other affiliates, and as the best source of community events and information through local news and station-sponsored community events.

Invest in A National Sales Representation Initiative
      Management believes that its engagement of a national sales representative for several of its English-language stations and anticipated future Spanish-language stations will immediately provide EBC with a competitive advantage and enable EBC’s sales efforts to achieve significant revenue and cash flow growth.

(ii) Introduce World Class Management
      EBC’s historical strengths are in the station acquisition, construction and technology areas. To complement these strengths and in addition to the track record of Coconut Palm management in building public companies, we are assembling a highly experienced management team. In addition to Tom Arnost, former Co-President of Univision Television Group, we are in the process of recruiting and retaining individuals that have been instrumental in leading the growth of some of the industry’s most dominant players. EBC believes that key segments within Spanish language television, radio and new media will experience consolidation, and that the management team has the relevant track record to identify opportunities that will create significant shareholder value.

(iii) Continue Strategic Partnerships with Highest Quality Brand Content Partners
      EBC continues to benefit from its long-term strategic partnership with Univision, and it plans to continue to develop its inventory of highest quality brand programming and content. EBC anticipates pursuing additional strategic partnerships with additional content partners for both Spanish and English language content, and continuing to aggressively develop its ability to provide programming for the markets in which it operates. EBC has affiliation agreements for 44 markets to date. Management anticipates significant growth to be derived from additional such strategic content partnerships and/or acquisitions.

(iv) Acquisition and Disposition Strategies

Selective and Opportunistic Expansion into Medium and Large Metropolitan Markets
      EBC is in the process of liquidating some of its smaller-market stations and using the proceeds, in part, to acquire stations in larger markets where Hispanic programming shows strength and in major markets where EBC can acquire English-language affiliates at attractive prices. In addition to the core group of network affiliates and full power stations, EBC also has a relatively large operating group of low power stations. Low power stations have historically been operated as home shopping or music video stations, but are now primarily used to distribute network programming in several markets, as well as to extend the existing coverage of primary network stations, generating revenue for EBC at a relatively low cost.
      EBC will continue to create and grow media “clusters” within current and selectively targeted Hispanic markets, featuring Univision, TeleFutura and other affiliated stations. These clusters will build on and expand the brand of EBC’s local stations by providing stronger signals and name recognition, as well as granting more significance to EBC’s local programming. As an example of EBC’s adherence to the strategy outlined above, EBC has entered into several purchase agreements in the past several months, specifically in the Ft. Myers, FL, Naples, FL and Lexington, KY markets, in addition to Waco, TX, Grand Rapids, MI, Nashville, TN and Jacksonville, FL. These anticipated acquisitions demonstrate EBC’s continued effort to target strategic markets and to fill out existing media clusters with additional high-quality assets.

(v)	Monetization of Non-Core Stations
      Ebc’s initial entry into television station ownership was primarily through the acquisition of construction permits through the use of the historic FCC television licensing process. Many of these permits were located in non-core smaller DMA revenue markets. As these properties were developed, EBC financed itself largely by realizing the inherent gain from this development process and focusing its efforts on the development of its Hispanic platform and other higher growth markets where quality network programming was available. EBC will continue to monetize English language stations that do not meet ROIC parameters and redeploy this capital into higher ROIC initiatives, including acquisitions of stations in major metropolitan markets in the U.S.

Broadcast Services Division
      EBC plans to aggressively develop its Broadcast Services Division by focusing on the following initiatives:

(i)	C.A.S.H. Services System: Market and Commercialize C.A.S.H.
      The ever increasing pressure on all broadcasters to seek out every cost containment or cost reduction possibility will continue to grow rapidly, due primarily to the unprecedented amount of audience fragmentation in today’s new media world. Broadcasters will find the state of the art technology of EBC’s C.A.S.H. services system, a very attractive alternative to the unnecessary, high manpower costs and inefficiencies of the antiquated systems now in place.
      C.A.S.H. has been developed by EBC as a proprietary (patent-pending) integrated end-to-end solution for television station operators. EBC utilizes the state-of-the-art master control facility in Little Rock, Arkansas to service content delivery to multiple stations. An analogy of the functionality and scalability of C.A.S.H. can be drawn to the centralized, third-party management services provided by Thompson Financial, which provides thousands of companies around the world with a comprehensive, one-stop resource for delivering and managing online IR, PR and corporate communications services.
      C.A.S.H. is well established and is in full operation, having been developed during the past five years of research by the extensive in-house EBC engineering and computer departments. Currently, C.A.S.H manages more than 40 television stations, the majority of which are owned by EBC. In addition to the EBC stations fully controlled by C.A.S.H. services, other outside clients have included major broadcasters such as Viacom’s Mas Musica station network, the Daystar group, Teleformula, the TUBE music video network, ImaginasianTV, and individual television stations. EBC has entered into agreements with third-party owners of stations where EBC receives monthly recurring fees for providing uplink, traffic, master control and other services for each station. Management believes that the CASH system can be scaled to accommodate multiple station operators around the country, and that it is currently the only facility of its kind to provide such services to station operators. There are currently more than 10,000 full-power, Class A and low-power stations in the United States, in addition to the stations in Europe and Asia. The demand for these services will be rapidly expanded in 2009 as television stations start to fully develop and utilize their digital channels. Even broadcasters that are showing high definition programming will be able to add two or three new programming channels within their current bandwidth. The C.A.S.H. services system has enabled the following key components of EBC’s infrastructure to date:
      The C.A.S.H. master control system represents the leading edge of television operating technology, which EBC has combined with a uniquely practical and cost-effective operational approach. C.A.S.H. is a fully computerized master control and traffic system, holding digital files of client programming on internal servers for insertion, along with all other program elements, in order to provide each individual client station with the fully perfected execution of each program day. The system, as created by EBC, achieves this goal without the typical costs required for in-station bands on master control and traffic supervision by each individual station. The C.A.S.H. services system offers a broad range of services to broadcasters of all kinds, including stations, networks and cable operators, by providing technical efficiency and highly accurate automated functions to EBC clients. Operating from its Little Rock headquarters, with a low cost infrastructure and where satellite aperture is excellent, C.A.S.H. is a unique and one-of-a-kind facility. C.A.S.H. is designed to be infinitely scalable as a service, and is uniquely positioned to move forward to match the changing needs of television station operators in the age of multiple digital allocations. C.A.S.H is now positioned to move forward as a key component of the EBC core businesses as all television stations launch new applications with the industry-wide HDTV conversion later this decade.
      During the past twelve months, EBC completed the final evolutionary upgrade of C.A.S.H. systems, and instituted highly automated operating procedures, developed or modified in-house by the EBC computer and engineering departments. These systems, which became fully effective on-line in late 2005, replaced the human element in traffic and programming control with the reliability of tested and proven digital technology. C.A.S.H. is able to provide unmatched program origination and distribution services for television and cable content providers. C.A.S.H. begins with traffic and scheduling, then goes forward and handles all the technical and engineering tasks through a round-the-clock master control and air operations facility, leaving the client television stations free to concentrate on content development, promotions and sales.
      EBC’s master control facilities feature custom designed interfaces that operate a number of satellite downlink systems and then integrate them with broadcast video/audio servers. It is staffed 24 hours a day, 7 days a week, to assure quality control in all aspects of the broadcast operations. Operators monitor both outgoing feeds as well as satellite uplink signals to guarantee viewers of all stations on the C.A.S.H. services system receive a quality digital broadcast signal. The master control facility utilizes both digital tape and computerized video storage for program and commercial spot playback. The highly-automated system also controls the receiving and integration of satellite-delivered syndicated programs. Combining program downlink operations into this one central location allows EBC to closely monitor and control the quality of broadcasts appearing on all stations. Once the broadcast signals leave the EBC master control operations, they pass through the MUX and the uplink transmitters. The MUX allows computer monitoring and control of multiple signals through a single facility, with bandwidth for each station constantly monitored and the entire system checked to assure adequate spacing between channels. The computerized monitoring system also assures that any potential problems are spotted before they interfere with broadcast operations. Technical personnel monitor the status of the system round-the-clock.
      C.A.S.H. was created initially as an innovative master control system by which EBC could operate many different television stations all over the country from their central location in Little Rock. The system has now evolved into a very practical and sophisticated means of providing master control to any television station or network, including full traffic and scheduling. It is anticipated that the greatest growth of the C.A.S.H. approach will come as changes in the television industry lead broadcasters to seek the efficiency and economy that this outsourced master control system platform offers.
      In addition, EBC anticipates using the economic operating synergies of the C.A.S.H. services system to selectively acquire undervalued English-language stations at attractive cash flow multiples. Through the CASH Services system, EBC is able to rapidly increase station cash flow through a combination of increased distribution capabilities, upgraded content possibilities and decreased operating costs. The CASH services system provides EBC with the ability to significantly reduce operating expenses of acquired stations, which EBC considers a competitive advantage over potential competitors in sourcing acquisition targets.
      Significant cost savings and efficiencies are obtained by C.A.S.H. clients through the elimination of local in-house staff in program control and traffic, and the improved execution of operational tasks. A typical station client can expect to reduce costs by as much as $250,000 each year, while at the same time significantly improving operating performance. The rapid changes in all aspects of the television industry have created a perfect platform for C.A.S.H.’s revolutionary new approach to program origination, distribution, and traffic services. The profound changes in the Network Services segments of the television industry, as illustrated by the WB and UPN consolidation and the subsequent rise of CW and MyNetworkTV have demonstrably created a new operating environment for C.A.S.H. EBC believes that rapid and substantial expansion of the television industry applications for C.A.S.H. services and industry consolidation and realignment will open up completely new growth opportunities for the C.A.S.H. System in future years. EBC plans to begin to allocate resources to market and commercialize the C.A.S.H capabilities, and management believes C.A.S.H provides a high-growth, scalable business model that offers contractual, recurring revenue for EBC.

(ii) Develop Content Partnerships with Existing Channels and New Digital Networks
      EBC expects to work with existing channels and new digital networks in helping them to launch their programming, seeking to take an equity position in such networks in addition to being the exclusive service provider for a recurring service fee.

111

Monetize EBC’s Spectrum Portfolio
      Since its inception, EBC has been preparing for the shift of the broadcasting industry to digital delivery. Management believes that shift in digital delivery will create a significant opportunity to offer other services, including applications such as WiMax, wireless internet and video-on-demand. Management believes that another significant opportunity to monetize the digital spectrum is to develop additional over-the-air broadcast channels and services. EBC’s position as the second largest owner of television stations, as evidenced by the chart below, positions EBC to be a significant beneficiary of these applications. The August 2006 FCC spectrum auction in the United States has set relevant, albeit imperfect, comparable values per population (POP) and TV home/ MHz that illustrates the continuing demand for increased bandwidth from cable and satellite companies, and telecommunications service providers.
Digital TV (DTV) Broadcast Spectrum Holdings
Top 10 TV Owners By Number of Stations Owned

Owner	# Stations

MS Communications LLC	274
Equity Broadcasting Corporation	117
Three Angels Bcstg Network Inc	98
Venture Technologies Group LLC	90
Townsend, Charles C, III	79
Silberman, Mark	76
Ion Media Networks Inc	68
Univision	64
Pappas Telecasting Companies	62
Daystar Television Network	61

Copyright © 2006 by BIA Financial Network, Inc.

*	Reprinted with permission
FCC Advanced Wireless Auction
8/2006

	Number of	Average
Type of License	Licenses	$/Mhz/POP

Regional Licenses	36	$0.66
Economic Areas	352	$0.44
Cellular Market Areas	734	$0.37
Overall Average	1,122	$0.52

Source: RCR Wireless News August 2006 http://www.rcrnews.com

Top 10 Licenses in AWS Auction
http://wireless.fcc.gov/auctions; August 2006

				Frequency
Contract Name	Winning Bidder(a)	Price Paid(a)	Population	(Mhz)	$/Mhz/POP

Northeast	Cellco Partnership d/b/a Verizon Wireless	$1,335,374,000	50,058,090	20	$1.33
West	T-Mobile License LLC	894,590,000	49,999,164	20	$0.89
Great Lakes	Cellco Partnership d/b/a Verizon Wireless	615,923,000	58,178,304	20	$0.53
Southeast	Cellco Partnership d/b/a Verizon Wireless	572,446,000	49,676,946	20	$0.58
Northeast	MetroPCS AWS, LLC	552,694,000	50,058,090	10	$1.10
Northeast	T-Mobile License LLC	472,553,000	50,058,090	10	$0.94
Central	T-Mobile License LLC	470,290,000	40,343,960	20	$0.58
NYC-Long Is. NY-NJ- CT-PA-MA-VT	SpectrumCo LLC	468,178,000	25,712,577	20	$0.91
New York-Newark, NY-NJ	T-Mobile License LLC	396,232,000	16,134,166	20	$1.23
Great Lakes	Denali Spectrum License, LLC	365,445,000	58,178,304	10	$0.63

Source: FCC
      (a) Winning bid becomes official once no more bids are placed at end of auction

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS OF EBC
      The following is a discussion of EBC’s financial condition and results of operations comparing the fiscal years ended December 31, 2005, December 31, 2004 and December 31, 2003, and interim periods for the six months ended June 30, 2006 and June 30, 2005. You should consider the foregoing when reviewing EBC’s consolidated financial statements and this discussion. You should read this section together with EBC’s consolidated financial statements including the notes to those financial statements, as applicable, for the years and periods mentioned above.
Management’s Discussion and Analysis of Financial Condition and Results of Operations of EBC
      Dollar amounts of $1.0 million or more are rounded to the nearest one tenth of a million, unless otherwise indicated; all other dollar amounts are rounded to the nearest one thousand and all percentages are stated to the nearest one tenth of one percent.
      The following discussion of Financial Condition and Results of Operations of EBC is intended to help the reader understand EBC’s operations, and its present business environment. The following discussion is provided as a supplement to this registration statement and should be read in conjunction with EBC’s consolidated financial statements and accompanying notes.
EBC Overview
      EBC is one of the largest owners and operators of television stations in the United States, as well as the largest, centralized distribution platform for Spanish-language television stations. In an era of declining revenues and margins for television broadcasters, EBC is a fast-growing broadcaster with a lower cost structure and multiple sources of revenue and value. EBC was legally formed as it exists now on June 1, 1998 through a stock and unit exchange of various entities and assets for EBC’s Class A and Class B common stock, with the Class A shares representing 49% of the voting interest of EBC and the Class B shares representing 51% of the voting interest. In June, 2001, EBC issued approximately $30 million of Series A Convertible Preferred Stock to various preferred shareholders, including a $25.0 million equity investment by Univision in EBC. Seeking to increase its footprint across the United States and pursue its aggressive growth strategy, Univision has historically utilized EBC as an outsourced development vehicle to enter into various new, strategic markets across the United States and has entered into affiliation agreements to provide programming in those markets. After the merger with Coconut Palm, Univision will continue to own approximately 8% of the post-merger EBC on a fully-converted basis, with ownership consisting of common stock and preferred stock. In connection with the merger, Univision has agreed to extend its affiliation agreements for a term of totaling 15 years in all markets in which EBC currently operates with Univision and TeleFutura. EBC will have affiliation agreements for 44 of its stations and, upon completion of the merger, 20 of these stations will have 15-year affiliation agreements with the top-ranked Univision primary network or the TeleFutura network. Of these 20 Hispanic stations, 13 will be in the nation’s top 65 Hispanic markets.
      Through the use and applications of the (FCC) historic television licensing process and its industry alliances, EBC has been able to develop its FCC asset portfolio to a total of 128 full and low power permits, licenses and applications that it owns or has contracts to acquire. During this time, EBC has accumulated one of the largest portfolios of both television stations and digital spectrum in the United States. Presently, EBC has 24 full power stations and construction permits, 37 Class A stations and 67 low power stations, which serve primarily as translator stations (cellular repeaters). While EBC originally targeted small to medium- sized markets for development, EBC has been able to leverage its original properties into stations in larger metropolitan markets such as Denver, Colorado; Salt Lake City, Utah; Kansas City, Missouri; Detroit, Michigan; Minneapolis, Minnesota; Oklahoma City, Oklahoma; and Portland, Oregon.
      EBC believes it is uniquely positioned within the high growth areas of specialty or niche programming (particularly Hispanic programming), with access to broadcast spectrum in several large markets. EBC also believes that it is well positioned with respect to data convergence, and that its significant spectrum assets provide an opportunity as a digital content delivery vehicle within its footprint.

      EBC is the second largest affiliate of Univision, the leading Spanish-language television broadcaster in the U.S. that reaches approximately 98% of all U.S. “Hispanic Households” (defined as those with a head of household who is of Hispanic descent or origin, regardless of the language spoken in the household). Univision is a key source of programming for EBC’s television broadcasting business and continues to be a key strategic partner. Univision’s primary network, which is the most watched television network (English or Spanish-language) among Hispanic Households, provides the Univision affiliates with 24 hours per day of Spanish-language programming with a prime time schedule of substantially all first run programming (i.e., no re-runs) throughout the year.
      Of the stations in EBC’s portfolio, 44 have strategic affiliation agreements in place to provide programming and generate revenue. A significant number of these affiliates are in early stages of development with high growth potential. A significant portion of EBC’s station and spectrum portfolio does not have content agreements in place and this will represent a significant growth opportunity in enhancing the Company’s revenue and profitability.
      In the last eight years, EBC management has been focused on acquisitions, developing stations and getting FCC approvals for licenses to operate in markets across the United States. During this period, EBC financed itself largely by acquiring television construction permits and acquiring stations at attractive valuations. After acquiring the stations, EBC would construct and/or upgrade the facilities. EBC would, on a selective market basis, acquire attractive programming, build up a local sales presence and sell the station at an increased valuation to fund operations, internal growth, acquisitions and to service debt. An example of this was EBC’s acquisition of a construction permit 240 miles east of Portland, Oregon, which it purchased in December 2000 for $500,000. EBC invested slightly less than $500,000 to build the station and acquire a translator. EBC subsequently introduced content through its strategic partnership with Univision, improved operations and profitability, and sold the station in 2006 for $19.2 million to Fisher Communications, Inc. As a result of the limited availability of funding, EBC has continued this selective station development and sale process and to date has not focused on implementing comprehensive programming, sales, marketing and advertising programs at each station to fully maximize the revenue or profitability potential for its properties.
RESULTS OF OPERATIONS — SIX MONTHS ENDED JUNE 30, 2006 COMPARED TO SIX MONTHS ENDED JUNE 30, 2005

Revenue
      The following table sets forth the principal types of broadcast revenue earned by EBC and its stations for the periods indicated and the change from one period to the next both in dollars and percent:

	For the Six Months Ended June 30,

				%
	2006	2005	Change	Change

		(In thousands, except
		percentages)
Local	$6,509	$4,428	$2,081	47.0%
National	4,471	3,590	881	24.5
Other	938	1,611	(673)	(41.8)
Trade & Barter Revenue	4,010	3,313	697	21.0

Broadcast Revenue	$15,928	$12,942	$2,986	23.1%

      As noted in the Overview, the operating revenue of EBC’s stations is derived primarily from advertising revenue. The above table segregates revenue received from local sources compared to national sources, together with gross trade and barter revenues, which is non-cash. Other broadcast revenue is a combination of production, uplink services, news services, and other non-spot broadcast revenue. The growth in gross broadcast revenues is due to a number of factors, the predominate ones being, 1) the continuing maturity of all EBC stations, 2) the overall growth in the Hispanic sector of the broadcast market, and 3) the addition of eight Univision and Telefutura stations in late 2004 and early 2005.

Results of Operations
      The following table sets forth EBC’s operating results for the six month period ended June 30, 2006, as compared to the six month period ended June 30, 2005:

	For the Six Months Ended June 30,

				%
	2006	2005	Change	Change

	(In thousands, except percentages, net income per share and
	weighted average shares)
Broadcast Revenue	$15,928	$12,942	$2,986	23.1%
Operating Expenses, including SG&A	16,616	14,406	2,210	15.3
Amortization of program license rights	2,838	2,289	549	24.0
Depreciation and Amortization	1,644	1,728	(84)	(4.9)
Rent	1,060	984	76	7.7

Operating (loss)	(6,230)	(6,465)	235	(3.6)

Interest Expense, net	(3,668)	(2,161)	(1,507)	69.7
Gain on sale of assets	692	8,226	(7,534)	(91.6)
Other income, net	306	1,164	(858)	(73.7)

	(2,670)	7,229	(9,899)	(136.9)

Income (loss) before income taxes	(8,900)	764	(9,664)	(1264.9)
Income taxes	—	—	—	—

Net income (loss)	$(8,900)	$764	$(9,664)	(1264.9)%

Basic net income (loss) per common share	$(0.62)	$0.05

Basic shares used in earnings per share calculation	14,451,588	14,549,903

Operating Expenses, including SG&A.
      Operating Expenses, including SG&A were $16.6 million in the six month period ended June 30, 2006, as compared to $14.4 million in the six month period ended June 30, 2005, an increase of $2.2 million, or 15%. Contributing to this increase were the following:

•	a $0.5 million increase in Trade Expense, which indicates a growth in syndicated barter programming airings;

•	a $0.6 million increase in Legal and Professional Expense, which is a reflection of the additional costs incurred with respect to the proposed merger, and

•	a $0.2 million increase in Satellite Time Expense, which reflects the additional costs per the contract with the satellite owner.

Amortization of program license rights.
      Amortization of program rights was $2.8 million in the six month period ended June 30, 2006, as compared to $2.3 million in the six month period ended June 30, 2005, an increase of $0.5 million, or 24%. The increase was due primarily to the programming needs of new stations added in the latter part of 2005 and in the first six months of 2006, and the continuing growth in syndicating programming and the corresponding reduction in long-form advertising, or paid programming.

Depreciation and Amortization.
      Depreciation and amortization was $1.6 million in the six month period ended June 30, 2006, as compared to $1.7 million in the six month period ended June 30, 2005, a decrease of $0.1 million or 5%. Amortization expense was not material for the period.

Rent.
      Rent expense was $1.1 million in the six month period ended June 30, 2006, as compared to $1.0 million in the six month period ended June 30, 2005, an increase of $0.1 million, or 8%. The increase was due primarily to the expansion by EBC into new markets, the costs related to new office and broadcast tower space and contractual annual increases in existing lease agreements.

Interest Expense, net.
      Interest expense, net of interest income, was $3.7 million in the six month period ended June 30, 2006, as compared to $2.2 million in the six month period ended June 30, 2005, an increase of $1.5 million, or 70%. This increase was due primarily to:

•	A steady and continuing rise in interest rates over the respective periods; and

•	A net increase in notes payable from June 30, 2005, to June 30, 2006 of $13.4 million. The increase in debt was used primarily for station acquisitions, to increase the investment in broadcast equipment and for general operating purposes.

Gain on sale of assets.
      The gain on sale of assets was $0.7 million in the six month period ended June 30, 2006, as compared to $8.2 million in the six month period ended June 30, 2005, a decrease of $7.5 million, or 92%. The gain on sale in the six month period ended June 30, 2006, included the sale of low power television stations in Boise and Pocatello, ID, for a gross sales price of $1.0 million and a net gain of $0.5 million. The gain on sale in the six month period ended June 30, 2005, included the sale of WPXS, an independent affiliate serving the St. Louis, MO market, for a net gain of $8.4 million. EBC received $5.0 million in cash from the buyer, and three Class A low power licenses located in Atlanta, GA, Seattle, WA and Minneapolis, MN, respectively, with a combined appraised value of $14.7 million.

Net loss.
      The net loss was $8.9 million in the six month period ended June 30, 2006, as compared to net income of $0.8 million in the six month period ended June 30, 2005, a decrease of $9.7 million, or 1265%. This decrease was due to the items discussed above, primarily:

•	an decrease in Operating Loss of $0.2 million;

•	an increase in Interest expense, net of $1.5 million; and

•	a decrease in Gain on sale of assets of $7.5 million, all as compared to the six month period ended June 30, 2005.

RESULTS OF OPERATIONS — YEAR ENDED DECEMBER 31, 2005 COMPARED TO YEAR ENDED DECEMBER 31, 2004

Revenue
      The following table sets forth the principal types of broadcast revenue earned by EBC and its stations for the periods indicated and the change from one year to the next both in dollars and percent:

	For the Years Ended December 31,

				%
	2005	2004	Change	Change

		(In thousands, except
		percentages)
Local	$9,971	$7,628	$2,343	30.7%
National	7,661	5,889	1,772	30.1
Other	2,459	2,971	(512)	(17.2)
Trade & Barter Revenue	7,380	5,914	1,466	24.8

Broadcast Revenue	$27,471	$22,402	$5,069	22.6%

      As noted in the Overview, the operating revenue of EBC’s stations is derived primarily from advertising revenue. The above table segregates revenue received from local sources compared to national sources, together with gross trade and barter revenues, which is non-cash. Other broadcast revenue is a combination of production, uplink services, news services, and other non-spot broadcast revenue. The growth in gross broadcast revenues is due to a number of factors, the predominate ones being, 1) the continuing maturity of all EBC stations, 2) the overall growth in the Hispanic sector of the broadcast market, and 3) the addition of eight Univision and Telefutura stations in late 2004 and early 2005.

Results of Operations
      The following table sets forth EBC’s operating results for the year ended December 31, 2005, as compared to the year ended December 31, 2004:

	For the Years Ended December 31,

				%
	2005	2004	Change	Change

	(In thousands, except percentages, net income per share
	and weighted average shares)
Broadcast Revenue	$27,471	$22,402	$5,069	22.6%
Operating Expenses, including SG&A	30,903	28,369	2,534	8.9
Amortization of program license rights	5,146	3,868	1,278	33.0
Impairment charge on assets held for sale	1,689	—	1,689	100.0
Depreciation and Amortization	3,652	3,080	572	18.6
Rent	1,937	1,704	233	13.7

Operating loss	(15,856)	(14,619)	(1,237)	(8.5)

Interest Expense, net	(5,085)	(3,189)	(1,896)	(59.5)
Gain on sale of assets	7,676	11,282	(3,606)	(32.0)
Other income, net	548	464	84	18.1

	3,139	8,557	(5,418)	(63.3)

Loss before income taxes	(12,717)	(6,062)	(6,655)	(109.8)
Income taxes	—	—	—	—

Net loss	$(12,717)	$(6,062)	$(6,655)	(109.8)%

Basic net loss per common share	$(0.87)	$(0.44)

Basic shares used in earnings per share calculation	14,550,752	13,704,808

Operating Expenses, including SG&A.
      Operating Expenses, including SG&A were $30.9 million in the year ended December 31, 2005, as compared to $28.4 million in the year ended December 31, 2004, an increase of $2.5 million or 9%. Contributing to this increase were the following changes:

• a $1.2 million increase in payroll and employee benefit expense, which is an indication of both inflationary factors and the growth of EBC’s station portfolio and overall growth;

• a $1.3 million decrease in Legal and Professional Expense, which is primarily due to the extent of legal fees incurred in 2004 due to legal action with Paxson Communications; and

• a $0.7 million increase in Satellite Time Expense, which reflects the increasing bandwidth under contract

Amortization of program license rights.
      Amortization of program rights was $5.1 million in the year ended December 31, 2005, as compared to $3.9 million in the year ended December 31, 2004, an increase of $1.2 million, or 33%. The increase was due primarily to the programming needs of new stations added in the latter part of 2004 and in 2005, and the continuing growth in syndicating programming and the corresponding reduction in long-form advertising, or Paid Programming.

Impairment charge on assets held for sale.
      EBC recorded a one-time $1.7 million write down of certain indefinite-lived intangible assets for the year ended December 31, 2005. EBC entered into an agreement in 2005 to sell the FCC license and related broadcast assets of its station in Montgomery, Alabama, WBMM, for $2.0 million dollars. This sales amount was approximately $1.7 million less than the aggregate book value of those assets held for sale. As a result, EBC recorded the impairment.

Depreciation and Amortization.
      Depreciation and amortization was $3.7 million in the year ended December 31, 2005, as compared to $3.1 million in the year ended December 31, 2004, an increase of $0.6 million, or 19%. Depreciation expense (net of amortization) was $3.5 million in the year ended December 31, 2005, as compared to $3.0 million in the year ended December 31, 2004, an increase of $0.5 million, or 17%. This increase is due primarily to the continuing expansion by EBC into new markets and the related investment in depreciable broadcast assets.

Rent.
      Rent expense was $1.9 million in the year ended December 31, 2005, as compared to $1.7 million in the year ended December 31, 2004, an increase of $0.2 million, or 14%. The increase was due primarily to the expansion by EBC into new markets and the costs related to new office and broadcast tower space.

Interest Expense, net.
      Interest expense, net of interest income, was $5.1 million in the year ended December 31, 2005, as compared to $3.2 million in the year ended December 31, 2004, an increase of $1.9 million, or 60%. This increase was due primarily to:

•	A steady and continuing rise in interest rates over the two year period; and

•	A net increase in notes payable during 2005 of $13.7 million. The increase in debt was used primarily for station acquisitions, to increase the investment in broadcast equipment and for general operating purposes.

Gain on sale of assets.
      The gain on sale of assets was $7.7 million in the year ended December 31, 2005, as compared to $11.3 million in the year ended December 31, 2004, a decrease of $3.6 million, or 32%. The gain on sale in the year ended December 31, 2005, included the sale of WPXS, an independent affiliate serving the St. Louis, MO market, for a net gain of $8.4 million. EBC received $5.0 million in cash from the buyer, and three Class A low power licenses located in Atlanta, GA, Seattle, WA and Minneapolis, MN, respectively, with a combined appraised value of $14.7 million. The gain on sale in the year ended December 31, 2004, included a gain of $6.7 million from the sale of KQOK, an independent affiliate serving the Oklahoma City market. The sales price was $12.1 million consisting of $11.4 million in cash and a note of $0.7 million. Also, in the year ended December 31, 2004, EBC recorded a gain of $5.0 million when the original agreement to sell WPXS was deemed to be in default and the $5.0 million payment recognized as income. Subsequently, in the year ended December 31, 2005, the WPXS sale was consummated with the same party and the original $5.0 million payment was credited against the purchase price.

Income taxes.
      As of December 31, 2005, EBC has a net operating loss carryforward for federal income tax purposes of approximately $71.7 million and a deferred tax asset of approximately $18.7 million. The deferred tax asset has been fully reserved through a valuation allowance. Based on the amount of the net operating loss carryforwards, EBC anticipates that through the use of these carryforwards it will not have to pay any significant amounts of federal or state income tax in the next several years.

Net loss.
      The net loss was $12.7 million in the year ended December 31, 2005, as compared to $6.1 million in the year ended December 31, 2004, an increase of $6.6 million, or 110%. This increase was due to the items discussed above, primarily:

•	an increase in Operating Loss of $1.2 million;

•	an increase in Interest expense, net of $1.9 million; and

•	a decrease in Gain on sale of assets of $3.6 million, all as compared to the year ended December 31, 2004.
RESULTS OF OPERATIONS — YEAR ENDED DECEMBER 31, 2004 COMPARED TO YEAR ENDED DECEMBER 31, 2003
Revenue
      The following table sets forth the principal types of broadcast revenue earned by EBC and its stations for the periods indicated and the change from one year to the next both in dollars and percent:

	For the Years Ended December 31,

				%
	2004	2003	Change	Change

	(In thousands, except percentages)
Local	$7,628	$8,046	$(418)	(5.2)%
National	5,889	5,601	288	5.1
Other	2,971	1,956	1,015	51.9
Trade & Barter Revenue	5,914	4,014	1,900	47.3

Broadcast Revenue	$22,402	$19,617	$2,785	14.2%

      As noted in the Overview, the operating revenue of EBC’s stations is derived primarily from advertising revenue. The above table segregates revenue received from local sources compared to national sources, together with gross trade and barter revenues, which is non-cash. Other broadcast revenue is a combination of production, uplink services, news services, and other non-spot broadcast revenue.

Results of Operations
      The following table sets forth EBC’s operating results for the year ended December 31, 2004, as compared to the year ended December 31, 2003:

	For the Years Ended December 31,

				%
	2004	2003	Change	Change

	(In thousands, except percentages, net income per share
	and weighted average shares)
Broadcast Revenue	$22,402	$19,617	$2,785	14.2%
Operating Expenses, including SG&A	28,369	22,895	5,474	23.9
Amortization of program license rights	3,868	2,767	1,101	39.8
Depreciation and Amortization	3,080	2,537	543	21.4
Rent	1,704	1,356	348	25.7

Operating (loss)	(14,619)	(9,938)	(4,681)	(47.1)

Interest Expense, net	(3,189)	(1,622)	(1,567)	(96.6)
Gain on sale of assets	11,282	3,075	8,207	266.9
Other income, net	464	457	7	1.5

	8,557	1,910	6,647	348.0

Loss before income taxes	(6,062)	(8,028)	1,966	24.5
Income taxes	—	—	—	—

Net loss	$(6,062)	$(8,028)	$1,966	24.5%

Basic net loss per common share	$(0.44)	$(0.60)

Basic shares used in earnings per share calculation	13,704,808	13,453,941

Operating Expenses, including SG&A.
      Operating Expenses, including SG&A were $28.4 million in the year ended December 31, 2004, as compared to $22.9 million in the year ended December 31, 2003, an increase of $5.5 million, or 24%. Contributing to this increase were the following changes:

•	a $1.5 million increase in payroll and employee benefit expense which is an indication of both inflationary factors and the growth of EBC’s station portfolio and overall growth;

•	a $0.9 million increase in Legal and Professional Expense, which is an indication of the costs incurred in litigating the Paxson lawsuit; and

•	a $0.8 million increase in Satellite Time Expense, which reflects the increasing bandwidth under contract.

Amortization of program license rights.
      Amortization of program rights was $3.9 million in the year ended December 31, 2004, as compared to $2.8 million in the year ended December 31, 2003, an increase of $1.1 million, or 40%. The increase was due primarily to the programming needs of new stations added in 2003 and in 2004, and the continuing growth in syndicating programming and the corresponding reduction in long-form advertising, or Paid Programming.

Depreciation and Amortization.
      Depreciation and amortization was $3.1 million in the year ended December 31, 2004, as compared to $2.5 million in the year ended December 31, 2003, an increase of $0.6 million, or 21%. Depreciation expense was $3.0 million in the year ended December 31, 2004, as compared to $2.5 million in the year ended December 31, 2003, an increase of $0.5 million, or 20%. This increase is due primarily to the continuing expansion by EBC into new markets and the related investment in depreciable broadcast assets.

Rent.
      Rent expense was $1.7 million in the year ended December 31, 2004, as compared to $1.4 million in the year ended December 31, 2003, an increase of $0.3 million, or 26%. The increase was due primarily to the expansion by EBC into new markets and the costs related to new office and broadcast tower space.

Interest Expense, net.
      Interest expense, net of interest income, was $3.2 million in the year ended December 31, 2004, as compared to $1.6 million in the year ended December 31, 2003, an increase of $1.6 million, or 97%. This increase was due primarily to:

•	A steady and continuing rise in interest rates over the two year period; and

•	A net increase in notes payable during 2004 of $15.4 million.

Gain on sale of assets.
      The gain on sale of assets was $11.3 million in the year ended December 31, 2004, as compared to $3.1 million in the year ended December 31, 2003, an increase of $8.2 million, or 267%. The gain on sale in the year ended December 31, 2004, included a gain of $6.7 million from the sale of KQOK, an independent affiliate serving the Oklahoma City market. The sales price was $12.1 million consisting of $11.4 million in cash and a note of $0.7 million. Also, in the year ended December 31, 2004, EBC recorded a gain of $5.0 million when the original agreement to sell WPXS was deemed to be in default and the $5.0 million payment recognized as income. Subsequently, in the year ended December 31, 2005, the WPXS sale was consummated with the same party and the original $5.0 million payment was credited against the purchase price. The gain on sale in the year ended December 31, 2003, included a gain of $5.5 million from the sale of two radio stations, KLEC and KHTE, both located in the Little Rock market. The sales price was $8.0 million cash. Also included in the net gain was a charge of $1.3 million representing the loss incurred in returning the Arkansas Riverblades franchise to the East Coast Hockey League.

Net loss.
      The net loss was $6.1 million in the year ended December 31, 2004, as compared to $8.0 million in the year ended December 31, 2003, a decrease of $1.9 million, or 25%. This decrease was due to the items discussed above, primarily an increase in gain on sale of assets of $8.2 million,
Liquidity and Capital Resources
      The following tables present certain data that EBC believes will help evaluate EBC’s liquidity and capital resources:
      As of and for the six month period ended June 30, 2006 compared to the six month period ended June 30, 2005:

	For the Six Month
	Period Ended June 30,

	2006	2005

	(In thousands)
Net cash used by operating activities	$(3,422)	$(5,281)
Net cash provided (used) by investing activities	(226)	2,473
Net cash provided by financing activities	1,984	2,241

Net decrease in cash and cash equivalents	$(1,664)	$(567)

	As of June 30,

	2006	2005

	(In thousands)
Cash and cash equivalents	$697	$805
Long term debt including current portion and lines of credit	61,534	48,161
Available credit under senior credit agreement	$2,397	$—
      As of and for the year ended December 31, 2005 compared to the year ended December 31, 2004:

	For the Year Ended
	December 31,

	2005	2004

	(In thousands)
Net cash used by operating activities	$(15,657)	$(14,191)
Net cash provided (used) by investing activities	3,061	(2,455)
Net cash provided by financing activities	13,630	15,095

Net increase (decrease) in cash and cash equivalents	$1,034	$(1,551)

	As of December 31,

	2005	2004

	(In thousands)
Cash and cash equivalents	$2,254	$1,220
Long term debt including current portion and lines of credit	59,500	45,778
Available credit under senior credit agreement	$2,205	$3,181
      Management believes that the combination of current cash balances, funds available under its revolving credit facility, anticipated proceeds from the sale of certain TV stations and existing cash balances of Coconut Palm, subsequent to the merger, will be adequate to provide for EBC’s working capital requirements, capital expenditures, and debt service for the foreseeable future.
For the six month period ended June 30, 2006 as compared to the six month period ended June 30, 2005:
      Net cash used by operating activities decreased $1.9 million. The change is due to an increase in net loss of $9.7 million and to various adustments used to reconcile the net loss to net cash used. Significant among these adjustments includes an increase of $3.5 million for the cash received as a Deposit Held Pending the sale of a television station, a decrease of $7.6 million in gains from the sale of intangibles, primarily FCC licenses and related broadcast assets, and an increase of $0.5 million in the amortization of program broadcast rights.
      Net cash used by investing activities was $0.2 million in the six month period ended June 30, 2006, a decrease of $2.7 million from the prior six month period ended June 30, 2005, when $2.5 million was provided by investing activities. Cash flows for purchases of broadcast assets, including property and equipment, decreased $1.0 million from $2.5 million in the six month period ended June 30, 2005, to $1.5 million in the six month period ended June 30, 2006. Additionally, the proceeds from the sale of broadcast stations decreased from $5.3 million in the six month period ended June 30, 2005, to $1.1 million in the six month period ended June 30, 2006, a decrease of $4.2 million.
      Net cash provided by financing activities was $2.0 million in the six month period ended June 30, 2006, compared to $2.2 million in the six month period ended June 30, 2005. Proceeds from notes payable, net of repayments, in the six months ended June 30, 2006, were $2.0 million compared to $2.3 million in the six month period ended June 30, 2005, a decrease of $0.3 million. The net proceeds in both six month periods were primarily to finance EBC’s acquisition of television stations, increase the investment in broadcast equipment, and for general operating purposes.

For the year ended December 31, 2005 as compared to the year ended December 31, 2004:
      Net cash used by operating activities increased $1.5 million. The increase was primarily the result of an increase in net loss of $6.7 million. Significant adjustments to reconcile net loss to net cash used by operating activities included an increase of $1.7 million for the non-cash impairment expense to write down the value of the license associated with WBMM, the TV station located in Montgomery, AL, a decrease of $3.5 million in gains from the sale of intangibles, primarily FCC licenses and related broadcast assets, an increase of $1.3 million in the amortization of program broadcast rights and a $2.8 million increase in the investment in program broadcast rights.
      Net cash provided by investing activities was $3.1 million in the year ended December 31, 2005, an increase of $5.5 million from the prior year ended December 31, 2004, when $2.5 million was used by investing activities. Cash flows for purchases of broadcast assets, including property and equipment, decreased $14.2 million from $17.6 million in the year ended 2004 to $3.4 million in the year ended 2005. Additionally, the proceeds from the sale of broadcast stations decreased from $17.0 million in 2004 to $6.0 million in 2005, a decrease of $11.0 million.
      Net cash provided by financing activities was $13.6 million in 2005 compared to $15.1 million in 2004. Proceeds from notes payable, net of repayments, in 2005 were $13.7 million compared to $15.4 million in 2004, a decrease of $1.7 million. The net proceeds in both years were primarily to finance EBC’s acquisition of television stations, increase the investment in broadcast equipment, and for general operating purposes. During the year ended December 31, 2004, EBC raised $2.0 million from the issuance of 266,667 shares of Class B common stock. Also, during 2004, EBC repurchased those shares for $2.0 million and purchased 33,334 shares of Class A common stock for $250,000.
      EBC and its subsidiaries file a consolidated federal income tax return and such state and local tax returns as are required. Based on the net operating loss available for carryforward at December 31, 2005, of $71.7 million EBC does not expect to pay any significant amount of income taxes in the next several years. However, on a post-merger basis with Coconut Palm, certain changes in ownership could trigger limitations in the availability of EBC’s net operating loss carry forwards.
      The senior credit facility with Wells Fargo Foothill, Inc. and SPCP Group, LLC, and affiliates, as lenders, provides EBC with a $20 million term A loan facility; a $9.5 million term B loan facility; a $6 million term C loan facility; and a $30,962,500 revolving credit facility. As of June 30, 2006, the term A loan is outstanding, the term B loan has not been drawn against, the C loan is outstanding and $23.6 million is outstanding on the revolver. Since the terms of the revolver include a $5.0 million reserve, the remaining funds available under the revolver at June 30, 2006, totaled $2.4 million. All loans are due in June 2010, unless certain asset sales occur, as identified per the credit agreement, whereby net cash proceeds from such sales shall be applied ratably to the obligations as outlined in the credit agreement. All loans are subject to interest rates based on either LIBOR or Base Rates, also as defined in the agreement. At June 30, 2006, the applicable rates ranged from 12.11% to 14.25%.
      The senior credit facility is collateralized by substantially all of the assets, including real estate, of EBC and its subsidiaries. In addition, most of EBC’s subsidiaries are joint and several guarantors of the obligations and EBC’s ownership interests in its subsidiaries are pledged to collateralize the obligations. The loan agreement contains certain restrictive provisions which include, but are not limited to, requiring EBC to achieve certain revenue and earnings goals, limiting the amount of annual capital investments, incur additional indebtedness, make certain acquisitions and investments, sell assets or make other restricted payments, including dividends (all are as defined in the loan agreement and subsequent amendments.)
      Management does not believe that inflation has had a material impact on operations to date, nor is inflation expected to have a material effect on operations in the near future. However, there can be no assurances that a high rate of inflation in the future would not have an adverse impact on our operating results and increase borrowing costs.

Off-Balance Sheet Arrangements
      EBC does not have any off-balance sheet arrangements.
Contractual Obligations

	Year Ended December 31,

	2006	2007	2008	2009	2010	Thereafter	Total

	(In thousands)
Long-term debt(1)(2)	$3,313	$2,149	$427	$369	$51,674	$1,618	$59,550
Non-cancelable operating lease Obligations	1,570	1,352	1,073	803	622	2,626	8,046
Program rights	1,673	660	426	244	141	99	3,243

	$6,556	$4,161	$1,926	$1,416	$52,439	$4,343	$70,839

(1)	Includes capital lease obligations

(2)	Excludes interest
      The above table does not include cash requirements for the payment of any dividends that our board of directors may decide to declare in the future on our Coconut Palm Series A preferred stock. See Note 10 to the 2005 consolidated financial statements.
Related Party Transactions
      Arkansas Media owned 75% of EBC’s Class B common shares outstanding at June 30, 2006 and 2005, and at December 31, 2005 and 2004. The owners of Arkansas Media hold management and board of director positions with EBC. In addition to the transactions noted below, Arkansas Media has, at times, acted as the broker on behalf of EBC and others that hold rights to broadcast construction permits which they wish to sell. Arkansas Media also owns three television stations which were operated by EBC on a fee basis under local marketing agreements.
      Management fees and commissions of $0.849 million and $0.695 million in the six month periods ended June 30, 2006 and 2005, respectively, and $1.470 million, $1.351 million and $1.233 million in fiscal years 2005, 2004 and 2003, respectively, were incurred for services rendered to EBC by Arkansas Media and its affiliates. Operating fees incurred under local marketing agreements with Arkansas Media totaled $48,000 and $48,000 in the six month periods ended June 30, 2006 and 2005, respectively and $96,000, $96,000 and $36,000 in fiscal years 2005, 2004 and 2003, respectively.
      Other related party activities were immaterial to EBC’s financial position and results of operations.
CRITICAL ACCOUNTING POLICIES AND ESTIMATES
      The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires the appropriate application of certain accounting policies, many of which require EBC to make estimates and assumptions about future events and their impact on amounts reported in EBC’s consolidated financial statements and related notes. Since future events and their impact cannot be determined with certainty, the actual results may differ from EBC’s estimates. Such differences may be material to the consolidated financial statements.
      EBC believes its application of accounting policies, and the estimates inherently required therein, are reasonable. These accounting policies and estimates are periodically reevaluated, and adjustments are made when facts and circumstances dictate a change. Historically, EBC has found its application of accounting policies to be appropriate, and actual results have not differed materially from those determined using necessary estimates.

      EBC’s accounting policies are more fully described in Note 2 “Summary of Significant Accounting Policies” in the “Notes to the Consolidated Financial Statements,” included elsewhere in this proxy EBC has identified the following critical accounting policies:

Program Rights and Contract Costs
      Program rights represent costs incurred for the right to broadcast certain features and syndicated television programs. Program rights are stated at the lower of unamortized cost or estimated realizable value. The cost of such program rights and the corresponding liability are recorded when the initial program becomes available to broadcast under the contract. Generally, program rights are amortized over the life of the contract on a per broadcast usage basis. The portion of the cost estimated to be amortized within one year and after one year, is reflected in the consolidated balance sheets as current and non-current assets, respectively. The gross payments under these contracts that are due within one year and after one year are similarly classified as current and non-current liabilities.
      Certain program contracts provide that EBC may exchange advertising airtime in lieu of cash payments for the rights to broadcast certain television programs. The average estimated fair value of the advertising time available in each contract program is recorded as both a program right, an asset, and, correspondingly, as deferred barter revenue, a liability. The current and non-current portion of each are determined as noted above. As the programs are aired and advertising time used, both program rights and unearned revenue are amortized, correspondingly, based on a per usage basis of the available commercial time, to both program expense and broadcast revenue.
Valuation of Intangible Assets, Goodwill and Long-lived Assets
      EBC classifies intangible assets as either finite-lived or indefinite-lived. Indefinite-lived intangibles consist of FCC broadcasting licenses and goodwill which are not subject to amortization, but are tested for impairment at least annually.
      At least annually, EBC performs an impairment test for indefinite-lived intangibles and goodwill using various valuation methods to determine the asset’s fair value. Certain assumptions are used in determining the fair value, including assumptions about EBC’s businesses, market conditions, station operating performance and legal factors . Additionally, the fair values can be significantly impacted by other factors including market multiples and long-term interest rates that exist at the time the impairment analysis is performed.
      EBC reviews its long-lived assets and certain identifiable intangibles for impairment whenever events or changes in circumstances indicated that the carrying amount of any asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to fair value, which is determined using quoted market prices or estimates based on the best information available using valuation techniques acceptable in the industry. Management uses third-party, independent appraisals of all stations and operations which are updated on a regular basis upon which it bases its estimate of fair value.
Revenue Recognition
      EBC’s primary source of revenue is the sale of television time to advertisers. Revenue is recorded when the advertisements are broadcast. All other revenues are recognized as services are provided. The revenues realized from barter arrangements are recorded as the programs are aired and at the estimated fair value of the advertising airtime given in exchange for the program rights.

Income taxes
      In establishing deferred income tax assets and liabilities, EBC makes judgments and interpretations based on enacted tax laws and published tax guidance applicable to its operations. EBC records deferred tax assets and liabilities and evaluates the need for valuation allowances to reduce deferred tax assets to realizable amounts. Changes in EBC’s valuation of the deferred tax assets or changes in the income tax provision may affect its annual effective income tax rate. As of June 30, 2006, December 31, 2005, 2004 and 2003, valuation allowances have been provided for the entire amount of our available federal and state net operating loss carryovers.

Stock-Based Compensation
      EBC uses the intrinsic value method of accounting for employee stock options in accordance with APB Opinion No. 25, “Accounting for Stock Issued to Employees,” and has adopted the disclosure provisions of SFAS No. 148, “Accounting for Stock Based Compensation — Transition and Disclosure,” which requires pro forma disclosure of the impact of using the fair value of the option at date of grant method. In December 2004, FASB issued SFAS No. 123R, “Share-Based Payment,” which replaces SFAS No. 123 and supersedes APB Opinion 25. SFAS No. 123R requires the measurement of all share-based payments to employees, including grants of employee stock options, using a fair-value-based method and the recording of such expense. The accounting provisions of SFAS No. 123R are effective for EBC beginning in the first quarter of fiscal year 2007.
      To calculate fair value, and in compliance with SFAS No. 123’s disclosure requirements, EBC used risk free interest for the estimated life of the option and 0% volatility, the minimum-value method. Management is evaluating the requirements under SFAS No. 123R and expects the adoption will have an impact on its consolidated results of operations and net income (loss) per share but has not yet quantified this impact; however, it will not have an effect on EBC’s cash flow.
Recent Accounting Pronouncements
      In December 2004, the FASB issued SFAS 123R, a revision of SFAS 123. SFAS 123R will require EBC to, among other things, measure all employee stock-based compensation awards using a fair value method and record the expense in EBC’s consolidated financial statements. The provisions of SFAS 123R, as amended by SEC Staff Accounting Bulletin No. 107, “Share-Based Payment,” are effective no later than the beginning of the next fiscal year that begins after December 15, 2005. Management anticipates that it will adopt the new requirements using the modified prospective transition method in its first fiscal quarter of 2007. Management has not yet determined the impact of the adoption of SFAS 123R on its consolidated financial statements.
      In March 2005, the FASB issued Interpretation No. 47, “Accounting for Conditional Asset Retirement Obligations, an interpretation of FASB Statement No. 143” (“Fin 47”). Fin 47 requires the recognition of a liability for the fair value of a legally-required conditional asset retirement obligation when incurred, if the liability’s fair value can be reasonably estimated. Fin 47 also clarifies when an entity would have sufficient information to reasonably estimate the fair value of an asset retirement obligation. Fin 47 is effective for fiscal years ending after December 15, 2005. Management has not yet determined the impact of the adoption of Fin 47 on its consolidated financial statements.
      In June 2006, FASB issued FIN 48, “Accounting for Uncertainty in Income Taxes (as amended) clarifies the accounting for uncertainty in income taxes recognized in an enterprises’ financial statements in accordance with FASB Statement No. 109, “Accounting for Income Taxes.” This Interpretation provides a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. This Interpretation gives guidance on the derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. Management has not yet determined the impact of the adoption of FIN 48 on its consolidated financial statements. However, it does not expect it to have a material impact on the consolidated financial statements.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK
General
      EBC is exposed to market risk from changes in domestic and international interest rates (i.e. prime and LIBOR). This market risk represents the risk of loss that may impact the financial position, results of operations and/or cash flows of EBC due to adverse changes in interest rates. This exposure is directly related to our normal funding activities. EBC does not use financial instruments for trading and as of June 30, 2006, was not a party to any interest-rate derivative agreements.
Interest Rates
      At June 30, 2006, the entire outstanding balance under our credit agreement, approximately 81% of EBC’s total outstanding debt (credit agreement, lines of credit, asset purchase loans, real estate mortgage, etc.) bears interest at variable rates. The fair value of EBC’s fixed rate debt is estimated based on current rates offered to EBC for debt of similar terms and maturities and is not estimated to vary materially from its carrying value.
      Based on amounts outstanding at June 30, 2006, if the interest rate on EBC’s variable debt were to increase by 1.0%, its annual interest expense would be higher by approximately $0.6 million.

INFORMATION ABOUT COCONUT PALM
BUSINESS
General
      Coconut Palm is a blank check company organized under the laws of the State of Delaware on April 29, 2005 to effect a merger, capital stock exchange, asset acquisition or other similar business combination with an operating business. The registration statement for its initial public offering (“IPO”) was declared effective on September 8, 2005 pursuant to which Coconut Palm sold 10,000,000 units on September 14, 2005. On September 19, 2005, Coconut Palm consummated the closing of the 1,500,000 units which were subject to an over-allotment option. Each unit consists of one share of common stock, $.0001 par value per share, and two warrants, each to purchase one share of common stock. The units were sold at an offering price of $6.00 per unit, generating gross proceeds of $69,000,000. Coconut Palm received net proceeds of approximately $63,608,000 from the IPO.
      Prior to executing the merger agreement with EBC, Coconut Palm’s efforts have been limited to organizational activities, completion of its initial public offering and the evaluation of possible business combinations.
Offering Proceeds Held in Trust
      Coconut Palm’s net proceeds from the sale of Coconut Palm’s units were approximately $63,608,000. Of this amount, $62,620,000 was deposited in trust and the remaining $988,044 was held outside of the trust. The proceeds held outside the trust are available to be used by Coconut Palm, and are being used by Coconut Palm, to provide for business, legal and accounting due diligence on prospective acquisitions and continuing general and administrative expenses. Coconut Palm evaluated a number of candidates before moving forward with EBC. If the merger with EBC is not consummated, Coconut Palm may not have enough time or resources to continue searching for an alternative target. In the event the merger with EBC is not consummated Coconut Palm would, if able, continue to conduct a search for a possible candidate in accordance with the criteria as previously disclosed in Coconut Palm’s publicly available filings with the SEC.
      The trust account will not be released until the earlier of the consummation of a business combination or the liquidation of Coconut Palm. If the merger with EBC is consummated, the trust account will be released to Coconut Palm, less amounts paid to stockholders of Coconut Palm who do not approve the merger and elect to convert their shares of common stock into their pro-rata share of the trust account.
Fair Market Value of Target Business
      The initial target business that Coconut Palm acquires must have a fair market value equal to at least 80% of Coconut Palm’s net assets at the time of such acquisition. The fair market value will be determined by Coconut Palm’s board of directors based upon standards generally accepted by the financial community, such as actual and potential sales, earnings and cash flow and book value. Coconut Palm would not be required to obtain an opinion from an investment banking firm as to the fair market value if Coconut Palm’s board of directors independently determines that the target business has sufficient fair market value. Coconut Palm’s board of directors determined that the 80% net asset test was met in connection with its acquisition of EBC. In addition, subsequent to the execution of the merger agreement, Coconut Palm has obtained a fairness opinion from Morgan Joseph that the consideration to be paid by Coconut Palm pursuant to the merger agreement is fair to Coconut Palm from a financial point of view.
Stockholder Approval of Business Combination
      Coconut Palm will proceed with a business combination only if a majority of all of the outstanding shares of Coconut Palm are voted in favor of the business combination. In addition, Coconut Palm’s founding stockholder, RPCP Investments, an affiliate of our officers and directors, which purchased or received shares of common stock prior to Coconut Palm’s initial public offering, presently owns an aggregate of approxi-

mately 17.9% of the outstanding shares of Coconut Palm common stock, and this stockholder has agreed to vote the shares acquired prior to the public offering in accordance with the vote of the majority in interest of all other Coconut Palm stockholders on the merger proposal. If the holders of 20% or more of Coconut Palm’s common stock issued in its initial public offering vote against the merger proposal and demand that Coconut Palm convert their shares into, their pro rata share of the trust account, then Coconut Palm will not consummate the merger. In this case, Coconut Palm would be able to present another potential business combination to its stockholders, subject to the time limitations set forth below.
Conversion Rights
      Each stockholder who holds shares of Coconut Palm common stock issued in the initial public offering has the right to have his, her or its shares of common stock converted to cash if he votes against the merger and the merger is approved and completed.
      The actual per-share conversion price will be equal to the amount in the trust account, inclusive of any interest, as of the record date for determination of stockholders entitled to vote on the business combination, divided by the number of shares sold in Coconut Palm’s initial public offering. The initial per-share conversion price would be equal to approximately $5.5734 per share as of June 30, 2006, for each share that is eligible to participate in the funds held in the trust account. An eligible stockholder may request conversion on the proxy card, but the request will not be granted unless the stockholder votes against the merger and the merger is approved and completed. Any request for conversion by proxy prior to the date of the special meeting, may be withdrawn at any time up to the date of the meeting. It is anticipated that the funds to be distributed to stockholders who elect conversion will be distributed promptly after completion of the merger. Any public stockholder who converts their stock into their share of the trust account still has the right to exercise the warrants that they received as part of the units in the initial public offering. Coconut Palm will not complete the merger if the eligible stockholders, owning 20% or more of the shares sold in the initial public offering, exercise their conversion rights.
Liquidation if No Business Combination
      Coconut Palm’s certificate of incorporation provides for mandatory liquidation of Coconut Palm in the event that Coconut Palm does not consummate a business combination within 18 months from the date of consummation of its IPO, or 24 months from the consummation of the IPO if certain extension criteria have been satisfied. Such dates are March 14, 2007 and September 14, 2007, respectively. Coconut Palm signed the merger agreement with EBC on April 7, 2006.
      If Coconut Palm does not consummate a business combination by March 14, 2007, or September 14, 2007 if applicable, Coconut Palm will be dissolved and will distribute to all of its public stockholders, in proportion to their respective equity interests, an aggregate sum equal to the amount in the trust account, inclusive of any interest, plus any remaining net assets. Upon notice from Coconut Palm, the trustee of the trust account will commence liquidating the investments constituting the trust account and will turn over the proceeds to the transfer agent for distribution to the stockholders holding shares acquired through the IPO. Coconut Palm’s stockholders who obtained their Coconut Palm stock prior to Coconut Palm’s IPO have waived their rights to participate in any liquidation distribution with respect to shares of common stock owned by them immediately prior to the IPO. There will be no distribution from the trust account with respect to Coconut Palm’s warrants.
      If Coconut Palm were to expend all of the net proceeds of the IPO, other than the proceeds deposited in the trust account, the per-share liquidation price as of                     , 2006 would be approximately $          , or $          less than the per-unit offering price of $6.00 in Coconut Palm’s IPO. The proceeds deposited in the trust account could, however, become subject to the claims of Coconut Palm’s creditors and there is no assurance that the actual per-share liquidation price will not be less than $          , due to those claims. If Coconut Palm liquidates prior to the consummation of a business combination, RPCP Investments has agreed that it will be personally liable to pay debts and obligations to target businesses or vendors or other entities that are owed money by Coconut Palm for services rendered or contracted for or products sold to Coconut

Palm in excess of the net proceeds of the IPO not held in the trust account. There can be no assurance, however, that it would be able to satisfy those obligations.
      The stockholders holding shares of Coconut Palm common stock issued in the IPO will be entitled to receive funds from the trust account only in the event of Coconut Palm’s liquidation or if the stockholders seek to convert their respective shares into cash and the merger is actually completed. In no other circumstances shall a stockholder have any right or interest of any kind to or in the trust account.
Employees
      Coconut Palm has five executive officers. These individuals are not obligated to devote any specific number of hours to Coconut Palm matters and intend to devote only as much time as they deem necessary to Coconut Palm affairs. The amount of time they will devote in any time period will vary based on the availability of suitable target businesses to investigate, although Coconut Palm expects each of Messrs. Rochon, Ruff, Ferrari and Farenhem to devote an average of approximately ten hours per week to Coconut Palm’s business. Coconut Palm does not intend to have any full time employees prior to the consummation of a business combination.
Periodic Reporting and Audited Financial Statements
      Coconut Palm has registered its units, common stock and warrants under the Securities Act of 1933, as amended, and has reporting obligations, including the requirement that it files annual, quarterly and current reports with the SEC. In accordance with the requirements of the Securities Exchange Act of 1934, its annual reports will contain financial statements audited and reported on by its independent accountants.
      Coconut Palm will not acquire a target business if audited financial statements based on United States generally accepted accounting principles cannot be obtained for the target business. Additionally, its management will provide stockholders with audited financial statements, prepared in accordance with United States generally accepted accounting principles, of the prospective target business as part of the proxy solicitation materials sent to stockholders to assist them in assessing the target business. Coconut Palm cannot assure you that any particular target business identified by it as a potential acquisition candidate will have financial statements prepared in accordance with United States generally accepted accounting principles or that the potential target business will be able to prepare its financial statements in accordance with United States generally accepted accounting principles. The financial statements of a potential target business will be required to be audited in accordance with United States generally accepted accounting standards. To the extent that this requirement cannot be met, Coconut Palm will not be able to acquire the proposed target business. While this may limit the pool of potential acquisition candidates, given the broad range of companies it may consummate a business combination with, it does not believe that the narrowing of the pool will be material.
Legal Proceedings
      To the knowledge of management, there is no litigation currently pending or contemplated against Coconut Palm or any of Coconut Palm’s officers or directors in their capacity as such.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS OF COCONUT PALM
Overview
      The following discussion of the financial condition and results of operations of Coconut Palm should be read in conjunction with its consolidated financial statements and the notes thereto.
      Coconut Palm was formed on April 29, 2005 to serve as a vehicle to effect a merger, capital stock exchange, asset acquisition or other similar business combination. Coconut Palm intends to utilize cash derived from the proceeds of its recently completed public offering, its capital stock, debt or a combination of cash, capital stock and debt, in effecting a business combination.
      Coconut Palm consummated its initial public offering on September 14, 2005. All activity from April 29, 2005 through September 14, 2005 is related to its formation and its initial public offering. On September 19, 2005, Coconut Palm closed on an additional 1,500,000 units that were subject to the underwriters’ over-allotment option.
      Since closing Coconut Palm’s initial public offering on September 14, 2005, Coconut Palm has been actively engaged in identifying an appropriate business combination candidate. It has met with target companies, service professionals and other intermediaries to discuss with them Coconut Palm’s business, the background of its management and its combination preferences. In the course of these discussions, it has also spent time explaining the capital structure of the initial public offering, the combination approval process, and the timeline under which it is operating before the proceeds of the offering are returned to investors. Coconut Palm would gauge the environment for target companies to be highly competitive. While it has executed an Agreement and Plan of Merger with a possible merger partner as described below, there are still closing conditions to be satisfied and therefore there can be no assurance that it will ultimately find and close a suitable business combination in the time allotted for it to close a transaction with a business combination candidate.
Developments in Finding Suitable Business Combination Partner
      On April 7, 2006, Coconut Palm entered into the merger agreement pursuant to which EBC will merge with and into Coconut Palm, with Coconut Palm remaining as the surviving corporation. Following completion of the merger, it is anticipated that Coconut Palm will change its name to more properly reflect its status as a diversified media company. EBC is headquartered in Little Rock, Arkansas and is a leading operator of television stations serving Spanish-language markets in the U.S. As of April 13, 2006, EBC’s broadcasts reached approximately 15.1 million households, nearly 14% of all U.S. households. The merger agreement was amended as of May 5, 2006 primarily to provide for the extension of the due diligence review period for an additional one week beyond the initial four week period. A copy of the first amendment is attached hereto as Annex A-2. On May 12, 2006, Coconut Palm completed its due diligence review of EBC in connection with the merger agreement and informed EBC that is was proceeding with the Merger pursuant to the terms of the merger agreement. Coconut Palm engaged Ernst & Young Transaction Advisory Services and L4 Media Group in completing its due diligence review.
      On June 15, 2006, Coconut Palm was informed by EBC that EBC shareholders had approved the Merger. Coconut Palm was also informed that EBC and each member of the EBC board of directors had been named in a lawsuit filed by an EBC shareholder in the circuit court of Pulaski County, Arkansas on June 14, 2006. The lawsuit was filed as a class action, meaning that the plaintiff, Mr. Max Bobbitt, seeks to represent all shareholders in the class, provided the class is certified by the court. The complaint makes various allegations against EBC and the board of EBC with respect to the Merger and other matters. In addition to requesting unspecified compensatory damages, the plaintiff also requested injunctive relief to enjoin the EBC annual shareholder meeting and the vote. An injunction hearing was not held before the EBC annual meeting regarding the Merger so the meeting and shareholder vote proceeded as planned and the EBC shareholders approved the Merger. On August 9, 2006, EBC’s motion to dismiss the lawsuit was denied. According to EBC, EBC views the lawsuit as baseless and they will continue to vigorously defend the matter.

Coconut Palm and EBC are proceeding with the Merger in accordance with the terms of the merger agreement. However, EBC’s board of directors will call a special meeting of its shareholders for reconsideration of the merger agreement.
      The obligations of the parties to consummate the merger are subject to certain closing conditions including, among others, Coconut Palm’s stockholder approval, government approvals (including without limitation those approvals relating to antitrust, FCC licenses and the effectiveness of a registration statement filed with the SEC) and the execution and closing by Univision of the asset purchase agreement providing for the sale to Univision of two EBC TV stations.
Results of Operations for the period from April 29, 2005 through December 31, 2005
      For the period from April 29, 2005 (date of inception) to December 31, 2005 operating costs of $146,923 consisted primarily of $10,869 of travel and entertainment expenses, $18,029 of printing expenses, $22,396 for directors and officers liability insurance, $28,000 for rent expense, $26,925 for professional fees, $1,116 of other expenses and franchise taxes of $39,588; offset by interest income on the trust account investments, including interest allocable to shares subject to possible conversion, in the amount of $500,584 and interest on cash and cash equivalents of $7,287. Coconut Palm also had a provision for incomes taxes in the amount of $25,756. This resulted in net income for the period from April 29, 2006 (date of inception) to December 31, 2005 of $335,192.
Results of Operations for the period from April 1, 2006 through June 30, 2006
      For the three months ended June 30, 2006 operating costs of $187,289 consisted primarily of $114,598 of professional fees, $30,273 for state filing fees, $22,500 for office rent, $18,699 for directors and officers liability insurance and $1,219 of other expense; offset by interest income on the trust account investments, including interest allocable to shares subject to possible conversion, in the amount of $526,907 and interest on cash and cash equivalents of $4,711. Coconut Palm also had a provision for incomes taxes in the amount of $29,338. This resulted in net income for the three months ended June 30, 2006 of $314,991.
Results of Operations for the period from January 1, 2006 through June 30, 2006
      For the six months ended June 30, 2006 operating costs of $306,391 consisted primarily of $157,831 of professional fees, $30,560 for state filing fees, $45,000 for office rent, $37,191 for directors and officers liability insurance, $5,002 of other expense and $30,807 for Florida intangible tax; offset by interest income on the trust account investments, including interest allocable to shares subject to possible conversion, in the amount of $973,489 and interest on cash and cash equivalents of $11,176. Coconut Palm also had a provision for incomes taxes in the amount of $52,561. This resulted in net income for the six months ended June 30, 2006 of $625,713.
Liquidity and Capital Resources
      Of the net proceeds of Coconut Palm’s initial public offering consummated on September 14, 2005, $62,620,000 was placed in a trust account, with the remaining net proceeds of approximately $988,044 available to pay for business, legal and accounting due diligence on prospective acquisitions and continuing general and administrative expenses. As of June 30, 2006 the balance held in the trust was $64,094,073, representing the original principal plus interest of $1,474,073. Coconut Palm will use substantially all of the net proceeds of its initial public offering not held in trust to identify and evaluate prospective acquisition candidates, select the target business, and structure, negotiate and consummate the business combination. Coconut Palm intends to utilize its cash, including the funds held in the trust account, capital stock, debt or a combination of the foregoing to effect a business combination. To the extent that Coconut Palm’s capital stock or debt securities are used in whole or in part as consideration to effect a business combination, the proceeds held in the trust account as well as any other available cash will be used to finance the operations of the target business. At June 30, 2006, Coconut Palm had cash outside of the trust account of $504,552, prepaid expenses of $68,108, deferred acquisition costs of $1,200,242 and total current liabilities of

134

$1,272,926, leaving it with working capital deficiency of $700,266, excluding investments held in trust and interest attributable to common stock, subject to possible conversion.
      As of June 30, 2006, Coconut Palm had accumulated $1,200,242 in deferred costs related to the proposed acquisition of EBC. These costs will be amortized contingent upon the completion of the Merger following the required approval by Coconut Palm’s stockholders and the fulfillment of certain other conditions. If the Merger is not completed these costs will be recorded as expense.
      Coconut Palm’s founding stockholder, RPCP Investments, has agreed with Coconut Palm and the underwriters to be personally liable to pay debts and obligations to target businesses or vendors or other entities that are owed money by Coconut Palm for services rendered or contracted for or products sold to it in excess of the net proceeds of the offering not held in the trust account. Coconut Palm cannot guarantee that the founding stockholder would be able to satisfy these obligations. If the founding stockholder is unable to meet these obligations Coconut Palm may be forced to liquidate. These factors raise substantial doubt about Coconut Palm’s ability to continue as a going concern.
      On August 17, 2006, Coconut Palm and Continental Stock Transfer and Trust Company, as the Warrant Agent, entered into a Warrant Clarification Agreement clarifying an accounting issue relating to derivative financial instruments.
Off-Balance Sheet Arrangements
      Coconut Palm has never entered into any off-balance sheet financing arrangements and has never established any special purpose entities. Coconut Palm has not guaranteed any debt or commitments of other entities or entered into any options on non-financial assets.
QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK
      Market risk is the sensitivity of income to changes in interest rates, foreign exchanges, commodity prices, equity prices, and other market-driven rates or prices. Coconut Palm is not presently engaged in and, if a suitable business target is not identified by it prior to the prescribed liquidation date of the trust account, it may not engage in, any substantive commercial business. Accordingly, Coconut Palm is not and, until such time as it consummates a business combination, it will not be, exposed to risks associated with foreign exchange rates, commodity prices, equity prices or other market-driven rates or prices. The net proceeds of Coconut Palm’s initial public offering held in the trust account have been invested only in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940. To date, Coconut Palm’s efforts have been limited to organizational activities and activities relating to its initial public offering and the identification of a target business; it has neither engaged in any operations nor generated any revenues. As the proceeds from Coconut Palm’s initial public offering held in trust have been invested money market funds that invest primarily in short-term securities issued or guaranteed by the United States, Coconut Palm believes the exposure to interest rate fluctuations is limited, and therefore it does not believe it has a significant market risk related to interest rates.
MORGAN JOSEPH FAIRNESS OPINION
      Morgan Joseph was retained by the board of directors of Coconut Palm on April 10, 2006 to render an opinion from a financial point of view with respect to the fairness to Coconut Palm of the consideration to be paid in connection with the proposed transaction. At the May 19, 2006 meeting of the board of directors of Coconut Palm, Morgan Joseph rendered its opinion to the Coconut Palm board of directors that based upon and subject to the factors and assumptions set forth therein, the consideration to be paid by Coconut Palm pursuant to the merger agreement as then amended was fair from a financial point of view to Coconut Palm. Morgan Joseph is a nationally recognized investment banking firm which in the ordinary course of its investment banking business is regularly engaged in the valuation of companies and their securities in connection with mergers and acquisition and other corporate transactions. Morgan Joseph was selected to act as investment banker to Coconut Palm because of its expertise and its reputation in investment banking and mergers and acquisitions.
      The full text of the Morgan Joseph fairness opinion is attached as Annex E-1. The description of the opinion set forth in this section is qualified in its entirety by reference to the full text of the Morgan Joseph opinion set forth in Annex E-1. You are urged to read the Morgan Joseph opinion in its entirety for a description of the procedures followed, assumptions made, matters considered and qualifications and limitation on the Morgan Joseph opinion and the review undertaken by Morgan Joseph in rendering the Morgan Joseph opinion. Morgan Joseph provided its opinion for the information and assistance of the Coconut Palm board of directors in connection with its consideration of the merger.
      In furnishing its opinion, Morgan Joseph did not admit that it is an expert within the meaning of the term “expert” as used in the Securities Act of 1933, as amended (which is referred to as the Securities Act), nor did it admit that the Morgan Joseph opinion constitutes a report or valuation within the meaning of the Securities Act.
      The Morgan Joseph opinion is directed to the board of directors of Coconut Palm and addresses only the fairness from a financial point of view of the consideration to be paid by Coconut Palm in connection with the proposed transaction. The opinion does not address the merits of the underlying business decisions of Coconut Palm to engage in the proposed transaction and does not constitute a recommendation to any Coconut Palm shareholder as to how a shareholder should vote with respect to the proposed transaction or any other matter in connection with the proposed transaction.
      The merger consideration was determined through arms-length negotiations between EBC and Coconut Palm and was approved by the Coconut Palm board of directors. Morgan Joseph did not recommend any specific amount of consideration to the Coconut Palm board of directors or that any specific amount of consideration constituted the only appropriate consideration for the merger.
      In connection with rendering the opinion described above and performing its related financial analyses, Morgan Joseph reviewed, among other things:

•	the merger agreement and the first amendment to the merger agreement;

•	Coconut Palm’s Form 10-K for the period ended December 31, 2005, its Form l0-QSB for the period ended September 30, 2005, its Form 10-Q for the period ended March 31, 2006, its Forms 8-K filed on April 13, 2006 and April 14, 2006, respectively, and Coconut Palm’s Form S-1 Registration Statement, as amended;

•	the reported prices and trading activity for Coconut Palm’s common stock;

•	audited financial statements for EBC for the periods ending December 31, 1999 through December 31, 2005;

•	certain internal information and other data relating to EBC and its business prospects, including financial forecasts and projections for 2006 through 2012, provided to us by management of Coconut Palm and EBC;

•	certain publicly available information concerning EBC and certain other companies engaged in businesses which Morgan Joseph believed to be generally comparable to EBC;

•	appraisals of EBC undertaken and prepared by Holt Media Group dated November 30, 2005 and February 1, 2006;

•	the financial terms of certain recent business combinations of other communications companies which Morgan Joseph believed to be relevant; and

•	other financial studies, analyses, investigations and other information as Morgan Joseph deemed necessary or appropriate.

      Morgan Joseph also had discussions with certain members of the senior management of Coconut Palm and EBC concerning the business and financial prospects of EBC and the surviving corporation after the consummation of the merger.
      Morgan Joseph assumed and relied upon the accuracy and completeness of the financial, appraisal and other information reviewed by it and did not assume responsibility for the independent verification of that information. Morgan Joseph also assumed with Coconut Palm’s permission that Coconut Palm would hire appropriate additional personnel with applicable experience in the broadcasting industry prior to December 31, 2006. Morgan Joseph was advised by the senior management of Coconut Palm that the internal information and other data relating to EBC and its business prospects, including financial forecasts and projections for 2006 through 2012, were reasonably prepared on bases reflecting the best currently available estimates and judgments of Coconut Palm’s management. As such, Morgan Joseph assumed that the financial forecasts and projections will be achieved at the times and in the amounts projected thereby. Morgan Joseph expressed no opinion with respect to the financial forecasts or projections or the estimates or judgments on which they are based. With respect to all projections and estimates used in its analyses, Morgan Joseph assumed that financial projections or estimates or the assumptions on which they were based were reasonable. These projections and estimates, as well as the other estimates used by Morgan Joseph in its analyses, were based on numerous variables and assumptions which are inherently uncertain and, accordingly, actual results could vary materially from those set forth in such projections and estimates. Further, Morgan Joseph did not conduct a physical inspection of the properties and facilities of Coconut Palm or EBC, nor did Morgan Joseph make or obtain any independent evaluation or appraisal of such properties and facilities.
      Morgan Joseph made no independent investigation of any legal, accounting or tax matters affecting Coconut Palm or EBC, and assumed the correctness of all legal, accounting and tax advice given Coconut Palm and its board of directors or any committee thereof. Morgan Joseph assumed that the merger will qualify as a tax-free reorganization for U.S. federal income tax purposes. Morgan Joseph also assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the merger will be obtained without any material adverse effect on Coconut Palm or EBC and the merger. Morgan Joseph took into account its assessment of general economic, market and financial conditions and its experience in similar transactions, as well as its experience in securities valuation in general. Morgan Joseph’s opinion necessarily was based upon economic, financial, political, regulatory and other conditions as they existed and were evaluated on the date of the opinion and Morgan Joseph assumed no responsibility to update or revise its opinion based upon events or circumstances occurring after the date of the opinion even though subsequent developments may affect the opinion.
      Morgan Joseph’s opinion does not address Coconut Palm’s underlying business decision to proceed with or effect the merger and does not constitute a recommendation to Coconut Palm, its board of directors or any other person as to any specific action that should be taken in connection with the merger. In addition, Morgan Joseph did not express any opinion as to any tax or other consequences that might result from the merger. Morgan Joseph’s opinion does not express an opinion with regard to the material terms of the merger agreement or the form or structure of the merger. Morgan Joseph expressed no opinion as to what the value of Coconut Palm’s common stock will be when issued in connection with the merger or the prices at which it will be traded in the future.
      In rendering its opinion, Morgan Joseph performed a variety of financial analyses. In performing its analyses, numerous assumptions were made with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Morgan Joseph, Coconut Palm and EBC. Any estimates contained in the analyses performed by Morgan Joseph are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by those analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which those businesses or securities might actually be sold. Accordingly, the analyses and estimates are inherently subject to substantial uncertainty.
      The following is a summary of the material analyses performed by Morgan Joseph, but does not purport to be a complete description of all the analysis underlying Morgan Joseph’s opinion. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. Morgan Joseph believes that its analyses must be considered as a whole and that selecting portions of the factors and analyses considered without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying the opinion. Also, no company included in Morgan Joseph’s comparative analysis, which is an element of the Discounted Cash Flow Analysis and the Leveraged Buyout Analysis described below, is identical to Coconut Palm or EBC and no transaction is identical to the merger. Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or merger transactions values, as the case may be, of Coconut Palm or EBC and the companies to which they are being compared. Accordingly, the estimates used in, and the results derived from, Morgan Joseph’s analyses are inherently subject to substantial uncertainty.
      Discounted Cash Flow Analysis. Morgan Joseph performed a discounted cash flow analysis of EBC using Coconut Palm’s financial forecasts and projections regarding EBC for 2006 through 2012. Morgan Joseph examined selected publicly traded comparable companies, including Univision, Entravision, Spanish Broadcasting System, Fisher Communications, Hearst-Argyle Television, LIN TV Corp., Young Broadcasting, Nexstar Broadcasting Group, Gray Television and Sinclair Broadcasting Group, and relevant precedent transactions, including Raycom Media/ Liberty Corp., Gray Television/ Stations Holding, LIN TV Corp./ Sunrise Television Corp., General Electric/ Telemundo, Fox Entertainment Group/ Chris-Craft Industries and Hearst-Argyle/ Pulitzer Broadcasting, to arrive at a range of discount rates between 15% and 20% and EBITDA multiples ranging from 10x EBITDA to 12x EBITDA and an exit from the business in five years. This analysis indicated an implied enterprise valuation of approximately $400.0 million to $500.0 million.
      Leveraged Buyout Analysis. Based on Coconut Palm’s financial forecasts and projections regarding EBC for 2006 through 2012, Morgan Joseph performed a leveraged buyout analysis to determine the potential implied enterprise value that might be achieved in an acquisition in a leveraged buyout transaction assuming an exit from the business in four or five years. Estimated exit values were calculated by applying exit value multiples of 10x EBITDA and 12x EBITDA, which exit value multiples were derived from the implied EBITDA multiples paid for the target companies in the selected transactions referred to above under Discounted Cash Flow Analysis. Morgan Joseph then derived a range of theoretical purchase prices based on assumed required internal rates of return for a buyer between approximately 24% to 38%, which range of percentages was, in Morgan Joseph’s professional judgment, generally reflective of the range of required internal rates of return commonly assumed when performing a leveraged buyout analysis of this type. This analysis indicated an implied current enterprise value of approximately $268.0 million to $300.0 million.
      Asset Value Analysis. Morgan Joseph analyzed the fairness of the consideration offered in the merger in light of the valuation and appraisal of EBC’s business and assets performed by Holt Media Group on November 30, 2005 and February 1, 2006. The valuation report generated by Holt Media Group valued EBC’s business and assets at $390.9 million, which Morgan Joseph reduced by approximately $15 million by deducting the value stated in Holt Report for KUTF (TU) in Logan, Utah and K45GX in Salt Lake City, Utah, which are to be transferred by EBC to Univision as part of the merger, but which were included in the Holt Media Group valuation to arrive at a valuation of $375.4 million. Although Morgan Joseph did not attempt to independently verify any underlying analysis used by Holt Media Group in its reports, Morgan Joseph did conduct several interviews and conference calls with Holt Media Group in order to better understand the methodologies used in the valuation report. Holt Media Group is a nationally recognized business valuation firm specializing in the valuation of television and radio facilities and was retained by EBC to perform the valuation of EBC’s business and assets due to Holt Media Group’s experience with such matters. Holt Media Group was paid a customary fee by EBC for performing the valuation and providing its report.
      Morgan Joseph has acted as financial advisor to the Coconut Palm board of directors and will receive a fee of $1,250,000 for its services contingent upon the closing of the transactions contemplated by the merger agreement. Morgan Joseph also is to receive a fee of $500,000 for rendering its fairness opinion which became due and payable at the time Morgan Joseph delivered its Opinion to the Coconut Palm board of directors. Morgan Joseph is also to receive reimbursement for its out-of-pocket expenses. Morgan Joseph served as the managing underwriter in Coconut Palm’s initial public offering which was consummated in September 2005, in which it received, as partial consideration for those services, and still holds 500,000 options to purchase units of Coconut Palm at an exercise price of $7.50. The units underlying these options are identical to the units sold in Coconut Palm’s initial public offering except that the warrants included in the option have an exercise price of $6.00 per share. In addition, Coconut Palm has agreed to indemnify Morgan Joseph for certain liabilities arising out of its engagement. Morgan Joseph, as part of its investment banking business, is regularly engaged in the valuation of businesses in connection with mergers, acquisitions, underwritings, private placements of listed and unlisted securities, financial restructurings and other financial services. In the ordinary course of its business, Morgan Joseph trades or otherwise effects transactions in the securities of Coconut Palm, it serves as a market maker for Coconut Palm’s stock in the over-the-counter market and may purchase and sell securities of Coconut Palm for Morgan Joseph’s own account and for the account of Morgan Joseph’s customers and, accordingly, may at any time hold a long or short position in such securities. Finally, pursuant to the underwriting agreement between Morgan Joseph and Coconut Palm dated September 8, 2005, Morgan Joseph has the right to send an observer to meetings of the board of directors of Coconut Palm.
      In performing its engagement, Morgan Joseph did not receive any instructions from the Coconut Palm board of directors, Coconut Palm or its affiliates, other than to render its opinions as to fairness of the consideration to be paid by Coconut Palm pursuant to the terms of the merger agreement from a financial point of view to Coconut Palm. Neither the Coconut Palm board of directors, Coconut Palm or its affiliates imposed any restriction or limitation on the scope of the investigations of Morgan Joseph or the procedures followed by Morgan Joseph in rendering its opinions.
SANDERS MORRIS FAIRNESS OPINION
      Sanders Morris Harris was retained by the board of directors of EBC to render an opinion with respect to the fairness from a financial point of view to EBC’s Class A common shareholders of the consideration to be paid in connection with the proposed transaction. At the June 14, 2006 meeting of the board of directors of EBC, Sanders Morris formally rendered its opinion to the EBC board of directors that based upon and subject to the factors and assumptions set forth therein, the consideration to be paid pursuant to the merger agreement was fair from a financial point of view to the Class A common shareholders of EBC.
      Sanders Morris is a nationally recognized investment banking firm which in the ordinary course of its investment banking business is regularly engaged in the valuation of companies and their securities in connection with mergers and acquisition and other corporate transactions. Sanders Morris was selected to act as investment banker to EBC because of its expertise and its reputation in investment banking and mergers and acquisitions.
      The full text of the Sanders Morris fairness opinion is attached as Annex E-2. The description of the opinion set forth in this section is qualified in its entirety by reference to the full text of the Sanders Morris opinion set forth in Annex E-2. You are urged to read the Sanders Morris opinion in its entirety for a description of the procedures followed, assumptions made, matters considered and qualifications and limitations on the Sanders Morris opinion and the review undertaken by Sanders Morris in rendering the Sanders Morris opinion. Sanders Morris issued its opinion to provide information and assistance of the EBC board of directors in connection with its consideration of the merger.
      In furnishing its opinion, Sanders Morris did not admit that it is an expert within the meaning of the term “expert” as used in the Securities Act, nor did it admit that the Sanders Morris opinion constitutes a report or valuation within the meaning of the Securities Act.
      The Sanders Morris opinion is directed to the board of directors of EBC and addresses only the fairness from a financial point of view of the consideration to be paid in connection with the proposed transaction to

EBC’s Class A common shareholders. The opinion does not address the merits of the underlying business decisions of EBC to engage in the proposed transaction and does not constitute a recommendation to any EBC shareholder as to how a shareholder should vote with respect to the proposed transaction or any other matter in connection with the proposed transaction.
      The merger consideration was determined through arms-length negotiations between EBC and Coconut Palm and was approved by the EBC board of directors. Sanders Morris did not recommend any specific amount of consideration to the EBC board of directors or that any specific amount of consideration constituted the only appropriate consideration for the merger.
      In connection with rendering the opinion described above and performing its related financial analyses, Sanders Morris reviewed, among other things:

•	the merger agreement;

•	Coconut Palm’s Form 10-K for the period ended December 31, 2005, its Form l0-QSB for the period ended September 30, 2005, its Form 10-Q for the period ended March 31, 2006, its Forms 8-K filed on April 13, 2006 and April 14, 2006, respectively, and Coconut Palm’s Form S-1 Registration Statement, as amended;

•	the reported prices and trading activity for Coconut Palm’s publicly traded securities;

•	audited financial statements for EBC for the three years ended December 31, 2005;

•	certain internal information and other data relating to EBC and its business prospects, including financial forecasts and projections, provided to it by management of EBC;

•	certain publicly available information concerning EBC and certain other companies engaged in businesses which Sanders Morris believed to be generally comparable to EBC;

•	appraisals of EBC undertaken and prepared by Holt Media Group, dated November 30, 2005 and February 1, 2006;

•	the financial terms of certain recent business combinations of other communications companies which Sanders Morris believed to be relevant;

•	The advice of legal and tax counsel to EBC regarding the acquisition structure relating to the transaction process, tax implications, and board approval process; and

•	other financial studies, analyses, investigations and other information as Sanders Morris deemed necessary or appropriate.
      Sanders Morris also had discussions with certain members of the senior management of EBC concerning the business and financial prospects of the surviving corporation after the consummation of the merger.
      Sanders Morris assumed and relied upon the accuracy and completeness of the financial, appraisal and other information reviewed by it and did not assume responsibility for the independent verification of that information. Sanders Morris was advised by the senior management of EBC that the internal information and other data relating to EBC and its business prospects, including financial forecasts and projections for 2006 through 2012, were reasonably prepared on bases reflecting the best currently available estimates and judgments of EBC’s management. As such, Sanders Morris assumed that the financial forecasts and projections will be achieved at the times and in the amounts projected thereby. Sanders Morris expressed no opinion with respect to the financial forecasts or projections or the estimates or judgments on which they are based. With respect to all projections and estimates used in its analyses, Sanders Morris assumed that financial projections or estimates or the assumptions on which they were based were reasonable. These projections and estimates, as well as the other estimates used by Sanders Morris in its analyses, were based on numerous variables and assumptions which are inherently uncertain and, accordingly, actual results could vary materially from those set forth in such projections and estimates. Further, Sanders Morris did not conduct a physical inspection of the properties and facilities of EBC or Coconut Palm, nor did Sanders Morris make or obtain any independent evaluation or appraisal of such properties and facilities.
      Sanders Morris made no independent investigation of any legal, accounting or tax matters affecting EBC or Coconut Palm, and assumed the correctness of all legal, accounting and tax advice given EBC and its board of directors or any committee thereof. Sanders Morris also assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the merger will be obtained without any material adverse effect on EBC or Coconut Palm and the merger. Sanders Morris took into account its assessment of general economic, market and financial conditions and its experience in similar transactions, as well as its experience in securities valuation in general. Sanders Morris’s opinion necessarily was based upon economic, financial, political, regulatory and other conditions as they existed and were evaluated on the date of the opinion, and Sanders Morris assumed no responsibility to update or revise its opinion based upon events or circumstances occurring after the date of the opinion even though subsequent developments may affect the opinion.
      Sanders Morris’s opinion does not address EBC’s underlying business decision to proceed with or effect the merger and does not constitute a recommendation to EBC, its board of directors, its shareholders or any other person as to any specific action that should be taken in connection with the merger. In addition, Sanders Morris did not express any opinion as to any tax or other consequences that might result from the merger. Sanders Morris’s opinion does not express an opinion with regard to the material terms of the Merger Agreement or the form or structure of the merger. Sanders Morris expressed no opinion as to what the value of Coconut Palm’s common stock will be when issued in connection with the merger or the prices at which it will be traded in the future.
      In rendering its opinion, Sanders Morris performed a variety of financial analyses. In performing its analyses, numerous assumptions were made with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Sanders Morris, EBC and Coconut Palm. Any estimates contained in the analyses performed by Sanders Morris are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by those analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which those businesses or securities might actually be sold. Accordingly, the analyses and estimates are inherently subject to substantial uncertainty.

UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS
      The following unaudited pro forma condensed consolidated balance sheet combines the historical condensed balance sheet of Coconut Palm and the historical balance sheet of EBC as of June 30, 2006 giving effect to the proposed merger of Coconut Palm and EBC pursuant to the merger agreement, as if the merger had been consummated on June 30, 2006. Coconut Palm’s balance sheet information was derived from its unaudited condensed balance sheet included in its Form 10-Q for the six months ended June 30, 2006 and included herein. EBC’s balance sheet information was derived from its unaudited consolidated balances at June 30, 2006 and included herein.
      The following unaudited pro forma combined statements of operations combines the historical statements of operations of EBC for the six month period ended June 30, 2006 and the year ended December 31, 2005, and for Coconut Palm for the period from April 29, 2005 (date of inception) to December 31, 2005 and for the six month period ended June 30, 2006, giving effect to the merger, as if it had occurred on January 1, 2005, and January 1, 2006, respectively.
      The historical results of Coconut Palm were derived from its unaudited condensed statement of operations included in its Form 10-Q for the six months ended June 30, 2006, and its audited statement of operations for the period from April 29, 2005 (date of inception) to December 31, 2005 included in its report on Form 10-K for the period ended December 31, 2005 and also included herein. The historical results of EBC were derived from its unaudited consolidated statements of operations for the six months ended June 30, 2006 and its audited consolidated statements of operation for the year ended December 31, 2005 and also included herein.
      For accounting purposes EBC is considered to be acquiring Coconut Palm in the merger. The reverse acquisition by EBC, an operating company, with Coconut Palm, a non-operating company with cash, is viewed as the issuance of equity by the accounting acquiror for the cash of Coconut Palm. Accordingly, the transaction is considered to be a capital transaction in substance rather than a business combination. The merger will be treated as the equivalent of EBC issuing stock for the net monetary assets of Coconut Palm, accompanied by a recapitalization at book value which approximates fair value with no goodwill or other intangible assets recorded. The costs of the transaction incurred by EBC will be charged directly to equity, those incurred by Coconut Palm will be expensed.
      The unaudited pro forma combined condensed balance sheet as of June 30, 2006 and the consolidated statement of operations for the six month period ended June 30, 2006 and the year ended December 31, 2005 have been prepared using two different levels of approval of the merger by the Coconut Palm stockholders as follows:

•	Assuming No Conversions: assumes no stockholders of Coconut Palm seek to convert their shares into a pro rata share of the trust account; and

•	Assuming Maximum Conversions: assumes the Coconut Palm stockholders owning 19.99% of the stock issued in the initial public offering seek conversion.
      We are providing this information to aid you in your analysis of the financial aspects of the merger. The unaudited pro forma condensed financial statements described above should be read in conjunction with the historical financial statements of EBC and Coconut Palm and the related notes thereto. The unaudited pro forma information is not necessarily indicative of the financial position or results of operations that may have actually occurred had the merger taken place on the dates noted, or the future financial position or operating results of the combined company.

Unaudited Pro Forma Financial Statements for EBC and Coconut Palm
Combined Condensed Balance Sheet as of June 30, 2006
Assuming No Conversions

	Coconut
	Palm	EBC	Adjustments		Pro Forma

	Historical	Historical			Combined
	($ in thousands)
Current Assets:
Cash and cash equivalents	$505	$591	$64,094	A
			(25,000)	B
			16,749	C
			(1,500)	D
			(3,200)	E
			(1,300)	F
			(489)	G
			(35)	H	$50,415
Certificate of deposit	—	106	—		106
Trade accounts receivable, net	—	4,263	—		4,263
Notes receivable	—	736	—		736
Program broadcast rights	—	4,776	—		4,776
Assets held for sale	—	15,717	(8,415)	B
			(1,244)	C	6,058
Prepaid expenses	68	—	—		68
Other current assets	—	506	—		506

Total current assets	573	26,695	39,660		66,928
Property, plant and equipment:
Land and improvements	—	2,296	—		2,296
Buildings	—	2,877	252	H	3,129
Broadcast equipment	—	23,771	75	F	23,846
Furniture and fixtures	—	3,323	—		3,323
Other equipment	—	277	—		277
Construction in process	—	227	—		227

Total property plant and equipment	—	32,771	327		33,098
Less accumulated depreciation	—	(11,870)	—		(11,870)

Total property, plant and equipment, net	—	20,901	327		21,228
Investments held in Trust Fund	64,094	—	(64,094)	A	—
Intangible assets, net of amortization	—	60,923	1,225	F	62,148
Other long term assets	1,200	8,568	(1,200)	I	8,568

Total assets	$65,867	$117,087	$(24,082)		$158,872

143

Unaudited Pro Forma Financial Statements for EBC and Coconut Palm
Combined Condensed Balance Sheet as of June 30, 2006
Assuming No Conversions

	Coconut
	Palm	EBC	Adjustments		Pro Forma

	Historical	Historical			Combined
	($ in thousands)
Current liabilities:
Lines of credit	$—	$986	$—		$986
Accounts payable, trade and other	502	3,016	—		3,518
Accrued expenses and other liabilities	706	1,963	—		2,669
Deposits held for sale of broadcast licenses	—	3,813	(3,500)	C	313
Deferred revenue	—	279	—		279
Current portion of program broadcast obligations	—	1,395	—		1,395
Current portion of deferred barter revenue	—	3,944	—		3,944
Current portion of notes payable	—	826	10	H	836
Current portion of capital lease obligations	—	27	—		27
Income tax payable	51	—	—		51
Other current liabilities	14	—	—		14

Total current liabilities	1,273	16,249	(3,490)		14,032
Note payable, net of current	—	59,682	207	H	59,889
Deferred barter revenue	—	3,017	—		3,017
Program broadcast obligations, net of current	—	1,475	—		1,475
Due to affiliates	—	836	(489)	G	347
Security and other deposits	—	219	—		219
Capital lease obligations, net of current	—	13	—		13
Common stock subject to possible conversion	12,519	—	(12,519)	J	—
Interest attributable to common stock, subject to possible conversion	294	—	(294)	J	—

Total liabilities	14,086	81,491	(16,585)		78,992

Preferred Stock			8,910	K	8,910
Stockholders’ equity
Preferred Stock		40	(40)	B
Common stock	1	167	(164)	E,J	4
Additional paid-in capital	51,114	108,378	(9,667)	L
			(25,000)	B
			(8,415)	B
			40	B
			164	J
			12,813	J
			(8,910)	K
			4,794	E	125,310
Accumulated retained earnings (deficit)	—	(63,322)	19,005	C
			(1,500)	D
			(3,200)	E
			(1,200)	I
			666	X
			(4,800)	E	(54,351)
Retained earnings accumulated during development stage	666	(666)	—	X
Treasury stock, at cost	—	(9,667)	9,667	L	—

Total stockholders’ equity	51,781	35,556	(16,407)		70,970

Total liabilities and stockholders’ equity	$65,867	$117,047	$(24,082)		$158,872

Unaudited Pro Forma Financial Statements for EBC and Coconut Palm
Combined Statement of Operations for the six month period ended June 2006
Assuming No Conversions

			Pro Forma Adjustments
	Coconut
	Palm	EBC	KUTF(M)	KUTH(N)	KUNS(O)	KUNP(O)	KPOU(P)	Other		Pro Forma

	Historical	Historical	Historical	Historical	Historical	Historical	Historical	Historical		Combined
	($ in thousands, except per share data)
Broadcast revenue	$—	$15,928	$(123)	$(1,079)	$(10)	$—	$(1,549)	$—		$13,167
Operating expenses
Program, production and promotion	—	(2,879)	—	96	—	—	1,202	—		(1,581)
Selling, general and administrative	(306)	(17,635)	239	874	10	12	195	40	Q	(16,571)
Depreciation and amortization	—	(1,644)	—	53	—	—	—	(9)	R	(1,600)

Operating loss	(306)	(6,230)	116	(56)	(0)	12	(152)	31		(6,585)
Other income (expense)
Interest expense	—	(3,679)	—	1	—	—	—	(22)	S	(3,700)
Losses from affiliates and joint ventures	—	(349)	—	—	—	—	—	—		(349)
Interest income	984	11	—	(2)	—	—	—	—		993
Other income, net	—	655	—	(7)	—	—	—	—		648
Gain on sale of assets	—	692	—	—	(429)	(89)	—	—		174

Income (loss) before income taxes	678	(8,900)	116	(64)	(429)	(77)	(152)	9		(8,819)
Income tax (expense) benefit	(52)	—	—	—	—	—	—	52	T	—

Net income (loss)	$626	$(8,900)	$116	$(64)	$(429)	$(77)	$(152)	$61		$(8,819)

Net loss per share
Basic	$0.04	$(0.62)								$(0.22)
Diluted	$0.04	$(0.62)								$(0.22)
Weighted average number of shares
Basic	14,000,000	14,452,588								40,720,055
Diluted	15,909,966	14,451,588								40,720,055

Unaudited Pro Forma Financial Statements for EBC and Coconut Palm
Combined Statement of Operations for FYE 2005
Assuming No Conversions
FYE December 31, 2005 for EBC and Subsidiaries
and for the period April 29, 2005 (Inception) through December 31, 2005 for Coconut Palm

			Pro Forma Adjustments
	Coconut
	Palm	EBC	KUTF(M)	KUTH(N)	KUNS(O)	KUNP(O)	KPOU(P)	Other		Pro Forma

	Historical	Historical	Historical	Historical	Historical	Historical	Historical	Historical		Combined
	($ in thousands, except per share data)
Broadcast revenue	$—	$27,471	$(81)	$(1,749)	$—	$—	$(2,751)	$—		$22,890
Operating expenses
Program, production and promotion	—	(5,018)	50	103	—	—	2,121	—		(2,744)
Selling, general and administrative	(147)	(32,968)	357	1,808	31	26	338	(152)	Q	(30,707)
Impairment charge on assets held for sale	—	(1,689)	—	—	—	—	—	—		(1,689)
Depreciation and amortization	—	(3,652)	87	34	—	—	26	(17)	R	(3,522)

Operating loss	(147)	(15,856)	413	196	31	26	(266)	(169)		(15,772)
Other income (expense) Interest expense	—	(5,233)	—	—	—	—	—	(44)	S	(5,277)
Losses from affiliates and joint ventures	—	(563)	—	—	—	—	—	—		(563)
Interest income	508	148	—	(3)	—	—	—	—		653
Other income, net	—	1,111	—	(25)	—	—	—	—		1,086
Gain on sale of assets	—	7,676	—	—	—	—	—	—		7,676

Income (loss) before income taxes	361	(12,717)	413	168	31	26	(266)	(213)		(12,197)
Income tax (expense) benefit	(26)	—	—	—	—	—	—	26	T	—

Net income (loss)	$335	$(12,717)	$413	$168	$31	$26	$(266)	$(187)		$(12,197)

Net loss per share
Basic	0.04	(0.87)								$(0.38)
Diluted	0.04	(0.87)								$(0.38)
Weighted average number of shares
Basic	7,544,534	14,550,752								31,818,685
Diluted	7,895,119	14,550,752								31,818,685

Unaudited Pro Forma Financial Statements for EBC and Coconut Palm
Combined Condensed Balance Sheet as of June 30, 2006
Assuming Maximum Conversions

	Coconut
	Palm	EBC	Adjustments		Pro Forma

	Historical	Historical			Combined
	($ in thousands)
Current Assets:
Cash and cash equivalents	$505	$591	$64,094	A
			(25,000)	B
			(12,813)	U
			16,749	C
			(1,500)	D
			(3,200)	E
			(1,300)	F
			(489)	G
			(35)	H	$37,602
Certificate of deposit	—	106	—		106
Trade accounts receivable, net	—	4,263	—		4,263
Notes receivable	—	736	—		736
Program broadcast rights	—	4,776	—		4,776
Assets held for sale	—	15,717	(8,415)	B
			(1,244)	C	6,058
Prepaid expenses	68	—	—		68
Other current assets	—	506	—		506

Total current assets	573	26,695	26,847		54,115
Property, plant and equipment:
Land and improvements	—	2,296	—		2,296
Buildings	—	2,877	252	H	3,129
Broadcast equipment	—	23,771	75	F	23,846
Furniture and fixtures	—	3,323	—		3,323
Other equipment	—	277	—		277
Construction in process	—	227	—		227

Total property plant and equipment	—	32,771	327		33,098
Less accumulated depreciation	—	(11,870)	—		(11,870)

Total property, plant and equipment, net	—	20,901	327		21,228
Investments held in Trust Fund	64,094	—	(64,094)	A	—
Intangible assets, net of amortization	—	60,923	1,225	F	62,148
Other long term assets	1,200	8,568	(1,200)	I	8,568

Total assets	$65,867	$117,087	$(36,895)		$146,059

147

Unaudited Pro Forma Financial Statements for EBC and Coconut Palm
Combined Condensed Balance Sheet as of June 30, 2006
Assuming Maximum Conversions

	Coconut
	Palm	EBC	Adjustments		Pro Forma

	Historical	Historical			Combined
	($ in thousands)
Current liabilities:
Lines of credit	$—	$986	$—		$986
Accounts payable, trade and other	502	3,016	—		3,518
Accrued expenses and other liabilities	706	1,963	—		2,669
Deposits held for sale of broadcast licenses	—	3,813	(3,500)	C	313
Deferred revenue	—	279	—		279
Current portion of program broadcast obligations	—	1,395	—		1,395
Current portion of deferred barter revenue	—	3,944	—		3,944
Current portion of notes payable	—	826	10	H	836
Current portion of capital lease obligations	—	27	—		27
Income tax payable	51	—	—		51
Other current liabilities	14	—	—		14

Total current liabilities	1,273	16,249	(3,490)		14,032
Note payable, net of current	—	59,682	207	H	59,889
Deferred barter revenue	—	3,017	—		3,017
Program broadcast obligations, net of current	—	1,475	—		1,475
Due to affiliates	—	836	(489)	G	347
Security and other deposits	—	219	—		219
Capital lease obligations, net of current	—	13	—		13
Common stock subject to possible conversion	12,519	—	(12,519)	V	—
Interest attributable to common stock, subject to possible conversion	294	—	(294)	V	—

Total liabilities	14,086	81,491	(16,585)		78,992
Preferred stock			8,910	K	8,910
Stockholders’ equity
Preferred stock	—	40	(40)	B	—
Common stock	1	167	(164)	E,J	4
Additional paid-in capital	51,114	108,378	(9,667)	L
			(25,000)	B
			(8,415)	B
			40	B
			164	J
			12,813	J
			(8,910)	K
			4,794	E	125,310
Accumulated retained earnings (deficit)	—	(63,322)	19,005	C
			(1,500)	D
			(1,200)	E
			(3,200)	I
			666	X
			(4,800)	E	54,351
Retained earnings accumulated during development stage	666	(666)	—	X
Treasury stock, at cost	—	(9,667)	9,667	O	—
			(12,813)	V	(12,813)

Total stockholders’ equity	51,781	35,596	(29,220)		58,157

Total liabilities and stockholders’ equity	$65,867	$117,087	$(36,895)		$146,059

Unaudited Pro Forma Financial Statements for EBC and Coconut Palm
Combined Statement of Operations for the six month period ended June 2006
Assuming Maximum Conversions

			Pro Forma Adjustments
	Coconut
	Palm	EBC	KUTF(M)	KUTH(N)	KUNS(O)	KUNP(O)	KPOU(P)	Other		Pro Forma

	Historical	Historical	Historical	Historical	Historical	Historical	Historical	Historical		Combined
	($ in thousands, except per share data)
Broadcast revenue	$—	$15,928	$(123)	$(1,079)	$(10)	$—	$(1,549)	$—		$13,167
Operating expenses Program, production and promotion	—	(2,879)	—	96	—	—	1,202	—		(1,581)
Selling, general and administrative	(306)	(17,635)	239	874	10	12	195	40	Q	(16,571)
Depreciation and amortization	—	(1,644)	—	53	—	—	—	(9)	R	(1,600)

Operating income (loss)	(306)	(6,230)	116	(56)	(0)	12	(152)	31		(6,585)
Other income (expense) Interest expense	—	(3,679)	—	1	—	—	—	(22)	S	(3,700)
Losses from affiliates and joint ventures	—	(349)	—	—	—	—	—	—		(349)
Interest income	984	11	—	(2)	—	—	—	(195)	W	798
Other income, net	—	655	—	(7)	—	—	—	—		648
Gain on sale of assets	—	692	—	—	(429)	(89)	—	—		174

Income (loss) before income taxes	678	(8,900)	116	(64)	(429)	(77)	(152)	(186)		(9,013)
Income tax (expense) benefit	(52)	—	—	—	—	—	0	52	T	—

Net income (loss)	$626	$(8,900)	$116	$(64)	$(429)	$(77)	$(152)	$(134)		$(9,013)

Net loss per share
Basic	0.04	(0.62)								$(0.23)
Diluted	0.04	(0.62)								$(0.23)
Weighted average number of shares
Basic	14,000,000	14,451,588								38,421,205
Diluted	15,909,966	14,451,588								38,421,205

Unaudited Pro Forma Financial Statements for EBC and Coconut Palm
Combined Statement of Operations for FYE 2005
Assuming Maximum Conversions
FYE December 31, 2005 for EBC and Subsidiaries
and for the period April 29, 2005 (inception) through December 31, 2005 for Coconut Palm

			Pro Forma Adjustments
	Coconut
	Palm	EBC	KUTF(M)	KUTH(N)	KUNS(O)	KUNP(O)	KPOU(P)	Other		Pro Forma

	Historical	Historical	Historical	Historical	Historical	Historical	Historical	Historical		Combined
	($ in thousands, except per share data)
Broadcast revenue	$—	$27,471	$(81)	$(1,749)	$—	$—	$(2,751)	$—		$22,890
Operating expenses
Program, production and promotion	—	(5,018)	50	103	—	—	2,121	—		(2,744)
Selling, general and administrative	(147)	(32,968)	357	1,808	31	26	338	(152)	Q	(30,707)
Impairment charge on assets held for sale	—	(1,689)	—	—	—	—	—	—		(1,689)
Depreciation and amortization	—	(3,652)	87	34	—	—	26	(17)	R	(3,522)

Operating loss	(147)	(15,856)	413	196	31	26	(266)	(169)		(15,772)
Other income (expense) Interest expense	—	(5,233)	—	—	—	—	—	(44)	S	(5,277)
Losses from affiliates and joint ventures	—	(563)	—	—	—	—	—	—		(563)
Interest income	508	148	—	(3)	—	—	—	(100)	W	553
Other income, net	—	1,111	—	(25)	—	—	—	—		1,086
Gain on sale of assets	—	7,676	—	—	—	—	—	—		7,676

Income (loss) before income taxes	361	(12,717)	413	168	31	26	(266)	(313)		(12,297)
Income tax (expense) benefit	(26)	—	—	—	—	—	—	26	T	—

Net income (loss)	$335	$(12,717)	$413	$168	$31	$26	$(266)	$(289)		$(12,297)

Net loss per share
Basic	0.04	(0.87)								$(0.40)
Diluted	0.04	(0.87)								$(0.40)
Weighted average number of shares
Basic	7,544,534	14,550,752								31,136,287
Diluted	7,895,119	14,550,752								31,136,287

NOTES TO UNAUDITED PRO FORMA
COMBINED FINANCIAL STATEMENTS

1.	Basis of Presentation
      On April 7, 2006, Coconut Palm and EBC entered into a definitive agreement under which Coconut Palm will be merged into EBC in a transaction to be accounted for as a reverse acquisition of Coconut Palm. For accounting purposes, EBC is treated as the continuing reporting entity. The costs of the transaction incurred by EBC will be charged directly to equity, those incurred by Coconut Palm will be expensed.
      The following information should be read in conjunction with the pro forma combined financial statements:

•	Accompanying notes to the unaudited pro forma combined financial statements.

•	Separate historical financial statements of EBC for the period ended June 30, 2006 included elsewhere in this document.

•	Separate historical financial statements of Coconut Palm for the period ended June 30, 2006 included elsewhere in this document.
      The unaudited pro forma combined financial statements have been prepared using two different levels of approval of the merger by Coconut Palm stockholders, as follows:

•	Assuming No Conversions: assumes no stockholders of Coconut Palm seek to convert this shares into a pro rata share of the trust account; and

•	Assuming Maximum Conversions: assumes the Coconut Palm stockholders owning 19.9% of the stock issued in the initial public offering seek conversion.
      The unaudited pro forma combined financial statements are presented for informational purposes only. The pro forma information is not necessarily indicative of what the financial position or results of operations actually would have been had the merger been completed at the dates indicated. In addition, the unaudited pro forma condensed combined financial statements do not purport to project the future financial position or operating results of the combined company.

2.	Pro Forma Adjustments
      There were no inter-company balances and transactions between Coconut Palm and EBC as of the dates and for the periods of these pro forma condensed combined financial statements.
      The pro forma combined provision for income taxes does not necessarily reflect the amounts that would have resulted had Coconut Palm and EBC filed consolidated income tax returns during the periods presented The pro forma adjustments included in the unaudited pro forma condensed combined financial statements are as follows:

A. Release of $64 million of funds held in trust by Coconut Palm to operating cash account.

B. Consideration of $40 million paid to EBC preferred shareholders in the form of $25 million in cash and 2 television stations to Univision with a value of $15 million but recorded as a distribution at book value of $8.4 million to comply with the accounting treatment of the transaction. The existing EBC Series A preferred stock with a value of $40 million is redeemed. The EBC Series A Preferred Stock provided for an annual 7% cumulative dividend. The unpaid dividend at June 30, 2006 was $10.6 million, which is paid by the issuance of 271,711 shares of common stock to Sycamore and Series A Convertible Non-Voting Preferred Stock to Univision. See Note K.

C. As part of the debt adjustment, there is a sale of KUNS, KUNP and KPOU for $16.7 million in cash, corresponding reduction to assets held for sale for $1.2 million, reduction of $3.5 million to deposits held for sale, and $19 million credit to retained earnings.

D. Transaction success fees in the amount of $1.5 million to be paid from cash to Morgan Joseph and Jones-Sagansky Broadcast Group and charged against retained earnings.

E. Payment of $3.2 million to Arkansas Media required under Settlement Agreement to be paid from cash and charged against retained earnings and 640,000 newly issued shares of EBC’s Class A common stock (valued at $4,800,000.00) in consideration for termination of a management agreement.

F. Acquisition of three low-power broadcast stations from Arkansas Media per Settlement Agreement for a combined purchase price of $1.3 million, of which $1.2 million is allocated to intangible assets (that is not amortizable) and $75,000 to broadcast equipment.

G. Payment of the $489,000 Actron, Inc. note obligation per Settlement Agreement with a corresponding reduction to Due to affiliates’ account.

H. Acquisition of an office building in Fort Smith from Arkansas Media per Settlement Agreement for $252,000. The purchase price is comprised of a cash payment of $35,000 by Arkansas Media and EBC’s assumption of debt in the amount of $217,000.

I. Amortization of Coconut Palm’s capitalized transaction costs in the amount of $1.2 million and charged to retained earnings.

J. Reclassification of common stock subject to conversion and interest attributable to common stock subject to conversion to stockholder’s equity section of balance sheet, specifically common stock for par value and $12.8 million to additional paid-in capital.

K. The issuance of 1,736,746, units of $0.0001 par value preferred shares that accrue cumulative annual dividends at 7%. The shares can be redeemed for cash at the option of the Company or by election of a majority of the preferred shareholder, after the five-year anniversary of the issue date.

L. Retirement of $9.6 million in treasury shares.

M. Telefutura station, KUTF, sold to Univision.

N. Unwinding of agreement with Univision regarding KUTH.

O. KUNS and KUNP stations sold to Fisher Broadcasting in 2006.

P. KPOU station currently under agreement to be sold and currently expected to close on September/ October 2006.

Q. Management fee of $1.5 million paid to Royal Palm, consulting agreement with Hooper for $250,000, elimination of local marketing agreement fees paid to Arkansas Media for $96,000 for fiscal year 2005 and $48,000 for interim 2006 period, elimination of management fees paid to Arkansas Media for $1.5 million for fiscal year 2005 and $849,000 for interim 2006 period paid to an affiliate of Royal Palm by Coconut Palm of $28,000 for fiscal year 2005 and $45,000 for interim 2006 period. Adjustment of $26,532 reflecting the adoption of SFAS 123R — “Share Based Payments” for interim 2006 period, and elimination of rent expense.

R. Adjustment for depreciation expense of $11,000 in fiscal year 2005 and $6,000 in interim 2006 period attributable to the low power stations; adjustments of $6,000 in fiscal year 2005 and $3,000 in interim 2006 period attributable to the Fort Smith facility.

S. Adjustment of $29,000 in fiscal year 2005 and $14,000 in interim 2006 period for interest expense on Actron, Inc. note; and adjustment of $15,000 in fiscal year 2005 and $8,000 in interim 2006 period on Fort Smith note.

T. Coconut Palm income tax of $26,000 for fiscal year 2005 and $52,000 for interim 2006 period offset by EBC tax losses.

U. Reflects payment of $12.8 million to stockholders electing to exercise conversion rights as consideration for their shares.

V. Reclassification of common stock subject to conversion and interest attributable to common stock subject to conversion to stockholder’s equity section of balance sheet, specifically common stock for par value and $12.8 million to treasury stock.

W. Records an estimate of reduced interest income of $100,067 for fiscal year 2005 and $194,600 for the interim 2006 period assuming maximum conversion by Coconut Palm stockholders.

X. Reclassification on retained earnings accumulated during development stage to accumulated retained earnings (deficit).

3.	Pro Forma Conversion Assumptions
      The adoption of the merger agreement will require the affirmative vote of over 80% of the outstanding shares of Coconut Palm’s common stock on the record date. The unaudited pro forma condensed combined financial statements assume that 100.0% of the outstanding shares of Coconut Palm’s common stock on the record date vote affirmatively, and there are no conversions. A second presentation of the unaudited pro forma condensed combined financial statements assume that 80.01% of the outstanding shares of Coconut Palm’s common stock on the record date vote affirmatively, and there are 19.99% conversions.

4.	One-Time Management Incentive Plan
      Immediately following closing, Coconut Palm, as the surviving corporation, will establish a one-time management cash incentive plan of up to a maximum of $8.5 million, intended to be funded solely by proceeds received by the anticipated exercise of outstanding Coconut Palm warrants, which, assuming all outstanding warrants are exercised, could generate proceeds of up to $115 million. The Coconut Palm warrants, which are exercisable at a price of $5.00 per share, may be exercised beginning upon the later to occur of (i) Coconut Palm’s completion of a business combination transaction, or (ii) one year from the date of Coconut Palm’s prospectus issued in its initial public offering, and must be exercised prior to September, 2009.

5.	Employee Agreements
      The employment agreements provide that, after the merger, Larry Morton will be employed as the President and Chief Executive Officer, and Gregory Fess will be employed as Senior Vice President of the combined company. The term of the employment agreements are anticipated to be three years from the date of the agreement. Each employee will be entitled to a base salary anticipated to be equal to $520,000 for Mr. Morton and $315,000 for Mr. Fess, which salary will be reviewed annually by the board of directors of the combined company, and will receive an initial option grant of a 2,000,000 shares for Mr. Morton and 250,000 shares for Mr. Fess having an exercise price equal to the fair market value on the date of grant. These options shall vest in four equal installments commencing at the signing of the employment agreement and on each anniversary thereafter, and shall be exercisable for a minimum of five years.

DIRECTORS AND MANAGEMENT OF
COCONUT PALM FOLLOWING THE MERGER WITH EBC
      As of the completion of the merger, the board of directors, executive officers and significant employees of Coconut Palm will be as set forth below. With respect to the appointment of new directors to the board of Coconut Palm, it is anticipated that such members will be appointed to the respective class of directors so that the three classes of directors are as equal as possible:

Name	Age	Position

Richard C. Rochon	49	Vice Chairman
Larry E. Morton	59	Chief Executive Officer, President and Director
Thomas M. Arnost	59	President/CEO — Broadcast Station Group
Mario B. Ferrari	28	Chief Strategic Officer
Henry Luken, III	44	Chairman of the Board of Directors
Robert B. Becker	57	Director
Robert C. Farenhem	35	Director
Gregory Fess	49	Senior Vice President and Chief Operating Officer
Glenn Charlesworth	54	Chief Financial Officer
James Hearnsberger	54	Vice President — Finance and Administration
      Richard C. Rochon, Vice Chairman, has been chairman of the board and chief executive officer of Coconut Palm since our inception and acted as our principal financial and accounting officer from our inception until the first quarter of 2006. Mr. Rochon co-founded Royal Palm Capital Partners, LLP (“RPCP”), a private equity investment and management firm in February 2002 and has been its chairman and chief executive officer since that time. RPCP focuses on making investments in service industries poised for consolidation and growth and partners with world class management teams in the respective industries. Mr. Rochon has also served as a director of Devcon International Corp., a Nasdaq listed provider of electronic security services, since July 2004, and as chairman of Sunair Services Corporation, an American Stock Exchange-listed provider of pest-control and lawn-care services, since February 2005. From 1987 to January 2002, Mr. Rochon served as President of Huizenga Holdings, Inc., a management and holding company owned by H. Wayne Huizenga, whose investments included several NYSE-listed companies, including Blockbuster Entertainment Corporation, Republic Waste Industries, Inc., AutoNation, Inc. and Boca Resorts, Inc. During this time, he also served as sole director for many of Huizenga Holdings’ privately-held operating companies, including AutoNation, Inc., the NHL’s Florida Panthers and the NFL’s Miami Dolphins. Mr. Rochon also served as a director of SportsChannel Associates, a cable channel, from March 1996 until its sale to CableVision Systems Corporation in January 2000. Mr. Rochon also previously served as vice chairman of Boca Resorts, Inc., a NYSE-listed owner and operator of luxury resort properties in Florida, from November 1996 to December 2004, until its sale to The Blackstone Group, also serving as President from March 1998 until January 2002. In addition, Mr. Rochon has been a director of Bancshares of Florida, a Nasdaq listed full-service commercial bank, since 2002. Since 1996, Mr. Rochon has been a director of Century Business Services, a NYSE listed diversified services company. Prior to joining Huizenga Holdings in 1985 as Treasurer, Mr. Rochon previously was employed by Coopers & Lybrand as a certified public accountant from 1979 to 1985. Mr. Rochon graduated from Binghamton University, where he received his B.S. in Accounting.
      Larry E. Morton, President and CEO, is one of the founders of EBC and has been a member of EBC’s board of directors since EBC’s inception in 1998. Prior to forming EBC, Mr. Morton was the President/ Manager of Las Vegas Media, LLC and Kaleidoscope Affiliates, LLC, media companies that were the predecessor entities to EBC, from 1994 to 1998. Under Mr. Morton’s leadership, EBC now operates 24 full power stations, 37 Class A stations and 67 low power stations. Mr. Morton also created EBC’s C.A.S.H.tm System, which gives the company a programming distribution method that allows for greater cable carriage and lower capital and operating costs at each station. Mr. Morton also recently co-developed RTN, EBC’s new programming concept that is designed to help broadcasters maximize the value of their digital broadcast spectrum. Mr. Morton is a graduate of the United States Air Force Academy, where he received a B.S. in Economics He also graduated from the University of Arkansas where he received a B.S. in Accounting and a Masters in Business Administration.
      Thomas M. Arnost, President/ CEO of EBC Station Group, served as the former Co-President of Univision Communications, Inc. (NYSE: UVN) Station Group, where he joined the company in 1994 following the 1992 acquisition of Univision by A. Jerrold Perenchio for $550 million. Mr. Arnost served as Co-President of Univision Television Group, which owns and operates 62 television stations in major U.S. Hispanic markets and Puerto Rico, from 1997 to 2005, and prior to that as Executive Vice President of Univision Television Group from 1994 to 1996. He also served as Station Manager for KMEX-TV in Los Angeles, Univision’s flagship station, in 1994. In 2002, Mr. Arnost helped oversee the very successful launch of the Telefutura Station Group, which has since, significantly contributed to Univision’s overall revenue growth. During Mr. Arnost’s tenure, total station group revenue grew from under $120 million in 1993 to over $650 million in 2005. Previously, from 1985 to 1993, Mr. Arnost served as General Sales Manager for Tribune Broadcasting Station Group, KTLA-TV in Los Angeles. Positions prior to 1985 included: 1984, Local Sales Manager Golden West Broadcasting, KTLA-TV, 1980-1984, National Sales Manager Golden West Broadcasting, KTLA-TV, and Mr. Arnost started his broadcast career at Petry Media Television, where he served as Account Executive from 1973 to 1979. Mr. Arnost graduated from the University of Arizona with a B. A. degree in Business Administration and a major in finance.
      Mario B. Ferrari, Chief Strategic Officer, has been a director and vice president of Coconut Palm Acquisition Corporation since April 2005. Mr. Ferrari is a co-founder of RPCP, a private equity investment and management firm, where he has been a partner since July 2002. RPCP focuses on making investments in industries poised for consolidation and growth and partners with world class management teams in respective industries. Mr. Ferrari has also served as a director of publicly-held Devcon International Corporation, a provider of electronic security services, since July 2004 and as vice chairman of publicly-held Sunair Services Corporation, a provider of pest control and lawn care services, since February 2005. From June 2000 to June 2002, he was an investment banker with Morgan Stanley & Co. Previously, Mr. Ferrari co-founded PowerUSA, LLC, a retail renewable energy services company, in October 1997 and was a managing member until September 1999. Mr. Ferrari graduated from Georgetown University, where he received his B.S., magna cum laude, in Finance and International Business.
      Henry G. Luken, III, Chairman, has served as chairman of Covista Communications, a publicly-held global exchange telephone company, since 1999 and has extensive business and telecommunications experience. Prior to purchasing a major interest in Covista in 1999, Mr. Luken founded long distance telephone service re-sellers Telco Communications and Long Distance Wholesale Club in 1993. Telco was a pioneer in dial-around long distance service with Dial and Save, Inc, which grew into a successful telecommunication company and was sold to Excel Communications in 1997 for $1.2 billion. Most recently Mr. Luken moved Covista’s headquarters from Little Falls, New Jersey to Chattanooga, Tennessee. Mr. Luken also owns interests in several TV and radio stations.
      Robert B. Becker has been a member of EBC’s board of directors since June 30, 2000. Since its formation in September 1986, Mr. Becker has been the president of Robert B. Becker Inc., a private consulting company specializing in business combinations, new business initiatives and contractual negotiations in the broadcasting, entertainment, media and communications segments. Mr. Becker is also the chief financial officer, treasurer, secretary and a member of the board of directors of Juniper Partners Acquisition Corp., a publicly traded blank check company. From 1989 to 1991, he served as chief financial officer and treasurer of Memry Corporation, a publicly traded company that develops and markets new products. From 1980 until entering the consulting business, Mr. Becker served as vice president and controller of HBO, and director of programming finance of HBO from 1978 to 1980. Prior to this, he held various positions in the financial department of Time Inc. Mr. Becker is a graduate of the University of Northern Colorado, where he received a B.S. in Business Administration with a specialization in accounting.

      Robert C. Farenhem has been Coconut Palm’s director, vice president and secretary since our inception, our principal financial and accounting officer since the first quarter 2006 and will continue to serve as a director of the combined company upon consummation of the merger. Mr. Farenhem has been the chief financial officer of RPCP since April 2003 and a partner since February 2005. Mr. Farenhem has been vice president and director of Royal Palm Capital Management, Inc. since February 2005. Mr. Farenhem was the interim chief financial officer of Devcon International Corporation from April 2005 to December 2005. Mr. Farenhem was the Executive Vice President of Strategic Planning and Corporate Development for publicly-held Bancshares of Florida and Chief Financial Officer for Bank of Florida from February 2002 to April 2003. Previously, Mr. Farenhem was an investment banker with Banc of America Securities from October 1998 to February 2002, advising on mergers and acquisitions, public and private equity, leveraged buyouts, and other financings. Mr. Farenhem graduated from the University of Miami, where he received his BBA in Finance.
      Gregory W. Fess, Senior Vice President and COO, is one of the founders of EBC and has been a member of EBC’s board of directors since its inception in 1998. Previously, Mr. Fess was a member of the management committee for Las Vegas Media, LC and Kaleidoscope Affiliates from 1995 to 1998. He has had extensive experience in the acquisition, development and operations of EBC stations, including the launching of EBC’s Univision and Telefutura stations. Under his leadership, revenue at these stations has experienced significant growth over the past few years. Mr. Fess is a graduate of the University of Arkansas, where he received a B.A. in Marketing and a Masters in Business Administration. Mr. Fess currently serves on the Arkansas Broadcasters Association Board.
      Glenn Charlesworth, Chief Financial Officer, has been with EBC since 2001. He oversees the accounting department and is responsible for financial reporting duties. Mr. Charlesworth has over 25 years experience in public accounting and has previously worked for Cytomedix, Inc, a publicly-traded biotechnology company, as CFO and Vice President of Finance. Mr. Charlesworth is a graduate of the University of Arkansas, where he received a B.S. in Business Administration. Mr. Charlesworth is a member of the American Institute of CPAs. Mr. Charlesworth serves on the board of the Arkansas Children’s Museum and the Westside YMCA.
      James H. Hearnsberger, Vice President — Administration and Finance, has been vice president of administration with EBC since its 1998 inception. During this time he has been active in all areas of the development of the company including property acquisition, disposition and management, finance, insurance and project development. Mr. Hearnsberger is a graduate of Hendrix College, where he received a B.S. in Economics. Mr. Hearnsberger is also a graduate of the University of Arkansas, were he received his Masters in Business Administration.
      Other than their respective relationships with Coconut Palm and EBC, none of these individuals has been a principal of or affiliated with a public company or blank check company that executed a business plan similar to our business plan, and none of these individuals is currently affiliated with such an entity.
      After the merger, the officers and employee directors will devote their full time and attention to the ongoing operations of Coconut Palm and the non-employee directors will devote such time as is necessary and required to satisfy their duties as a director of a public company.
Board of Directors and Committees of the Board
      After the merger with EBC, our board of directors will consist of up to nine members, and it is anticipated that a majority of which will be considered “independent.” The directors will be appointed to such class of directors so that the classes of the board of directors of Coconut Palm is are equal as possible.
      We do not currently have a Compensation Committee but will establish one in accordance with the requirements of the Nasdaq Global Market or the quotation system or exchange for which we qualify. Compensation of our executive officers will be determined, or recommended to the board for determination, by a majority of the independent directors on our board of directors, to the extent such compensation is not already set forth in employment agreements as is the case for Larry Morton and Gregory Fess. See “Agreement and Plan of Merger — Employment Agreements” beginning on page 56. The chief executive officer will not be present during voting or
      deliberations. None of Coconut Palm officers currently receive compensation from Coconut Palm. We do not expect to pay any compensation to any of our officers until following the consummation of the merger with EBC.
      To date given the fact that Coconut Palm has no operations, Coconut Palm’s board of directors has not established a Nominating and Governance Committee or an Audit Committee. In connection with our anticipated listing with the Nasdaq Global Market, Coconut Palm will establish a Nominating and Governance Committee and an Audit Committee. The anticipated functions of these committees and their current members, as well as anticipated membership, are set forth below.
Nominating and Governance Committee
      The Nominating and Governance Committee will be responsible for assisting identifying and recommending qualified candidates for director nominees to the board, and leading the board in its annual review of the board’s performance. All members of the Nominating Governance Committee shall qualify as independent under the definition promulgated by SEC rules. It is anticipated that the Nominating and Governance Committee will consist of several board members who will be appointed to such committee prior to or simultaneous with the closing of the acquisition. The Nominating and Governance Committee may consider candidates recommended by stockholders as well as from other sources such as other directors or officers, third party search firms or other appropriate sources. For all potential candidates, the Nominating and Governance Committee may consider all factors is deems relevant, such as a candidate’s personal integrity and sound judgment, business and professional skills and experience, independence, knowledge of the industry in which we operate, possible conflicts of interest, diversity, the extent to which the candidate would fill a present need in the board, and concern for the long-term interests of the stockholders. In general, persons recommended by stockholders will be considered on the same basis as candidates from other sources. If a stockholder wishes simply to propose a candidate for consideration as a nominee by the Nominating and Governance Committee, it should submit any pertinent information regarding the candidate to the Nominating and Governance Committee by mail at our address. A copy of the Nominating and Governance Committee’s written charter will be available upon written request once the charter is adopted.
Audit Committee
      The Audit Committee will recommend to the board of directors the appointment of the firm selected to serve as our independent auditors and our subsidiaries and will monitor the performance of such firm; will review and approve the scope of the annual audit and evaluate with the independent auditors our annual audit and annual financial statements; will review with management the status of internal accounting controls; will evaluate issues having a potential financial impact on us which may be brought to the Audit Committee’s attention by management, the independent auditors or the board; will evaluate our public financial reporting documents; will review the non-audit services to be performed by the independent auditors, if any; and will consider the effect of such performance on the auditor’s independence. Currently, Coconut Palm has not established an Audit Committee, and following the merger with EBC, it is anticipated that an Audit Committee will be established and will consist of additional board members who will be appointed to such committee prior to or simultaneous with the closing of the merger. All members of the Audit Committee will satisfy the independence and financial experts standards promulgated by the SEC and by the Nasdaq Global Market system, as such standards apply specifically to members of audit committees. We intend to locate and appoint at least one additional independent director to serve on our audit committee prior to completion of the merger.
Code of Conduct and Ethics
      We have adopted a Code of Ethics applicable to our directors, officers and employees in accordance with applicable federal securities laws and the rules of the Nasdaq Global Market.

Director Compensation
      It is anticipated that at or prior to the closing of the merger with EBC, the compensation to be paid to members of the board of directors of Coconut Palm will be established and such compensation will be reasonable and customary for the industry.
Executive Compensation
      No executive officer of Coconut Palm has received any cash compensation for services rendered by him. No compensation of any kind, including finder’s and consulting fees, will be paid to Coconut Palm’s founding stockholder or to any of our officers and directors or any of their respective affiliates for services rendered prior to or in connection with a business combination.
      However, our founding stockholder and our officers and directors will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying and performing due diligence on suitable business combinations. There is no limit on the amount of these out-of-pocket expenses and there will be no review of the reasonableness of the expenses by anyone other than our board of directors, which includes persons who may seek reimbursement, or a court of competent jurisdiction if such reimbursement is challenged. Because of the foregoing, Coconut Palm will generally not have the benefit of independent directors examining the propriety of expenses incurred on our behalf and subject to reimbursement. The Company pays to Royal Palm Capital Management, LLLP, an affiliate of our officers and directors, a monthly fee for the lease of office space and for the performance of general and administrative services. Royal Palm Capital Management, LLLP, an affiliate of our officers and directors, shall receive approximately $300,000 upon consummation of the merger with EBC for advisory services and other expenses incurred in connection with the merger. Please refer “Certain Relationships and Related Transactions” below for a description of this arrangement.
      Since our formation, Coconut Palm has not granted any stock options or stock appreciation rights or any awards under long-term incentive plans.
      Upon completion of the merger, it is anticipated that employment agreements with Larry Morton and Gregory Fess will become effective. A summary of the employment agreements can be found under “Agreement and Plan of Merger — Employment Agreements” on page 56. In addition, upon completion of the merger, it is anticipated that other officers of EBC will be continuing their employment with the combined company.

      The table below provides information concerning the total compensation received for services related to EBC during the three fiscal years ended December 31, 2005, December 31, 2004 and December 31, 2003 by the Chief Executive Officer of the combined company and the four other highest paid executive officers of the combined company (collectively, the “Named Executive Officers”).

								Long Term
	Annual Compensation							Compensation
								Awards
						Other
						Annual		Securities
						Compensation		Underlying	All Other
Name and Principal Position	Year	Salary ($)		Bonus ($)		($)		Options (#)	Compensation ($)

Larry Morton	2005		$(1)		$(1)		(1)	0		$(1)
Chief Executive Officer	2004		$(1)		$(1)		(1)	0		$(1)
and President	2003		$(1)		$(1)		(1)	250,000		$(1)
Mario B. Ferrari(2)	2005	—		—		—		—	—
Chief Strategic Officer	2004	—		—		—		—	—
	2003	—		—		—		—	—
Gregory Fess	2005		$(1)		$(1)		(1)	0		$(1)
Senior Vice President	2004		$(1)		$(1)		(1)	0		$(1)
	2003		$(1)		$(1)		(1)	125,000		$(1)
James Hearnsberger	2005	$150,000		$0		0		0	$0
Executive Vice President	2004	$143,000		$10,000		0		0	$0
	2003	$120,500		$5,000		0		80,000	$0
Glenn Charlesworth	2005	$125,000		$3,000		0		0	$0
Chief Financial Officer	2004	$116,250		$3,000		0		0	$0
	2003	$110,000		$1,500		0		0	$0

(1)	Messrs. Morton and Fess served as officers of EBC during the periods indicated but did not receive compensation from EBC. Pursuant to a management agreement between Arkansas Media and EBC, Arkansas Media, provided management services to EBC and received annual management fees which in turn were distributed to its members. Arkansas Media is owned 33.33% by the Mindy Hooper Trust, 25% by the Judith Fess Trust and 41.67% by the Sandra Morton Trust. The settlement agreement described in “The Agreement and Plan of Merger” cancels the management agreement effective upon the closing of the merger.

(2)	Mr. Ferrari did not receive any compensation as an executive officer of Coconut Palm.
Aggregated Options Values at December 31, 2005
      The following table provides information concerning unexercised EBC options held as of December 31, 2005, by each of the Named Executive officers:

	Number of Securities		Value of Unexercised
	Underlying Unexercised		In-the-Money Options at
	Options at December 31, 2005		December 31, 2005 (1)

Name	Exercisable	Unexercisable	Exercisable	Unexercisable

Larry Morton	750,000	—	$76,754	$—
Mario B. Ferrari	—	—	$—	$—
Gregory Fess	275,000	—	$28,143	$—
James Hearnsberger	205,000	—	$20,980	$—
Glenn Charlesworth	100,000	—	$10,234	$—

(1)	Based upon the calculated stock price of $7.50 derived using the value of Coconut Palm stock at December 31, 2005 and applying the conversion factor of 1.461988, minus the exercise price, multiplied by the number of shares issued upon the exercise of, or subject to the option, without taking into account any taxes that may be payable in connection with the transaction.

Severance and Change-in-Control Arrangements
      Neither Coconut Palm nor EBC are a party to any severance and change-in-control arrangements.
EBC Option Plans
      As part of the merger, all outstanding options under the EBC 1994 and 2001 Option Plans to purchase shares of EBC common stock are being converted into options to purchase shares of Coconut Palm common stock under the Coconut Palm 2006 Stock Incentive Plan with each EBC options converted into approximately 1.461988 Coconut Palm options. See “Stock Incentive Plan Proposal — Key Features of the 2006 Stock Incentive Plan” beginning on page 81 for a description of the Coconut Palm 2006 Stock Incentive Plan.
Employment Agreements and Consulting Agreement
      Employment Agreements and Consulting Agreement. Upon closing of the merger, Messrs. Morton and Fess will enter into employment agreements with Coconut Palm. Mr. Morton and Mr. Fess presently serve as directors and executive officers of EBC. See “The Agreement and Plan of Merger — Employment Agreements” beginning on page 56 for a further discussion of the employment agreements. Coconut Palm will also enter into a Consulting Agreement with Mr. Hooper upon closing of the transaction as further described in Section “Agreement and Plan of Merger — Consulting Agreement”. During EBC’s last fiscal year, Mr. Hooper was a Vice President of EBC prior to his cessation of employment with EBC in 2006.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Coconut Palm
      In April 2005, Coconut Palm issued 2,500,000 shares of our common stock to our founding stockholder, RPCP Investments, for $25,000 in cash, at a purchase price of $0.0001 per share. RPCP Investments is entitled to make up to two demands that we register these shares pursuant to an agreement signed in connection with Coconut Palm’s initial public offering. Coconut Palm’s founding stockholder may elect to exercise these registration rights at any time commencing three months prior to the date on which these shares of common stock are released from escrow which escrow ends September 8, 2008. In addition, Coconut Palm’s founding stockholder has certain “piggy-back” registration rights with respect to registration statements filed subsequent to the date on which these shares of common stock are released from escrow. Coconut Palm will bear the expenses incurred in connection with the filing of any such registration statements.
      Royal Palm Capital Management, LLLP (“Royal Palm”), an affiliate of our officers and directors, advanced an aggregate of $75,000 to Coconut Palm as of September 9, 2005 to cover expenses related to the initial public offering. The loan was payable without interest on the earlier of June 1, 2006 or the consummation of the initial public offering. The loan was repaid, in full, on October 18, 2005.
      In addition, pursuant to a management services agreement by and between Royal Palm and Coconut Palm, Coconut Palm has agreed to pay Royal Palm an annual management and advisory fee of $1,500,000 in connection with the merger with EBC for Royal Palm’s advisory services. Royal Palm will also receive $300,000 upon consummation of the merger with EBC for advisory services and other expenses incurred in connection with the merger.
      Coconut Palm will reimburse its officers and directors for any reasonable out-of-pocket business expenses incurred by them in connection with certain activities on Coconut Palm’s behalf such as identifying and investigating possible target businesses. There is no limit on the amount of out-of-pocket expenses reimbursable by Coconut Palm, which will be reviewed only by Coconut Palm’s board or a court of competent jurisdiction if such reimbursement is challenged.

160

      Coconut Palm has agreed to pay Royal Palm a fee of $7,500 per month for office space and general and administrative services, including reimbursable out of pocket expenses, through the effective date of the acquisition of a target business.
      All ongoing and future transactions between Coconut Palm and any of its officers and directors or their respective affiliates, including loans by our officers and directors, if allowable, will be on terms believed by us to be no less favorable than are available from unaffiliated third parties. Following the merger, such transactions or loans, including any forgiveness of loans, if allowable, will require prior approval by a majority of our uninterested “independent” directors or the members of Coconut Palm’s board who do not have an interest in the transaction, in either case who had access, at Coconut Palm’s expense, to Coconut Palm’s attorneys or independent legal counsel. Coconut Palm will not enter into any such transaction unless our disinterested “independent” directors (or, if there are no “independent” directors, Coconut Palm’s disinterested directors) determine that the terms of such transaction are no less favorable to Coconut Palm than those that would be available to us with respect to such a transaction from unaffiliated third parties and provided further that all such transactions are in compliance with applicable rules of the Nasdaq Global Market or any other similar quotation system or exchange on which our securities are listed.
EBC
      One-Time Management Incentive Plan. Mr. Morton and Mr. Fess will receive substantial bonus payments under the Management Incentive Plan to be adopted by Coconut Palm, as the surviving entity, post-closing. Immediately following closing, Coconut Palm, as the surviving corporation, will establish a one-time management cash incentive plan up to a maximum of $8,500,000 intended to be funded solely by proceeds received by the anticipated exercise of outstanding Coconut Palm warrants, which, assuming all outstanding warrants are exercised, could generate proceeds of up to $115,000,000. If funds are available from exercise of the warrants, the terms of the plan will provide that Larry Morton will receive a bonus in the amount of $3,040,000, Gregory Fess will receive a bonus of $500,000, RPCP Investments will receive a payment in the amount of $2,500,000, and the balance of the plan funds will be distributed to officers, directors or third party service providers and advisors of Coconut Palm, as the surviving corporation, at the discretion of Coconut Palm’s compensation committee post-closing. If directed by Coconut Palm’s board of directors, in its discretion, the management incentive plan funds may be used to fund the cashless exercise of options granted under the Coconut Palm 2006 Incentive Stock Plan. See “The Agreement and Plan of Merger — One-Time Management Incentive Plan” on page 54 for a further description of the One-Time Management Incentive Plan.
      EBC — Arkansas Media Settlement Agreement. The terms of the settlement agreement provide for EBC to (1) purchase television stations and settle indebtedness incurred by Arkansas Media and (2) pay Arkansas Media $3,200,000.00 cash and issue 640,000 shares of EBC’s Class A common stock valued at $4,800,000.00, for total consideration of $8,000,000.00 in exchange for termination of its rights under the management agreement with EBC. Arkansas Media is owned by certain persons or entities that are affiliated with or related to Larry Morton, Greg Fess and/or Max Hooper. Each of Mr. Morton, Mr. Fess and Mr. Hooper presently serve as officers and directors of EBC. See “The Agreement and Plan of Merger — Settlement Agreement” on page 50 for a further description of the settlement agreement.
      Management Services Agreement — Royal Palm Capital Management, LLLP. At closing of the merger, Coconut Palm will enter into a management services agreement with Royal Palm, wherein Royal Palm will provide management and advisory services in exchange for annual fee of $1,500,000, paid monthly. The management services agreement contains a three year term which may be renewed for successive one year periods upon approval of a majority of the independent members of the board of directors of Coconut Palm. Richard C. Rochon, Mario B. Ferrari and Robert C. Farenhem, who are affiliates of Royal Palm, will serve as Vice Chairman, Chief Strategic Officer, and Director, respectively, of Coconut Palm following the merger.

      Family Relationship Between Corporate Officers. Lori Withrow, the Secretary of EBC, is the daughter of Larry Morton, EBC’s President and Chief Executive Officer. Ms. Withrow and Mr. Morton will continue to serve in these capacities as officers of the combined company. Mr. Morton will also be a director.
      Retro Television Network. Retro Television Network (“RTN”) provides popular television programs by delivering customized programming streams to stations in designated market areas utilizing the EBC C.A.S.H. system. In 2005, Mr. Morton and another individual agreed to assign 100% of the creative and intellectual rights for RTN to EBC in exchange for a Royalty Fee to be paid solely from non-EBC stations that utilize the RTN concept and/or affiliate with RTN. EBC currently owns 100% of the rights to RTN.
      Univision Affiliation Agreement. Immediately following closing of the merger, certain affiliates of Univision, a major shareholder of EBC, will revise and execute new Affiliation Agreements for all existing television broadcast stations attributable to EBC that are Univision and Telefutura affiliates. These new agreements will contain the same terms and conditions as the previous affiliation agreements, but will be renewed for 15 year terms from the closing date of the acquisition, and Univision and Telefutura will no longer have the ability to unilaterally terminate upon its respective sole discretion with six months prior written notice. In the event the merger does not close, these affiliation agreement changes will not be made effective.
      Univision Asset Purchase Agreement. In furtherance of the merger, wholly-owned subsidiary licensees of EBC have entered into an asset purchase agreement to assign all of the assets used or useful in the operation, including the authorizations, for KUTF(TV), Logan, Utah and K45GX, Salt Lake City, Utah, to Univision Television Group, Inc. e closing of the asset purchase agreement providing for the sale to Univision of two EBC TV stations, or if the transactions thereby have not closed as of the Effective Time, then EBC shall execute a local marketing agreement with Univision with respect to such station and shall issue to Univision a $15,000,000 promissory note secured by the assets sought to be transferred under the asset purchase agreement, payable in one year with interest at 7% unless the asset purchase agreement closes earlier.
      Consultant Agreement — Robert B. Becker, Inc. At the direction of the EBC board of directors, EBC entered into a Consultant Agreement with Robert B. Becker, Inc. (“RBB”), whose sole shareholder is Robert Becker, a director of EBC and a director of the combined company following the merger. Under the terms of the Consulting Agreement, RBB receives a consulting fee of $15,000 per month and reasonable out of pocket expenses. In the event that the merger with Coconut Palm closes prior to the payment of aggregate consulting fees of $100,000, RBB will receive a payment at closing equal to the difference between $100,000 and the actual consulting fees received through such date which payments commenced in March, 2006.

Advisors
      As previously disclosed in this proxy statement/ prospectus, Coconut Palm obtained a fairness opinion from Morgan Joseph. Morgan Joseph is to receive a fee of $500,000 for such opinion, which became due and payable on May 19, 2006. Morgan Joseph is also to receive reimbursement for its out-of-pocket expenses. In addition, Morgan Joseph has provided financial advisory services to Coconut Palm for which it will receive $1,250,000 contingent upon the closing of the merger with EBC.
      On June 5, 2006, Coconut Palm entered into a Consulting Agreement (the “Consulting Agreement”) with Jones-Sagansky Broadcast Group, LLC (“JSBG”), pursuant to which JSBG will provide certain media advisory services on a consulting basis in connection with the merger. Coconut Palm shall pay JSBG a fee of $100,000 upon the effectiveness of the Consulting Agreement, and, in addition, JSBG is to receive a fee of $150,000 upon the successful closing of the merger.

Section 16(a) Beneficial Ownership Reporting Compliance
      Section 16(a) of the Securities and Exchange Act of 1934, as amended, requires Coconut Palm directors, officers and persons owning more than 10% of Coconut Palm’s common stock to file reports of ownership and changes of ownership with the SEC. Based on its review of the copies of such reports furnished to Coconut Palm, or representations from certain reporting persons that no other reports were required, Coconut Palm believes that all applicable filing requirements were complied with during the fiscal years ended December 31, 2004 and December 31, 2005, except for one late filing of a Form 4 by Mr. Rochon regarding his initial reporting of four purchases of warrants by CPACW, LLP, over which Mr. Rochon may be deemed to exercise investment control.
BENEFICIAL OWNERSHIP OF COCONUT PALM SECURITIES
      The following table sets forth information regarding the beneficial ownership of the common stock of Coconut Palm as of September 15, 2006, and after the consummation of the merger, by:

•	each person known by Coconut Palm to be the beneficial owner of more than 5% of its outstanding shares of common stock both before and after the consummation of the merger;

•	each of Coconut Palm’s officers and directors;

•	each of the Named Executive Officers and directors after the consummation of the merger;

•	all of Coconut Palm’s officers and directors as a group; and

•	all of Coconut Palm’s officers and directors as a group after the consummation of the merger.
      Unless otherwise indicated, Coconut Palm believes that all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them. This table assumes that, (1) as of September 15, 2006, there are 14,000,000 shares of common stock issued and outstanding, (2) no holder of shares of Coconut Palm common stock issued in its initial public offering converts such shares into cash, (3) 31,731,654 shares of Coconut Palm common stock are issued to EBC shareholders in the merger and that 45,731,654 shares of Coconut Palm common stock will be issued and outstanding upon consummation of the merger, (4) 1,736,746 shares of Coconut Palm preferred stock are issued to Univision upon consummation of the merger, (5) options to purchase 3,274,853 shares of Coconut Palm common stock as issued to EBC shareholders in the merger, (6) options to purchase 2,250,000 shares of Coconut Palm common stock are issued pursuant to employment agreements entered into in connection with the merger, (7) all shares held in escrow are released to the holders and not cancelled and (8) none of the shares of Coconut Palm common stock issuable upon exercise of its outstanding warrants are issued.

	Beneficial Ownership of Coconut Palm			Beneficial Ownership of Coconut Palm
	Common Stock on September 8, 2006			Common Stock after consummation of the Merger

	Amount and		Percentage of			Percentage of
	Nature of		Outstanding	Amount and Nature		Outstanding Common
Name and Address of Beneficial	Beneficial		Common	of Beneficial		Stock After the
Owner(1)	Ownership		Stock	Ownership		Merger

Henry G. Luken, III	—		—	6,549,239	(2)	14.3%
Arkansas Media, LLC	—		—	5,080,653	(3)	11.1%
Univision Communications, Inc.	—		—	2,976,022	(4)	6.3%
RPCP Investments, LLLP	2,500,000	(5)	17.9%	2,500,000		5.5%
Richard C. Rochon	2,500,000	(6)	17.9%	2,500,000		5.5%
Prentice Capital Management, LP	1,667,000	(7)	13.3%	1,667,000		3.6%
Michael Zimmerman	1,667,000	(7)	13.3%	1,667,000		3.6%
Sapling, LLC	1,307,461	(8)	9.3%	1,307,461		2.9%
Millenco, L.P.	811,500	(9)	5.8%	811,500		1.8%
Stephen J. Ruzika	—	(10)	—	—		—
Jack I. Ruff	—	(10)	—	—		—
Larry E. Morton	—		—	506,725	(11)(12)(13)	1.1%
Robert B. Becker	—		—	19,978	(14)	*
Thomas M. Arnost	—		—	—		—
Mario B. Ferrari	—	(10)	—	—		—
Robert Farenhem	—	(10)	—	—		—
Gregory Fess	—		—	62,500	(12)(15)(16)	*
Glenn Charlesworth	—	(15)	—	—		—
James Hearnsberger	—	(15)	—	—		—
All current Coconut Palm directors and executive officers as a group (5 individuals)	2,500,000	(6)	17.9%	2,500,000	(6)	5.5%
All post-merger Coconut Palm directors and executive officers as a group (10 individuals)				9,638,442	(17)	20.8%

*	Less than 1%

(1)	Unless otherwise indicated, the business address of each of the owners is 595 South Federal Highway, Suite 500, Boca Raton, Florida 33432.

(2)	Mr. Luken’s address is 641 Battery Place, Chattanooga, Tennessee 37403. Mr. Luken owns 3,400,000 EBC Class A common shares and 337,400 EBC Class B common shares, which will be converted to a total of 6,549,239 Coconut Palm common shares.

(3)	The business address of Arkansas Media is One Shackleford Drive, Suite 400, Little Rock, Arkansas 72211. Arkansas Media owns 236,175 EBC Class A common shares and 1,012,185 Class B common shares, which will be converted into a total of 5,080,653 Coconut Palm common shares. Arkansas Media is 41.7% owned by the Sandra Morton Life Trust, Larry E. Morton as Trustee, 33.3% owned by the Mindy L. Hooper Life Trust, Max Hooper as Trustee, and 25.5% owned by the Judith Fess Trust, Gregory W. Fess as Trustee. Mr. Fess does not own EBC shares individually.

(4)	The business address of this entity is 1999 Avenue of the Stars, Suite 3050, Los Angeles, CA 90067. Includes 1,736,746 shares issuable upon conversion of the Coconut Palm Series A preferred stock.

(5)	RPCP Investments may distribute its shares as a dividend or liquidation distribution to Mr. Rochon, Stephen J. Ruzika, Jack I. Ruff, Mario B. Ferrari, and Robert Farenhem, RPCP Investments’ five limited partners, at a later date. If the shares are distributed prior to the end of the escrow period referred to below, such shares will remain in escrow for the duration of the period. To the extent such shares are not distributed to its limited partners, either prior to or subsequent to the end of the escrow period, they will be retained by RPCP Investments. Except for Mr. Rochon, as set forth in footnote 3 below, beneficial ownership of Coconut Palm common stock held by RPCP Investments is not attributed to its limited partners, Messrs. Ruzika, Ruff, Ferrari and Farenhem, all of whom are directors and/or executive officers of Coconut Palm.

(6)	These shares are held by RPCP Investments. Mr. Rochon is president and director and owns a 54% interest in the general partner of RPCP Investments. As such, Mr. Rochon exercises voting and dispositive power over these shares. These shares do not include warrants to purchase 2,000,000 shares of common stock which will become exercisable on the later of the completion of the merger (or if the merger is not consummated, the first acquisition consummated) or September 8, 2006 and thus are not known to be exercisable within 60 days. Such warrants are held by CPACW, LLLP. Mr. Rochon exercises voting and dispositive power over these warrants. The foregoing information was derived from a Schedule 13G and from Forms 4 as filed with the SEC through February 7, 2006.

(7)	Prentice Capital Management serves as investment manager to a number of investment funds and manages investments for certain entities in managed accounts with respect to which it has voting and dispositive authority over the shares of common stock reflected above. Michael Zimmerman as a Managing Member of Prentice Capital Management may be deemed to control such investments. Each of Prentice Capital Management and Michael Zimmerman disclaims beneficial ownership of all shares of common stock reflected above. The business address of the Prentice Capital Management, LP and Michael Zimmerman is 623 Fifth Avenue, 32nd Floor, New York, New York 10022. The foregoing information was derived from a Schedule 13G and a Schedule 13G/ A, as filed with the SEC on September 19, 2005 and February 14, 2006, respectively.

(8)	The business address of this entity is 535 Fifth Avenue, 31st Floor, New York, New York 10017. The foregoing information was derived from a Schedule 13G and a Schedule 13G/ A, as filed with the SEC on September 23, 2005 and March 29, 2006, respectively.

(9)	On June 9, 2006, Millenco purchased 811,500 Coconut Palm warrants at a price of $0.47 per share. Each warrant entitles Millenco to purchase one share of Coconut Palm common stock at a price of $5.00 per share. Each warrant becomes exercisable upon the later of Coconut Palm’s completion of the merger (or if the merger is not consummated, the first acquisition consummated) and September 8, 2006. Millennium Management is the general partner of Millenco. Israel A. Englander is the managing member of Millennium Management and may be deemed to be the beneficial owner of any shares deemed to be beneficially owned by Millenium Management. The business address for Millenco, Millenium Management and Mr. Englander is 666 Fifth Avenue, New York, New York, 10103. The foregoing information was derived from a Schedule 13D as filed with the SEC on July 14, 2006.

(10)	Messrs Ruzika, Ruff, Ferrari and Farenhem are directors and/or executive officers of Coconut Palm.

(11)	6,725 of the shares are held by the Sandy Morton Life Trust, of which Mr. Morton is the trustee. The business address of this entity is One Shackleford Drive, Suite 400, Little Rock, Arkansas 72211.

(12)	This does not include shares held by Mr. Morton and Mr. Fess in Arkansas Media.

(13)	Includes 500,000 shares of Coconut Palm common stock that will be issuable upon exercise of options that will be exercisable within 60 days of the consummation of the merger.

(14)	Mr. Becker’s address is 227 Sky Farm Road, Copake, New York 12516.

(15)	The business address of this individual is One Shackleford Drive, Suite 400, Little Rock, Arkansas 72211.

(16)	Includes 62,500 shares of Coconut Palm common stock that will be issuable upon exercise of options that will be exercisable within 60 days of the consummation of the merger.

(17)	Includes 562,500 shares of Coconut Palm common stock that will be issuable upon exercise of options that will be exercisable within 60 days of the consummation of the merger.

PRICE RANGE OF SECURITIES AND DIVIDENDS
Coconut Palm
      The shares of Coconut Palm common stock, warrants and units are currently quoted on the OTC Bulletin Board under the symbols CNUT, CNUTW and CNUTU, respectively. The closing prices per share of common stock, warrants and units of Coconut Palm on April 6, 2006, the last trading day before the announcement of the execution of the merger agreement, were $5.81, $1.00 and $7.90 respectively. Each unit of Coconut Palm consists of one share of Coconut Palm common stock and two warrants to purchase Coconut Palm common stock. Each warrant entitles the holder to purchase from Coconut Palm one share of common stock at an exercise price of $5.00 commencing the later of the completion of the EBC merger or September 8, 2006. The Coconut Palm warrants will expire at 5:00 p.m., New York City time, on September 7, 2009, or earlier upon redemption. Prior to October 25, 2005, there was no established public trading market for our common stock.
      Except for the 2006 Stock Incentive Plan, Coconut Palm does not currently have any authorized or outstanding equity compensation plans.
      The following table sets forth, for the calendar quarter indicated, the quarterly high and low sales prices of our units, common stock and warrants as reported on the OTC Bulletin Board since our units commenced public trading on September 8, 2005 and since such common stock and warrants commenced public trading separately on October 25, 2005.

	Units		Common Stock		Warrants

	High	Low	High	Low	High	Low

2005
Third Quarter	$6.20	$6.10	N/A	N/A	N/A	N/A
Fourth Quarter	$6.40	$6.05	$5.30	$5.10	$0.54	$0.48
2006
First Quarter	$7.50	$6.18	$5.77	$5.20	$0.90	$0.45
Second Quarter	$8.00	$6.45	$5.81	$5.31	$1.22	$0.40

Holders
      As of September 15, 2006, there was one holder of record of our units, two holders of record of our common stock and one holder of record of our warrants.

Dividends
      Coconut Palm has not paid any dividends on its common stock to date and does not intend to pay dividends prior to the completion of a business combination. The payment of dividends in the future will be contingent upon its revenue and earnings, if any, capital requirements and general financial condition subsequent to completion of a business combination. The payment of any dividends subsequent to a business combination will be within the discretion of Coconut Palm’s then board of directors. It is the present intention of Coconut Palm’s board of directors to retain all earnings, if any, for use in Coconut Palm’s business operations and, accordingly, the board does not anticipate declaring any dividends in the foreseeable future.
EBC
      There is no established public trading market for the shares of capital stock of EBC. EBC has two outstanding equity compensation plans the 1994 Plan and the 2001 Plan, or the “Prior Plans”, as previously described. Upon consummation of the merger, all of the outstanding shares of capital stock of EBC will be converted into the right to receive Coconut Palm common stock, Coconut Palm Series A preferred stock, cash and assets and the outstanding options of EBC under the EBC Prior Plans will be converted into outstanding options under the 2006 Stock Incentive Plan, as previously described in “The Stock Incentive Plan Proposal — Background.”

Holders
      There are currently 405 holders of the shares of EBC Class A common stock, two holders of shares of EBC Class B common stock and seven holders of Series A preferred stock (all of whom also hold shares of common stock of EBC).

Dividends
      EBC has not paid any dividends on its Class A or Class B common stock or its Series A preferred stock to date.
Dividends Upon Completion of the Merger
      Upon completion of the merger with EBC, Coconut Palm does not intend to pay any dividends on its shares of common stock and will not pay dividends in the foreseeable future. Rather, it intends to reinvest any earnings back into the combined company. The combined company also expects that any loan or credit facilities that it enters into will limit its ability to pay dividends.
DESCRIPTION OF COCONUT PALM SECURITIES
      The following description of the material terms of the capital stock and warrants of Coconut Palm following the merger includes a summary of specified provisions of the Amended and Restated Certificate of Incorporation of Coconut Palm and bylaws of Coconut Palm that will be in effect upon completion of the merger. This description is subject to the relevant provisions of Delaware General Corporation Law and is qualified by reference to Coconut Palm’s amended and restated certificate of incorporation, a copy of which is attached as Annex C.
General
      Coconut Palm is currently authorized to issue 50,000,000 shares of common stock, par value $.0001 per share and 1,000,000 shares of preferred stock. As of August 22, 2006, 14,000,000 shares of common stock are outstanding, held by two record holders. No shares of preferred stock are currently outstanding. Coconut Palm’s authorized capital stock following the merger will consist of 125,000,000 shares of all classes of capital stock, of which 100,000,000 will be shares of common stock, par value, $0.0001 per share, and 25,000,000 will be shares of preferred stock, par value of $0.0001 per share.
Units
      Each unit consists of one share of common stock and two warrants, which started trading separately as of October 25, 2005. Each warrant entitles the holder to purchase one share of common stock at an exercise price of $5.00 per share.
Common stock
      Coconut Palm’s stockholders are entitled to one vote for each share held of record on all matters to be voted on by stockholders. In connection with the vote required for any business combination, Coconut Palm’s founding stockholder, RPCP Investments, an affiliate of our officers and directors, has agreed to vote its shares of common stock owned by it immediately prior to Coconut Palm’s initial public offering in accordance with the majority of the shares of common stock voted by the public stockholders. This voting arrangement does not apply to shares included in units purchased in Coconut Palm’s initial public offering or purchased following the offering in the open market by any of Coconut Palm’s founding stockholder, officers and directors. Additionally, Coconut Palm’s founding stockholder, officers and directors will vote all of their shares

167

in any manner they determine, in their sole discretion, with respect to any other items that come before a vote of Coconut Palm’s stockholders.
      Coconut Palm will proceed with a business combination only if: (i) a majority of the shares outstanding as of the record date of Coconut Palm’s common stock that were issued in Coconut Palm’s initial public offering are voted in favor of the business combination and (ii) public stockholders owning less than 20% of the shares sold in Coconut Palm’s initial public offering exercise their conversion rights discussed below.
      If Coconut Palm is forced to liquidate prior to a business combination, holders of Coconut Palm’s shares of common stock purchased in its initial public offering are entitled to share ratably in the trust account, inclusive of any interest, and any net assets remaining available for distribution to them after payment of liabilities. Coconut Palm’s founding stockholder has agreed to waive its rights to share in any distribution with respect to common stock owned by it prior to the initial public offering if Coconut Palm is forced to liquidate.
      Coconut Palm’s stockholders have no conversion, preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to the common stock, except that public stockholders have the right to have their shares of common stock converted to cash equal to their pro rata share of the trust account if they vote against the business combination and the business combination is approved and completed. Public stockholders who convert their stock into their share of the trust account still have the right to exercise the warrants that they received as part of the units.
      Our founding stockholder, the holder of 2,500,000 shares of common stock that were outstanding prior to Coconut Palm’s initial public offering is entitled to registration rights. The holder of these shares is entitled to make up to two demands that Coconut Palm register the resale of these shares. The holder of these shares can elect to exercise these registration rights at any time after the date on which these shares of common stock are released from escrow. In addition, the founding stockholder has certain “piggy-back” registration rights on registration statements filed subsequent to the date on which these shares of common stock are released from escrow. Coconut Palm will bear the expenses incurred in connection with the filing of any such registration statements.
Preferred stock
      Coconut Palm’s Certificate of Incorporation authorizes the issuance of up to 1,000,000 shares of preferred stock with designations, rights and preferences as determined by the board of directors. In order to effectuate the merger with EBC and the transactions contemplated in the merger agreement, it is necessary to authorize 25,000,000 shares of preferred stock, par value $0.0001 per share, with such designation, rights and preferences as may be determined from time to time by Coconut Palm’s board of directors. In addition, as part of the consideration to be issued to the holders of EBC preferred stock, it is necessary to authorize the issuance of 1,736,746 shares of Coconut Palm Series A preferred stock pursuant to the Certificate of Designation, a copy of which is attached as Annex D.
      In the event of a dissolution, winding-up or voluntary or involuntary liquidation of Coconut Palm, after payment or provision for payment of the debts and other liabilities of Coconut Palm and any preferential amounts payable with respect to Coconut Palm stock ranking senior to Coconut Palm Series A preferred stock, all shares of Coconut Palm Series A preferred stock shall rank senior to all of Coconut Palm’s existing or hereafter issued common stock, or any other common stock of any class of Coconut Palm and junior to all other series of preferred stock authorized by Coconut Palm after the date of the Certificate of Designation, except as may otherwise be provided in Section 5(e) of the Certificate of Designation or in the certificate of designation for such other series. A change of control shall be deemed to be a liquidation, dissolution or winding-up of Coconut Palm.
      Each share of Coconut Palm Series A preferred stock shall accrue cumulative annual dividends calculated at an annual rate of seven percent of the original issue price (as adjusted for any stock dividends, combinations or splits with respect to such shares) compounded semi-annually.
      The Coconut Palm Series A preferred stock can be redeemed for cash at the option of Coconut Palm or by election of a majority of the Coconut Palm Series A preferred stockholders after the five-year anniversary of the issue date.

      There are no restrictions on the redemption of shares of Series A preferred stock by Coconut Palm relating to unpaid dividends. The redemption price per share of Coconut Palm Series A preferred stock is equal to the original issue price plus the per share accrued dividend amount through the date of completion.
      Beginning on the issue date, holders of the outstanding Coconut Palm Series A preferred stock shall have the right to surrender the certificate evidencing each share owned and receive, in lieu and in conversion thereof, a certificate evidencing the number of shares of Coconut Palm common stock equal to the conversion rate. The conversion rate shall initially be one, and is subject to the adjustments listed in Section 3(d) of the Certificate of Designation.
      The issuance of certificates for shares of common stock upon the conversion of shares of the Coconut Palm Series A preferred stock shall be made without charge to the converting stockholder for any original issue or transfer tax in respect of the issuance of such certificates and any such tax shall be paid by Coconut Palm.
      The holders of the Coconut Palm Series A preferred stock are entitled to receive, in exchange for all accrued dividends on each share held (the “Per Share Accrued Dividend Amount”), at the option of Coconut Palm, either (A) an additional number of shares of common stock equal to the quotient obtained by dividing the Per Share Accrued Dividend Amount by the then effective conversion price, subject to Section 3(f) of the Certificate of Designation, or (B) an amount in cash equal to the full Per Share Accrued Dividend Amount.
      The holders of Coconut Palm Series A preferred stock shall not have any preemptive or preferential right of subscription to any shares of any class of Coconut Palm, whether now or hereafter authorized, or to any obligations convertible into shares of Coconut Palm, issued or sold, nor any right of subscription to any thereof other than such right, if any, and at such price as the board of directors, it its discretion may determine from time to time. In addition, the board of directors may issue Coconut Palm shares or obligations convertible into shares without offering such issue either in whole or in part to the holders of Coconut Palm Series A preferred stock.
      The holders of Coconut Palm Series A preferred stock shall not have any voting rights, including, but not limited to, with respect to the creation or issuance of any class or series of preferred stock ranking senior to or pari passu with the Coconut Palm Series A Preferred Stock.
Classified Board of Directors
      The Amended and Restated Certificate of Incorporation, if approved by the Coconut Palm stockholders, and bylaws will provide that Coconut Palm’s board of directors will be divided into three classes of even number or nearly even number, with each class elected for staggered three-year terms expiring in successive years. Any effort to obtain control of Coconut Palm’s board of directors by causing the election of a majority of the board of directors may require more time than would be required without a staggered election structure. Vacancies in the combined company’s board of directors, including a vacancy created by increasing the size of the board, may only be filled by a majority of Coconut Palm’s directors. Any director elected to fill a vacancy, including a vacancy created by increasing the size of the board, will hold office for the remainder of the full term of the class of directors in which the vacancy occurred and until such director’s successor shall have been duly elected and qualified. No decrease in the number of directors will shorten the term of any incumbent director. The Amended and Restated Certificate of Incorporation and bylaws will provide that the number of directors will be fixed and increased or decreased from time to time by resolution of the board of directors. These provisions may have the effect of slowing or impeding a third party from initiating a proxy contest, making a tender offer or otherwise attempting a change in the membership of Coconut Palm’s board of directors that would effect a change of control.
Warrants
      Coconut Palm currently has warrants outstanding to purchase 23,000,000 shares of Coconut Palm common stock. Each warrant entitles the registered holder to purchase one share of Coconut Palm’s common stock at a price of $5.00 per share, subject to adjustment as discussed below, at any time commencing on the later of:

•	the completion of a business combination; or

•	September 8, 2006.
      The warrants will expire on September 7, 2009, at 5:00 p.m., New York City time. Coconut Palm may call the warrants for redemption, in whole and not in part, at a price of $0.01 per warrant at any time after the warrants become exercisable, upon not less than 30 days’ prior written notice of redemption to each warrant holder, if, and only if, the last reported sale price of the common stock equals or exceeds $8.50 per share, for any 20 trading days within a 30 trading day period ending on the third business day prior to the notice of redemption to warrant holders.
      The warrants are issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and Coconut Palm.
      The exercise price and number of shares of common stock issuable on exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, or Coconut Palm’s recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuances of common stock at a price below their respective exercise prices.
      The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified check payable to Coconut Palm, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of common stock or any voting rights until they exercise their warrants and receive shares of common stock. After the issuance of shares of common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.
      No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, Coconut Palm will, upon exercise, round up to the nearest whole number the number of shares of common stock to be issued to the warrant holder.
      On August 17, 2006, Coconut Palm entered into a Warrant Clarification Agreement with Continental Stock Transfer & Trust Company, clarifying that registered holders of the Coconut Palm’s warrants do not have the right to receive a net cash settlement in the event Coconut Palm does not maintain a current prospectus relating to Coconut Palm common stock issuable upon exercise of the warrants.
Transfer Agent and Warrant Agent
      The transfer agent for Coconut Palm’s securities and warrant agent for Coconut Palm’s warrants is Continental Stock Transfer & Trust Company, 17 Battery Place, New York, New York 10004.
STOCKHOLDER PROPOSALS
      Regardless of whether the acquisition of EBC is consummated, the Coconut Palm 2006 annual meeting of stockholders will be held on or about                     , 2006, unless the date is changed by the board of directors. If you are a stockholder and you want to include a proposal in the proxy statement/ prospectus for the 2006 annual meeting, you need to provide it to us by no later than                     , 2006.
EXPERTS
      The financial statements of Coconut Palm Acquisition Corp. at December 31, 2005 and for the period from April 29, 2005 (date of inception) through December 31, 2005 appearing in this prospectus and in the registration statement have been included herein in reliance upon the report of Eisner LLP, independent registered public accounting firm, given on the authority of such firm as experts in accounting and auditing.
      The consolidated financial statements of EBC as of December 31, 2005 and 2004 and for each of the three years in the period ending December 31, 2005, 2004, and 2003 included in this proxy statement/ prospectus have been so included in reliance on the report of Moore Stephens Frost, PLC, independent auditors, given on the authority of such firm as experts in accounting and auditing.
LEGAL MATTERS
      The validity of the securities offered in this prospectus is being passed upon for us by Akerman Senterfitt, Miami, Florida.
WHERE YOU CAN FIND MORE INFORMATION
      Coconut Palm files reports, proxy statements and other information with the SEC as required by the Securities Exchange Act of 1934, as amended.
      You may read and copy reports, proxy statements and other information filed by Coconut Palm with the SEC at the SEC public reference room located at 100 F Street, N.E., Washington, D.C. 20549.
      You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also obtain copies of the materials described above at prescribed rates by writing to the SEC, Public Reference Section, 100 F Street, N.E., Washington, D.C. 20549.
      Coconut Palm files its reports, proxy statements and other information electronically with the SEC. You may access information on Coconut Palm at the SEC web site containing reports, proxy statements and other information at: http://www.sec.gov.
      Information and statements contained in this proxy statement/ prospectus, or any annex to this proxy statement/ prospectus, are qualified in all respects by reference to the copy of the relevant contract or other annex filed as an exhibit to this proxy statement/ prospectus.
      All information contained in this proxy statement/ prospectus relating to Coconut Palm has been supplied by Coconut Palm, and all such information relating to EBC has been supplied by EBC. Information provided by either of Coconut Palm or EBC does not constitute any representation, estimate or projection of the other.
      All of the information contain in this document relating to Coconut Palm has been supplied by Coconut Palm and all such information relating to EBC has been supplied by EBC. Information provided by either of us does not constitute any representation, estimate or projection of the other.
      If you would like additional copies of this proxy statement/ prospectus, or if you have questions about the merger, you should contact:
      If you are a Coconut Palm stockholder:
Coconut Palm Acquisition Corp.
Attn: Mario B. Ferrari
595 South Federal Highway, Suite 500
Boca Raton, Florida 33432
(561) 955-7300
      If you are an EBC shareholder:
Equity Broadcasting Corporation
Attn: Larry Morton or James Hearnsberger
One Shackleford Drive, Suite 400
Little Rock, Arkansas 72211-2545
(501) 219-2400

INDEX TO FINANCIAL STATEMENTS

COCONUT PALM ACQUISITION CORP. REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	F-2
COCONUT PALM ACQUISITION CORP. CONSOLIDATED FINANCIAL STATEMENTS
Condensed Balance Sheets as of June 30, 2006 (unaudited) and as of December 31, 2005	F-3
Condensed Statements of Operations (unaudited) for the three and six months ended June 30, 2006 and for the period April 29, 2005 (date of inception) to June 30, 2006	F-4
Condensed Statements of Stockholders’ Deficit from April 29, 2005 (date of inception) to June 30, 2006	F-5
Condensed Statements of Cash Flows (unaudited) for the six months ended June 30, 2006, from the period from April 29, 2005 (date of inception) to June 30, 2006 and 2005	F-6
Notes to Condensed Unaudited Financial Statements	F-7
Balance Sheet for year ended December 31, 2005	F-14
Statement of Operations for period from April 29, 2005 (date of inception) to December 31, 2005	F-15
Condensed Statement of Change in Common Stockholder’s Deficit for period from April 29, 2005 (date of inception) to December 31, 2005	F-16
Statement of Cash Flows for period from April 29, 2005 (date of inception) to December 31, 2005	F-17
Notes to Condensed Financial Statements	F-18

EQUITY BROADCASTING CORPORATION REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	F-23
EQUITY BROADCASTING CORPORATION FINANCIAL STATEMENTS
Consolidated Balance Sheets	F-24
Consolidated Statements of Operations	F-28
Consolidated Statements of Stockholders’ Equity	F-30
Consolidated Statements of Cash Flows	F-31
Notes to Financial Statements	F-35

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Board of Directors and Stockholders
Coconut Palm Acquisition Corp.
      We have audited the accompanying balance sheet of Coconut Palm Acquisition Corp. (a development stage company) (the “Company”) as of December 31, 2005 and the related statements of operations, changes in stockholders’ equity and cash flows for the period from April 29, 2005 (date of inception) through December 31, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.
      We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
      In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Coconut Palm Acquisition Corp. as of December 31, 2005 and the results of its operations and its cash flows for the period from April 29, 2005 (date of inception) through December 31, 2005 in conformity with U.S. generally accepted accounting principles.

/s/ Eisner LLP
New York, New York
March 23, 2006

COCONUT PALM ACQUISITION CORP.
(a development stage company)
CONDENSED BALANCE SHEETS

	June 30, 2006	December 31, 2005

	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$504,552	$934,086
Prepaid expenses	68,108	14,999

Total current assets	572,660	949,085

Other assets:
Investments held in Trust Fund	64,094,073	63,120,584
Deferred acquisition costs	1,200,242	—

Total other assets	65,294,315	63,120,584

Total assets	$65,866,975	$64,069,669

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$502,341	$29,271
Accrued expenses	705,450	46,306
Accrued Delaware franchise fee	14,386	—
Income taxes payable	50,749	25,756

Total current liabilities	1,272,926	101,333

COMMITMENTS AND CONTINGENCIES (Note H)	—	—
Common stock subject to possible conversion — 2,298,850 shares	12,517,738	12,517,738
Interest attributable to common stock, subject to possible conversion	294,667	100,067
STOCKHOLDERS’ EQUITY
Preferred stock — $.0001 par value; 1,000,000 shares authorized; 0 issued and outstanding	—	—
Common stock — $.0001 par value; 50,000,000 shares authorized; 14,000,000 issued and outstanding (which includes 2,298,850 shares subject to possible conversion)	1,400	1,400
Additional paid-in-capital	51,114,006	51,114,006
Retained earnings accumulated during the development stage	666,238	235,125

Total stockholders’ equity	51,781,644	51,350,531

Total liabilities and stockholders’ equity	$65,866,975	$64,069,669

See Notes to Condensed Financial Statements

COCONUT PALM ACQUISITION CORP.
(a development stage company)
CONDENSED STATEMENTS OF OPERATIONS
(UNAUDITED)

		April 29, 2005		April 29, 2005
	Three Months	(Date of	Six Months	(Date of
	Ended	Inception) to	Ended	Inception) to
	June 30, 2006	June 30, 2005	June 30, 2006	June 30, 2006

	(Unaudited)
Operating costs	$(187,289)	$(76)	$(306,391)	$(453,313)

Other income:
Bank interest	4,711	—	11,176	18,462
Interest on investments held in Trust Fund	526,907	—	973,489	1,474,073

Total other income	531,618	—	984,665	1,492,535

Income (loss) before provision for income taxes	344,329	(76)	678,274	1,039,222
Provision for income taxes — current	(29,338)	—	(52,561)	(78,317)

Net income (loss)	$314,991	$(76)	$625,713	$960,905

Interest income attributable to common stock subject to possible conversion	(105,328)	—	(194,600)	(294,667)

Net income (loss) allocable to common stockholders not subject to possible conversion	$209,663	$(76)	$431,113	$666,238

Weighted average number of shares outstanding:
Basic	14,000,000	2,500,000	14,000,000
Diluted	15,959,138	2,500,000	15,909,966

Net income (loss) per share:
Basic	$0.02	$(0.00)	$0.04
Diluted	$0.02	$(0.00)	$0.04

Weighted average number of shares outstanding exclusive of shares subject to possible conversion:
Basic	11,701,150	2,500,000	11,701,150
Diluted	13,660,288	2,500,000	13,611,116

Net income (loss) per share not subject to possible conversion:
Basic	$0.02	$(0.00)	$0.04
Diluted	$0.02	$(0.00)	$0.03

See Notes to Condensed Financial Statements

COCONUT PALM ACQUISITION CORP.
(a development stage company)
CONDENSED STATEMENT OF CHANGES IN COMMON STOCKHOLDERS’ DEFICIT

				Deficit
				Accumulated
	Common Stock		Paid-in Capital	During the
			In Excess of	Development
	Shares	Amount	Par	Stage	Total

Balance — April 29, 2005 (date of inception)
Initial capitalization from founding stockholder	2,500,000	$250	$24,750	$—	$25,000
Sale of 11,500,000 units net of underwriters’ discount and offering expenses (includes 2,298,850 shares subject to possible conversion)	11,500,000	1,150	63,606,894		63,608,044
Proceeds subject to possible conversion of 2,298,850 shares			(12,517,738)		(12,517,738)
Accretion of trust fund income relating to common stock subject to possible conversion				(100,067)	(100,067)
Proceeds from issuance of option			100		100
Net income for the period				335,192	335,192

Balance at December 31, 2005	14,000,000	$1,400	$51,114,006	$235,125	$51,350,531

Accretion of trust fund income relating to common stock subject to possible conversion				(194,600)	(194,600)
Net income for the period				625,713	625,713

Balance at June 30, 2006 (Unaudited)	14,000,000	$1,400	$51,114,006	$666,238	$51,781,644

See Notes to Condensed Financial Statements

COCONUT PALM ACQUISITION CORP.
(a development stage company)
CONDENSED STATEMENTS OF CASH FLOWS
(UNAUDITED)

		April 29, 2005	April 29, 2005
		(Date of	(Date of
	Six Months Ended	Inception) to	Inception) to
	June 30, 2006	June 30, 2005	June 30, 2006

	(Unaudited)
Cash flows from operating activities:
Net income (loss)	$625,713	$(76)	$960,905
Increase (decrease) in cash attributable to changes in:
Prepaid expenses	(53,109)	—	(68,108)
Accounts payable	473,070	—	502,341
Accrued expenses	659,144	60,000	705,450
Accrued Delaware franchise fee	14,386	—	14,386
Income tax payable	24,993	—	50,749

Net cash provided by operating activities	1,744,197	59,924	2,165,723

Cash flows from investing activities:
Principal deposited into Trust Fund	—	—	(62,620,000)
Increase in investments in Trust Fund	(973,489)	—	(1,474,073)
Deferred acquisition costs	(1,200,242)	—	(1,200,242)

Net cash used in investing activities	(2,173,731)	—	(65,294,315)

Cash flows from financing activities:
Proceeds from sale of common stock, net of offering costs	—	—	63,633,044
Proceeds from notes payable to founding stockholders	—	—	75,000
Repayment of notes payable to founding stockholders	—	—	(75,000)
Proceeds from issuance of underwriters’ purchase option	—	—	100

Net cash provided by financing activities	—	—	63,633,144

Net (decrease) increase in cash and cash equivalents	(429,534)	59,924	504,552
Cash and cash equivalents — beginning of period	934,086	—	—

Cash and cash equivalents — end of period	$504,552	$59,924	$504,552

Supplemental cash flow information:
Income taxes paid	$42,869	$—	$42,869
Supplemental non-cash activity:
Accretion of Trust Fund income relating to common stock subject to possible conversion	$194,600	$—	$294,667
See Notes to Condensed Financial Statements

COCONUT PALM ACQUISITION CORP.
NOTES TO CONDENSED UNAUDITED FINANCIAL STATEMENTS
Basis of Presentation
      The accompanying unaudited condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and with the instruction to Form 10-Q. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accrual) considered necessary for a fair presentation have been included. Operating results for the interim period presented are not necessarily indicative of the results to be expected for any other interim period or for full year.
      These unaudited condensed financial statements should be read in conjunction with the financial statements and notes thereto for the fiscal year ended December 31, 2005 included in Coconut Palm Acquisition Corp.’s Form 10-K for the fiscal year ended December 31, 2005, filed with the Securities and Exchange Commission on March 31, 2006. Subject to the foregoing, the accounting policies used in preparing these unaudited condensed financial statements are consistent with those described in the December 31, 2005 financial statements.
      As of June 30, 2006, the current liabilities of $1,272,926 of Coconut Palm Acquisition Corp. (the “Company”) exceed its current assets of $572,660, creating a working capital deficit of $700,266. The Founding Stockholder has agreed with the Company and the underwriters to be personally liable to pay debts and obligations to target businesses or vendors or other entities that are owed money by the Company for services rendered or contracted for or products sold to the Company in excess of the net proceeds of the offering not held in the trust account (the “Trust Fund”). Management believes these factors will contribute towards eliminating the working capital deficit. The Company can not guarantee that the Founding Stockholder would be able to satisfy these obligations. If the Founding Stockholder is unable to meet these obligations the Company may be forced to liquidate. These factors raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.
      In the event that the Company does not consummate an Acquisition within 18 months from the date of the consummation of the Offering, or 24 months from the consummation of the Offering if certain extension criteria have been satisfied (the “Acquisition Period”), the proceeds held in the Trust Fund will be distributed to the Company’s Public Stockholders. In the event of such distribution, it is likely that the per share value of the residual assets remaining available for distribution (including Trust Fund assets) will be less than the initial public offering price per share in the Offering due to costs related to the Offering, costs related to pursuing possible acquisitions and general and administrative expenses incurred prior to the liquidation event and since no value would be attributed to the Warrants contained in the Units (discussed in Note C).

NOTE A —	ORGANIZATION AND BUSINESS OPERATIONS
      Coconut Palm Acquisition Corp. was incorporated in Delaware on April 29, 2005. It was formed to serve as a vehicle for the acquisition of an operating business through a merger, capital stock exchange, asset acquisition and/or other similar transaction. The Company has neither engaged in any operations nor generated revenue, and is considered to be a development stage company, subject to the risks associated with activities of development stage companies. As such, the Company’s operating results relate to early stage organizational activities.
      The registration statement for the Company’s initial public offering of Units (as described in Note C) (the “Offering”) was declared effective on September 8, 2005. The Company consummated the Offering on September 14, 2005 and received net proceeds of approximately $55.2 million. On September 19, 2005, the Company consummated the closing of the over-allotment option and the Company received additional net

COCONUT PALM ACQUISITION CORP.
NOTES TO CONDENSED UNAUDITED FINANCIAL STATEMENTS — (Continued)
proceeds of approximately $8.4 million. The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Offering, although substantially all of the net proceeds of the Offering are intended to be generally applied toward acquiring an operating company (“Acquisition”). Furthermore, there is no assurance that the Company will be able to successfully effect an Acquisition. An amount of $64.1 million of the net proceeds of the Offering, including interest earned to date, is being held in a trust account and invested in government securities until the earlier of (i) the consummation of its first Acquisition or (ii) the distribution of the Trust Fund as described below. The remaining net proceeds (not held in the Trust Fund) may be used to pay for business, legal and accounting due diligence on prospective acquisitions and continuing general and administrative expenses.
      The Company, after signing a definitive agreement for an Acquisition, will submit such transaction for stockholder approval. In the event that holders of 20% or more of the shares of the Company’s common stock issued as part of the Units in the Offering vote against the Acquisition and exercise their conversion rights described below, the Acquisition will not be consummated.
      The Company’s initial stockholder (the “Founding Stockholder”) has agreed to vote its 2,500,000 shares of common stock in accordance with the vote of the majority in interest of all other stockholders of the Company (“Public Stockholders”) with respect to an Acquisition. After consummation of an Acquisition, these voting safeguards will no longer be applicable.
      With respect to an Acquisition which is approved and consummated, any Public Stockholders voting against such Acquisition may demand that the Company convert their shares into cash. The per share conversion price will equal the amount in the Trust Fund including all accrued interest, calculated as of two business days prior to the consummation of the proposed Acquisition, divided by the number of shares of common stock held by Public Stockholders. Accordingly, Public Stockholders holding 19.99% of the aggregate number of shares owned by all Public Stockholders may seek conversion of their shares in the event of an Acquisition. Such Public Stockholders are entitled to receive their per share interest in the Trust Fund computed without regard to the shares held by the Founding Stockholder. Accordingly, a portion of the net proceeds from the Offering (19.99% of the amount originally held in the Trust Fund) has been classified as common stock subject to possible conversion in the accompanying balance sheets and 19.99% of the related interest earned on the trust fund has been recorded as interest attributable to common stock subject to possible conversion.
      In the event that the Company does not consummate an Acquisition within 18 months from the date of the consummation of the Offering, or 24 months from the consummation of the Offering if certain extension criteria have been satisfied (the “Acquisition Period”), the proceeds held in the Trust Fund will be distributed to the Company’s Public Stockholders. In the event of such distribution, it is likely that the per share value of the residual assets remaining available for distribution (including Trust Fund assets) will be less than the initial public offering price per share in the Offering due to costs related to the Offering, costs related to pursuing possible acquisitions and general and administrative expenses incurred prior to the liquidation event and since no value would be attributed to the Warrants contained in the Units (discussed in Note C).
      Upon consummation of the Offering the Founding Stockholder placed the shares owned into an escrow account. These shares will not be transferable during the escrow period and will not be released from escrow until the earliest of three years following the date of the offering, liquidation, and the consummation of a liquidation, merger stock exchange or other similar transaction which results in all of the stockholders having the right to exchange their shares of common stock for cash, securities or other property subsequent to the Company consummating a business combination with a target business. During the escrow period, the Founding Stockholder will not be able to sell or transfer its securities (except to its limited partners, its limited partners’ spouses and children or trusts established for their benefit), but will retain all other rights as the Company’s stockholder, including, without limitation, the right to vote its shares of common stock and the right to receive cash dividends, if declared. If dividends are declared and payable in shares of common stock,

COCONUT PALM ACQUISITION CORP.
NOTES TO CONDENSED UNAUDITED FINANCIAL STATEMENTS — (Continued)
such dividends will also be placed in escrow. If the Company is unable to effect a business combination and is forced to liquidate, the Company’s Founding Stockholder will not receive any portion of the liquidation proceeds with respect to common stock owned by it prior to the date of this prospectus.
      The 2,500,000 shares of common stock issued to Founding Stockholder are entitled to registration rights. The Founding Stockholder is entitled to make up to two demands that the Company register these shares. The holder of these shares can elect to exercise these registration rights at any time commencing three months prior to the date on which these shares of common stock are to be released from escrow. In addition, such stockholder has certain “piggy-back” registration rights with respect to registration statements filed subsequent to the date on which these shares of common stock are released from escrow. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

NOTE B —	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
      [1] Cash and cash equivalents: All highly liquid investments with original maturities of three months or less are considered to be cash equivalents. The Company maintains cash balances in two accounts at the same bank. These accounts are insured by the Federal Deposit Insurance Corporation up to $100,000.
      [2] Fair value of financial instruments: The carrying amounts of the Company’s financial assets, including cash and cash equivalents, and investment held in trust fund approximate fair value because of their short maturities.
      [3] Earnings per common share: Basic income per share is based on the weighted average number of common shares outstanding during the period. Diluted income per share reflects the potential dilution assuming common shares were issued upon the exercise of outstanding in the money warrants and the proceeds thereof were used to purchase common shares at the average market price during the period.
      [4] Use of estimates: The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.
      [5] Income taxes: Deferred income taxes are provided for the differences between the bases of assets and liabilities for financial reporting and income tax purposes. Deferred tax assets and liabilities are measured using tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. A valuation allowance is established when necessary to reduce deferred tax assets to the amount expected to be realized.
      [6] New Accounting Pronouncement: The Financial Accounting Standards Board (“FASB”) has issued interpretation No. 48, “Accounting for Uncertainty in Income Taxes — An Interpretation of FASB Statement No. 109” (“FIN 48”), regarding accounting for, and disclosure of, uncertain tax positions. FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with FASB Statement No. 109, “Accounting for Income Taxes.” FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006. The Company is currently evaluating the impact FIN 48 will have on its results of operations and financial position. The cumulative effect of applying the provisions of FIN 48 if any, will be reported as an adjustment to the opening balance of retained earnings accumulated during the development stage on January 1, 2007.

COCONUT PALM ACQUISITION CORP.
NOTES TO CONDENSED UNAUDITED FINANCIAL STATEMENTS — (Continued)

NOTE C —	INITIAL PUBLIC OFFERING
      On September 14, 2005, the Company sold 10,000,000 units (“Units”) in the Offering and on September 19, 2005, the Company sold an additional 1,500,000 Units pursuant to the underwriters’ over allotment option. Each Unit consists of one share of the Company’s common stock and two warrants (“Warrants”). Each Warrant entitles the holder to purchase from the Company one share of common stock at an exercise price of $5.00 commencing on the later of (a) September 14, 2006 or (b) the completion of an Acquisition. The Warrants will expire on September 13, 2009. The Warrants may be redeemed, at the Company’s option, with the prior consent of Morgan Joseph and Co. Inc. and EarlyBirdCapital, Inc., the representatives of the underwriters in the Offering (the “Representatives”) in whole and not part, at a price of $.01 per Warrant upon 30 days notice after the Warrants become exercisable, only in the event that the last sale price of the common stock is at least $8.50 per share for any 20 trading days within a 30 trading day period ending on the third day prior to the date on which notice of redemption is given. The underwriters received $4,830,000 representing the underwriter discount and commissions.
      Under the terms of the warrant agreement, the Company has agreed to use its best efforts to register these warrants and maintain such registration. In order to clarify the Company’s intent with respect to the effect of a lack of a current registration statement on the Company’s warrants issued under the Warrant Agreement, dated as of September 8, 2005, between the Company and Continental Stock Transfer & Trust Company, as Warrant Agent (the “Warrant Agreement”), the Company and the Warrant Agent entered into a Warrant Clarification Agreement, dated as of August 17, 2006, amending the Warrant Agreement to provide that in no event will the registered holder of a warrant be entitled to receive a net cash settlement or other consideration in lieu of physical settlement in shares of Common Stock of the Company if the Common Stock underlying the warrants is not covered by an effective registration statement. A copy of the Warrant Clarification Agreement is attached as Exhibit 4.6 to the Form 10-Q filed by the Company with the SEC on August 18, 2006.

NOTE D —	INCOME TAXES
      The current and deferred components of taxes on income from operations are comprised of the following:

	Three Months	Six Months
	Ended June 30,	Ended June 30,
	2006	2006

Current tax provision
Federal	$—	$—
State	$(29,338)	$(52,561)

Total current tax provision	$(29,338)	$(52,561)
Deferred income tax provision (benefit)
Federal	$—	$—
State	$—	$—
Total deferred tax provision	$—	$—

Total provision for taxes	$(29,338)	$(52,561)

COCONUT PALM ACQUISITION CORP.
NOTES TO CONDENSED UNAUDITED FINANCIAL STATEMENTS — (Continued)
      The sources of deferred tax assets as of June 30, 2006 and December 31, 2005 were as follows:

	June 30,	December 31,
	2006	2005

Total current deferred tax assets	$—	$—

Net operating losses	$28,872	$11,305
Startup costs	142,468	43,471

Total non-current deferred tax assets	171,340	54,776
Valuation allowance	$(171,340)	$(54,776)

Net deferred tax assets	$—	$—

      Deferred income taxes are provided for the differences between the bases of assets and liabilities for financial reporting and income tax purposes. A valuation allowance is established when necessary to reduce deferred tax assets to the amount expected to be realized. The Company recorded a deferred income tax asset for the tax effect of net operating loss carryforwards and temporary differences, aggregating $171,340 at June 30, 2006. The net operating loss of $82,492 can be carried forward to 2025. The amount of temporary differences relating to start up costs amounted to $351,772. Realization of these tax benefits is dependent on acquiring an operating company and the ability to use the net operating loss to offset operating income. Management believes such realization is uncertain, hence the Company has recorded a full valuation allowance both at June 30, 2006 and December 31, 2005.

NOTE E —	NOTE PAYABLE TO FOUNDING STOCKHOLDER
      On May 10, 2005, the Company issued a $75,000 unsecured promissory note to Royal Palm Capital Management, LLLP, an entity affiliated with the Founding Stockholder (“Affiliate”). The note was non-interest bearing and payable from non-Trust Fund proceeds. The note was paid in full on October 18, 2005 from the net proceeds of the Offering.

NOTE F —	INVESTMENTS HELD IN TRUST
      The Company holds investments in a mutual fund which is principally invested in municipal government securities and is carried at market value. The earnings of the fund as currently invested are not taxable for federal income tax purposes. The investment is held in a Trust Fund as described in Note A.

NOTE G —	RELATED PARTY TRANSACTION
      The Company presently occupies office space provided by an Affiliate of the Founding Stockholder. The Affiliate has agreed that, until an Acquisition, it will make such office space, as well as certain office and secretarial services, available to the Company, as may be required by the Company from time to time. The Company has agreed to pay the Affiliate $7,500 per month for such services commencing on September 8, 2005. From April 29, 2005 (date of inception) through June 30, 2006, $73,000 related to this agreement is included in operating costs.

NOTE H —	COMMITMENTS AND OTHER MATTERS
      The Company sold to the Representatives an option, for $100, to purchase up to a total of 1,000,000 units at $7.50 per Unit. The Company accounted for the fair value of the option, inclusive of the receipt of the $100 cash payment, as an expense of the Offering resulting in an increase and a charge directly to stockholders’ equity. The option has been valued at the date of issuance at $780,000 based upon a Black-Scholes model, using an expected life of five years, volatility of 15.90% and a risk-free interest rate of 3.980%. The volatility

COCONUT PALM ACQUISITION CORP.
NOTES TO CONDENSED UNAUDITED FINANCIAL STATEMENTS — (Continued)
calculation is based on the 180-day volatility of the Russell 2000 Index. Although an expected life of five years was taken into account for purposes of assigning a fair value to the option, if the Company does not consummate an Acquisition within the prescribed time period and liquidates, the option would become worthless. The option may be exercised for cash, or on a “cashless” basis, at the holder’s option, such that the holder may receive a net amount of shares equal to the appreciated value of the option (the difference between the exercise prices of the option and the underlying Warrants, and the market price of the underlying securities). The Units issuable upon exercise of this option are identical to the Units in the Offering except that the Warrants included in the option have an exercise price of $6.00. Although the purchase option and its underlying securities have been registered under the Offering, the option grants to holders demand and “piggy back” rights for periods of five and seven years, respectively, from the date of the Offering with respect to the registration under the Securities Act of the securities directly and indirectly issuable upon exercise of the option. The Company will bear all fees and expenses attendant to registering the securities, other than underwriting commissions which will be paid for by the holders themselves. The exercise price and number of units issuable upon exercise of the option may be adjusted in certain circumstances including in the event of a stock dividend, or recapitalization, reorganization, merger or consolidation. However, the option will not be adjusted for issuances of common stock at a price below its exercise price.

NOTE I —	OFFICERS AND DIRECTORS
      The Company’s officers and directors agreed with the Representatives that within the first forty trading day period after the separate trading of Warrants has commenced, they or certain of their affiliates or designees collectively would purchase up to 2,000,000 Warrants in the public marketplace at prices not to exceed $0.70 per Warrant. They have further agreed that any Warrants purchased by them or its affiliates or designees will not be sold or transferred until the completion of an Acquisition. As of June 30, 2006, and December 31, 2005 they had purchased all 2,000,000 warrants.

NOTE J —	PENDING MERGER
      On April 7, 2006, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Equity Broadcasting Corporation, an Arkansas corporation (“EBC”), and certain shareholders of EBC, pursuant to which EBC will merge with and into the Company with the Company remaining as the surviving corporation (the “Merger”). Outstanding stock options to purchase EBC Class A Common Stock shall be converted at the effective time of the Merger to options to purchase the Company Common Stock at fair market value, subject to certain adjustments to the exercise price in the event the fair market value of the Company Common Stock exceeds $7.50 per share, as provided in the Merger Agreement.
      On May 12, 2006, the Company completed its due diligence review of EBC in connection with the Merger Agreement and informed EBC that is was proceeding with the Merger pursuant to the terms of the Merger Agreement. The Company engaged Ernst & Young Transaction Advisory Services in completing its due diligence review.
      On June 15, 2006, the Company was informed by EBC that EBC shareholders had approved the Merger. The Company was also informed that EBC and each member of the EBC board of directors had been named in a lawsuit filed by an EBC shareholder in the circuit court of Pulaski County, Arkansas on June 14, 2006. The lawsuit was filed as a class action, meaning that the plaintiff, Mr. Max Bobbitt, seeks to represent all shareholders in the class, provided the class is certified by the court. The complaint makes various allegations against EBC and the board of EBC with respect to the Merger and other matters. In addition to requesting unspecified compensatory damages, the plaintiff also requested injunctive relief to enjoin the EBC annual shareholder meeting and the vote. An injunction hearing was not held before the EBC annual meeting regarding the Merger so the meeting and shareholder vote proceeded as planned and the EBC shareholders approved the Merger. On August 9, 2006, EBC’s motion to dismiss the lawsuit was denied. According to

COCONUT PALM ACQUISITION CORP.
NOTES TO CONDENSED UNAUDITED FINANCIAL STATEMENTS — (Continued)
EBC, EBC views the lawsuit as baseless and they will continue to vigorously defend the matter. The Company and EBC are proceeding with the Merger in accordance with the terms of the Merger Agreement.
      The obligations of the parties to consummate the Merger are subject to certain closing conditions including, among others, the Company stockholder approval, government approvals (including without limitation those approvals relating to antitrust, FCC licenses and the effectiveness of a registration statement filed with the SEC) and the execution and closing by Univision of the Asset Purchase Agreement providing for the sale to Univision of two EBC TV stations. The Company is continuing with the preparation of its proxy statement in connection with the Merger among other filings relating to the Merger.
      The Merger Agreement and Voting Agreement are attached as exhibits to the Form 8-K filed by the Company with the SEC on April 13, 2006.

NOTE K —	CONTINGENT LIABILITIES
      On March 3, 2006, the Company engaged Morgan Joseph & Co. Inc. (“Morgan Joseph”) to render financial advisory and investment banking services to the Company in connection with its possible acquisition of an initial platform company. In consideration for Morgan Joseph providing various financial advisory and investment banking services the Company agreed to pay Morgan Joseph a fee, in cash, at the closing of the acquisition of an initial platform company equal to $1.0 million. In addition, the Company, agreed to pay to Morgan Joseph, on a monthly basis, out-of-pocket expenses (including legal fees and disbursements) in connection with the engagement without regards to whether an acquisition is consummated. On April 10, 2006, the Company entered into a supplement to the engagement letter dated March 3, 2006, whereby Morgan Joseph was engaged as the exclusive financial advisor in connection with the possible acquisition of EBC. In consideration for these financial advisory and investment banking services, Morgan Joseph is to be paid an additional fee at closing of the EBC transaction of $250,000.
      On June 5, 2006, the Company engaged Jones-Sagansky Broadcast Group, LLC (“JSBG”) to provide media advisory services in regard to the contemplated acquisition by the Company of Equity Broadcasting Corporation. The agreement provides for 60 days of media advisory and due diligence related services in regard to the acquisition and consultation with the Company’s management on an as needed basis for such purposes. In consideration for JSBG’s services, the Company paid JSBG $100,000. Additionally, the Company agreed to pay JSBG a success fee of $150,000 upon the closing of the Company’s acquisition of Equity Broadcasting Corporation.

NOTE L —	DEFERRED ACQUISITION COSTS
      As of June 30, 2006, the Company has accumulated $1,200,242 in deferred costs related to the proposed acquisition of Equity Broadcasting Corporation. These costs will be capitalized contingent upon the completion of the Acquisition following the required approval by the Company’s stockholders and the fulfillment of certain other conditions. If the Acquisition is not completed these costs will be recorded as expense. Deferred acquisition costs are comprised of $505,871 to Morgan Joseph for financial advisory and investment banking services, $204,450 to Ernst & Young for due diligence services, $374,349 to Akerman Senterfitt for legal services, $100,000 to JSBG for consulting services, and $15,572 for other costs.

COCONUT PALM ACQUISITION CORP.
NOTES TO CONDENSED UNAUDITED FINANCIAL STATEMENTS — (Continued)
COCONUT PALM ACQUISITION CORP.
(a development stage company)
BALANCE SHEET

December 31,
2005

ASSETS
Current assets:
Cash and cash equivalents	$934,086
Prepaid expenses	14,999

Total current assets	949,085
Investments held in Trust Fund	63,120,584

Total assets	$64,069,669

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$29,271
Accrued expenses	46,306
Income taxes payable	25,756

Total current liabilities	101,333

COMMITMENTS AND CONTINGENCIES (Note H)	—
Common stock subject to possible conversion — 2,298,850 shares	12,517,738
Interest attributable to common stock, subject to possible conversion	100,067
STOCKHOLDERS’ EQUITY
Preferred stock — $.0001 par value; 1,000,000 shares authorized; 0 issued and outstanding	—
Common stock — $.0001 par value; 50,000,000 shares authorized; 14,000,000 issued and outstanding (which includes 2,298,850 shares subject to possible conversion)	1,400
Additional paid-in-capital	51,114,006
Income accumulated during the development stage	235,125

Total stockholders’ equity	51,350,531

Total liabilities and stockholders’ equity	$64,069,669

See Notes to Financial Statements

COCONUT PALM ACQUISITION CORP.
NOTES TO CONDENSED UNAUDITED FINANCIAL STATEMENTS — (Continued)
COCONUT PALM ACQUISITION CORP.
(a development stage company)
STATEMENTS OF OPERATIONS

April 29, 2005
(Date of
Inception)
to December 31,
2005

Operating costs	$(146,923)

Other income:
Bank interest	7,287
Interest on investments held in Trust Fund	500,584

Total other income	507,871

Income (loss) before provision for income taxes	360,948
Provision for income taxes — current	(25,756)

Net income	$335,192

Interest income attributable to common stock subject to possible conversion	(100,067)

Net income allocable to common stockholders not subject to possible conversion	$235,125

Weighted average number of shares outstanding:
Basic	7,544,534
Diluted	7,895,119

Net income per share:
Basic	$0.04
Diluted	$0.04

Weighted average number of shares outstanding exclusive of shares subject to possible conversion:
Basic	6,536,132
Diluted	6,886,717

Net income per share not subject to possible conversion:
Basic	$0.04
Diluted	$0.03

See Notes to Financial Statements

COCONUT PALM ACQUISITION CORP.
NOTES TO CONDENSED UNAUDITED FINANCIAL STATEMENTS — (Continued)
COCONUT PALM ACQUISITION CORP.
(a development stage company)
CONDENSED STATEMENT OF CHANGES IN COMMON STOCKHOLDERS’ DEFICIT

			Paid-in	Deficit
			Capital	Accumulated
	Common Stock		In	During the
			Excess of	Development
	Shares	Amount	Par	Stage	Total

Balance — April 29, 2005 (date of inception)
Initial capitalization from founding stockholder	2,500,000	$250	$24,750	$—	$25,000
Sale of 11,500,000 units net of underwriters’ discount and offering expenses (includes 2,298,850 shares subject to possible conversion)	11,500,000	1,150	63,606,894		63,608,044
Proceeds subject to possible conversion of 2,298,850 shares			(12,517,738)		(12,517,738)
Accretion of trust fund income relating to common stock subject to possible conversion				(100,067)	(100,067)
Proceeds from issuance of option			100		100
Net income for the period				335,192	335,192

Balance at December 31, 2005	14,000,000	$1,400	$51,114,006	$235,125	$51,350,531

See Notes to Financial Statements

COCONUT PALM ACQUISITION CORP.
NOTES TO CONDENSED UNAUDITED FINANCIAL STATEMENTS — (Continued)
COCONUT PALM ACQUISITION CORP.
(a development stage company)
STATEMENTS OF CASH FLOWS

April 29, 2005
(Date of Inception)
To December 31, 2005

Cash flows from operating activities:
Net income (loss)	$335,192
Increase (decrease) in cash attributable to changes in:
Prepaid expenses	(14,999)
Accounts payable	29,271
Accrued expenses	46,306
Income tax payable	25,756

Net cash provided by operating activities	421,526

Cash flows from investing activities:
Purchase of investment in a fund	(63,120,584)

Net cash used in investing activities	(63,120,584)

Cash flows from financing activities:
Proceeds from sale of common stock, net of offering costs	63,633,044
Proceeds from notes payable to founding stockholders	75,000
Repayment of notes payable to founding stockholders	(75,000)
Proceeds from issuance of underwriters’ purchase option	100

Net cash provided by financing activities	63,633,144

Net (decrease) increase in cash and cash equivalents	934,086
Cash and cash equivalents — beginning of period	—

Cash and cash equivalents — end of period	$934,086

Supplemental non-cash activity:
Accretion of Trust Fund income relating to common stock subject to possible conversion	$100,067
See Notes to Financial Statements

COCONUT PALM ACQUISITION CORP.
(a development stage company)
NOTES TO CONDENSED UNAUDITED FINANCIAL STATEMENTS
NOTE A — ORGANIZATION AND BUSINESS OPERATIONS;
      The Company was incorporated in Delaware on April 29, 2005. It was formed to serve as a vehicle for the acquisition of an operating business through a merger, capital stock exchange, asset acquisition and/or other similar transaction. The Company has neither engaged in any operations nor generated revenue, and is considered to be a development stage company, subject to the risks associated with activities of development stage companies. As such, the Company’s operating results through December 31, 2005 relate to early stage organizational activities. The Company has selected December 31 as its fiscal year end.
      The registration statement for the Company’s initial public offering of Units (as described in Note C) (the “Offering”) was declared effective on September 8, 2005. The Company consummated the Offering on September 14, 2005 and received net proceeds of approximately $55,238,000. On September 19, 2005, the Company consummated the closing of the over-allotment option and the Company received additional net proceeds of approximately $8,370,000. The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Offering, although substantially all of the net proceeds of the Offering are intended to be generally applied toward acquiring an operating company (“Acquisition”). Furthermore, there is no assurance that the Company will be able to successfully effect an Acquisition. An amount of $63,120,584 of the net proceeds of the Offering, including interest earned to date, is being held in a trust account (the “Trust Fund”) and invested in government securities until the earlier of (i) the consummation of its first Acquisition or (ii) the distribution of the Trust Fund as described below. The remaining net proceeds (not held in the Trust Fund) may be used to pay for business, legal and accounting due diligence on prospective acquisitions and continuing general and administrative expenses.
      The Company, after signing a definitive agreement for the Acquisition, will submit such transaction for stockholder approval. In the event that holders of 20% or more of the shares of the Company’s common stock issued as part of the Units in the Offering vote against the Acquisition and exercise their conversion rights described below, the Acquisition will not be consummated.
      The Company’s initial stockholder (the “Founding Stockholder”) has agreed to vote its 2,500,000 shares of common stock in accordance with the vote of the majority in interest of all other stockholders of the Company (“Public Stockholders”) with respect to an Acquisition. After consummation of an Acquisition, these voting safeguards will no longer be applicable.
      With respect to an Acquisition which is approved and consummated, any Public Stockholders voting against such Acquisition may demand that the Company convert their shares into cash. The per share conversion price will equal the amount in the Trust Fund including all accrued interest, calculated as of two business days prior to the consummation of the proposed Acquisition, divided by the number of shares of common stock held by Public Stockholders. Accordingly, Public Stockholders holding 19.99% of the aggregate number of shares owned by all Public Stockholders may seek conversion of their shares in the event of an Acquisition. Such Public Stockholders are entitled to receive their per share interest in the Trust Fund computed without regard to the shares held by the Founding Stockholder. Accordingly, a portion of the net proceeds from the Offering (19.99% of the amount originally held in the Trust Fund) has been classified as common stock subject to possible conversion in the accompanying December 31, 2005 balance sheet and 19.99% of the related interest earned on the Trust Fund has been recorded as interest attributable to common stock subject to possible conversion.
      In the event that the Company does not consummate an Acquisition within 18 months from the date of the consummation of the Offering, or 24 months from the consummation of the Offering if certain extension criteria have been satisfied, the proceeds held in the Trust Fund will be distributed to the Company’s Public Stockholders. In the event of such distribution, it is likely that the per share value of the residual assets remaining available for distribution (including Trust Fund assets) will be less than the initial public offering

COCONUT PALM ACQUISITION CORP.
(a development stage company)
NOTES TO CONDENSED UNAUDITED FINANCIAL STATEMENTS — (Continued)
price per share in the Offering due to costs related to the Offering, costs related to pursuing possible acquisitions and general and administrative expenses incurred prior to the liquidation event and since no value would be attributed to the Warrants contained in the Units (discussed in Note C).
      If the Company is liquidated prior to the consummation of a business combination, the Founding Stockholder has agreed to be personally liable to pay debts and obligations to target businesses or vendors or other entities that are owed money by the Company for services rendered or contracted for or products sold to the Company in excess of the net proceeds of the offering not held in the Trust Fund. The Company can not guarantee that the Founding Stockholder would be able to satisfy these obligations.
      Upon consummation of the Offering the Founding Stockholder has placed the shares owned into an escrow account. These shares will not be transferable during the escrow period and will not be released from escrow until the earliest of three years following the date of the Offering, liquidation, and the consummation of a liquidation, merger, stock exchange or other similar transaction which results in all of the stockholders having the right to exchange their shares of common stock for cash, securities or other property subsequent to the Company consummating a business combination with a target business. During the escrow period, the Founding Stockholder will not be able to sell or transfer its securities (except to its limited partners, its limited partners’ spouses and children or trusts established for their benefit), but will retain all other rights as the Company’s stockholder, including, without limitation, the right to vote its shares of common stock and the right to receive cash dividends, if declared. If dividends are declared and payable in shares of common stock, such dividends will also be placed in escrow. If the Company is unable to effect a business combination and is forced to liquidate, the Company’s Founding Stockholder will not receive any portion of the liquidation proceeds with respect to common stock owned prior to the Offering.
      The Founding Stockholder is entitled to make up to two demand registration rights. The holder of these shares can elect to exercise these registration rights at any time commencing three months prior to the date on which these shares of common stock are to be released from escrow. In addition, the Founding Stockholder has certain “piggy-back” registration rights with respect to registration statements filed subsequent to the date on which these shares of common stock are released from escrow. The Company will bear the expenses incurred in connection with the filing of any such registration statements.
NOTE B — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
      [1] Cash and cash equivalents: All highly liquid investments with original maturities of three months or less are considered to be cash equivalents. The company maintains cash balances in two accounts at the same bank. These accounts are insured by the Federal Deposit Insurance Corporation up to $100,000.
      [2] Fair value of financial instruments: The carrying amounts of the Company’s financial assets, including cash and cash equivalents and investments held in Trust Fund approximate fair value because of their short term maturities.
      [3] Earnings per common share: Basic income per share is based on the weighted average number of common shares outstanding during the period. Diluted income per share reflects the potential dilution assuming common shares were issued upon the exercise of outstanding in the money warrants and the proceeds thereof were used to purchase common shares at the average market price during the period.
      [4] Use of estimates: The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

COCONUT PALM ACQUISITION CORP.
(a development stage company)
NOTES TO CONDENSED UNAUDITED FINANCIAL STATEMENTS — (Continued)
      [5] Income taxes: Deferred income taxes are provided for the differences between the bases of assets and liabilities for financial reporting and income tax purposes. Deferred tax assets and liabilities are measured using tax rates in effect for the period in which those temporary differences are expected to be recovered or settled. A valuation allowance is established when necessary to reduce deferred tax assets to the amount expected to be realized.
      [6] New Accounting Pronouncements: In December 2004, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123 (revised 2004) (“SFAS 123(R)”), “Share Based Payment”. SFAS 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values. The Company is required to adopt SFAS 123(R) effective January 1, 2006. The Company does not believe that the adoption of SFAS No. 123(R) will have a significant impact on its financial condition or results of operations. Management does not believe that any other recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying financial statements.
NOTE C — INITIAL PUBLIC OFFERING
      On September 14, 2005, the Company sold 10,000,000 units (“Units”) in the Offering and on September 19, 2005, the Company sold an additional 1,500,000 Units pursuant to the underwriters’ over allotment option. Each Unit consists of one share of the Company’s common stock and two warrants (“Warrants”). Each Warrant entitles the holder to purchase from the Company one share of common stock at an exercise price of $5.00 commencing on the later of (a) September 14, 2006 or (b) the completion of an Acquisition. The Warrants will expire on September 13, 2009. The Warrants may be redeemed, at the Company’s option, with the prior consent of Morgan Joseph and Co. Inc. and EarlyBirdCapital, Inc., the representatives of the underwriters in the Offering (the “Representatives”) in whole and not part, at a price of $.01 per Warrant upon 30 days notice after the Warrants become exercisable, only in the event that the last sale price of the common stock is at least $8.50 per share for any 20 trading days within a 30 trading day period ending on the third day prior to the date on which notice of redemption is given. The underwriters received $4,830,000 representing the underwriter discount and commissions.
NOTE D — INCOME TAXES
      Deferred income taxes are provided for the differences between the bases of assets and liabilities for financial reporting and income tax purposes. A valuation allowance is established when necessary to reduce deferred tax assets to the amount expected to be realized. The Company recorded a deferred income tax asset for the tax effect of net operating loss carryforwards and temporary differences, aggregating $54,776 at December 31, 2005. The net operating loss of $32,301 can be carried forward to 2025. The amount of temporary differences relating to start up costs amounted to $107,335.

COCONUT PALM ACQUISITION CORP.
(a development stage company)
NOTES TO CONDENSED UNAUDITED FINANCIAL STATEMENTS — (Continued)
      The current and deferred components of taxes are comprised of the following:

Three Months
Ended June 30,
2006

Current tax provision
Federal	$—
State	$25,756

Total current tax provision	$25,756
Deferred income tax provision (benefit)
Federal	$—
State	$—
Total deferred tax provision	$—

Total provision for taxes	$25,756

      The sources of deferred tax assets as of December 31, 2005 are as follows:

December 31,
2005

Total current deferred tax assets	$—

Net operating losses	$11,305
Startup costs	43,471

Total non-current deferred tax assets	54,776
Valuation allowance	$(54,776)

Net deferred tax assets	$—

      The difference between the statutory rate of 35% and our effective rate of 7.1% is primarily due to tax exempt interest for federal income tax purposes and a valuation allowance of $54,776. In recognition of the uncertainty regarding the ultimate amount of income tax benefits to be derived, the Company has recorded a full valuation allowance at December 31, 2005. The rate reconciliation is as follows:

Statutory Income tax rate	35%
State taxes, net of federal benefit	7.1%
Tax exempt interest	(48.5)%
Valuation allowance	13.5%
Effective rate	7.1%
NOTE E — NOTE PAYABLE TO FOUNDING STOCKHOLDER
      On May 10, 2005, the Company issued a $75,000 unsecured promissory note to Royal Palm Capital Management, LLLP, an entity affiliated with the Founding Stockholder (“Affiliate”). The note was non-interest bearing and payable from non-Trust Fund proceeds. The note was paid in full on October 18, 2005 from the net proceeds of the Offering.
NOTE F — INVESTMENTS HELD IN TRUST
      The company holds investments in a mutual fund which is principally invested in municipal government securities and is carried at market value. The earnings of the fund may not be taxable for federal income tax purposes. The investment is held in a Trust Fund as described in Note A.

COCONUT PALM ACQUISITION CORP.
(a development stage company)
NOTES TO CONDENSED UNAUDITED FINANCIAL STATEMENTS — (Continued)
NOTE G — RELATED PARTY TRANSACTION
      The Company presently occupies office space provided by the Affiliate of the Founding Stockholder. The Affiliate has agreed that, until an Acquisition, it will make such office space, as well as certain office and secretarial services, available to the Company, as may be required by the Company from time to time. The Company has agreed to pay the Affiliate $7,500 per month for such services commencing on September 8, 2005. $28,000 related to this agreement are included in operating costs.
NOTE H — COMMITMENTS AND OTHER MATTERS
      The Company sold to the Representatives an option, for $100, to purchase up to a total of 1,000,000 units at $7.50 per Unit. The Company accounted for the fair value of the option, inclusive of the receipt of the $100 cash payment, as an expense of the Offering resulting in an increase and a charge directly to stockholders’ equity. The option has been valued at the date of issuance at $780,000 based upon a Black-Scholes model, using an expected life of five years, volatility of 15.90% and a risk-free interest rate of 3.980% . The volatility calculation is based on the 180-day volatility of the Russell 2000 Index. Although an expected life of five years was taken into account for purposes of assigning a fair value to the option, if the Company does not consummate an Acquisition within the prescribed time period and liquidates, the option would become worthless. The option may be exercised for cash, or on a “cashless” basis, at the holder’s option, such that the holder may receive a net amount of shares equal to the appreciated value of the option (the difference between the exercise prices of the option and the underlying Warrants, and the market price of the underlying securities). The Units issuable upon exercise of this option are identical to the Units in the Offering except that the Warrants included in the option have an exercise price of $6.00. Although the purchase option and its underlying securities have been registered under the Offering, the option grants to holders demand and “piggy back” rights for periods of five and seven years, respectively, from the date of the Offering with respect to the registration under the Securities Act of the securities directly and indirectly issuable upon exercise of the option. The Company will bear all fees and expenses attendant to registering the securities, other than underwriting commissions which will be paid for by the holders themselves. The exercise price and number of units issuable upon exercise of the option may be adjusted in certain circumstances including in the event of a stock dividend, or recapitalization, reorganization, merger or consolidation. However, the option will not be adjusted for issuances of common stock at a price below its exercise price.
NOTE I — OFFICERS AND DIRECTORS
      The Company’s officers and directors agreed with the Representatives that within the first forty trading day period after the separate trading of Warrants has commenced, they or certain of their affiliates or designees collectively would purchase up to 2,000,000 Warrants in the public marketplace at prices not to exceed $0.70 per Warrant. They have further agreed that any Warrants purchased by them or its affiliates or designees will not be sold or transferred until the completion of an Acquisition. As of December 31, 2005 they had purchased all 2,000,000 warrants.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Stockholders and Board of Directors
Equity Broadcasting Corporation
     and Subsidiaries
Little Rock, Arkansas
      We have audited the accompanying consolidated balance sheets of Equity Broadcasting Corporation and Subsidiaries (the “Company”) as of December 31, 2005 and 2004, and the related consolidated statements of operations, stockholders’ equity and cash flows for the years ended December 31, 2005, 2004 and 2003. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
      We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company has determined that it is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purposes of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Equity Broadcasting Corporation and Subsidiaries as of December 31, 2005 and 2004, and the consolidated results of their operations and their cash flows for the years ended December 31, 2005, 2004 and 2003, in conformity with accounting principles generally accepted in the United States of America.

/s/ Moore Stephens Frost

Independent Registered Public Accounting
Little Rock, Arkansas
March 31, 2006
(except for Note 18, as to
which the date is April 10, 2006)

EQUITY BROADCASTING CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
June 30, 2006 and 2005

	2006	2005

ASSETS
Current assets
Cash and cash equivalents	$590,659	$652,538
Certificate of Deposit	105,887	152,255
Trade accounts receivable less allowance for uncollectible accounts	4,263,053	4,231,097
Notes Receivable	735,885	493,443
Program broadcast rights	4,776,346	2,808,256
Assets held for sale	15,717,506	5,764,912
Other current assets	505,950	446,001

Total current assets	26,695,286	14,548,502

Property and equipment
Land and Improvements	2,295,686	2,713,172
Buildings	2,877,016	2,683,751
Broadcast equipment	23,771,385	24,061,384
Transportation Equipment	277,312	352,081
Furniture and fixtures	3,322,890	2,819,061
Construction in progress	226,494	3,213,313

	32,770,783	35,842,762
Accumulated depreciation	(11,869,803)	(9,474,933)

Net property and equipment	20,900,980	26,367,829

Intangible assets
Broadcast licenses	58,385,515	52,870,928
Goodwill	2,537,512	5,226,566

Net intangible assets	60,923,027	58,097,494

Other assets
Due from affiliates	(0)	476,274
Notes receivable	497,370	633,973
Broadcasting construction permits	1,000,998	1,826,972
Broadcasting station acquisition rights pursuant to assignment agreements	193,942	16,145,252
Supplies inventory	207,400	—
Program broadcast rights	5,250,964	5,741,986
Investment in joint ventures	935,906	754,615
Deposits and other assets	481,148	677,805

Total other assets	8,567,727	26,256,877

Total assets	$117,087,021	$125,270,702

EQUITY BROADCASTING CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
June 30, 2006 and 2005

	2006	2005

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Lines of credit	$986,324	$1,431,324
Trade accounts payable	3,015,651	3,757,627
Accrued liabilities	1,962,986	793,873
Deposits held for sales of broadcast licenses	3,813,101	223,224
Deferred revenue	279,011	680,961
Current portion of program broadcast obligations	1,395,311	660,252
Current portion of deferred barter revenue	3,943,514	2,036,944
Current portion of notes payable	826,241	1,444,169
Current portion of capital lease obligations	27,324	36,511

Total current liabilities	16,249,463	11,064,885

Non-current liabilities
Notes payable, net of current portion	59,681,797	45,251,736
Capital lease obligations, net of current portion	12,407	(2,781)
Program broadcast obligations, net of current portion	1,475,151	2,339,414
Due to affiliates	836,230	—
Deferred barter revenue, net of current portion	3,016,946	3,384,628
Security and other deposits	219,013	1,240,046

Total non-current liabilities	65,241,544	52,213,043

Shareholders’ equity
Common stock — class A	150,811	150,811
Common stock — class B	16,163	16,163
Preferred stock — series A	39,916	39,916
Additional paid in capital	108,377,515	108,359,065
Retained earnings (deficit)	(63,321,686)	(40,940,949)

	45,262,719	67,625,006
Treasury stock, at cost	(9,666,705)	(5,632,232)

Total shareholders’ equity	35,596,014	61,992,774

Total liabilities and shareholders’ equity	$117,087,021	$125,270,702

EQUITY BROADCASTING CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
December 31, 2005 and 2004

	2005	2004

ASSETS
Current assets
Cash and cash equivalents	$2,254,236	$1,219,680
Certificate of deposit	104,011	150,748
Trade accounts receivable, less allowance for uncollectible accounts of $256,340 and $222,172 in 2005 and 2004, respectively	3,233,159	3,868,799
Notes receivable	735,885	493,443
Program broadcast rights	5,054,120	3,852,424
Assets held for sale	8,660,400	17,671,755
Other current assets	550,115	318,114

Total current assets	20,591,926	27,574,963

Property and equipment
Land and land improvements	2,302,531	2,713,172
Buildings	2,880,461	2,670,608
Broadcast equipment	23,921,197	23,367,334
Transportation equipment	310,693	280,693
Furniture and fixtures	2,973,342	2,484,797
Construction in progress	126,809	2,506,276
	32,515,033	34,022,880
Accumulated depreciation	(10,636,912)	(7,787,547)

Net property and equipment	21,878,121	26,235,333

Intangible assets
Indefinite-lived, net
Broadcasting licenses	66,336,191	52,900,561
Goodwill	2,532,947	5,226,566

Total indefinite-lived, net	68,869,138	58,127,127

Other assets
Due from affiliates	—	89,948
Notes receivable	497,370	633,973
Broadcasting construction permits	1,044,808	1,823,368
Broadcasting station acquisition rights pursuant to assignment agreements	68,942	708,613
Program broadcast rights	4,888,108	1,952,726
Investment in joint ventures	1,285,164	979,439
Deposits and other assets	1,035,051	459,583

Total other assets	8,819,443	6,647,650

Total assets	$120,158,628	$118,585,073

EQUITY BROADCASTING CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
December 31, 2005 and 2004

	2005	2004

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Lines of credit	$1,736,324	$1,734,324
Trade accounts payable	2,335,331	3,445,530
Accrued liabilities	1,266,276	674,503
Deposits held for sale of broadcasting licenses	226,224	226,224
Deferred revenue	279,011	680,961
Current portion of program broadcast obligations	1,672,740	921,473
Current portion of deferred barter revenue	3,944,439	3,029,609
Current portion of notes payable	1,549,201	1,995,282
Current portion of capital lease obligations	27,324	92,131

Total current liabilities	13,036,870	12,800,037

Non-current liabilities
Notes payable, net of current portion	56,214,461	42,048,032
Capital lease obligations, net of current portion	22,864	50,186
Program broadcast obligations, net of current portion	1,570,701	671,960
Deferred barter revenue, net of current portion	2,612,851	1,124,096
Due to affiliates	931,739	—
Security and other deposits	1,273,165	658,248
Other liabilities	—	3,097

Total non-current liabilities	62,625,781	44,555,619

Commitments and contingencies (see Note 14)
Stockholders’ equity
Common stock — Class A, $.01 par value; authorized 30 million shares, 15,081,080 shares issued in 2005 and 2004, and 13,102,003 and 13,199,503 shares outstanding in 2005 and 2004, respectively	150,811	150,811
Common stock — Class B, $0.01 par value; authorized 2 million shares, 1,616,300 shares issued and 1,349,633 shares outstanding in 2005 and 2004	16,163	16,163
Common stock — Class C, $0.01 par value; authorized 10 million shares, no issued and outstanding shares	—	—
Preferred stock — Convertible, $0.01 par value; authorized 4 million shares, issued and outstanding 3,991,625 shares	39,916	39,916
Additional paid-in capital	108,377,515	108,359,064
Accumulated deficit	(54,421,723)	(41,704,305)
Treasury stock, at cost — 2,245,744 and 2,148,244 shares at December 31, 2005 and 2004, respectively	(9,666,705)	(5,632,232)

Total stockholders’ equity	44,495,977	61,229,417

Total liabilities and stockholders’ equity	$120,158,628	$118,585,073

The accompanying notes are integral part of these consolidated financial statements.

EQUITY BROADCASTING CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
For the Six Month Periods Ended June 30, 2006 and 2005

	2006	2005

Broadcast Revenue	$15,928,362	$12,941,817

Operating Expenses
Program, production & promotion	2,878,800	2,284,692
Selling, general & administrative	16,575,562	14,409,927
Amortization Expense	55,395	41,016
Depreciation Expense	1,588,909	1,687,386
Rent	1,060,026	983,588
Total operating expenses	22,158,693	19,406,609

Income (loss) from operations	(6,230,331)	(6,464,792)

Other income (expense)
Interest Income	10,871	36,771
Interest Expense	(3,679,222)	(2,198,133)
Gain/ Loss — Asset Disposals	692,240	8,225,688
Other income, net	655,727	1,388,636
Losses from subsidiary and joint ventures	(349,258)	(224,824)
Total other income (expense)	(2,669,643)	7,228,138

Income (loss) before income taxes	(8,899,974)	763,346
Income taxes	—	—

Net income (loss)	$(8,899,974)	$763,346

EQUITY BROADCASTING CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS
For the Years Ended December 31, 2005, 2004 and 2003

	2005	2004	2003

Broadcast revenue	$27,470,923	$22,401,856	$19,617,389

Operating expenses
Program, production and promotion	5,018,422	3,902,991	3,394,857
Selling, general and administrative	31,029,653	28,336,362	22,267,380
Impairment charge on assets held for sale	1,688,721	—	—
Amortization	105,283	89,717	59,709
Depreciation	3,547,140	2,990,449	2,477,610
Rent	1,937,468	1,701,449	1,355,948

Total operating expenses	43,326,687	37,020,968	29,555,504

Loss from operations	(15,855,764)	(14,619,112)	(9,938,115)

Other income (expense)
Interest income	147,947	19,145	23,585
Interest expense	(5,232,807)	(3,207,722)	(1,645,985)
Gain on sale of assets	7,676,468	11,281,965	3,075,598
Other income, net	1,109,907	760,226	502,341
Losses from affiliates and joint ventures	(563,169)	(296,955)	(44,941)

Total other income (expense)	3,138,346	8,556,659	1,910,598

Loss before income taxes	(12,717,418)	(6,062,453)	(8,027,517)

Income taxes	—	—	—

Net loss	$(12,717,418)	$(6,062,453)	$(8,027,517)

The accompanying notes are integral part of these consolidated financial statements.

EQUITY BROADCASTING CORPORATION
AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY
For the Years Ended December 31, 2005, 2004 and 2003

	Class A	Class B	Series A	Additional			Total
	Common	Common	Preferred	Paid-In	Accumulated	Treasury	Stockholders’
	Stock	Stock	Stock	Capital	Deficit	Stock	Equity

Balance — December 31, 2002	$150,811	$13,496	$39,916	$94,427,630	$(27,614,335)	$(6,602,299)	$60,415,219
Net loss	—	—	—	—	(8,027,517)	—	(8,027,517)
Issuance of 11,000 shares of Class A treasury stock at $7.50 per share, less issuance costs	—	—	—	58,298	—	24,200	82,498
Issuance of 71,000 shares of Class A treasury stock for acquisitions	—	—	—	523,800	—	156,200	680,000
Repurchase of 36,666 shares of Class A common stock	—	—	—	—	—	(275,000)	(275,000)

Balance — December 31, 2003	150,811	13,496	39,916	95,009,728	(35,641,852)	(6,696,899)	52,875,200
Net loss	—	—	—	—	(6,062,453)	—	(6,062,453)
Issuance of 266,667 shares of Class B common stock at $7.50 per share	—	2,667	—	1,997,333	—	—	2,000,000
Issuance of 1,466,667 shares of Class A treasury stock at $10.00 per share for acquisitions	—	—	—	11,352,003	—	3,314,667	14,666,670
Repurchase of 266,667 shares of Class B common stock, at cost	—	—	—	—	—	(2,000,000)	(2,000,000)
Repurchase of 33,334 shares of Class A common stock, at cost	—	—	—	—	—	(250,000)	(250,000)

Balance — December 31, 2004	150,811	16,163	39,916	108,359,064	(41,704,305)	(5,632,232)	61,229,417
Net loss	—	—	—	—	(12,717,418)	—	(12,717,418)
Repurchase of 100,000 shares of Class A common stock, at cost	—	—	—	—	—	(4,041,023)	(4,041,023)
Issuance of 2,500 shares of Class A treasury stock at $10 per share for acquisitions	—	—	—	18,451	—	6,550	25,001

Balance — December 31, 2005	$150,811	$16,163	$39,916	$108,377,515	$(54,421,723)	$(9,666,705)	$44,495,977

The accompanying notes are integral part of these consolidated financial statements.

Equity Broadcasting Corporation and Subsidiaries
CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Six Month Periods Ended June 30, 2006 and 2005

	2006	2005

Cash flows from operating activities
Net income (loss)	$(8,899,974)	$763,346
Adjustment to reconcile net income to net cash provided (used) by operating activities:
Provision for bad debts	247,520	107,508
Depreciation	1,588,909	1,687,386
Amortization of Intangibles	55,395	41,016
Amortization of program broadcast rights	2,837,928	2,288,655
Equity in (gains) losses of subsidiaries and joint ventures	349,258	224,823
(Gain) loss on sale of equipment	(70,295)	(15,575)
(Gain) loss on sale of intangibles	(621,945)	(8,210,113)
Changes in operating assets and liabilities:
Trade accounts receivable	(1,277,414)	211,156
Deposits and other assets	375,112	(346,109)
Accounts payable and accrued expenses	1,376,637	431,467
Program broadcast rights	(2,923,010)	(5,033,747)
Program broadcast obligations	(372,979)	1,406,233
Deferred barter revenue	403,170	—
Security Deposits	—	581,798
Deposits Held Pending Sale	3,494,455	(3,000)
Deferred income	—	586,906
Other liabilities	15,500	(3,097)

Net cash used by operating activities	(3,421,733)	(5,281,347)

Cash flows from investing activities
Purchases of property and equipment	(1,352,856)	(1,819,883)
Proceeds from sale of property and equipment	92,250	15,575
Proceeds from sale of intangibles	157,082	30,000
Proceeds from sale of broadcast stations	1,120,121	5,350,602
Acquisition of broadcast assets	(140,804)	(715,271)
Purchase of certificate of deposit	(1,876)	(1,507)
Purchase of other intangible assets	(4,565)	—
Net advances to affiliates	(95,509)	(386,314)

Net cash provided (used) by investing activities	(226,157)	2,473,202

	2006	2005

Cash flows from financing activities
Proceeds from notes payable	15,500,023	8,217,323
Payments of notes payable	(13,499,252)	(5,910,862)
Payments of capital lease obligations	(16,458)	(65,458)

Net cash provided by financing activities	1,984,313	2,241,003

Net decrease in cash and cash equivalents	(1,663,577)	(567,142)
Cash and cash equivalents at beginning of period	2,254,236	1,219,680
Cash and cash equivalents at end of period	$590,659	$652,538

Supplemental disclosure of cash flow information:
Cash paid during the period for interest	$3,217,212	$2,099,406

Supplemental disclosures of noncash activities:
Exchange of a full power television license in St. Louis, MO for three class A low power television licenses located in Atlanta, Seattle and Minneapolis	$—	$14,747,000

EQUITY BROADCASTING CORPORATION
AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF CASH FLOW
For the Years Ended December 31, 2005, 2004 and 2003

	2005	2004	2003

Cash flows from operating activities
Net loss	$(12,717,418)	$(6,062,453)	$(8,027,517)
Adjustments to reconcile net loss to net cash used by operating activities
Provision for bad debts	419,457	292,672	228,837
Depreciation	3,547,140	2,990,449	2,477,610
Amortization of intangibles	105,283	89,717	59,709
Amortization of program broadcast rights	5,145,937	3,867,943	2,766,988
Amortization of discounts on interest-free debt	—	45,026	71,498
Equity in losses of joint ventures	563,169	296,955	44,941
(Gain) loss on sale of equipment	533,643	1,006	(1,048)
Gain on sale of intangibles	(8,210,113)	(11,685,220)	(3,074,549)
Impairment of intangibles	1,688,721	—	—
Loss on sale of investments	—	402,250	—
Changes in operating assets and liabilities
Trade accounts receivable	(34,077)	(1,404,074)	(158,581)
Deposits and other assets	(530,119)	176,423	(487,380)
Trade accounts payable and accrued expenses	(533,958)	413,902	515,434
Program broadcast rights	(9,283,015)	(6,487,230)	(3,455,601)
Program broadcast obligations	1,650,008	1,033,488	(326,044)
Deferred revenue	2,001,635	1,837,838	1,094,347
Deposits held pending sale	—	(20)	212,500
Other liabilities	(3,097)	—	—

Net cash used by operating activities	(15,656,804)	(14,191,328)	(8,058,856)

Cash flows from investing activities
Purchases of property and equipment	(2,389,175)	(9,179,141)	(6,728,314)
Proceeds from sale of property and equipment	350,956	201,500	4,036
Proceeds from collection on notes receivable	10,434	—	30,439
Proceeds from sale of intangible assets	30,000	—	242,462
Proceeds from sale of broadcast stations	5,965,517	16,995,142	7,952,101
Proceeds from sale of investments	—	12,250	—
Acquisition of broadcast assets	(1,046,386)	(8,420,751)	(5,335,165)
(Purchase) maturities of certificate of deposit	46,737	(150,748)	—
Purchase of other intangible assets	(55,612)	(1,253,417)	(110,477)
Investments in joint ventures	—	(500,000)	—
Disposal of majority interest in subsidiary	—	(18,775)	—
Net repayments from (advances to) affiliates	148,671	(140,636)	(454,538)

Net cash provided (used) by investing activities	3,061,142	(2,454,576)	(4,399,456)

	2005	2004	2003

Cash flows from financing activities
Proceeds from notes payable	$21,682,531	$60,688,993	$30,049,850
Payments of notes payable	(7,960,584)	(45,252,714)	(20,440,114)
Payments of capital lease obligations	(91,729)	(90,990)	(199,155)
Sale of treasury stock	—	—	82,498
Purchase of common stock	—	(2,250,000)	(275,000)
Issuance of common stock	—	2,000,000	—

Net cash provided by financing activities	13,630,218	15,095,289	9,218,079

Net increase (decrease) in cash and cash equivalents	1,034,556	(1,550,615)	(3,240,233)
Cash and cash equivalents — beginning of year	1,219,680	2,770,295	6,010,528

Cash and cash equivalents — end of year	$2,254,236	$1,219,680	$2,770,295

Supplemental disclosure of cash flow information
Cash paid during the year for interest	$5,194,140	$3,426,551	$2,209,914
Supplemental disclosures of non-cash activities
Issuance of stock as consideration for the purchase of stations	$25,000	$14,666,670	$380,000
Receipt of treasury stock in asset exchange	4,041,023	—	—
Exchange of a full power television license in St. Louis, MO for three class A low power television licenses located in Atlanta, Seattle and Minneapolis	14,747,000	—	—
Notes receivable assumed in the sale of two subsidiaries	—	1,102,407	—
Acquisition of assets under capital lease obligations	—	65,000	—
Exchange of a low power television license in Birmingham, Alabama for a low power television license in Kansas City, MO	—	100,381	—
Exchange of a full power television license in Marianna, Florida for multiple low power television licenses	—	—	4,225,528
The accompanying notes are integral part of these consolidated financial statements.

EQUITY BROADCASTING CORPORATION AND SUBSIDIARIES
NOTES TO FINANCIAL STATEMENTS
December 31, 2005, 2004 and 2003

1.	Organization and Basis of Presentation
      Equity Broadcasting Corporation and Subsidiaries (the “Company”) is a corporation organized in 1997 under the law of Arkansas and headquartered in Little Rock, Arkansas. The Company owns and operates television stations across the United States. As of December 31, 2005, the Company owned 26 full power/network television stations, and more than 60 low power television stations. The Company also owns a minority interest in a sports franchise and a software company both located in Little Rock. Included in the accompanying consolidated financial statements are the results of operations of a radio station operated by the Company pursuant to a local marketing agreement (“LMA”).
      The consolidated financial statements include the accounts of the Company and its subsidiaries. All significant inter-company balances and transactions have been eliminated.

2.	Summary of Significant Accounting Policies
      a. Estimates — The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates.
      b. Cash equivalents — The Company considers all cash, money market balances and highly liquid instruments with an original maturity date of three months or less to be cash equivalents.
      c. Revenue recognition — The Company’s primary source of revenue is the sale of television time to advertisers. Revenue is recorded when the advertisements are broadcast. Deferred revenue consists of monies received for advertisements not yet broadcast.
      d. Accounts receivable — Accounts receivable are recorded at the amounts billed to customers and do not bear interest. The Company reviews customer accounts on a periodic basis and records a reserve for specific amounts that management feels may not be collected. Management deems accounts receivable to be past due based on contractual terms. Amounts are written off at the point when collection attempts have been exhausted. Management uses significant judgment in estimating uncollectible amounts. In estimating uncollectible amounts, management considers factors such as current overall economic conditions, industry-specific economic conditions, historical customer performance and anticipated customer performance. While management believes the Company’s processes effectively address its exposure to doubtful accounts, changes in the economy, industry or specific customer conditions may require adjustment to any allowance recorded by the Company.
      e. Program broadcast rights and obligations — Program rights represent costs incurred for the right to broadcast certain features and syndicated television programs. Program rights are stated at the lower of unamortized cost or estimated realizable value. The cost of such program rights and the corresponding liability are recorded when the initial program becomes available to broadcast under the contract. Generally, program rights are amortized over the life of the contract on a per broadcast usage basis. The portion of the cost estimated to be amortized within one year and after one year, is reflected in the consolidated balance sheets as current and non-current assets, respectively. The gross payments under these contracts that are due within one year and after one year are similarly classified as current and non-current liabilities.
      Certain program contracts provide that the Company may exchange advertising airtime in lieu of cash payments for the rights to broadcast certain television programs. The average estimated fair value of the advertising time available in each contract program is recorded as both a program right, an asset, and, correspondingly, as deferred barter revenue, a liability. The current and non-current portion of each are

EQUITY BROADCASTING CORPORATION AND SUBSIDIARIES
NOTES TO FINANCIAL STATEMENTS — (Continued)
determined as noted above. As the programs are aired and advertising time used, both program rights and unearned revenue are amortized, correspondingly, based on a per usage basis of the available commercial time, to both program expense and broadcast revenue.
      f. Barter and trade transactions — Revenue and expenses associated with barter agreements in which broadcast time is exchanged for programming rights are recorded at the estimated average rate of the airtime exchanged. Trade transactions, which represent the exchange of advertising time for goods or services, are recorded at the estimated fair value of the products or services received. Barter and trade revenue is recognized when advertisements are broadcast. Merchandise or services received from airtime trade sales are charged to expense or capitalized and expensed when used. Barter revenues and expenses were approximately $4,000,000 for 2005 and $3,175,000 for 2004. Trade revenues and expenses were approximately $3,380,000 for 2005 and $2,840,000 for 2004.
      g. Property and equipment — Purchases of property and equipment, including additions and improvements and expenditures for repairs and maintenance that significantly add to productivity or extend the economic lives of assets, are capitalized at cost. Property and equipment includes assets recorded under capital lease obligations. Capital lease amortization expense is included in depreciation expense on the accompanying consolidated statements of operations.
      Depreciation is provided using the straight-line method over the following estimated useful lives:

Buildings and improvements	7-20 years
Broadcast equipment	5-10 years
Transportation equipment	5 years
Furniture and fixtures	5-10 years
      h. Intangible assets and goodwill — The Company classifies intangible assets as either finite-lived or indefinite-lived. Indefinite-lived intangibles consist of Federal Communications Commission (“FCC”) broadcasting licenses and goodwill which are not subject to amortization, but are tested for impairment at least annually.
      At least annually, the Company performs an impairment test for indefinite-lived intangibles and goodwill using various valuation methods to determine the asset’s fair value. Certain assumptions are used in determining the fair value, including assumptions about the Company’s businesses. Additionally, the fair values are significantly impacted by macro-economic factors including market multiples and long-term interest rates that exist at the time the impairment analysis is performed.
      i. Broadcasting construction permits — Broadcasting construction permits represent permits granted by the FCC, that the Company owns or to which the Company has rights. The individual stations associated with these permits are in various stages of development at December 31, 2005 and 2004. The Company reclassifies these permits to broadcasting licenses once they are granted an operating license by the FCC.
      j. Security and other deposits — Security and other deposits represent purchase options that have been received from potential buyers of television broadcasting licenses and any related operating assets for which the events required for transferring the broadcasting licenses have not yet been met. These events may include approval from either the FCC or other parties that hold an interest in the broadcasting licenses.
      k. Assets held for sale — Assets held for sale represent fixed assets and intangible assets, including FCC licenses and goodwill of television stations, which have been acquired and that management intends to divest during the next twelve months at amounts equal to or exceeding the asset carrying values at December 31, 2005 and 2004.
      l. Local marketing agreements — The Company occasionally enters into local marketing agreements (“LMAs”) with stations located in markets in which the Company already owns and operates a station and in

EQUITY BROADCASTING CORPORATION AND SUBSIDIARIES
NOTES TO FINANCIAL STATEMENTS — (Continued)
connection with acquisitions pending regulatory approval of FCC license transfer. Under the terms of these agreements, the Company makes specified periodic payments to the owner-operator in exchange for the right to program and sell advertising on a specified portion of the station’s inventory of broadcast time. Conversely, the Company will sometimes enter into LMAs for stations it owns and has a desire to sell or otherwise dispose of. The terms of these agreements are similar in that, the Company receives specified periodic payments in exchange for the right by another party to program and sell advertising on the specified station’s inventory of broadcast time. The Company’s consolidated financial statements at December 31, 2005, 2004 and 2003 reflect the operating results and certain assets and liabilities associated with both of these types of agreements.
      m. Advertising expenses — Advertising expenses are charged to operations in the period incurred. Advertising expenses for the years ended December 31, 2005, 2004 and 2003, including advertising expenses associated with barter transactions, were approximately $352,000, $357,000 and $375,000, respectively.
      n. Impairment of long-lived assets — The Company reviews its long-lived assets and certain identifiable intangibles for impairment whenever events or changes in circumstances indicated that the carrying amount of any asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to fair value, which is determined using quoted market prices or estimates based on the best information available using valuation techniques. Management has obtained an appraisal of all stations and operations which it updates on a regular basis upon which it bases its estimate of fair value.
      o. Impairment of goodwill and intangible assets — The Company periodically reviews the carrying value of intangible assets not subject to amortization, including goodwill, to determine whether impairment may exist. Statement of Accounting Standards (“SFAS”) No. 142, “Goodwill and Other Intangible Assets,” requires that goodwill and certain intangible assets be assessed annually for impairment using fair value measurement techniques. Specifically, goodwill impairment is determined using a two-step process. The first step of the goodwill impairment test is used to identify potential impairment by comparing the fair value of a reporting unit with its carrying amount, including goodwill. The estimates of fair value of a reporting unit, generally the Company’s operating segments, are determined using various valuation techniques. If the fair value of the reporting unit exceeds its carrying amount, goodwill of the reporting unit is considered not impaired and the second step of the impairment test is unnecessary. If the carrying amount of a reporting unit exceeds its fair value, the second step of the goodwill impairment test is performed to measure the amount of impairment loss, if any. The second step of the goodwill impairment test compares the implied fair value of the reporting units goodwill with the carrying amount of that goodwill. If the carrying amount of that reporting units goodwill exceeds the implied fair value of that goodwill, an impairment charge is recognized in an amount equal to that excess. The implied fair value of goodwill is determined in the same manner as the amount of goodwill recognized in a business combination. That is, the fair value of the reporting unit had been acquired in a business combination and the fair value of the reporting unit was the purchase price paid to acquire the reporting unit. Based on management’s analysis at December 31, 2005, there was one asset group in which indefinite lived intangible assets were determined to be impaired. This impairment resulted from the Company entering into a purchase agreement to sell WBMM in Montgomery for an amount less than the carrying value of the associated assets. The impairment charge was determined to be associated with the indefinite-lived intangible asset. See further discussion at Note 5.a.
      p. Income taxes — The asset and liability method is used in accounting for income taxes. Under the asset and liability method, deferred tax assets and liabilities are determined based on differences between the financial statement carrying amount of existing assets and liabilities and their respective tax bases, and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to be recovered or settled. The Company’s income tax provision consists of taxes currently payable, if any, and the change during the year of deferred tax assets and liabilities.

EQUITY BROADCASTING CORPORATION AND SUBSIDIARIES
NOTES TO FINANCIAL STATEMENTS — (Continued)
      q. Fair value of financial instruments — The book values of cash, trade accounts receivable, accounts payable and other financial instruments approximate their fair values principally because of the short-term maturities of these instruments. The fair value of the Company’s long-term debt is estimated based on current rates offered to the Company for debt of similar terms and maturities. Under this method, the Company’s fair value of long-term debt was not significantly different from the stated value at December 31, 2005 and 2004.
      r. Reclassifications — Certain amounts in the 2004 and 2003 consolidated financial statements have been reclassified to conform to the 2005 presentation.

3.	Acquisitions and Dispositions
      The Company’s significant transactions for the year ended December 31, 2005 were as follows:
      On January 3, 2005, the Company acquired one Class A and two low power television stations located in Southwest Florida for $900,000. Of the purchase price, $800,000 was paid in 2004. The balance was paid in 2005. The Asset Purchase Agreement had been entered into on July 8, 2004, subject to FCC approval.
      On April 2, 2005, the Company agreed to be bound by an Investment and Membership Interest Purchase Agreement (the “Agreement”) entered into between Spinner Network Systems, LLC (“SNS”) and Spinner Investment Partners, LLC (“SIP”). Subsequent to the Agreement the Company and other members of SNS entered into an Amended and Restated Operating Agreement of SNS, whereby the Company converted its ownership of SNS into Class B Units representing a 20% ownership of the capital of SNS. In addition, the Company holds approximately an additional 13% interest through its membership in SIP’s Class A Units. Through the Agreement SIP has subscribed for up to $1,550,000 of class A Units representing up to a 65% ownership of SNS. Through private offerings SIP has raised $1,370,000 towards that goal.
      On May 25, 2005, the Company acquired a group of low power television licenses and construction permits located in Vermont and the surrounding area for $825,000. The Company paid $800,000 in cash towards the purchase price. In addition, the Company issued 2,500 shares of Class A common stock to the seller. The shares were issued out of shares held in treasury. The asset purchase agreement had been entered into on February 5, 2003, subject to FCC approval.
      On May 13, 2005, the Company sold a low power television station located in south central California for $30,000.
      On June 24, 2005, the Company sold a full power television station and a low power television station both located in the St. Louis, Missouri area for $10,000,000 in cash. The Company received $5,000,000 in 2004 and the balance in 2005. In addition to the cash, the Company received from the buyer three Class A low power television stations located in Atlanta, Seattle and Minneapolis.
      On August 1, 2005, the Company purchased a low power television station in Amarillo Texas for $201,000 cash.
      On September 1, 2005, the Company entered into a binding letter agreement to exchange certain assets located in Davenport Iowa and other consideration for 100,000 shares of Equity Broadcasting Corporation class A common stock. The assets included both tangible and intangible assets, such as equipment, furniture, vehicles, the Independent News Network, Inc. (“INN”) name and trademark and various contracts. Coincidental with the agreement the Company moved the production of its Spanish language newscasts from the facilities in Davenport to the corporate headquarters in Little Rock, Arkansas. Various on-air and production personnel relocated from Davenport to Little Rock. As a result of this transaction, approximately $2,700,000 in goodwill was disposed of in the non-cash exchange while $200,000 was retained on the Company’s books.

EQUITY BROADCASTING CORPORATION AND SUBSIDIARIES
NOTES TO FINANCIAL STATEMENTS — (Continued)
      On November 23, 2005, the Company entered into an Asset Purchase Agreement to sell a full power television station in Montgomery, Alabama, for $2,000,000 cash. The buyer paid $200,000 of the cash price at the date the agreement was entered into. The funds were paid to an independent escrow agent and are to be released to the Company at closing. As of December 31, 2005, this transaction had not closed pending FCC approval.
      On December 7, 2005, the Company entered into an Asset Purchase Agreement to sell one full power and three low power television stations for $20,300,000 cash. The buyer paid $1,000,000 of the cash price at the date the agreement was entered into. The funds were paid to an independent escrow agent and are to be released at closing according to the agreement. As of December 31, 2005, this transaction had not closed pending FCC approval.
      The Company’s significant transactions for the year ended December 31, 2004 were as follows:
      On January 1, 2004, the Company acquired the assets of INN. The purchase price of $4 million consisted of $3 million in cash and 100,000 shares of Class A common stock of the Company. The fair market value of the assets acquired amounted to approximately $1,104,000 resulting in approximately $2,896,000 in goodwill being recorded on the transaction.
      On March 2, 2004, the Company entered into an agreement with Daystar Television Network (“Daystar”) to sell a full power television station in the St. Louis market. According to the agreement, Daystar was to pay $10 million in cash and transfer to the Company the licenses for three low power television stations located in Atlanta, Seattle and Minneapolis. The agreement called for a $5 million payment to be made the day the agreement was signed and the remaining $5 million and the transfer of the three stations upon closing. The agreement also called for both an Asset Purchase Agreement and a Time Brokerage Agreement to be executed not later than March 20, 2004. As of December 31, 2004, neither document had been executed. Accordingly, the Company deemed the buyer to be in default and, per the agreement, recognized the $5 million as liquidated damages in 2004.
      On April 13, 2004, the Company entered into an “Organization and Capitalization Agreement” with Spinner Network Systems, LLC (“Spinner”). The agreement addresses several organizational and operational matters, including calling for the Company and Spinner to use their respective best efforts to raise an additional $3 million through a private offering to continue to fund the operations and capital needs of Spinner, and calls for additional advances by the Company, or other designated parties, of $500,000 if necessary to fund the operations of Spinner in the interim. As of December 31, 2004, no private offering had been entered into.
      On May 10, 2004, the Company finalized the purchase of a full power television station in Panama City, Florida for $1.2 million. The Purchase Agreement had been entered into in December of 2003 subject to FCC approval.
      On July 8, 2004, the Company entered into an Asset Purchase Agreement to acquire three Class A low power television stations all located in southwest Florida for $900,000. Prior to December 31, 2004, the Company had paid $800,000 towards the purchase price. As of December 31, 2004, the closing of this transaction was pending FCC approval.
      On August 14, 2004, the Company entered into an Asset Purchase Agreement to sell a full power television station in Casper, Wyoming, for $1.2 million cash and the assumption of certain debt not to exceed $500,000. The buyer paid $250,000 of the cash price at the date the agreement was entered into. The remaining cash balance of $950,000 is due at closing. However, if closing does not occur, prepayments of $350,000, $350,000 and $250,000 are due in August, 2004, February, 2005 and August, 2005, respectively. As of December 31, 2004, this transaction had not closed, and $600,000 in cash had been received from the buyer.

EQUITY BROADCASTING CORPORATION AND SUBSIDIARIES
NOTES TO FINANCIAL STATEMENTS — (Continued)
      On August 16, 2004, the Company purchased a construction permit to build a low power television station in Cheyenne, Wyoming for $10,500 cash.
      On August 30, 2004, the Company purchased a construction permit to build a low power television station in Port St. Lucie, Florida for $100,000 cash.
      On September 30, 2004, the Company sold a full power television station located in central Oklahoma for $11,375,000 in cash and a $758,157 note receivable at 10% interest due over five years.
      On September 30, 2004, the Company acquired three full power television stations located in Buffalo, New York; Syracuse, New York and Cedar Rapids, Iowa for $10 million. The Company paid $5 million in cash towards the purchase price. In addition, the Company issued 500,000 shares of Class A common stock to the seller. The shares were issued out of shares held in treasury.
      On October 14, 2004, the Company sold a 49% interest in Arkansas Twisters, Inc. (the “Twisters”) for $343,000. The Company received 12,250 in cash and a $330,750 note receivable, bearing interest at an annual rate of 7% and due in 2005.
      On October 14, 2004, the Company finalized the purchase of a full power television station in Springfield, Missouri for $8,666,670 by issuing 866,667 shares of Class A common stock to the seller. The Asset Purchase Agreement had been entered into in August, 2003, subject to FCC approval.
      On November 1, 2004, the Company purchased a low power television station in Northwest Arkansas for $50,000 cash.
      On November 6, 2004, the Company acquired two low power television stations for $2.5 million in cash. The stations are located in the Detroit, Michigan and Minneapolis, Minnesota markets.
      On December 1, 2004, the Company sold an additional 2% ownership interest in the Twisters for a note receivable from the buyer in the amount of $13,500. The note bears interest at an annual rate of 7% and is due in 2005.
      On December 17, 2004, the Company finalized the purchase of eight construction permits to build low power television stations in various Idaho, Oklahoma, Texas and Utah markets for $157,000 in cash.
      On December 21, 2004, the Company exchanged a low power television station operating in the Birmingham, Alabama market for another low power television station located in the Kansas City, Missouri market. No cash or other consideration was included.

4.	Other Income (Expense)
      At December 31, 2005 and 2004, other income (expense) consists of the following:

	2005	2004	2003

Litigation settlement	$1,000,000	$—	$920,180
Rental income	288,419	640,020	414,726
Sports revenue	—	1,886,456	1,819,388
Other income	521,488	535,895	224,923
Sports expense	—	(2,302,145)	(2,852,742)
Other expense	(700,000)	—	(24,134)

Other income (expense), net	$1,109,907	$760,226	$502,341

EQUITY BROADCASTING CORPORATION AND SUBSIDIARIES
NOTES TO FINANCIAL STATEMENTS — (Continued)
      The nature of the other income (expense) categories is as follows:
      a. Litigation settlement — The Company was awarded this amount in an arbitration settlement in their litigation with the PAX Network.
      b. Rental income — The Company receives rental income, primarily from space leased-out in the corporate office from a non-affiliate tenant.
      c. Sports revenue and sports expense — These revenues and expenses related to the Twisters, an Arena Football 2 franchise. This sports franchise was acquired through the acquisition of Arkansas Sports Entertainment, Inc. in October 2001. As described in Note 3, the Company sold 49% of the Twisters in October 2004 and an additional 2% in December 2004. Concurrent with those transactions the Company now accounts for this investment under the equity method as described in Note 6 and is no longer consolidated in the accompanying consolidated financial statements. Therefore, the Company will have no income or expense related to sports, reflected above for 2005.

5.	Intangible Assets and Goodwill
      Goodwill and intangible assets deemed to have indefinite lives are not amortized but are subject to annual impairment tests in accordance with SFAS No. 142, “Goodwill and Other Intangible Assets.” Other intangible assets continue to be amortized over their useful lives.
      a. Indefinite-lived intangibles — Under the guidance in SFAS No. 142, the Company’s broadcasting licenses are considered indefinite-lived intangibles. These assets are not subject to amortization, but will be tested for impairment at least annually.
      In accordance with SFAS No. 142, the Company tests these indefinite-lived intangible assets for impairment annually by comparing their fair value to their carrying value. The Company used a fair market value appraisal to value broadcasting licenses, as well as a review of recent broadcasting license transactions from independent third parties. Based on management’s analysis at December 31, 2005, there was one asset group which was determined to be impaired. This impairment resulted from the Company entering into a purchase agreement to sell WBMM in Montgomery for an amount less than the carrying value of the associated assets. This impairment was recorded as a reduction in broadcasting licenses on the accompanying consolidated balance sheets.
      b. Goodwill — SFAS No. 142 requires the Company to test goodwill for impairment using a two-step process. The first step is a screen for potential impairment, while the second step measures the amount, if any, of the impairment. The Company completed the first step of the impairment test during the year with no impairment noted.
      Goodwill activity for the years ended December 31, 2005 and 2004 was as follows:

Balance			Balance
December 31,			December 31,
2004	Increases	Decreases	2005

$5,226,566	$3,895	$2,697,514	$2,532,947

Balance			Balance
December 31,			December 31,
2003	Increases	Decreases	2004

$2,318,052	$2,908,514	$—	$5,226,566
      This activity primarily relates to the acquisition and subsequent disposition of INN as described in Note 3.

EQUITY BROADCASTING CORPORATION AND SUBSIDIARIES
NOTES TO FINANCIAL STATEMENTS — (Continued)

6.	Investment in Joint Ventures
      At December 31, 2005 and 2004, investment in joint ventures consists of the following:

		December 31,
	Ownership
	Percentage	2005	2004

Little Rock TV 14, LLC	50.0%	$30,325	$36,703
Arkansas Twisters, Inc.	49.0%	392,969	632,573
Spinner Network Systems, LLC	33.0%	861,870	310,163

		$1,285,164	$979,439

      Previously, the Company owned 100% of the Twisters and accordingly, the Twisters’ financial statements had been consolidated with the Company’s consolidated financial statements during the years ended prior to December 31, 2004. As described in Note 3, the Company sold 49% of the Twisters in October 2004 and an additional 2% in December 2004, reducing its interest to 49%. As a result, in 2004, the Company’s investment in the Twisters is being accounted for using the equity method. The deconsolidation of the Twisters had an insignificant effect on the Company’s consolidated total assets and net sales as of and for the year ended December 31, 2004. The Company obtained 33% ownership interest in Spinner Network Systems, LLC in March 2004 as the Company completed the funding of a $500,000 capital advance pursuant to an “Organization and Capitalization Agreement.” The Company changed from the cost method to the equity method of accounting for the investment in Spinner Network Systems, LLC in March 2004. The Company’s interest in Arena Football 2, LLC is held by the Twisters. Accordingly, that investment is no longer a part of these consolidated financial statements.
      The following is combined summarized financial information for the joint ventures accounted for under the equity method as of December 31, 2005 and 2004 and for the years then ended.

	Little Rock TV 14, LLC

	2005	2004

ASSETS
Cash	$19,787	$19,787
Due from affiliates	76,305	76,305
Broadcast licenses and intangibles	28,874	28,874
Property and equipment (net)	5,244	6,001
Other	6,000	6,000

Total assets	$136,210	$136,967

LIABILITIES AND EQUITY
Due to affiliates	$75,560	$63,561
Equity	60,650	73,406

Total liabilities and equity	$136,210	$136,967

Revenues	$—	$—
Operating expenses	12,756	12,756

Net loss	$(12,756)	$(12,756)

EQUITY BROADCASTING CORPORATION AND SUBSIDIARIES
NOTES TO FINANCIAL STATEMENTS — (Continued)

	Arkansas Twisters, Inc.

	2005	2004

ASSETS
Cash	$6,205	$8,224
Accounts receivable (net)	405,932	367,864
Other current assets	40,648	19,824
Property and equipment (net)	51,146	59,012
Intangibles	1,500,000	1,500,000
Other	—	3,809

Total assets	$2,003,931	$1,958,733

LIABILITIES AND EQUITY
Accounts payable	$252,514	$159,495
Accrued liabilities	16,320	16,320
Unearned revenue	221,521	269,281
Line of credit	95,113	93,276
Due to affiliates	623,029	82,908
Long-term debt	23,231	46,488
Common stock	1	1
Additional paid-in capital	2,598,760	2,628,534
Retained earnings (deficit)	(1,826,558)	(1,337,570)

Total liabilities and equity	$2,003,931	$1,958,733

Revenues	$1,515,659	$2,024,588
Operating expenses	2,004,647	2,695,737

Net loss	$(488,988)	$(671,149)

EQUITY BROADCASTING CORPORATION AND SUBSIDIARIES
NOTES TO FINANCIAL STATEMENTS — (Continued)

	Spinner Network
	Systems, LLC

	2005	2004

ASSETS
Cash	$62,222	$1,159
Accounts receivable (net)	261,400	10,500
Other current assets	49,454	—
Property and equipment (net)	403,396	341,739
Other	171,403	2,871

Total assets	$947,875	$356,269

LIABILITIES AND EQUITY
Accounts payable	$24,803	$85,720
Other current liabilities	35,147	—
Due to affiliates	—	773,321
Equity	887,925	(502,772)

Total liabilities and equity	$947,875	$356,269

Revenues	$86,460	$10,500
Operating expenses	1,189,067	693,019

Net loss	$(1,102,607)	$(682,519)

7.	Notes Receivable
      At December 31, 2005, there were a total of $1,233,255 in notes receivable from a limited liability company and a corporation due in various monthly and annual installments, including interest at various rates from 7% to 10%. These notes represent the financed portions of transactions involving sales of assets by the Company.
      Annual aggregate maturities of notes receivable are as follows:

2006	$735,885
2007	150,263
2008	165,289
2009	181,818

$1,233,255

EQUITY BROADCASTING CORPORATION AND SUBSIDIARIES
NOTES TO FINANCIAL STATEMENTS — (Continued)

8.	Lines of Credit
      At December 31, 2005 and 2004, the Company had the following lines of credit:

	2005	2004

$750,000 revolving line of credit expiring in May 2006, bearing interest at 7.50% payable monthly, secured by leasehold interests in certain real property	$739,089	$739,089
$1,000,000 revolving line of credit expiring in December 2006, bearing interest at 7.50% payable monthly, secured by interests in certain real property	997,235	995,235

	$1,736,324	$1,734,324

      The weighted average interest rates for these borrowings were 7.50% and 6.64% for the years ending December 31, 2005 and 2004, respectively, based on average amounts outstanding. The average amounts outstanding on the lines of credit were $1,735,324 and $1,642,162 with a maximum amount outstanding month end balance of $1,736,324 and $1,750,000 for the years ended December 31, 2005 and 2004, respectively.

9.	Notes Payable and Capital Lease Obligations
      At December 31, 2005 and 2004, notes payable and capital lease obligations consist of the following:

	2005	2004

Note payable to a financial institution, bearing interest at 8.50% monthly payments of interest only changing in July 2005 to monthly payments of principal and interest at prime (as quoted in the Wall Street Journal) plus 1.25% until July 2010 when all remaining principal and interest are due, secured by all tangible and intangible assets of certain subsidiaries	$5,904,107	$6,000,000
Note payable to an LLC, interest is payable monthly at 5.00% per annum with the principal due when either a station identified in the note is sold or one year after the termination of the related asset purchase agreement, secured by all tangible and intangible assets of a certain subsidiary, all located in Montana	1,087,500	1,087,500
Non-interest bearing, unsecured note payable to a broadcast company, due in March 2005	—	100,000
Note payable to a bank, monthly installments of $4,370, including interest at prime plus 1.75% (8.75% at December 31, 2005), balance of principal and interest due September 2017. Paid off in 2005	—	453,634
Note payable to a bank, monthly payments of principal and interest at 5.75% until June 2005 when all remaining principal and interest is due, secured by real property	—	157,443
Note payable to a bank, monthly payments of principal and interest at 7.00% until June 2008 when all remaining principal and interest is due, secured by real property	133,648	—
Note payable to a broadcasting company, due in monthly installments of principal and interest at 8.00% until December 2008, secured by a vehicle	71,564	101,915

EQUITY BROADCASTING CORPORATION AND SUBSIDIARIES
NOTES TO FINANCIAL STATEMENTS — (Continued)

	2005	2004

Capital lease obligations, payable in various monthly installments ranging from $881 to $1,169, including interest at various rates ranging from 14% to 15%, maturity dates range from March 2006 to April 2006	$6,003	$29,385
Capital lease obligation, payable in monthly install-ments of $2,133, including interest at 7.75%, until December 2007, secured by equipment	44,185	63,922
Other notes payable to banks, vendors, and individuals, due in various monthly installments ranging from $150 to $1,482 including interest at various rates from 0% to 8.30%, maturity dates range from March 2006 to August 2010, secured by equipment	116,870	109,214
Capital lease obligation, payable in monthly install-ments of $8,000, non-interest bearing. Paid off in 2005	—	49,001
Note payable to a financial institution, due in monthly installments of $4,632, including interest at 7.00%, all remaining principal and interest due June 2007, secured by personal property	78,986	122,883
Note payable to a financial institution, monthly pay-ments of interest at 5.25%, changing March 2006 to monthly payments of principal and interest at prime plus 1.25% until February 2011 when all remaining principal and interest is due, secured by equipment and inventory	2,000,000	2,000,000
Note payable to a financial institution, monthly installments of $13,320 beginning December 2004 with interest at 6.50%, balance of principal and interest due on November 2007	1,747,440	1,793,293
Note payable to a financial institution, due June 2010 with interest based on LIBOR plus prime due monthly, (11.54% at December 31, 2005), secured by certain tangible and intangible assets	26,623,547	12,117,441
Note payable to a financial institution, due June 2010 with interest based on LIBOR plus prime due monthly, (11.54% at December 31, 2005), secured by certain tangible and intangible assets	20,000,000	20,000,000

	57,813,850	44,185,631
Less current portion	(1,576,525)	(2,087,413)

Notes payable and capital lease obligations, less current portion	$56,237,325	$42,098,218

      Annual aggregate maturities of notes payable are as follows (see Note 14 for maturities of capital lease obligations):

2006	$1,576,525
2007	2,148,917
2008	427,140
2009	368,580
2010	51,674,572
Thereafter	1,618,116

$57,813,850

EQUITY BROADCASTING CORPORATION AND SUBSIDIARIES
NOTES TO FINANCIAL STATEMENTS — (Continued)

10.	Stockholders’ Equity
      The Company amended its Articles of Incorporation on August 25, 2001 to provide that the Company’s stockholders’ equity consist of three classes of common stock designated Class A, Class B & Class C, which are substantially identical except for voting and conversion rights. The amendment of the Articles of Incorporation also provides for the issuance of up to 4,000,000 shares of Series A Convertible Preferred Stock (“Series A Preferred”). The Articles were amended on August 25, 2004, to provide that dividends on Series A Preferred stock will accrue at an annual rate of 7% of the Original Issue Price (as adjusted for stock splits, stock dividends, combinations and similar transactions), which is the equivalent of $0.53 per share, and are payable in cash. Such dividends are cumulative from the first date on which such shares were issued and receive preference to all classes of other stock of the Corporation (’Junior Stock’), but are payable only when declared by the Company’s Board of Directors, or upon any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, or upon the seventh anniversary of the purchase date of any outstanding Series A Preferred Stock, whichever might come first. As of December 31, 2005 and 2004, the aggregate amount of such dividends accrued, but not yet payable, were $9,528,353 and $7,432,750, respectively.
      The Series A Preferred Stock is convertible, at the option of the preferred shareholder, into the number of shares of Class C common stock that results from dividing (i) an amount equal to the Original Issue Price plus all accrued and unpaid dividends (’Liquidation Amount’) for such share of Series A Preferred Stock by (ii) the conversion price for such shares of Series A Preferred Stock that is in effect at the time of the conversion (’the Applicable Conversion Price’). The Applicable Conversion Price for each share of Series A Preferred Stock is the Original Issue Price as adjusted by certain dilutive issuances, splits, and combinations as defined by the Articles. Alternatively, Series A Preferred shares are automatically converted into Class C shares upon a qualified initial public offering, or upon the Company’s receipt of the written consent of the holders of at least 50% of the then outstanding shares of Series A Preferred. Upon the seventh anniversary of the purchase date, if any of the Series A Preferred Stock remains outstanding, the Company will redeem all of the outstanding Series A Preferred shares by paying in cash an amount equal to the Liquidation Amount.
      If the Company does not have sufficient funds legally available to redeem all shares then it will redeem such shares on a pro rata basis to the extent possible and will redeem the remaining shares to be redeemed as soon as sufficient funds are legally available.
      Each share of Class C common stock is convertible, at the option of the holder, into one share of Class A common stock. Alternatively, Class C shares are automatically converted to an equal number of Class A shares upon transfer to any person or entity not controlled by the original holder of the Series A preferred share that was converted to Class C common stock.
      Upon any liquidation, dissolution, or winding up of the Company, either voluntary or involuntary, the holders of the Series A preferred stock will be entitled to receive an amount equal to $7.50 per share (as adjusted), plus all accrued and unpaid dividends to the date of such payment on such share, whether or not declared before any distributions are made to holders of Junior Stock. Stockholders of all three class of common stock would then have equal liquidation rights to the remaining assets.
      The Articles of Incorporation of the Company provide that at all times the holders of Class B shares will maintain 51% control over all matters requiring a shareholder vote. Regardless of the number of shares purchased, the holders of Class A common stock will have an aggregate 49% voting power on all Company matters. The holders of Class C common and Series A preferred stock have no voting rights, except as provided under Arkansas law.
      In May 2005, the Company issued to three separate individuals a total of 2,500 shares of Class A common stock out of treasury at an agreed value of $10.00 per share as a component of the consideration paid to purchase a group of low power television stations in Vermont and the surrounding area.

EQUITY BROADCASTING CORPORATION AND SUBSIDIARIES
NOTES TO FINANCIAL STATEMENTS — (Continued)
      In September 2005, the Company entered into a binding letter agreement with a company to exchange certain assets owned by the Company for 100,000 shares of Class A common stock to be held in treasury effective September 1, 2005.
      In January 2004, the Company entered into an agreement with an existing shareholder granting the Company a put option whereby the shareholder to the agreement agrees to purchase up to 650,415 shares of Class B common stock and 96,252 shares of Class A common stock of the Company for a purchase price of $7.50 per share. In April of 2004, the Company sold 266,667 shares of Class B common stock to the individual for $2 million by exercising the put option. In September of 2004, the Company re-purchased from that individual those 266,667 shares at $7.50 a share to be held in treasury
      In January 2004, the Company entered into an agreement with two existing stockholders wherein the parties agreed to amend the Company’s Articles of Incorporation, affirming the amount of dividends accrued on the Series A preferred stock as of December 31, 2003, and to extend the Affiliation Agreements with Univision to a ten year period.
      In April 2004, the Company re-purchased from an individual 33,334 shares of Class A common stock to be held in treasury.

11.	Related Party Transactions
      Arkansas Media, LLC owned 75% of the Company’s Class B common shares outstanding at December 31, 2005 and 2004. The owners of Arkansas Media, LLC hold management and Board of Director positions with the Company. In addition to the transactions noted below, Arkansas Media, LLC has, at times, acted as the broker on behalf of the Company and others that hold rights to broadcast construction permits which they wish to sell. Arkansas Media, LLC also owns three television stations which are operated by the Company on a fee basis under local marketing agreements (“LMAs”).
      Management fees and commissions of $1,469,648, $1,351,403 and $1,232,855 in 2005, 2004 and 2003, respectively, were incurred for services rendered to the Company by Arkansas Media, LLC and its affiliates. Operating fees of $96,000, $96,000 and $36,000 were incurred under LMAs with Arkansas Media, LLC in 2005, 2004 and 2003, respectively.
      Amounts due from (to) affiliates at December 31, consist of the following:

	2005	2004

Arkansas Media, LLC and affiliates	$(441,970)	$(392,295)
Equity Marketing, Inc.	(489,024)	(313,627)
Spinner, Inc.	—	721,253
Arkansas Twisters, Inc.	—	82,908
Little Rock TV 14, LLC	(745)	(12,744)
Other	—	4,453

Due from (to) affiliates	$(931,739)	$89,948

      These related party balances are unsecured, non-interest bearing and have no stated repayment terms.

12.	Stock Option Plans
      In December 2004, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 123R, “Share-Based Payment,” which is a revision of SFAS No. 123, “Accounting for Stock-Based Compensation.” In addition to requiring supplemental disclosures, SFAS No. 123R addresses the accounting for share-based payment transactions in which a company receives goods or services in exchange for (a) equity instruments

EQUITY BROADCASTING CORPORATION AND SUBSIDIARIES
NOTES TO FINANCIAL STATEMENTS — (Continued)
of the company or (b) liabilities that are based on the fair value of the company’s equity instruments or that may be settled by the issuance of such equity instruments. SFAS No. 123R focuses primarily on accounting for transactions in which a company obtains “employee” services in share-based payment transactions. The statement eliminates the ability to account for share-based compensation transactions using Accounting Principles Board Opinion (“APB”) No. 25, “Accounting for Stock Issued to Employees,” and generally requires that such transactions be accounted for using a fair value based method. Accordingly, pro forma disclosure is no longer an alternative.
      Under SFAS No. 123R, the Company is required to recognize compensation cost for the portion of outstanding awards previously accounted for under the provisions of APB No. 25 for which the requisite service had not been rendered as of the adoption date for this statement. The statement also requires companies to estimate forfeitures of stock compensation awards as of the grant date of the award. Because the Company’s current policy is to recognize forfeitures as they occur, a cumulative effect of a change in accounting principle will be recognized in income based on the estimate of remaining forfeitures for awards outstanding as of the date SFAS No. 123R is adopted.
      SFAS No. 123R permits public companies (and non-public companies that used the fair-value method for either recognition or pro forma disclosure under SFAS No. 123) to adopt its requirements using one of the following two methods:

•	A “modified prospective” method in which compensation cost is recognized beginning with the effective date (a) based on the requirements of SFAS No. 123R for all share-based payments granted after the effective date and (b) based on the requirements of SFAS No. 123 for all awards granted to employees prior to the effective date of SFAS No. 123R that remain unvested on the effective date;

•	A “modified retrospective” method, which includes the requirements of the modified prospective method described above but also permits entities to restate, based on the amounts previously recognized under SFAS No. 123 for purposes of pro forma disclosures, either (a) all prior periods presented for which SFAS No. 123 was effective or (b) prior interim periods of the year in which SFAS No. 123R is adopted.
      The Company expects to adopt SFAS No. 123R for the fiscal period ending December 31, 2006. The Company is currently assessing the final impact of this standard on its consolidated results of operations, financial position and cash flows. This assessment includes evaluating option valuation methodologies and assumptions, as well as potential changes to the Company’s compensation strategies.
      The Company has two stock option plans: the 2001 Equity Participation Plan (which was established on April 16, 2001) and the 2001 Non-Qualified Stock Option Plan (which was established on November 15, 2001). All options granted pursuant to the plans have an exercise price determined by the Board of Directors, which may not be less than fair market value on the date of grant. Generally, options vest and become exercisable within one year from the grant date and expire ten years after the date of grant. In 2005, there were 30,000 stock options granted under the plan, 30,000 by the 2001 Equity Participation Plan and none by the 2001 Non-Qualified Stock Option Plan, all of which have an exercise price of $7.50. In 2004, there were 100,000 stock options granted under the plan, 86,666 by the 2001 Equity Participation Plan and 13,334 by the 2001 Non-Qualified Stock Option Plan, all of which have an exercise price of $7.50 per share. In 2003, there were 820,000 stock options granted under the plan, 121,665 by the 2001 Equity Participation Plan and 698,335 by the 2001 Non-Qualified Stock Option Plan, all of which have an exercise price of $7.50 per share. There were no options exercised during these years. In 2005, 122,500 options were relinquished by former employees. Of that total, 74,163 were qualified and 48,337 were non-qualified. In 2004, 45,000 options were relinquished by former employees. Of that total, 41,666 were qualified and 3,334 were non-qualified. In 2003, 135,000 options were relinquished by former employees. Of that total, 36,660 were qualified and 98,340 were non-qualified. Under the combined plans, the aggregate number of Class A common shares that may be

EQUITY BROADCASTING CORPORATION AND SUBSIDIARIES
NOTES TO FINANCIAL STATEMENTS — (Continued)
issued subject to the plans may not exceed the lesser of 8,750,000 shares or 15% of the aggregate number of outstanding common and preferred shares and all the shares granted under these plans on their date of issuance. As of December 31, 2005, 219,142 qualified and 2,028,358 non-qualified stock options were outstanding under the respective plans.
      Each share limit and award under the plans is subject to adjustment for certain changes in the Company’s capital structure, reorganization, and other extraordinary events. Shares subject to awards that are not paid or exercised before they expire or are terminated are available for future grants under the plans.
      The fair value of each option award is estimated on the date of grant using the Black Scholes valuation model that uses the assumptions noted in the table below. Because Black Scholes valuation models incorporate ranges of assumptions for inputs, those ranges are disclosed. Expected volatilities are based on implied volatilities from traded options on the Company’s stock, historical volatility of the Company’s stock and other factors. The Company uses historical data to estimate option exercise and employee termination within the valuation model; separate groups of employees that have similar historical exercise behavior are considered separately for valuation purposes. The expected term of options granted is derived from the output of the option valuation model and represents the period of time that options granted are expected to be outstanding; the range given below results from certain groups of employees exhibiting different behavior. The risk-free for periods within the contractual life of the option is based on the U.S. Treasury yield curve in effect at the time of grant.

	2005	2004	2003

Expected volatility	0%	0%	0%
Exercise price	$7.50	$7.50	$7.50
Underlying stock price	$7.50	$7.50	$7.50
Expected term (in years)	5.4 – 9.6	6.4 – 9.3	7.4 – 9.4
Risk-free rate	4.3% – 5.0%	4.3% – 5.0%	4.0% – 5.0%

EQUITY BROADCASTING CORPORATION AND SUBSIDIARIES
NOTES TO FINANCIAL STATEMENTS — (Continued)
      A summary of option activity under the plan as of December 31, 2005, 2004 and 2003, and changes during the years ended is presented below:

			Weighted-
		Weighted-	Average
		Average	Remaining	Aggregate
		Exercise	Contractual	Intrinsic
Options	Shares	Price	Term	Value

Outstanding at January 1, 2005	2,340,000	$7.50
Granted	30,000	7.50
Exercised	—	—
Forfeited or expired	122,500	7.50

Outstanding at December 31, 2005	2,247,500	$7.50	7.1	$4,312,987

Exercisable at December 31, 2005	2,210,000	$7.50	6.7	$4,237,140

Outstanding at January 1, 2004	2,285,000	$7.50
Granted	100,000	7.50
Exercised	—	—
Forfeited or expired	45,000	7.50

Outstanding at December 31, 2004	2,340,000	$7.50	6.7	$4,237,140

Exercisable at December 31, 2004	2,165,000	$7.50	6.4	$4,136,107

Outstanding at January 1, 2003	1,600,000	$7.50
Granted	820,000	7.50
Exercised	—	—
Forfeited or expired	135,000	7.50

Outstanding at December 31, 2003	2,285,000	$7.50	6.4	$4,136,107

Exercisable at December 31, 2003	1,450,000	$7.50	5.7	$2,764,039

EQUITY BROADCASTING CORPORATION AND SUBSIDIARIES
NOTES TO FINANCIAL STATEMENTS — (Continued)
      A summary of the status of the Company’s non-vested shares as of December 31, 2005, 2004 and 2003, and changes during the years ended is presented below:

		Weighted-
		Average
		Grant-Date
Non-vested Shares	Shares	Fair Value

Non-vested at January 1, 2005	100,000	$2.25
Granted	30,000	2.53
Vested	100,000	2.25
Forfeited	—	—

Non-vested at December 31, 2005	30,000	2.53

Non-vested at January 1, 2004	820,000	$1.92
Granted	100,000	2.25
Vested	820,000	1.92
Forfeited	—	—

Non-vested at December 31, 2004	100,000	2.25

		Weighted-
		Average
		Grant-Date
Non-vested Shares	Shares	Fair Value

Non-vested at January 1, 2003	—	$—
Granted	820,000	1.92
Vested	—	—
Forfeited	—	—

Non-vested at December 31, 2003	820,000	1.92

      As of December 31, 2005, 2004 and 2003, there was $75,848, $101,032 and $1,372,067, respectively, of total unrecognized compensation cost related to non-vested share-based compensation arrangements granted under the plan. That cost is expected to be recognized over a weighted-average period of 1 year. The total fair value of shares vested during the years ended December 31, 2005, 2004 and 2003 was $4,237,140, $4,136,107 and $2,764,039, respectively.

13.	Income Taxes
      The Company’s provision for income taxes varies from the statutory federal tax rate primarily due to the tax effect of certain non-deductible expenses and state income-taxes.
      Deferred income taxes reflect the net tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The Company’s deferred tax liabilities and assets result primarily from differences in the basis of property and equipment for financial reporting and income tax purposes and net operating loss carryforwards, respectively.
      A valuation allowance is provided when it is more likely than not that some portion of the deferred tax assets may not be realized. At December 31, 2005 and 2004, the Company has net deferred tax assets of approximately $18,666,000 and $19,120,000, respectively, which are fully reserved through a valuation allowance.

EQUITY BROADCASTING CORPORATION AND SUBSIDIARIES
NOTES TO FINANCIAL STATEMENTS — (Continued)
      At December 31, 2005, the Company has net operating loss carryforwards for federal income tax purposes, which are estimated to be approximately $71,730,000 and which expire from tax years 2018 to 2023. The actual amount of net operating losses will be determined at the time the Company’s tax returns are filed. The Company made no payments for income taxes for the years ended December 31, 2005 and 2004.

14.	Commitment and Contingencies

Obligations Under Operating Leases
      The Company is obligated under non-cancelable operating leases for office and station space, tower sites, broadcast equipment and office equipment. At December 31, 2005, future minimum rental commitments under non-cancelable operating leases with initial or remaining terms in excess of one year are as follows:

2006	$1,570,174
2007	1,352,121
2008	1,072,745
2009	803,106
2010	622,236
Thereafter	2,626,126

$8,046,508

      Total rent expense under operating leases for the years ended December 31, 2005, 2004 and 2003 was approximately $1,938,000, $1,702,000 and $1,356,000, respectively.

Obligations Under Capital Leases
      As of December 31, 2005, certain equipment was leased under capital equipment facilities. Future minimum lease payments under capital leases as of December 31, 2005 are as follows:

2006	$31,318
2007	24,000

Total	55,318
Less: amount representing interest	5,130

Present value of minimum lease payments	50,188
Less: current portion	27,324

Long-term portion	$22,864

Program Broadcast Rights Payable
      The Company entered into agreements for program broadcast rights of approximately $2,967,000 and $1,920,000, which became available in 2005 and 2004, respectively. Program rights that have been contracted for (excluding barter agreements), but were not currently available for airing aggregated approximately $2,295,296 and $829,000 at December 31, 2005 and 2004, respectively.

EQUITY BROADCASTING CORPORATION AND SUBSIDIARIES
NOTES TO FINANCIAL STATEMENTS — (Continued)
      Future maturities of the Company’s program rights payables are as follows:

2006	$1,672,740
2007	659,861
2008	426,485
2009	243,812
2010	141,180
Thereafter	99,363

$3,243,441

15.	Concentrations of Credit Risk
      Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of accounts receivable and cash. Management generally does not require collateral to support accounts receivable. However, accounts receivable are comprised of a diversified customer base that results in a reduction in the concentrations of credit risk. In addition, the Company employs credit-monitoring policies that, in management’s opinion, effectively reduce any potential credit risk to an acceptable level. Credit losses have been within management’s expectations based on the Company’s credit monitoring polices and ongoing relationships with its customers.
      Cash accounts at financial institutions are insured by the Federal Deposit Insurance Corporation up to $100,000. At December 31, 2005 and 2004, and at times during the year, the Company maintained balances in excess of that federally insured limit. The accounts at the brokerage firm contain cash and cash equivalents, and balances are insured up to $500,000, with a limit of $100,000 for cash, with the Securities Investor Protection Corporation (“SIPC”). At December 31, 2005 and 2004 and at times during the year, the Company maintained balances in excess of that insured limit.

16.	Employee Benefit Plan
      The Company sponsors a defined contribution plan covering substantially all of the Company’s employees. The plan is qualified under Section 401(k) of the Internal Revenue Code. Under the provisions of the plan, eligible participating employees may elect to contribute up to the maximum amount of tax deferred contribution allowed by the Internal Revenue Code (15% of wages or $13,000, whichever is less). The Company matches a portion of such contributions up to a maximum percentage of the employees’ compensation (50% of employee contributions, not to exceed $1,000 per employee annually). The Company’s contributions to the plan for the years ended December 31, 2005, 2004 and 2003 were $34,727, $44,080 and $46,187, respectively.

17.	Recent Accounting Pronouncements
      SFAS No. 153, “Exchanges of Non-monetary Assets.” The provisions of this statement are effective for non-monetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. Earlier application is permitted for non-monetary asset exchanges occurring in fiscal periods beginning after December 16, 2004. The provisions of this statement should be applied prospectively. The effects of adoption of this pronouncement have not been determined.
      SFAS No. 154, “Accounting Changes and Error Corrections — a replacement of APB Opinion No. 20 and Financial Accounting Standards Board (“FASB”) Statement No. 3.” This statement shall be effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. Early adoption is permitted for accounting changes and corrections of errors made in fiscal years beginning

EQUITY BROADCASTING CORPORATION AND SUBSIDIARIES
NOTES TO FINANCIAL STATEMENTS — (Continued)
after the date this statement is issued. This statement does not change the transition provisions of any existing accounting pronouncements, including those that are in a transition phase as of the effective date of this statement. Management does not expect this pronouncement to have a material effect on the consolidated financial statements of the Company.
      SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments — an amendment of FASB Statements No. 133 and 140.” This statement shall be effective for all financial instruments acquired, issued, or subject to a remeasurement (new basis) event occurring after the beginning of an entity’s first fiscal year that begins after September 15, 2006. The fair value election provided for in paragraph 4(c) of this statement may also be applied upon adoption of this statement for hybrid financial instruments that had been bifurcated under paragraph 12 of Statement 133 prior to the adoption of this statement. Earlier adoption 6 is permitted as of the beginning of an entity’s fiscal year, provided the entity has not yet issued financial statements, including financial statements for any interim period, for that fiscal year. Management does not expect this pronouncement to have a material effect on the consolidated financial statements of the Company.
      SFAS No. 156, “Accounting for Servicing of Financial Assets — an amendment of FASB Statement No. 140.” An entity shall adopt this statement as of the beginning of its first fiscal year that begins after September 15, 2006. Earlier adoption is permitted as of the beginning of an entity’s fiscal year, provided the entity has not yet issued financial statements, including interim financial statements, for any period of that fiscal year. The effective date of this statement is the date that an entity adopts the requirements of this statement. Management does not expect this pronouncement to have a material effect on the consolidated financial statements of the Company.
      FIN 47, “Accounting for Conditional Asset Retirement Obligations — an interpretation of FASB Statement No. 143,” is effective no later than the end of fiscal years ending after December 15, 2005 (December 31, 2005, for calendar-year enterprises). Retrospective application for interim financial information is permitted but is not required. Early adoption of this Interpretation is encouraged. Management does not expect this pronouncement to have a material effect on the consolidated financial statements of the Company.

18.	Litigation
      Although the Company is a party to certain pending legal proceedings in the normal course of business, management believes the ultimate outcome of these matters will not be material to the financial condition and future operations of the Company. The Company maintains liability insurance against risks arising out of the normal course of its business.
      On April 10, 2006, a settlement was reached by the Company with parties pursuant to a lawsuit in which the terms of the settlement include payments totaling $700,000 to be made during 2006. Payment is secured by escrow of a note receivable. There are additional contingent liabilities of a maximum of $300,000 and a minimum of $200,000 relating to non-payment penalties. This amount has been accrued and is recorded in the balance sheet in accrued liabilities and in the income statement as other income, net.

19.	Subsequent Events
      a. On February 27, 2006, the Company entered into an agreement to merge with Coconut Palm Acquisition Corporation (“CPAC”). Under terms of the Agreement and Plan of Merger, the Company’s stockholders will receive approximately $267.4 million comprised of the issuance of CPAC capital stock, cash, and the assumption by CPAC of the Company’s outstanding debt. The purchase price is comprised of $153.7 million in CPAC common stock, $25.0 million in current preferred stock interest, $11.7 million in series A convertible non-voting preferred stock to be held by Univision, the transfer at closing of an existing

EQUITY BROADCASTING CORPORATION AND SUBSIDIARIES
NOTES TO FINANCIAL STATEMENTS — (Continued)
broadcasting station to Univision valued at approximately $15.0 million, and the assumption of up to $62.0 million of the Company’s debt. The terms are based on a price of $5.81 for each CPAC share. The majority of the $63.1 million of cash in trust held by CPAC that is not used to effect this business combination will be used to provide growth capital for network programming, internal growth initiatives and acquisitions.
      b. On March 6, 2006, the Company entered into an agreement to purchase a low power television station located in Waco, Texas for the amount of $390,000.
      c. On March 6, 2006, the Company entered into an agreement to purchase a low power television station located in Somerville, Texas for the amount of $370,000.

AGREEMENT AND PLAN OF MERGER
      THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), is dated as of April 7, 2006, among COCONUT PALM ACQUISITION CORP., a Delaware corporation (“Coconut Palm”) and EQUITY BROADCASTING CORPORATION, an Arkansas corporation (“EBC”) and, solely for purposes of those sections of this Agreement directly relating to those parties, certain shareholders of EBC who are signatories to this Agreement (collectively, the “Major EBC Shareholders”).
RECITALS
      A. The respective Boards of Directors of each of EBC and Coconut Palm deem it in the best interests of their respective shareholders to consummate the merger, on the terms and subject to the conditions set forth in this Agreement, of EBC with and into Coconut Palm with Coconut Palm being the surviving corporation (the “Merger”), and such Boards of Directors have approved this Agreement and declared its advisability, and, subject to completing its Due Diligence Review and obtaining an adequate appraisal and fairness opinion as further described herein, the Board of Directors of Coconut Palm (the “Coconut Palm Board”) has recommended that this Agreement be adopted by Coconut Palm’s stockholders, and the Board of Directors of EBC (the “EBC Board”), intends to submit this Agreement for approval by EBC’s shareholders;
      B. As an inducement to Coconut Palm entering into this Agreement, certain shareholders of EBC are entering into this Agreement and are entering into a voting agreement simultaneously with the execution and delivery of this Agreement pursuant to which, among other things, such shareholders have agreed, subject to the terms thereof, to vote their shares of capital stock of EBC in favor of the adoption of this Agreement;
      C. Upon consummation of the Merger, each issued and outstanding share of EBC’s Class A Common Stock par value $0.01 per share (the “Class A Common Stock”), and each issued and outstanding share of EBC’s Class B Common Stock par value $0.01 per share (the “Class B Common Stock”) will be converted into the right to receive the Common Stock Consideration (as defined below), and each issued and outstanding share of EBC’s Class A Preferred Stock par value $0.01 per share (the “Preferred Stock”) will be converted into the right to receive the Preferred Stock Consideration (as defined below), upon the terms and subject to the conditions of this Agreement; and
      D. The parties intend, by executing this Agreement, to adopt a plan of reorganization as contemplated by Section 368 of the Code, and further intend that the Merger qualify as a “reorganization” pursuant to Section 368(a) of the Code.
      NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Coconut Palm, EBC and the Major EBC Shareholders hereby agree as follows:
ARTICLE I
THE MERGER
      Section 1.01     The Merger. Upon the terms and subject to the conditions set forth in Article VII, and in accordance with the General Corporation Law of the State of Delaware, as amended (the “DGCL”), and the Arkansas Business Corporation Act of 1987, as amended (the “ABCA”), at the Effective Time, EBC shall be merged with and into Coconut Palm and the separate corporate existence of EBC shall cease and Coconut Palm shall continue as the surviving corporation of the Merger (the “Surviving Corporation”).
      Section 1.02     Closing. Unless this Agreement shall have been terminated in accordance with Section 8.01, the closing of the Merger (the “Closing”) will take place at 9:00 a.m., New York time, on a date to be specified by the parties, which date shall be no later than the second business day after the satisfaction or waiver of the conditions set forth in Article VII (other than those that by their terms are to be satisfied or waived at the Closing), at the offices of Akerman Senterfitt, One Southeast Third Avenue, Miami, Florida 33131, unless another time, date and/or place is agreed to in writing by Coconut Palm and EBC. Upon

A-1-1

agreement of Coconut Palm and EBC, the Closing may occur by teleconference, with facsimile copies of Closing deliveries accepted as originals (with actual originals sent by overnight delivery service).
      Section 1.03     Effective Time. Upon the terms and subject to the conditions set forth in this Agreement, as soon as practicable after the Closing, the parties hereto shall (i) file a certificate of merger (the “Delaware Certificate of Merger”) in such form as is required by, and executed and acknowledged in accordance with, the relevant provisions of the DGCL, (ii) file Articles of Merger (the “Arkansas Articles of Merger”) in such form as is required by, and executed and acknowledged in accordance with, the relevant provisions of the ABCA, and otherwise approved by Coconut Palm and EBC, and (iii) make all other filings or recordings required under the DGCL and the ABCA to effect the Merger. The Merger shall become effective at such date and time as the Delaware Certificate of Merger is duly filed with the Secretary of State of the State of Delaware and the Arkansas Articles of Merger is duly filed with the Secretary of State of the State of Arkansas or at such subsequent date and time as Coconut Palm and EBC shall agree and specify in such certificate and articles. The time at which the Merger becomes effective is referred to in this Agreement as the “Effective Time” (with the day on which the Effective Time occurs referred to herein as the “Effective Date”).
      Section 1.04     Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the DGCL and the ABCA.
      Section 1.05     Articles of Incorporation; Bylaws.
      Section 1.06     At the Effective Time, the Certificate of Incorporation of Coconut Palm, as in effect immediately prior to the Effective Time, shall be amended to read in its entirety as set forth in Exhibit A attached hereto and, as so amended, along with the Certificate of Designation for the Series A Convertible Non-Voting Preferred Stock in the form set forth in Exhibit B, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended in accordance with the provisions thereof and as provided by Law.
      Section 1.07     At the Effective Time, the Bylaws of Coconut Palm, as in effect immediately prior to the Effective Time, shall be amended and restated to read in their entirety as set forth in Exhibit Cattached hereto and, as so amended and restated, shall be the Bylaws of the Surviving Corporation until thereafter amended as provided by Law, the Certificate of Incorporation of the Surviving Corporation and such Bylaws.
      Section 1.08     Directors and Officers. The directors of the Surviving Corporation as of the Effective Time, shall be appointed as provided in Section 6.13, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation, and the officers of the Surviving Corporation as of the Effective Time shall be appointed as provided in Section 6.13, in each case until their respective successors are duly elected or appointed and qualified or until the earlier of their death, resignation or removal.
ARTICLE II
CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES
      Section 2.01     Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Coconut Palm, EBC or the holders of any of the following securities:
      Section 2.02     Conversion of Class A Common Stock, Class B Common Stock and Class A Preferred Stock.

(a) Each share of Class A Common Stock issued and outstanding immediately prior to the Effective Time (other than any shares to be canceled pursuant to Section 2.01(c) and any Dissenting Shares) shall be canceled and shall be converted automatically into the right to receive 1.461988(1)

(1)	The number of shares of Coconut Palm Common Stock issued to holders of Class A Common Stock and the Class B Common Stock shall in aggregate be approximately 26,448,349 shares of Coconut Palm Common Stock (26,720,060 shares minus the 271,711 shares for Sycamore Venture Capital LP’s portion of its dividends).

A-1-2

shares of Common Stock, par value $0.0001 per share, of Coconut Palm (the “Coconut Palm Common Stock”) without interest (the “Class A Consideration”);

(b) Each share of Class B Common Stock issued and outstanding immediately prior to the Effective Time (other than any shares to be canceled pursuant to Section 2.01(c) and any Dissenting Shares) shall be canceled and shall be converted automatically into the right to receive 4.678362 shares of Coconut Palm Common Stock without interest (the “Class B Consideration”) (the Class A Consideration and the Class B Consideration referred to as the “Common Stock Consideration”); and

(c) The Class A Preferred Stock issued and outstanding immediately prior to the Effective Time (other than any shares to be canceled pursuant to Section 2.01(c) and any Dissenting Shares) shall be canceled and shall be converted automatically into the right to receive (A) Forty Million Dollars ($40,000,000) without interest (the “Preferred Stock Cash Consideration”) paid in accordance with Section 2.01(b), and (B) with respect to accrued and unpaid dividends on the Class A Preferred Stock as of the Effective Time (the “Accrued Amount”), (X) Sycamore Venture Capital LP’s (and each Affiliate thereof which are signatories to this Agreement, (collectively, “Sycamore”)), portion of the Accrued Amount shall be paid by the issuance of one (1) share of Coconut Palm Common Stock per $5.13 of Accrued Amount owed to Sycamore, as adjusted appropriately for stock splits and similar transactions through the Effective Time (the “Sycamore Preferred Stock Consideration”) and (Y) Univision Communications, Inc.’s (“Univision”) portion of the Accrued Amount shall be paid by the issuance of one (1) share of Series A Convertible Non-Voting Preferred Stock of Coconut Palm (which shall have the terms set forth in the Certificate of Designation for Series A Convertible Non-Voting Preferred Stock in the form of Exhibit B) per $5.13 of Accrued Amount owed to Univision, as adjusted appropriately for stock splits and similar transactions through the Effective Time (“Univision Preferred Stock Consideration”). The Preferred Stock Cash Consideration, the Sycamore Preferred Stock Consideration, and the Univision Preferred Stock Consideration is collectively referred to as the “Preferred Stock Consideration. ” The Common Stock Consideration and the Preferred Stock Consideration is referred to as the “Merger Consideration” and shall be payable upon surrender, in the manner provided in Section 2.02, of the certificates that formerly evidenced the shares of the issued and outstanding Class A Common Stock, Class B Common Stock and Class A Preferred Stock (collectively the “Share(s)”).
      Section 2.03     Payment of the Preferred Stock Cash Consideration. The Preferred Stock Cash Consideration shall be allocated among the holders of the Class A Preferred Stock based on each such holder’s prorata ownership of the Class A Preferred Stock. Such consideration shall become payable at Closing and be paid promptly following the Effective Time in exchange for: (i) the delivery by each holder of Class A Preferred Stock of share certificates evidencing the Class A Preferred Stock owned of record by such Person to Coconut Palm at Closing, and (ii) solely with respect to Univision, the execution by Univision of the Univision Affiliation Agreement (described in Section 6.10) at and effective as of the Closing. The payment of Fifteen Million Dollars ($15,000,000) of the Preferred Stock Cash Consideration due to Univision (or its assigns) shall be deemed satisfied upon the consummation of the transactions contemplated under the Univision Asset Purchase Agreement in the form of Exhibit L executed immediately following the date hereof. In the event the transactions contemplated by the Univision Asset Purchase Agreement are not consummated prior to or concurrently with the Closing of this Agreement (other than for a material breach of the Univision Asset Purchase Agreement by Univision thereunder), then EBC shall (i) issue to Univision a promissory note (“Note”) in the amount of Fifteen Million Dollars ($15,000,000) secured, with a first priority lien in favor of Univision, by all of the assets sought to be transferred pursuant to the Univision Asset Purchase Agreement, (ii) execute a security agreement (“Security Agreement”) with respect to such security on terms and conditions reasonably acceptable to Univision, and (iii) so long as the Univision Asset Purchase Agreement has not terminated, execute a Local Marketing Agreement (“LMA”) with respect to the Stations (as defined in the Univision Asset Purchase Agreement) on customary terms and conditions reasonably satisfactory to the parties. The term of the Note and the Security Agreement shall be for one (1) year unless the transactions contemplated by the Univision Asset Purchase Agreement are consummated prior to the expiration of the one (1) year term in such event the Note shall be cancelled and Security

A-1-3

Agreement shall be terminated, as consideration for the assets acquired by Univision pursuant to the Univision Asset Purchase Agreement. The LMA shall terminate when the Univision Asset Purchase Agreement terminates, or when the transactions contemplated thereunder close. Interest on the principal amount outstanding under the Note shall be at a rate of seven percent (7%) per annum payable monthly. During the term of the Note, Univision shall pay EBC a monthly operating fee in an amount equal to the seven percent (7%) interest paid under the Note in connection with a LMA.
      Section 2.04     Cancellation of Treasury Stock and Coconut Palm-Owned Stock. Each Share held in the treasury of EBC and each Share owned by Coconut Palm or any direct or indirect wholly owned subsidiary of Coconut Palm or of EBC immediately prior to the Effective Time shall automatically be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto.
      Section 2.05     Percentage Ownership of Coconut Palm Common Stock. The parties acknowledge and agree that the Common Stock Consideration, the Sycamore Preferred Stock Consideration and the Univision Preferred Stock Consideration (on an as-converted basis) shall account for and represent approximately 67.52% (following payment of the Preferred Stock Consideration) of the issued and outstanding Coconut Palm Common Stock as of the Effective Time.
      Section 2.06     Exchange of Certificates for Coconut Palm Common Stock.
      Section 2.07     Share Exchange Agent. At the Effective Time Coconut Palm shall deposit, or shall cause to be deposited, with Continental Stock Transfer and Trust Company or such other bank, trust company or fiduciary as may be designed by Coconut Palm which shall be reasonably acceptable to EBC (the “Share Exchange Agent”), for the benefit of holders of the Shares, for exchange in accordance with this Article II through the Share Exchange Agent (i) certificates evidencing the shares of Coconut Palm Common Stock issuable pursuant to Section 2.01(a) in exchange for the Shares and (ii) upon the request of the Exchange Agent, cash in an amount sufficient to make any cash payment in lieu of fractional shares of Coconut Palm Common Stock pursuant to Section 2.02(e) (such certificates for shares of Coconut Palm Common Stock, together with any dividends or distributions with respect thereto, and cash in lieu of fractional shares of Coconut Palm Common Stock being hereafter collectively referred to as the “Share Exchange Fund”). The Share Exchange Agent shall, pursuant to irrevocable instructions, deliver the Coconut Palm Common Stock contemplated to be issued pursuant to Section 2.01(a) out of the Share Exchange Fund to holders of the Shares. Except as contemplated by Section 2.02(f) hereof, the Share Exchange Fund shall not be used for any other purpose. Any interest, dividends or other income earned on the investment of any cash or other property held in the Share Exchange Fund shall be for the account of Coconut Palm.
      Section 2.08     Escrow Agent; Escrow of Coconut Palm Common Stock. Notwithstanding the foregoing to the contrary, at the Effective Time Coconut Palm shall deposit, or shall cause to be deposited, with Wachovia or such other bank, trust company or fiduciary as may be designated by Coconut Palm, which shall be reasonably acceptable to EBC (the “Escrow Agent”), an aggregate of 2,100,000 shares of Coconut Palm Common Stock (the “Escrow”) in amounts from each shareholder of EBC equal to each shareholder’s pro rata percentage based on the number of shares of Common Stock (without giving effect to the conversion of any Series A Preferred Stock) held by such shareholder relative to the other shareholders (the “Escrowed Coconut Palm Common Stock”). The Escrow shall be established for the benefit of Coconut Palm solely to satisfy any indemnification obligation of EBC arising pursuant to Section 6.12 of this Agreement, subject to the provisions and limitations contained in such Section 6.12. The term of the Escrow shall be for twelve (12) months from the Effective Date (the “Escrow Period”), and within five (5) business days following the termination of the Escrow Period, the Escrow Agent shall distribute any remaining Escrowed Coconut Palm Common Stock in accordance with the procedures of this Article II and in accordance with the terms of the Escrow Agreement to be executed by Coconut Palm and EBC prior to Closing which agreement shall be without recourse to any shareholder of EBC (including, without limitation, the Major EBC Shareholders). Alternatively, the Major EBC Shareholders may, at their own expense, obtain insurance, in the amount of the valuation of Escrowed Coconut Palm Common Stock, the proceeds of which will be paid directly and only to Coconut Palm to remedy any such indemnification obligation of EBC arising pursuant to Section 6.12. A binder for such insurance, if obtained in lieu of the escrow, shall be delivered

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to Coconut Palm ten (10) days prior to Closing and shall be obtained from a nationally recognized insurance company or an insurance company reasonably acceptable to Coconut Palm. The Escrow Agent and the Share Exchange Agent may be the same Person.
      Section 2.09     Exchange Procedures. The Surviving Corporation shall instruct the Share Exchange Agent to mail, within Ten (10) business days after the Effective Time, to each holder of record of a certificate or certificates which immediately prior to the Effective Time evidenced the outstanding Shares (the “Certificates”) (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Share Exchange Agent and shall be in such form and have such other provisions as the Surviving Corporation may reasonably specify) subject to the reasonable approval of EBC, and (ii) instructions to effect the surrender of the Certificates (or Affidavit of lost shares “Lost Share Affidavit”) in exchange for the certificates evidencing shares of Coconut Palm Common Stock. Upon surrender of a Certificate, or Lost Share Affidavit, along with an accompanying indemnity bond, if requested, for cancellation to the Share Exchange Agent together with such letter of transmittal, duly executed, and such other customary documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor (A) certificates evidencing that number of whole shares of Coconut Palm Common Stock that such holder has the right to receive in accordance with Section 2.1(a) in respect of the Shares formerly evidenced by such Certificate, (B) any dividends or other distributions to which such holder is entitled pursuant to Section 2.02(d), and (C) cash in lieu of fractional shares of Coconut Palm Common Stock to which such holder is entitled pursuant to Section 2.02(d), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Shares of EBC Class A Common Stock, Class B Common Stock or Class A Preferred Stock that is not registered in the transfer records of EBC, the Merger Consideration may be issued and paid in accordance with this Article II to a transferee if the Certificate evidencing such Shares is presented to the Share Exchange Agent, accompanied by all documents required to evidence and effect such transfer (including proper endorsements) and by evidence that any applicable stock transfer taxes have been paid or by the transferee requesting such payment paying to the Share Exchange Agent any such transfer tax; any such evidence of transfer and payment of transfer taxes shall be reasonably acceptable to Coconut Palm. Until surrendered as contemplated by this Section 2.02, each Certificate shall be deemed at any time after the Effective Time to evidence only the right to receive upon such surrender the Merger Consideration.
      Section 2.10     Distributions with Respect to Unexchanged Shares of Coconut Palm Common Stock. No dividends or other distributions declared or made after the Effective Time with respect to Coconut Palm Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Coconut Palm Common Stock represented thereby and no cash payment in lieu of fractional shares of Coconut Palm Common Stock shall be paid to any such holder pursuant to Section 2.02(d), until the holder of such Certificate shall surrender such Certificate or provide a Lost Share Affidavit along with an accompanying indemnity bond, if requested. Upon such surrender, there shall be paid to the Person in whose name the certificates representing the shares of Coconut Palm Common Stock into which such Certificates were converted and registered, all dividends and other distributions payable in respect of such Coconut Palm Common Stock on a date after, and in respect of a record date after, the Effective Time.
      Section 2.11     Fractional Shares. No fraction of a share of Coconut Palm Common Stock shall be issued in the Merger and any such fractional share interest shall not entitle the owner thereof to vote or to any other rights of a stockholder of Coconut Palm. In lieu of any such fractional shares, each holder of the Shares upon surrender of a Certificate for exchange pursuant to this Article II shall be paid an amount in cash (without interest), rounded to the nearest cent, determined by multiplying (i) the per share closing price on the OTC Bulletin Board of Coconut Palm Common Stock on the date of the Effective Time (or, if shares of Coconut Palm Common Stock are not quoted on the OTC Bulletin Board on such date, the first date of trading of such Coconut Palm Common Stock on the OTC Bulletin Board after the Effective Time) by (ii) the fractional interest to which such holder would otherwise be entitled (after taking into account all Shares then held of record by such holder).

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      Section 2.12     Termination of Share Exchange Fund. Any portion of the Share Exchange Fund that remains undistributed to the holders of Class A Common Stock, Class B Common Stock and Class A Preferred Stock for six months after the Effective Time shall be delivered to Coconut Palm, upon demand, and any holders of EBC capital stock who have not theretofore complied with this Article II shall thereafter look only to Coconut Palm for the Merger Consideration to which they are entitled pursuant to this Article II.
      Section 2.13     No Liability. Neither Coconut Palm nor EBC shall be liable to any holder of shares of EBC capital stock for any such shares of Coconut Palm Common Stock (or dividends or distributions with respect thereto) from the Share Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.
      Section 2.14     Withholding Rights. Coconut Palm or the Share Exchange Agent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of Shares of EBC such amounts as Coconut Palm or the Share Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Coconut Palm or the Share Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares of EBC in respect of which such deduction and withholding was made by Coconut Palm or the Share Exchange Agent.
      Section 2.15     Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Coconut Palm Corporation, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Share Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of Coconut Palm Common Stock, any cash in lieu of fractional shares and any unpaid dividends and distributions on shares of Coconut Palm Common Stock deliverable in respect thereof, pursuant to this Agreement.
      Section 2.16     Stock Transfer Books. At the Effective Time, the stock transfer books of EBC shall be closed and there shall be no further registration of transfers of Shares thereafter on the records of EBC. From and after the Effective Time, the holders of Certificates representing Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares, except as otherwise provided in this Agreement or by Law. On or after the Effective Time, any Certificates presented to Coconut Palm for any reason shall be canceled against delivery of the Merger Consideration to which the holders thereof are entitled pursuant to Section 2.01(a).
      Section 2.17     EBC Stock Options and Warrants.
      Section 2.18     Stock options to purchase 2,240,000 shares of EBC’s Class A Common Stock outstanding and unexercised as of the Effective Time pursuant to EBC’s stock option plans listed in Section 3.03 of the EBC Disclosure Schedule that have an exercise price per Share of $7.50 (the “EBC Stock Options” in aggregate, and the “EBC Stock Option” individually), shall (subject to the provisions of this Section 2.04) be converted into options to purchase an aggregate of 3,274,853.12 shares of Coconut Palm Common Stock at fair market value as of the date of the Effective Time (“FMV of Coconut Palm Stock”). Vesting schedules for such EBC Stock Options will be in accordance with current expiration dates. Options to purchase shares of Coconut Palm Common Stock granted pursuant to this Section 2.04 shall be granted in accordance with the same terms, restrictions and conditions as EBC Stock Options with respect to which such options are being granted. All outstanding warrants to purchase capital stock of EBC shall be cancelled as of the Effective Date.
      Section 2.19     Notwithstanding paragraph (a) of this Section 2.04, in the event that at the Effective Time the fair market value of EBC’s Class A Common Stock (the “FMV of EBC Stock”) exceeds $7.50 per Share, EBC Stock Options shall be converted into options to purchase an aggregate of 3,274,853.12 shares of Coconut Palm Common Stock. Specifically, each EBC Stock Option shall be converted into an option to purchase 1.461988 shares of Coconut Palm Common Stock at the exercise price of $Y per share, where Y is such that 2,240,000 times (FMV of EBC Stock minus $7.50) equals 3,274,853.12 times (FMV of Coconut

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Palm Stock-$Y), provided that Y is such that the conversion of EBC Stock Options contemplated by this Section 2.04 will not be treated as the grant of a new stock right or a change in the form of payment for purposes of section 409A, pursuant to Prop. Treas. Reg. § 1.409A-1(b)(5)(v)(D) and provided that Y is such that the conversion of EBC Stock Options contemplated by this Section 2.04 shall not be considered a modification of EBC Stock Options pursuant to Treas. Reg. § 1.424-1(a). For purposes of this Section 2.04, the FMV of EBC Class A Common Stock shall be determined by multiplying the FMV of Coconut Palm Common Stock as of the Effective Time by 1.461988. The following Example 1 will illustrate this Section 2.04(b):
      Section 2.20     Example 1: Assume the FMV of Coconut Palm Common Stock as of the Effective Time is $6.00 per share. The FMV of EBC Class A Common Stock will equal $8.7719 ($6.00 x 1.461988) per share. Assuming an EBC Class A Common Stock Option holder owns the option to buy 1,000 shares of EBC Stock and decides to exercise all 1,000 options immediately prior to the Effective time, he will receive stock worth $8,772 ($8.7719 x 1,000) for a cost of $7,500 ($7.50 x 1,000). However, if the same option holder waited until immediately after the Effective Time to exercise the options that were converted to Coconut Palm Common Stock, his option to buy 1,000 shares of EBC Class A Common Stock will be converted to the option to buy 1,462 (1,000 x 1.461988) shares of Coconut Palm Common Stock at the exercise price of $5.1301(2). The cost of exercising all 1,462 options is $7,500 ($5.13 x 1,462) and the fair market value of the stock purchased equals $8,772 ($6.00 x 1,462).
      Section 2.21     Dissenting Shares.
      Section 2.22     Notwithstanding any provision of this Agreement to the contrary and to the extent available under the ABCA, Shares that are outstanding immediately prior to the Effective Time and that are held by any shareholder who is entitled to demand and properly demands the appraisal for such Shares (the “Dissenting Shares”) pursuant to, and who complies in all respects with, the provisions of Section 4-27-1301 et seq. of the ABCA shall not be converted into, or represent the right to receive, the Merger Consideration. Any such shareholder shall instead be entitled to receive payment of the fair value of such shareholder’s Dissenting Shares in accordance with the provisions of the ABCA; provided, however, that all Dissenting Shares held by any shareholder who shall have failed to perfect or who otherwise shall have withdrawn or lost such shareholder’s rights to appraisal of such Shares under Section 4-27-1301 et seq. shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration, without any interest thereon, upon surrender in the manner provided in Section 2.02 of the Certificate or Certificates that formerly evidenced such Shares.
      Section 2.23     EBC shall give Coconut Palm (i) prompt notice of any demands received by EBC for appraisal of any Shares, withdrawals of such demands and any other instruments served pursuant to the ABCA and received by EBC and (ii) the opportunity to participate in and, following the Effective Time, direct all negotiations and proceedings with respect to demands for appraisal under the ABCA. EBC shall not, except with the prior written consent of Coconut Palm which consent shall not be unreasonably withheld, conditioned or delayed, make any payment or agree to make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.
      Section 2.24     EBC Shareholder Representative.
      Section 2.25     In order to administer efficiently (i) the implementation of the Escrow Agreement on behalf of the shareholders of EBC and (ii) the settlement of any dispute with respect to the Agreement, EBC and Univision shall, prior to the Effective Time, designate one to two Persons to act as a representative on behalf of the shareholders of EBC (collectively, the “EBC Shareholder Representative”). By approving this Agreement, the shareholders of EBC authorize and empower the EBC Shareholder Representative to make such designation, approve and ratify all of the rights, powers and authorities provided to the EBC Shareholder Representative under the terms of this Agreement, and agree to be bound by all decisions and other actions taken by the EBC Shareholder Representative.

(2)	The exercise price of Coconut Palm Stock option is calculated by solving the following equation for Y: 2,240,000 (8.7719 #7.50) = 3,274,853.12 (6.00 — Y)

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      Section 2.26     The EBC Shareholder Representative shall be reimbursed for its reasonable out of pocket expenses incurred in the performance of its duties herein. The Major EBC Shareholders shall share such expenses pro rata based upon pro rata Common Stock ownership (on a non-converted basis) of the Surviving Corporation, immediately following the Effective Time. Said reimbursement shall not be required in the event the EBC Shareholder Representative recovers such expenses as a result of indemnification of the EBC Shareholder Representative by the Surviving Corporation as provided in Section 6.12(h).
      Section 2.27     By their execution and/or approval of this Agreement, EBC, the Major EBC Shareholders and the other shareholders of EBC who are not the Major EBC Shareholders agree that from and after the Effective Time:

(a) The EBC Shareholder Representative is authorized (a) to take all action necessary on behalf of the shareholders of EBC in connection with the settlement of any dispute with regard to matters pertaining to the indemnification provisions of this Agreement and the Escrow Agreement, and (b) to give and receive all notices required to be given under the Escrow Agreement;

(b) Coconut Palm shall be able to rely conclusively on the instructions and decisions of the EBC Shareholder Representative as to any actions required or permitted to be taken by the EBC Shareholder Representative hereunder and under the Escrow Agreement, and no party hereunder shall have any cause of action against Coconut Palm for any action taken by Coconut Palm in reliance upon the instructions or decisions of the EBC Shareholder Representative;

(c) All actions, decisions and instructions of the EBC Shareholder Representative shall be conclusive and binding upon all of the shareholders of EBC and no shareholder of EBC shall have any cause of action against the EBC Shareholder Representative for any action taken, decision made or instruction given by the EBC Shareholder Representative under this Agreement, the Escrow Agreement, except for fraud or willful breach of this Agreement by the EBC Shareholder Representative;

(d) In taking any action hereunder and under the Escrow Agreement, the EBC Shareholder Representative shall be protected in relying upon any notice, paper or other document reasonably believed by it to be genuine, or upon any evidence reasonably deemed by it, in its good faith judgment, to be sufficient; provided, however, that the EBC Shareholder Representative shall not waive any rights with respect to any interest of an individual shareholder of EBC if such waiver would have the effect of disproportionately and adversely affecting such individual shareholder of EBC as compared to the interests of the other shareholders of EBC, without the prior consent of such adversely effected shareholder(s) of EBC; and

(e) The EBC Shareholder Representative shall not be liable to Coconut Palm, the Major EBC Shareholders or other shareholders of EBC (who are not the Major EBC Shareholders) for any act performed or omitted to be performed by it in the good faith exercise of its duties and shall be liable only in the case of fraud or willful breach of this Agreement by the EBC Shareholder Representative. The EBC Shareholder Representative shall not be responsible for determining or verifying the authority of any person acting or purporting to act on behalf of any party to this Agreement. Notwithstanding the foregoing, the EBC Shareholder Representative shall be indemnified by the Surviving Corporation as provided in Section 6.12 (h).
      Section 2.28     Notwithstanding the foregoing, the parties agree and acknowledge that the foregoing appointment of the EBC Shareholder Representative by and on behalf of Univision shall apply only with respect to Univision’s Escrowed Shares and Univision’s rights as a holder of Common Shares of EBC and not in any other respect or capacity.

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ARTICLE III
REPRESENTATIONS AND WARRANTIES OF EBC
      EBC hereby represents and warrants to Coconut Palm as follows:
      Section 3.01     Organization and Qualification; Subsidiaries.
      Section 3.02     Each of EBC and each subsidiary of EBC (each a “Subsidiary”) is a corporation, limited liability company, limited partnership or limited liability partnership duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted. Each of EBC and each Subsidiary is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not reasonably be expected to have a EBC Material Adverse Effect. The term “EBC Material Adverse Effect” means any event, circumstance, development, change or effect that, individually or in the aggregate with all other events, circumstances, developments, changes and effects, is materially adverse to the business, operations, assets, condition (financial or otherwise) or results of operations of EBC and the Subsidiaries taken as a whole or would reasonably be expected to prevent or materially delay the consummation of the Merger and the other transactions contemplated hereby (collectively, the “Transactions”) or prevent or materially impair or delay the ability of EBC or the Major EBC Shareholders to perform their respective obligations hereunder; provided, however, that none of the following shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has been, an EBC Material Adverse Effect: any adverse change, event, condition, development, or effect arising from or relating to (i) general business or economic conditions, (ii) national or international political or social conditions, (iii) changes in laws, rules, regulations, orders, or other binding directives issued by any Governmental Authority, or (iv) any public announcement concerning, or the taking of any action contemplated by this Agreement and the other agreements contemplated herein.
      Section 3.03     A true and complete list of all the Subsidiaries, together with the jurisdiction of organization of each Subsidiary and the percentage of the outstanding capital stock or other equity interests of each Subsidiary owned by EBC, each other Subsidiary and any other person, is set forth in Section 3.01(b) of the disclosure schedule delivered by EBC to Coconut Palm as provided in Section 7.02(o)(2)(the “EBC Disclosure Schedule”).
      Section 3.04     Section 3.01(c) of the EBC Disclosure Schedule lists any and all Persons of which EBC directly or indirectly owns an equity or similar interest, or an interest convertible into or exchangeable or exercisable for an equity or similar interest, of less than 50% (collectively, the “Investments”). Except as set forth at Section 3.01(c) of the EBC Disclosure Schedule, EBC or a Subsidiary, as the case may be, owns all Investments free and clear of all Liens (save and except (i) restrictions imposed by applicable federal and state securities laws, and (ii) those Liens listed at Section 3.01(c) of the EBC Disclosure Schedule), and there are no outstanding contractual obligations of EBC or any Subsidiary permitting the repurchase, redemption or other acquisition of any of its interest in the Investments or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, or provide any guarantee with respect to, any Investment.
      Section 3.05     Articles of Incorporation and Bylaws. EBC has made available to Coconut Palm a complete and correct copy of the Articles of Incorporation and the Bylaws or similar organizational documents, each as amended to date, of EBC and each Subsidiary. Such Articles of Incorporation and Bylaws or similar organizational documents are in full force and effect and no other organizational documents are applicable or binding upon EBC or any of its Subsidiaries. Neither EBC nor any Subsidiary is, nor has EBC been, in violation of any of the provisions of its Articles of Incorporation or Bylaws or similar organizational documents.
      Section 3.06     Capitalization; Shareholders; Books and Records.

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      Section 3.07     The authorized capital stock of EBC consists of 30,000,000 shares of authorized Class A Common Stock, 2,000,000 shares of authorized Class B Common Stock, and 10,000,000 shares of authorized Class C common stock, and 4,000,000 shares of authorized Class A Preferred Stock.
      Section 3.08     13,131,999 shares of Class A Common Stock, 1,349,585 shares of Class B Common Stock and 3,991,625 shares of Class A Preferred Stock are issued and outstanding, all of which are validly issued, fully paid and nonassessable and are free of preemptive (or similar) rights. The 13,131,999 shares of Class A Common Stock does not include approximately 640,000 shares of Class A Common Stock to be issued immediately prior to the Closing to Arkansas Media, LLC in accordance with the terms of the EBC Arkansas Media Settlement Agreement, and 30,000 shares of Class A Common Stock to be issued immediately prior to the Closing to the Lakeside Group, LLC. 2,169,045 shares of Class A Common Stock, 266,667 shares of Class B Common Stock, and 0 shares of Class A Preferred Stock are held in the treasury of EBC. No shares of capital stock of EBC are held by the Subsidiaries. An aggregate of 2,240,000 shares of Class A Common Stock are issuable upon exercise of outstanding EBC Stock Options granted under EBC’s Stock Option Plans in Section 3.03 of the EBC Disclosure Schedule along with exercise prices and vesting schedules (collectively the “EBC Stock Option Plans”). 16,868,001 shares of Class A Common Stock, 1,733,333 shares of Class B Common Stock and 8,375 shares of Class A Preferred Stock are available for future issuance in connection with the EBC Stock Option Plans (including shares reserved pursuant to outstanding EBC stock options). EBC does not have a “poison pill” or similar shareholder rights plan. Except as set forth in Section 3.03(b)(of EBC Disclosure Schedule), in EBC’s Articles of Incorporation, as amended, or at Section 3.03 of EBC Disclosure Schedule, there are no (i) options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of EBC or any Subsidiary or obligating EBC or any Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, EBC or any Subsidiary, (ii) voting securities of EBC or securities convertible, exchangeable or exercisable for shares of capital stock or voting securities of EBC, or (iii) equity equivalents, interests in the ownership or earnings of EBC or any Subsidiary or similar rights. Except as set forth at Section 3.03 of the EBC Disclosure Schedule, there are no outstanding contractual obligations of EBC or any Subsidiary to repurchase, redeem or otherwise acquire any shares of Common Stock or any capital stock of any Subsidiary or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in either (x) any Subsidiary (except in the Ordinary Course of Business), or (y) any other person. Except as set forth at Section 3.03 of the EBC Disclosure Schedule, none of EBC, any Subsidiary or any Major EBC Shareholder is a party to any shareholders’ agreement, voting trust agreement or registration rights agreement relating to any equity securities of EBC or any Subsidiary or any other Contract relating to disposition, voting or dividends with respect to any equity securities of EBC or of any Subsidiary.
      Section 3.09     Each outstanding share of capital stock, each limited liability company membership interest and each partnership interest of each Subsidiary, as applicable, is duly authorized, validly issued, fully paid and nonassessable and was issued free of preemptive (or similar) rights, and each such share or interest is owned by EBC or another Subsidiary free and clear of all options, rights of first refusal, agreements, limitations on EBC’s or any Subsidiary’s voting, dividend or transfer rights, charges and other encumbrances or Liens of any nature whatsoever (save and except (i) restrictions imposed under applicable federal and state securities laws, and (ii) those liens disclosed at Section 3.03 of the EBC Disclosure Schedule).
      Section 3.10     As of the date of this Agreement and as of the Closing Date, the aggregate Indebtedness of EBC and the Subsidiaries shall not exceed $62,000,000.00 (the “EBC Maximum Indebtedness”).
      Section 3.11     The minute books of EBC and the Subsidiaries, as previously made available to Coconut Palm and its representatives, contain in all material respects accurate records of all meetings of and all corporate actions or written consents by the holders of capital stock and the directors of EBC and the Subsidiaries, as applicable. The minute books for EBC and the Subsidiaries made available to the Buyer for review are correct and complete in all material respects as of the date of this Agreement, and such minute books contain the true signatures of the persons purporting to have signed them. All material corporate actions taken by EBC and the Subsidiaries have been duly authorized or ratified. All accounts, books, ledgers and official and other records of EBC and the Subsidiaries accurately and fairly reflect in reasonable detail the activities of EBC and the Subsidiaries and there are no material inaccuracies or discrepancies of any kind

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contained therein. The stock ledgers of EBC and the Subsidiaries, as previously made available to Coconut Palm contain accurate and complete records of all issuances, transfers and cancellations of shares of the capital stock of EBC and the Subsidiaries.
      Section 3.12     Shareholders of EBC. Section 3.03(f) of the EBC Disclosure Schedule sets forth, with respect to EBC, the name and the number of outstanding shares of each class of its capital stock owned of record and/or beneficially by, each shareholder of EBC as of the close of business on the date of this Agreement. As of the date hereof, the Major EBC Shareholders constitute the holders of issued and outstanding Shares of capital stock of EBC representing 39.16% of the Class A Common Stock (all of which is voting common stock), 100% of the Class B Common Stock (all of which is voting common stock) and 100% of the Preferred Stock (which is non-voting preferred stock), all of which percentages do not include either the 640,000 shares of Class A Common Stock to be issued immediately prior to the Closing to Arkansas Media, LLC, or the 30,000 shares of Class A Common Stock to be issued immediately prior to the Closing to the Lakeside Group, LLC, each as provided above in Section 3.03(b), and except as set forth at Section 3.03(f) of the EBC Disclosure Schedules, each of the Major EBC Shareholders owns such Shares free and clear of all Liens, restrictions and claims of any kind (save and except (i) restrictions imposed under applicable federal and state securities laws, and (ii) such liens as are otherwise disclosed at Section 3.03(f) of the EBC Disclosure Schedule). From December 31, 2005 up to and including the Most Recent Balance Sheet date, EBC has not made any distributions to its shareholders other than ordinary and customary salaries, payment of a recurring management fee to Arkansas Media, LLC (or its assigns), and expense reimbursements and accrued bonuses paid. Except as disclosed in Section 3.03 of the EBC Disclosure Schedule, EBC has paid in full all accumulated dividends on its capital stock that were payable as of the date hereof.
      Section 3.13     Authority Relative to This Agreement; Enforceability. Except with respect to obtaining the required EBC Shareholder Approval, EBC has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. Each Major EBC Shareholder has all necessary power, legal capacity, right and authority to execute and deliver this Agreement, to perform his/its obligations hereunder and to consummate the Transactions. The execution, delivery and performance of this Agreement by EBC and the Major EBC Shareholders and the consummation by EBC and the Major EBC Shareholders of the Transactions have been duly and validly authorized by all necessary corporate action, and action on the part of the Major EBC Shareholders and no other corporate proceedings on the part of EBC (or proceedings on the part of the Major EBC Shareholders) are necessary to authorize this Agreement or to consummate the Transactions (other than, with respect to the Merger, EBC Shareholder Approval, as described in Section 3.19 below, and the filing and recordation of appropriate merger documents as required by the ABCA). This Agreement has been duly and validly executed and delivered by EBC and the Major EBC Shareholders and, assuming the due authorization, execution and delivery by Coconut Palm, constitutes a legal, valid and binding obligation of EBC and the Major EBC Shareholders, enforceable against EBC and the Major EBC Shareholders in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including all laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting creditors’ rights generally and subject to the effect of general principles of equity.
      Section 3.14     No Conflict; Required Filings and Consents.
      Section 3.15     The execution and delivery of this Agreement by EBC and the Major EBC Shareholders do not, and the performance of this Agreement by EBC and the Major EBC Shareholders and the consummation by them of the Transactions will not, (i) conflict with or violate the Articles of Incorporation or Bylaws (or similar organizational documents) of EBC or any Subsidiary, (ii) assuming that all consents, approvals and other authorizations described in Section 3.05(b) have been obtained and that all filings and other actions described in Section 3.05(b)have been made or taken, conflict with or violate any statute, law, ordinance, regulation, rule, code, executive order, judgment, decree or other order (“Law”) applicable to EBC or any Subsidiary or by which any property or asset of EBC or any Subsidiary is bound or affected, or (iii) assuming that all consents, approvals and other authorizations described in Section 3.05(b)have been obtained result in any breach or violation of or constitute a default (or an event which, with notice or lapse of

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time or both, would become a default) under, require consent or result in a material loss of a material benefit under, give rise to a right or obligation to purchase or sell assets or securities under, give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of EBC or any Subsidiary pursuant to, any note, bond, mortgage, indenture, contract (written or oral), agreement, lease, license, permit, franchise or other binding commitment, instrument or obligation (each, a “Contract”) to which EBC or any Subsidiary is a party or by which EBC or a Subsidiary or any property or asset of EBC or any Subsidiary is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not reasonably be expected to have a EBC Material Adverse Effect.
      Section 3.16     The execution and delivery of this Agreement by EBC and the Major EBC Shareholders do not, and the performance of this Agreement by EBC and the consummation by EBC of the Transactions will not, require any consent, approval, authorization or permit of, or filing with or notification to, either (1) any supranational, national, provincial, federal, state or local government, regulatory or administrative authority, or any court, tribunal, or judicial or arbitral body (a “Governmental Authority”) or (2) any other Person, except for (i) the filing and recordation of appropriate merger documents as required by the DGCL, ABCA and appropriate documents with the relevant authorities of other states in which EBC or any Subsidiary is qualified to do business, (ii) the notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”), (iii) approval from the Federal Communications Commission (the “FCC”) with respect to a change in control in EBC as holder of broadcasting licenses granted by the FCC (collectively the “FCC License”); and (iv) the consent and/or approval of those Persons set forth at Section 3.05(b) of EBC Disclosure Schedule.
      Section 3.17     Permits; Compliance. Each of EBC and each Subsidiary is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority (including without limitation the FCC) necessary for each such entity to own, lease and operate its properties and broadcasting stations or to carry on its business as it is now being conducted (the “EBC Permits”). Each of the material EBC Permits is set forth in Section 3.06 of the EBC Disclosure Schedule. No suspension or cancellation of any of the EBC Permits is pending or, to the knowledge of EBC, threatened. Each of EBC and each Subsidiary is in compliance, in all material respects, with (a) any Law applicable to such entity or by which any property or asset of such entity is bound or affected, and (b) any Contract or EBC Permit to which such entity is a party or by which such entity or any property or asset of such entity is bound.
      Section 3.18     Financial Statements; Undisclosed Liabilities.
      Section 3.19     Each of the consolidated financial statements of EBC since December 31, 2002 (including, in each case, any notes thereto) was prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and each fairly presents, in all material respects, the consolidated financial position, results of operations and cash flows of EBC and its consolidated Subsidiaries as at the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments and the omission of footnotes and other presentation items required by GAAP). All of the Subsidiaries are consolidated for accounting purposes.
      Section 3.20     Financial Statements. EBC has attached as Section 3.07(b) of the Disclosure Schedule, the following financial statements (collectively the “Financial Statements”): (i) EBC’s consolidated audited balance sheet and statements of income, shareholders’ equity and cash flows as of and for the three years ended December 31, 2005 (the “Most Recent Fiscal Year End”), and (ii) EBC’s consolidated unaudited balance sheet and statements of income and cash flows and all other relevant interim periods (collectively, the “Most Recent Financial Statements”) as of and for the period beginning January 1, 2006 and ended February 28, 2006 the (“Most Recent Fiscal Month End”) (with the balance sheet contained therein as of February 28, 2006 referred to herein as the “Most Recent Balance Sheet” and February 28, 2006, referred to herein as the “Most Recent Balance Sheet Date”). The Financial Statements have been prepared

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in accordance with GAAP, consistently applied, throughout the periods covered thereby and present fairly in all material respects the financial condition of EBC and its assets and liabilities as of such dates and the results of operations of EBC for such periods; provided, that, the Most Recent Financial Statements are subject to normal year-end audit adjustments (which in the aggregate are not material) and omit footnotes and other presentation items which are required by GAAP. The books and records of EBC fully and fairly reflect in all material respects all of its transactions, properties, assets and liabilities. The Financial Statements reflect all adjustments necessary for a fair presentation of the financial information contained therein.
      Section 3.21     Undisclosed Liabilities. Except as set forth at Section 3.07(c) of EBC Disclosure Schedule, EBC does not have any liabilities or obligations, whether accrued, absolute, contingent or otherwise, except (i) to the extent reflected or taken into account in the Most Recent Balance Sheet and not heretofore paid or discharged, (ii) liabilities incurred in the Ordinary Course of Business since the date of the Most Recent Balance Sheet (none of which relates to breach of contract, breach of warranty, tort, infringement or violation of law, or which arose out of any action, suit, claim, governmental investigation or arbitration proceeding), (iii) normal accruals, reclassifications, and audit adjustments which would be reflected on an audited financial statement and which would not be material in the aggregate, and (iv) liabilities incurred in the Ordinary Course of Business prior to the date of the Most Recent Balance Sheet which, in accordance with GAAP consistently applied, were not required to be recorded thereon.
      Section 3.22     Information Supplied. None of the information included or incorporated by reference in the proxy statement and related materials used by EBC to obtain EBC Shareholder Approval will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.
      Section 3.23     Absence of Certain Changes or Events. Except as set forth at Section 3.09 of the EBC Disclosure Schedule, since February 28, 2006, there has not been any event, circumstance, change, development or effect that, individually or in the aggregate, has had or would reasonably be expected to have, a EBC Material Adverse Effect. Since February 28, 2006, and prior to the date of this Agreement, except as expressly contemplated by this Agreement or as otherwise disclosed at Section 3.09 of the EBC Disclosure Schedule, (a) EBC and the Subsidiaries have conducted their businesses only in the Ordinary Course of Business and in a manner consistent with past practice, and (b) neither EBC nor any Subsidiary has:

(a) amended or otherwise changed its Articles of Incorporation or Bylaws or similar organizational documents;

(b) declared, set aside, made or paid any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, except for dividends or other distributions by any Subsidiary only to EBC or any direct or indirect wholly owned Subsidiary;

(c) reclassified, combined, split, subdivided or redeemed, or purchased or otherwise acquired, directly or indirectly, any of its capital stock;

(d) increased the compensation payable or to become payable or the benefits provided to its directors, officers or employees, except for increases in the Ordinary Course of Business and in a manner consistent with past practice, or granted any severance or termination pay to, or entered into any employment, bonus, change of control or severance agreement with, any director or officer or, except in the Ordinary Course of Business in a manner consistent with past practice, any other employee of EBC or of any Subsidiary;

(e) suffered any damage, destruction or loss (whether or not covered by insurance), other than in the Ordinary Course of Business;

(f) made any change in financial or Tax accounting methods or practices materially affecting its assets, liabilities or business, except insofar as may have been required by a change in GAAP;

(g) made any acquisition or disposition of any real property or any portion of its business;

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(h) made any material tax election or settled or compromised any material United States federal, state or local income tax liability; or

(i) announced an intention, entered into any formal or informal agreement or otherwise made a commitment, to do any of the foregoing.
      Section 3.24     Absence of Litigation. Except as set forth at Section 3.10 of the EBC Disclosure Schedule, there is no litigation, suit, claim, action, proceeding, hearing, petition, grievance, complaint or investigation (an “Action”) pending or, to the knowledge of EBC, threatened against EBC or any Subsidiary, or any property or asset of EBC or any Subsidiary, before any Governmental Authority or arbitrator. As of the date of this Agreement, no officer or director of EBC is a defendant in any Action in connection with his status as an officer or director of EBC or any Subsidiary. Other than pursuant to Articles of Incorporation, Bylaws or other organizational documents, no Contract between EBC or any Subsidiary and any current or former director or officer exists that provides for indemnification. Neither EBC nor any Subsidiary nor any property or asset of EBC or any Subsidiary is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of EBC, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority.
      Section 3.25     Labor and Employment Matters; Employee Benefit Plans.
      Section 3.26     Section 3.11(a) of the EBC Disclosure Schedule sets forth the name of each of the employees of EBC (“Employees”) and the aggregate amount of accrued and unpaid vacation pay for all Employees through February 28, 2006. EBC and its Subsidiaries are not a party to or bound by any collective bargaining agreement or any other agreement with a labor union, and, to EBC’s knowledge, there has been no effort by any labor union during the 24 months prior to the date hereof to organize any employees of EBC and its Subsidiaries into one or more collective bargaining units. There is no pending or, to EBC’s knowledge, threatened labor dispute, strike or work stoppage which affects or which may affect the business of EBC and its Subsidiaries or which may interfere with its continued operations. Except as set forth in Section 3.11(a) of the EBC Disclosure Schedule, neither EBC, its Subsidiaries, nor any agent, representative or employee thereof has within the last 24 months committed any unfair labor practice as defined in the National Labor Relations Act, as amended, and there is no pending or, to EBC’s knowledge, threatened charge or complaint against EBC and its Subsidiaries by or with the National Labor Relations Board or any representative thereof. There has been no strike, walkout or work stoppage or known threat of union activity involving any of the employees of EBC and its Subsidiaries during the 24 months prior to the date hereof. EBC has no knowledge that any executive or key employee or group of employees has any plans to terminate his, her or their employment with EBC and its Subsidiaries as a result of the transactions contemplated hereby or otherwise. Except as described at Section 3.11(a) of the EBC Disclosure Schedule, each of EBC and its Subsidiaries has complied in all material respects with applicable laws, rules and regulations relating to employment, civil rights and equal employment opportunities, including but not limited to, the Civil Rights Act of 1964, the Fair Labor Standards Act, and the Americans with Disabilities Act, as amended.
      Section 3.27     Section 3.11(b) of the EBC Disclosure Schedule lists all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, and all employment, termination, severance or other contracts or agreements to which EBC or any Subsidiary is a party, with respect to which EBC or any Subsidiary has any obligation or which are maintained, contributed to or sponsored by EBC or any Subsidiary for the benefit of any current or former employee, consultant, officer or director of EBC or any Subsidiary (collectively, the “Plans”). EBC has made available to Coconut Palm a true and complete copy of each Plan and has made available to Coconut Palm a true and complete copy of (where applicable) (A) each trust or funding arrangement prepared in connection with each such Plan, (B) the two most recently filed annual reports on Internal Revenue Service (“IRS”) Form 5500, (C) the most recently received IRS determination letter for each such Plan, (D) the two most recently prepared actuarial reports and financial statements in connection with each such Plan, and (E) the most

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recent summary plan description and any material written communications (or a description of any material oral communications) by EBC or the Subsidiaries to any current or former employees, consultants, or directors of EBC or any Subsidiary concerning the extent of the benefits provided under a Plan.
      Section 3.28     Except as described at Section 3.11(c) of the EBC Disclosure Schedule, neither EBC nor any Subsidiary has now or any time contributed to, sponsored, or maintained (i) a pension plan (within the meaning of Section 3(2) of ERISA) subject to Section 412 of the Code or Title IV of ERISA; (ii) a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA) (a “Multiemployer Plan”); or (iii) a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) for which EBC or any Subsidiary could incur liability under Section 4063 or 4064 of ERISA (a “Multiple Employer Plan”). No Plan exists that could result in the payment to any present or former employee, director or consultant of EBC or any Subsidiary of any money or other property or accelerate or provide any other rights or benefits to any current or former employee of EBC or any Subsidiary as a result of the consummation of the Transactions (whether alone or in connection with any subsequent event). There is no contract, plan or arrangement (written or otherwise) covering any current or former employee of EBC or any Subsidiary that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G of the United States Internal Revenue Code of 1986, as amended (the “Code”).
      Section 3.29     With respect to the Plans, no event has occurred and to EBC’s knowledge, there exists no condition or set of circumstances, in connection with which EBC or any Subsidiary could reasonably be expected to be subject to any actual or contingent liability under the terms of such Plan or any applicable Law which would reasonably be expected to have a EBC Material Adverse Effect.
      Section 3.30     Each Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter or prototype opinion letter from the IRS covering all of the provisions applicable to the Plan for which determination letters or prototype opinion letters are currently available that the Plan is so qualified and each trust established in connection with any Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code is so exempt, and, to the knowledge of EBC, no circumstance exists that could reasonably be expected to result in the revocation of such exemption.
      Section 3.31     Except as described at Section 3.11(f) of the EBC Disclosure Schedule, (i) each Plan has been established and administered in accordance with its terms, and in compliance with the applicable provisions of ERISA, the Code and other applicable Laws, except to the extent such noncompliance, individually or in the aggregate, would not reasonably be expected to have a EBC Material Adverse Effect, and (ii) no Plan provides retiree welfare benefits, and neither EBC nor any Subsidiary has any obligation to provide any retiree welfare benefits other than as required by Section 4980B of the Code.
      Section 3.32     With respect to any Plan, (i) no Actions (other than routine claims for benefits in the ordinary course) are pending or, to the knowledge of EBC, threatened, that would reasonably be expected to have a EBC Material Adverse Effect, (ii) to the knowledge of EBC, no facts or circumstances exist that could reasonably be expected to give rise to any such Actions, and (iii) no administrative investigation, audit or other administrative proceeding by the Department of Labor, the IRS or other Governmental Authority is pending, in progress or, to the knowledge of EBC, threatened.
      Section 3.33     Real Property; Title to Assets.
      Section 3.34     Section 3.12(a) of the EBC Disclosure Schedule lists each parcel of real property (including submerged land) currently owned by EBC or any Subsidiary and sets forth EBC or the applicable Subsidiary owning such properties (collectively, the “Owned Real Properties”). EBC or the applicable Subsidiary set forth on Section 3.12(a) of the EBC Disclosure Schedule owns fee simple title to the Owned Real Properties, free and clear of all mortgages, pledges, liens, restrictions, security interests, conditional and installment sale agreements, encumbrances, charges or other claims of third parties of any kind, including any easement, right of way or other encumbrance to title, or any option, right of first refusal, or right of first offer (collectively, “Liens”), other than (i) Liens for current taxes and assessments not yet due and payable, (ii) inchoate mechanics’ and materialmen’s Liens for construction in progress, (iii) to the extent such Liens

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would not reasonably be expected to have a EBC Material Adverse Effect, (A) workmen’s, repairmen’s, warehousemen’s and carriers’ Liens arising in the Ordinary Course of Business of EBC or such Subsidiary consistent with past practice, (B) all matters of record, (C) all Liens and other imperfections of title and encumbrances that are typical for the applicable property type and locality and which would not reasonably be expected to materially interfere with the conduct of the business of EBC in the Ordinary Course of Business, and (iv) those Liens listed at Section 3.12(a) of the EBC Disclosure Schedule, (collectively, “Permitted Liens”). None of the Properties is subject to any governmental decree or order to be sold nor is being condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefore, nor, to the knowledge of EBC, has any such condemnation, expropriation or taking been proposed. Neither EBC nor any Subsidiary has violated any material covenants, conditions or restrictions affecting any Properties (as defined below) which violations would reasonably be expected to have a EBC Material Adverse Effect.
      Section 3.35     Section 3.12(b) of the EBC Disclosure Schedule lists each parcel of real property (including submerged land) currently leased or subleased by EBC or any Subsidiary but only to the extent that such applicable lease agreement is required to be listed at Section 3.16(a) of the EBC Disclosure Schedule (collectively, the “Leased Properties”; the Leased Properties, together with the Owned Real Properties, collectively, the “Properties”) and sets forth the corporate entity holding such leasehold interest, with the name of the lessor and the date of the lease, sublease, assignment of the lease, any guaranty given or leasing commissions remaining payable by EBC or any Subsidiary in connection therewith and each material amendment to any of the foregoing (collectively, the “Lease Documents”). EBC or the applicable Subsidiary set forth on Section 3.12(b) of the EBC Disclosure Schedule owns a valid leasehold interest in the Leased Properties, free and clear of all Liens other than Permitted Liens. True, correct and complete copies of all Lease Documents have been delivered to Coconut Palm. Each of the Lease Documents is valid, binding and in full force and effect as against EBC or the Subsidiaries and, to EBC’s knowledge, as against the other party thereto. Neither EBC nor any Subsidiary has received written notice under any of the Lease Documents of any default, and, to EBC’s knowledge, no event has occurred which, with notice or lapse of time or both, would constitute a material default by EBC or the applicable Subsidiaries.
      Section 3.36     There are no latent defects or adverse physical conditions affecting any Property or the improvements thereon, other than those that would not reasonably be expected to have a EBC Material Adverse Effect.
      Section 3.37     Except as set forth at Section 3.12(d) of the EBC Disclosure Schedule, valid policies of title insurance or title commitments for which premiums have been paid (collectively, the “Title Policies”) have been issued insuring EBC or the applicable Subsidiary’s fee simple title to the Properties owned by EBC or the applicable Subsidiaries in amounts at least equal to the purchase price thereof paid by EBC or the applicable Subsidiary, subject only to Permitted Liens. No claim has been made against any Title Policies. EBC and the Subsidiaries have not received any written notice and are not otherwise aware that the Title Policies are not in full force and effect.
      Section 3.38     Section 3.12(e) of the EBC Disclosure Schedule lists each Property which is under construction as of the date hereof, and each FCC Construction Permit with respect to any such Property.
      Section 3.39     EBC or the Subsidiaries own all material furniture, fixtures, equipment, operating supplies and other personal property (the “Personal Property”) necessary for the operation of EBC’s business as historically conducted, subject to no Liens except as set forth in Section 3.12(f) of EBC Disclosure Schedule. Section 3.12(f) of the EBC Disclosure Schedule sets forth a complete and accurate list of all the material items of equipment, machinery, computers, chattels, tools, parts, machine tools, furniture, furnishings and fixtures, owned by EBC or the Subsidiaries. Such Schedule sets forth a complete and accurate list of the material items of equipment leased by EBC or the Subsidiaries. Except as set forth at Section 3.12(f) of the EBC Disclosure Schedule, EBC or the Subsidiaries has good title to the items described in such Schedule and valid and subsisting leasehold rights to such items as are being leased by it free and clear of all encumbrances. Such Section also sets forth a complete and accurate list of the leased

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vehicles. All Personal Property owned by EBC or the Subsidiaries at any location at which it provides service was properly installed and has a useful life at least as long as on EBC’s financial statement.
      Section 3.40     Intellectual Property.
      Section 3.41     (i) The conduct of the business of EBC and the Subsidiaries, as currently conducted, does not infringe upon or misappropriate the Intellectual Property rights of any third party, and no claim has been asserted to EBC or any Subsidiary that the conduct of the business of EBC and the Subsidiaries as currently conducted infringes upon or may infringe upon or misappropriates the Intellectual Property rights of any third party; (ii) with respect to each item of Intellectual Property that is owned by EBC or a Subsidiary (“Owned Intellectual Property”) (each as listed at Section 3.13 of the EBC Disclosure Schedule), EBC or a Subsidiary is the owner of the entire right, title and interest in and to such Owned Intellectual Property and is entitled to use such Owned Intellectual Property in the continued operation of its respective business; (iii) with respect to each item of Intellectual Property that is licensed to or otherwise held or used by EBC or a Subsidiary (“Licensed Intellectual Property”) (each as listed at Section 3.13 of the EBC Disclosure Schedule), EBC or a Subsidiary has the right to use such Licensed Intellectual Property in the continued operation of its respective business in accordance with the terms of the license agreement governing such Licensed Intellectual Property; (iv) none of the Owned Intellectual Property has been adjudged invalid or unenforceable in whole or in part and, to the knowledge of EBC, the Owned Intellectual Property is valid and enforceable; (v) to the knowledge of EBC, no person is engaging in any activity that infringes upon the Owned Intellectual Property; (vi) to the knowledge of EBC, each license of the Licensed Intellectual Property is valid and enforceable, is binding on all parties to such license, and is in full force and effect; (vii) to the knowledge of EBC, no party to any license of the Licensed Intellectual Property is in breach thereof or default thereunder; (viii) EBC has taken all reasonable actions (including executing non-disclosure and intellectual property assignment agreements) to protect, preserve and maintain the Owned Intellectual Property; and (ix) neither the execution of this Agreement nor the consummation of any Transaction shall adversely affect any of EBC’s rights with respect to the Owned Intellectual Property or the Licensed Intellectual Property.
      Section 3.42     For purposes of this Agreement, “Intellectual Property” means (i) United States patents, patent applications and statutory invention registrations, (ii) trademarks, service marks, trade dress, logos, trade names, corporate names, domain names and other source identifiers, and registrations and applications for registration thereof, (iii) copyrightable works, copyrights, and registrations and applications for registration thereof, (iv) all items of software, knowledgeable or other computer program of whatever name and (v) confidential and proprietary information, including trade secrets and know-how.
      Section 3.43     Taxes.
      Section 3.44     EBC and the Subsidiaries (i) have timely filed or caused to be filed or will timely file or cause to be filed (taking into account any extension of time to file granted or obtained) all Tax Returns required to be filed by them, and all such filed Tax Returns are true, correct and complete in all material respects; and (ii) have timely paid or will timely pay all amounts of Taxes due and payable except to the extent that such Taxes are being contested in good faith and for which EBC or the appropriate Subsidiary has set aside adequate reserves in accordance with GAAP. All amounts of Taxes required to have been withheld by or with respect to EBC and its the Subsidiaries have been or will be timely withheld and remitted to the applicable taxing authority.
      Section 3.45     There are no pending or, to the knowledge of EBC, threatened audits, examinations, investigations or other proceedings in respect of any Tax or Tax matter of EBC or any Subsidiary. No deficiency for any amount of Tax has been asserted or assessed by any taxing authority in writing against EBC or any Subsidiary, which deficiency has not been satisfied by payment, settled or been withdrawn or contested in good faith and for which EBC or the appropriate Subsidiary has set aside adequate reserves in accordance with GAAP. There are no Tax liens on any assets of EBC or any Subsidiary (other than any liens for Taxes not yet due and payable or for taxes being contested in good faith, in each case provided that adequate reserves have been made therefor in accordance with GAAP). Neither EBC nor any Subsidiary is subject to any accumulated earnings tax or personal holding company tax.

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      Section 3.46     Neither EBC nor any Subsidiary has made or is obligated to make any payment that would not be deductible pursuant to Section 162(m) of the Code.
      Section 3.47     There are no pending or, to the knowledge of EBC, potential claims for indemnity (other than customary indemnity under credit or any other agreements or arrangements) against EBC or any Subsidiary (other than against each other) under any indemnification, allocation or sharing agreement with respect to income Taxes.
      Section 3.48     Neither EBC nor any Subsidiary has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course).
      Section 3.49     No claim is pending by a taxing authority in a jurisdiction where EBC or any Subsidiary does not file a Tax Return that EBC or such Subsidiary is or may be subject to Tax by such jurisdiction.
      Section 3.50     Neither EBC nor any Subsidiary has participated in a reportable transaction as contemplated in Treasury Regulation Section 1.6011-4.
      Section 3.51     To the knowledge of EBC, there are no proposed reassessments of any property owned by EBC and the Subsidiaries that could result in a material increase in the amount of any Tax to which EBC or any such Subsidiary would be subject.
      Section 3.52     Except as set forth at Section 3.14(i) of the EBC Disclosure Schedule, neither EBC nor any Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income as a result of any (1) adjustment pursuant to Section 481 of the Code, the regulations thereunder or any similar provision under state or local Law, (2) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing, (3) intercompany transaction or excess loss account described in the Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law), (4) installment sale or open transaction disposition made on or prior to the Closing, or (5) prepaid amount received on or prior to the Closing.
      Section 3.53     Neither EBC nor any Subsidiary has made an election under Section 341(f) of the Code.
      Section 3.54     Except as set forth in Section 3.14(k) of the EBC Disclosure Schedule, neither EBC nor any Subsidiary has been a member of an affiliated group (as defined in Section 1504 of the Code) or filed or been included in a combined, consolidated or unitary income Tax Return (other than with respect to which EBC was the common parent), nor is any a partner, member, owner or beneficiary of any entity treated as a partnership or a trust for tax purposes.
      Section 3.55     Except as set forth in Section 3.14(l) of the EBC Disclosure Schedule, neither EBC nor any Subsidiary has made any payments, is obligated to make any payments, or will become obligated under any contract entered into on or before the Closing Date to make any payments to employees, officers, independent contractors, or directors of EBC or such Subsidiary, nor will any benefits accrue or rights vest with respect to such individuals, in each case that are contingent on a change of control of EBC or any Subsidiary.
      Section 3.56     EBC is not a “foreign person” as that term is used in Treasury Regulation Section 1.1445-2.
      Section 3.57     None of the assets of EBC or any Subsidiary is “tax-exempt use property” within the meaning of Section 168(h) of the Code; and none of the assets of EBC is required to be or is being depreciated pursuant to the alternative depreciation system under Section 168(g)(2) of the Code.
      Section 3.58     There is currently no limitation on the utilization of net operating losses, capital losses, built-in losses, tax credits or similar items of EBC or any Subsidiary other than the extent to which the provisions of Sections 269, 382, 383, 384 or 1502 of the Code and the Treasury Regulations thereunder (and

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comparable provisions of state, local or foreign law) may apply upon consummation of the Transactions or events subsequent thereto.
      Section 3.59     Neither EBC nor any Subsidiary has taken any action, nor does EBC or any Subsidiary know of any fact, agreement, plan or other circumstance that is reasonably likely to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368 of the Code.
      Section 3.60     For purposes of this Agreement:

(a) “Tax” or “Taxes” shall mean any and all federal, state, local and foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any governmental or Tax authority.

(b) “Tax Returns” means any and all returns, declarations, claims for refund, or information returns or statements, reports and forms relating to Taxes filed with any Tax authority (including any schedule or attachment thereto) with respect to EBC or the Subsidiaries, including any amendment thereof.
      Section 3.61     Environmental Matters.
      Section 3.62     (i) None of EBC or any of the Subsidiaries has violated, or is in violation of, any Environmental Law; except as would not reasonably be expected to have a EBC Material Adverse Effect; (ii) to the knowledge of EBC, there is and has been no presence, release or threat of release of Hazardous Substances at, on, under or affecting (A) any of the properties currently owned, leased or operated by EBC or any of the Subsidiaries or, during the period of EBC’s or the Subsidiaries’ ownership, lease or operation thereof, formerly owned, leased or operated by EBC or any of the Subsidiaries, or (B) any location at which Hazardous Substances are present for which EBC or any of the Subsidiaries is or is allegedly liable, under conditions in the case of either clauses (A) or (B) that would reasonably be expected to result in a liability or obligation to EBC or any of the Subsidiaries, or, as EBC and the Subsidiaries are currently operated, adversely affect the revenues of EBC or any of the Subsidiaries; (iii) EBC and the Subsidiaries have obtained and are and have been in compliance, in all material respects, with all, and have not violated any, required Environmental Permits; (iv) there are no written claims pending or, to the knowledge of EBC, threatened against EBC or any of the Subsidiaries alleging violations of or liability or obligations under any Environmental Law or otherwise concerning the presence or release of Hazardous Substances; and (v) none of EBC or any of the Subsidiaries has received any written notice of, is a party to, or, to the knowledge of EBC, is reasonably likely to be affected by any proceedings, any investigations or any agreements concerning such matters. EBC has provided to Coconut Palm a copy of all material studies, audits, assessments or investigations concerning compliance with, or liability or obligations under, Environmental Law affecting EBC or any Subsidiary that is in the possession or, to the knowledge of EBC, control of EBC or any Subsidiary.
      Section 3.63     For purposes of this Agreement:

(a) “Environmental Laws” means any Laws (including common law) of the United States federal, state, local, non-United States, or any other Governmental Authority, relating to (A) releases or threatened releases of Hazardous Substances or materials containing Hazardous Substances; (B) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances or materials containing Hazardous Substances; or (C) pollution or protection of the environment or human health and safety as affected by Hazardous Substances or materials containing Hazardous Substances.

(b) “Environmental Permits” means any permit, license registration, approval, notification or any other authorization pursuant to Environmental Law.

(c) “Hazardous Substances” means (A) those substances, materials or wastes defined as toxic, hazardous, acutely hazardous, pollutants, contaminants, or words of similar import, in or regulated under

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the following United States federal statutes and any analogous state statutes, and all regulations thereunder: the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide, and Rodenticide Act and the Clean Air Act; (B) petroleum and petroleum products, including crude oil and any fractions thereof; (C) natural gas, synthetic gas, and any mixtures thereof; (D) polychlorinated biphenyls, asbestos, molds that could reasonably be expected to adversely affect human health, urea formaldehyde foam insulation and radon; and (E) any substance, material or waste regulated by any Governmental Authority pursuant to, or that would reasonably be expected to result in liability under, any Law in addition to those identified in (A) above the primary purpose of which is the protection of the environment or human health and safety as affected by environmental media.

      Section 3.64     Material Contracts.
      Section 3.65     Section 3.16(a) of the EBC Disclosure Schedule contains a list of the following Contracts to which EBC or any Subsidiary is a party or by which EBC or any Subsidiary or any of their respective properties or assets are bound or affected as of the date hereof:

(a) any lease of real or personal property providing for annual rentals of $25,000 or more;

(b) any Contract for the purchase of materials, supplies, goods, services, equipment or other assets that is not terminable without material penalty on 90 days notice by EBC or the Subsidiaries and that provides for or is reasonably likely to require either (A) annual payments to or from EBC and the Subsidiaries of $50,000 or more, or (B) aggregate payments to or from EBC and the Subsidiaries of $50,000 or more;

(c) any partnership, limited liability company agreement, joint venture or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture;

(d) any Contract (other than among consolidated Subsidiaries) under which Indebtedness is outstanding or may be incurred or pursuant to which any property or asset is mortgaged, pledged or otherwise subject to a Lien, or any Contract restricting the incurrence of Indebtedness or the incurrence of Liens or restricting the payment of dividends or the transfer of any Property (except, with respect to the transfer of Leased Properties, restrictions contained in the Lease Documents). “Indebtedness” means (A) indebtedness for borrowed money (excluding any interest thereon), secured or unsecured (excluding trade payables arising in the Ordinary Course of Business), (B) obligations under conditional sale or other title retention Contracts relating to purchased property, (C) capitalized lease obligations, (D) obligations under interest rate cap, swap, collar or similar transactions or currency hedging transactions (valued at the termination value thereof), and (E) guarantees of any of the foregoing of any other person (to the extent such additional guaranteed Indebtedness is not included within the determination of EBC’s Indebtedness pursuant to any of the preceding provisions (A) — (D)).

(e) any Contract which would be required to be filed as an exhibit to EBC’s Annual Report on Form 10-K pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”) if EBC were a reporting company thereunder ;

(f) any Contract that purports to limit in any material respect the right of EBC or the Subsidiaries (A) to engage in any line of business, or (B) to compete with any person or operate in any location;

(g) any Contract to which EBC or any of its Subsidiaries has continuing indemnification obligations or potential liability under any purchase price adjustment;

(h) any Contract providing for the sale or exchange of, or option to sell or exchange, any Property, or for the purchase or exchange of, or option to purchase or exchange, any real estate;

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(i) any Contract for the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets (other than Contracts referenced in clause (viii) of this Section 3.16(a)) or capital stock or other equity interests of another person;

(j) any Contract pursuant to which EBC or any of the Subsidiaries manages any real property;

(k) other than Contracts for ordinary repair and maintenance, any Contract relating to the development or construction of, or additions or expansions to, the Properties, under which EBC or any of the Subsidiaries has, or expects to incur, an obligation in excess of $50,000 in the aggregate;

(l) any advertising or other promotional Contract providing for payment by EBC or any Subsidiary of $50,000 or more;

(m) any license, royalty or other Contract concerning Intellectual Property which is material to EBC and the Subsidiaries; and

(n) any Contract (other than Contracts referenced in clauses (i) through (xiii) of this Section 3.16(a)) which by its terms calls for payments by EBC and the Subsidiaries in excess of $50,000.
(the Contracts described in clauses (i) through (xiv) and those required to be identified in Sections 3.11(b), 3.12(b) and 3.16(c) of the EBC Disclosure Schedule, in each case together with all exhibits and schedules thereto being, the “Material Contracts”).
      Section 3.66 (i) Neither EBC nor any Subsidiary is and, to EBC’s knowledge, no other party is in material breach or violation of, or default under, any Material Contract, (ii) none of EBC or any of the Subsidiaries have received any claim of default or notice of cancellation under any such agreement, and (iii) to EBC’s knowledge, no event has occurred which would result in a breach or violation of, or a default under, any Material Contract (in each case, with or without notice or lapse of time or both). Each Material Contract is valid, binding and enforceable in accordance with its terms and is in full force and effect. EBC has made available to Coconut Palm true and complete copies of all Material Contracts, including any amendments thereto.
      Section 3.67     There are no Contracts or transactions between EBC or any Subsidiary, on the one hand, and any (i) officer or director of EBC or any Subsidiary, (ii) record or beneficial owner of five percent or more of the voting securities of EBC, or (iii) associate (as defined in Rule 12b-2 under the Exchange Act) or affiliate of any such officer, director or record or beneficial owner, on the other hand, except those of a type available to employees generally, other than as set forth on Section 3.16(c) of the Disclosure Schedule. After the Closing, EBC shall have the option to continue to use any facility owned by the foregoing parties.
      Section 3.68     Accounts Receivable. The accounts receivable of EBC, as of the Most Recent Fiscal Month End, taken as a whole, are properly reflected on the books and records of EBC in accordance with GAAP consistently applied, are validly and legally binding, and arose in the Ordinary Course of Business from bona fide transactions. Except as set forth in Section 3.16(d) of the Disclosure Schedule, such accounts receivable are current and are reasonably expected to be collected within six months of the date hereof without set off or counterclaim, except to the extent of any bad debt reserve as of the applicable date.
      Section 3.69     Guarantees. Except as set forth on Section 3.16(e) of the EBC Disclosure Schedule, EBC is not a guarantor or otherwise responsible for any liability or obligation (including Indebtedness) of any other Person (excluding any Subsidiary or Affiliate).
      Section 3.70     Banks and Depositories. Section 3.16(f)of the Disclosure Schedule sets forth: (i)a list of the name and address of each bank, savings and loan or other financial institution in which EBC has an account or safe deposit box; (ii)the identity of each such account or safe deposit box; (iii)the names of all Persons authorized to draw on each account and to have access to each safe deposit box; and (iv)the number of signatures required for any withdrawals therefrom.
      Section 3.71     Customer Lists and Recurring Revenue. Section 3.16(g) of the EBC Disclosure Schedule is a true correct and complete list of the largest twenty (20) existing customers (collectively, the “Customers”) of EBC (based on fiscal year 2005 gross revenues) who have entered into valid and

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enforceable agreements with EBC and who in aggregate represent approximately 10.23% of fiscal year 2005 gross revenues. True, correct and complete copies of such agreements have been furnished by EBC to Coconut Palm. No customer of EBC as of the date of this agreement accounts for more than 5.00% of EBC’s annual revenue.
      Section 3.72     Names; Prior Acquisitions; Business Locations. All names under which EBC does business as of the date hereof are specified on Section 3.16(h) of the Disclosure Schedule. Except as set forth on Section 3.16(h) of the EBC Disclosure Schedule, during the five (5) year period preceding the date of this Agreement, EBC and its Subsidiaries have not changed its name or used any assumed or fictitious name, or been the surviving entity in a merger, acquired any business or changed its principal place of business or chief executive office, within the past three years. As of the date hereof, EBC and its Subsidiaries have no office or place of business other than as identified on Section 3.16(h) of the EBC Disclosure Schedule and EBC’s principal places of business and chief executive offices are indicated on Section 3.16(h) of the EBC Disclosure Schedule, and, except for equipment leased to customers in the Ordinary Course of Business, all locations where the equipment, inventory, chattel paper and books and records of EBC is located as of the date hereof are fully identified on Section 3.16(h) of the EBC Disclosure Schedule.
      Section 3.73     Insurance. Section 3.17 of the EBC Disclosure Schedule sets forth a complete and correct list of all material insurance policies owned or held by EBC and each Subsidiary, true and complete copies of which have been made available to Coconut Palm. With respect to each such insurance policy: (a) the policy is legal, valid, binding and enforceable in accordance with its terms and, except for policies that have expired under their terms in the ordinary course, is in full force and effect; (b) neither EBC nor any Subsidiary is in breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, under the policy; (c) to the knowledge of EBC, no insurer on the policy has been declared insolvent or placed in receivership, conservatorship or liquidation; (d) no notice of cancellation or termination has been received; and (e) the policy is sufficient for compliance with all requirements of Law and of all Contracts to which EBC or the Subsidiaries are parties or otherwise bound.
      Section 3.74     FCC Representation. The licenses comprising the FCC License are set forth in Section 3.06 of the EBC Disclosure Schedule. EBC will use all commercially reasonable efforts to obtain any approvals or provide any notices required under the FCC License as a result of this Agreement and to its knowledge has no reason to believe that the FCC will not provide the requisite approval.
      Section 3.75     Board Approval; State Antitakeover Statutes and EBC Rights Agreement; Vote Required.
      Section 3.76     The EBC Board, by resolutions duly adopted at a meeting duly called and held, has duly approved this Agreement. The EBC Board shall take action to direct that this Agreement be submitted for consideration by EBC’s shareholders at the EBC Shareholders’ Meeting.
      Section 3.77     EBC has taken all actions necessary to ensure that (i) except with respect to any requirements of the FCC or the HSR Act, no antitakeover statute or antitakeover regulation enacted under state or federal laws in the United States (including any Section under the ABCA) applicable to EBC shall be applicable to this Agreement, the Merger or the other Transactions contemplated by the Agreement, and (ii) no shareholder agreement, buy-sell agreement, voting agreement or similar agreement involving EBC and/or the Major EBC Shareholders will prevent the Transactions.
      Section 3.78     The only vote of the holders of any class or series of capital stock or other securities of EBC necessary to approve this Agreement, the Merger and the other Transactions contemplated by this Agreement is the affirmative vote of the holders of a majority of the outstanding shares of EBC Class A Common Stock, Class B Common Stock and the Preferred Stock in favor of the approval and adoption of this Agreement, the Merger and the other Transactions, provided however, that, based on the existence of a possible director conflict of interest, as described in Section 4-27-831 of the ABCA, the vote of a majority of the shares of EBC Class A Common Stock held by disinterested parties (i.e., those shares not owned by or voted under the control of any of the Persons listed on attached Schedule 3.19(c) of the EBC Disclosure

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Schedule or their respective Affiliates) are required to approve and ratify this Agreement, the Merger and the Transactions in order for either EBC or the Surviving Corporation to avail itself of the protection provided in ABCA Section 4-27-831 in the event of a claim against either EBC or the Surviving Corporation due to alleged director conflict of interest (the “EBC Shareholder Approval”).
      Section 3.79     Interested Party Transactions. Except as set forth at Section 3.16(a) of the EBC Disclosure Schedule, no event has occurred that would be required to be reported by EBC pursuant to Item 404 of Regulation S-K promulgated by the SEC. Except as set forth at Section 3.20 of the EBC Disclosure Schedule, no director, executive officer or “associate” (as such terms are defined in Rule 12b-2 under the Exchange Act) of EBC or any of its Subsidiaries, or record or beneficial owner of the securities of EBC, owns any direct or indirect interest of any kind in, or is a director, officer, employee, partner, affiliate or associate of, or consultant or lender to, or borrower from, or has the right to participate in the management, operations or profits of, any person or entity which is (i) a competitor, supplier, customer, distributor, lessor, tenant, creditor or debtor of EBC or any of its Subsidiaries, (ii) participating in any material transaction to which EBC or any of its Subsidiaries is a party, or (iii) otherwise a party to any EBC Material Contract, arrangement or understanding with EBC or any of its Subsidiaries, other than with respect to at-will employment arrangements, written employment arrangements or Plans, all as described in the Schedules hereto.
      Section 3.80     Other Transactions. EBC acknowledges that nothing contained within this Agreement shall prevent Coconut Palm, prior to Closing and with the prior written consent of EBC, from issuing equity pursuant in a private placement in accordance with applicable Law.
      Section 3.81     Investment. EBC and the Major EBC Shareholders have had an opportunity to obtain all information regarding Coconut Palm and its securities issued hereunder as they deem necessary. EBC and the Major EBC Shareholders have not relied on any forward-looking projections or estimates provided by Coconut Palm or its Representatives.
      Section 3.82     Bank Accounts. Section 3.16(f) of the EBC Disclosure Schedule lists all of the bank accounts, safe deposit boxes and lock boxes used by EBC and its Subsidiaries (designating each authorized signatory). Except as set forth on Section 3.16(f) of the EBC Disclosure Schedule, none of EBC or any Subsidiary has granted a power of attorney with respect to such bank accounts to any Person which has not been terminated.
      Section 3.83     Brokers. Except for EBC’s obligations to the Lakeside Group, LLC in the amount set forth at Section 3.24 of the EBC Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of EBC.
      Section 3.84     Agreement Regarding EBC Disclosures. Except for Sections 3.03 (capitalization), and 3.10 (Litigation), to the extent that any disclosure item or information of EBC or any Subsidiary is included at any Section of the EBC Disclosure Schedule, such item or information shall be deemed to have been properly disclosed for all purposes of the Agreement.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF COCONUT PALM
      Coconut Palm hereby, represents and warrants to EBC that:
      Section 4.01     Corporate Organization. Coconut Palm is a corporation duly organized, validly existing and in good standing under the laws of State of Delaware.
      Section 4.02     Certificate of Incorporation and Bylaws. Coconut Palm has heretofore made available to EBC a complete and correct copy of the Certificate of Incorporation and Bylaws of Coconut Palm. Such Certificate of Incorporation and Bylaws are in full force and effect. Coconut Palm is not in violation of any of the provisions of its Certificate of Incorporation or Bylaws.

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      Section 4.03     Authority Relative to This Agreement; Enforceability. Coconut Palm has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution, delivery and performance of this Agreement by Coconut Palm and the consummation by Coconut Palm of the Transactions has been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Coconut Palm are necessary to authorize this Agreement or to consummate the Transactions. This Agreement has been duly and validly executed and delivered by Coconut Palm and, assuming due authorization, execution and delivery by EBC and the Major EBC Shareholders, constitutes a legal, valid and binding obligation of Coconut Palm, enforceable against Coconut Palm in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including all laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting creditors’ rights generally and subject to the effect of general principles of equity.
      Section 4.04     No Conflict; Required Filings and Consents.
      Section 4.05     The execution and delivery of this Agreement by Coconut Palm does not, and the performance of this Agreement by Coconut Palm and the consummation by Coconut Palm of the Transactions will not, (i) conflict with or violate the Certificate of Incorporation or Bylaws of Coconut Palm, (ii) conflict with or violate any Law applicable to Coconut Palm or by which any property or asset is bound or affected, or (iii) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of Coconut Palm pursuant to, any contract to which Coconut Palm is a party or by which Coconut Palm or any property or asset of Coconut Palm is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions or otherwise prevent or materially delay Coconut Palm from performing its obligations under this Agreement.
      Section 4.06     The execution and delivery of this Agreement by Coconut Palm does not, and the performance of this Agreement by Coconut Palm and the consummation by Coconut Palm of the Transactions will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except for (i) applicable requirements under the Securities Act and the Exchange Act, (ii) the filing and recordation of appropriate merger documents as required by the DGCL and appropriate documents with the relevant authorities of other states in which EBC or any of the Subsidiaries is qualified to do business, (iii) applicable requirements with the FCC under the Communications Act and any applicable state or federal laws, approvals of applications, or notices governing the purchase of an entity with a FCC license, (iv) the notification requirements of the HSR Act, and (v) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions or otherwise prevent Coconut Palm from performing its material obligations under this Agreement.
      Section 4.07     Absence of Litigation. As of the date of this Agreement, there is no Action pending or, to the knowledge of the officers of Coconut Palm, threatened, against Coconut Palm or any of its affiliates before any Governmental Authority that would or seeks to materially delay or prevent the consummation of any of the Transactions. As of the date of this Agreement, neither Coconut Palm nor any of its affiliates is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of the officers of Coconut Palm, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority that would or seeks to materially delay or prevent the consummation of any of the Transactions.
      Section 4.08     Brokers. Except for Coconut Palm’s obligations to Morgan Joseph, Royal Palm Capital Partners, LLP and Ernst & Young Transaction Advisory Services in the amounts set forth at Section 4.06 of the disclosure schedule provided by Coconut Palm (the “Coconut Palm Disclosure Schedule”) (which shall be delivered upon execution of this Agreement), Coconut Palm has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agent’s commissions or any similar charges in

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connection with this Agreement or any transaction contemplated hereby. Coconut Palm acknowledges and confirms that no portion of such fees should be payable from the Trust Fund.
      Section 4.09     Trust Fund. As of the date hereof and at the Closing Date, Coconut Palm has and will have no less than $63,120,589 invested in a trust account with Smith Barney, a division of Citigroup Global Markets, Inc., administered by Continental Share Transfer & Trust Company, as trustee (the “Trust Fund”), less such amounts, if any, as Coconut Palm is required to pay to stockholders who elect to have their shares converted to cash in accordance with the provisions of Coconut Palm’s Certificate of Incorporation. From and after the Effective Time, the monies comprising the Trust Fund shall be subject to no further restrictions regarding their use (except as provided in Section 6.21 of this Agreement) and, in accordance with the provisions of Section 7.03(n), Coconut Palm shall make appropriate arrangements with Continental Share Transfer & Trust Company, as trustee to have the Trust Fund dispersed to Coconut Palm immediately upon the Closing.
      Section 4.10     Compliance. Coconut Palm has complied with, is not in violation of, any applicable law, rule, regulation or order with respect to the conduct of its business or activities, or the ownership or operation of its business, except for failures to comply or violations which, individually or in the aggregate, have not had and are not reasonably likely to result in a Coconut Palm Material Adverse Effect. Coconut Palm is not in default or violation of any term, condition or provision of its governing documents. No written notice of non-compliance with any applicable law, rule, regulation or order has been received by Coconut Palm.
      Section 4.11     Capitalization; Shareholders; Books and Records.
      Section 4.12     The authorized capital stock of Coconut Palm consists of 50,000,000 shares of authorized Common Stock, and 1,000,000 shares of authorized Preferred Stock, par value $.0001 per share.
      Section 4.13     14,000,000 shares of Common Stock, are issued and outstanding, all of which are validly issued, fully paid and nonassessable and are free of preemptive (or similar) rights. No shares of Common Stock are held in the treasury of Coconut Palm. An aggregate of 25,000,000 shares of Common Stock are issuable upon exercise of outstanding Coconut Palm warrants with exercise prices and vesting schedules as set forth in Section 4.10 of the Coconut Palm Disclosure Schedule. Except as disclosed at Section 4.10 of Coconut Palm Disclosure Schedule, there are no (i) options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of Coconut Palm or any Subsidiary or obligating Coconut Palm or any Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, Coconut Palm or any Subsidiary, (ii) voting securities of Coconut Palm or securities convertible, exchangeable or exercisable for shares of capital stock or voting securities of Coconut Palm, or (iii) equity equivalents, interests in the ownership or earnings of Coconut Palm or any Subsidiary or similar rights. There are no outstanding contractual obligations of Coconut Palm or any Subsidiary to repurchase, redeem or otherwise acquire any shares of Coconut Palm’s capital stock or any capital stock of any Subsidiary or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any Subsidiary or any other person. Except as disclosed in the Coconut Palm SEC Reports, Coconut Palm is not a party to any shareholders’ agreement, voting trust agreement or registration rights agreement relating to any equity securities of Coconut Palm or any other Contract relating to disposition, voting or dividends with respect to any equity securities of Coconut Palm.
      Section 4.14     The Coconut Palm Common Stock and the Coconut Palm Series A Convertible Non-Voting Preferred Stock issued hereunder shall be when issued duly authorized, validly issued, fully paid and nonassessable and issued free of preemptive (or similar) rights, free and clear of all options, rights of first refusal, agreements, limitations on voting, dividend or transfer rights, charges and other encumbrances or Liens of any nature whatsoever (save and except (i) restrictions imposed under applicable federal and state securities laws, or (ii) as otherwise disclosed in Coconut Palm’s Certificate of Incorporation including its Certificate of Designation for the Series A Convertible Non-Voting Preferred Stock).
      Section 4.15     SEC Filings; Financial Statements. Coconut Palm has made available to EBC a correct and complete copy of each report, registration statement and definitive proxy statement, and each

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amendment thereto, filed by Coconut Palm with the SEC (the “Coconut Palm SEC Reports”), which are all of the forms, reports and documents required to be filed by Coconut Palm with the SEC prior to the date of this Agreement. The Coconut Palm SEC Reports were prepared in accordance and complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Coconut Palm SEC Reports, and did not at the time they were filed (and if amended or superseded by a filing prior to the date of this Agreement then on the date of such filing and as so amended or superseded) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each set of financial statements (including, in each case, any related notes thereto) contained in the Coconut Palm SEC Reports, including each Coconut Palm SEC Report filed after the date hereof until the Closing, complied or will comply in all material respects with the published rules and regulations of the SEC with respect thereto, was or will be prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except in the case of unaudited statements, do not contain footnotes) and each fairly presents or will fairly present in all material respects the financial position of Coconut Palm at the respective dates thereof and the results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were, are or will be subject to normal adjustments which were not or are not expected to have or result in a Coconut Palm Material Adverse Effect.
      Section 4.16     Information Supplied. None of the information included or incorporated by reference in the proxy statement used by Coconut Palm to obtain Coconut Palm Shareholder Approval will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.
      Section 4.17     Undisclosed Liabilities. Except as set forth at Section 4.12 of the Coconut Palm Disclosure Schedule, Coconut Palm does not have any liabilities or obligations, whether accrued, absolute, contingent or otherwise, except: (i) to the extent reflected in the Coconut Palm SEC Reports and not heretofore paid or discharged; (ii) liabilities incurred in the Ordinary Course of Business consistent in all material respects with past practice since September 30, 2005 (none of which relates to breach of contract, breach of warranty, tort, infringement or violation of law, or which arose out of any action, suit, claim, governmental investigation or arbitration proceeding); (iii) normal accruals, reclassifications, and audit adjustments which would be reflected on an audited financial statement and which would not be material in the aggregate, and (iv) liabilities incurred in the Ordinary Course of Business since September 30, 2005 which, in accordance with GAAP consistently applied, were not recorded thereon.
      Section 4.18     Absence of Certain Changes or Events. Except as set forth at Section 4.14 of Coconut Palm Disclosure Schedule, since February 28, 2006, there has not been any event, circumstance, change, development or effect that, individually or in the aggregate, has had or would reasonably be expected to have, a Coconut Palm Material Adverse Effect. Since February 28, 2006, and prior to the date of this Agreement, except as expressly contemplated by this Agreement or as disclosed in the Coconut Palm SEC Reports, (a) Coconut Palm and the Subsidiaries have conducted their businesses and activities only in the Ordinary Course of Business and in a manner consistent in all material respects with past practice, and (b) Coconut Palm has not:

(a) amended or otherwise changed its Certificate of Incorporation or Bylaws or similar organizational documents;

(b) declared, set aside, made or paid any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock;

(c) reclassified, combined, split, subdivided or redeemed, or purchased or otherwise acquired, directly or indirectly, any of its capital stock;

(d) increased the compensation payable or to become payable or the benefits provided to its directors, officers or employees, except for increases in the ordinary course of business and in a manner

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consistent with past practice, or granted any severance or termination pay to, or entered into any employment, bonus, change of control or severance agreement with, any director or officer or, except in the Ordinary Course of Business in a manner consistent in all material respects with past practice, any other employee of Coconut Palm;

(e) to Coconut Palm’s knowledge, suffered any damage, destruction or loss (whether or not covered by insurance), other than in the Ordinary Course of Business;

(f) made any change in financial or Tax accounting methods or practices materially affecting its assets, liabilities or business, except insofar as may have been required by a change in GAAP;

(g) made any acquisition or disposition of any material real property or any portion of its business;

(h) made any material tax election or settled or compromised any material United States federal, state or local income tax liability; or

(i) announced an intention, entered into any formal or informal agreement or otherwise made a commitment, to do any of the foregoing.

      Section 4.19     Restrictions on Business Activities. Except as disclosed in the Coconut Palm’s SEC Reports, there is no agreement, commitment, judgment, injunction, order or decree binding upon Coconut Palm or to which Coconut Palm is a party which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Coconut Palm, any acquisition of property by Coconut Palm or the conduct of business by Coconut Palm as currently conducted other than such effects, individually or in the aggregate, which have not had and could not reasonably be expected to have, a Coconut Palm Material Adverse Effect.
      Section 4.20     Intellectual Property. Coconut Palm does not own, license or otherwise have any right, title or interest in any material intellectual property other than common law usage rights with respect to the name “Coconut Palm Acquisition Corp.”
      Section 4.21     Material Contracts.
      Section 4.22     Except as disclosed in Coconut Palm’s SEC Reports, Coconut Palm is not a party to:

(a) any lease of real or personal property providing for annual rentals of $25,000 or more;

(b) any Contract for the purchase of materials, supplies, goods, services, equipment or other assets that is not terminable without material penalty on 90 days notice by Coconut Palm or Merger Sub and that provides for or is reasonably likely to require either (A) annual payments to or from Coconut Palm and/or Merger Sub of $50,000 or more, or (B) aggregate payments to or from Coconut Palm and/or Merger Sub of $50,000 or more;

(c) any partnership, limited liability company agreement, joint venture or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture owned by Coconut Palm;

(d) any Contract under which Indebtedness is outstanding or may be incurred or pursuant to which any property or asset is mortgaged, pledged or otherwise subject to a Lien, or any Contract restricting the incurrence of Indebtedness or the incurrence of Liens or restricting the payment of dividends or the transfer of any property;

(e) any Contract which would be required to be filed as an exhibit to Coconut Palm’s Annual Report on Form 10-K pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”);

(f) any Contract that purports to limit in any material respect the right of Coconut Palm (A) to engage in any line of business, or (B) to compete with any person or operate in any location;

(g) any Contract to which Coconut Palm has continuing indemnification obligations or potential liability under any purchase price adjustment;

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(h) any Contract providing for the sale or exchange of, or option to sell or exchange, any Property, or for the purchase or exchange of, or option to purchase or exchange, any real estate;

(i) any Contract for the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets or capital stock or other equity interests of another person;

(j) any advertising or other promotional Contract providing for payment by Coconut Palm of $50,000 or more;

(k) any license, royalty or other Contract concerning Intellectual Property which is material to Coconut Palm; and

(l) any Contract (other than Contracts referenced in clauses (i) through (xiii) of this Section 4.16(a)) which by its terms calls for payments by Coconut Palm in excess of $50,000.
(the Contracts described in clauses (i) through (xiv), in each case together with all exhibits and schedules thereto being, the “Coconut Palm Material Contract(s)”).
      Section 4.23     (i) Coconut Palm is not and, to Coconut Palm’s knowledge, no other party is in breach or violation of, or default under, any Coconut Palm Material Contract, (ii) none of Coconut Palm have received any claim of default or notice of cancellation under any such agreement, and (iii) to Coconut Palm’s knowledge, no event has occurred which would result in a breach or violation of, or a default under, any Coconut Palm Material Contract (in each case, with or without notice or lapse of time or both). Each Coconut Palm Material Contract is valid, binding and enforceable in accordance with its terms and is in full force and effect. Coconut Palm has made available to EBC (directly or through access to Coconut Palm’s SEC Reports) true and complete copies of all Coconut Palm Material Contracts, including any amendments thereto.
      Section 4.24     There are no Contracts or transactions between Coconut Palm and any (i) officer or director of Coconut Palm, (ii) record or beneficial owner of five percent or more of the voting securities of Coconut Palm, or (iii) associate (as defined in Rule 12b-2 under the Exchange Act) or affiliate of any such officer, director or record or beneficial owner, on the other hand, except those of a type available to employees generally, other than as set forth in Coconut Palm’s SEC Reports.
      Section 4.25     Guarantees. Except as disclosed in Coconut Palm’s SEC Reports, Coconut Palm is not a guarantor or otherwise responsible for any liability or obligation (including indebtedness) of any other Person.
      Section 4.26     Insurance. Except for directors’ and officers’ liability insurance, Coconut Palm does not maintain any insurance policies.
      Section 4.27     Indebtedness. Coconut Palm has no indebtedness for borrowed money.
      Section 4.28     Survival of Representations and Warranties. The representations and warranties of Coconut Palm set forth in this Agreement shall not survive the Closing.
      Section 4.29     Taxes. Coconut Palm (i) has timely filed or caused to be filed or will timely file or cause to be filed (taking into account any extension of time to file granted or obtained) all Tax Returns required to be filed by them, and all such filed Tax Returns are true, correct and complete in all material respects; and (ii) have timely paid or will timely pay all amounts of Taxes due and payable except to the extent that such Taxes are being contested in good faith and for which Coconut Palm has set aside adequate reserves in accordance with GAAP. All amounts of Taxes required to have been withheld by or with respect to Coconut Pam have been or will be timely withheld and remitted to the applicable taxing authority.

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ARTICLE V
CONDUCT OF BUSINESS PENDING THE MERGER
      Section 5.01     Conduct of Business by EBC Pending the Merger. EBC agrees that, between the date of this Agreement and the Effective Time, except as expressly contemplated by this Agreement or as set forth in Section 5.01 of the EBC Disclosure Schedule, the businesses of EBC and the Subsidiaries shall be conducted only in, and EBC and the Subsidiaries shall not take any action except in, the Ordinary Course of Business and in compliance in all material respects with applicable Law, and EBC shall, and shall cause each of the Subsidiaries to, preserve intact the business organization of EBC and the Subsidiaries, to preserve the assets and properties of EBC and the Subsidiaries in good repair and condition, to maintain and protect rights in material Intellectual Property used in the business of EBC and the Subsidiaries and to preserve the current relationships of EBC and the Subsidiaries with customers, suppliers and other persons with which EBC or any Subsidiary has material business relations, in each case in the Ordinary Course of Business and in a manner consistent with past practice. By way of amplification and not limitation, except as expressly contemplated by any other provision of this Agreement or as set forth in Section 5.01 of the EBC Disclosure Schedule, EBC agrees that neither EBC nor any Subsidiary shall, between the date of this Agreement and the Effective Time, directly or indirectly, do, or propose to do, any of the following without the prior written consent of Coconut Palm, which consent shall not be unreasonably withheld, conditioned or delayed:
      Section 5.02     amend or otherwise change its Articles of Incorporation, Bylaws or other similar organizational documents;
      Section 5.03     issue, sell, pledge, dispose of, grant, encumber, or otherwise subject to any Lien, or authorize such issuance, sale, pledge, disposition, grant or encumbrance of or subjection to such Lien, (i) any shares of any class of capital stock of EBC or any Subsidiary, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including any phantom interest), of EBC or any Subsidiary (except for the issuance of Shares issuable pursuant to employee stock options outstanding on the date of this Agreement and granted under EBC Stock Option Plans as in effect on the date of this Agreement in the Ordinary Course of Business and in a manner consistent with past practice), or (ii) any Properties or other assets of EBC or any Subsidiary, except assets (other than Properties) that are not material in the Ordinary Course of Business and in a manner consistent with past practice;
      Section 5.04     declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, except for dividends or other distributions by any Subsidiary only to EBC or any direct or indirect wholly owned Subsidiary;
      Section 5.05     reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any capital stock of EBC or any Subsidiary;
      Section 5.06     (i) acquire (including by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization (or any division thereof) or any property or asset, except assets (other than real property) in the Ordinary Course of Business and in a manner consistent with past practice; (ii) authorize, or make any commitment with respect to, any capital expenditure, other than maintenance expenditures at existing Properties in the Ordinary Course of Business and consistent with past practice; (iii) enter into any new line of business; or (iv) make investments in persons other than existing Subsidiaries;
      Section 5.07     (i) increase the compensation payable or to become payable or the benefits provided to its current or former directors, officers or employees, except for increases in compensation in the Ordinary Course of Business and in a manner consistent with past practice, pursuant to written compensation plans in effect on or before the date hereof; (ii) grant any retention, severance or termination pay to, or enter into any employment, bonus, change of control or severance agreement with, any current or former director, officer or other employee of EBC or of any Subsidiary; (iii) establish, adopt, enter into, terminate or amend any Plan or establish, adopt or enter into any plan, agreement, program, policy, trust, fund or other arrangement that would be a Plan if it were in existence as of the date of this Agreement for the benefit of any director, officer

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or employee except as required by Law; (iv) loan or advance any money or other property to any current or former director, officer or employee of EBC or the Subsidiaries; or (v) grant any equity or equity based awards (provided that equity awards may be transferred in accordance with the terms of the applicable plan document or agreement);
      Section 5.08     make any change (or file for such change) in any method of Tax accounting;
      Section 5.09     make, change or rescind any material Tax election, file any amended Tax Return, except as required by applicable Law, enter into any closing agreement relating to Taxes, waive or extend the statute of limitations in respect of Taxes (other than pursuant to extensions of time to file Tax Returns obtained in the Ordinary Course of Business) or settle or compromise any material United States federal, state or local income Tax liability, audit, claim or assessment, or surrender any right to claim for a Tax Refund;
      Section 5.10     (except with respect to (x) those matters described at Section 3.10 of the EBC Disclosure Schedule which EBC may pay, discharge, waive, settle or satisfy in its sole discretion up to the amounts set forth in Section 3.10 of the EBC Disclosure Schedule, and (y) any other payment, discharge, settlement or compromise that would not result in EBC’s Indebtedness exceeding the EBC Maximum Indebtedness), pay, discharge, waive, settle or satisfy any claim, liability or obligation that is not an Action, other than the payment, discharge, waiver, settlement or satisfaction, in the Ordinary Course of Business and consistent with past practice;
      Section 5.11     (except with respect to (x) those Actions described at Section 3.10 of the EBC Disclosure Schedule which EBC may prosecute, settle or compromise in its sole discretion up to the amounts set forth in Section 3.10 of the EBC Disclosure Schedule, and (y) any other payment, discharge, settlement or compromise that would not result in EBC’s Indebtedness exceeding the EBC Maximum Indebtedness), waive, release, assign, settle or compromise any pending or threatened Action;
      Section 5.12     other than in the Ordinary Course of Business, (i) enter into, amend, modify or consent to the termination of (other than a termination in accordance with its terms) any Material Contract, or (ii) amend, waive, modify or consent to the termination of (other than a termination in accordance with its terms) EBC’s or any Subsidiary’s rights thereunder;
      Section 5.13     make any expenditure in connection with any advertising or marketing, other than in the Ordinary Course of Business and in a manner consistent with past practice;
      Section 5.14     fail to maintain in full force and effect the existing insurance policies covering EBC and the Subsidiaries and their respective properties, assets and businesses;
      Section 5.15     enter into, amend, modify or consent to the termination of any Contract that would be a Material Contract or transaction that would be required to be set forth in Section 3.16(c) of the EBC Disclosure Schedule if in effect on the date of this Agreement;
      Section 5.16     effectuate a “plant closing” or “mass layoff,” as those terms are defined in the Worker Adjustment and Retraining Notification Act of 1988;
      Section 5.17     initiate or consent to any material zoning reclassification of any Owned Real Property or any material change to any approved site plan, special use permit, planned unit development approval or other land use entitlement affecting any Owned Real Property;
      Section 5.18     except as may be required pursuant to the terms of any specific existing Indebtedness, repurchase, repay or incur any Indebtedness (other than in connection with letters of credit in the Ordinary Course of Business), or issue any debt securities or assume or endorse, or otherwise become responsible for, the obligations of any person, or make any loans or advances, or grant any security interest in any of its assets except in the Ordinary Course of Business and consistent with past practice; or
      Section 5.19     announce an intention, enter into any formal or informal agreement or otherwise make a commitment, to do any of the foregoing.

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      Section 5.20     Exclusivity. Without limiting the other provisions of this Agreement, in order to induce Coconut Palm and EBC to continue to commit to expend their resources and money in furtherance of the Transactions described herein, and to enter into this Agreement, from the date hereof until the earlier of (i) May 27, 2006, or (ii) the date this Agreement shall terminate in accordance with its terms (the “Exclusivity Period”), neither Coconut Palm, EBC, its Subsidiaries, nor the Major EBC Shareholders shall, directly or indirectly, solicit or initiate discussions with, enter into negotiations or agreements with, or furnish any information about themselves, or otherwise assist, facilitate or encourage, any Person or group (other than parties to this Agreement, or their authorized representatives) concerning any proposal for a merger, sale or purchase of substantial assets, sale or purchase of shares of capital stock or other securities, recapitalization or other business combination transaction involving Coconut Palm, EBC or its Subsidiaries on the one hand and any third party on the other hand. Each party will instruct its officers, directors, employees, advisors, affiliates, counsel and agents (collectively, the “Representatives”) not to take any action contrary to the provisions of the previous sentence. Each party shall immediately halt any discussions with any third party regarding any transaction that would be inconsistent with these exclusivity provisions or that would interfere with, prevent or delay the consummation of the Transactions. During the Exclusivity Period, EBC will notify Coconut Palm immediately in writing if EBC becomes aware that any inquiries or proposals are received by, any information is requested from, or any negotiations or discussions are sought to be initiated with, EBC or its Subsidiaries as described above.
      Section 5.21     Access to Information; Confidentiality.
      Section 5.22     Except as otherwise prohibited by applicable Law or the terms of any Contract entered into prior to the date hereof or would be reasonably expected to violate any attorney-client privilege, from the date of this Agreement until the Effective Time, EBC shall (and shall cause the Subsidiaries to): (i) provide to Coconut Palm and to the Representatives of Coconut Palm reasonable access, during normal business hours and upon reasonable prior notice by Coconut Palm, to the officers, employees, agents, properties, offices and other facilities of EBC and the Subsidiaries and to the books and records thereof, and (ii) furnish promptly to Coconut Palm such information concerning the business, properties, Contracts, assets, liabilities, personnel and other aspects of EBC and the Subsidiaries as Coconut Palm or its Representatives may reasonably request. Without limiting the foregoing, Coconut Palm and its Representatives shall have the right to conduct appraisal and environmental and engineering inspections of each of EBC’s properties. In the event any access to information is prohibited by applicable Law or the terms of any Contract entered into prior to the date hereof or would be reasonably expected to violate any attorney-client privilege, EBC shall inform Coconut Palm of the nature of such information and provide a summary of such information.

(b) Except as otherwise prohibited by applicable Law or the terms of any Contract entered into prior to the date hereof or would be reasonably expected to violate any attorney-client privilege, from the date of this Agreement until the Effective Time, Coconut Palm shall: (i) provide to EBC and to the Representatives of EBC reasonable access, during normal business hours and upon reasonable prior notice by EBC, to the officers, employees, agents, properties, offices and other facilities of Coconut Palm and to the books and records thereof, and (ii) furnish promptly to EBC such information concerning the business, properties, Contracts, assets, liabilities, personnel and other aspects of Coconut Palm as EBC or its Representatives may reasonably request. In the event any access to information is prohibited by applicable Law or the terms of any Contract entered into prior to the date hereof or would be reasonably expected to violate any attorney-client privilege, Coconut Palm shall inform EBC of the nature of such information and provide a summary of such information.
      No investigation pursuant to this Section 5.03 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto.
      Section 5.23     Conduct of Business by Coconut Palm Pending the Merger. Coconut Palm agrees that, between the date of this Agreement and the Effective Time, it shall not, directly or indirectly: (a) take any action to cause its representations and warranties set forth in Article IV to be untrue in any material respect; (b) take any action that would reasonably be likely to materially delay the consummation of the Transactions,

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in breach of this Agreement; or (c) amend or otherwise change its Certificate of Incorporation or Bylaws without the consent of EBC, which consent shall not be unreasonably withheld.
      Section 5.24     Reporting Requirements. EBC will deliver to Coconut Palm:
      Section 5.25     within thirty (30) days after the end of each month, consolidated and consolidating unaudited balance sheets and statements of income for EBC, prepared in accordance with GAAP, and comparing such financial position and results of operations against the same periods for the prior year; and
      Section 5.26     within five (5) days after Coconut Palm’s request, such other information respecting the financial condition, operations, receivables, new inventory, machinery or equipment, Contracts, business or any similar information requested of EBC as Coconut Palm may from time to time reasonably request in connection with its continuing due diligence investigation of EBC and its Subsidiaries.
      Section 5.27     Notice of Developments. Each party shall provide prompt written notice to the other parties hereto of any material adverse development causing a breach of its own representations and warranties contained herein. No disclosure by any party pursuant to this Section 5.06, however, shall be deemed to amend or supplement the party’s Disclosure Schedules or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant; provided, however, that Coconut Palm hereby acknowledges that the complete EBC Disclosure Schedule shall be delivered within the timeframe provided in Section 7.02(n), and any disclosure set forth on such schedule shall completely amend and supplement any prior version of the EBC Disclosure Schedule.
ARTICLE VI
ADDITIONAL AGREEMENTS
      Section 6.01     EBC Shareholders’ Meeting. The EBC Board shall or shall cause to occur (i) duly call, give notice of, convene and hold a meeting of its shareholders in accordance with applicable Law to be held in Little Rock, Arkansas (the “EBC Shareholders’ Meeting”), as promptly as practicable after the date of receipt of this Agreement, for the purpose of obtaining EBC Shareholder Approval, and (ii) direct that this Agreement be submitted for consideration by EBC’s shareholders at the EBC Shareholders’ Meeting. Unless this Agreement shall have been terminated in accordance with Section 8.01, the EBC shall hold the EBC Shareholders’ Meeting in any event within seventy-five (75) days from the date hereof. The EBC Board shall use all commercially reasonable efforts to solicit and obtain the EBC Shareholder Approval in accordance with the ABCA and EBC’s Articles of Incorporation. Notwithstanding any other provision of this Agreement, the parties acknowledge that, based on the existence of a possible conflict of interest for the purposes of Section 4-27-831 of the ABCA, the EBC Board will withhold any recommendation to the EBC Shareholders regarding the Merger.
      Section 6.02     Voting Agreement. Univision, Henry Luken, III, Sycamore, and Arkansas Media, LLC, and any entities controlled by any of them which are shareholders of EBC, shall have executed a Voting Agreement in substantially the form of Exhibit F, to be effective as of the date of this Agreement.
      Section 6.03     Registration Statement; Coconut Palm Stockholders’ Meeting.
      Section 6.04     As soon as is reasonably practicable after receipt by Coconut Palm from EBC of all financial and other information relating to EBC as Coconut Palm may reasonably request for its preparation, Coconut Palm shall prepare and file with the SEC under the Exchange Act, and with all other applicable regulatory bodies, a Registration Statement on Form S-4 (or similar Form of Registration Statement) with respect to shares of Coconut Palm Common Stock and Preferred Stock (and Common Stock issuable upon conversion thereof) to be issued in the Merger (the “Registration Statement”), which shall include proxy materials for the purpose of soliciting proxies from current holders of Coconut Palm Common Stock to vote in favor of (i) the adoption of this Agreement and the approval of the Merger, (ii) the change of the name of Coconut Palm to a name mutually acceptable to Coconut Palm and EBC (the “Name Change Amendment”), (iii) an amendment to the Certificate of Incorporation of Coconut Palm to provide for (A) an increase in the number of authorized shares of Coconut Palm authorized capital stock to able allow Coconut

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Palm to issue a sufficient number of shares of capital stock required under this Agreement, and (B) the Certificate of Designation for the Series A Convertible Non-Voting Preferred Stock, and (iv) adoption of the Coconut Palm Stock Option Plan. Such proxy materials shall be in the form of a prospectus/proxy statement to be used for the purpose of soliciting such proxies from holders of Coconut Palm Common Stock and also for the purpose of issuing Coconut Palm Common Stock to holders of EBC Common Stock and EBC Preferred Stock in connection with the Merger (the “Prospectus/ Proxy Statement”). EBC shall furnish to Coconut Palm all information concerning EBC as Coconut Palm may reasonably request in connection with the preparation of the Registration Statement. EBC and its counsel and Univision and its counsel shall be given an opportunity to review and comment on the Registration Statement prior to its filing with the SEC. Coconut Palm, with the assistance of EBC, shall promptly respond to any SEC comments on the Registration Statement and shall otherwise use all commercially reasonable efforts to cause the Registration Statement to be declared effective as promptly as practicable.
      Section 6.05     Coconut Palm shall use commercially reasonable efforts to comply with all applicable provisions of and rules under the Securities Act, the Exchange Act and all applicable provisions of the DGCL in the preparation, filing and distribution of the Registration Statement, the solicitation of proxies thereunder, and the calling and holding of Coconut Palm Stockholders Meeting. Without limiting the foregoing, Coconut Palm shall ensure that the Prospectus/ Proxy Statement does not, as of the date on which it is distributed to the holders of Coconut Palm Common Stock, and as of the date of Coconut Palm Stockholders’ Meeting (defined below), contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading, except with respect to any information provided by EBC.
      Section 6.06     The Coconut Palm Board shall duly call, give notice of, convene and hold a meeting of its stockholders in accordance with applicable Law (the “Coconut Palm Stockholders’ Meeting”), as promptly as practicable after the date of this Agreement, for the purpose of obtaining the requisite affirmative vote of the stockholders of Coconut Palm which shall include without limitation the approval of eighty percent (80%) of its institutional shareholders and a limit on the number of Coconut Palm stockholders that dissent and exercise conversion rights to receive cash (the “Coconut Palm Stockholder Approval”). Unless this Agreement shall have been terminated in accordance with Section 8.01, Coconut Palm shall hold Coconut Palm Shareholders’ Meeting in any event within 90 days from the date hereof or if the SEC reviews and comments upon the Registration Statement or Proxy Statement, then within 75 days following completion of each review process. Subject to the terms of this Agreement, the Coconut Palm Board shall (i) recommend to holders of Coconut Palm Common Stock that they adopt this Agreement, (ii) include such recommendation in the proxy statement solicited in connection with Coconut Palm Stockholders’ Meeting and (iii) use its best efforts to solicit and obtain Coconut Palm Stockholder Approval in accordance with the DGCL and Coconut Palm’s Certificate of Incorporation.
      Section 6.07     Coconut Palm’s obligations under this Section 6.03 are subject to Coconut Palm’s Due Diligence Review and receipt of an appraisal and fairness opinion as provided herein.
      Section 6.08     Directors’ and Officers’ Indemnification.
      Section 6.09     The Certificate of Incorporation and Bylaws of the Surviving Corporation shall contain provisions no less favorable with respect to exculpation and indemnification than are set forth in the Articles of Incorporation of EBC, the Bylaws of EBC, respectively, which provisions shall not be amended, repealed or otherwise modified for a period of three years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors, officers, employees, fiduciaries or agents of EBC or any of the Subsidiaries.
      Section 6.10     After the Effective Time, Coconut Palm and the Surviving Corporation shall, jointly and severally, to the fullest extent permitted under applicable Law, indemnify and hold harmless, each present and former director and officer of EBC and each Subsidiary (collectively, the “Indemnified Parties”) against all costs and expenses (including attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and settlement amounts paid in connection with any claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), whether civil, criminal, administrative or investigative, arising out

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of or pertaining to any action or omission in their capacity as an officer, director, employee, fiduciary or agent, occurring on or before the Effective Time, to the same extent as provided in the Certificate of Incorporation and Bylaws of EBC.
      Section 6.11     Management Stock Option Plan. Immediately following the Effective Date, Coconut Palm shall adopt a management stock option plan the terms and conditions of which, including without limitation the vesting schedule, shall be determined by Coconut Palm’s compensation committee (the “Management Stock Option Plan”). The Management Stock Option Plan shall provide for the reservation of stock options to purchase approximately Nine Million (9,000,000) shares of Coconut Palm Common Stock exercisable at fair market value to be granted to officers of Coconut Palm and the Surviving Corporation.
      Section 6.12     One-Time Management Incentive Plan. Immediately following the Effective Date, Coconut Palm shall establish a one-time management cash incentive plan to be funded to the extent Coconut Palm receives proceeds from the exercise of outstanding warrants of Coconut Palm up to a maximum of Eight Million Five Hundred Thousand Dollars ($8,500,000) (the “Management Incentive Plan”). The Management Incentive Plan shall provide that: (i) Larry Morton shall receive a bonus in the amount of $3,040,000, and Greg Fess shall receive a bonus of $500,000; (ii) RPCP Investments, LLLP shall receive Two Million Five Hundred Thousand Dollars ($2,500,000) of the $8,500,000 million; and (iii) the balance of the Management Incentive Plan, Two Million Four Hundred Eighty Thousand Dollars ($2,460,000), will be distributed to officers, directors or third party service providers and advisors of Coconut Palm and Surviving Corporation at the discretion of Coconut Palm’s compensation committee. If directed by the Board of Directors of the Surviving Corporation, in its sole discretion, the Management Incentive Plan may be used to fund the cashless exercise of options from the Management Stock Option Plan subject to adjustment for negative tax consequences borne by each participant. The parties acknowledge that the funding of the Management Incentive Plan is not guaranteed and is subject to Coconut Palm’s ability to redeem outstanding warrants following the Effective Time in accordance with the terms of such warrants.
      Section 6.13     Resignations. Coconut Palm shall obtain and deliver to EBC at the Closing evidence reasonably satisfactory to EBC of the resignation effective as of the Effective Time, of the directors of Coconut Palm. In addition, EBC shall obtain and deliver to Coconut Palm at the Closing, evidence reasonably satisfactory to Coconut Palm of the resignation as of the Effective Time of the directors of the Subsidiaries as designated by Coconut Palm to EBC at least 20 days prior to the Closing.
      Section 6.14     Employment and Consultancy Agreements. At Closing Coconut Palm will enter into: (i) an Employment Agreement with Mr. Larry Morton in the form provided in Exhibit G to this Agreement (the “Morton Employment Agreement”); (ii) an Employment Agreement with Mr. Greg Fess in the form provided in Exhibit H to this Agreement (the “Fess Employment Agreement”); and (iii) a Consultancy Agreement with Mr. Max Hooper in the form provided in Exhibit I (the “Consultancy Agreement”). The parties acknowledge that Coconut Palm and Surviving Corporation shall recruit and enter into an employment agreement with a new Chief Financial Officer of Coconut Palm and Surviving Corporation.
      Section 6.15     Management Services Agreement. At Closing Coconut Palm will enter into a Management Services Agreement with Royal Palm Capital Partners, LLP in the form provided in Exhibit J to this Agreement (the “Management Services Agreement”).
      Section 6.16     Univision Affiliation Agreement; Waiver of Right of First Refusal. At and effective as of the Closing, EBC and Univision shall enter into the affiliation agreements based on the form of the Univision Affiliation Agreement and the Telefutura Affiliation Agreement attached as Exhibit I (the “Univision Affiliation Agreements”) providing for new 15-year terms in markets currently served by EBC and to include two new markets with Univision affiliates in Nashville, Tennessee and Jacksonville, Florida. The Surviving Corporation will have two (2) years from the Effective Date to acquire and begin transmitting Univision Network programming on such full power or LPTV stations in these markets. Univision acknowledges that the payment of the Preferred Stock Cash Consideration to Univision as set forth in Section 2.01(b) is subject to Univision executing the Univision Affiliation Agreements. The parties hereby agree that the right of first refusal held by Univision as set forth in paragraph 27 of those Univision and Telefutura affiliation agreements now in existence with EBC and/or its Subsidiaries and the Univision Affiliation

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Agreements to be entered into by and between EBC and/or its Subsidiaries and Univision Network Limited Partnership and/or its affiliates (“UNLP”) and by and between EBC and/or its Subsidiaries and Telefutura shall in no way extend, or be applicable to this Agreement and Transactions herein contemplated, and therefore Univision hereby waives any such right for itself, UNLP and Telefutura.
      Section 6.17     Arkansas Media Purchase and Settlement Agreement. The parties acknowledge and agree that the related party transactions between EBC and Arkansas Media, LLC will be resolved in accordance with the Equity Broadcasting Corporation — Arkansas Media, LLC Purchase and Settlement Agreement in the form of Exhibit K attached to this Agreement (the “EBC Arkansas Media Settlement Agreement”).
      Section 6.18     Indemnification.
      Section 6.19     Indemnification of Coconut Palm. Subject to the terms and conditions of this Section 6.12 (including without limitation the limitations set forth in Section 6.12(e)), EBC shall indemnify, defend and hold harmless Coconut Palm and the Surviving Corporation and its employees, officers, directors, representatives, successors and permitted assigns (a “Coconut Palm Indemnitee”) from and against all Losses asserted against, resulting to, imposed upon, or incurred by any Coconut Palm Indemnitee by reason of, arising out of or resulting from: (i) the inaccuracy or breach of any representation or warranty of EBC contained in or made pursuant to this Agreement, any Schedule or any certificate delivered by EBC to Coconut Palm pursuant to this Agreement with respect hereto or thereto in connection with the Closing; (ii) the non-fulfillment or breach of any covenant or agreement of EBC contained in this Agreement or delivered pursuant to this Agreement; and (iii) any Taxes of EBC or any Subsidiary arising in or relating to any taxable period (or portion thereof) ending on or before the Closing Date which EBC has not properly accrued on its Most Recent Balance Sheet in accordance with GAAP.
      Section 6.20     Losses. As used in this Section 6.12, the term “Losses” shall include all losses, liabilities, damages, judgments, awards, orders, penalties, settlements, costs and expenses (including, without limitation, interest, penalties, court costs and reasonable legal fees and expenses) including those arising from any Actions, demands, claims, suits, actions, costs of investigation, notices of violation or noncompliance, causes of action, proceedings and assessments whether or not made by third parties or whether or not ultimately determined to be valid.
      Section 6.21     Indemnification of Third Party Claims. The indemnification obligations and liabilities under this Section 6.12 with respect to actions, proceedings, lawsuits, investigations, demands or other claims brought against Coconut Palm by a Person other than EBC (a “Third Party Claim”) shall be subject to the following terms and conditions:

(a) Notice of Claim. Coconut Palm, will give the EBC Shareholder Representative (as defined below) prompt written notice after receiving written notice of any Third Party Claim or discovering the liability, obligation or facts giving rise to such Third Party Claim (a “Notice of Claim”) which Notice of Third Party Claim shall set forth (i) a brief description of the nature of the Third party Claim, (ii) the total amount of the actual out-of-pocket Loss or the anticipated potential Loss (including any costs or expenses which have been or may be reasonably incurred in connection therewith), and (iii) whether such Loss may be covered (in whole or in part) under any insurance and the estimated amount of such Loss which may be covered under such insurance, and the EBC Shareholder Representative shall be entitled to participate in the defense of such Third Party Claim at its expense.

(b) Defense. The EBC Shareholder Representative shall have the additional right, at its option (subject to the limitations set forth below) at its own expense, by written notice to Coconut Palm, to assume the entire control of, subject to the right of Coconut Palm to participate (at its expense and with counsel of its choice) in, the defense, compromise or settlement of the Third Party Claim as to which such Notice of Claim has been given, and shall be entitled to appoint a recognized and reputable

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counsel reasonably acceptable to Coconut Palm to be the lead counsel in connection with such defense. If EBC Shareholder Representative elects to assume the defense of a Third Party Claim:

1. the EBC Shareholder Representative shall diligently and in good faith defend such Third party Claim and shall keep Coconut Palm reasonably informed of the status of such defense; provided, however, that in the case of any settlement providing for remedies other than monetary damages for which indemnification is provided, Coconut Palm shall have the right to approve the settlement, which approval will not be unreasonably withheld, conditioned or delayed; and

2. Coconut Palm shall fully cooperate in all respects with the EBC Shareholder Representative in any such defense, compromise or settlement thereof, including, without limitation, the selection of counsel, and Coconut Palm shall make available to the EBC Shareholder Representative all pertinent information and documents under his control.

(c) Limitations of Right to Assume Defense. The EBC Shareholder Representative shall not be entitled to assume control of such defense if (i) the Third Party Claim relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation; (ii) the Third Party Claim seeks an injunction or equitable relief against Coconut Palm; or (iii) there is a reasonable probability that a Third Party Claim may materially and adversely affect Coconut Palm other than as a result of money damages or other money payments.
      Section 6.22     Insurance Effect. To the extent that any Losses that are subject to indemnification pursuant to this Section 6.12 are covered by insurance, Coconut Palm shall use commercially reasonable efforts to obtain the maximum recovery under such insurance; provided that Coconut Palm shall nevertheless be entitled to bring a claim for indemnification under this Section 6.12 in respect of such Losses and the time limitations set forth in Section 6.12(e) hereof for bringing a claim of indemnification under this Agreement shall be tolled during the pendency of such insurance claim. The amount of any indemnifiable Loss shall be reduced by an amount equal to 100% of any proceeds actually paid to Coconut Palm from insurance or other amounts actually recovered from third parties by or on behalf of Coconut Palm in respect of the related Loss and actually paid to Coconut Palm.
      Section 6.23     Limitations on Indemnification.

(a) Survival. The representations, warranties, covenants and agreements in this Agreement shall survive the Closing until the date which is twelve (12) months following the Closing Date (the “Survival Period”). Notwithstanding the foregoing or any other provision of this Agreement, any claim made by a party hereunder by filing a suit or action in a court of competent jurisdiction for breach of a representation or warranty prior to the termination of the Survival Period provided hereunder for such claim shall be preserved despite the subsequent termination of such Survival Period.

(b) Amount and Source Limitation. Notwithstanding any other provision contained herein (except for Section 6.12(f)), the aggregate maximum liability of EBC for Losses pursuant to Section 6.12 shall not in any event exceed the Escrow, and neither Coconut Palm nor any Coconut Palm Indemnitee shall have any claim hereunder against EBC, any Subsidiary or the Major EBC Shareholders other than for the shares (and any proceeds of the shares or distributions with respect to the shares) held as part of the Escrow which shall constitute the sole source of payment of any indemnification claim hereunder.

(c) Amount Less Than EBC Maximum Indebtedness. In the event the total Indebtedness of EBC as reflected on the Closing Balance Sheet (the “EBC Closing Date Indebtedness”) shall be less than the EBC Maximum Indebtedness, then any Losses subject to indemnification under this Section 6.12 shall be paid solely by the Surviving Corporation up to the amount by which the EBC Maximum Indebtedness, subject to adjustment in Section 7.02(s), exceeds the EBC Closing Date Indebtedness. For example, by way of illustration and not limitation, if the EBC Closing Indebtedness equals $58,000,000, and the EBC Maximum Indebtedness equals $62,000,000 (as determined in accordance with Section 3.03(d)), then any Losses subject to indemnification under this Section 6.12 shall be paid by the Surviving Corporation (and not paid from the Escrow) up to $4,000,000, with any

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Losses subject to indemnification under this Section 6.12 which are over $4,000,000 paid from the Escrow.

      Section 6.24     Exclusive Remedy. Coconut Palm hereby acknowledge and agree that, from and after the Closing, its sole remedy with respect to any and all claims for damages arising out of or relating to this Agreement shall be pursuant and subject to the requirements and limitations of the indemnification provisions set forth in this Section 6.12. The parties acknowledge and agree that prior to the Closing: EBC’s indemnification of Coconut Palm pursuant to Section 6.12(a) shall not be subject to the limitations of Section 6.12(e)(ii) above and that any claims for indemnification under Section 6.12(a) or otherwise pursuant to this Agreement may only be brought against EBC directly and not any EBC shareholders, officers, directors, agents, or representatives.
      Section 6.25     Adjustment to Merger Consideration. Amounts paid for indemnification under Section 6.12 shall reduce the total Merger Consideration and thus the shares of Coconut Palm Common Stock issued by Coconut Palm as a result of the Merger, except as otherwise required by Law.
      Section 6.26     EBC Shareholder Representative. John Whitmore shall be the EBC Shareholder Representative. The EBC Shareholder Representative shall have all rights and obligations to represent EBC shareholders with Escrowed Shares in connection with all matters in this Section 6.12, and all matters relating to the Escrow Agreement, as provided in Section 2.05. The Surviving Corporation shall indemnify and hold harmless the EBC Shareholder Representative against any claims, damages or liabilities resulting from the EBC Shareholder Representative’s performance of its duties under Section 2.05 and Section 6.12(h) except for acts of fraud or willful breach of such sections.
      Section 6.27     Governance. As of the Effective Time, the members of the board of directors of both Coconut Palm and the Surviving Corporation shall be seven (7) with Henry Luken, III as Chairman, with three designees of the board being appointed by shareholders of EBC or members of EBC management and with three designees of the board being appointed by Coconut Palm. All such designees shall have been so designated at on or before the date of Closing. Such total number of board members may be subject to adjustment by applicable securities Law and requirements of applicable securities exchange or national securities quotation systems, including the requirements for a majority of independent directors. Following the Effective Date, Coconut Palm shall provide all directors with customary indemnification and directors’ and officers’ insurance. The Surviving Corporation’s officers shall be mutually agreed upon by Coconut Palm and EBC prior to the Effective Time.
      Section 6.28     Listing Application. Within thirty (30) days following the Effective Date, Coconut Palm shall make application to the NASDAQ market for which it qualifies, or to a national securities exchange, for the listing of Coconut Palm Common Stock, and following the submission of such application shall make reasonable efforts to obtain approval for such application.
      Section 6.29     Confidentiality; Public Announcements.
      Section 6.30 From the date hereof until Closing, without the prior written consent of the other party, neither party will, and each will direct its Representatives not to, directly or indirectly, make any public comment, statement or communication with respect to, or otherwise disclose or permit the disclosure of the existence of discussions regarding, a possible transaction between the parties or any of the terms, conditions, or other aspects of the Transactions or information provided by one party to the other without the written consent of the other party hereto.
      Section 6.31     The initial press release relating to this Agreement shall be a joint press release the text of which has been agreed to by each of Coconut Palm and EBC and shall be subject to the requirements of applicable securities Law or the requirements of any applicable securities exchange or national securities quotation system. Thereafter, each of Coconut Palm and EBC shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or any of the Transactions.

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      Section 6.32     If a party believes, on the advice of counsel, that it is required by applicable Law or the requirements of any applicable securities exchange or any national securities quotation system to make any disclosure prohibited by this Section 6.15, it shall first notify the other party and provide to the other party the content of the proposed disclosure, the reasons that such disclosure is required by law or regulation, and the time and place that the disclosure will be made, and give the other party a reasonable opportunity to review the proposed disclosure and comment thereon.
      Section 6.33     Due Diligence Review. Coconut Palm shall be entitled to conduct, from the date hereof through a date which is four (4) weeks from the date hereof (the “Due Diligence Termination Date”), a due diligence review of EBC which may include, without limitation, a review of the assets, properties, books, records, business, operations, government licenses, customer base, and financial condition of EBC, an audit of EBC’s financial statements and an environmental assessment of the business premises (hereinafter referred to as “Due Diligence Review”). EBC and its officers, employees and agents shall facilitate such review by Coconut Palm and its Representatives and shall furnish all information as may be reasonably requested by such reviewing party, and shall afford such reviewing party and its representatives an opportunity to examine such books, records and properties of EBC as may be requested. If the results of the Due Diligence Review are not satisfactory to Coconut Palm in its sole discretion, then Coconut Palm may elect in writing, on or prior to the Due Diligence Termination Date, to not close the Transactions contemplated by this Agreement and/or to terminate this Agreement. Coconut Palm’s conduct or failure to conduct any Due Diligence Review shall not affect any representation or warranty of EBC or any of the Shareholders under this Agreement.
      Section 6.34     Transfer Taxes. EBC and Coconut Palm shall reasonably cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any sales, transfer, stamp, stock transfer, value added, use, real property transfer or gains and any similar Taxes which become payable in connection with the transactions contemplated by this Agreement.
      Section 6.35     Certain Claims. As additional consideration for the issuance of the Merger Consideration pursuant to this Agreement, each of EBC stockholders hereby release and forever discharges, effective as of the Closing Date EBC and its directors, offices, employees and agents, from any and all rights, claims, demands, judgments, obligations, liabilities and damages, whether accrued or unaccrued, asserted or unasserted, and whether known or unknown arising out of or resulting from such stockholder’s (i) status as a holder of an equity interest in EBC; and (ii) employment, service, consulting or other similar agreement entered into with EBC prior to Closing, to the extent that the bases for claims under such agreement that survives the Closing arise prior to the Closing, provided, however, the foregoing shall not release any obligations of Coconut Palm set forth in this Agreement or the Escrow Agreement.
      Section 6.36     No Securities Transactions. Neither EBC nor any of its affiliates, directly or indirectly, shall engage in any transaction involving the securities of Coconut Palm prior to the time of the making of a public announcements of the transactions contemplated by this Agreement. EBC shall use its best efforts to require each of its officers, directors, employees, agents, representatives and stockholders to comply with the foregoing requirement.
      Section 6.37     Third Party Expenses. Each of EBC and Coconut Palm shall provide the other party with a statement of estimated third party expenses incurred by it (“Third Party Expenses”) at least ten (10) business days prior to the date of the Closing (the “Statement of Expenses”), which statement shall be provided for informational purposes only.
      Section 6.38     Use of Coconut Palm Cash. The parties acknowledge and agree that the cash held by Coconut Palm at the Closing, including its operating cash and the cash held in the Trust Fund (collectively, the “Segregated Growth Funds”), shall as of the Effective Time and for all times following the Effective Time be subject the restrictions contained in this Section 6.21. The Segregated Growth Funds shall generally be used for the purposes of achieving revenue growth, and for customary working capital purposes (specifically excluding the prepayment of any Indebtedness). The parties shall use commercially reasonable efforts to obtain the agreement of each applicable EBC lender(s) that the Segregated Growth Funds: (i) be

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held in newly established segregated account(s); and (ii) not be considered or used as collateral or security for any debt or encumbered by any debt.
      Section 6.39     Univision Registration Rights. If at any time during the two (2) year period following the Effective Date the Surviving Corporation intends to file a Registration Statement, the Surviving Corporation shall provide Univision with written notice thereof at least fifteen (15) days prior to such filing. Univision shall have the right to include all or any part of the Registrable Shares in the registration contemplated by such Registration Statement provided it provides written notice of the number of its Registrable Shares to be included in the Registration Statement within 15 days of its receipt of such notice. The Surviving Corporation shall use its best efforts to cause all such Registrable Shares which the Surviving Corporation has been requested by Univision to register to be registered under the Securities Act of 1933, as amended (the “Securities Act”), to permit their sale or other disposition in accordance with the intended methods of distribution specified in the request of Univision; provided, however, that Surviving Corporation shall have the right to postpone or withdraw any registration effected pursuant to this Section without any obligation to Univision whatsoever, in which event the Surviving Corporation shall provide prompt written notice thereof to Univision.
      In connection with any registration under this Section 6.22 involving an underwritten offering, the Surviving Corporation shall not be required to include any Registrable Shares in such registration unless Univision thereof accepts the terms of the underwriting as agreed upon between the Surviving Corporation and the underwriters of the Surviving Corporation. If, in the opinion of the managing underwriter, it is appropriate because of marketing factors to limit the number of Registrable Shares to be included in the offering, then the Surviving Corporation shall be required to include in the registration only that number of Registrable Shares, if any, which the managing underwriter believes should be included therein. If the number of Registrable Shares to be included in the offering in accordance with the foregoing is less than the total number of shares which Univision has requested to be included, then Univision and other holders of securities entitled to be included in such registration shall participate in the registration pro rata based upon the total number of shares requested to be registered by them.
      For the purposes of this Section the term “Registration Statement” means a registration statement filed by the Surviving Corporation with the Securities and Exchange Commission (the “SEC”) for a public offering and sale of common stock of the Surviving Corporation (other than a Registration Statement on Form S-4, S-8 or their successors, or any other form for a limited purpose, or any registration statement covering only securities proposed to be issued in exchange for securities or assets of another corporation). For the purposes of this Section the term “Registrable Shares” shall include (i) those shares of Coconut Palm Common Stock issued to Univision under this Agreement, (ii) those shares of Coconut Palm Common Stock issuable to Univision upon conversion of the Series A Convertible Non-Voting Preferred Stock issued to Univision under this Agreement and (iii) any securities issued as a dividend or other distribution with respect to, or in exchange for, or in replacement of, securities referenced in clause (i) or (ii).
      The Surviving Corporation shall not be liable for any sales, broker’s or underwriting commissions or other selling expenses incurred upon sale by Univision of any of the Registrable Shares but shall be responsible for all other registration expenses. The registration rights and obligations provided in this Section 6.22 shall not be assignable to any third party, except to an affiliate of Univision.
      The Surviving Corporation shall prepare and promptly file with the SEC and promptly notify Univision of the filing of such amendments or supplements to the Registration Statement or prospectuses contained therein as may be necessary to correct any statements or omissions if, at the time when a prospectus relating to the Registrable Shares required to be delivered under the Securities Act, any event shall have occurred as a result of which any such prospectus or any other prospectus as then in effect would include an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Surviving Corporation shall also advise Univision promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the SEC suspending the effectiveness of the Registration Statement or the initiation or threatening of any proceeding for that purpose and promptly use its reasonable best efforts to prevent the issuance of any

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stop order or to obtain its withdrawal if such stop order should be issued. If, after a Registration Statement becomes effective, the Surviving Corporation advises Univision that the Surviving Corporation, in its reasonable judgment, considers it appropriate that the Registration Statement be amended, Univision shall suspend any further sales of the Registrable Shares until the Surviving Corporation advises Univision that the Registration Statement has been amended provided that the Surviving Corporation promptly makes such amendment.
      The Surviving Corporation shall maintain the effectiveness of the Registration Statement until such time (which period shall not be less than 120 days) as the Surviving Corporation reasonably determines that Univision will be able to sell all of its Registrable Shares then owned by Univision without the need for continued registration of the shares, in the three month period immediately following the termination of the effectiveness of the Registration Statement.
      If the Registrable Securities owned by Univision Holder are included in any registration, Univision shall furnish the Surviving Corporation such information regarding itself as the Surviving Corporation may reasonably request and as shall be required in connection with any registration referred to in this Section 6.22. Univision shall indemnify and hold harmless the Surviving Corporation and its affiliates, subsidiaries, officers, directors, shareholders, representatives and each Person, if any, who controls (as defined in the Securities Act) the Surviving Corporation for any losses, claims, damages or liabilities (joint or several) resulting from any material omissions or misstatements of fact provided by Univision in writing to the Surviving Corporation expressly for use in connection with such registration and actually included in the Registration Statement used to register the Registrable Shares. The foregoing indemnity by Univision shall not apply to amounts paid in settlement of any such liabilities if such settlement is effected without the consent of Univision (which consent shall not be unreasonably withheld or delayed), and in no event shall any indemnity by Univision exceed the net proceeds (less underwriting discounts and selling commissions) from the offering received by Univision.
      To the maximum extent permitted by applicable Law, the Surviving Corporation will indemnify and hold harmless Univision and its affiliates, subsidiaries, officers, directors, shareholders, representatives and each Person, if any, who controls (as defined in the Securities Act) Univision for any losses, claims, damages or liabilities (joint or several) resulting from: (a) any untrue statement or alleged untrue statement of a material fact contained in such Registration Statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (b) the omission or alleged omission to state in the Registration Statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, a material fact required to be stated therein or necessary to make the statements therein not misleading, or (c) any violation or alleged violation by the Surviving Corporation of applicable securities laws, or any rule or regulation promulgated under applicable securities laws relating to the Registration Statement.
      If any indemnification provided for in this Section is held by a court of competent jurisdiction to be unavailable to an indemnified party, in lieu thereof the indemnifying party shall contribute to the amount paid or payable by such indemnified party in such proportion as is appropriate to reflect the relative fault of the indemnifying party, on the one hand, and of the indemnified party, on the other hand, for the claim giving rise to such payments; provided that no contribution by Univision, when combined with any amounts paid by Univision pursuant to any indemnity hereunder, shall exceed the net proceeds (less underwriting discounts and selling commissions) from the offering received by Univision.
      The obligations of indemnity and contribution hereunder shall survive the completion of any offering of Registrable Shares in a Registration Statement under this Agreement.
      The Surviving Corporation shall not, without the prior written consent of Univision which shall not be unreasonably withheld, enter into any agreement with any holder or prospective holder of any securities of the Surviving Corporation that would grant such holder or prospective holder any piggyback registration rights materially superior to those rights granted pursuant to this Agreement (it being understood that the grant of parity piggyback registration rights shall not require any such consent, and it further being understood that the grant of senior piggyback registration rights shall not require any such consent if such senior piggyback

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registration rights are granted to an investor in a material capital raising transaction for the Surviving Corporation in lieu of granting any demand registration rights to such investor).
      Section 6.40     Further Action; Approvals; Reasonable Efforts.
      Section 6.41     Upon the terms and subject to the conditions of this Agreement, each of the parties hereto agrees to use all commercially reasonable efforts to (i) take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the Transactions, and (ii) obtain from Governmental Authorities and third parties any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained by Coconut Palm or EBC, or any of their respective subsidiaries, if applicable, in connection with the authorization, execution and delivery of this Agreement.
      Section 6.42     As soon as practicable after the date of this Agreement, (i) each of the parties hereto agrees to make an appropriate filing pursuant to the HSR Act with respect to the transactions contemplated by this Agreement and to supply as promptly as practicable to the appropriate Governmental Authorities any additional information and documentary material that may be requested pursuant to the HSR Act; and EBC agrees to make an appropriate filing with the FCC with respect to the transactions contemplated by this Agreement and to supply as promptly as practicable to the appropriate Governmental Authorities any additional information and documentary material that may be requested by the FCC regarding EBC’s FCC licenses;
      Section 6.43     Subject to appropriate confidentiality protections, each of Coconut Palm and EBC shall have the right to review and approve in advance drafts of all applications, notices, petitions, filings and other documents made or prepared in connection with the items described in clauses (a) and (b) above, which approval shall not be unreasonably withheld or delayed, shall cooperate with each other in connection with the making of all such filings, shall furnish to the other party such necessary information and assistance as such other party may reasonably request with respect to the foregoing and shall provide the other party with copies of all filings made by such party with any applicable Government Authority, and, upon request, any other information supplied by such party to a Governmental Authority in connection with this Agreement and the Transactions. Any such information provided by each party and included in any regular filing shall be true and correct in all material respects and shall not omit to state a material fact necessary to make the statement therein not misleading.
      Section 6.44     EBC, and Coconut Palm shall use their respective reasonable best efforts to obtain any third party consents (i) necessary, proper or advisable to consummate the Transactions, (ii) disclosed in the EBC Disclosure Schedule or (iii) required to prevent a EBC Material Adverse Effect from occurring prior to the Effective Time. In the event that EBC shall fail to obtain any third party consent described above, EBC shall use its reasonable best efforts, and shall take such actions as are reasonably requested by Coconut Palm, to minimize any adverse effect upon EBC and Coconut Palm and their respective businesses resulting, or which could reasonably be expected to result, after the Effective Time, from the failure to obtain such consent. In addition, at the request of Coconut Palm, EBC shall use its reasonable best efforts to assist Coconut Palm in obtaining (A) any estoppel certificates from any ground lessor under the ground leases underlying the Leased Properties, and (B) customary “comfort” letters from any franchisors or licensors under any franchise or license agreements to which EBC or any Subsidiary is a party.
      Section 6.45     Notwithstanding anything to the contrary in this Agreement, in connection with obtaining any approval or consent from any person (other than a Governmental Authority) with respect to the Merger or any other Transaction, (i) without the prior written consent of Coconut Palm which shall not be unreasonably withheld, none of EBC or any of its Subsidiaries shall pay or commit to pay to such person whose approval or consent is being solicited any cash or other consideration, make any commitment or incur any liability or other obligation due to such person and (ii) Coconut Palm shall not be required to pay or commit to pay to such person whose approval or consent is being solicited any cash or other consideration, make any commitment or to incur any liability or other obligation.

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ARTICLE VII
CONDITIONS TO THE MERGER
      Section 7.01     Conditions to the Obligations of Each Party. The obligations of EBC, Coconut Palm, and the Major EBC Shareholders to consummate the Merger are subject to the satisfaction or waiver (where permissible) of the following conditions:
      Section 7.02     EBC Shareholder Approval. EBC Shareholder Approval shall have been obtained by EBC in accordance with the ABCA and EBC’s Articles of Incorporation.
      Section 7.03     Coconut Palm Stockholder Approval. Coconut Palm Stockholder Approval shall have been obtained by Coconut Palm in accordance with the DGCL and Coconut Palm’s Certificate of Incorporation.
      Section 7.04     No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, judgment, decree, executive order or award which is then in effect and has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.
      Section 7.05     U.S. Antitrust Approvals and Waiting Periods. Any waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.
      Section 7.06     Government Approvals. Coconut Palm and EBC shall have obtained all necessary approvals required by governmental entities, including all applicable requirements, approvals of applications, and notices with the FCC under the Communications Act and all approvals related to FCC Licenses.
      Section 7.07     Univision Asset Purchase Agreement. EBC shall have executed and delivered to Univision the Asset Purchase Agreement in the form attached as Exhibit L and all the transactions contemplated thereunder shall have been fully consummated pending the Closing of this Agreement. In the event the transactions contemplated under the Asset Purchase Agreement shall not have been consummated, then the parties shall adhere to the provisions in Section 2.01(b).
      Section 7.08     Conditions to the Obligations of Coconut Palm. The obligations of Coconut Palm to consummate the Merger are subject to the satisfaction or waiver (where permissible) of the following additional conditions:
      Section 7.09     Representations and Warranties. The representations and warranties of EBC that are qualified by materiality shall be true and correct in all respects, and the representations and warranties of EBC contained in this Agreement that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Effective Time, as though made on and as of the Effective Time.
      Section 7.10     Agreements and Covenants. EBC and the Major EBC Shareholders shall have performed or complied in all material respects (except for those which are already qualified by materiality, which shall be true and correct in accordance with their respective terms) with all agreements and covenants required by this Agreement to be performed or complied with by it/him on or prior to the Effective Time.
      Section 7.11     No Litigation. No Action against or involving EBC or the Major EBC Shareholders (including a temporary restraining order) or final judgment, order or decree relating thereto, of any state or federal court or other governmental agency or third party in which it is sought to obtain damages or other relief (including rescission) (provided with respect to the Major EBC Shareholders such Actions must relate to this Agreement), or which prevents or restrains the consummation of the Transactions by EBC or Major EBC Shareholders, or prohibits the shareholders’ ownership of the Shares (or transfer hereunder), or that has had, or would reasonably be expected to have, a EBC Material Adverse Effect, shall be pending or threatened; no investigation that would result in any such Action shall be pending or threatened, and no such judgment, order or decree relating to such Action shall have been entered.

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      Section 7.12     Third Party Approvals. All Third Party Approvals that are required of EBC and the Major EBC Shareholders shall have been received, in form and substance and on terms reasonably satisfactory to Coconut Palm and EBC, and original or copies of executed counterparts thereof shall have been made available for inspection by Coconut Palm prior to the Closing.
      Section 7.13     Material Adverse Effect. From the date hereof to the Closing Date, there shall have been no change, event or development that has had, or would reasonably be expected to have, an EBC Material Adverse Effect.
      Section 7.14     Shareholders’ Agreement. Except with respect to those agreements listed at Section 7.02(f) of the EBC Disclosure Schedule, all shareholder agreements, voting agreements (except as provided herein), buy-sell agreements and all similar agreements involving EBC and its shareholders shall have been terminated as of the Closing.
      Section 7.15     Voting Agreements. The Voting Agreements of Section 6.02 shall have been executed and delivered to Coconut Palm.
      Section 7.16     Employment and Consultant Agreements. The Morton Employment Agreement, the Fess Employment Agreement and the Hooper Consulting Agreement shall have been executed and delivered by Messrs. Morton, Fess and Hooper, respectively, to Coconut Palm.
      Section 7.17     Management Services Agreement. The Management Services Agreement shall have been executed and delivered by EBC to Coconut Palm.
      Section 7.18     Dissenters. The holders of not more than five percent (5%) of the outstanding capital stock of any class of EBC shall have demanded appraisal of the capital stock of EBC in accordance with the ABCA.
      Section 7.19     Univision Affiliation Agreements. The Univision Affiliation Agreements, in the form of attached as Exhibit I, shall have been executed and delivered to Coconut Palm by EBC and Univision. Coconut Palm acknowledges that the failure to execute and deliver said agreements cannot be waived as a condition to Closing.
      Section 7.20     Officer’s Certificate. EBC shall have delivered to Coconut Palm a certificate, dated the date of the Closing, signed by an officer of EBC and certifying as to the satisfaction of the conditions specified in Sections 7.01(a), (c) and (e) and Sections 7.02(a) through 7.02(k).
      Section 7.21     Appraisal. A reputable media valuation firm such as Holt Media or other similar valuation firm agreed to by Coconut Palm and EBC (each in their sole discretion) shall appraise EBC with a valuation of at least Three Hundred Million Dollars ($300,000,000).
      Section 7.22     Fairness Opinion. A fairness opinion will be provided by Coconut Palm’s financial advisor advising Coconut Palm as to the fairness of the Merger to Coconut Palm’s shareholders from a financial point of view. Said fairness opinion shall have been obtained and be acceptable to Coconut Palm two (2) weeks following the Due Diligence Termination Date.
      Section 7.23     Completion of Due Diligence Review; Disclosure Schedule.

(1) On or prior to the Due Diligence Termination Date, Coconut Palm shall have completed to its sole satisfaction its Due Diligence Review of EBC and its Subsidiaries. Coconut Palm shall provide written notice to EBC in the event that this condition shall not have been satisfied as of the Due Diligence Termination Date.

(2) EBC shall have delivered a complete version of the EBC Disclosure Schedule to Coconut Palm on or prior to the date which is twenty-one (21) days following the date hereof, with a complete initial draft EBC Disclosure Schedule delivered to Coconut Palm within one (1) week from the date of this Agreement.
      Section 7.24     Escrow. The Escrowed Coconut Palm Common Stock shall have been placed in escrow in accordance with the terms of Section 2.02(b) or alternatively an insurance binder in accordance with the

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terms of Section 2.02(b) and reasonably acceptable to Coconut Palm shall have been delivered to Coconut Palm.
      Section 7.25     Comfort Letters. Coconut Palm shall have received “comfort” letters in the customary form from Moore Stephens Frost dated the date of distribution of the Proxy Statement and the date of the Closing (or such other date or dates reasonably acceptable to Coconut Palm) with respect to certain EBC financial statements and other EBC financial information included in the Proxy Statement.
      Section 7.26     Stockholder List. EBC shall have delivered to Coconut Palm, as of the Closing Date, a true and complete list of all holders of EBC capital stock and all holders of EBC stock options, any other rights to purchase EBC capital stock as of the Closing Date including the number of shares held at the Closing Date by each such holder and the address of each such holder certified by the Secretary of EBC.
      Section 7.27     EBC Indebtedness. The total EBC Closing Date Indebtedness of EBC as reflected on a balance sheet of EBC dated as of the date prior to the Closing, certified by the chief financial officer of EBC (the “Closing Balance Sheet”) shall be no more than the EBC Maximum Indebtedness; provided however, that in the event EBC shall not have contracted or otherwise committed to the sale or transfer of its TV stations WBMM and KPOU and such TV stations remain as assets of EBC which are freely transferable (subject only to customary approvals including from the FCC and presently existing third party lenders), then the Maximum EBC Indebtedness shall be increased to $74,000,000. The Closing Balance Sheet shall have been prepared in accordance with GAAP, consistently applied, throughout the periods covered thereby and present fairly in all material respects the financial condition of EBC and its assets and liabilities as of such date; provided, that, the Closing Balance Sheet shall be subject to normal year-end audit adjustments (which in the aggregate are not material) and omit footnotes and other presentation items which are required by GAAP. The Closing Balance Sheet reflect all adjustments necessary for a fair presentation of the financial information contained therein, subject to the exceptions from GAAP noted herein.
      Section 7.28     Additional Documentation. In addition to the foregoing, EBC and the Major EBC Shareholders shall have delivered:

(a) Certificates evidencing the Class A Preferred Stock;

(b) Articles of Incorporation and Bylaws, as amended of EBC and its Subsidiaries;

(c) Certified resolutions signed by an authorized officer of EBC and dated as of the date of Closing certifying and attaching the resolutions of the EBC Board authorizing and approving this Agreement and the Transactions.

(d) Resignations of directors of EBC Subsidiaries as requested by Coconut Palm;

(e) Closing opinion from EBC counsel as to certain matters reasonably acceptable to Coconut Palm;

(f) a duly executed certificate of non-foreign status from EBC meeting the requirements of Treasury Regulation Section 1.1445-2(b)(2);

(g) Other documents reasonably requested by Coconut Palm pursuant to this Agreement including without limitation evidence of consents and approvals from third parties and Governmental Authorities.
      Section 7.29     Conditions to the Obligations of EBC. The obligations of EBC and the Major EBC Shareholders to consummate the Merger are subject to the satisfaction or waiver (where permissible) of the following additional conditions:
      Section 7.30     Representations and Warranties. The representations and warranties of Coconut Palm that are qualified by materiality shall be true and correct in all respects, and the representations and warranties of Coconut Palm contained in this Agreement that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Effective Time, as though made on and as of the Effective Time.

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      Section 7.31     Agreements and Covenants. Coconut Palm shall have performed or complied in all material respects (except for those which are already qualified by materiality, which shall be true and correct in accordance with their respective terms) with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.
      Section 7.32     No Litigation. No Action against or involving Coconut Palm (including a temporary restraining order) or final judgment, order or decree relating thereto, of any state or federal court or other governmental agency or third party in which it is sought to obtain damages or other relief (including rescission), or which prevents or restrains the consummation of the Transactions by Coconut Palm, or that has had, or would reasonably be expected to have, a EBC Material Adverse Effect, shall be pending or threatened; no investigation that would result in any such suit, action or proceeding shall be pending or threatened, and no such judgment, order or decree relating to such Action shall have been entered.
      Section 7.33     Third Party Approvals. All Third Party Approvals that are required of Coconut Palm shall have been received, in form and substance and on terms reasonably satisfactory to EBC and original or copies of executed counterparts thereof shall have been made available for inspection by EBC prior to the Closing.
      Section 7.34     Officer’s Certificate. Coconut Palm shall have delivered to EBC a certificate, dated the date of the Closing, signed by an officer of Coconut Palm, certifying as to the satisfaction of the conditions specified in Sections 7.01(b), (c) and (e) and Sections 7.03(a) through 7.03(d).
      Section 7.35     Additional Documentation. In addition to the foregoing, Coconut Palm shall have delivered;

(a) Certified resolutions signed by an authorized officer of EBC and dated as of the date of Closing certifying and attaching the resolutions of the EBC Board authorizing and approving this Agreement and the Transactions;

(b) Evidence of consents and approvals from third parties and Governmental Authorities as may be reasonably requested by EBC; and

(c) Closing opinion from Coconut Palm’s counsel in the form reasonably acceptable to EBC;

(d) Resignations of the directors of Coconut Palm; and

(e) Other documents reasonably requested by EBC pursuant to this Agreement including without limitation evidence of consents and approvals from third parties and Governmental Authorities.
      Section 7.36     SEC Compliance. Immediately prior to Closing, Coconut Palm shall be in compliance in all material respects with the reporting requirements under the Exchange Act.
      Section 7.37     Registration Statement Effective. The Registration Statement shall have been declared effective by the SEC.
      Section 7.38     Directors’ and Officers’ Liability Insurance. Coconut Palm shall have obtained directors’ and officers’ liability insurance with terms reasonably acceptable to EBC, shall be in full force and effect.
      Section 7.39     Trust Fund. Coconut Palm shall have made all necessary arrangements with, and satisfied all conditions imposed by Continental Stock Transfer & Trust Company to have the Trust Fund, which shall contain no less than the amount referred to in Section 4.08, dispersed to Coconut Palm immediately upon the Closing without further action or restriction.
      Section 7.40     Material Adverse Effect. From the date hereof to the Closing Date, there shall have been no change, event or development that has had, or would reasonably be expected to have, a Coconut Palm Material Adverse Effect.

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ARTICLE VIII
TERMINATION, AMENDMENT AND WAIVER
      Section 8.01     Termination. This Agreement may be terminated and the Merger and the other Transactions may be abandoned at any time prior to the Effective Time by action taken or authorized by the Board of Directors of the terminating party or parties, notwithstanding any adoption of this Agreement by the shareholders of EBC or Coconut Palm, as follows (the date of any such termination, the “Termination Date”):
      Section 8.02     by mutual written consent of Coconut Palm and EBC;
      Section 8.03     by either Coconut Palm or EBC if the Effective Time shall not have occurred on or before December 31, 2006; provided, however, that the right to terminate this Agreement under this Section 8.01(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date;
      Section 8.04     by either Coconut Palm or EBC if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling (whether temporary, preliminary or permanent) or taken any other action (including the failure to have taken an action) which has become final and non-appealable and has the effect of making consummation of the Merger illegal or otherwise preventing or prohibiting consummation of the Merger;
      Section 8.05     by Coconut Palm, if Coconut Palm is not in material breach of its obligations under this Agreement, and if (i) any of the representations and warranties of EBC herein become untrue or inaccurate such that Section 7.02(a) would not be satisfied, or (ii) there has been a breach on the part of EBC of any of its covenants or agreements herein such that Section 7.02(b) would not be satisfied, and, in either such case, such breach (if curable) has not been cured within 30 days after notice to EBC;
      Section 8.06     by EBC if EBC is not in material breach of its obligations under this Agreement, and if (i) any of the representations and warranties of Coconut Palm herein become untrue or inaccurate such that Section 7.03(a) would not be satisfied, or (ii) there has been a breach on the part of Coconut Palm of any of its covenants or agreements herein such that Section 7.03(b) would not be satisfied, and, in either such case, such breach (if curable) has not been cured within 30 days after notice to Coconut Palm;
      Section 8.07     by either Coconut Palm or EBC if this Agreement shall fail to receive either EBC Shareholder Approval at the EBC Shareholders’ Meeting or Coconut Palm Stockholder Approval at Coconut Palm Stockholders’ Meeting; or
      Section 8.08     by Coconut Palm, in writing, on or prior to the Due Diligence Termination Date, if the results of the Due Diligence Review of EBC and its Subsidiaries are not satisfactory to Coconut Palm in its sole discretion.
      Section 8.09     Effect of Termination. In the event of the termination of this Agreement pursuant to Section 8.01, this Agreement shall forthwith become void and all obligations of the parties hereto shall terminate; provided however, that such termination shall in any way terminate, limit or restrict the rights and remedies of any party hereto against another party that has violated or breached any of the representations, warranties, covenants or agreements of this Agreement prior to termination hereof; and provided further that those provisions which survive the termination of this Agreement shall not be void.
      Section 8.10     Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after the adoption of this Agreement and the Transactions by the shareholders of EBC or Coconut Palm, no amendment shall be made except as allowed under applicable Law. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.
      Section 8.11     Waiver. Subject to the date for termination provided in Section 8.01(b), at any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties of any

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other party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any agreement of any other party or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. The failure of any party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.
ARTICLE IX
GENERAL PROVISIONS
      Section 9.01     Survival of Provisions. The representations and warranties in this Agreement and in any certificate delivered pursuant hereto shall survive the Closing for a period of twelve (12) months. Section 8.02, Section 8.03 and Article IX shall survive any termination of this Agreement.
      Section 9.02     Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing in the English language and shall be given (a) on the date of delivery if delivered personally, (b) on the first business day following the date of dispatch if delivered by a nationally recognized next day courier service, (c) on the fifth business day following the date of mailing if delivered by registered or certified mail (postage prepaid, return receipt requested) or (d) if sent by facsimile transmission, when transmitted and receipt is confirmed. All notices hereunder shall be delivered to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.02):
      If to Coconut Palm:

Coconut Palm Acquisition Corp.
595 South Federal Highway, Suite 500
Boca Raton, Florida 33432
Attn: President
Facsimile: 561-955-7333
      with a copy to:

Akerman Senterfitt
One Southeast Third Avenue, Suite 2800
Miami, Florida 33131
Attn: Stephen K. Roddenberry
Facsimile: 305-374-5600
      if to EBC:

Equity Broadcasting Corporation
One Shackleford Drive, Suite 400
Little Rock, Arkansas 72211-2545
Attn: Larry Morton, President
Facsimile: 501-221-1101
      with a copy to:

Friday, Eldredge & Clark, LLP
2000 Regions Center
400 West Capital
Little Rock, Arkansas 72201-3493
Attn: James M. Saxton, P.A.
Facsimile: 501-244-5301

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      If to Univision:

Univision Communications Inc.
1999 Avenue of the Stars, Ste. 3050
Los Angeles, CA 90067
Attn: Andrew Hobson
      with a copy (not constituting notice) to:

O’Melveny & Myers LLP
1999 Avenue of the Stars, Ste. 700
Los Angeles, CA 90067
Attn: Robert D. Haymer, Esq.
      If to Henry Luken:

Henry G. Luken
641 Battery Place
Chattanooga, TN 37402
      If to Sycamore:

Attn: John R. Whitman of Sycamore Ventures
845 Alexandar Road
Princeton, NJ 08540
Facsimile: (609) 759-8900
      If to Arkansas Media, LLC:

c/o Equity Broadcasting Corporation
One Shackleford Drive, Suite 400
Little Rock, Arkansas 72211-2545
Attn: Larry Morton, President
Facsimile: 501-221-1101
      Section 9.03     Certain Definitions.
      Section 9.04     For purposes of this Agreement, the following terms (whether or not capitalized) shall have the meaning set forth below:

“affiliate” of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person.

“beneficial owner”, with respect to any Shares, has the meaning ascribed to such term under Rule 13d-3(a) of the Exchange Act. 50

“business day” means any day on which the principal offices of the Securities and Exchange Commission (the “SEC”) in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in The City of New York. “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise.

“Communications Act” means the Communications Act of 1934, as amended.

“FCC” means the Federal Communications Commission.

“knowledge” of a party shall mean the actual knowledge of such party’s senior executive officers (after reasonable inquiry) which, (1) with respect to EBC, shall include only Larry Morton, as President, Greg Fess, as Senior Vice President and Glen Charlesworth, Chief Financial Officer and (2) with

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respect to Coconut Palm, shall include only Mario B. Ferrari, Vice President, and Robert C. Farenhem, Vice President.

Notwithstanding any other provision contained herein, in no event shall such named individuals incur any personal liability hereunder, it being understood that any statement or action taken in connection with or pursuant to this Agreement is undertaken solely in such person’s capacity as a corporate officer.

“Ordinary Course of Business” means the ordinary course of business consistent, in all material respects, with past custom and practice.

“Coconut Palm Material Adverse Effect” means any event, circumstance, development, change or effect that, individually or in the aggregate with all other events, circumstances, developments, changes and effects, is materially adverse to the business, operations, assets, condition (financial or otherwise) or results of operations of Coconut Palm taken as a whole or would reasonably be expected to prevent or materially delay the consummation of the Merger and the Transactions or prevent or materially impair or delay the ability of Coconut Palm to perform their respective obligations hereunder.

“person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

“subsidiary” or “subsidiaries” of EBC, the Surviving Corporation, Coconut Palm or any other person means an entity controlled by such person, directly or indirectly, through one or more intermediaries, and, without limiting the foregoing, includes any entity in respect of which such person, directly or indirectly, beneficially owns 50% or more of the voting securities or equity.

“Third Party Approvals” shall be all approvals, consents, notices and acceptances required by any party to effect the Agreement, the Merger and any Transactions hereunder.

      Section 9.05     The following terms have the meaning set forth in the Sections set forth below:

Defined Term	Location of Definition

AABCA	ss. 1.01
Accrued Amount	ss. 2.01(a)(iii)
Action	ss. 3.10
Affiliate	ss. 9.03(a)
Agreement	Preamble
Arkansas Articles of Merger	ss. 1.03
beneficial owner	ss. 9.03(a)
business day	ss. 9.03(a)
Certificate of Merger	ss. 1.03
Certificates	ss. 2.02(c)
Class A Common Stock	Recitals
Class B Common Stock	Recitals
Class A Consideration	ss. 2.01(a)(i)
Class B Consideration	ss. 2.01(a)(ii)
Class A Stock	Preamble
Class B Stock	Preamble
Closing	ss. 1.02
closing agreement	ss. 3.14(i)
Closing Balance Sheet	ss. 7.02(t)

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Defined Term	Location of Definition

Coconut Palm	Preamble
Coconut Palm Board	Recitals
Coconut Palm Common Stock	ss. 2.01(a)(i)
Coconut Palm Disclosure Schedule	ss. 4.06
Coconut Palm Indemnitee	ss. 6.11(a)
Coconut Palm Material Adverse Effect	ss. 9.03(a)
Coconut Palm SEC Reports	ss. 4.10
Coconut Palm Stockholder Approval	ss. 6.02(c)
Coconut Palm Stockholders’ Meeting	ss. 6.02(c)
Code	ss. 3.11(c)
Common Stock	Recitals
Common Stock Consideration	ss. 2.01(a)(ii)
Communications Act	ss. 9.03(a)
controlled by	ss. 9.03(a)
Consultancy Agreement	ss. 6.07
Contract	ss. 3.05(a)
Customers	ss. 33.16(b)(g)
Delaware Certificate of Merger	ss. 1.03
DGCL	ss. 1.01
Dissenting Shares	ss. 2.05(a)
Due Diligence Termination Date	ss. 6.15
EBC	Preamble
EBC Arkansas Media Settlement Agreement	ss. 6.10
EBC Board	Recitals
EBC Closing Date Indebtedness	ss. 6.11(e)(iii)
EBC Disclosure Schedule	ss. 3.01(b)
EBC Material Adverse Effect	ss. 3.01(a)
EBC Maximum Indebtedness	ss. 3.03(d)
EBC Permits	ss. 3.06
EBC Shareholder Approval	ss. 3.19(c)
EBC Shareholders’ Meeting	ss. 6.01(b)
EBC Shareholder Representative	ss. 2.06(a)
EBC Stock Option(s)	ss. 2.04(a)
EBC Stock Option Plan	ss. 3.03(b)
EBC Stockholder Approval	ss. 3.19(c)
Effective Date	ss. 1.03
Effective Time	ss. 1.03
Employees	ss. 3.11(a)
Environmental Laws	ss. 3.15(b)(i)
Environmental Permits	ss. 3.15(b)(ii)
ERISA	ss. 3.11(b)
Escrow	ss. 2.02(b)
Escrow Agent	ss. 2.02(b)
Escrow Period	ss. 2.02(b)

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Defined Term	Location of Definition

Escrowed Coconut Palm Common Stock	ss. 2.02(b)
Exchange Act	ss. 3.05(b)
Exclusivity Period	ss. 5.02
FCC	ss. 3.05(b)
FCC License	ss. 3.05(b), 9.03(a)
Fess Employment Agreement	ss. 6.07
Financial Statements	ss. 3.07(b)
Foreign Person	ss. 3.14(m)
FMV of EBC Stock	ss. 2.04(b)
GAAP	ss. 3.07(a)
Governmental Authority	ss. 3.05(b)
Hazardous Substances	ss. 3.15(b)(iii)
HSR Act	ss. 3.05(b)
Indebtedness	ss. 3.16(a)(iv)
Indemnified Parties	ss. 6.03(b)
Intellectual Property	ss. 3.13(b)
Investments	ss. 3.01(c)
IRS	ss. 3.11(b)
knowledge	ss. 9.03(a)
knowledge of EBC or EBC’s knowledge	ss. 9.03(a)
Law	ss. 3.05(a)
Lease Documents	ss. 3.12(b)
Leased Properties	ss. 3.12(b)
Licensed Intellectual Property	ss. 3.13(a)
Liens	ss. 3.12(a)
Lost Share Affidavit	ss. 2.02(c)
Major EBC Shareholders	Preamble
Management Incentive Plan	ss. 6.05
Management Services Agreement	ss. 6.08
Management Stock Option Plan	ss. 6.04
Material Contracts	ss. 3.16(a)
Merger	Recitals
Merger Consideration	ss. 2.01(a)(iii)
Morton Employment Agreement	ss. 6.07
Most Recent Balance Sheet	ss. 3.07(b)
Most Recent Balance Sheet Date	ss. 3.07(b)
Most Recent Financial Statements	ss. 3.07(b)
Most Recent Fiscal Month End	ss. 3.07(b)
Most Recent Fiscal Year End	ss. 3.07(b)
Multiemployer Plan	ss. 3.11
Multiple Employer Plan	ss. 3.11(c)
Name Change Amendment	ss. 6.02(a)
Notice of Claim	ss. 6.11(c)(i)
Ordinary Course of Business	ss. 9.03(a)

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Defined Term	Location of Definition

Owned Intellectual Property	ss. 3.13(a)
Owned Real Properties	ss. 3.12(a)
Permitted Liens	ss. 3.12(a)
Person	ss. 9.03(a)
Personal Property	ss. 3.12(f)
Plans	ss. 3.11(b)
poison pill	ss. 3.03(b)
Preferred Stock	Recitals
Preferred Stock Consideration	ss. 2.01(a)(iii)
Preferred Stock Cash Consideration	ss. 2.01(a)(iii)
Properties	ss. 3.12(b)
Prospectus/ Property Statement	ss. 6.02(a)
Registration Statement	ss. 6.02(a)
SEC	ss. 9.03(a)
Securities Act	ss. 3.16(a)(v)
Share Exchange Fund	ss. 2.02(a)
Share(s)	ss. 2.01(a)(iii)
Shares Exchange Agent	ss. 2.02(a)
Statement of Expenses	ss. 6.19
Subsidiary	ss. 3.01(a) and 9.03(a)
Survival Period	ss. 6.11(e)(i)
Surviving Corporation	ss. 1.01
Sycamore	ss. 2.01(a)(iii)
Sycamore Preferred Stock Consideration	ss. 2.01(a)(iii)
Tax or Taxes	ss. 3.14(q)(i)
tax-exempt use property	ss. 3.14(n)
Tax Returns	ss. 3.14(q)(ii)
Termination Date	ss. 8.01
Third Party Approvals	ss. 9.03(a)
Third Party Claim	ss. 6.11(c)
Third Party Expenses	ss. 6.19
Title Policies	ss. 3.12(d)
Transactions	ss. 3.01(a)
Trust Fund	ss. 4.07
under common control with	ss. 9.03(a)
Univision	ss. 2.01(b)
Univision Affiliation Agreements	ss. 6.09
Univision Preferred Stock Consideration	ss. 2.01(a)(iii)
      Section 9.06     When a reference is made in this Agreement to Sections, Schedules or Exhibits, such reference shall be to a Section, Schedule or Exhibit of this Agreement, respectively, unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not any particular provision of this Agreement. The term “or” is not exclusive. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. References to a person are

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also to its permitted successors and assigns. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.
      Section 9.07     Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.
      Section 9.08     Disclaimer of Other Representations and Warranties. Coconut Palm, EBC and the Major EBC Shareholders each acknowledges and agrees that, except for the representations and warranties expressly set forth in this Agreement (a) no party makes, and has not made, any representations or warranties relating to itself or its businesses or otherwise in connection with the Transactions, (b) no person has been authorized by any party to make any representation or warranty relating itself or its businesses or otherwise in connection with the Transactions and, if made, such representation or warranty must not be relied upon as having been authorized by such party, and (c) any estimates, projections, predictions, data, financial information, memoranda, presentations or any other materials or information provided or addressed to any party or any of its Representatives are not and shall not be deemed to be or to include representations or warranties unless any such materials or information is the subject of any representation or warranty set forth in this Agreement.
      Section 9.09     Entire Agreement; Assignment. This Agreement with the Exhibits hereto, constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, among the parties hereto, or any of them, with respect to the subject matter hereof and thereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise), except with the prior written consent of both Coconut Palm and EBC.
      Section 9.10     Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 6.04 (Indemnification and Insurance) (which is intended to be for the benefit of the persons covered thereby and may be enforced by such persons).
      Section 9.11     Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement were not performed by EBC or the Major EBC Shareholders in accordance with the terms hereof and that, prior to the termination of this Agreement pursuant to Section 8.01, Coconut Palm shall be entitled to specific performance of the terms hereof, without the need to post a bond, in addition to any other remedy at law or equity.
      Section 9.12     Governing Law/ Dispute Resolution. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State.
      Section 9.13     The Parties shall attempt to resolve any dispute arising out of or relating to this Agreement promptly by negotiation in good faith between executives who have authority to settle the dispute. Any Party shall give any other Party written notice of any dispute not resolved in this manner. Within seven days after delivery of such notice, the Party receiving notice shall submit to the other a written response thereto. The notice and the response shall include: (i) a statement of each Party’s position(s) regarding the matter(s) in dispute and a summary of arguments in support thereof, and (ii) the name and title of the executive who will represent that Party and any other Person who will accompany that executive. The parties shall then agree to a non-binding mediation of the dispute, with a mediator to be selected by mutual consent of the parties.

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      Section 9.14     All reasonable requests for information made by one Party to any other shall be honored in a timely fashion. All negotiations conducted pursuant to this Section 9.09 (and any of the Parties’ submissions in contemplation hereof) shall be kept confidential by the Parties and shall be treated by the Parties and their representatives as compromise and settlement negotiations under the Federal Rules of Evidence and any similar state rules.
      Section 9.15     If the matter in dispute has not been resolved within 30 days after the exchange of notices, then, all Actions arising out of or relating to this Agreement shall be heard and determined exclusively in the district court of Atlanta, Georgia. The parties hereto hereby submit to the exclusive jurisdiction of the district court of Atlanta, Georgia for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named court, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the Transactions may not be enforced in or by the above-named court.
      Section 9.16     Resolution of disputes under the procedures of this Section 9.09 shall be the sole and exclusive means of resolving disputes arising out of or relating to this Agreement; provided, however, that nothing herein shall preclude the Parties from seeking in any court of competent jurisdiction temporary or interim injunctive relief to the extent necessary to preserve the subject matter of the dispute pending resolution under this Section 9.09.
      Section 9.17     Waiver of Jury Trial. Each of the parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the Transactions. Each of the parties hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement and the Transactions, as applicable, by, among other things, the mutual waivers and certifications in this Section 9.10.
      Section 9.18     Fees and Expenses. Each party shall bear its own fees and expenses incurred by it in connection with negotiation and preparation of and for this Agreement. Accordingly, EBC and Coconut Palm shall each pay one half of any filing fees required under the HSR.
      Section 9.19     Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.
      Section 9.20     Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

A-1-54

      IN WITNESS WHEREOF, Coconut Palm, EBC and the Major EBC Shareholders have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized or by themselves if individuals.

COCONUT PALM ACQUISITION CORP.

By	/s/ Mario B. Ferrari

Name: Mario B. Ferrari

Title:	Vice President

EQUITY BROADCASTING CORPORATION

By	/s/ Larry E. Morton

Name: Larry E. Morton

Title:	President

MAJOR EBC SHAREHOLDERS:

ARKANSAS MEDIA, LLC

By	/s/ Larry E. Morton

Name: Larry E. Morton

Title:	Manager

SYCAMORE VENTURE CAPITAL, L.P.

By:	Sycamore Business Partners, L.P., its

General Partner

By:	Sycamore Management Corporation,

its General Partner

By:	/s/ John R. Whitman

John R. Whitman, President

A-1-55

PIERREPOINT FAMILY INVESTMENT PARTNERSHIP I, L.P.

By:	/s/ Seth L. Pierrepoint

Seth L. Pierrepoint, General Partner

By:	John R. Whitman pursuant to Power

of Attorney, dated May 21, 2004

/s/ John R. Whitman

Kilin To

By:	John R. Whitman pursuant to Power of

Attorney, dated May 21, 2004

/s/ John R. Whitman

Richard Chong

By:	John R. Whitman pursuant to Power of

Attorney, dated May 21, 2004

WHITMAN CHILDREN IRREVOCABLE TRUST U/ T/ D
April 13, 1990

By:	/s/ John R. Whitman

John R. Whitman, Trustee

/s/ Henry Luken

Henry Luken

UNIVISION COMMUNICATIONS, INC.

By	/s/ Andrew W. Hobson

Name: Andrew W. Hobson

Title:	Senior Vice President and Chief

Financial Officer

A-1-56

-i-

-ii-

-iii-

Exhibit A	Amended and Restated Certificate of Incorporation of Coconut Palm
Exhibit B	Certificate of Registration for Series A Convertible Non-Voting Preferred Stock
Exhibit C	Amended and Restated Bylaws of Coconut Palm
Exhibit D	Form of Voting Agreement
Exhibit E	Morton Employment Agreement
Exhibit F	Fess Employment Agreement
Exhibit G	Hooper Consulting Agreement
Exhibit H	Management Services Agreement
Exhibit I	Univision Affiliation Agreements
Exhibit K	EBC Arkansas Media Settlement Agreement
Exhibit L	Univision Asset Purchase Agreement

-iv-

ANNEX A-2
FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER
      THIS FIRST AMENDMENT TO THE AGREEMENT AND PLAN OF MERGER (this “Amendment”), is dated as of May 5, 2006, among COCONUT PALM ACQUISITION CORP., a Delaware corporation (“Coconut Palm”), EQUITY BROADCASTING CORPORATION, an Arkansas corporation (“EBC”) and certain shareholders of EBC who are signatories to this Amendment (collectively, the “Major EBC Shareholders”). All terms not defined herein shall have the meaning ascribed to them in the Agreement and Plan of Merger which is referenced below.
RECITALS
      WHEREAS, Coconut Palm, EBC and the Major EBC Shareholders entered into that certain Agreement and Plan of Merger dated as of April 7, 2006 (the “Merger Agreement”), pursuant to which EBC will merge with and into Coconut Palm with Coconut Palm being the surviving corporation; and
      WHEREAS, the parties desire to extend the Due Diligence Termination Date and clarify certain other provisions of the Merger Agreement as provided below;
      NOW, THEREFORE, in consideration of the mutual premises set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
TERMS OF AMENDMENT
      1. Amendment of Section 2.01(a)(iii); Conversion of Securities. Section 2.01(a)(iii) of the Merger Agreement is amended by replacing the phrase ”... (and each Affiliate thereof which are signatories to this Agreement, (collectively, “Sycamore”)), ...” with “... (and each Affiliate thereof, or other party whose signature is subscribed by John R. Whitman, which are signatories to this Agreement (collectively, “Sycamore”)), ...”
      2. Amendment of Section 2.01(d); Percentage Ownership of Coconut Palm Common Stock. The parties hereby agree that the reference to “approximately 67.52%” in Section 2.01(d) of the Merger Agreement is amended and restated to read “approximately 67.03%”.
      3. Amendment of Section 3.03(b); Capitalization; Shareholders; Books and Records. Section 3.03(b) of the Merger Agreement is amended by replacing “13,131,999” (in each instance) with “13,101,999”.
      4. Amendment of Section 3.03(d); Capitalization; Shareholders; Books and Records: Section 3.03(d) of the Merger Agreement is amended and restated in its entirety to read as follows:

“(d) As of the date of this Agreement and as of the Closing Date, the aggregate Indebtedness of EBC and the Subsidiaries shall not exceed $62,000,000.00, subject to increase in accordance with the provisions of Section 7.02(s) (“EBC Maximum Indebtedness”).”
      5. Amendment of Section 6.12(h); Indemnification — EBC Shareholder Representative. Section 6.12(h) of the Merger Agreement is amended by replacing the name “John Whitmore” with “John R. Whitman”.
      6. Amendment of Section 6.16; Due Diligence Review. The parties hereby agree that the reference to “four (4) weeks” in the first clause of the first sentence of Section 6.16 of the Merger Agreement is amended and restated to read “five (5) weeks”. Provided that for purposes of Section 7.02(n) hereof, the foregoing change from four (4) weeks to five (5) weeks shall not apply.
      7. Amendment of Section 7.02; Conditions to the Obligations of Coconut Palm — EBC Indebtedness:

(a) EBC Indebtedness. The total EBC Closing Date Indebtedness of EBC as reflected on a balance sheet of EBC dated as of the date prior to the Closing, certified by the chief financial officer of

A-2-1

EBC (the “Closing Balance Sheet”), shall be no more than the EBC Maximum Indebtedness; provided however, that in the event (i) EBC shall not have sold or transferred one or both (or any portion) of its TV stations WBMM and KPOU and one or both (or any portion) of such TV stations remain as assets of EBC which are freely transferable (subject only to customary approvals including from the FCC and presently existing third party lenders), or (ii) EBC has entered into a binding written agreement with a third party providing for the sale of one or both (or any portion) of its TV stations WBMM and KPOU (subject only to customary approvals including from the FCC and presently existing third party lenders), and the collective net sale price of such TV stations as provided in the related sales agreement(s) is not less than (a) $15,683,400 with respect to KPOU (excluding the assets of EBC Boise, Inc. and EBC Pocatello, Inc.), (b) $387,000 with respect to the assets of EBC Boise, Inc., (c) $387,000 with respect to the assets of EBC Pocatello, Inc., and (d) $1,542,600 with respect to WBMM, then the EBC Maximum Indebtedness shall be increased by the following amounts: (1) $10,455,600, in the event that the conditions of either of clause (i) or (ii) above are satisfied with respect to KPOU (excluding the assets of EBC Boise, Inc. and EBC Pocatello, Inc.); (2) $258,000, in the event that the conditions of either of clause (i) or (ii) above are satisfied with respect to the assets of EBC Boise, Inc.; (3) $258,000, in the event that the conditions of either of clause (i) or (ii) above are satisfied with respect to the assets of EBC Pocatello, Inc.; and (4) $1,028,000, in the event that the conditions of either of clause (i) or (ii) above are satisfied with respect to WBMM. The Closing Balance Sheet shall have been prepared in accordance with GAAP, consistently applied, throughout the periods covered thereby and present fairly in all material respects the financial condition of EBC and its assets and liabilities as of such date; provided, that, the Closing Balance Sheet shall be subject to normal year-end audit adjustments (which in the aggregate are not material) and omit footnotes and other presentation items which are required by GAAP. The Closing Balance Sheet reflect all adjustments necessary for a fair presentation of the financial information contained therein, subject to the exceptions from GAAP noted herein.

      This Amendment shall form and be a part of the Merger Agreement. This Amendment shall modify the Merger Agreement solely as to the terms which are expressly stated herein, and all other terms and conditions of the Merger Agreement shall remain in full force and effect. This Amendment may be executed in one or more counterparts, each of which will be deemed an original and all of which together will constitute one and the same instrument.
[Signatures follow]

A-2-2

      IN WITNESS WHEREOF, the parties have executed and delivered this Amendment on the date first written above.

COCONUT PALM ACQUISITION CORP.

By	/s/ Mario B. Ferrari

Mario B. Ferrari, Vice President

EQUITY BROADCASTING CORPORATION

By	/s/ Larry E. Morton

Larry E. Morton, President

MAJOR EBC SHAREHOLDERS:

ARKANSAS MEDIA, LLC

By	/s/ Larry E. Morton

Larry E. Morton, Manager

SYCAMORE VENTURE CAPITAL, L.P.

By:	Sycamore Business Partners, L.P., its

General Partner

By:	Sycamore Management Corporation,

its General Partner

By:	/s/ John R. Whitman

John R. Whitman, President

A-2-3

PIERREPOINT FAMILY INVESTMENT PARTNERSHIP I, L.P.

By:	/s/ Seth L. Pierrepoint

Seth L. Pierrepoint, General Partner

By:	John R. Whitman pursuant to Power

of Attorney, dated May 21, 2004

/s/ John R. Whitman

Kilin To

By:	John R. Whitman pursuant to Power of

Attorney, dated May 21, 2004

/s/ John R. Whitman

Richard Chong

By:	John R. Whitman pursuant to Power of

Attorney, dated May 21, 2004

WHITMAN CHILDREN IRREVOCABLE TRUST U/ T/ D
April 13, 1990

By:	/s/ John R. Whitman

John R. Whitman, Trustee

/s/ John R. Whitman

John R. Whitman

/s/ Henry Luken

Henry Luken

UNIVISION COMMUNICATIONS, INC.

By	/s/ Andrew W. Hobson

Andrew W. Hobson, SEVP & CFO

A-2-4

SECOND AMENDMENT TO AGREEMENT AND PLAN OF MERGER
      THIS SECOND AMENDMENT TO THE AGREEMENT AND PLAN OF MERGER (this “Amendment”), is dated as of September 14, 2006, among COCONUT PALM ACQUISITION CORP., a Delaware corporation (“Coconut Palm”), EQUITY BROADCASTING CORPORATION, an Arkansas corporation (“EBC”) and certain shareholders of EBC who are signatories to this Amendment (collectively, the “Major EBC Shareholders”). All terms not defined herein shall have the meaning ascribed to them in the Agreement and Plan of Merger which is referenced below.
RECITALS
      WHERERAS, Coconut Palm, EBC and the Major EBC Shareholders entered into that certain Agreement and Plan of Merger dated as of April 7, 2006 (the “Merger Agreement”), pursuant to which EBC will merge with and into Coconut Palm with Coconut Palm being the surviving corporation;
      WHEREAS, the parties entered into that certain First Amendment to Agreement and Plan of Merger dated as of May 5, 2006, to extend the Due Diligence Termination Date and clarify certain other provisions of the Merger Agreement; and
      WHEREAS, the parties desire to enter into this Amendment to (1) increase the number of members of the combined company’s Board of Directors from seven to nine, (2) extend the termination date for the Merger Agreement, as amended, from December 31, 2006 to March 31, 2007 and (3) agree to adjust certain of EBC’s debt limitations to reflect EBC operations beyond the date of this Amendment, as provided below;
      NOW, THEREFORE, in consideration of the mutual premises set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
TERMS OF AMENDMENT
      1. Amendment of Section 6.13; Governance. The first sentence of Section 6.13 is hereby amended and restated in its entirety as follows:

“As of the Effective Time, the members of the board of directors of both Coconut Palm and the Surviving Corporation shall be nine (9) with Henry Luken, III as Chairman, with four designees of the board being appointed by shareholders of EBC or members of EBC management and with four designees of the board being appointed by Coconut Palm.”
      2. Amendment of Section 8.01(b); Termination. The parties hereby agree that the reference to “December 31, 2006” in Section 8.01(b) of the Merger Agreement, as amended, is amended and restated to read “March 31, 2007”.
      3. Amendment of Section 3.03(d); EBC Indebtedness. The parties hereby agree that Section 3.03(d) is amended and restated in its entirety as follows:

As of the date of this Agreement the aggregate Indebtedness of EBC and the Subsidiaries shall not exceed $62,000,000 (for the purposes of the representations made as of the date of this Agreement the “EBC Maximum Indebtedness”); provided however, in order to reflect EBC’s operations, and in particular the acquisition and disposition of assets (including TV stations), for the period of September 14, 2006 to March 31, 2007, the term “EBC Maximum Indebtedness” as determined at the Closing shall mean $72,000,000.
      This Amendment shall form and be a part of the Merger Agreement, as amended. This Amendment shall modify the Merger Agreement, as amended, solely as to the terms which are expressly stated herein, and all other terms and conditions of the Merger Agreement, as amended, shall remain in full force and effect. This

A-3-1

Amendment may be executed in one or more counterparts, each of which will be deemed an original and all of which together will constitute one and the same instrument.
[Signatures follow]

A-3-2

      IN WITNESS WHEREOF, the parties have executed and delivered this Amendment on the date first written above.

COCONUT PALM ACQUISITION CORP.

By:

Mario B. Ferrari, Vice President

EQUITY BROADCASTING CORPORATION

By:

Larry E. Morton, President

MAJOR EBC SHAREHOLDERS:

ARKANSAS MEDIA, LLC

By:

Larry E. Morton, Manager

SYCAMORE VENTURE CAPITAL, L.P.

By:	Sycamore Business Partners, L.P., its

General Partner

By:	Sycamore Management Corporation,

its General Partner

By:

John R. Whitman, President

PIERREPOINT FAMILY INVESTMENT PARTNERSHIP I, L.P.

By:

Seth L. Pierrepoint, General Partner

By:	John R. Whitman pursuant to Power

of Attorney, dated May 21, 2004

Kilin To

By:	John R. Whitman pursuant to Power of

Attorney, dated May 21, 2004

A-3-3

Richard Chong

By:	John R. Whitman pursuant to Power of

Attorney, dated May 21, 2004

WHITMAN CHILDREN IRREVOCABLE TRUST U/ T/ D April 13, 1990

By:

John R. Whitman, Trustee

John R. Whitman

Henry Luken

UNIVISION COMMUNICATIONS, INC.

By:

Andrew W. Hobson, SEVP & CFO

A-3-4

ANNEX B
THE COCONUT PALM ACQUISITION CORP.
2006 STOCK INCENTIVE PLAN

1.	ESTABLISHMENT, EFFECTIVE DATE AND TERM
      Coconut Palm Acquisition Corp., a Delaware corporation hereby establishes the Coconut Palm Acquisition Corp. 2006 Stock Incentive Plan. The Effective Date of the Plan shall be the date that the Plan was approved by the shareholders of Coconut Palm in accordance with the laws of the State of Delaware or such later date as provided in the resolutions adopting the Plan; provided, however, no Award may be granted unless and until the Plan has been approved by the shareholders of Coconut Palm. Unless earlier terminated pursuant to Section 15(k) hereof, the Plan shall terminate on the tenth anniversary of the Effective Date. Capitalized terms used herein are defined in Appendix A attached hereto.

2.	PURPOSE
      The purpose of the Plan is to enable Coconut Palm to attract, retain, reward and motivate Eligible Individuals by providing them with an opportunity to acquire or increase a proprietary interest in Coconut Palm and to incentivize them to expend maximum effort for the growth and success of the Company, so as to strengthen the mutuality of the interests between the Eligible Individuals and the shareholders of Coconut Palm.

3.	ELIGIBILITY
      Awards may be granted under the Plan to any Eligible Individual, as determined by the Committee from time to time, on the basis of their importance to the business of the Company pursuant to the terms of the Plan.

4.	ADMINISTRATION
      (a) Committee. The Plan shall be administered by the Committee, which shall have the full power and authority to take all actions, and to make all determinations not inconsistent with the specific terms and provisions of the Plan deemed by the Committee to be necessary or appropriate to the administration of the Plan, any Award granted or any Award Agreement entered into hereunder. The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any Award Agreement in the manner and to the extent it shall deem expedient to carry the Plan into effect as it may determine in its sole discretion. The decisions by the Committee shall be final, conclusive and binding with respect to the interpretation and administration of the Plan, any Award or any Award Agreement entered into under the Plan.
      (b) Delegation to Officers or Employees. The Committee may designate officers or employees of the Company to assist the Committee in the administration of the Plan. The Committee may delegate authority to officers or employees of the Company to grant Awards and execute Award Agreements or other documents on behalf of the Committee in connection with the administration of the Plan, subject to whatever limitations or restrictions the Committee may impose and in accordance with applicable law.
      (c) Designation of Advisors. The Committee may designate professional advisors to assist the Committee in the administration of the Plan. The Committee may employ such legal counsel, consultants, and agents as it may deem desirable for the administration of the Plan and may rely upon any advice and any computation received from any such counsel, consultant, or agent. The Company shall pay all expenses and costs incurred by the Committee for the engagement of any such counsel, consultant, or agent.
      (d) Participants Outside the U.S. In order to conform with the provisions of local laws and regulations in foreign countries in which the Company operates, the Committee shall have the sole discretion to (i) modify the terms and conditions of the Awards granted under the Plan to Eligible Individuals located outside the United States; (ii) establish subplans with such modifications as may be necessary or advisable under the circumstances present by local laws and regulations; and (iii) take any action which it deems advisable to comply with or otherwise reflect any necessary governmental regulatory procedures, or to obtain any exemptions or approvals necessary with respect to the Plan or any subplan established hereunder.
      (e) Liability and Indemnification. No Covered Individual shall be liable for any action or determination made in good faith with respect to the Plan, any Award granted hereunder or any Award Agreement entered into hereunder. The Company shall, to the maximum extent permitted by applicable law and the Articles of Incorporation and Bylaws of Coconut Palm, indemnify and hold harmless each Covered Individual against any cost or expense (including reasonable attorney fees reasonably acceptable to the Company) or liability (including any amount paid in settlement of a claim with the approval of the Company), and amounts advanced to such Covered Individual necessary to pay the foregoing at the earliest time and to the fullest extent permitted, arising out of any act or omission to act in connection with the Plan, any Award granted hereunder or any Award Agreement entered into hereunder. Such indemnification shall be in addition to any rights of indemnification such individuals may have under applicable law or under the Articles of Incorporation or Bylaws of Coconut Palm. Notwithstanding anything else herein, this indemnification will not apply to the actions or determinations made by a Covered Individual with regard to Awards granted to such Covered Individual under the Plan or arising out of such Covered Individual’s own fraud or bad faith.

5.	SHARES OF COMMON STOCK SUBJECT TO PLAN
      (a) Shares Available for Awards. The Common Stock that may be issued pursuant to Awards granted under the Plan shall be treasury shares or authorized but unissued shares of the Common Stock. The total number of shares of Common Stock that may be issued pursuant to Awards granted under the Plan shall be the sum of Eleven Million Two Hundred Forty Thousand (11,240,000) shares.
      (b) Certain Limitations on Specific Types of Awards. The granting of Awards under this Plan shall be subject to the following limitations:

(i) With respect to the shares of Common Stock reserved pursuant to this Section, a maximum of Eleven Million Two Hundred Forty Thousand (11,240,000) of such shares may be subject to grants of Incentive Stock Options;

(ii) With respect to the shares of Common Stock reserved pursuant to this Section, a maximum nine million (9,000,000) of such shares may be issued in connection with Awards, other than Stock Options and Stock Appreciation Rights, that are settled in Common Stock;

(iii) With respect to the shares of Common Stock reserved pursuant to this Section, a maximum of two million (2,000,000) of such shares may be subject to grants of Options or Stock Appreciation Rights to any one Eligible Individual during any one fiscal year;

(iv) With respect to the shares of Common Stock reserved pursuant to this Section, a maximum of one million (1,000,000) of such shares may be subject to grants of Performance Shares, Restricted Stock, and Awards of Common Stock to any one Eligible Individual during any one fiscal year; and

(v) The maximum value at Grant Date of grants of Performance Units which may be granted to any one Eligible Individual during any one fiscal year shall be five million dollars (5,000,000).
      (c) Reduction of Shares Available for Awards. Upon the granting of an Award, the number of shares of Common Stock available under this Section hereof for the granting of further Awards shall be reduced as follows:

(i) In connection with the granting of an Option or Stock Appreciation Right, the number of shares of Common Stock shall be reduced by the number of shares of Common Stock subject to the Option or Stock Appreciation Right;

(ii) In connection with the granting of an Award that is settled in Common Stock, other than the granting of an Option or Stock Appreciation Right, the number of shares of Common Stock shall be reduced by the number of shares of Common Stock subject to the Award; and

(iii) Awards settled in cash shall not count against the total number of shares of Common Stock available to be granted pursuant to the Plan.
      (d) Cancelled, Forfeited, or Surrendered Awards. Notwithstanding anything to the contrary in this Plan, if any Award is cancelled, forfeited or terminated for any reason prior to exercise or becoming vested in full, the shares of Common Stock that were subject to such Award shall, to the extent cancelled, forfeited or terminated, immediately become available for future Awards granted under the Plan as if said Award had never been granted; provided, however, that any shares of Common Stock subject to an Award which is cancelled, forfeited or terminated in order to pay the Exercise Price, purchase price or any taxes or tax withholdings on an Award shall not be available for future Awards granted under the Plan.
      (e) Recapitalization. If the outstanding shares of Common Stock are increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of Coconut Palm by reason of any recapitalization, reclassification, reorganization, stock split, reverse split, combination of shares, exchange of shares, stock dividend or other distribution payable in capital stock of Coconut Palm or other increase or decrease in such shares effected without receipt of consideration by Coconut Palm occurring after the Effective Date, an appropriate and proportionate adjustment shall be made by the Committee to (i) the aggregate number and kind of shares of Common Stock available under the Plan, (ii) the aggregate limit of the number of shares of Common Stock that may be granted pursuant to an Incentive Stock Option, (iii) the limits on the number of shares of Common Stock that may be granted to an Eligible Employee in any one fiscal year, (iv) the calculation of the reduction of shares of Common Stock available under the Plan, (v) the number and kind of shares of Common Stock issuable upon exercise (or vesting) of outstanding Awards granted under the Plan; (vi) the Exercise Price of outstanding Options granted under the Plan, and/or (vii) the number of shares of Common Stock subject to Awards granted to Non-Employee Directors under Section 10. No fractional shares of Common Stock or units of other securities shall be issued pursuant to any such adjustment under this Section 5(e), and any fractions resulting from any such adjustment shall be eliminated in each case by rounding downward to the nearest whole share or unit. Any adjustments made under this Section 5(e) with respect to any Incentive Stock Options must be made in accordance with Code Section 424.

6.	OPTIONS
      (a) Grant of Options. Subject to the terms and conditions of the Plan, the Committee may grant to such Eligible Individuals as the Committee may determine, Options to purchase such number of shares of Common Stock and on such terms and conditions as the Committee shall determine in its sole and absolute discretion. Each grant of an Option shall satisfy the requirements set forth in this Section.
      (b) Substitution of Options. The Committee may issue Options under this Plan as a substitution of any options which are outstanding and unexercised pursuant to the option plan maintained by Equity Broadcasting Corporation as of the Effective Time of the Agreement and Plan of Merger dated as of April 7, 2006, among Coconut Palm Acquisition Corp. and Equity Broadcasting Corporation. The substituted Options must contain all of the terms of the Equity Broadcasting options and must not give the Participant additional benefits that the Participant did not have prior to the substitution.
      (c) Type of Options. Each Option granted under the Plan may be designated by the Committee, in its sole discretion, as either (i) an Incentive Stock Option, or (ii) a Non-Qualified Stock Option. Options designated as Incentive Stock Options that fail to continue to meet the requirements of Code Section 422 shall be re-designated as Non-Qualified Stock Options automatically on the date of such failure to continue to meet such requirements without further action by the Committee. In the absence of any designation, Options granted under the Plan will be deemed to be Non-Qualified Stock Options.

      (d) Exercise Price. Subject to the limitations set forth in the Plan relating to Incentive Stock Options, the Exercise Price of an Option shall be fixed by the Committee and stated in the respective Award Agreement, provided that the Exercise Price of the shares of Common Stock subject to such Option may not be less than Fair Market Value of such Common Stock on the Grant Date, or if greater, the par value of the Common Stock.
      (e) Limitation on Repricing. Unless such action is approved by Coconut Palm’s shareholders in accordance with applicable law: (i) no outstanding Option granted under the Plan may be amended to provide an Exercise Price that is lower than the then-current Exercise Price of such outstanding Option (other than adjustments to the Exercise Price pursuant to Sections 5(e) and 12); (ii) the Committee may not cancel any outstanding Option and grant in substitution therefore new Awards under the Plan covering the same or a different number of shares of Common Stock and having an Exercise Price lower than the then-current Exercise Price of the cancelled Option (other than adjustments to the Exercise Price pursuant to Sections 5(e) and 12); and (iii) the Committee may not authorize the repurchase of an outstanding Option which has an Exercise Price that is higher than the then-current fair market value of the Common Stock (other than adjustments to the Exercise Price pursuant to Sections 5(e) and 12).
      (f) Limitation on Option Period. Subject to the limitations set forth in the Plan relating to Incentive Stock Options, Options granted under the Plan and all rights to purchase Common Stock thereunder shall terminate no later than the seventh anniversary of the Grant Date of such Options, or on such earlier date as may be stated in the Award Agreement relating to such Option. In the case of Options expiring prior to the seventh anniversary of the Grant Date, the Committee may in its discretion, at any time prior to the expiration or termination of said Options, extend the term of any such Options for such additional period as it may determine, but in no event beyond the seventh anniversary of the Grant Date thereof.
      (g) Limitations on Incentive Stock Options. Notwithstanding any other provisions of the Plan, the following provisions shall apply with respect to Incentive Stock Options granted pursuant to the Plan.

(i) Limitation on Grants. Incentive Stock Options may only be granted to Section 424 Employees. The aggregate Fair Market Value (determined at the time such Incentive Stock Option is granted) of the shares of Common Stock for which any individual may have Incentive Stock Options which first become vested and exercisable in any calendar year (under all incentive stock option plans of the Company) shall not exceed $100,000. Options granted to such individual in excess of the $100,000 limitation, and any Options issued subsequently which first become vested and exercisable in the same calendar year, shall automatically be treated as Non-Qualified Stock Options.

(ii) Minimum Exercise Price. In no event may the Exercise Price of a share of Common Stock subject an Incentive Stock Option be less than 100% of the Fair Market Value of such share of Common Stock on the Grant Date.

(iii) Ten Percent Shareholder. Notwithstanding any other provision of the Plan to the contrary, in the case of Incentive Stock Options granted to a Section 424 Employee who, at the time the Option is granted, owns (after application of the rules set forth in Code Section 424(d)) stock possessing more than ten percent of the total combined voting power of all classes of stock of Coconut Palm, such Incentive Stock Options (i) must have an Exercise Price per share of Common Stock that is at least 110% of the Fair Market Value as of the Grant Date of a share of Common Stock, and (ii) must not be exercisable after the fifth anniversary of the Grant Date.
      (h) Vesting Schedule and Conditions. No Options may be exercised prior to the satisfaction of the conditions and vesting schedule provided for in the Award Agreement relating thereto. Except as otherwise provided by the Committee in an Award Agreement in its sole and absolute discretion, subject to Sections 10, 12 and 13 of the Plan, Options covered by any Award under this Plan that are subject solely to a future service requirement shall vest in five equal annual increments of 20%, with one increment vesting on each anniversary date of the Grant.
      (i) Exercise. When the conditions to the exercise of an Option have been satisfied, the Participant may exercise the Option only in accordance with the following provisions. The Participant shall deliver to

Coconut Palm a written notice stating that the Participant is exercising the Option and specifying the number of shares of Common Stock which are to be purchased pursuant to the Option, and such notice shall be accompanied by payment in full of the Exercise Price of the shares for which the Option is being exercised, by one or more of the methods provided for in the Plan. Said notice must be delivered to Coconut Palm at its principal office and addressed to the attention of Chief Financial Officer, Coconut Palm Acquisition Corp., One Shackleford Drive, Suite 400, Rock Arkansas 72211. An attempt to exercise any Option granted hereunder other than as set forth in the Plan shall be invalid and of no force and effect.
      (j) Payment. Payment of the Exercise Price for the shares of Common Stock purchased pursuant to the exercise of an Option shall be made by one of the following methods:

(i) by cash, certified or cashier’s check, bank draft or money order;

(ii) through the delivery to Coconut Palm of shares of Common Stock which have been previously owned by the Participant for the requisite period necessary to avoid a charge to Coconut Palm’s earnings for financial reporting purposes; such shares shall be valued, for purposes of determining the extent to which the Exercise Price has been paid thereby, at their Fair Market Value on the date of exercise; without limiting the foregoing, the Committee may require the Participant to furnish an opinion of counsel acceptable to the Committee to the effect that such delivery would not result in Coconut Palm incurring any liability under Section 16(b) of the Exchange Act; or

(iii) by any other method which the Committee, in its sole and absolute discretion and to the extent permitted by applicable law, may permit, including, but not limited to, any of the following: (A) through a “cashless exercise sale and remittance procedure” pursuant to which the Participant shall concurrently provide irrevocable instructions (1) to a brokerage firm approved by the Committee to effect the immediate sale of the purchased shares and remit to Coconut Palm, out of the sale proceeds available on the settlement date, sufficient funds to cover the aggregate Exercise Price payable for the purchased shares plus all applicable federal, state and local income, employment, excise, foreign and other taxes required to be withheld by the Company by reason of such exercise and (2) to Coconut Palm to deliver the certificates for the purchased shares directly to such brokerage firm in order to complete the sale; or (B) by any other method as may be permitted by the Committee.
      (k) Termination of Employment, Disability or Death. Unless otherwise provided in an Award Agreement, upon the termination of the employment or other service of a Participant with Company for any reason, all of the Participant’s outstanding Options (whether vested or unvested) shall be subject to the rules of this paragraph. Upon such termination, the Participant’s unvested Options shall expire. Notwithstanding anything in this Plan to the contrary, the Committee may provide, in its sole and absolute discretion, that following the termination of employment or other service of a Participant with the Company for any reason (i) any unvested Options held by the Participant that vest solely upon a future service requirement shall vest in whole or in part, at any time subsequent to such termination of employment or other service, and or (ii) a Participant or the Participant’s estate, devisee or heir at law (whichever is applicable), may exercise an Option, in whole or in part, at any time subsequent to such termination of employment or other service and prior to the termination of the Option pursuant to its terms. Unless otherwise determined by the Committee, temporary absence from employment because of illness, vacation, approved leaves of absence or military service shall not constitute a termination of employment or other service.

(i) Termination for Reason Other Than Cause, Disability or Death. If a Participant’s termination of employment or other service is for any reason other than death, Disability, Cause or a voluntary termination within ninety (90) days after occurrence of an event which would be grounds for termination of employment or other service by the Company for Cause, any Option held by such Participant, may be exercised, to the extent exercisable at termination, by the Participant at any time within a period not to exceed thirty (30) days from the date of such termination, but in no event after the termination of the Option pursuant to its terms.

(ii) Disability. If a Participant’s termination of employment or other service with the Company is by reason of a Disability of such Participant, the Participant shall have the right at any time within a period not to exceed one (1) year after such termination, but in no event after the termination of the Option pursuant to its terms, to exercise, in whole or in part, any vested portion of the Option held by such Participant at the date of such termination; provided, however, that if the Participant dies within such period, any vested Option held by such Participant upon death shall be exercisable by the Participant’s estate, devisee or heir at law (whichever is applicable) for a period not to exceed one (1) year after the Participant’s death, but in no event after the termination of the Option pursuant to its terms.

(iii) Death. If a Participant dies while in the employment or other service of the Company, the Participant’s estate or the devisee named in the Participant’s valid last will and testament or the Participant’s heir at law who inherits the Option has the right, at any time within a period not to exceed one (1) year after the date of such Participant’s death, but in no event after the termination of the Option pursuant to its terms, to exercise, in whole or in part, any portion of the vested Option held by such Participant at the date of such Participant’s death.

(iv) Termination for Cause. In the event the termination is for Cause or is a voluntary termination within ninety (90) days after occurrence of an event which would be grounds for termination of employment or other service by the Company for Cause (without regard to any notice or cure period requirement), any Option held by the Participant at the time of such termination shall be deemed to have terminated and expired upon the date of such termination.

7.	STOCK APPRECIATION RIGHTS
      (a) Grant of Stock Appreciation Rights. Subject to the terms and conditions of the Plan, the Committee may grant to such Eligible Individuals as the Committee may determine, Stock Appreciation Rights, in such amounts and on such terms and conditions as the Committee shall determine in its sole and absolute discretion. Each grant of a Stock Appreciation Right shall satisfy the requirements as set forth in this Section.
      (b) Terms and Conditions of Stock Appreciation Rights. Unless otherwise provided in an Award Agreement, the terms and conditions (including, without limitation, the limitations on the Exercise Price, exercise period, repricing and termination) of the Stock Appreciation Right shall be substantially identical (to the extent possible taking into account the differences related to the character of the Stock Appreciation Right) to the terms and conditions that would have been applicable under Section 6 above were the grant of the Stock Appreciation Rights a grant of an Option.
      (c) Exercise of Stock Appreciation Rights. Stock Appreciation Rights shall be exercised by a Participant only by written notice delivered to the Chief Financial Officer of Coconut Palm, specifying the number of shares of Common Stock with respect to which the Stock Appreciation Right is being exercised.
      (d) Payment of Stock Appreciation Right. Unless otherwise provided in an Award Agreement, upon exercise of a Stock Appreciation Right, the Participant or Participant’s estate, devisee or heir at law (whichever is applicable) shall be entitled to receive payment, in cash, in shares of Common Stock, or in a combination thereof, as determined by the Committee in its sole and absolute discretion. The amount of such payment shall be determined by multiplying the excess, if any, of the Fair Market Value of a share of Common Stock on the date of exercise over the Fair Market Value of a share of Common Stock on the Grant Date, by the number of shares of Common Stock with respect to which the Stock Appreciation Rights are then being exercised. Notwithstanding the foregoing, the Committee may limit in any manner the amount payable with respect to a Stock Appreciation Right by including such limitation in the Award Agreement.

8.	RESTRICTED STOCK
      (a) Grant of Restricted Stock. Subject to the terms and conditions of the Plan, the Committee may grant to such Eligible Individuals as the Committee may determine, Restricted Stock, in such amounts and on such terms and conditions as the Committee shall determine in its sole and absolute discretion. Each grant of Restricted Stock shall satisfy the requirements as set forth in this Section.

      (b) Restrictions. The Committee shall impose such restrictions on any Restricted Stock granted pursuant to the Plan as it may deem advisable including, without limitation; time based vesting restrictions, or the attainment of Performance Goals. Except as otherwise provided by the Committee in an Award Agreement in its sole and absolute discretion, subject to Sections 10, 12 and 13 of the Plan, Restricted Stock covered by any Award under this Plan that are subject solely to a future service requirement shall vest over the four-year period immediately following the Grant Date in equal annual increments of 25%, with one increment vesting on each anniversary date of the Grant Date. Shares of Restricted Stock subject to the attainment of Performance Goals will be released from restrictions only after the attainment of such Performance Goals has been certified by the Committee in accordance with Section 9(c).
      (c) Certificates and Certificate Legend. With respect to a grant of Restricted Stock, the Company may issue a certificate evidencing such Restricted Stock to the Participant or issue and hold such shares of Restricted Stock for the benefit of the Participant until the applicable restrictions expire. The Company may legend the certificate representing Restricted Stock to give appropriate notice of such restrictions. In addition to any such legends, each certificate representing shares of Restricted Stock granted pursuant to the Plan shall bear the following legend:

“The sale or other transfer of the shares of stock represented by this certificate, whether voluntary, involuntary, or by operation of law, are subject to certain terms, conditions, and restrictions on transfer as set forth in The Coconut Palm Acquisition Corp. 2006 Stock Incentive Plan (the “Plan”), and in an Agreement entered into by and between the registered owner of such shares and the Coconut Palm Acquisition Corp. (the “Company”), dated (the “Award Agreement”). A copy of the Plan and the Award Agreement may be obtained from the Secretary of the Company.”
      (d) Removal of Restrictions. Except as otherwise provided in the Plan, shares of Restricted Stock shall become freely transferable by the Participant upon the lapse of the applicable restrictions. Once the shares of Restricted Stock are released from the restrictions, the Participant shall be entitled to have the legend required by paragraph (c) above removed from the share certificate evidencing such Restricted Stock and the Company shall pay or distribute to the Participant all dividends and distributions held in escrow by the Company with respect to such Restricted Stock.
      (e) Shareholder Rights. Unless otherwise provided in an Award Agreement, until the expiration of all applicable restrictions, (i) the Restricted Stock shall be treated as outstanding, (ii) the Participant holding shares of Restricted Stock may exercise full voting rights with respect to such shares, and (iii) the Participant holding shares of Restricted Stock shall be entitled to receive all dividends and other distributions paid with respect to such shares while they are so held. If any such dividends or distributions are paid in shares of Common Stock, such shares shall be subject to the same restrictions on transferability and forfeitability as the shares of Restricted Stock with respect to which they were paid. Notwithstanding anything to the contrary, at the discretion of the Committee, all such dividends and distributions may be held in escrow by the Company (subject to the same restrictions on forfeitability) until all restrictions on the respective Restricted Stock have lapsed.
      (f) Termination of Service. Unless otherwise provided in a Award Agreement, if a Participant’s employment or other service with the Company terminates for any reason, all unvested shares of Restricted Stock held by the Participant and any dividends or distributions held in escrow by Coconut Palm with respect to such Restricted Stock shall be forfeited immediately and returned to the Company. Notwithstanding this paragraph, all grants of Restricted Stock that vest solely upon the attainment of Performance Goals shall be treated pursuant to the terms and conditions that would have been applicable under Section 9(c) as if such grants of Restricted Stock were Awards of Performance Shares. Notwithstanding anything in this Plan to the contrary, the Committee may provide, in its sole and absolute discretion, that following the termination of employment or other service of a Participant with the Company for any reason, any unvested shares of Restricted Stock held by the Participant that vest solely upon a future service requirement shall vest in whole or in part, at any time subsequent to such termination of employment or other service.

9.	PERFORMANCE SHARES AND PERFORMANCE UNITS
      (a) Grant of Performance Shares and Performance Units. Subject to the terms and conditions of the Plan, the Committee may grant to such Eligible Individuals as the Committee may determine, Performance Shares and Performance Units, in such amounts and on such terms and conditions as the Committee shall determine in its sole and absolute discretion. Each grant of a Performance Share or a Performance Unit shall satisfy the requirements as set forth in this Section.
      (b) Performance Goals. Performance Goals will be based on one or more of the following criteria, as determined by the Committee in its absolute and sole discretion: (i) the attainment of certain target levels of, or a specified increase in, Coconut Palm’s enterprise value or value creation targets; (ii) the attainment of certain target levels of, or a percentage increase in, Coconut Palm’s after-tax or pre-tax profits including, without limitation, that attributable to Coconut Palm’s continuing and/or other operations; (iii) the attainment of certain target levels of, or a specified increase relating to, Coconut Palm’s operational cash flow or working capital, or a component thereof; (iv) the attainment of certain target levels of, or a specified decrease relating to, Coconut Palm’s operational costs, or a component thereof (v) the attainment of a certain level of reduction of, or other specified objectives with regard to limiting the level of increase in all or a portion of bank debt or other of Coconut Palm’s long-term or short-term public or private debt or other similar financial obligations of Coconut Palm, which may be calculated net of cash balances and/or other offsets and adjustments as may be established by the Committee; (vi) the attainment of a specified percentage increase in earnings per share or earnings per share from Coconut Palm’s continuing operations; (vii) the attainment of certain target levels of, or a specified percentage increase in, Coconut Palm’s net sales, revenues, net income or earnings before income tax or other exclusions; (viii) the attainment of certain target levels of, or a specified increase in, Coconut Palm’s return on capital employed or return on invested capital; (ix) the attainment of certain target levels of, or a percentage increase in, Coconut Palm’s after-tax or pre-tax return on shareholder equity; (x) the attainment of certain target levels in the fair market value of Coconut Palm’s Common Stock; (xi) the growth in the value of an investment in the Common Stock assuming the reinvestment of dividends; and/or (xii) the attainment of certain target levels of, or a specified increase in, EBITDA (earnings before income tax, depreciation and amortization). In addition, Performance Goals may be based upon the attainment by a subsidiary, division or other operational unit of Coconut Palm of specified levels of performance under one or more of the measures described above. Further, the Performance Goals may be based upon the attainment by Coconut Palm (or a subsidiary, division, facility or other operational unit of Coconut Palm) of specified levels of performance under one or more of the foregoing measures relative to the performance of other corporations. To the extent permitted under Code Section 162(m) of the Code (including, without limitation, compliance with any requirements for shareholder approval), the Committee may, in its sole and absolute discretion: (i) designate additional business criteria upon which the Performance Goals may be based; (ii) modify, amend or adjust the business criteria described herein; or (iii) incorporate in the Performance Goals provisions regarding changes in accounting methods, corporate transactions (including, without limitation, dispositions or acquisitions) and similar events or circumstances. Performance Goals may include a threshold level of performance below which no Award will be earned, levels of performance at which an Award will become partially earned and a level at which an Award will be fully earned.
      (c) Terms and Conditions of Performance Shares and Performance Units. The applicable Award Agreement shall set forth (i) the number of Performance Shares or the dollar value of Performance Units granted to the Participant; (ii) the Performance Period and Performance Goals with respect to each such Award; (iii) the threshold, target and maximum shares of Common Stock or dollar values of each Performance Share or Performance Unit and corresponding Performance Goals, and (iv) any other terms and conditions as the Committee determines in its sole and absolute discretion. The Committee shall establish, in its sole and absolute discretion, the Performance Goals for the applicable Performance Period for each Performance Share or Performance Unit granted hereunder. Performance Goals for different Participants and for different grants of Performance Shares and Performance Units need not be identical. Unless otherwise provided in an Award Agreement, the Participants’ rights as a shareholder in Performance Shares shall be substantially identical to the terms and conditions that would have been applicable under Section 8 above if the Performance Shares were Restricted Stock. Unless otherwise provided in an Award Agreement, a holder of Performance Units is not entitled to the rights of a holder of our Common Stock.
      (d) Determination and Payment of Performance Units or Performance Shares Earned. As soon as practicable after the end of a Performance Period, the Committee shall determine the extent to which Performance Shares or Performance Units have been earned on the basis of the Company’s actual performance in relation to the established Performance Goals as set forth in the applicable Award Agreement and shall certify these results in writing. As soon as practicable after the Committee has determined that an amount is payable or should be distributed with respect to a Performance Share or a Performance Unit, the Committee shall cause the amount of such Award to be paid or distributed to the Participant or the Participant’s estate, devisee or heir at law (whichever is applicable). Unless otherwise provided in an Award Agreement, the Committee shall determine in its sole and absolute discretion whether payment with respect to the Performance Share or Performance Unit shall be made in cash, in shares of Common Stock, or in a combination thereof. For purposes of making payment or a distribution with respect to a Performance Share or Performance Unit, the cash equivalent of a share of Common Stock shall be determined by the Fair Market Value of the Common Stock on the day the Committee designates the Performance Shares or Performance Units to be payable.
      (e) Termination of Employment. Unless otherwise provided in an Award Agreement, if a Participant’s employment or other service with the Company terminates for any reason, all of the Participant’s outstanding Performance Shares and Performance Units shall be subject to the rules of this Section.

(i) Termination for Reason Other Than Death or Disability. If a Participant’s employment or other service with the Company terminates prior to the expiration of a Performance Period with respect to any Performance Units or Performance Shares held by such Participant for any reason other than death or Disability, the outstanding Performance Units or Performance Shares held by such Participant for which the Performance Period has not yet expired shall terminate upon such termination and the Participant shall have no further rights pursuant to such Performance Units or Performance Shares.

(ii) Termination of Employment for Death or Disability. If a Participant’s employment or other service with the Company terminates by reason of the Participant’s death or Disability prior to the end of a Performance Period, the Participant, or the Participant’s estate, devisee or heir at law (whichever is applicable) shall be entitled to a payment of the Participant’s outstanding Performance Units and Performance Share at the end of the applicable Performance Period, pursuant to the terms of the Plan and the Participant’s Award Agreement; provided, however, that the Participant shall be deemed to have earned only that proportion (to the nearest whole unit or share) of the Performance Units or Performance Shares granted to the Participant under such Award as the number of full months of the Performance Period which have elapsed since the first day of the Performance Period for which the Award was granted to the end of the month in which the Participant’s termination of employment or other service, bears to the total number of months in the Performance Period, subject to the attainment of the Performance Goals associated with the Award as certified by the Committee. The right to receive any remaining Performance Units or Performance Shares shall be canceled and forfeited.

10.	VESTING OF AWARD GRANTS TO NON-EMPLOYEE DIRECTORS
      Notwithstanding the minimum vesting provisions in Section 6(g) and 8(b) of the Plan, any Award granted to a Non-Employee Director in lieu of cash compensation shall not be subject to any minimum vesting requirements.

11.	OTHER AWARDS
      Awards of shares of Common Stock, phantom stock, restricted stock units and other awards that are valued in whole or in part by reference to, or otherwise based on, Common Stock, may also be made, from time to time, to Eligible Individuals as may be selected by the Committee. Such Common Stock may be issued in satisfaction of awards granted under any other plan sponsored by the Company or compensation payable to an Eligible Individual. In addition, such awards may be made alone or in addition to or in connection with any other Award granted hereunder. The Committee may determine the terms and conditions of any such award. Each such award shall be evidenced by an Award Agreement between the Eligible Individual and the Company which shall specify the number of shares of Common Stock subject to the award, any consideration therefore, any vesting or performance requirements and such other terms and conditions as the Committee shall determine in its sole and absolute discretion.

12.	CHANGE IN CONTROL
      Unless otherwise provided in an Award Agreement, upon the occurrence of a Change in Control of Coconut Palm, the Committee may in its sole and absolute discretion, provide on a case by case basis that (i) some or all outstanding Awards may become immediately exercisable or vested, without regard to any limitation imposed pursuant to this Plan, (ii) that all Awards shall terminate, provided that Participants shall have the right, immediately prior to the occurrence of such Change in Control and during such reasonable period as the Committee in its sole discretion shall determine and designate, to exercise any vested Award in whole or in part, (iii) that all Awards shall terminate, provided that Participants shall be entitled to a cash payment equal to the Change in Control Price with respect to shares subject to the vested portion of the Award net of the Exercise Price thereof (if applicable), (iv) provide that, in connection with a liquidation or dissolution of Coconut Palm, Awards shall convert into the right to receive liquidation proceeds net of the Exercise Price (if applicable) and (v) any combination of the foregoing. In the event that the Committee does not terminate or convert an Award upon a Change in Control of Coconut Palm, then the Award shall be assumed, or substantially equivalent Awards shall be substituted, by the acquiring, or succeeding corporation (or an affiliate thereof).

13.	CHANGE IN STATUS OF PARENT OR SUBSIDIARY
      Unless otherwise provided in an Award Agreement or otherwise determined by the Committee, in the event that an entity or business unit which was previously a part of the Company is no longer a part of the Company, as determined by the Committee in its sole discretion, the Committee may, in its sole and absolute discretion: (i) provide on a case by case basis that some or all outstanding Awards held by a Participant employed by or performing service for such entity or business unit may become immediately exercisable or vested, without regard to any limitation imposed pursuant to this Plan; (ii) provide on a case by case basis that some or all outstanding Awards held by a Participant employed by or performing service for such entity or business unit may remain outstanding, may continue to vest, and/or may remain exercisable for a period not exceeding one (1) year, subject to the terms of the Award Agreement and this Plan; and/or (ii) treat the employment or other services of a Participant employed by such entity or business unit as terminated if such Participant is not employed by Coconut Palm or any entity that is a part of the Company immediately after such event.

14.	REQUIREMENTS OF LAW
      (a) Violations of Law. The Company shall not be required to sell or issue any shares of Common Stock under any Award if the sale or issuance of such shares would constitute a violation by the individual exercising the Award, the Participant or the Company of any provisions of any law or regulation of any governmental authority, including without limitation any provisions of the Sarbanes-Oxley Act, and any other federal or state securities laws or regulations. Any determination in this connection by the Committee shall be final, binding, and conclusive. The Company shall not be obligated to take any affirmative action in order to cause the exercise of an Award, the issuance of shares pursuant thereto or the grant of an Award to comply with any law or regulation of any governmental authority.
      (b) Registration. At the time of any exercise or receipt of any Award, the Company may, if it shall determine it necessary or desirable for any reason, require the Participant (or Participant’s heirs, legatees or legal representative, as the case may be), as a condition to the exercise or grant thereof, to deliver to the Company a written representation of present intention to hold the shares for their own account as an investment and not with a view to, or for sale in connection with, the distribution of such shares, except in compliance with applicable federal and state securities laws with respect thereto. In the event such representation is required to be delivered, an appropriate legend may be placed upon each certificate delivered to the Participant (or Participant’s heirs, legatees or legal representative, as the case may be) upon the Participant’s exercise of part or all of the Award or receipt of an Award and a stop transfer order may be placed with the transfer agent. Each Award shall also be subject to the requirement that, if at any time the Company determines, in its discretion, that the listing, registration or qualification of the shares subject to the Award upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of or in connection with, the issuance or purchase of the shares thereunder, the Award may not be exercised in whole or in part and the restrictions on an Award may not be removed unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Company in its sole discretion. The Participant shall provide the Company with any certificates, representations and information that the Company requests and shall otherwise cooperate with the Company in obtaining any listing, registration, qualification, consent or approval that the Company deems necessary or appropriate. The Company shall not be obligated to take any affirmative action in order to cause the exercisability or vesting of an Award, to cause the exercise of an Award or the issuance of shares pursuant thereto, or to cause the grant of Award to comply with any law or regulation of any governmental authority.
      (c) Withholding. The Committee may make such provisions and take such steps as it may deem necessary or appropriate for the withholding of any taxes that the Company is required by any law or regulation of any governmental authority, whether federal, state or local, domestic or foreign, to withhold in connection with the grant or exercise of an Award, or the removal of restrictions on an Award including, but not limited to: (i) the withholding of delivery of shares of Common Stock until the holder reimburses the Company for the amount the Company is required to withhold with respect to such taxes; (ii) the canceling of any number of shares of Common Stock issuable in an amount sufficient to reimburse the Company for the amount it is required to so withhold; (iii) withholding the amount due from any such person’s wages or compensation due to such person; or (iv) requiring the Participant to pay the Company cash in the amount the Company is required to withhold with respect to such taxes.
      (d) Governing Law. The Plan shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware.

15.	GENERAL PROVISIONS
      (a) Award Agreements. All Awards granted pursuant to the Plan shall be evidenced by an Award Agreement. Each Award Agreement shall specify the terms and conditions of the Award granted and shall contain any additional provisions as the Committee shall deem appropriate, in its sole and absolute discretion (including, to the extent that the Committee deems appropriate, provisions relating to confidentiality, non-competition, non-solicitation and similar matters). The terms of each Award Agreement need not be identical for Eligible Individuals provided that all Award Agreements comply with the terms of the Plan.
      (b) Purchase Price. To the extent the purchase price of any Award granted hereunder is less than par value of a share of Common Stock and such purchase price is not permitted by applicable law, the per share purchase price shall be deemed to be equal to the par value of a share of Common Stock.
      (c) Dividends and Dividend Equivalents. Except as provided by the Committee in its sole and absolute discretion or as otherwise provided in Section 5(e) and subject to Section 8(e) of the Plan, a Participant shall not be entitled to receive, currently or on a deferred basis, cash or stock dividends, Dividend Equivalents, or cash payments in amounts equivalent to cash or stock dividends on shares of Commons Stock covered by an Award which has not vested or an Option. The Committee in its absolute and sole discretion may credit a Participant’s Award with Dividend Equivalents with respect to any Awards. To the extent that dividends and distributions relating to an Award are held in escrow by the Company, or Dividend Equivalents are credited to an Award, a Participant shall not be entitled to any interest on any such amounts. The Committee may not grant Dividend Equivalents to an Award subject to performance-based vesting to the extent that the grant of such Dividend Equivalents would limit the Company’s deduction of the compensation payable under such Award for federal tax purposes pursuant to Code Section 162(m).

      (d) Deferral of Awards. The Committee may from time to time establish procedures pursuant to which a Participant may elect to defer, until a time or times later than the vesting of an Award, receipt of all or a portion of the shares of Common Stock or cash subject to such Award and to receive Common Stock or cash at such later time or times, all on such terms and conditions as the Committee shall determine. The Committee shall not permit the deferral of an Award unless counsel for Coconut Palm determines that such action will not result in adverse tax consequences to a Participant under Section 409A of the Code. If any such deferrals are permitted, then notwithstanding anything to the contrary herein, a Participant who elects to defer receipt of Common Stock shall not have any rights as a shareholder with respect to deferred shares of Common Stock unless and until shares of Common Stock are actually delivered to the Participant with respect thereto, except to the extent otherwise determined by the Committee.
      (e) Prospective Employees. Notwithstanding anything to the contrary, any Award granted to a Prospective Employee shall not become vested prior to the date the Prospective Employee first becomes an employee of the Company.
      (f) Issuance of Certificates; Shareholder Rights. Coconut Palm shall deliver to the Participant a certificate evidencing the Participant’s ownership of shares of Common Stock issued pursuant to the exercise of an Award as soon as administratively practicable after satisfaction of all conditions relating to the issuance of such shares. A Participant shall not have any of the rights of a shareholder with respect to such Common Stock prior to satisfaction of all conditions relating to the issuance of such Common Stock, and, except as expressly provided in the Plan, no adjustment shall be made for dividends, distributions or other rights of any kind for which the record date is prior to the date on which all such conditions have been satisfied.
      (g) Transferability of Awards. A Participant may not Transfer an Award other than by will or the laws of descent and distribution. Awards may be exercised during the Participant’s lifetime only by the Participant. No Award shall be liable for or subject to the debts, contracts, or liabilities of any Participant, nor shall any Award be subject to legal process or attachment for or against such person. Any purported Transfer of an Award in contravention of the provisions of the Plan shall have no force or effect and shall be null and void, and the purported transferee of such Award shall not acquire any rights with respect to such Award. Notwithstanding anything to the contrary, the Committee may in its sole and absolute discretion permit the Transfer of an Award to a Participant’s “family member” as such term is defined in the Form 8 Registration Statement under the Securities Act of 1933, as amended, under such terms and conditions as specified by the Committee. In such case, such Award shall be exercisable only by the transferee approved of by the Committee. To the extent that the Committee permits the Transfer of an Incentive Stock Option to a “family member”, so that such Option fails to continue to satisfy the requirements of an incentive stock option under the Code such Option shall automatically be re-designated as a Non-Qualified Stock Option.
      (h) Buyout and Settlement Provisions. Except as prohibited in Section 6(d) of the Plan, the Committee may at any time on behalf of Coconut Palm offer to buy out any Awards previously granted based on such terms and conditions as the Committee shall determine which shall be communicated to the Participants at the time such offer is made.
      (i) Use of Proceeds. The proceeds received by Coconut Palm from the sale of Common Stock pursuant to Awards granted under the Plan shall constitute general funds of Coconut Palm.
      (j) Modification or Substitution of an Award. Subject to the terms and conditions of the Plan, the Committee may modify outstanding Awards. Notwithstanding the following, no modification of an Award shall adversely affect any rights or obligations of the Participant under the applicable Award Agreement without the Participant’s consent. The Committee in its sole and absolute discretion may rescind, modify, or waive any vesting requirements or other conditions applicable to an Award. Notwithstanding the foregoing, without the approval of the shareholders of Coconut Palm in accordance with applicable law, an Award may not be modified to reduce the exercise price thereof nor may an Award at a lower price be substituted for a surrender of an Award, provided that (i) the foregoing shall not apply to adjustments or substitutions in accordance with Section 5 or Section 12, and (ii) if an Award is modified, extended or renewed and thereby deemed to be in issuance of a new Award under the Code or the applicable accounting rules, the exercise price of such Award may continue to be the original Exercise Price even if less than Fair Market Value of the Common Stock at the time of such modification, extension or renewal.
      (k) Amendment and Termination of Plan. The Board may, at any time and from time to time, amend, suspend or terminate the Plan as to any shares of Common Stock as to which Awards have not been granted; provided, however, that the approval of the shareholders of Coconut Palm in accordance with applicable law and the Articles of Incorporation and Bylaws of Coconut Palm shall be required for any amendment: (i) that changes the class of individuals eligible to receive Awards under the Plan: (ii) that increases the maximum number of shares of Common Stock in the aggregate that may be subject to Awards that are granted under the Plan (except as permitted under Section 5 or Section 12 hereof): (iii) the approval of which is necessary to comply with federal or state law (including without limitation Section 162(m) of the Code and Rule 16b-3 under the Exchange Act) or with the rules of any stock exchange or automated quotation system on which the Common Stock may be listed or traded; or (iv) that proposed to eliminate a requirement provided herein that the shareholders of Coconut Palm must approve an action to be undertaken under the Plan. Except as permitted under Section 5 or Section 12 hereof, no amendment, suspension or termination of the Plan shall, without the consent of the holder of an Award, alter or impair rights or obligations under any Award theretofore granted under the Plan. Awards granted prior to the termination of the Plan may extend beyond the date the Plan is terminated and shall continue subject to the terms of the Plan as in effect on the date the Plan is terminated.
      (l) Section 409A of the Code. With respect to Awards subject to Section 409A of the Code, this Plan is intended to comply with the requirements of such Section, and the provisions hereof shall be interpreted in a manner that satisfies the requirements of such Section and the related regulations, and the Plan shall be operated accordingly. If any provision of this Plan or any term or condition of any Award would otherwise frustrate or conflict with this intent, the provision, term or condition will be interpreted and deemed amended so as to avoid this conflict.
      (m) Notification of 83(b) Election. If in connection with the grant of any Award, any Participant makes an election permitted under Code Section 83(b), such Participant must notify the Company in writing of such election within ten (10) days of filing such election with the Internal Revenue Service.
      (n) Detrimental Activity. All Awards shall be subject to cancellation by the Committee in accordance with the terms of this Section 15(n) if the Participant engages in any Detrimental Activity. To the extent that a Participant engages in any Detrimental Activity at any time prior to, or during the one year period after, any exercise or vesting of an Award but prior to a Change in Control, the Company shall, upon the recommendation of the Committee, in its sole and absolute discretion, be entitled to (i) immediately terminate and cancel any Awards held by the Participant that have not yet been exercised, and/or (ii) with respect to Awards of the Participant that have been previously exercised, recover from the Participant at any time within two (2) years after such exercise but prior to a Change in Control (and the Participant shall be obligated to pay over to the Company with respect to any such Award previously held by such Participant): (A) with respect to any Options exercised, an amount equal to the excess of the Fair Market Value of the Common Stock for which any Option was exercised over the Exercise Price paid (regardless of the form by which payment was made) with respect to such Option; (B) with respect to any Award other than an Option, any shares of Common Stock granted and vested pursuant to such Award, and if such shares are not still owned by the Participant, the Fair Market Value of such shares on the date they were issued, or if later, the date all vesting restrictions were satisfied; and (C) any cash or other property (other than Common Stock) received by the Participant from the Company pursuant to an Award. Without limiting the generality of the foregoing, in the event that a Participant engages in any Detrimental Activity at any time prior to any exercise of an Award and the Company exercises its remedies pursuant to this Section 15(n) following the exercise of such Award, such exercise shall be treated as having been null and void, provided that the Company will nevertheless be entitled to recover the amounts referenced above.
      (o) Disclaimer of Rights. No provision in the Plan, any Award granted hereunder, or any Award Agreement entered into pursuant to the Plan shall be construed to confer upon any individual the right to remain in the employ of or other service with the Company or to interfere in any way with the right and authority of the Company either to increase or decrease the compensation of any individual, including any holder of an Award, at any time, or to terminate any employment or other relationship between any individual and the Company. The grant of an Award pursuant to the Plan shall not affect or limit in any way the right or power of the Company to make adjustments, reclassifications, reorganizations or changes of its capital or business structure or to merge, consolidate, dissolve or liquidate, or to sell or transfer all or any part of its business or assets.
      (p) Unfunded Status of Plan. The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation. With respect to any payments as to which a Participant has a fixed and vested interest but which are not yet made to such Participant by the Company, nothing contained herein shall give any such Participant any rights that are greater than those of a general creditor of the Company.
      (q) Nonexclusivity of Plan. The adoption of the Plan shall not be construed as creating any limitations upon the right and authority of the Board to adopt such other incentive compensation arrangements (which arrangements may be applicable either generally to a class or classes of individuals or specifically to a particular individual or individuals) as the Board in its sole and absolute discretion determines desirable.
      (r) Other Benefits. No Award payment under the Plan shall be deemed compensation for purposes of computing benefits under any retirement plan of the Company or any agreement between a Participant and the Company, nor affect any benefits under any other benefit plan of the Company now or subsequently in effect under which benefits are based upon a Participant’s level of compensation.
      (s) Headings. The section headings in the Plan are for convenience only; they form no part of this Agreement and shall not affect its interpretation.
      (t) Pronouns. The use of any gender in the Plan shall be deemed to include all genders, and the use of the singular shall be deemed to include the plural and vice versa, wherever it appears appropriate from the context.
      (u) Successors and Assigns. The Plan shall be binding on all successors of the Company and all successors and permitted assigns of a Participant, including, but not limited to, a Participant’s estate, devisee, or heir at law.
      (v) Severability. If any provision of the Plan or any Award Agreement shall be determined to be illegal or unenforceable by any court of law in any jurisdiction, the remaining provisions hereof and thereof shall be severable and enforceable in accordance with their terms, and all provisions shall remain enforceable in any other jurisdiction.
      (w) Notices. Any communication or notice required or permitted to be given under the Plan shall be in writing, and mailed by registered or certified mail or delivered by hand, to Coconut Palm, to its principal place of business, attention: Chief Financial Officer, Coconut Palm Acquisition Corp., and if to the holder of an Award, to the address as appearing on the records of the Company.

APPENDIX A
DEFINITIONS
      “Award” means any Common Stock, Option, Performance Share, Performance Unit, Restricted Stock, Stock Appreciation Right or any other award granted pursuant to the Plan.
      “Award Agreement” means a written agreement entered into by Coconut Palm and a Participant setting forth the terms and conditions of the grant of an Award to such Participant.
      “Board” means the board of directors of Coconut Palm.
      “Cause” means, with respect to a termination of employment or other service with the Company, a termination of employment or other service due to a Participant’s dishonesty, fraud, insubordination, willful misconduct, refusal to perform services (for any reason other than illness or incapacity) or materially unsatisfactory performance of the Participant’s duties for the Company; provided, however, that if the Participant and the Company have entered into an employment agreement or consulting agreement which defines the term Cause, the term Cause shall be defined in accordance with such agreement with respect to any Award granted to the Participant on or after the effective date of the respective employment or consulting agreement. The Committee shall determine in its sole and absolute discretion whether Cause exists for purposes of the Plan.
      “Change in Control” shall be deemed to occur upon:

(a) any “person” as such term is used in Sections 13(d) and 14(d) of the Exchange Act (other than Coconut Palm, any trustee or other fiduciary holding securities under any employee benefit plan of the Company, or any company owned, directly or indirectly, by the shareholders of Coconut Palm in substantially the same proportions as their ownership of common stock of Coconut Palm), is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Coconut Palm representing thirty percent (30%) or more of the combined voting power of Coconut Palm’s then outstanding securities;

(b) during any period of two (2) consecutive years, individuals who at the beginning of such period constitute the Board, and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in paragraph (a), (c), or (d) of this Section) whose election by the Board or nomination for election by Coconut Palm’s shareholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the Board;

(c) a merger, consolidation, reorganization, or other business combination of Coconut Palm with any other entity, other than a merger or consolidation which would result in the voting securities of Coconut Palm outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the combined voting power of the voting securities of Coconut Palm or such surviving entity outstanding immediately after such merger or consolidation; provided, however, that a merger or consolidation effected to implement a recapitalization of Coconut Palm (or similar transaction) in which no person acquires more than twenty-five percent (25%) of the combined voting power of Coconut Palm’s then outstanding securities shall not constitute a Change in Control; or

(d) the shareholders of Coconut Palm approve a plan of complete liquidation of Coconut Palm or the consummation of the sale or disposition by Coconut Palm of all or substantially all of Coconut Palm’s assets other than (x) the sale or disposition of all or substantially all of the assets of Coconut Palm to a person or persons who beneficially own, directly or indirectly, at least fifty percent (50%) or more of the combined voting power of the outstanding voting securities of Coconut Palm at the time of the sale or (y) pursuant to a spin-off type transaction, directly or indirectly, of such assets to the shareholders of Coconut Palm.

      However, to the extent that Section 409A of the Code would cause an adverse tax consequence to a Participant using the above definition, the term “Change in Control” shall have the meaning ascribed to the phrase “Change in the Ownership or Effective Control of a Corporation or in the Ownership of a Substantial Portion of the Assets of a Corporation” under Treasury Department Proposed Regulation 1.409A-3(g)(5), as revised from time to time in either subsequent proposed or final regulations, and in the event that such regulations are withdrawn or such phrase (or a substantially similar phrase) ceases to be defined, as determined by the Committee.
      “Change in Control Price” means the price per share of Common Stock paid in any transaction related to a Change in Control of Coconut Palm.
      “Code” means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.
      “Committee” means a committee or sub-committee of the Board consisting of two or more members of the Board, none of whom shall be an officer or other salaried employee of the Company, and each of whom shall qualify in all respects as a “non-employee director” as defined in Rule 16b-3 under the Exchange Act, and as an “outside director” for purposes of Code Section 162(m). If no Committee exists, the functions of the Committee will be exercised by the Board; provided, however, that a Committee shall be created prior to the grant of Awards to a Covered Employee and that grants of Awards to a Covered Employee shall be made only by such Committee. Notwithstanding the foregoing, with respect to the grant of Awards to non-employee directors, the Committee shall be the Board.
      “Common Stock” means the common stock, par value $0.0001 per share, of Coconut Palm.
      “Company” means Coconut Palm Acquisition Corp., a Delaware corporation, the subsidiaries of Coconut Palm Acquisition Corp., and all other entities whose financial statements are required to be consolidated with the financial statements of Coconut Palm Acquisition Corp. pursuant to United States generally accepted accounting principles, and any other entity determined to be an affiliate of Coconut Palm Acquisition Corp, Inc. as determined by the Committee in its sole and absolute discretion.
      “Covered Employee” means “covered employee” as defined in Code Section 162(m)(3).
      “Covered Individual” means any current or former member of the Committee, any current or former officer or director of the Company, or any individual designated pursuant to Section 4(c).
      “Detrimental Activity” means any of the following: (i) the disclosure to anyone outside the Company, or the use in other than the Company’s business, without written authorization from the Company, of any confidential information or proprietary information, relating to the business of the Company, acquired by a Participant prior to a termination of the Participant’s employment or service with the Company; (ii) activity while employed or providing services that is classified by the Company as a basis for a termination for Cause; (iii) the Participant’s Disparagement, or inducement of others to do so, of the Company or its past or present officers, directors, employees or services; or (iv) any other conduct or act determined by the Committee, in its sole discretion, to be injurious, detrimental or prejudicial to the interests of the Company. For purposes of subparagraph (i) above, the Chief Executive Officer and the General Counsel of the Company shall each have authority to provide the Participant with written authorization to engage in the activities contemplated thereby and no other person shall have authority to provide the Participant with such authorization.
      “Disability” means a “permanent and total disability” within the meaning of Code Section 22(e)(3); provided, however, that if a Participant and the Company have entered into an employment or consulting agreement which defines the term Disability for purposes of such agreement, Disability shall be defined pursuant to the definition in such agreement with respect to any Award granted to the Participant on or after the effective date of the respective employment or consulting agreement. The Committee shall determine in its sole and absolute discretion whether a Disability exists for purposes of the Plan.
      “Disparagement” means making any comments or statements to the press, the Company’s employees, clients or any other individuals or entities with whom the Company has a business relationship, which could adversely affect in any manner: (i) the conduct of the business of the Company (including, without limitation, any products or business plans or prospects), or (ii) the business reputation of the Company or any of its products, or its past or present officers, directors or employees.
      “Dividend Equivalents” means an amount equal to the cash dividends paid by the Company upon one share of Common Stock subject to an Award granted to a Participant under the Plan.
      “Effective Date” shall mean the date that the Plan was approved by the shareholders of Coconut Palm in accordance with the laws of the State of Delaware or such later date as provided in the resolutions adopting the Plan.
      “Eligible Individual” means any employee, officer, director (employee or non-employee director) or consultant of the Company and any Prospective Employee to whom Awards are granted in connection with an offer of future employment with the Company.
      “Exchange Act” means the Securities Exchange Act of 1934, as amended.
      “Exercise Price” means the purchase price per share of each share of Common Stock subject to an Award.
      “Fair Market Value” means, unless otherwise required by the Code, as of any date, the last sales price reported for the Common Stock on the day immediately prior to such date (i) as reported by the national securities exchange in the United States on which it is then traded, or (ii) if not traded on any such national securities exchange, as quoted on an automated quotation system sponsored by the National Association of Securities Dealers, Inc., or if the Common Stock shall not have been reported or quoted on such date, on the first day prior thereto on which the Common Stock was reported or quoted; provided, however, that the Committee may modify the definition of Fair Market Value to reflect any changes in the trading practices of any exchange or automated system sponsored by the National Association of Securities Dealers, Inc. on which the Common Stock is listed or traded. If the Common Stock is not readily traded on a national securities exchange or any system sponsored by the National Association of Securities Dealers, Inc., the Fair Market Value shall be determined in good faith by the Committee.
      “Coconut Palm” means Coconut Palm Acquisition Corp.
      “Grant Date” means the date on which the Committee approves the grant of an Award or such later date as is specified by the Committee and set forth in the applicable Award Agreement.
      “Incentive Stock Option” means an “incentive stock option” within the meaning of Code Section 422.
      “Non-Employee Director” means a director of Coconut Palm who is not an active employee of the Company.
      “Non-Qualified Stock Option” means an Option which is not an Incentive Stock Option.
      “Option” means an option to purchase Common Stock granted pursuant to Sections 6 of the Plan.
      “Participant” means any Eligible Individual who holds an Award under the Plan and any of such individual’s successors or permitted assigns.
      “Performance Goals” means the specified performance goals which have been established by the Committee in connection with an Award.
      “Performance Period” means the period during which Performance Goals must be achieved in connection with an Award granted under the Plan.
      “Performance Share” means a right to receive a fixed number of shares of Common Stock, or the cash equivalent, which is contingent on the achievement of certain Performance Goals during a Performance Period.

      “Performance Unit” means a right to receive a designated dollar value, or shares of Common Stock of the equivalent value, which is contingent on the achievement of Performance Goals during a Performance Period.
      “Person” shall mean any person, corporation, partnership, joint venture or other entity or any group (as such term is defined for purposes of Section 13(d) of the Exchange Act), other than a Parent or Subsidiary.
      “Plan” means this Coconut Palm Acquisition Corp. 2006 Stock Incentive Plan.
      “Prospective Employee” means any individual who has committed to become an employee of the Company within sixty (60) days from the date an Award is granted to such individual.
      “Restricted Stock” means Common Stock subject to certain restrictions, as determined by the Committee, and granted pursuant to Section 8 hereunder.
      “Section 424 Employee” means an employee of Coconut Palm or any “subsidiary corporation” or “parent corporation” as such terms are defined in and in accordance with Code Section 424. The term “Section 424 Employee” also includes employees of a corporation issuing or assuming any Options in a transaction to which Code Section 424(a) applies.
      “Stock Appreciation Right” means the right to receive all or some portion of the increase in value of a fixed number of shares of Common Stock granted pursuant to Section 7 hereunder.
      “Transfer” means, as a noun, any direct or indirect, voluntary or involuntary, exchange, sale, bequeath, pledge, mortgage, hypothecation, encumbrance, distribution, transfer, gift, assignment or other disposition or attempted disposition of, and, as a verb, directly or indirectly, voluntarily or involuntarily, to exchange, sell, bequeath, pledge, mortgage, hypothecate, encumber, distribute, transfer, give, assign or in any other manner whatsoever dispose or attempt to dispose of.

ANNEX C
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
COCONUT PALM ACQUISITION CORP.
      Coconut Palm Acquisition Corp., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:
      The name of this corporation is Coconut Palm Acquisition Corp.
      The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of Delaware on April 29, 2005, under the name of Coconut Palm Acquisition Corp. (the “Original Certificate of Incorporation”).
      Pursuant to Sections 228 and 245 of the General Corporation Law of the State of Delaware, this Amended and Restated Certificate of Incorporation restates, modifies, and further amends the provisions of the Original Certificate of Incorporation of this corporation in its entirety. Any provisions from the Original Certificate of Incorporation not included in this Amended and Restated Certificate of Incorporation are rendered inoperable.
      The text of the Original Certificate of Incorporation as heretofore amended or supplemented is cancelled, superceded, and hereby amended and restated in its entirety to read as follows:
      FIRST: The name of the corporation is Equity Broadcasting Corporation.
      SECOND: The address of the Corporation’s registered office in the State of Delaware is 615 S. Dupont Hwy., Kent County, Dover, Delaware. The name of its registered agent at such address is National Corporate Research, Ltd.
      THIRD: The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law (the “DGL”).
      FOURTH: This Corporation is authorized to issue two classes of capital stock to be designated, respectively, “Common Stock” and “Preferred Stock”. The number of Common Stock authorized is 100,000,000, each with a par value of $.0001 per share. The number of Preferred Stock authorized is 25,000,000, each with the par value of $.0001 per share.
      PREFERRED STOCK. The Board of Directors is expressly granted authority to issue shares of the Preferred Stock, in one or more series, and to fix for each such series such voting powers, full or limited, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such series (a “Preferred Stock Designation”) and as may be permitted by the GCL. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, without a separate vote of the holders of the Preferred Stock, or any series thereof, unless a vote of any such holders is required pursuant to any Preferred Stock Designation.
      COMMON STOCK. Except as otherwise required by law or as otherwise provided in any Preferred Stock Designation, the holders of the Common Stock shall exclusively possess all voting power and each share of Common Stock shall have one vote.

      FIFTH: The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

A. Election of directors need not be by ballot unless the by-laws of the Corporation so provide.

B. Board of Directors shall have the power, without the assent or vote of the stockholders, to make, alter, amend, change, add to or repeal the by-laws of the Corporation as provided in the by-laws of the Corporation.

C. Directors in their discretion may submit any contract or act for approval or ratification at any annual meeting of the stockholders or at any meeting of the stockholders called for the purpose of considering any such act or contract, and any contract or act that shall be approved or be ratified by the vote of the holders of a majority of the stock of the Corporation which is represented in person or by proxy at such meeting and entitled to vote thereat (provided that a lawful quorum of stockholders be there represented in person or by proxy) shall be as valid and binding upon the Corporation and upon all the stockholders as though it had been approved or ratified by every stockholder of the Corporation, whether or not the contract or act would otherwise be open to legal attack because of directors’ interests, or for any other reason.

D. In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation; subject, nevertheless, to the provisions of the statutes of Delaware, of this Certificate of Incorporation, and to any by-laws from time to time in effect; provided, however, that no by-law so made shall invalidate any prior act of the directors which would have been valid if such by-law had not been made.
      SIXTH:

A. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the GCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the GCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the extent permitted by the GCL, as so amended. Any repeal or modification of this paragraph A by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation with respect to events occurring prior to the time of such repeal or modification.
      The Corporation, to the full extent permitted by Section 145 of the GCL, as amended from time to time, shall indemnify all persons whom it may indemnify pursuant thereto. Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding for which such officer or director may be entitled to indemnification hereunder shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized hereby.
      SEVENTH: Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.
      EIGHTH: The Corporation shall have a perpetual existence.
      NINTH: The Board of Directors shall be divided into three classes: Class A, Class B and Class C. The number of directors in each class shall be as nearly equal as possible, with Class C shall consisting of any additional directors, if necessary. From this date going forward, the directors in Class A shall be elected for a term expiring at the first Annual Meeting of Stockholders, the directors in Class B shall be elected for a term expiring at the second Annual Meeting of Stockholders and the directors in Class C shall be elected for a term expiring at the third Annual Meeting of Stockholders. Commencing at the first Annual Meeting of Stockholders, and at each annual meeting thereafter, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election. Except as the GCL may otherwise require, in the interim between annual meetings of stockholders or special meetings of stockholders called for the election of directors and/or the removal of one or more directors and the filling of any vacancy in that connection, newly created directorships and any vacancies in the Board of Directors, including unfilled vacancies resulting from the removal of directors for cause, may be filled by the vote of a majority of the remaining directors then in office, although less than a quorum (as defined in the Corporation’s Bylaws), or by the sole remaining director. All directors shall hold office until the expiration of their respective terms of office and until their successors shall have been elected and qualified. A director elected to fill a vacancy resulting from the death, resignation or removal of a director shall serve for the remainder of the full term of the director whose death, resignation or removal shall have created such vacancy and until his successor shall have been elected and qualified.

      IN WITNESS WHEREOF, Coconut Palm Acquisition Corp. has caused this Amended and Restated Certificate of Incorporation to be signed by Richard C. Rochon, its Chief Executive Officer, and attested by                     , on this                     , day of             2006.

Richard C. Rochon, Chief Executive Officer

ANNEX D
THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, ASSIGNED, HYPOTHECATED, PLEDGED OR OTHERWISE TRANSFERRED WITHOUT REGISTRATION THEREUNDER UNLESS THE CORPORATION HAS RECEIVED THE WRITTEN OPINION OF COUNSEL SATISFACTORY TO IT THAT SUCH SALE, ASSIGNMENT OR TRANSFER DOES NOT INVOLVE A TRANSACTION REQUIRING REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED.
CERTIFICATE OF DESIGNATION, NUMBER, VOTING POWERS, PREFERENCES AND RELATIVE, PARTICIPATING, OPTIONAL OR OTHER SPECIAL RIGHTS, AND THE QUALIFICATIONS, LIMITATIONS OR RESTRICTIONS THEREOF, OF THE SERIES OF PREFERRED STOCK TO BE DESIGNATED:
SERIES A CONVERTIBLE NON-VOTING PREFERRED STOCK
Par Value $.0001 Per Share
OF
COCONUT PALM ACQUISITION CORPORATION

Pursuant to Section 151 of the
General Corporation Law
of the State of Delaware

      I                     , being the President of Coconut Palm Acquisition Corp., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), DO HEREBY CERTIFY that, pursuant to authority conferred upon the Board of Directors (the “Board of Directors”) by the Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”) and Section 151 of the General Corporation Law of the State of Delaware, the Board of Directors, in an action by written consent dated April      , 2006, adopted the following resolutions providing for the issuance of a series of the Corporation’s preferred stock:
      WHEREAS, the Certificate of Incorporation authorizes the issuance of 1,736,746 shares of preferred stock of the Corporation, par value of $.0001 per share, and expressly vests in the Board of Directors the authority provided therein to fix by resolution or resolutions the designation, number, preferences and relative, participating, optional and other special rights and the qualifications, limitations, restrictions and other distinguishing characteristics of each series of preferred stock to be issued.
      NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors, pursuant to the authority expressly vested in it as aforesaid, has adopted, authorized and approved the creation of a series of preferred stock of the Corporation, to be designated as Series A Convertible Non-Voting Preferred Stock (the “Series A Preferred Stock”) and to consist of 1,736,746 shares of such Preferred Stock, which will have relative rights, preferences and limitations as follows:
      Section 1. Rank.
      (a) All shares of Series A Preferred Stock, as to dividends, redemption and distribution of assets upon liquidation, dissolution or winding-up of the Corporation (including a Change in Control pursuant to Section 4 hereof), whether voluntary or involuntary, shall rank senior to all of the Corporation’s existing or hereafter issued common stock, par value $.0001 per share (the “Common Stock”), or any other common stock of any class of the Corporation and junior to all other series of preferred stock hereafter authorized by the Corporation, except as may otherwise be provided in Section 5(e) of this Certificate of Designation or in the Certificate of Designation for such other series. The term “Common Stock” shall mean the Common Stock of the Corporation as the same exists at the date hereof or as such stock may be constituted from time to time.

      Section 2. Dividends.
      (a) Each share of Series A Preferred Stock shall accrue cumulative annual dividends calculated at an annual rate of seven percent (7%) of the Original Issue Price (as adjusted for any stock dividends, combinations or splits with respect to such shares) compounded semi-annually. Dividends on the Series A Preferred Stock will begin to accrue on the Issue Date.
      (b) Dividends on the Series A Preferred Stock shall accrue and compound whether or not they have been declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends. Dividends shall not accrue on any shares of Series A Preferred Stock that have been converted pursuant to the terms of Section 3 below.
      (c) If dividends are paid on any share of Common Stock, an additional dividend shall be paid with respect to all outstanding shares of Series A Preferred Stock in an amount per share (on an as-if-converted to Common Stock basis) equal to the amount paid or set aside for each share of Common Stock.
      Section 3. Conversion.
      (a) Optional Conversion. Beginning on the Issue Date, the holder of a share of the outstanding Series A Preferred Stock of the Corporation shall have the right to surrender the certificate evidencing such share and receive, in lieu and in conversion thereof, a certificate evidencing the number of shares of Common Stock of the Corporation equal to the Conversion Rate in effect upon the Optional Conversion Effective Date (as defined below), subject to adjustment as provided in Section 3(d) hereof. The number of shares of Common Stock issuable at any time pursuant to this Section 3(a), giving effect to the latest prior adjustment pursuant to Section 3(d), if any, in exchange for one share of the Series A Preferred Stock shall be hereinafter referred to as the “Conversion Rate” and the Conversion Rate shall initially be one (1.0). Fractional shares of Series A Preferred Stock shall be converted on a proportionate basis, subject to Section 3(f).
      (b) Optional Conversion Procedure. In order to convert shares of the Series A Preferred Stock into shares of Common Stock pursuant to the right of conversion set forth in Section 3(a) hereof, the holder thereof shall surrender, during regular business hours, the certificate or certificates representing such shares, duly endorsed to the Corporation or in blank (or the unendorsed certificate together with an appropriate stock power executed in blank), at the principal office of the Corporation or at such other place as the Corporation shall designate, and shall give written notice to the Corporation that such holder elects to convert the same, stating in such notice the name or names (and address or addresses) in which such holder wishes the certificate or certificates representing shares of such Common Stock to be issued. The Corporation shall, within ten (10) business days, deliver at said office or other place to such holder, or to such holder’s nominee or nominees, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled, together with cash to which such holder shall be entitled in lieu of fractional shares and any dividends to which such holder shall be entitled in accordance with the terms of Section 3(g) below. Shares of the Series A Preferred Stock to be so converted shall be deemed to have been converted and canceled as of the date of the surrender of such shares for conversion as provided above (the “Optional Conversion Effective Date”) and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Optional Conversion Effective Date, but the Conversion Rate shall be that in effect on the Optional Conversion Effective Date. Upon conversion of only a portion of the number of shares covered by a certificate representing shares of the Series A Preferred Stock surrendered for conversion, the Corporation shall issue and deliver to, the holder of the certificate so surrendered for conversion, at the expense of the Corporation, a new certificate covering the number of shares representing the unconverted portion of the certificate so surrendered, which new certificate shall entitle the holder thereof to the rights of the shares of the Series A Preferred Stock represented thereby to the same extent as if the certificate theretofore covering such unconverted shares had not been surrendered for conversion.
      (c) Conversion Charges and Taxes. The issuance of certificates for shares of Common Stock upon the conversion of shares of the Series A Preferred Stock shall be made without charge to the converting stockholder for any original issue or transfer tax in respect of the issuance of such certificates and any such tax shall be paid by the Corporation.
      (d) Adjustments to the Conversion Rate. The Conversion Rate shall be subject to the following adjustments:

(i) Dividends. If the Corporation shall declare and pay to the holders of Common Stock a dividend or other distribution payable in shares of Common Stock, the holders of the Series A Preferred Stock thereafter surrendered for conversion shall be entitled to receive the number of shares of Common Stock which such holder would have owned or been entitled to receive after the declaration and payment of such dividend or other distribution if such shares of the Series A Preferred Stock had been converted immediately prior to the record date for the determination of stockholders entitled to receive such dividend or other distribution.

(ii) Divisions, Combinations or Reclassifications. If the Corporation shall subdivide the outstanding shares of Common Stock into a greater number of shares of Common Stock, or combine the outstanding shares of Common Stock into a lesser number of shares, or issue by reclassification of its shares of Common Stock into a lesser number of shares, or issue by reclassification of its shares of Common Stock any shares of the Corporation, the Conversion Rate in effect immediately prior thereto shall be adequately and lawfully adjusted so that the holders of the Series A Preferred Stock thereafter surrendered for conversion shall be entitled to receive the number of shares of Common Stock which such holder would have owned or been entitled to receive after the happening of any and each of the events described above if such shares of the Series A Preferred Stock had been converted immediately prior to the happening of each such event on the day upon which such subdivision, combination or reclassification, as the case may be, becomes effective.

(iii) Certain Issuances of Common Stock. If the Corporation shall issue or sell any Additional Shares of Common Stock for a consideration per share less than the Conversion Price, then the Conversion Rate shall be adjusted to the number determined by multiplying the Conversion Rate in effect immediately prior to such issuance or sale by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to the issuance or sale of such Additional Shares of Common Stock plus the number of such Additional Shares of Common Stock so issued or sold, and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to the issuance or sale of such Additional Shares of Common Stock plus the number of shares of Common Stock which the aggregate consideration for such Additional Shares of Common Stock so issued or sold would purchase at a consideration per share equal to the Conversion Price. For the purposes of this Section 3(d)(iii), the date as of which the Conversion Price shall be computed shall be the earlier of (A) the date on which the Corporation shall enter into a firm contract for the issuance or sale of such Additional Shares of Common Stock, or (B) the date of the actual issuance or sale of such shares.

(iv) Issuance of Warrants, Options or Other Purchase Rights. If the Corporation shall issue, grant or sell (whether directly or by assumption in a merger or otherwise) any warrants, options or other rights entitling the holders thereof to subscribe for or purchase (such warrants, options or other rights being collectively referred to herein as the “Purchase Rights”) either (A) any Additional Shares of Common Stock, or (B) any evidences of indebtedness, shares of stock or other securities which are, with or without payment of additional consideration in case or property, convertible into or exchangeable for Additional Shares of Common Stock (such convertible or exchangeable evidences of indebtedness, shares of stock or other securities hereinafter being called the “Convertible Securities”), and the minimum consideration per share for which Additional Shares of Common Stock may at any time thereafter be issuable pursuant to such Purchase Rights (when added to the consideration per share of Common Stock, if any, received or receivable for such Purchase Rights), shall be less than the Conversion Price in effect immediately prior to the issuance or sale thereof, then the Conversion Rate shall be adjusted as provided in Section 3(d)(iii) on the basis that (A) the maximum number of Additional Shares of Common Stock issuable pursuant to all such Purchase Rights, shall be deemed to have been issued, and (C) the aggregate consideration for such maximum number of Additional Shares of Common Stock shall be deemed to be the minimum consideration received and receivable by the Corporation for the issuance of such Additional Shares of Common Stock pursuant to such Purchase Rights (plus the consideration, if any, received or receivable by the Corporation for such Purchase Rights).

(v) Issuance of Convertible Securities. If the Corporation shall issue (whether directly or by assumption in a merger or otherwise) or sell Convertible Securities and the consideration per share for which Additional Shares of Common Stock may at any time thereafter be issuable pursuant to the terms of such Convertible Securities (determined by dividing (A) the total amount received or receivable by the Corporation as consideration for the issuance or sale of such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the conversion or exchange thereof, by (B) the total maximum number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities) shall be less than the Conversion Price in effect immediately prior to the time of such issuance or sale, then the Conversion Rate shall be adjusted as provided in Section 3(d)(iii) on the basis that (1) the maximum number of Additional Shares of Common Stock issuable pursuant to the conversion or exchange of all such Convertible Securities shall be deemed to have been issued, and (2) the aggregate consideration for such maximum number of Additional Shares of Common Stock shall be deemed to be the minimum consideration received and receivable by the Corporation for the issuance of such Additional Shares of Common Stock pursuant to the terms of such Convertible Securities. No adjustment of the Conversion Rate shall be made under this Section 3(d)(v) upon the issuance of any Convertible Securities which are issued pursuant to the exercise of any Purchase Rights or other subscription or purchase rights therefor, if such adjustment shall previously have been made upon the issuance of such Purchase Rights pursuant to Section 3(d)(iv).

(vi) Date of Adjustment. For the purposes of Sections 3(d)(iv) and 3(d)(v), the date which the Conversion Price shall be determined shall be the earlier of (A) the date on which the Corporation shall take a record of the holders of its Common Stock for the purpose of entitling them to receive any Purchase Rights referred to in Section 3(d)(iv) or to receive any Convertible Securities referred to in Section 3(d)(v), (B) the date on which the Corporation shall enter into a firm contract for the issuance of such Purchase Rights or Convertible Securities, or (C) the date of the actual issuance of such Purchase Rights or Convertible Securities.

(vii) Limitation on Readjustments for Purchase Rights or Convertible Securities. No adjustment of the Conversion Rate shall be made under Section 3(d)(iii) upon the issuance of any Additional Shares of Common Stock which are issued pursuant to the exercise of any Purchase Rights, or pursuant to the exercise or conversion of any Convertible Securities, if such adjustment shall previously have been made upon the issuance of such Purchase Rights, or such Convertible Securities, pursuant to Section 3(d)(iv) or 3(d)(v).

(viii) Termination of Purchase Rights or Convertible Securities. If any unexercised Purchase Rights or Convertible Securities (or any portions thereof) which shall have give rise to an adjustment pursuant to Section 3(d)(iv), or conversion rights pursuant to Convertible Securities which shall have given rise to an adjustment pursuant to Section 3(d)(v), shall have expired or terminated without the exercise thereof and/or if by reason of the terms of such Purchase Rights or Convertible Securities there shall have been an increase or increases, with the passage of time or otherwise, in the price payable upon the exercise or conversion thereof, then the Conversion Rate shall be readjusted (but to no greater extent than originally adjusted) on the basis of (A) eliminating from the computation any Additional Shares of Common Stock corresponding to such Purchase Rights or to such Convertible Securities as shall have expired or terminated, (B) treating the Additional Shares of Common Stock, if any, actually issued or issuable pursuant to the previous exercise of such Purchase Rights, or pursuant to the previous conversion of any such Convertible Securities, as having been issued for the consideration actually received and receivable therefor, and (C) treating any of such Purchase Rights or Convertible Securities which remain outstanding as being subject to exercise or conversion on the basis of such exercise or conversion price as shall be in effect at the time; provided, however, that any consideration which was actually received by the Corporation in connection with the issuance or sale of such Purchase Rights or of such Convertible Securities shall form part of the readjustment computation even though such Purchase Rights or Convertible Securities shall have expired without the exercise thereof.

(ix) Adjustments Due to Changes in Purchase Rights or Convertible Securities. The Conversion Rate shall be adjusted as provided in Section 3(d)(iii) as a result of any increase in the number of Additional Shares of Common Stock issuable, or any decrease in the consideration payable upon any issuance of Additional Shares of Common Stock, pursuant to any antidilution provisions contained in any Purchase Rights or in any Convertible Securities.

(x) Determination of Fair Value of Consideration Received. To the extent that any Additional Shares of Common Stock, any Purchase Rights, or any Convertible Securities shall be issued for a cash consideration, the consideration received by the Corporation therefor shall be deemed to be the amount of the cash received by the Corporation therefor, provided that, if such Additional Shares of Common Stock, Purchase Rights or Convertible Securities are offered by the Corporation for subscription, the consideration received by the Corporation therefor shall be deemed to be the amount of the subscription price, and, further provided that, if such Additional Shares of Common Stock, Purchase Rights or Convertible Securities are sold to underwriters or dealers for public offering without a subscription offering, the consideration received by the Corporation therefor shall be deemed to be the amount of the initial public offering price, in any such case excluding any amounts paid or receivable for accrued interest or accrued dividends and without deduction of any compensation, discounts or expenses paid or incurred by the Corporation for and in the underwriting of, or otherwise in connection with, the issuance thereof. If and to the extent that any such issuance shall be for a consideration other than cash, or other than in connection with a subscription or a public offering, the consideration received by the Corporation therefor shall be deemed to be the fair value of such consideration at the time of such issuance as determined in good faith by the Board of Directors. If Additional Shares of Common Stock shall be issued as part of a unit with Purchase Rights or other Convertible Securities, then the amount of consideration allocated for the Purchase Rights or Convertible Securities shall be deemed to be the portion of the aggregate consideration so allocated at the time of issuance by the Board of Directors. If the Board of Directors shall not make any such determination, the consideration for the Purchase Rights or Convertible Securities shall be deemed to be zero.

(xi) Shares Held by the Corporation. For purposes of this Section 3(d), the number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Corporation.

(xii) Protection of Rights. If a state of facts shall occur which, without being specifically controlled by the provisions of this Section 3(d), would not fairly protect the conversion rights of the Series A Preferred Stock in accordance with the essential intent and principles of such provisions, then the Board of Directors shall make an adjustment in the application of such provisions, in accordance with such essential intent and principles, so as to protect such conversion rights.

(xiii) Materiality of Adjustment. Notwithstanding anything herein to the contrary, no adjustment to the Conversion Rate shall be required unless such adjustment, either by itself or with other adjustments not previously made, would require a change of at least one percent (1%) in the Conversion Rate; provided, however, that any adjustment which by reason of this Section 3(d)(xiii) is not required to be made shall be carried forward and taken into account in any subsequent adjustment.

(xiv) Calculations. All calculations to the Conversion Rate under this Section 3(d) shall be made to the nearest one-thousandth (1/1000th) of a share.

(xv) Certificate of Principal Financial Officer. Whenever the Conversion Rate shall be adjusted pursuant to this Section 3(d), the Corporation shall forthwith obtain, and cause to be delivered to each holder of the Series A Preferred Stock, a certificate signed by the principal financial or accounting officer of the Corporation, setting forth in reasonable detail the event requiring the adjustment and the method by which such adjustment was calculated (including a description of the basis on which the Board of Directors determined the fair value of any consideration other than cash pursuant to Section 3(d)(x)) and specifying the new Conversion Rate.

      (e) Reservation of Common Stock. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the Series A Preferred Stock, the full number of shares of Common Stock then deliverable upon the conversion or exchange of all shares of the Series A Preferred Stock at the time outstanding. The Corporation shall at its expense expeditiously upon each such reservation of shares obtain the listing thereof (subject to issuance or notice of issuance) on all stock exchanges, if any, on which the Common Stock is then listed. The Corporation shall take at all times such corporate action as shall be necessary in order to ensure that the Corporation may validly and legally issue fully paid and nonassessable shares of Common Stock upon the conversion of the Series A Preferred Stock in accordance with the provisions hereof.
      (f) Fractional Shares. No fractional shares of Common Stock or scrip representing fractional shares of Common Stock shall be issued to any holder upon any conversion of the Series A Preferred Stock but, in lieu thereof, after aggregating all fractional shares to which such holder would otherwise be entitled, there shall be paid to such holder an amount in cash equal to the product of (A) the fair market value of a share of Common Stock on the business day preceding the date of conversion, multiplied by (B) such aggregated fraction of a share of Common Stock.
      (g) Treatment of Accrued Dividends on Conversion. In connection with the conversion of each share of Series A Preferred Stock under Section 3(a), the holder thereof shall be entitled to receive, in exchange for all accrued dividends on each such share (the “Per Share Accrued Dividend Amount”), at the option of the Corporation, either (A) an additional number of shares of Common Stock equal to the quotient obtained by dividing the Per Share Accrued Dividend Amount by the then effective Conversion Price, subject to Section 3(f), or (B) an amount in cash equal to the full Per Share Accrued Dividend Amount. The rights of a holder under this Section 3(g) shall be in addition to, and cumulative with, the rights of such holder under Section 3(a).
      (h) Savings Provision. In the event that any conversion of the Series A Preferred Stock pursuant to this Section 3 would cause a holder of the Series A Preferred Stock to become the Beneficial Owner of 5% or more of the then outstanding shares of Common Stock (when considering both the number of shares of Common Stock already Beneficially Owned by such holder and the number of shares of Common Stock which such holder would Beneficially Own following such conversion), then such holder shall, at its option, (A) proceed with such conversion notwithstanding the fact that such conversion will cause such holder to Beneficially Own 5% or more of the then outstanding shares of Common Stock, or (B) convert such number of shares of Preferred Stock that would cause the holder of the Series A Preferred Stock to become the Beneficial Owner of securities of the Corporation representing 4.99% of the then outstanding shares of Common Stock (or such lesser amount as such holder shall specify), in which case any shares of Series A Preferred Stock which are not converted shall remain issued and outstanding in the name of such holder under the terms of this Certificate.
      Section 4. Liquidation. In the event of a voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation and any preferential amounts payable with respect to stock of the Corporation ranking senior to the Series A Preferred Stock, the holders of the Series A Preferred Stock shall each be entitled to receive, prior to any distribution or payment to the holders of the Common Stock or any other Junior Stock, an amount per share of Series A Preferred Stock then outstanding equal to the sum of (A) the Original Issue Price plus (B) the Per Share Accrued Dividend Amount through the date of liquidation, dissolution or winding-up. A Change in Control shall be deemed to be a liquidation, dissolution or winding-up of the Corporation within the meaning of this Section. Upon receipt of all such amounts, the holders of the Series A Preferred Stock shall have no further rights to participate in the liquidation of the Corporation. In the event that the net assets of the Corporation distributable among the holders of all outstanding shares of the Series A Preferred Stock shall be insufficient to permit the payment in full to such holders of the preferential amounts to which they are entitled pursuant to this Section 4, then the entire net assets of the Corporation shall be distributed among the holders of the Series A Preferred Stock ratably in proportion to the full amounts to which they would otherwise be respectively entitled. The per share liquidation preference to be paid to the holders of the Series A Preferred Stock hereunder shall be proportionately adjusted to reflect any stock splits, stock combinations or stock subdivisions with respect to the Series A Preferred Stock.
      Section 5. Redemption.
      (a) Notwithstanding anything to the contrary contained herein, at any time after the five-year anniversary of the Issue Date, (i) the Corporation may, at its election and upon written notice to the holders of the then outstanding Series A Preferred Stock (the “Redemption Election Notice”), redeem, in cash, in whole but not in part, all of the shares of the then outstanding Series A Preferred Stock on a date specified by the Corporation which date shall not be later than 3 months after the date of the Redemption Election Notice, and (ii) upon the election and written notice (the “Redemption Request Notice”) of the holders of at least a majority of the then outstanding shares of Series A Preferred Stock, the Corporation shall redeem, in cash, in whole but not in part, all of the shares of the then outstanding Series A Preferred Stock on a date specified by the Corporation which date shall not be later than 3 months after the date of the Redemption Request Notice. The purchase price per share of Series A Preferred Stock (the “Redemption Price”) in connection with any such redemption shall equal the sum of (A) the Original Issue Price plus (B) the Per Share Accrued Dividend Amount through the date of redemption (as adjusted for any stock dividends, combinations or splits with respect to such shares). The Corporation will mail or cause to be delivered to each holder of the Preferred Stock a written notice of the Corporation’s election or obligation, as applicable, to redeem shares of Preferred Stock not less than thirty (30) days prior to the date set for the redemption. The notice will state: (1) the total number of shares of the Series A Preferred Stock then outstanding; (2) the number of shares of the Series A Preferred Stock held by the holder; (3) the aggregate purchase price for the shares of Series A Preferred Stock being redeemed from such holder; (4) the redemption date specified by the Corporation (the “Redemption Date”); and (5) that the holder is to surrender to the Corporation, at the office of the Corporation or the transfer agent for the Preferred Stock, the certificate or certificates representing the Preferred Stock to be redeemed. Such notice shall be accompanied by a representation by the Corporation to the effect that the consummation of the redemption will not render the Corporation insolvent or unable to pay its debts as they become due, as well as an opinion of counsel to the Corporation in form and substance reasonably satisfactory to the holders of the Series A Preferred Stock to the effect that the consummation of the redemption will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default (or an event that with the giving of notice or the lapse of time or both would constitute a default) under, or give rise to a right of termination, amendment, cancellation or acceleration of any right or obligation of the Corporation or any of its subsidiaries under, or require any consent, approval or authorization under (which consent, approval or authorization has not been obtained), any indenture, credit agreement or other material agreement to which the Corporation or any of the subsidiaries is a party or by which any of them are bound or to which any of their property is subject.
      (b) Three (3) days before the Redemption Date, the Corporation shall deposit the aggregate Redemption Price for all of the shares of Series A Preferred Stock to be redeemed with a bank, trust company or savings association having aggregate capital and surplus in excess of $50,000,000 as a trust fund for the benefit of the respective holders of the shares surrendered for redemption. Simultaneously, the Corporation shall deposit irrevocable instructions and authority to such bank or trust company to pay, on and after each applicable Redemption Date, the Redemption Price of the Series A Preferred Stock to the holders thereof upon surrender of their certificates. Such deposit shall constitute full payment for the outstanding Series A Preferred Stock to the holders thereof. The balance of any monies deposited by the Corporation pursuant to this Section remaining unclaimed at the expiration of one year following the Redemption Date shall thereafter be returned to the Corporation, provided that the shareholder to which such monies would be payable hereunder shall be entitled, upon proof of its ownership of the Series A Preferred Stock and payment of any bond requested by the Corporation, to receive such monies but without interest from the Redemption Date.

      (c) If the funds of the Corporation legally available for redemption of shares of Series A Preferred Stock on the Redemption Date are insufficient to redeem the total number of such shares to be redeemed on such date, those funds which are legally available will be used to redeem the maximum possible number of such shares proportionately based upon the respective Redemption Prices among the holders of Series A Preferred Stock to be redeemed as of the Redemption Date. The shares of Series A Preferred Stock not redeemed shall remain outstanding and entitled to all the rights and preferences provided herein. At any time thereafter when additional funds of the Corporation are legally available for the redemption of shares of Series A Preferred Stock, such funds will immediately be used to redeem the balance of the shares which the Corporation has become obliged to redeem on the Redemption Date but which it has not redeemed in accordance with the foregoing provisions.
      (d) From and after the Redemption Date, unless there shall have been a default in payment of any Redemption Price, all rights of the holders as to the shares of Series A Preferred Stock to be redeemed on such date (except the right to receive the Redemption Price) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever. However, prior to the Redemption Date, the holders thereof shall be entitled to all the rights and preferences provided herein with respect to such shares (including, but not limited to, the rights of conversion).
      (e) The Corporation shall not authorize or issue any other class or series of capital stock that would prohibit the exercise by the holders of the Series A Preferred Stock of their rights set forth in this Section 5. Upon the exercise by either the Corporation or the holders of the Series A Preferred Stock of the redemption rights set forth in Section 5(a)(i) or 5(a)(ii), the Corporation shall not, until such redemption is completed in full, redeem, repurchase, or otherwise acquire, or declare, pay, or set aside any dividend on, any capital stock of the Corporation (other than the repurchase of shares of Common Stock from employees pursuant to agreements under which the Corporation has the option to repurchase such shares at the termination of employment) to the extent that any of the foregoing would prohibit, impair or otherwise adversely affect the payment of the aggregate Redemption Price in full at the Redemption Date.
      Section 6. Voting Rights. Except as may be otherwise required by applicable law or as otherwise expressly provided in this Certificate, the holders of the Series A Preferred Stock shall not have any voting rights, including, but not limited to, with respect to the creation or issuance of any class or series of preferred stock ranking senior to or pari passu with the Series A Preferred Stock.
      Section 7. No Preemptive Rights. The holders of the Series A Preferred Stock shall not have any preemptive or preferential right of subscription to any shares of any class of the Corporation, whether now or hereafter authorized, or to any obligations convertible into shares of the Corporation, issued or sold, nor any right of subscription to any thereof other than such right, if any, and at such price as the Board of Directors, in its discretion may determine from time to time, and the Board of Directors may issue shares of the Corporation or obligations convertible into shares without offering such issue either in whole or in part to the holders of the Series A Preferred Stock.
      Section 8. Amendments. So long as any shares of the Series A Preferred Stock are outstanding, the Corporation shall not amend, alter or repeal any provision of this Certificate of Designation in a manner that materially adversely affects the holders of the Series A Preferred Stock without the consent of the holders of at least a majority of the total number of outstanding shares of the Series A Preferred Stock, given in person or by proxy, by vote at a meeting called for that purpose or by means of a consent in writing in accordance with applicable Delaware law.
      Section 9. Exclusion of Other Rights. Except as may otherwise be required by applicable law, the shares of Series A Preferred Stock shall not have any preferences or relative, participating, optional or other special rights, other than those specifically set forth in this Certificate of Designation and in the Certificate of Incorporation.
      Section 10. Headings of Subdivisions. The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

      Section 11. Definitions. For the purposes of this Certificate of Designation, the following terms shall have the definitions given to them in this Section 11:

“Additional Shares of Common Stock” shall mean all shares of Common Stock or preferred stock issued by the Corporation on or after April , 2006, except (a) Common Stock which may be issued pursuant to conversion of any series of the Corporation’s preferred stock, including the Series A Preferred Stock, (b) Common Stock which may be issued to employees, consultants, agents, directors and officers of the Corporation or of wholly-owned Subsidiaries of the Corporation pursuant to (i) one or more Purchase Rights granted by the Corporation, or (ii) any compensation plan approved by the Board of Directors or approved by the holders of at least a majority of the issued and outstanding capital stock of the Corporation eligible to vote upon such compensation plan, (c) Common Stock issued in stock dividends, stock splits or recapitalizations permitted under this Certificate of Designation, (d) Common Stock issued to sellers of acquired companies or businesses pursuant to arrangements approved by the Board of Directors, (e) Common Stock which may be issued to a bank or banks in connection with financing received therefrom, and (f) shares of Common Stock now or hereafter held in the treasury of the Corporation.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and under the Exchange Act. The terms “Beneficially Own” and “Beneficially Owned” shall have a corresponding meaning.

“Change in Control” means: (i) any Person or group of Persons (other than the Corporation, an Existing Control Person, any trustee or other fiduciary holding securities under any employee benefit plan of the Corporation, or any company owned, directly or indirectly, by the shareholders of the Corporation in substantially the same proportions as their ownership of stock of the Corporation), becomes the Beneficial Owner, directly or indirectly, of securities of the Corporation representing 50% or more of the combined voting power of the Corporation’s then outstanding securities; (ii) the shareholders of the Corporation approve a merger or consolidation of the Corporation with any other corporation or entity, other than a merger or consolidation which would result in the voting securities of the Corporation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the Corporation or such surviving entity outstanding immediately after such merger or consolidation; (iii) the Corporation consummates (A) an agreement for the sale or disposition by the Corporation of all or substantially all of the Corporation’s assets except pursuant to a merger, consolidation or similar transaction involving the Corporation and a successor (said merger, consolidation or similar transaction shall be tested only pursuant to clause (ii) above), or (B) a plan of complete liquidation of the Corporation; or (iv) a majority of the members of the Board of Directors are not Continuing Directors.

“Continuing Directors” means any member of the Board of Directors who: (i) was a member of the Board of Directors as of the date of this Certificate of Designation; or (ii) was nominated for election or elected to the Board of Directors with the approval of a majority of the Continuing Directors who were members of the Board of Directors at the time of such nomination or election.

“Conversion Price” shall mean at any applicable date the amount equal to the quotient resulting from dividing the Original Issue Price by the Conversion Rate in effect on such date.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Existing Control Person” means RPCP Investments, LLLP, unless and until there is a change in control of RPCP Investments, LLLP, after which such entity shall no longer be deemed to be an Existing Control Person.

“Issue Date” means the date that the shares of Series A Preferred Stock are first issued by the Corporation.

“Junior Stock” shall mean any capital stock in respect of which the Series A Preferred Stock has a preference upon dividends, redemption or any liquidation, dissolution or winding-up (including a Change in Control pursuant to Section 4 hereof), whether voluntary or involuntary, of the affairs of the Corporation.

“Original Issue Price” shall mean $5.13 per share of Series A Preferred Stock.

“Person” shall mean any individual, corporation, partnership, joint venture, joint stock company, trust, unincorporated organization, entity or government, or any agency or political subdivision thereof.

“Subsidiary” shall mean any corporation of which the outstanding stock having at least a majority in voting power in the election of directors under ordinary circumstances shall at the time be owned, directly or indirectly, by the Corporation, or by the Corporation and one or more Subsidiaries, or by one or more Subsidiaries.

[SIGNATURE APPEARS ON FOLLOWING PAGE]

      IN WITNESS WHEREOF, the Corporation has made under the hand of its President who has executed and subscribed this Certificate of Designation, this                     day of                     2006.

COCONUT PALM ACQUISITION
CORPORATION

By:
Name:
Title:

ANNEX E-1
May 19, 2006
Board of Directors
Coconut Palm Acquisition Corp.
595 South Federal Highway, Suite 500
Boca Raton, Florida 33432
Members of the Board:
      We understand that Coconut Palm Acquisition Corp., a Delaware corporation (the “Company”), has entered into an Agreement and Plan of Merger dated as of April 7, 2006 (the “Merger Agreement”) with Equity Broadcasting Corporation, an Arkansas corporation (“EBC”), and certain shareholders of EBC, pursuant to which EBC will merge with and into the Company with the Company being the surviving corporation (the “Merger”). Pursuant to the terms of the Merger Agreement, at the closing of the Merger, (i) holders of EBC Class A Common Stock will have their shares canceled and converted into the right to receive 1.461988 shares of the Company’s Common Stock, par value $0.0001 per share, (ii) holders of EBC Class B Common Stock will have their shares canceled and converted into the right to receive 4.678362 shares of the Company’s Common Stock, par value $0.0001 per share, and (iii) holders of EBC Class A Preferred Stock will have their shares canceled and converted into the right to receive $40,000,000, in the aggregate and will have accrued and unpaid dividends payable in the manner set forth in the Merger Agreement. Under the terms of the Merger Agreement, EBC shareholders will receive approximately $267.4 million comprised of the issuance of the Company’s capital stock, cash, and the Company will assume EBC’s outstanding debt. The purchase price is comprised of approximately $153.7 million in the Company’s Common Stock through the issuance of 26,448,344 shares of the Company’s Common Stock, $25.0 million in cash payable to Univision Communications, Inc. (“Univision”) to pay down part of Univision’s current preferred stock interest, $11.7 million in series A convertible non-voting preferred stock to be held by Univision, the transfer at closing of an existing broadcasting station to Univision valued at approximately $15.0 million, and the assumption of up to $62.0 million of EBC debt. The terms are based on a price of $5.81 for each share of the Company’s Class A Common Stock as of April 7, 2006. The terms and conditions of the Merger are more fully set forth in the Merger Agreement.
      You have requested our opinion, as investment bankers, as to the fairness, from a financial point of view, to the Company of the consideration to be paid in the Merger.
      In conducting our analysis and arriving at our opinion as expressed herein, we have reviewed and analyzed, among other things, the following:

i. the Merger Agreement;

ii. the Company’s Form l0-K for the period ended December 31, 2005, its Form l0-QSB for the period ended September 30, 2005, its Form 10-Q for the period ended March 31, 2006, its Forms 8-K filed on April 13, 2006 and April 14, 2006, respectively, and the Company’s Form S-1 Registration Statement, as amended;

iii. the reported prices and trading activity for the Company’s Common Stock;

iv. audited financial statements for EBC for the periods ending December 31, 1999 through December 31, 2005

v. certain internal information and other data relating to EBC and its business prospects, including financial forecasts and projections for 2006 through 2012, provided to us by management of the Company and EBC (the “Projections”);

vi. certain publicly available information concerning EBC and certain other companies engaged in businesses which we believe to be generally comparable to EBC;

vii. appraisals of EBC undertaken and prepared by Holt Media Group dated November 30, 2005 and February 1, 2006;

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viii. the financial terms of certain recent business combinations which we believe to be relevant; and

ix. financial studies, analyses, investigations and other information as we deemed necessary or appropriate.
      We have also met with members of senior management of the Company and EBC concerning the business and financial prospects of EBC and the surviving corporation after consummation of the Merger.
      In arriving at our opinion, we have, with your permission, assumed and relied upon the accuracy and completeness of the financial, appraisal and other information provided to us and have not, at your direction, attempted independently to verify such information, nor do we assume any responsibility to do so. We have also assumed, with your permission, that the appropriate additional personnel with applicable experience in the broadcasting industry will be hired by the Company prior to December 31, 2006. We have been advised by the management of the Company that the Projections examined by us have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the Company’s management. In that regard, we have assumed, with your approval, that the Projections will be achieved at the times and in the amounts projected thereby. We express no opinion with respect to the Projections or the estimates or judgments on which they are based. We have not conducted a physical inspection of the properties and facilities of the Company or EBC, nor have we made or obtained any independent evaluation or appraisal of such properties and facilities.
      At your direction, we have made no independent investigation of any legal, accounting or tax matters affecting the Company or EBC, and have assumed the correctness of all legal, accounting and tax advice given the Company and its Board of Directors or any committee thereof. We have also assumed, with your consent, that the Merger will qualify as a tax-free reorganization for U.S. federal income tax purposes. We have also assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Merger will be obtained without any material adverse effect on the Company or EBC and the Merger. We have taken into account our assessment of general economic, market and financial conditions and our experience in similar transactions, as well as our experience in securities valuation in general. Our opinion necessarily is based upon economic, financial, political, regulatory and other conditions as they exist and can be evaluated on the date hereof and we assume no responsibility to update or revise our opinion based upon events or circumstances occurring after the date hereof even though subsequent developments may affect this opinion.
      This letter and the opinion expressed herein are for the use of the Board of Directors of the Company. This opinion does not address the Company’s underlying business decision to approve the Merger, and it does not constitute a recommendation to the Company, its Board of Directors or any committee thereof, its shareholders, or any other person as to any specific action that should be taken in connection with the Merger. At your direction, we have not been asked to, nor do we, offer any opinion as to the material terms of the Merger Agreement or the form of the Merger. We express no opinion as to what the value of the Company’s Common Stock will be when issued pursuant to the Merger Agreement or the prices at which it will be traded in the future.
      This opinion may not be reproduced, summarized, excerpted from or otherwise publicly referred to or disclosed in any manner without our prior written consent except the Company may include this opinion in its entirety in any proxy statement relating to the Merger sent to the Company’s shareholders; provided that any description or reference to Morgan Joseph & Co. Inc. or this opinion included in such proxy statement shall be in form and substance reasonably acceptable to us.
      We have acted as financial advisor to the Board of Directors of the Company in connection with the Merger and participated on behalf of the Company in the negotiations relating to the Merger and will receive a fee for our services contingent upon the closing of the transactions contemplated by the Merger Agreement. We will also receive a fee for rendering this opinion. Morgan Joseph served as the managing underwriter of the Company’s initial public offering which was consummated in September 2005. In addition, Morgan Joseph holds 500,000 options to purchase units of the Company at an exercise price of $7.50. The units underlying this option are identical to the units sold in the Company’s initial public offering except that the

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warrants included in the option have an exercise price of $6.00 per share. Furthermore, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. Morgan Joseph & Co. Inc., as part of its investment banking business, is regularly engaged in the valuation of businesses in connection with mergers, acquisitions, underwritings, private placements of listed and unlisted securities, financial restructurings and other financial services. In the ordinary course of our business, we trade or otherwise effect transactions in the securities of the Company we serve as a market maker for the Company’s stock in the over-the-counter market and may purchase and sell securities of the Company for our own account and for the account of our customers and, accordingly, may at any time hold a long or short position in such securities. Finally, pursuant to the underwriting agreement between Morgan Joseph and the Company dated September 8, 2005, Morgan Joseph has the right to send an observer to meetings of the Board of Directors of the Company.
      Based upon and subject to the foregoing and such other factors as we deem relevant, it is our opinion as investment bankers that, as of the date hereof, the consideration to be paid by the Company in the Merger is fair, from a financial point of view, to the Company.

Very truly yours,

/s/ Morgan Joseph & Co. Inc.

MORGAN JOSEPH & CO. INC.

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Annex E-2
SANDERS MORRIS HARRIS
June 14, 2006
Board of Directors
Equity Broadcasting Corporation
One Shackleford Drive, Suite 400
Little Rock, AR 72211
Members of the Board:
We understand that Equity Broadcasting Corporation (“EBC”) and Coconut Palm Acquisition Corp. (“Coconut Palm”) have entered into a definitive Agreement and Plan of Merger dated as of April 14, 2006 (the “Agreement”), which provides for the merger of EBC with and into Coconut Palm with Coconut Palm being the surviving corporation (the “Merger”). We further understand that the consideration payable to the shareholders of EBC in the Merger (the “Merger Consideration”) will consist of the following:
      (i) Each share of EBC’s Class A Common Stock par value $0.01 per share (the “Class A Common Stock”) issued and outstanding immediately prior to the effective time of the Merger shall be converted into the right to receive 1.461988 shares of Common Stock, par value $0.0001 per share, of Coconut Palm (the “Coconut Palm Common Stock”) without interest (the “Class A Consideration”);
      (ii) Each share of EBC’s Class B Common Stock par value $0.01 per share (the “Class B Common Stock”) issued and outstanding immediately prior to the effective time of the Merger shall be converted into the right to receive 4.678362 shares of Coconut Palm Common Stock without interest; and
      (iii) EBC’s Class A Preferred Stock par value $0.01 per share (the “Class A Preferred Stock”) issued and outstanding immediately prior to the effective time of the Merger shall be converted into the right to receive (A) Forty Million Dollars ($40,000,000) without interest and (B) with respect to accrued and unpaid dividends on the Class A Preferred Stock as of the effective time of the Merger (the “Accrued Amount”), (X) Sycamore Venture Capital LP’s (and each Affiliate thereof which are signatories to the Agreement, (collectively, “Sycamore”)), portion of the Accrued Amount shall be paid by the issuance of one (1) share of Coconut Palm Common Stock per $5.13 of Accrued Amount owed to Sycamore, as adjusted appropriately for stock splits and similar transactions through the effective time of the Merger and (Y) Univision Communications, Inc.’s (“Univision”) portion of the Accrued Amount shall be paid by the issuance of one(1) share of Series A Convertible Non-Voting Preferred Stock of Coconut Palm per $5.13 of Accrued Amount owed to Univision, as adjusted appropriately for stock splits and similar transactions through the effective time of the Merger. The terms and conditions of the Merger and the payment of the Merger Consideration are set forth in more detail in the Agreement.
We have been requested by the Board of Directors of EBC to render our opinion with respect to the fairness, from a financial point of view, to the holders of Class A Common Stock of the Class A Consideration to be paid by Coconut Palm to the holders of Class A Common Stock in the Merger (the “Opinion”). We have not been requested to opine as to, and our Opinion does not in any manner address, EBC’s underlying business decision to proceed with or effect the Merger.
In arriving at the Opinion, we have reviewed and analyzed, among other things:

1.	The Agreement;

2.	Publicly available information concerning Coconut Palm that we believe to be relevant to our analysis, including, without limitation, Coconut Palm’s 10-Ks and 10-Q for the past fiscal year;

3.	Certain financial and operating information with respect to the respective businesses, operations, and prospects of EBC and Coconut Palm, respectively, including financial and operating projections

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furnished by the managements of EBC and Coconut Palm and in particular the station by station detailed historical and projected information;

4.	The historical market prices and trading volumes of Coconut Palm’s publicly-traded securities from September 14, 2005 to the present;

5.	A comparison of the historical financial results and present financial condition of EBC and Coconut Palm with those of other publicly-traded companies that we deemed relevant;

6.	A comparison of the financial terms of the Merger with the financial terms of certain other transactions that we deemed relevant;

7.	Reviewed public estimates of independent research analysts with respect to the future financial performance of companies comparable to EBC;

8.	Derived net present values of the businesses, based on projected cash flows for EBC on a stand-alone basis and as a combined company with Coconut Palm;

9.	The potential pro forma impact of the Merger on the future financial performance of Coconut Palm;

10.	The views of EBC’s management of the strategic impact of the Merger on the business, operations, assets, financial condition, capital structure and strategic opportunities of Coconut Palm;

11.	EBC’s legal and tax counsel’s opinions regarding the acquisition structure relating to the preservation of the NOLs, transaction process and board approval process; and

12.	Such other information, financial studies, analyses and investigations as we deemed relevant.
In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information used by us without assuming any responsibility for independent verification of such information and have further relied upon the assurances of the management of EBC that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial projections of EBC, upon advice of EBC, we have assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of EBC as to the future financial performance of the combined company and that the combined company will perform substantially in accordance with such projections. Upon advice of EBC, we have assumed that the NOL schedule provided to us by EBC has been reasonably prepared on a basis reflecting the best currently available historical information and judgments of the management of EBC. In arriving at our Opinion, we have not conducted a physical inspection of the properties and facilities of EBC and have not made or obtained from third parties any evaluations or appraisals of the assets and liabilities of EBC or Coconut Palm.
With respect to all legal, accounting, and tax matters arising in connection with the Merger, we have relied without independent verification on the accuracy and completeness of the advice provided to EBC and Coconut Palm by their legal counsel, accountants, and other financial advisers.
In arriving at this Opinion, Sanders Morris Harris Inc. (“SMH”) did not attribute any particular weight to any analysis or factor considered by it. Accordingly, SMH believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering all analyses, would create an incomplete view of the process underlying this Opinion.
SMH has acted as a financial advisor to EBC in connection with the Merger and will receive a fee upon the delivery of this Opinion. In addition, EBC has agreed to indemnify us for certain liabilities that may arise out of our engagement. SMH has not performed investment banking services for EBC or Coconut Palm in the past or received fees for other services. In the ordinary course of business, SMH or its affiliates may actively trade in Coconut Palm’s securities for its own accounts and for the accounts of SMH’s customers and, accordingly, may at any time hold a long or short position in such securities.
This Opinion is for the use and benefit of the Board of Directors of EBC and is provided to the Board of Directors in connection with its consideration of the Merger. This Opinion does not address EBC’s underlying

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business decision to pursue the Merger, the relative merits of the Merger as compared to any alternative business strategies that might exist for EBC or the effects of any other transaction in which EBC might engage. In addition, we express no opinion as to the price at which shares of Coconut Palm Common Stock actually will trade following consummation of the Merger.
Our Opinion is subject to the assumptions and conditions contained herein and is based upon market, economic, financial and other conditions as they exist and can be evaluated on, and on the information available to us as of, the date of this letter. We assume no responsibility for updating or revising our Opinion based on circumstances or events occurring after the date hereof. The letter is not to be used for any other purpose, or to be reproduced, disseminated, quoted from or referred to at any time, in whole or in part, without our prior written consent, provided, however, that SMH consents to the inclusion of the text of this Opinion in any filing EBC is required by law to make. In addition, SMH hereby consents to EBC’s presentation of the Opinion of EBC’s shareholders at any annual or special shareholders’ meeting, and further consents to EBC allowing shareholders to review a copy of the Opinion to be made available for inspection at EBC’s offices.
Based upon and subject to the foregoing, it is our Opinion that, as of the date hereof, the Class A Consideration to be paid by Coconut Palm in the Merger is fair, from a financial point of view, to the holders of Class A Common Stock.

Very truly yours,

/s/ Sanders Morris Harris Inc.

Sanders Morris Harris Inc.

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ANNEX F-1
EMPLOYMENT AGREEMENT
      THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and effective as of                     , 2006, between EQUITY BROADCASTING CORPORATION, a Delaware corporation (the “Parent” or the ”Company”) and LARRY MORTON, a resident of the State of Arkansas (the ”Employee”).
RECITALS
      This Agreement is entered into in connection with that certain Agreement and Plan of Merger dated April      , 2006 (the “Merger Agreement”) among the Parent, Equity Broadcasting Corporation (“EBC”), and certain majority shareholders of EBC, pursuant to which EBC will merge with and into Parent with Parent being the surviving corporation.
Terms of Agreement
      In consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows.
      1. Employment. The Company hereby employs the Employee and the Employee hereby accepts employment by the Company, upon all of the terms and conditions set forth in this Agreement.
      2. Employment Period. The period during which the Employee shall serve as an employee of the Company shall commence on the date hereof and, unless earlier terminated pursuant to this Agreement, shall expire on the third anniversary of the date hereof (the “Employment Period”).
      3. Duties and Responsibilities. The Employee agrees to perform all duties required of President and Chief Executive Officer of the Company. On the third anniversary of the date hereof, or as otherwise sooner agreed to by the Employee and the Company, the Employee agrees to step down as President and Chief Executive Officer and for two years following the termination of this agreement, the Employee will serve as Vice Chairman of the Board of Directors and will perform such duties as the Board of Directors and Employee mutually agree. Employee further agrees to perform his duties honestly, diligently, competently, in good faith and in the best interests of the Company and shall give his best efforts in performing these duties for the Company. The Employee further agrees that during his tenure as President and Chief Executive Officer of the Company, the Employee shall devote his full time to the rendering of services on behalf of the Company.
      4. Compensation. In consideration for the Employee’s services hereunder and the restrictive covenants contained herein, and subject to the terms and conditions herein during the Employment Period, the Company shall pay to the Employee an annual base salary of Five Hundred and Twenty Thousand Dollars and 00/100 (US $520,000.00) payable in accordance with the Company’s customary payroll practices, which salary will be reviewed annually by the Board of Directors of the Company (the “Base Salary”); provided however, that during the Employment Period the Base Salary shall not be reduced. Any bonus compensation in addition to the Base Salary shall be determined at the discretion of the compensation committee of the Board of Directors of the Company.
      There shall be withheld from all amounts due to the Employee as compensation for services performed by him such federal and state income taxes, FICA and other amounts as may be required to be withheld under applicable law.
      5. Grant of Stock Options. The Company shall grant the Employee 2,000,000 stock options, adjusted for any and all splits, for stock in the Company with an exercise price at fair market value which options shall vest in four equal installments commencing at the signing of this agreement and on each anniversary thereafter and which shall be a part of and granted pursuant to the terms of the Company’s Management Stock Option Plan adopted in connection with the Merger Agreement. Said Stock Options shall be exercisable

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for a minimum of five (5) years. Notwithstanding any provisions contained herein to the contrary, in the event Employee is terminated for any reason whatsoever the termination shall be structured such that Employee shall have two years to exercise his options.
      6. Management Incentive Pool. During the Employment Period, Employee will be entitled to maximum participation in the Company’s Management Incentive Compensation Plan, to be established for current and future executives in conjunction with the Merger Agreement, with a minimum amount of not less than $3,040,000.00, subject to Employee’s employment at the time the target stock price is obtained.
      7. Vacation and Holidays; Insurance
      (a) During the Employment Period, the Employee shall be entitled to twenty (20) business days of vacation leave each calendar year to be taken at such times as the Employee and the Company shall mutually determine and provided that no vacation time shall significantly interfere with the duties required to be rendered by the Employee hereunder. Any vacation time not taken by the Employee during any calendar year may not be carried forward into any succeeding calendar year.
      (b) During the Employment Period, the Employee shall also be entitled to take regular office holidays in addition to the vacation leave provided in Section 7(a) above.
      (c) During the Employment Period, the Employee shall be entitled to health, medical, dental, disability, retirement, and life insurance benefit plans fully funded by the Company in the normal course and comparable at least to the level of benefits as those benefit plans that were in place with Employee’s employment prior to the Merger Agreement, and including any further benefit enhancements to the extent exceeding such pre-merger benefit levels hereinafter offered by the Company to its executive personnel as may be approved by the Company’s Board of Director’s for all employees.
      8. Expenses. During the Employment Period, the Employee shall be entitled to reimbursement of reasonable expenses incurred by him which reimbursement shall be subject to and made in accordance with such policies and procedures as may be established by the Company and as requested by the Board of Directors of the Company. Employee shall be provided with a corporate credit card for out of pocket business expenses, including but not limited to, travel and accommodations.
      9. Termination.
      (a) Termination with Notice by Either Party. The Company or the Employee may terminate this Agreement for any reason or no reason upon sixty (60) days prior written notice to the other. If the Company terminates the employment of the Employee without Good Cause (as defined below), the Company shall pay the Employee the remainder of Employee’s Compensation at the rate of the Base Salary in effect as of the date immediately preceding the date of termination and the cost of premiums for any Company sponsored insurance policies or other benefits, medical, dental, disability, retirement and travel plans (or the cash equivalent) for the greater of twelve (12) months or the remainder of the Employment Period, payable in the manner and at such times as the Base Salary and benefits otherwise would have been payable to the Employee hereunder were the Employee to continue to be employed by the Company. If the Employee terminates his employment with the Company hereunder without Good Cause (as defined below), the Company shall pay the Employee the Base Salary earned and reasonable expenses reimbursable under this Agreement incurred through the date of Employee’s termination; provided that the Company shall not be under any obligation to pay the Employee any unearned or non-accrued Compensation, and the Employee shall not be entitled to, any such severance compensation.
      (b) Termination for Good Cause by Company. In the case of the Company terminating this Agreement, “Good Cause” means any one or more of the following:

(i) a material breach or default by the Employee of the terms of this Agreement which remains uncured after thirty (30) days following Employee’s receipt from the Company of written notice specifying such breach or default;

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(ii) gross negligence or willful misfeasance by Employee or the breach of fiduciary duty by Employee in the performance of his duties as an employee hereunder;

(iii) the commission by Employee of an act of fraud, embezzlement or any other crime in connection with Employee’s duties;

(iv) conviction of Employee of a felony which involves dishonesty or a breach of trust;

(v) the Employee is unable to perform any of the functions of his position for which he was hired, because such performance is prohibited or enjoined by a judicial or administrative order or other agreement enforcing any non-competition, non-solicitation or other restrictive covenant or agreement to which the Employee is a party.
      In the event of a termination for Good Cause, the Company will pay the Employee the Base Salary earned and reasonable expenses reimbursable under this Agreement incurred through the date of Employee’s termination; except in the case of theft or fraud against the Company in which case no payments of any kind shall be made by the Company to the Employee. Upon termination of the employee for Good Cause, as provided above, all outstanding and unexercised stock options, vested shall remain with the employee. Upon termination of Employee for Good Cause, as provided above, the Employee shall also be deemed to have resigned as a director of the Company (if such Employee is then a director) and shall deliver to the Company a letter of resignation to this effect. Other than as provided in this paragraph, the Company shall have no further liability to the Employee in the event of termination of Employee for Good Cause. A change in the Employee’s duties from President and Chief Executive Officer to Vice Chairman of the Board, whether after three years or sooner as agreed to by Employee and the Company.
      (c) Termination for Good Cause by Employee. In the case of the Employee terminating this Agreement, “Good Cause” means any one or more of the following: (i) there shall be a continuing breach or continuing default by the Company of the terms of this Agreement which remains uncured after thirty (30) days following the Company’s receipt from the Employee of written notice specifying such breach or default; (ii) requirement by Company for Employee to relocate more than fifty (50) miles; or (iii) a substantial change in Employee’s requirements or duties except as provided hereunder. If the Employee terminates his employment with Good Cause, the Company shall pay the Employee the remainder of Employee’s Compensation at the rate of the Base Salary in effect as of the date immediately preceding the date of termination and the cost of premiums for any Company sponsored insurance policies or other benefits, medical, dental, disability or retirement and travel plans (or the cash equivalent) for the greater of twelve (12) months or the remainder of the Employment Period, payable in the manner and at such times as the Base Salary and benefits otherwise would have been payable to the Employee hereunder were the Employee to continue to be employed by the Company.
      (d) In the event of death of the Employee, Employee’s spouse, or in the event of a death of the spouse, Employee’s children, shall receive all payments and benefits contained herein.
      10. Change in Control and Other Grounds Entitling Employee to Terminate. “Change in Control” shall mean (a) any sale, lease, exchange or other transfer (in one transaction or a series of transactions) of all or substantially all of the assets of the Company; (b) any consolidation or merger or other business combination of the Company with any other entity where the shareholders of the Company, immediately prior to the consolidation or merger or other business combination would not, immediately after the consolidation or merger or other business combination, beneficially own, directly or indirectly, shares representing fifty percent (50%) of the combined voting power of all of the outstanding securities of the entity issuing cash or securities in the consolidation or merger or other business combination (or its ultimate parent corporation, if any); or (c) the Board of Directors of the Company adopts a resolution to the effect that a “Change In Control” has occurred for purposes of this Agreement. Notwithstanding the foregoing, no transaction shall be deemed to constitute a “Change in Control” for purposes of this Agreement if such transaction involves or relates to any existing or former business segment or division in which the Company operates.

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      Upon a Change in Control, 100% of all unvested stock options and/or restricted shares, if any, held by Employee shall immediately vest.
      11. Confidential Information and Trade Secrets. As consideration for and to induce the engagement of the Employee by the Company, the Employee hereby covenants and agrees to the provisions set forth below.
      (a) Except in the performance of his duties under this Agreement or as the Board of Directors of the Company may expressly authorize or direct in writing, the Employee agrees that he will not at any time during the Employment Period or at any time thereafter for any reason, either directly or indirectly, (i) copy, reproduce, divulge, disclose or communicate to any person or entity, in any manner whatsoever, any Confidential Information (as defined below), (ii) remove from the custody and control of the Company any physical or electronic manifestation of the Confidential Information or (iii) utilize, or permit others to utilize, the Confidential Information for personal use. All Confidential Information, including all physical or electronic manifestations thereof, shall be the exclusive property of the Company, whether prepared, compiled or obtained by the Employee or by the Company, prior to the Employment Period.
      (b) Upon termination of this Agreement by either party, or upon the request of the Company during the Employment Period, the Employee will immediately return to the Company all of the proprietary items of the Company (whether they include Confidential Information or not) in the Employee’s possession or subject to the Employee’s control, and the Employee shall not retain any copies, abstracts, sketches, or other physical or electronic embodiment of any proprietary items of the Company.
      (c) “Confidential Information” shall mean all information and trade secrets relating to or used in the business and operations of the Company (including, but not limited to, marketing methods and procedures, customer lists, sources of supplies and materials, business systems and procedures, information regarding its financial matters, or any other information concerning the personnel, operations, trade secrets, know how, or business or planned business of the Company), whether prepared, compiled, developed or obtained by the Employee or by the Company prior to or during the term of this Agreement and the engagement of the Employee hereunder, that is marked “confidential” or “proprietary” (or something similar), is treated by the Company as confidential or proprietary or is reasonably considered to be confidential or proprietary. The provisions of this Section shall not apply to: (i) information that is public knowledge other than as a result of a breach of an obligation of confidence; (ii) information lawfully received by the Employee from a third party who, based upon inquiry by the Employee, is not bound by a confidential relationship to the Company or otherwise; (iii) information independently developed by the Employee prior to the date hereof as evidenced by written documentation in existence prior to the date hereof; or (iv) information disclosed under a requirement of law or as directed by applicable legal authority having jurisdiction over the Employee, provided the Employee shall deliver written notice to the Company of such required disclosure and afford the Company the opportunity to legally curtail such disclosure within the time period required for disclosure. For the purposes of this Section, as the context permits, all references to Company shall be deemed to include its wholly owned subsidiaries.
      12. Non-Competition and Non-Solicitation. As consideration for and to induce the employment of the Employee by the Company, the Employee hereby covenants and agrees that he will not:
      (a) Except as authorized herein or unless Employee terminates for Good Cause or is terminated without Good Cause, during the term of this Agreement and for a period of two (2) years from the date the Employment Period is terminated, alone or as a partner, joint venturer, officer, director, employee, consultant, agent, independent contractor or stockholder of any company or business, engage in any business activity which is in competition with the business conducted by the Company or any of its subsidiaries or affiliates, including without limitation those related to the business of the Company, provided, however, that the beneficial ownership of less than five percent (5%) of the shares of stock of any corporation having a class of equity securities actively traded on a national securities exchange or over-the-counter market shall not be deemed, in and of itself, to violate the prohibitions of this Section 9;
      (b) Except as authorized herein or unless Employee terminates for Good Cause or is terminated without Good Cause, during the term of this Agreement and for a period of two (2) years from the date the

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Employment Period is terminated: (i) induce any person or entity which is a customer of the Company or any of its subsidiaries or affiliates to patronize any business directly or indirectly in competition with the business conducted by the Company or any of its subsidiaries, affiliates, and/or distributors; (ii) canvass, solicit or accept from any person or entity which is a customer of the Company or any of its subsidiaries or affiliates any such competitive business; or (iii) request or advise any person or entity which has a business relationship with the Company or any of its subsidiaries or affiliates to withdraw, curtail or cancel any business with such entity; or
      (c) Except as authorized herein or unless Employee terminates for Good Cause or is terminated without Good Cause, during the term of this Agreement and for a period of two (2) years from the date the Employment Period is terminated, employ or knowingly permit any company or business directly or indirectly controlled by it to employ, any person who was employed by the Company or any of its subsidiaries, affiliates at or within the prior six months, or in any manner seek to induce any such person to leave his or her employment.
      (d) Permitted Conflicts.

(i) Notwithstanding anything contained herein, Employee shall be authorized to continue to serve as Chairman of Retro Television, LLC and be an equity owner of the stock.

(ii) Notwithstanding anything contained herein, Employee shall continue to employ and supervise Lori E. Withrow as Corporate Counsel and Lindsey McGough as Administrative Assistant in their current positions. Any new raises, other than normal cost of living raises, and any job promotions for these employees shall be approved by the Compensation Committee of the Board of Directors.

(iii) The parties acknowledge that prior to the merger certain other conflicts or potential conflicts of interest exist. Employee shall make reasonable best efforts to eliminate such conflicts as quickly as possible. If an existing action is subsequently deemed to be a conflict, Employee shall have a reasonable period of time to correct and/or eliminate the conflict.
      13. Remedies Upon Breach. The Employee acknowledges that his services hereunder are of a special and unique character and places him in a position of trust and confidence with confidential and proprietary documents and information and employees, customers and suppliers of the Company, and that such information and documents are of a special and unique character that give them a peculiar value, and, as a result, any breach of the Employee’s obligations under Sections 11 or 12 of this Agreement will cause the Company irreparable injury that cannot be adequately compensated by the payment of damages in an action at law. Accordingly, the parties agree that the Company shall be entitled exclusively to the remedies of injunction and/or specific performance and the Company shall not be required to post a bond in connection thereof and the Employee shall pay any and all costs and expenses (including reasonable attorneys’ fees and expenses) incurred by the Company in enforcing its rights hereunder, provided a court of competent jurisdiction grants the Company such equitable relief.
      14. Assignment of Intellectual Property Rights. The Employee hereby acknowledges and agrees that any and all Intellectual Property (as defined below) developed in the course of performing his duties during the term of this Agreement is automatically, immediately and irrevocably assigned to and is the sole property of the Company, including all right, title and interest and goodwill relating thereto of whatever kind or nature, without any further remuneration or compensation to Employee. All right, title and interest in and to the foregoing shall be vested in the Company immediately upon development, conception or reduction to practice. Employee further agrees that, when requested, Employee will, without charge to the Company, but at the Company’s expense, sign all papers and do all other acts which may be necessary, desirable or convenient in connection with the foregoing and for the securing and maintaining of patents, copyrights and legal protection for the foregoing and for the vesting of title in and to the foregoing to the Company. The Company is irrevocably designated by Employee as Employee’s attorney-in-fact to do all such things and execute all such documents as may be reasonably necessary to effectuate the foregoing. “Intellectual Property” means any and all methods, procedures, processes, formulae, techniques, innovations, works, discoveries, concepts, products, properties, compositions, improvements, systems, software, inventions, de-

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signs, formulations, drawings, notes, analyses, records, plans, specifications, data, patents, copyrights, trademarks, proprietary information, writings, sketches, specifications, technology, knowledge, ideas, ideas developed, ideas conceived and ideas reduced to practice and other data, things and information of any nature whatsoever in whole or in part prepared, written, contributed, conceived, developed, reduced to practice, produced or discovered by the Employee or resulting from or suggested by (directly or indirectly, in whole or in part) any of the foregoing during the Employment Period.
      15. Miscellaneous.
      (a) Notices. Except as otherwise specified in this Agreement, all notices, requests, consents, approvals and other communications required or permitted under this Agreement will be in writing and will be deemed given (a) when delivered personally against a signed receipt, or (b) One (1) business day after being sent by facsimile to the number specified below (with telecopier confirmation slip retained by the sender and followed by a copy sent by first class mail not later than the next business day), or (c) one business day after being sent by express mail or by reputable overnight courier service, delivery charges prepaid; in each case, to the person, facsimile number and/or addresses specified below:

In the case of the Company:

Equity Broadcasting Corporation
One Shackleford Drive, Suite 400
Little Rock, Arkansas 72211-2545
Attn: Chairman
Facsimile: 501-221-1101

In the case of Employee:
Larry Morton
One Shackleford Drive, Suite 400
Little Rock, Arkansas 72211-2545
Facsimile: 501-221-1101
      Either party may from time to time change its contact person, address or facsimile number for notification purposes upon at least five (5) business days’ notice to the other party of the new contact person, address or facsimile number.
      (b) Arm’s Length Negotiations. Each party herein expressly represents and warrants to all other parties hereto that: (a) before executing this Agreement, said party has fully informed itself of the terms, contents, conditions and effects of this Agreement; (b) said party has relied solely and completely upon its own judgment in executing this Agreement; (c) said party has had the opportunity to seek and has obtained the advice of counsel before executing this Agreement; (d) said party has acted voluntarily and of its own free will in executing this Agreement; (e) said party is not acting under duress, whether economic or physical, in executing this Agreement; and (f) this Agreement is the result of arm’s length negotiations conducted by and among the parties and their respective counsel.
      (c) Expenses. Except as otherwise provided herein, each party shall each bear their own respective costs and expenses, including all legal and accounting fees, with respect to this transaction.
      (d) Assignment. This Agreement, and the rights, interest and benefits hereunder shall not be assigned, transferred, pledged or hypothecated in any way by the Employee and shall not be subject to execution, attachment or similar process. Any attempt to assign, transfer, pledge or hypothecate or make any other disposition of this Agreement or of such rights, interest and benefits contrary to the foregoing provision or the levy of any attachment or similar process thereon shall be null and void and without effect.
      (e) Benefit. The rights and obligations of this Agreement shall be binding upon and shall inure to the benefit of the respective successors and permitted assigns of the parties hereunder. Nothing expressed or implied herein shall be construed to give any person other than the parties to this Agreement and their permitted successors and assignees any legal or equitable rights hereunder.

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      (f) Amendment; Waiver. This Agreement may not be modified, amended, supplemented, canceled or discharged, except by written instrument executed by all parties. No failure to exercise, and no delay in exercising, any right, power or privilege under this Agreement shall operate as a waiver, nor shall any single or partial exercise of any right, power or privilege hereunder preclude the exercise of any other right, power or privilege. No waiver of any breach of any provision shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision, nor shall any waiver be implied from any course of dealing between the parties. No extension of time for performance of any obligations or other acts hereunder or under any other agreement shall be deemed to be an extension of the time for performance of any other obligations or any other acts
      (g) Applicable Law. This Agreement has been executed and it is expected by the parties that its primary consummation by Employee shall occur in Arkansas, and therefore it shall be governed by, and shall be construed, interpreted and enforced in accordance with, the laws of the State of Arkansas, without regard to the application of the principles of conflicts of law.
      (h) Jurisdiction and Venue. Any suit, action or proceeding with respect to this Agreement shall be brought in the courts of Pulaski County, Arkansas. The parties hereto hereby accept the exclusive jurisdiction of those courts for the purpose of any such suit, action or proceeding. Venue for any such action, in addition to any other venue permitted by statute, will be Pulaski County, Arkansas or such other location mutually agreed to by the Parties. The parties hereto hereby irrevocably waive, to the fullest extent permitted by law, any objection that any of them may now or hereafter have to delaying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any judgment entered by any court in respect thereof brought in Pulaski County, Arkansas or such other location mutually agreed to by the Parties, and hereby further irrevocably waive any claim that any such suit, action or proceeding brought in Pulaski County, Arkansas has been brought in an inconvenient forum.
      (i) Entire Agreement. This Agreement (including any Exhibits) contains the entire understanding of the parties with respect to the transactions contemplated hereby and supersedes all prior written or oral commitments, arrangements or understanding with respect thereto. There are no restrictions, agreements, promises, warranties, covenants or undertakings other than those expressly set forth in this Agreement (including the Exhibits).
      (j) Severability Survival. The invalidity of any one or more of the words, phrases, sentences, clauses, sections or subsections contained in this Agreement shall not affect the enforceability of the remaining portions of this Agreement or any part hereof, all of which are inserted conditionally on their being valid in law, and, in the event that any one or more of the words, phrases, sentences, clauses, sections or subsections contained in this Agreement shall be declared invalid by a court of competent jurisdiction, this Agreement shall be construed as if such invalid word or words, phrase or phrases, sentence or sentences, clause or clauses, section or sections, or subsection or subsections had not been inserted. The provisions of Sections 11, 12, 13 and 15 and will survive the termination for any reason of the Employee’s relationship with the Company.
      (k) Attorneys’ Fees. Should it become necessary for any party to institute legal action to enforce the terms and conditions of this Agreement, each party shall be responsible for its attorneys fees, costs and legal expenses.
      (l) Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
      (m) Counterparts. This Agreement may be executed in two or more counterparts all of which shall be considered one and the same agreement and each of which shall be deemed an original.
[signature page follows]

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      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date written above.

EQUITY BROADCASTING CORPORATION

By:

Name:

Title:

EMPLOYEE:

Larry Morton

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ANNEX F-2
EMPLOYMENT AGREEMENT
      THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and effective as of                     , 2006, between EQUITY BROADCASTING CORPORATION, a Delaware corporation (the “Parent” or the ”Company”) and GREGORY FESS, a resident of the State of Arkansas (the ”Employee”).
RECITALS
      This Agreement is entered into in connection with that certain Agreement and Plan of Merger dated April      , 2006 (the “Merger Agreement”) among the Parent, Equity Broadcasting Corporation (“EBC”), and certain majority shareholders of EBC, pursuant to which EBC will merge with and into Parent with Parent being the surviving corporation.
Terms of Agreement
      In consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows.
      1. Employment. The Company hereby employs the Employee and the Employee hereby accepts employment by the Company, upon all of the terms and conditions set forth in this Agreement.
      2. Employment Period. The period during which the Employee shall serve as an employee of the Company shall commence on the date hereof and, unless earlier terminated pursuant to this Agreement, shall expire on the third anniversary of the date hereof (the “Employment Period”).
      3. Duties and Responsibilities. The Employee agrees to perform all duties required of Senior Vice President of the Company. Employee further agrees to perform his duties honestly, diligently, competently, in good faith and in the best interests of the Company and shall give his best efforts in performing these duties for the Company. During his tenure as Senior Vice President Employee shall devote his full time to the rendering of services on behalf of the Company.
      4. Compensation. In consideration for the Employee’s services hereunder and the restrictive covenants contained herein, and subject to the terms and conditions herein during the Employment Period, the Company shall pay to the Employee an annual base salary of Three Hundred and Fifteen Thousand Dollars and 00/100 (US $315,000.00) payable in accordance with the Company’s customary payroll practices, which salary will be reviewed annually by the Board of Directors of the Company (the “Base Salary”); provided however, that during the Employment Period the Base Salary shall not be reduced. Any bonus compensation in addition to the Base Salary shall be determined at the discretion of the compensation committee of the Board of Directors of the Company.
      There shall be withheld from all amounts due to the Employee as compensation for services performed by him such federal and state income taxes, FICA and other amounts as may be required to be withheld under applicable law.
      5. Grant of Stock Options. The Company shall grant the Employee 250,000 stock options, adjusted for any and all splits, for stock in the Company with an exercise price at fair market value which options shall vest in four equal installments commencing at the signing of this agreement and on each anniversary thereafter and which shall be a part of and granted pursuant to the terms of the Company’s Management Stock Option Plan adopted in connection with the Merger Agreement. Said Stock Options shall be exercisable for a minimum of five (5) years. Notwithstanding any provisions contained herein to the contrary, in the event Employee is terminated for any reason whatsoever the termination shall be structured such that Employee shall have two years to exercise his options.

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      6. Management Incentive Pool. During the Employment Period, Employee will be entitled to maximum participation in the Company’s Management Incentive Compensation Plan, to be established for current and future executives in conjunction with the Merger Agreement, with a minimum amount of not less than $500,000.00, subject to Employee’s employment at the time the target stock price is obtained.
      7. Vacation and Holidays; Insurance.
      (a) During the Employment Period, the Employee shall be entitled to twenty (20) business days of vacation leave each calendar year to be taken at such times as the Employee and the Company shall mutually determine and provided that no vacation time shall significantly interfere with the duties required to be rendered by the Employee hereunder. Any vacation time not taken by the Employee during any calendar year may not be carried forward into any succeeding calendar year.
      (b) During the Employment Period, the Employee shall also be entitled to take regular office holidays in addition to the vacation leave provided in Section 7(a) above.
      (c) During the Employment Period, the Employee shall be entitled to health, medical, dental, disability, retirement, and life insurance benefit plans fully funded by the Company in the normal course and comparable at least to the level of benefits as those benefit plans that were in place with Employee’s employment prior to the Merger Agreement, and including any further benefit enhancements to the extent exceeding such pre-merger benefit levels hereinafter offered by the Company to its executive personnel as may be approved by the Company’s Board of Director’s for all employees.
      8. Expenses. During the Employment Period, the Employee shall be entitled to reimbursement of reasonable expenses incurred by him which reimbursement shall be subject to and made in accordance with such policies and procedures as may be established by the Company and as requested by the Board of Directors of the Company. Employee shall be provided with a corporate credit card for out of pocket business expenses, including but not limited to, travel and accommodations.
      9. Termination.
      (a) Termination with Notice by Either Party. The Company or the Employee may terminate this Agreement for any reason or no reason upon sixty (60) days prior written notice to the other. If the Company terminates the employment of the Employee without Good Cause (as defined below), the Company shall pay the Employee the remainder of Employee’s Compensation at the rate of the Base Salary in effect as of the date immediately preceding the date of termination and the cost of premiums for any Company sponsored insurance policies or other benefits, medical, dental, disability, retirement and travel plans (or the cash equivalent) for the greater of twelve (12) months or the remainder of the Employment Period, payable in the manner and at such times as the Base Salary and benefits otherwise would have been payable to the Employee hereunder were the Employee to continue to be employed by the Company. If the Employee terminates his employment with the Company hereunder without Good Cause (as defined below), the Company shall pay the Employee the Base Salary earned and reasonable expenses reimbursable under this Agreement incurred through the date of Employee’s termination; provided that the Company shall not be under any obligation to pay the Employee any unearned or non-accrued Compensation, and the Employee shall not be entitled to, any such severance compensation.
      (b) Termination for Good Cause by Company. In the case of the Company terminating this Agreement, “Good Cause” means any one or more of the following:

(i) a material breach or default by the Employee of the terms of this Agreement which remains uncured after thirty (30) days following Employee’s receipt from the Company of written notice specifying such breach or default;

(ii) gross negligence or willful misfeasance by Employee or the breach of fiduciary duty by Employee in the performance of his duties as an employee hereunder;

(iii) the commission by Employee of an act of fraud, embezzlement or any other crime in connection with Employee’s duties;

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(iv) conviction of Employee of a felony which involves dishonesty or a breach of trust;

(v) the Employee is unable to perform any of the functions of his position for which he was hired, because such performance is prohibited or enjoined by a judicial or administrative order or other agreement enforcing any non-competition, non-solicitation or other restrictive covenant or agreement to which the Employee is a party.
      In the event of a termination for Good Cause, the Company will pay the Employee the Base Salary earned and reasonable expenses reimbursable under this Agreement incurred through the date of Employee’s termination; except in the case of theft or fraud against the Company in which case no payments of any kind shall be made by the Company to the Employee. Upon termination of the employee for Good Cause, as provided above, all outstanding and unexercised stock options, vested shall remain with the employee. Upon termination of Employee for Good Cause, as provided above, the Employee shall also be deemed to have resigned as a director of the Company (if such Employee is then a director) and shall deliver to the Company a letter of resignation to this effect. Other than as provided in this paragraph, the Company shall have no further liability to the Employee in the event of termination of Employee for Good Cause.
      (c) Termination for Good Cause by Employee. In the case of the Employee terminating this Agreement, “Good Cause” means any one or more of the following: (i) there shall be a continuing breach or continuing default by the Company of the terms of this Agreement which remains uncured after thirty (30) days following the Company’s receipt from the Employee of written notice specifying such breach or default; (ii) requirement by Company for Employee to relocate more than fifty (50) miles; or (iii) a substantial change in Employee’s requirements or duties except as provided hereunder. If the Employee terminates his employment with Good Cause, the Company shall pay the Employee the remainder of Employee’s Compensation at the rate of the Base Salary in effect as of the date immediately preceding the date of termination and the cost of premiums for any Company sponsored insurance policies or other benefits, medical, dental, disability or retirement and travel plans (or the cash equivalent) for the greater of twelve (12) months or the remainder of the Employment Period, payable in the manner and at such times as the Base Salary and benefits otherwise would have been payable to the Employee hereunder were the Employee to continue to be employed by the Company.
      (d) In the event of death of the Employee, Employee’s spouse, or in the event of a death of the spouse, Employee’s children, shall receive all payments and benefits contained herein.
      10. Change in Control and Other Grounds Entitling Employee to Terminate. “Change in Control” shall mean (a) any sale, lease, exchange or other transfer (in one transaction or a series of transactions) of all or substantially all of the assets of the Company; (b) any consolidation or merger or other business combination of the Company with any other entity where the shareholders of the Company, immediately prior to the consolidation or merger or other business combination would not, immediately after the consolidation or merger or other business combination, beneficially own, directly or indirectly, shares representing fifty percent (50%) of the combined voting power of all of the outstanding securities of the entity issuing cash or securities in the consolidation or merger or other business combination (or its ultimate parent corporation, if any); or (c) the Board of Directors of the Company adopts a resolution to the effect that a “Change In Control” has occurred for purposes of this Agreement. Notwithstanding the foregoing, no transaction shall be deemed to constitute a “Change in Control” for purposes of this Agreement if such transaction involves or relates to any existing or former business segment or division in which the Company operates.
      Upon a Change in Control, 100% of all unvested stock options and/or restricted shares, if any, held by Employee shall immediately vest.
      11. Confidential Information and Trade Secrets. As consideration for and to induce the engagement of the Employee by the Company, the Employee hereby covenants and agrees to the provisions set forth below.
      (a) Except in the performance of his duties under this Agreement or as the Board of Directors of the Company may expressly authorize or direct in writing, the Employee agrees that he will not at any time during the Employment Period or at any time thereafter for any reason, either directly or indirectly, (i) copy,

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reproduce, divulge, disclose or communicate to any person or entity, in any manner whatsoever, any Confidential Information (as defined below), (ii) remove from the custody and control of the Company any physical or electronic manifestation of the Confidential Information or (iii) utilize, or permit others to utilize, the Confidential Information for personal use. All Confidential Information, including all physical or electronic manifestations thereof, shall be the exclusive property of the Company, whether prepared, compiled or obtained by the Employee or by the Company, prior to the Employment Period.
      (b) Upon termination of this Agreement by either party, or upon the request of the Company during the Employment Period, the Employee will immediately return to the Company all of the proprietary items of the Company (whether they include Confidential Information or not) in the Employee’s possession or subject to the Employee’s control, and the Employee shall not retain any copies, abstracts, sketches, or other physical or electronic embodiment of any proprietary items of the Company.
      (c) “Confidential Information” shall mean all information and trade secrets relating to or used in the business and operations of the Company (including, but not limited to, marketing methods and procedures, customer lists, sources of supplies and materials, business systems and procedures, information regarding its financial matters, or any other information concerning the personnel, operations, trade secrets, know how, or business or planned business of the Company), whether prepared, compiled, developed or obtained by the Employee or by the Company prior to or during the term of this Agreement and the engagement of the Employee hereunder, that is marked “confidential” or “proprietary” (or something similar), is treated by the Company as confidential or proprietary or is reasonably considered to be confidential or proprietary. The provisions of this Section shall not apply to: (i) information that is public knowledge other than as a result of a breach of an obligation of confidence; (ii) information lawfully received by the Employee from a third party who, based upon inquiry by the Employee, is not bound by a confidential relationship to the Company or otherwise; (iii) information independently developed by the Employee prior to the date hereof as evidenced by written documentation in existence prior to the date hereof; or (iv) information disclosed under a requirement of law or as directed by applicable legal authority having jurisdiction over the Employee, provided the Employee shall deliver written notice to the Company of such required disclosure and afford the Company the opportunity to legally curtail such disclosure within the time period required for disclosure. For the purposes of this Section, as the context permits, all references to Company shall be deemed to include its wholly owned subsidiaries.
      12. Non-Competition and Non-Solicitation. As consideration for and to induce the employment of the Employee by the Company, the Employee hereby covenants and agrees that he will not:
      (a) Except as authorized herein or unless Employee terminates for Good Cause or is terminated without Good Cause, during the term of this Agreement and for a period of two (2) years from the date the Employment Period is terminated, alone or as a partner, joint venturer, officer, director, employee, consultant, agent, independent contractor or stockholder of any company or business, engage in any business activity which is in competition with the business conducted by the Company or any of its subsidiaries or affiliates, including without limitation those related to the business of the Company, provided, however, that the beneficial ownership of less than five percent (5%) of the shares of stock of any corporation having a class of equity securities actively traded on a national securities exchange or over-the-counter market shall not be deemed, in and of itself, to violate the prohibitions of this Section 9;
      (b) Except as authorized herein or unless Employee terminates for Good Cause or is terminated without Good Cause, during the term of this Agreement and for a period of two (2) years from the date the Employment Period is terminated: (i) induce any person or entity which is a customer of the Company or any of its subsidiaries or affiliates to patronize any business directly or indirectly in competition with the business conducted by the Company or any of its subsidiaries, affiliates, and/or distributors; (ii) canvass, solicit or accept from any person or entity which is a customer of the Company or any of its subsidiaries or affiliates any such competitive business; or (iii) request or advise any person or entity which has a business relationship with the Company or any of its subsidiaries or affiliates to withdraw, curtail or cancel any business with such entity; or

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      (c) Except as authorized herein or unless Employee terminates for Good Cause or is terminated without Good Cause, during the term of this Agreement and for a period of two (2) years from the date the Employment Period is terminated, employ or knowingly permit any company or business directly or indirectly controlled by it to employ, any person who was employed by the Company or any of its subsidiaries, affiliates at or within the prior six months, or in any manner seek to induce any such person to leave his or her employment.
      (d) Permitted Conflicts.

(i) Notwithstanding anything contained herein, Employee shall be authorized to continue to serve on the Board of Retro Television, LLC and be an equity owner of the stock.

(ii) The parties acknowledge that prior to the merger certain other conflicts or potential conflicts of interest exist. Employee shall make reasonable best efforts to eliminate such conflicts as quickly as possible. If an existing action is subsequently deemed to be a conflict, Employee shall have a reasonable period of time to correct and/or eliminate the conflict.
      13. Remedies Upon Breach. The Employee acknowledges that his services hereunder are of a special and unique character and places him in a position of trust and confidence with confidential and proprietary documents and information and employees, customers and suppliers of the Company, and that such information and documents are of a special and unique character that give them a peculiar value, and, as a result, any breach of the Employee’s obligations under Sections 11 or 12 of this Agreement will cause the Company irreparable injury that cannot be adequately compensated by the payment of damages in an action at law. Accordingly, the parties agree that the Company shall be entitled exclusively to the remedies of injunction and/or specific performance and the Company shall not be required to post a bond in connection thereof and the Employee shall pay any and all costs and expenses (including reasonable attorneys’ fees and expenses) incurred by the Company in enforcing its rights hereunder, provided a court of competent jurisdiction grants the Company such equitable relief.
      14. Assignment of Intellectual Property Rights. The Employee hereby acknowledges and agrees that any and all Intellectual Property (as defined below) developed in the course of performing his duties during the term of this Agreement is automatically, immediately and irrevocably assigned to and is the sole property of the Company, including all right, title and interest and goodwill relating thereto of whatever kind or nature, without any further remuneration or compensation to Employee. All right, title and interest in and to the foregoing shall be vested in the Company immediately upon development, conception or reduction to practice. Employee further agrees that, when requested, Employee will, without charge to the Company, but at the Company’s expense, sign all papers and do all other acts which may be necessary, desirable or convenient in connection with the foregoing and for the securing and maintaining of patents, copyrights and legal protection for the foregoing and for the vesting of title in and to the foregoing to the Company. The Company is irrevocably designated by Employee as Employee’s attorney-in-fact to do all such things and execute all such documents as may be reasonably necessary to effectuate the foregoing. “Intellectual Property” means any and all methods, procedures, processes, formulae, techniques, innovations, works, discoveries, concepts, products, properties, compositions, improvements, systems, software, inventions, designs, formulations, drawings, notes, analyses, records, plans, specifications, data, patents, copyrights, trademarks, proprietary information, writings, sketches, specifications, technology, knowledge, ideas, ideas developed, ideas conceived and ideas reduced to practice and other data, things and information of any nature whatsoever in whole or in part prepared, written, contributed, conceived, developed, reduced to practice, produced or discovered by the Employee or resulting from or suggested by (directly or indirectly, in whole or in part) any of the foregoing during the Employment Period.
      15. Miscellaneous.
      (a) Notices. Except as otherwise specified in this Agreement, all notices, requests, consents, approvals and other communications required or permitted under this Agreement will be in writing and will be deemed given (a) when delivered personally against a signed receipt, or (b) One (1) business day after being sent by facsimile to the number specified below (with telecopier confirmation slip retained by the sender and followed

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by a copy sent by first class mail not later than the next business day), or (c) one business day after being sent by express mail or by reputable overnight courier service, delivery charges prepaid; in each case, to the person, facsimile number and/or addresses specified below:

In the case of the Company:

Equity Broadcasting Corporation
One Shackleford Drive, Suite 400
Little Rock, Arkansas 72211-2545
Attn: Chairman
Facsimile: 501-221-1101

In the case of Employee:
Gregory Fess
One Shackleford Drive, Suite 400
Little Rock, Arkansas 72211-2545
Facsimile: 501-221-1101
      Either party may from time to time change its contact person, address or facsimile number for notification purposes upon at least five (5) business days’ notice to the other party of the new contact person, address or facsimile number.
      (b) Arm’s Length Negotiations. Each party herein expressly represents and warrants to all other parties hereto that: (a) before executing this Agreement, said party has fully informed itself of the terms, contents, conditions and effects of this Agreement; (b) said party has relied solely and completely upon its own judgment in executing this Agreement; (c) said party has had the opportunity to seek and has obtained the advice of counsel before executing this Agreement; (d) said party has acted voluntarily and of its own free will in executing this Agreement; (e) said party is not acting under duress, whether economic or physical, in executing this Agreement; and (f) this Agreement is the result of arm’s length negotiations conducted by and among the parties and their respective counsel.
      (c) Expenses. Except as otherwise provided herein, each party shall each bear their own respective costs and expenses, including all legal and accounting fees, with respect to this transaction.
      (d) Assignment. This Agreement, and the rights, interest and benefits hereunder shall not be assigned, transferred, pledged or hypothecated in any way by the Employee and shall not be subject to execution, attachment or similar process. Any attempt to assign, transfer, pledge or hypothecate or make any other disposition of this Agreement or of such rights, interest and benefits contrary to the foregoing provision or the levy of any attachment or similar process thereon shall be null and void and without effect.
      (e) Benefit. The rights and obligations of this Agreement shall be binding upon and shall inure to the benefit of the respective successors and permitted assigns of the parties hereunder. Nothing expressed or implied herein shall be construed to give any person other than the parties to this Agreement and their permitted successors and assignees any legal or equitable rights hereunder.
      (f) Amendment; Waiver. This Agreement may not be modified, amended, supplemented, canceled or discharged, except by written instrument executed by all parties. No failure to exercise, and no delay in exercising, any right, power or privilege under this Agreement shall operate as a waiver, nor shall any single or partial exercise of any right, power or privilege hereunder preclude the exercise of any other right, power or privilege. No waiver of any breach of any provision shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision, nor shall any waiver be implied from any course of dealing between the parties. No extension of time for performance of any obligations or other acts hereunder or under any other agreement shall be deemed to be an extension of the time for performance of any other obligations or any other acts
      (g) Applicable Law. This Agreement has been executed and it is expected by the parties that its primary consummation by Employee shall occur in Arkansas, and therefore it shall be governed by, and shall

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be construed, interpreted and enforced in accordance with, the laws of the State of Arkansas, without regard to the application of the principles of conflicts of law.
      (h) Jurisdiction and Venue. Any suit, action or proceeding with respect to this Agreement shall be brought in the courts of Pulaski County, Arkansas. The parties hereto hereby accept the exclusive jurisdiction of those courts for the purpose of any such suit, action or proceeding. Venue for any such action, in addition to any other venue permitted by statute, will be Pulaski County, Arkansas or such other location mutually agreed to by the Parties. The parties hereto hereby irrevocably waive, to the fullest extent permitted by law, any objection that any of them may now or hereafter have to delaying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any judgment entered by any court in respect thereof brought in Pulaski County, Arkansas or such other location mutually agreed to by the Parties, and hereby further irrevocably waive any claim that any such suit, action or proceeding brought in Pulaski County, Arkansas has been brought in an inconvenient forum.
      (i) Entire Agreement. This Agreement (including any Exhibits) contains the entire understanding of the parties with respect to the transactions contemplated hereby and supersedes all prior written or oral commitments, arrangements or understanding with respect thereto. There are no restrictions, agreements, promises, warranties, covenants or undertakings other than those expressly set forth in this Agreement (including the Exhibits).
      (j) Severability Survival. The invalidity of any one or more of the words, phrases, sentences, clauses, sections or subsections contained in this Agreement shall not affect the enforceability of the remaining portions of this Agreement or any part hereof, all of which are inserted conditionally on their being valid in law, and, in the event that any one or more of the words, phrases, sentences, clauses, sections or subsections contained in this Agreement shall be declared invalid by a court of competent jurisdiction, this Agreement shall be construed as if such invalid word or words, phrase or phrases, sentence or sentences, clause or clauses, section or sections, or subsection or subsections had not been inserted. The provisions of Sections 11, 12, 13 and 15 and will survive the termination for any reason of the Employee’s relationship with the Company.
      (k) Attorneys’ Fees. Should it become necessary for any party to institute legal action to enforce the terms and conditions of this Agreement, each party shall be responsible for its attorneys fees, costs and legal expenses.
      (l) Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
      (m) Counterparts. This Agreement may be executed in two or more counterparts all of which shall be considered one and the same agreement and each of which shall be deemed an original.
[signature page follows]

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      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date written above.

EQUITY BROADCASTING CORPORATION

By:

Name:

Title:

EMPLOYEE:

Gregory Fess

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ANNEX F-3
CONSULTING AGREEMENT
      THIS CONSULTING AGREEMENT (this “Agreement”) is made and effective as of                     , 2006, between EQUITY BROADCASTING CORPORATION, a Delaware corporation (the “Parent” or the “Company”) and HOOPER HOLDINGS, INC., an Arkansas corporation (the “Consultant”).
RECITALS
      This Agreement is entered into in connection with that certain Agreement and Plan of Merger dated April      , 2006 (the “Merger Agreement”) among the Parent, Equity Broadcasting Corporation (“EBC”), and certain majority shareholders of EBC, pursuant to which EBC will merge with and into Parent with Parent being the surviving corporation (the “Merger”).
Terms of Agreement
      In consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows.
      1. Consulting Engagement. The Company agrees to engage the Consultant to render consulting and advisory services in connection with the Company’s business, and the Consultant accepts engagement by the Company as a consultant, upon the terms and conditions set forth herein.
      2. Consulting Period. The period during which the Consultant shall serve as a consultant with the Company shall commence on the date hereof and, unless earlier terminated pursuant to this Agreement, shall expire on the first anniversary of the date hereof (the “Consulting Period”).
      3. Duties and Responsibilities. The Consultant shall perform such consulting and advisory services pertaining to the Company’s business as the Board of Directors and Chief Executive Officer of the Company shall from time to time request, which shall include, without limitation, assisting with the integration of the Company’s and EBC’s business pursuant to the Merger, and assisting in the growth of the Company. The Consultant further agrees to perform his duties honestly, diligently, competently, in good faith and in the best interests of the Company and shall give his best efforts in performing these duties for the Company. The Consultant further agrees that during the Consulting Period the Consultant shall devote proper time to the rendering of services on behalf of the Company and shall follow all policies and procedures of the Company applicable to the Consultant. The Company understands and acknowledges that the Consultant will not be providing full time services to the Company but only as requested and on a part time basis as requested by the Company in accordance with the scope of duties as provided in this Section 3. The services hereunder to be provided by the Consultant shall be performed by Max Hooper.
      4. Compensation. In consideration for the Consultant’s services hereunder and the restrictive covenants contained herein and subject to the terms and conditions herein, during the Consulting Period, the Company shall pay to the Consultant a consulting fee of Two Hundred Fifty Thousand Dollars and 00/100 (US $250,000.00) payable in accordance with the Company’s customary payroll practices.
      5. Status of Consultant; Grant of Stock Options.
      (a) This Agreement calls for the performance of services of the Consultant as an independent contractor and the Consultant will not be considered an employee, agent or partner of the Company for any purpose. The Consultant shall have no authority to act on behalf of or to bind the Company in any manner whatsoever. The Consultant shall be solely responsible for any and all federal, state or local filings and payments in connection with payments made or services rendered under to this Agreement.
      (b) The Consultant shall receive the appropriate number of stock options of the Company with an exercise price and vesting schedule equal in value to the Consultant’s stock options at EBC as in existence on

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the Effective Date (as defined in the Merger Agreement) as provided in Section 2.04 of the Merger Agreement, which shall be a part of and granted pursuant to the terms of the Company’s Management Stock Option Plan adopted in connection with the Merger Agreement.
      6. Termination of Engagement.
      (a) The Consultant’s engagement hereunder shall automatically terminate upon death or breach by the Consultant of Sections 7 and 8 and the Consultant shall not be entitled to any further compensation or payment from the Company beyond those payments already made to the Consultant at the time of death or aforementioned breach.
      (b) Upon breach by the Consultant of any other provision of this Agreement or upon breach by the Company of any provision of this Agreement, the non-breaching party shall provide written notice of the breach to the other party and provide such party thirty (30) days to cure such breach. If the breach is not cured within such thirty (30) day cure period, then the non-breaching party shall have the right to deem this Agreement in breach, and terminate the engagement hereunder.
      7. Confidential Information and Trade Secrets. As consideration for and to induce the engagement of the Consultant by the Company, the Consultant hereby covenants and agrees to the provisions set forth below.
      (a) Except in the performance of his consulting duties under this Agreement or as the Chief Executive Officer or the Board of Directors of the Company may expressly authorize or direct in writing, the Consultant agrees that he will not at any time during the Consulting Period or at any time thereafter for any reason, either directly or indirectly, (i) copy, reproduce, divulge, disclose or communicate to any person or entity, in any manner whatsoever, any Confidential Information (as defined below), (ii) remove from the custody and control of the Company any physical or electronic manifestation of the Confidential Information or (iii) utilize, or permit others the utilize, the Confidential Information for personal use. All Confidential Information, including all physical or electronic manifestations thereof, shall be the exclusive property of the Company, whether prepared, compiled or obtained by the Consultant or by the Company, prior to the Consulting Period.
      (b) Upon termination of this Agreement by either party, or upon the request of the Company during the Consulting Period, the Consultant will immediately return to the Company all of the proprietary items of the Company (whether they include Confidential Information or not) in the Consultant’s possession or subject to the Consultant’s control, and the Consultant shall not retain any copies, abstracts, sketches, or other physical or electronic embodiment of any proprietary items of the Company.
      (c) “Confidential Information” shall mean all information and trade secrets relating to or used in the business and operations of the Company (including, but not limited to, marketing methods and procedures, customer lists, sources of supplies and materials, business systems and procedures, information regarding its financial matters, or any other information concerning the personnel, operations, trade secrets, know how, or business or planned business of the Company), whether prepared, compiled, developed or obtained by the Consultant or by the Company prior to or during the term of this Agreement and the engagement of the Consultant hereunder, that is marked “confidential” or “proprietary” (or something similar), is treated by the Company as confidential or proprietary or is reasonably considered to be confidential or proprietary. The provisions of this Section shall not apply to: (i) information that is public knowledge other than as a result of a breach of an obligation of confidence; (ii) information lawfully received by the Consultant from a third party who, based upon inquiry by the Consultant, is not bound by a confidential relationship to the Company or otherwise; (iii) information independently developed by the Consultant prior to the date hereof as evidenced by written documentation in existence prior to the date hereof; or (iv) information disclosed under a requirement of law or as directed by applicable legal authority having jurisdiction over the Consultant, provided the Consultant shall deliver written notice to the Company of such required disclosure and afford the Company the opportunity to legally curtail such disclosure within the time period required for disclosure. For the purposes of this Section, as the context permits, all references to Company shall be deemed to include its affiliates.

F-3-2

      8. Non-Competition and Non-Solicitation. As consideration for and to induce the engagement of the Consultant by the Company, the Consultant hereby covenants and agrees that he will not:
      (a) during the term of this Agreement and for a period of one (1) year from the date the Consulting Period is terminated, alone or as a partner, joint venturer, officer, director, employee, consultant, agent, independent contractor or stockholder of any company or business, engage in any business activity which is in competition with the business conducted by the Company or any of its subsidiaries or affiliates, including without limitation those related to the business of the Company, provided, however, that the beneficial ownership of less than five percent (5%) of the shares of stock of any corporation having a class of equity securities actively traded on a national securities exchange or over-the-counter market shall not be deemed, in and of itself, to violate the prohibitions of this Section;
      (b) during the term of this Agreement and for a period of one (1) year from the date the Consulting Period is terminated: (i) induce any person or entity which is a customer of the Company or any of its subsidiaries or affiliates to patronize any business directly or indirectly in competition with the business conducted by the Company or any of its subsidiaries, affiliates, and/or distributors; (ii) canvass, solicit or accept from any person or entity which is a customer of the Company or any of its subsidiaries or affiliates any such competitive business; or (iii) request or advise any person or entity which has a business relationship with the Company or any of its subsidiaries or affiliates to withdraw, curtail or cancel any business with such entity; or
      (c) during the term of this Agreement and for a period of one (1) year from the date the Consulting Period is terminated, employ or knowingly permit any company or business directly or indirectly controlled by it to employ, any person who was employed by the Company or any of its subsidiaries, affiliates at or within the prior six (6) months, or in any manner seek to induce any such person to leave his or her employment.
      9. Remedies Upon Breach. The Consultant acknowledges that his services hereunder are of a special and unique character and places him in a position of trust and confidence with confidential and proprietary documents and information and employees, customers and suppliers of the Company and that such information and documents are of a special and unique character that give them a peculiar value, and, as a result, any breach of the Consultant’s obligations under Sections 7 or 8 of this Agreement will cause the Company irreparable injury that cannot be adequately compensated by the payment of damages in an action at law. Accordingly, the parties agree that the Company shall be entitled to the remedies of injunction, specific performance and other equitable relief to redress any breach, or to prevent any threatened breach of Sections 7 or 8, and the Company shall not be required to post a bond and the Consultant shall pay any and all costs and expenses (including reasonable attorneys’ fees and expenses) incurred by the Company in enforcing its rights hereunder, provided a court of competent jurisdiction grants the Company such equitable relief. Nothing contained in the Agreement shall, however, be construed as a waiver by the Company of any right, including, without limitation, the Company’s right to damages.
      10. Assignment of Intellectual Property Rights. The Consultant hereby acknowledges and agrees that any and all Intellectual Property (as defined below) is automatically, immediately and irrevocably assigned to and is the sole property of the Company, including all right, title and interest and goodwill relating thereto of whatever kind or nature, without any further remuneration or compensation to the Consultant. All right, title and interest in and to the foregoing shall be vested in the Company immediately upon development, conception or reduction to practice. The Consultant further agrees that, when requested, the Consultant will, without charge to the Company, but at the Company’s expense, sign all papers and do all other acts which may be necessary, desirable or convenient in connection with the foregoing and for the securing and maintaining of patents, copyrights and legal protection for the foregoing and for the vesting of title in and to the foregoing to the Company. The Company is irrevocably designated by the Consultant as the Consultant’s attorney-in-fact to do all such things and execute all such documents as may be reasonably necessary to effectuate the foregoing. “Intellectual Property” means any and all methods, procedures, processes, formulae, techniques, innovations, works, discoveries, concepts, products, properties, compositions, improvements, systems, software, inventions, designs, formulations, drawings, notes, analyses, records, plans, specifications, data, patents, copyrights, trademarks, proprietary information, writings, sketches, specifications, technology,

F-3-3

knowledge, ideas, ideas developed, ideas conceived and ideas reduced to practice and other data, things and information of any nature whatsoever in whole or in part prepared, written, contributed, conceived, developed, reduced to practice, produced or discovered by the Consultant or resulting from or suggested by (directly or indirectly, in whole or in part) any of the foregoing during the Consulting Period and arising from the Consultant’s work for the Company.
      11. Indemnification. The Consultant agrees to indemnify and hold harmless the Company, including without limitation, the Company’s subsidiaries, agents, members of its Board of Directors, officers and employees from any and all liability, losses, claims, damages, costs, causes of action, judgments or settlements arising therefrom, including reasonable attorneys’ fees caused or asserted to be caused, directly or indirectly, by or as a result of any breach of the terms of this Agreement by the Consultant.
      12. Miscellaneous.
      (a) Notices. Except as otherwise specified in this Agreement, all notices, requests, consents, approvals and other communications required or permitted under this Agreement will be in writing and will be deemed given (a) when delivered personally against a signed receipt, or (b) one (1) business day after being sent by facsimile to the number specified below (with telecopier confirmation slip retained by the sender and followed by a copy sent by first class mail not later than the next business day), or (c) one (1) business day after being sent by express mail or by reputable overnight courier service, delivery charges prepaid; in each case, to the person, facsimile number and/or addresses specified below:

In the case of the Company:

Equity Broadcasting Corporation
One Shackleford Drive, Suite 400
Little Rock, Arkansas 72211-2545
Attn: Chairman
Facsimile: 501-221-1101

In the case of the Consultant:

Hooper Holdings, Inc.
#4 Woodsong Drive
Roland, Arkansas 72135
Attn: Max W. Hooper
      Either party may from time to time change its contact person, address or facsimile number for notification purposes upon at least five (5) business days’ notice to the other party of the new contact person, address or facsimile number.
      (b) Arm’s Length Negotiations. Each party herein expressly represents and warrants to all other parties hereto that (a) before executing this Agreement, said party has fully informed itself of the terms, contents, conditions and effects of this Agreement; (b) said party has relied solely and completely upon its own judgment in executing this Agreement; (c) said party has had the opportunity to seek and has obtained the advice of counsel before executing this Agreement; (d) said party has acted voluntarily and of its own free will in executing this Agreement; (e) said party is not acting under duress, whether economic or physical, in executing this Agreement; and (f) this Agreement is the result of arm’s length negotiations conducted by and among the parties and their respective counsel.
      (c) Expenses. Except as otherwise provided herein, each party shall each bear their own respective costs and expenses, including all legal and accounting fees, with respect to this transaction.
      (d) Assignment. This Agreement, and the rights, interest and benefits hereunder shall not be assigned, transferred, pledged or hypothecated in any way by the Consultant and shall not be subject to execution, attachment or similar process. Any attempt to assign, transfer, pledge or hypothecate or make any other disposition of this Agreement or of such rights, interest and benefits contrary to the foregoing provision or the

F-3-4

levy of any attachment or similar process thereon shall be null and void and without effect. Hooper Holdings, Inc. has named Max Hooper to perform the duties of Consultant under this Agreement.
      (e) Benefit. The rights and obligations of this Agreement shall be binding upon and shall inure to the benefit of the respective successors and permitted assigns of the parties hereunder. Nothing expressed or implied herein shall be construed to give any person other than the parties to this Agreement and their permitted successors and assignees any legal or equitable rights hereunder.
      (f) Amendment; Waiver. This Agreement may not be modified, amended, supplemented, canceled or discharged, except by written instrument executed by all parties. No failure to exercise, and no delay in exercising, any right, power or privilege under this Agreement shall operate as a waiver, nor shall any single or partial exercise of any right, power or privilege hereunder preclude the exercise of any other right, power or privilege. No waiver of any breach of any provision shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision, nor shall any waiver be implied from any course of dealing between the parties. No extension of time for performance of any obligations or other acts hereunder or under any other agreement shall be deemed to be an extension of the time for performance of any other obligations or any other acts. The rights and remedies of the parties under this Agreement are in addition to all other rights and remedies, at law or equity, that they may have against each other.
      (g) Applicable Law. This Agreement shall be governed by, and shall be construed, interpreted and enforced in accordance with, the laws of the Delaware, without regard to the application of the principles of conflicts of law.
      (h) Jurisdiction and Venue. Any suit, action or proceeding with respect to this Agreement shall be brought in the courts of Palm Beach County, Florida. The parties hereto hereby accept the exclusive jurisdiction of those courts for the purpose of any such suit, action or proceeding. Venue for any such action, in addition to any other venue permitted by statute, will be Palm Beach County, Florida. The parties hereto hereby irrevocably waive, to the fullest extent permitted by law, any objection that any of them may now or hereafter have to delaying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any judgment entered by any court in respect thereof brought in Palm Beach County, Florida, and hereby further irrevocably waive any claim that any such suit, action or proceeding brought in Palm Beach County, Florida has been brought in an inconvenient forum.
      (i) Attorneys’ Fees. Should it become necessary for any party to institute legal action to enforce the terms and conditions of this Agreement, the successful party will be awarded reasonable attorneys’ fees at all trial and appellate levels, expenses and costs.
      (j) Entire Agreement. This Agreement (including any Exhibits) contains the entire understanding of the parties with respect to the transactions contemplated hereby and supersedes all prior written or oral commitments, arrangements or understanding with respect thereto. There are no restrictions, agreements, promises, warranties, covenants or undertakings other than those expressly set forth in this Agreement (including the Exhibits).
      (k) Severability Survival. The invalidity of any one or more of the words, phrases, sentences, clauses, sections or subsections contained in this Agreement shall not affect the enforceability of the remaining portions of this Agreement or any part hereof, all of which are inserted conditionally on their being valid in law, and, in the event that any one or more of the words, phrases, sentences, clauses, sections or subsections contained in this Agreement shall be declared invalid by a court of competent jurisdiction, this Agreement shall be construed as if such invalid word or words, phrase or phrases, sentence or sentences, clause or clauses, section or sections, or subsection or subsections had not been inserted. The provisions of Sections 7, 8, 11 and 12 and will survive the termination for any reason of the Consultant’s relationship with the Company.
      (l) Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
      (m) Counterparts. This Agreement may be executed in two or more counterparts all of which shall be considered one and the same agreement and each of which shall be deemed an original.

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[signature page follows]

F-3-6

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date written above.

EQUITY BROADCASTING CORPORATION

By:

Name:

Title:

CONSULTANT:

HOOPER HOLDINGS, INC.

By:

Max W. Hooper, President

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PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	INDEMNIFICATION OF OFFICERS AND DIRECTORS
      Section 145(a) of the Delaware General Corporate Law (“DGCL”) provides, in general, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), because the person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of any other enterprise. Such indemnity may be against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and if, with respect to any criminal action or proceeding, the person did not have reasonable cause to believe the person’s conduct was unlawful.
      Section 145(b) of the DGCL provides, in general, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of any other enterprise, against any expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.
      Section 145(g) of the DGCL provides, in general, that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation against any liability asserted against the person in any such capacity, or arising out of the person’s status as such, regardless of whether the corporation would have the power to indemnify the person against such liability under the provisions of the law.
      Coconut Palm’s certificate of incorporation limits the liability of its directors to the fullest extent permitted by Delaware law. Coconut Palm has obtained director and officer liability insurance to cover liabilities of its directors and officers that may occur in connection with their services to Coconut Palm, including matters arising under the Securities Act of 1933, as amended. Coconut Palm’s certificate of incorporation and bylaws also provide that we will indemnify and advance expenses to, to the fullest extent permitted by the DGCL, any of our directors and officers, against any and all costs, expenses or liabilities incurred by them by reason of having been a director or officer.
      The foregoing is only a general summary of certain aspects of Delaware law and Coconut Palm’s certificate of incorporation and bylaws dealing with indemnification of directors and officers, and does not purport to be complete. It is qualified in its entirety by reference to the detailed provisions of Section 145 of the DGCL and the certificate of incorporation and bylaws of the registrant.
      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 21.	EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a)	Exhibits

Exhibit
No.	Description

2.1	Agreement and Plan of Merger, dated April 7, 2006, by and among the Registrant, Equity Broadcasting Corporation and certain shareholders of Equity Broadcasting Corporation (incorporated by reference to Annex A-1 to the proxy statement/prospectus included in this registration statement).
2.2	First Amendment to Agreement and Plan of Merger, dated May 5, 2006, between the Registrant and Equity Broadcasting Corporation and Major EBC Shareholders (incorporated by reference to Annex A-2 to the proxy statement/prospectus included in this registration statement).
2.3	Form of Second Amendment to Agreement and Plan of Merger, dated as of September 14, 2006, between the Registrant, Equity Broadcasting Corporation and Major EBC Shareholders (incorporated by reference to Annex A-3 to the proxy statement/prospectus included in this registration statement).
3.1	Certificate of Incorporation.*
3.2	By-laws.*
4.1	Specimen Unit Certificate.*
4.2	Specimen Common Stock Certificate.*
4.3	Specimen Warrant Certificate.*
4.4	Form of Unit Purchase Option to be granted to Representative.*
4.5	Form of Warrant Agreement between Continental Stock Transfer & Trust Company and the Registrant.*
4.6	Warrant Clarification Agreement, dated August 17, 2006, between Continental Stock Transfer & Trust Company and the Registrant.***
5.1	Opinion of Akerman Senterfitt.††
10.1	Letter Agreement among the Registrant, Morgan Joseph & Co. Inc., EarlyBirdCapital, Inc. and RPCP Investments, LLLP.*
10.2	Letter Agreement among the Registrant, Morgan Joseph & Co. Inc., EarlyBirdCapital, Inc. and Richard C. Rochon.*
10.3	Letter Agreement among the Registrant, Morgan Joseph & Co. Inc., EarlyBirdCapital, Inc. and Stephen J. Ruzika*
10.4	Letter Agreement among the Registrant, Morgan Joseph & Co. Inc., EarlyBirdCapital, Inc. and Jack I. Ruff.*
10.5	Letter Agreement among the Registrant, Morgan Joseph & Co. Inc., EarlyBirdCapital, Inc. and Mario B. Ferrari.*
10.6	Letter Agreement among the Registrant, Morgan Joseph & Co. Inc., EarlyBirdCapital, Inc. and Robert C. Farenhem.*
10.7	Form of Investment Management Trust Agreement between Continental Stock Transfer & Trust Company and the Registrant.*
10.8	Form of Stock Escrow Agreement between the Registrant, Continental Stock Transfer & Trust Company and Existing Stockholder.*

Exhibit
No.	Description

10.9	Promissory Note, dated as of May 10, 2005, issued to Royal Palm Capital Management, LLLP.*
10.10	Form of Registration Rights Agreement among the Registrant and the Investors.*
10.11	Warrant Purchase Agreement dated May 18, 2005 among Morgan Joseph & Co. Inc. and each of Richard C. Rochon, Stephen J. Ruzika, Jack I. Ruff, Mario B. Ferrari and Robert C. Farenhem.*
10.12	Form of Letter Agreement between Royal Palm Capital Management, LLLP and Registrant regarding administrative support.*
10.13	Letter agreement dated August 2, 2005, from each of RPCP Investments, LLLP, Richard C. Rochon, Stephen J. Ruzika, Jack I. Ruff, Mario B. Ferrari and Robert C. Farenhem to the Registrant.*
10.15	Form of Voting Agreement and Proxy by and between the Registrant and certain shareholders of Equity Broadcasting Corporation.**
10.16	Engagement Letter, dated March 3, 2006, between Morgan Joseph & Co. Inc. and the Registrant.***
10.17	Consulting Agreement, dated June 5, 2006, between Jones-Sagansky Broadcast Group, LLC and Coconut Palm.***
23.1	Consent of Eisner, LLP.†
23.2	Consent of Moore Stephens Frost, PLC.†
23.3	Consent of Akerman Senterfitt (included in Exhibit 5.1).
24.1	Power of Attorney (included on signature page of this Registration Statement).
99.1	Proxy Card for Special Meeting.†

*	Incorporated by reference to the exhibits of the same number filed with the Registrant’s Registration Statement on Form S-1 or amendments thereto (File No. 333-125105).

**	Incorporated by reference to Current Report on Form 8-K dated April 7, 2006 and filed on April 13, 2006.

***	Incorporated by reference to Quarterly Report on Form 10-Q for the quarter ended June 30, 2006 and filed on August 18, 2006.

†	Filed herewith.

††	To be filed by amendment.
      (b) Financial Statement Schedule(s):
      All schedules are omitted for the reason that the information is included in the financial statements or the notes thereto or that they are not required or are not applicable.

Item 22.	UNDERTAKINGS
      The undersigned Registrant hereby undertakes:

•	to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(1) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(2) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(3) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

•	to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

•	that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

•	to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request;

•	to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective;

•	that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form; and

•	that every prospectus (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrants pursuant to the foregoing provisions, or otherwise, the Registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrants of expenses incurred or paid by a director, officer or controlling person of the Registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Boca Raton, State of Florida, on September 15, 2006.

COCONUT PALM ACQUISITION CORP.

By:	/s/ Richard C. Rochon

Richard C. Rochon
Chairman of the Board and
Chief Executive Officer
      KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Richard C. Rochon, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments and registration statements filed pursuant to Rule 462) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.
      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Richard C. Rochon Richard C. Rochon	Chief Executive Officer and Chairman of the Board of Directors (Principal Executive Officer)	September 15, 2006

/s/ Robert C. Farenhem Robert C. Farenhem	Chief Financial Officer (Principal Financial and Accounting Officer), Secretary and Director	September 15, 2006

/s/ Stephen J. Ruzika Stephen J. Ruzika	Vice President and Director	September 15, 2006

/s/ Jack I. Ruff Jack I. Ruff	Vice President and Director	September 15, 2006

/s/ Mario B. Ferrari Mario B. Ferrari	Vice President and Director	September 15, 2006